Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280324

NEXTPLAT CORP

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of NextPlat Corp:

You are cordially invited to attend the annual meeting of the stockholders (the “Annual Meeting”) of NextPlat Corp (“NextPlat”), which will be held at 11:00 a.m., Eastern time, on September 13, 2024. The Board of Directors has determined to convene and conduct the Annual Meeting in a virtual meeting format at www.virtualshareholdermeeting.com/NXPL2024. Stockholders will NOT be able to attend the Annual Meeting in person. The accompanying joint proxy statement/prospectus includes instructions on how to access the virtual Annual Meeting and how to listen, vote, and submit questions from home or any remote location with internet connectivity.

Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the Merger Agreement and Plan of Reorganization, dated as of April 12, 2024 (the “Merger Agreement”), by and among NextPlat, Progressive Care LLC, a newly formed Nevada limited liability company and wholly-owned subsidiary of NextPlat (“Merger Sub”), and Progressive Care Inc, a Delaware corporation (“Progressive Care”), and the other related proposals. Since July 1, 2023, NextPlat has controlled more than 50% of the voting interests in Progressive Care and Progressive Care has been a consolidated subsidiary of NextPlat.

Upon the closing (the “Closing”) of the transactions contemplated in the Merger Agreement, Progressive Care will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of NextPlat. The transactions contemplated under the Merger Agreement relating to the Business Combination are referred to in this joint proxy statement/prospectus as the “Business Combination.”

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, approximately 6,833,754 shares of Common Stock will be issued to Progressive Care shareholders (excluding NextPlat).

[NextPlat Alternative Page]

We anticipate that upon completion of the Business Combination, NextPlat’s stockholders will retain an ownership interest of approximately 73.5% of our issued and outstanding Common Stock, and the Progressive Care Securityholders will own approximately 26.5% of our issued and outstanding Common Stock. The ownership percentages with respect to NextPlat following the Business Combination do not take into account the issuance of any additional shares of our Common Stock underlying any warrants, options or other securities convertible into our Common Stock, including those convertible securities that we will issue in the Business Combination to holders of warrants, options or other securities convertible into shares of Progressive Care Capital Stock. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the NextPlat stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying joint proxy statement/prospectus.

On July 29, 2024, the record date for the Annual Meeting of stockholders, the last sale price of the Common Stock was $1.20.

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Annual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Annual Meeting if such stockholder subsequently chooses to participate in the Annual Meeting.

We encourage you to read the accompanying joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 30 of the accompanying joint proxy statement/prospectus.

NextPlat’s board of directors recommends that NextPlat stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated August 6, 2024, and is first being mailed to stockholders of NextPlat on or about August 8, 2024.

/s/ Charles M. Fernandez
Charles M. Fernandez
Chief Executive Officer
NextPlat Corp
August 6, 2024

[NextPlat Alternative Page]

NEXTPLAT CORP
3250 Mary Street, Suite 410
Coconut Grove, FL 33133
(305) 560-5355

NOTICE OF ANNUAL MEETING OF
NEXTPLAT CORP STOCKHOLDERS
To Be Held on September 13, 2024

To NextPlat Corp Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of NextPlat Corp (the “Company,” “NextPlat,” “we,” “our,” or “us”), which will be held at 11:00 a.m., Eastern time, on September 13, 2024 (the “Annual Meeting”). We will hold the Annual Meeting virtually via live webcast at www.virtualshareholdermeeting.com/NXPL2024, where you will be able to listen to the Annual Meeting live, submit questions, and vote. Additional information about how you can participate in the virtual Annual Meeting is described in the section of the accompanying joint proxy statement/prospectus entitled “The Annual Meeting.”

During the Annual Meeting, NextPlat’s stockholders will be asked to consider and vote upon the following proposals:

●

To approve and adopt the Merger Agreement and Plan of Reorganization, dated as of April 12, 2024 (the “Merger Agreement”), by and among NextPlat, Progressive Care LLC, a Nevada limited liability company and wholly-owned subsidiary of NextPlat (“Merger Sub”), and Progressive Care Inc., a Delaware corporation and a consolidated subsidiary of NextPlat (“Progressive Care”), a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”). This proposal is referred to as the “Business Combination Proposal.”

●

To approve, for purposes of complying with Nasdaq Listing Rules 5635(a), the issuance of more than 20% of the issued and outstanding shares of the common stock, par value $0.0001 per share, of NextPlat (the “Common Stock”) in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal.”

●

To elect eight Board nominees to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company, or until such person’s successor is elected and qualified.

●	To ratify the appointment of RBSM LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

●	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the joint proxy statement/prospectus.

[NextPlat Alternative Page]

●

To approve the adjournment of the Annual Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event NextPlat does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “NextPlat Adjournment Proposal.”

The Merger Agreement provides that approval of the Business Combination Proposal and the Nasdaq Proposal (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. It is important for you to note that, in the event that our stockholders do not approve the Business Combination Proposal, NextPlat will not consummate the Business Combination.

Approval of the Business Combination Proposal, the Nasdaq Proposal, and the NextPlat Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting or any adjournment thereof.

As of July 29, 2024, there were 18,973,146 shares of our common stock issued and outstanding and entitled to vote. Only NextPlat stockholders who hold common stock of record as of the close of business on July 29, 2024 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting. This joint proxy statement/prospectus is first being mailed to NextPlat stockholders on or about August 8, 2024.

Investing in NextPlat’s securities involves a high degree of risk. See “Risk Factors” beginning on page 30 of the accompanying joint proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in NextPlat’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Annual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting no later than the time appointed for the Annual Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. Only stockholders of record at the close of business on the record date may vote at the Annual Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or submit your proxy by telephone or the internet, or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Annual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Annual Meeting.

[NextPlat Alternative Page]

You may revoke a proxy at any time before it is voted at the Annual Meeting. See "The NextPlat Annual Meeting - Revoking Your Proxy" in the accompanying joint proxy statement/prospectus for instructions on how to revoke your proxy.

NextPlat’s board of directors recommends that NextPlat stockholders vote “FOR” approval of each of the proposals. When you consider NextPlat’s Board of Directors’ recommendation of these proposals, you should keep in mind that NextPlat’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Business Combination Proposal - Interests of Certain Persons in the Business Combination.”

On behalf of the NextPlat Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/ Charles M. Fernandez
Charles M. Fernandez
Chief Executive Officer
NextPlat Corp
August 6, 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

[NextPlat Alternative Page]

PROGRESSIVE CARE INCORPORATED

PROPOSED MERGER

To the Stockholders of Progressive Care Inc.:

You are cordially invited to attend the special meeting of the stockholders (the “Special Meeting”) of Progressive Care Inc. (“Progressive Care”), which will be held at 10:00 a.m., Eastern time, on September 13, 2024. The Board of Directors has determined to convene and conduct the Special Meeting in a virtual meeting format at https://www.virtualshareholdermeeting.com/RXMD2024SM. Stockholders will NOT be able to attend the Special Meeting in person. The accompanying joint proxy statement/prospectus includes instructions on how to access the virtual Special Meeting and how to listen, vote, and submit questions from home or any remote location with internet connectivity.

Holders of our Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and holders of our common stock, par value $0.0001 per share (the “Progressive Care Common Stock”), voting together as a single class will be asked to approve the Merger Agreement and Plan of Reorganization, dated as of April 12, 2024 (the “Merger Agreement”), by and among NextPlat Corp, a Nevada corporation (“NextPlat”), Progressive Care LLC, a newly formed Nevada limited liability company and wholly-owned subsidiary of NextPlat (“Merger Sub”), and Progressive Care, and the transactions contemplated thereby. As NextPlat and certain affiliates of Progressive Care and NextPlat currently own an aggregate of approximately 53% of the voting power of Progressive Care’s outstanding capital stock, including all of the outstanding shares of the Series B Preferred Stock, such approval is, as a practical matter, assured.

Upon the closing (the “Closing”) of the transactions contemplated in the Merger Agreement, Progressive Care will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of NextPlat. The transactions contemplated under the Merger Agreement are referred to herein as the “Business Combination.”

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, approximately 6,833,754 shares of NextPlat’s common stock, par value $0.0001 per share (“NextPlat Common Stock”), will be issued to Progressive Care’s stockholders.

[Progressive Care Alternate Page]

We anticipate that upon completion of the Business Combination, Progressive Care’s stockholders will own approximately 26.5% of the issued and outstanding NextPlat Common Stock. The ownership percentages with respect to NextPlat following the Business Combination do not take into account the issuance of any additional shares of NextPlat Common Stock underlying any warrants, options or other securities convertible into NextPlat Common Stock, including those convertible securities that we will issue in the Business Combination to holders of warrants, options or other securities convertible into shares of Progressive Care Capital Stock. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership to be obtained by Progressive Care Securityholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying joint proxy statement/prospectus.

On July 29, 2024, the record date for the Special Meeting, the last sale price of a share of Progressive Care Common Stock was $1.95.

Whether or not you plan to participate in the virtual Special Meeting, we ask that you please submit your proxy without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Special Meeting if such stockholder subsequently chooses to participate in the Special Meeting.

We encourage you to read the accompanying joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 30 of the accompanying joint proxy statement/prospectus.

Progressive Care’s board of directors recommends that Progressive Care’s stockholders vote “FOR” approval of the Merger Agreement and the Business Combination.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This letter and the accompanying Notice of Special Meeting and joint proxy statement/prospectus is dated August 6, 2024, and is first being mailed to stockholders of Progressive Care on or about August 8, 2024.

/s/ Charles M. Fernandez
Charles M. Fernandez
Chief Executive Officer
Progressive Care Inc.
August 6, 2024

[Progressive Care Alternate Page]

Progressive Care Inc.
400 Ansin Blvd., Suite A

Hallandale Beach, FL 33009
(305) 760-2053

NOTICE OF SPECIAL MEETING OF
PROGRESSIVE CARE STOCKHOLDERS
To Be Held on September 13, 2024

To Progressive Care Inc. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting of the stockholders of Progressive Care Inc. (“Progressive Care,” “we,” “our,” or “us”), which will be held at 10:00 a.m., Eastern time, on September 13, 2024 (the “Special Meeting”). We will hold the Special Meeting virtually via live webcast at https://www.virtualshareholdermeeting.com/RXMD2024SM, where you will be able to listen to the Special Meeting live, submit questions, and vote. Additional information about how you can participate in the virtual Special Meeting is described in the section of the accompanying joint proxy statement/prospectus entitled “The Special Meeting.”

During the Special Meeting, Progressive Care’s stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and Plan of Reorganization, dated as of April 12, 2024 (the “Merger Agreement”), by and among NextPlat Corp, a Nevada corporation (“NextPlat”), Progressive Care LLC, a Nevada limited liability company and wholly-owned subsidiary of NextPlat (“Merger Sub”), and Progressive Care, a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”). Pursuant to the Merger Agreement, under the terms and subject to the conditions set forth therein, Progressive Care will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of NextPlat. Immediately prior to the effective time of the merger, each share of Progressive Care preferred stock that is issued and outstanding will be automatically converted into shares of Progressive Care common stock in accordance with its terms (currently, into 500 shares of common stock), and at the effective time each share of Progressive Care common stock that issued and outstanding will be automatically converted into 1.4865 shares of NextPlat common stock. This proposal is referred to as the “Business Combination Proposal.”

Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the voting power of the shares of Progressive Care common stock and Progressive Care Series B preferred stock issued and outstanding on the record date for the Special Meeting, voting as a single class.

[Progressive Care Alternate Page]

As of July 29, 2024, there were 6,300,731 shares of Progressive Care common stock and 3,000 shares of Progressive Care Series B preferred stock, each of which has voting rights equal to 500 shares of common stock, issued and outstanding and entitled to vote. Only Progressive Care stockholders who hold common stock or Series B preferred stock of record as of the close of business on July 29, 2024 are entitled to vote at the Special Meeting or any adjournment of the Special Meeting.

As of the record date for the Special Meeting, 27.0% of the outstanding shares of Progressive Care common stock and all of the outstanding shares of Progressive Care Series B preferred stock, representing 41.1% of the voting power of the outstanding shares of common stock and Series B preferred stock, were owned by NextPlat, and an additional aggregate 11.7% of the outstanding shares of Progressive Care common stock were held by Charles M. Fernandez, Chief Executive Officer and Executive Chairman of NextPlat and Chief Executive Officer and Chairman of the Board of Progressive Care, and Rodney Barreto, a director of NextPlat and Progressive Care, or by entities that they own. As a result, approval of the Business Combination Proposal at the Special Meeting is, as a practical matter, assured.

Whether or not you plan to participate in the virtual Special Meeting, please complete, date, sign and return the enclosed proxy card, or submit your proxy through the internet or by telephone as instructed on the enclosed proxy card, as promptly as possible in order to ensure your representation at the Special Meeting. Voting by proxy will not prevent you from voting your shares of common stock online at the Special Meeting if you subsequently choose to participate in the virtual Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder. Only stockholders of record at the close of business on the record date may vote at the Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or submit your proxy by telephone or the internet, or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Special Meeting, your shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at, or the number of votes cast at, the Special Meeting.

You may revoke a proxy at any time before it is voted at the Special Meeting. See "The Progressive Care Special Meeting - Revoking Your Proxy" in the accompanying joint proxy statement/prospectus for instructions on how to revoke your proxy.

Progressive Care’s board of directors recommends that Progressive Care’s stockholders vote “FOR” approval of the Business Combination Proposal. When you consider Progressive Care’s Board of Directors’ recommendation of this proposal, you should keep in mind that Progressive Care’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section of the accompanying joint proxy statement/prospectus titled “The Business Combination Proposal - Interests of Progressive Care’s Directors and Officers in the Business Combination.”

On behalf of the Progressive Care Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

[Progressive Care Alternate Page]

By Order of the Board of Directors,

/s/ Charles M. Fernandez
Charles M. Fernandez
Chief Executive Officer
Progressive Care Inc.
August 6, 2024

IF YOU SUBMIT YOUR PROXY WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL.

[Progressive Care Alternate Page]

TABLE OF CONTENTS – NEXTPLAT ALTERNATIVE PAGES

TABLE OF CONTENTS – PROGRESSIVE CARE ALTERNATIVE PAGES

QUESTIONS AND ANSWERS ABOUT THE PROGRESSIVE CARE SPECIAL MEETING	1
THE PROGRESSIVE CARE SPECIAL MEETING	7
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	11
OTHER PROPOSED ACTION	11
STOCKHOLDER PROPOSALS AND SUBMISSIONS	11

ANNEX A –AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 12, 2024, BY AND AMONG NEXTPLAT CORP, PROGRESSIVE CARE LLC AND PROGRESSIVE CARE INC.	A-1

ANNEX B –VALUATION REPORT OF STEEN VALUATION GROUP	B-1

FREQUENTLY USED TERMS

Unless otherwise stated in this joint proxy statement/prospectus, the terms, “we,” “us,” “our” or “NextPlat” refer to NextPlat Corp, a Nevada corporation. Further, in this document:

●	“Annual Meeting” means the annual meeting of the stockholders of NextPlat, which will be held at 11:00 a.m., Eastern time, on September 13, 2024.

●	“Articles of Incorporation” means NextPlat’s current Amended and Restated Articles of Incorporation.

●	“Business Combination” means the merger and the other transactions contemplated by the Merger Agreement.

●	“Closing” means the closing of the Business Combination.

●	“Closing Date” means date on which the Closing occurs.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Combined Company” means NextPlat after the Business Combination.

●	“DGCL” means the Delaware General Corporation Law.

●	“Effective Time” means the time at which the Business Combination becomes effective.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

●	“IRS” means the United States Internal Revenue Service.

●

“Merger Agreement” means that certain Merger Agreement and Plan of Reorganization, dated as of April 12, 2024, by and among NextPlat, Merger Sub, and Progressive Care, as it may be amended or supplemented.

●	“Merger Consideration Shares” means approximately 6,833,754 shares of NextPlat Common Stock to be issued to Progressive Care Stockholders at the Effective Time.

●	“Merger Sub” means Progressive Care LLC, a newly formed Nevada limited liability company and wholly-owned subsidiary of NextPlat.

●	“Nasdaq” means the Nasdaq Stock Market LLC.

●	“NextPlat” means NextPlat Corp, a Nevada corporation.

●	“NextPlat Board” means the board of directors of NextPlat.

●	“NextPlat Common Stock” means the common stock, par value $0.0001 per share, of NextPlat.

●

“NextPlat Per Share Value” means $1.48, which is the daily volume weighted average price of the NextPlat Common Stock for the 20-trading day period ended on the trading day immediately preceding the date of the Merger Agreement on Nasdaq as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

●

“NextPlat Special Committee” means the special committee of NextPlat’s Board consisting of three independent and disinterested directors with full power and authority of the NextPlat Board, in order to review, evaluate and negotiate, and reject or approve the proposed Merger Agreement and Business Combination with Progressive Care.

●	“NextPlat Stockholders” means holders of shares of NextPlat Common Stock.

●	“NRS” means the Nevada Revised Statutes.

●	“Progressive Care” means Progressive Care Inc., a Delaware corporation and consolidated subsidiary of NextPlat.

●	“Progressive Care Board” means the board of directors of Progressive Care.

●

“Progressive Care Capital Stock” means, collectively, (i) the Progressive Care Common Stock, (ii) the Series A Preferred Stock of Progressive Care, par value $0.0001 per share, and (iii) the Progressive Care Series B Preferred Stock.

●	“Progressive Care Charter” means the certificate of incorporation of Progressive Care, as amended to date.

●	“Progressive Care Common Stock” means the shares of common stock, par value $0.001 per share, of Progressive Care.

●	“Progressive Care Convertible Notes” means all convertible promissory notes of the Progressive Care that are outstanding immediately prior to the Closing.

●	“Progressive Care Options” means options to purchase shares of Progressive Care Common Stock.

●

“Progressive Care Per Share Value” means $2.20, which is the highest value in the range identified in the appraisal by Steen Valuation Group in that certain valuation analysis dated as of March 27, 2024 of the fair market value of the Progressive Care Common Stock.

●

“Progressive Care Restricted Stock” means shares of Progressive Care Common Stock that have not yet vested or are subject to forfeiture or similar conditions, underlying Progressive Care Options and Progressive Care RSUs granted under the Progressive Care Stock Incentive Plan or to any current or former director, officer or service provider.

●

“Progressive Care RSUs” means all restricted stock units in respect of shares of Progressive Care Common Stock that are outstanding immediately prior to the Closing granted under the Progressive Care Stock Incentive Plan.

●

“Progressive Care Securityholders” means the holders of Progressive Care Common Stock, Progressive Care Preferred Stock, Progressive Care Options, Progressive Care Warrants and Progressive Care RSUs immediately prior to the Effective Time.

●	“Progressive Care Series B Preferred Stock” means the Series B Preferred Stock of Progressive Care, par value $0.0001 per share.

●

“Progressive Care Special Committee” means the special committee of Progressive Care’s Board consisting of three independent and disinterested directors with full power and authority of the Progressive Care Board, in order to review, evaluate and negotiate, and reject or approve the proposed Merger Agreement and Business Combination with NextPlat.

●	“Progressive Care Stockholders” means the holders of Progressive Care Common Stock and Progressive Care Series B Preferred Stock.

●	“Progressive Care Stock Incentive Plan” means the Progressive Care Stock Incentive Plan, approved by the Progressive Care Stockholders in November 2020, as amended, supplemented or modified.

●	“Progressive Care Warrants” means the warrants to purchase shares of Progressive Care Capital Stock.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Special Meeting” means the special meeting of the Progressive Care Stockholders, which will be held at 10:00 a.m., Eastern time, on September 13, 2024.

●	“Warrants” means warrants to purchase shares of NextPlat Common Stock.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by NextPlat Corp, constitutes a prospectus of NextPlat under the Securities Act with respect to the shares of NextPlat Common Stock to be issued to the Progressive Care Securityholders pursuant to the Merger Agreement. This document also constitutes a joint proxy statement of NextPlat and Progressive Care under Section 14(a) of the Exchange Act. In addition, this joint proxy statement/prospectus contains a notice of meeting with respect to an annual meeting of the stockholders NextPlat and a special meeting of the holders of Progressive Care Series B Preferred Stock and Progressive Care Common Stock.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the Business Combination. Neither NextPlat nor Progressive Care has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus may change after the date of this joint proxy statement/prospectus. Do not assume after the date of this joint proxy statement/prospectus that the information contained in this joint proxy statement/prospectus is still correct.

Information contained in this joint proxy statement/prospectus regarding NextPlat and its business, operations, management, and other matters has been provided by NextPlat, and information contained in this joint proxy statement/prospectus regarding Progressive Care and its business, operations, management, and other matters has been provided by Progressive Care.

This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and NextPlat’s and Progressive Care’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this joint proxy statement/prospectus, we have not independently verified the market and industry data contained in this joint proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this joint proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this joint proxy statement/prospectus statement with respect to NextPlat’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this joint proxy statement/prospectus):

1.

There are no issuances of any additional shares of NextPlat Common Stock underlying any warrants, options or other securities convertible into NextPlat Common Stock, including those convertible securities that NextPlat will issue in the Business Combination to holders of warrants, options or other securities convertible into shares of Progressive Care Capital Stock.

2.	There are no other issuances of equity securities of NextPlat prior to or in connection with the Closing.

3.	That none of the Progressive Care Stockholders exercises dissenters’ rights in connection with the Business Combination.

4.

That for all purposes the number of outstanding shares and equity-linked securities of each of NextPlat and Progressive Care is the same as the number of outstanding shares and equity-linked securities of NextPlat and Progressive Care, respectively, as of July 29, 2024.

5.	That none of the Progressive Care Options or Progressive Care Warrants that are outstanding as of July 29, 2024 are exercised prior to the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of NextPlat and/or Progressive Care and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this joint proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Progressive Care” and “Business of Progressive Care.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of NextPlat and Progressive Care as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by NextPlat and the following:

●	Progressive Care’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

●

the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Progressive Care or the expected benefits of the Business Combination, if not obtained;

●	the failure to realize the anticipated benefits of the Business Combination;

●	the ability of NextPlat prior to the Business Combination, and NextPlat following the Business Combination, to maintain the listing of NextPlat’s securities on Nasdaq;

●	costs related to the Business Combination;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination Proposal by the NextPlat Stockholders;

●	the risk of actual or alleged failure to comply with data privacy laws and regulations;

●	the outcome of any legal proceedings that may be instituted against NextPlat or Progressive Care related to the Business Combination;

●

the attraction and retention of qualified directors, officers, employees and key personnel of NextPlat and Progressive Care prior to the Business Combination, and NextPlat following the Business Combination;

●	the impact from future regulatory, judicial, and legislative changes in Progressive Care’s industry; and

●	those factors set forth in documents filed, or to be filed, with SEC by NextPlat and Progressive Care.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of NextPlat and Progressive Care prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this joint proxy statement/prospectus and attributable to NextPlat, Progressive Care or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, NextPlat and Progressive Care undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED
BUSINESS COMBINATION

The following are answers to some questions that you, as a stockholder of NextPlat or Progressive Care, may have regarding the Business Combination. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Business Combination. Additional important information is also contained in the annexes to this joint proxy statement/prospectus.

Q:	What is the Business Combination?

A:

Since July 1, 2023, NextPlat has held a controlling interest in Progressive Care and has treated Progressive Care as a consolidated subsidiary of NextPlat for accounting purposes. Through the proposed Business Combination, NextPlat seeks to make Progressive Care a wholly-owned subsidiary, which would permit the Combined Company to realize an array of valuable synergies, including lower compliance and accounting costs and reduced administrative burden in connection with managing two separate public reporting companies. In connection with the proposed Business Combination, NextPlat, Merger Sub, a wholly owned subsidiary of NextPlat, and Progressive Care have entered into the Merger Agreement, pursuant to which Progressive Care will merge with and into Merger Sub, with Merger Sub surviving such merger as the surviving entity as a wholly-owned subsidiary of NextPlat (the “Surviving Corporation”).

NextPlat will hold the Annual Meeting and Progressive Care will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and you are receiving this joint proxy statement/prospectus in connection with such meetings. In addition, a copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to carefully read this joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

NextPlat and Progressive Care are sending this joint proxy statement/prospectus to their stockholders to help them decide how to vote their shares of NextPlat Common Stock and Progressive Care Common Stock and Progressive Care Series B Preferred Stock, respectively. NextPlat and Progressive Care have agreed to the Business Combination under the terms of the Merger Agreement that is described in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A, and NextPlat and Progressive Care encourage their stockholders to read it in its entirety. NextPlat’s and Progressive Care’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, which, among other things, include provisions for Progressive Care to be merged with and into Merger Sub with Merger Sub being the Surviving Corporation as a wholly owned subsidiary of NextPlat. See “The Business Combination Proposal.”

The Business Combination cannot be completed unless NextPlat’s Stockholders approve a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of NextPlat Common Stock in connection with the Business Combination, which is referred to herein as the “Nasdaq Proposal.” Information about the Annual Meeting, the Special Meeting, the Business Combination, and the other business to be considered by stockholders at the Annual Meeting and the Special Meeting is contained in this joint proxy statement/prospectus.

This document constitutes a proxy statement of NextPlat and Progressive Care, and a prospectus of NextPlat. It is a proxy statement because the NextPlat Board and Progressive Care Board are soliciting proxies from their stockholders to be voted at the Annual Meeting and Special Meeting, respectively. It is a prospectus because NextPlat, in connection with the Business Combination, is offering shares of NextPlat Common Stock and options, warrants and restricted stock units to the Progressive Care Securityholders in exchange for the outstanding shares of Progressive Care Common Stock and Progressive Care Series B Stock, the Progressive Care Options, the Progressive Care Warrants, and the Progressive Care RSUs. See “The Business Combination Proposal—The Merger Agreement—Merger Consideration.”

Q:	What is being voted on at the Annual Meeting and Special Meeting?

A:	In addition to the other proposals to be voted upon at the Annual Meeting, the following proposal will be presented at the Annual Meeting and Special Meeting:
1.	Business Combination Proposal. A proposal to approve and adopt the Merger Agreement and the Business Combination.

Q:	What vote is required to approve the Business Combination Proposal?

A:

NextPlat Annual Meeting. The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of NextPlat Common Stock present by virtual attendance or represented by proxy and entitled to vote at the NextPlat Annual Meeting. An abstention will have the effect of a vote “AGAINST” the Business Combination Proposal. Broker non-votes will have no effect on the vote for the Business Combination Proposal.

Progressive Care Special Meeting. The Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock issued and outstanding on the record date for the Special Meeting. Broker non-votes and abstentions will have the effect of a vote “AGAINST” the Business Combination Proposal.

NextPlat owns all of the outstanding shares of Progressive Care Series B Preferred Stock and, together with certain of its affiliates, in particular, Charles M. Fernandez, Chief Executive Officer and Executive Chairman of NextPlat and Chief Executive Officer and Chairman of the Board of Progressive Care, and Rodney Barreto, a director of NextPlat and Progressive Care, and entities owned by Messrs. Fernandez and Barreto, shares of Progressive Care Common Stock, that together represent more than a majority of the voting power of the outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock outstanding and entitled to vote as of the record date for the Special Meeting. As a result, while none of NextPlat nor Messrs. Fernandez and Barreto have entered into a contractual obligation to vote for the Business Combination Proposal, as a practical matter, approval of the Business Combination Proposal at the Special Meeting is assured.

Q:	What will Progressive Care Securityholders receive in the Business Combination?

A:

If the Business Combination is completed, immediately prior to the Effective Time, each share of Progressive Care Series B Convertible Preferred Stock that is issued and outstanding will automatically be converted into 500 shares of Progressive Care Common Stock. Then, at the Effective Time:

a)          each share of Progressive Care Common Stock that is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into 1.4865 shares of NextPlat Common Stock;

b)           each share of Progressive Care Capital Stock held in the treasury of Progressive Care will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

c)         each Progressive Care Option that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into an option to purchase shares of NextPlat Common Stock (each, a “Converted Option”), and (x) each Converted Option will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Option immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Progressive Care Option immediately before the Effective Time by (2) 1.4865;

d)          each outstanding Progressive Care Convertible Note and all accrued and unpaid interest will be converted into the right to receive a number of shares of NextPlat Common Stock determined in accordance with the terms of the applicable Progressive Care Convertible Note;

e)          each Progressive Care Warrant that remains outstanding and unexercised immediately prior to the Effective Time will automatically be converted into a warrant to purchase shares of NextPlat Common Stock (each, an “Assumed Warrant”) determined in accordance with the terms of such Progressive Care Warrant with each Assumed Warrant having and being subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Progressive Care Warrant immediately before the Effective Time, except that (x) each Assumed Warrant will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Warrant immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Assumed Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Assumed Warrant immediately before the Effective Time by (2) 1.4865; and

f)          each Progressive Care RSU that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into a restricted stock unit in respect of shares of NextPlat Common Stock (each, a “Converted RSU”) with each Converted RSU having and being subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Progressive Care RSU immediately before the Effective Time, except that such Converted RSU will be in respect of a number of shares of NextPlat Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Progressive Care Common Stock subject to the Progressive Care RSU immediately before the Effective Time and (y) 1.4865.

Any shares of NextPlat Common Stock issuable to NextPlat in respect of its shares of Progressive Care Common Stock will be cancelled immediately upon issuance.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Annual Meeting and Special Meeting, which are set for September 13, 2024; however, such meetings could be adjourned, as described herein. Neither NextPlat nor Progressive Care can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. NextPlat and Progressive Care must first obtain the approval of its stockholders for certain of the proposals set forth in this joint proxy statement/prospectus for their approval and satisfy other closing conditions.

Q:	Why did the Progressive Care Board agree to the Business Combination?

A:

Progressive Care requires additional capital to expand its business and otherwise carry out its current business plan. The Business Combination will provide Progressive Care with an immediate source of additional capital as well as increased access to the U.S. capital markets as a result of the NextPlat Common Stock being listed on Nasdaq.

Q:	Is the Business Combination Expected to be Taxable to Progressive Care Securityholders?

A:

The material U.S. federal income tax considerations that may be relevant to Progressive Care Securityholders in respect of the Business Combination are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Progressive Care Common Stock.” The discussion of the U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

Q:	Who will manage NextPlat after the Business Combination?

A:

Pursuant to the Merger Agreement, all of the directors of Progressive Care will resign effective as of the Effective Time. For information on the anticipated management of NextPlat, see the section titled “Management of the Combined Company After the Business Combination” in this joint proxy statement/prospectus.

Q:	What equity stake will current NextPlat Stockholders and Progressive Care Securityholders hold in the Combined Company after the Business Combination?

A:

We anticipate that upon completion of the Business Combination, NextPlat’s non-affiliate stockholders would retain an ownership interest of approximately 36.6% of the issued and outstanding shares of NextPlat Common Stock and the Progressive Care non-affiliate stockholders will own approximately 20.8% of the issued and outstanding shares of NextPlat Common Stock. The ownership percentages with respect to NextPlat following the Business Combination do not take into account the issuance of any additional shares of NextPlat Common Stock underlying any warrants, options or other securities convertible into NextPlat Common Stock upon or after the Effective Time. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What are the possible sources and extent of dilution that holders of NextPlat Common Stock will experience in connection with the Business Combination?

A:

After the completion of the Business Combination, NextPlat Stockholders will own a significantly smaller percentage of the Combined Company than they currently own of NextPlat. Consequently, NextPlat Stockholders, as a group, will have reduced ownership and voting power in the Combined Company compared to their ownership and voting power in NextPlat.

The following table sets forth the ownership percentages of the Combined Company upon completion of the Business Combination, including all sources of potential dilution. The ownership percentages reflected in the table are based upon the number of shares of NextPlat Common Stock and Progressive Care Common Stock outstanding as of July 29, 2024 and are subject to the following additional assumptions:

●	all Merger Consideration Shares are issued;

●	no issuance of additional securities by NextPlat prior to Closing; and

●

there are no issuances of any additional shares of NextPlat Common Stock underlying any warrants, options or other securities convertible into NextPlat Common Stock, including those convertible securities that NextPlat will issue in the Business Combination to holders of warrants, options or other securities convertible into shares of Progressive Care Capital Stock.

If any of these assumptions are not correct, these share numbers and ownership percentages will be different.

Stockholders	Shares	Percentage
NextPlat non-affiliate	9,446,003	36.6%
NextPlat officers, directors and 5% or greater stockholders(1)	9,527,143	36.9%
Progressive Care non-affiliate	5,192,687	20.1%
Progressive Care officers, directors and 5% or greater stockholders(2)(3)	1,641,067	6.4%
Total	25,806,900	100.0%

(1)

Excluding 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

(2)	Excluding the Merger Consideration to be paid to NextPlat in respect of its shares of Progressive Care Common Stock, which Merger Consideration will be cancelled immediately upon issuance at closing.
(3)

Including 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

Q:	What was the role of the NextPlat Special Committee in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement?

A:

The NextPlat Board formed the NextPlat Special Committee in light of the potential conflicts of interest that could have arisen for Messrs. Fernandez, Barreto, and Bedwell, and Ms. Munnik in connection with the Business Combination due to their management roles in Progressive Care and ownership of Progressive Care securities, and the potential benefits to Messrs. Fernandez, Barreto, and Bedwell, and Ms. Munnik and their affiliates in connection with the transaction. As a result, the NextPlat Board discussed certain procedural protections, including the formation of a special committee consisting entirely of NextPlat’s independent and disinterested directors in order to review, evaluate and negotiate a potential transaction with Progressive Care, as well as requiring a “majority of the minority vote.” The NextPlat Board delegated the full power and authority of the NextPlat Board to the NextPlat Special Committee to, among other things, review, evaluate, negotiate and reject or approve the terms and conditions of the Merger Agreement and the Business Combination. Thereafter, the NextPlat Special Committee, with the assistance of its advisors, reviewed, evaluated and negotiated the terms and conditions of the Merger Agreement and the Business Combination, and unanimously determined that the Merger Agreement and the Business Combination are advisable and fair to, and in the best interests of, NextPlat and the NextPlat Stockholders. The NextPlat Special Committee thereafter recommended that the NextPlat Board approve the Merger Agreement and the Business Combination and recommended that the NextPlat Board submit the approval and adoption of the Business Combination Proposal and the Nasdaq Proposal to NextPlat’s Stockholders.

Q:	What was the role of the Progressive Care Special Committee in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement?

A:

The Progressive Care Board formed the Progressive Care Special Committee in light of the potential conflicts of interest that could have arisen for Messrs. Fernandez, Barreto, and Bedwell, and Ms. Munnik in connection with the Business Combination due to their management roles in NextPlat and ownership of NextPlat securities, and the potential benefits to Messrs. Fernandez, Barreto, and Bedwell, and Ms. Munnik and their affiliates in connection with the transaction. As a result, the Progressive Care Board discussed certain procedural protections, including the formation of a special committee consisting entirely of Progressive Care’s independent and disinterested directors in order to review, evaluate and negotiate a potential transaction with NextPlat, as well as requiring a “majority of the minority vote.” The Progressive Care Board delegated the full power and authority of the Progressive Care Board to the Progressive Care Special Committee to, among other things, review, evaluate, negotiate and reject or approve the terms and conditions of the Merger Agreement and the Business Combination. Thereafter, the Progressive Care Special Committee, with the assistance of its advisors, reviewed, evaluated and negotiated the terms and conditions of the Merger Agreement and the Business Combination, and unanimously determined that the Merger Agreement and the Business Combination are advisable and fair to, and in the best interests of, Progressive Care and the Progressive Care Stockholders. The Progressive Care Special Committee thereafter recommended that the Progressive Care Board approve the Merger Agreement and the Business Combination and recommended that the approval and adoption of the Business Combination Proposal be submitted to the Progressive Care Stockholders.

Q:	Do any of NextPlat’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:

In considering the recommendation of the NextPlat Board to approve the Merger Agreement, NextPlat Stockholders should be aware that certain NextPlat executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of NextPlat Stockholders generally, including:

●

NextPlat’s Executive Chairman and Chief Executive Officer, Charles M. Fernandez, serves as the Chairman of the Progressive Care Board and Chief Executive Officer of Progressive Care and beneficially owns 637,648 shares of Progressive Care Common Stock representing approximately 9.9% of the voting power of issued and outstanding shares of Progressive Care Capital Stock;

●

Rodney Barreto, a member of the NextPlat Board, serves as the Vice Chairman of the Progressive Care Board and beneficially owns 555,309 shares of Progressive Care Common Stock representing approximately 8.6% of the voting power of the issued and outstanding shares of Progressive Care Capital Stock;

●	Cecile Munnik serves as Chief Financial Officer of both NextPlat and Progressive Care; and
●	Robert Bedwell serves as Chief Compliance Officer of NextPlat and Director of Administrative Services of Progressive Care.

The exercise of NextPlat’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in NextPlat Stockholders’ best interest.

Q:	Do any of Progressive Care’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:

In considering the recommendation of the Progressive Care Board to approve the Merger Agreement, Progressive Care Stockholders should be aware that certain Progressive Care executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Progressive Care Securityholders generally, including:

●

Progressive Care’s Chairman and Chief Executive Officer, Charles M. Fernandez, serves as the Executive Chairman and Chief Executive Officer of NextPlat and beneficially owns 5,925,047 shares of NextPlat Common Stock representing approximately 28.1% of issued and outstanding shares of NextPlat Common Stock;

●

Progressive Care’s Vice Chairman, Rodney Barreto, serves as a member of the NextPlat Board and beneficially owns 2,686,799 shares of NextPlat Common Stock representing approximately 13.4% of issued and outstanding shares of NextPlat Common Stock;

●	Cecile Munnik serves as Chief Financial Officer of both NextPlat and Progressive Care; and
●	Robert Bedwell serves as Chief Compliance Officer of NextPlat and Director of Administrative Services of Progressive Care.

The exercise of Progressive Care’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Progressive Care’s Stockholders’ best interest.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the Business Combination that are discussed in this joint proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares of NextPlat Common Stock?

A:	Under Section 92A.390 of the NRS, holders of NextPlat Common Stock will not have dissenters’ or appraisal rights in connection with the Business Combination.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my Progressive Care shares?

A:

 If the Business Combination is completed, Progressive Care Stockholders who do not vote “FOR” the Business Combination Proposal are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein. For additional information, see the provisions of Section 262 of the DGCL, attached hereto as Annex C, and the section of this joint proxy statement/prospectus titled “The Business Combination Proposal — Appraisal and Dissenters’ Rights.”

Q:	What happens if the Business Combination is not consummated?

A:

If NextPlat and Progressive Care do not complete the Business Combination, NextPlat and Progressive Care will each remain an independent company. NextPlat Stockholders will continue to own the shares of NextPlat Common Stock that they own and Progressive Care Securityholders will continue to own the shares of Progressive Care Common Stock, shares of Progressive Care Preferred Stock, Progressive Care Options, Progressive Care Warrants and Progressive Care RSUs that they currently own.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

The Parties to the Business Combination

NextPlat

NextPlat Corp is a global e-commerce and healthcare company. NextPlat’s e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. NextPlat’s healthcare business, operated through Progressive Care, is focused on improving the lives of patients with complex chronic diseases through a patient and provider engagement and their partnerships with payors, pharmaceutical manufacturers, and distributors, offering a broad range of solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

Leveraging the e-commerce experience of our management team and our existing e-commerce platforms, NextPlat has embarked upon the rollout of a state-of-the-art e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. Historically, the business of NextPlat has been the provision of a comprehensive array of Satellite Industry communication services, and related equipment sales. NextPlat operates two main e-commerce websites as well as 25 third-party e-commerce storefronts on platforms such as Alibaba, Amazon, OnBuy, and Walmart. These e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. We are actively pursuing distribution, marketing and license arrangements and joint ventures with companies that could distribute their products through our e-commerce platform. We may also seek to joint venture with or purchase part or all of businesses that manufacture or distribute products, particularly those that we believe we could market through our e-commerce platform, as well as business that could enhance our e-commerce platform.

Progressive Care

Progressive Care, through its wholly-owned subsidiaries, is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. Progressive Care provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management. It also offers certain disease testing and vaccinations.

Progressive Care offers services in a variety of languages, including English, Spanish, French, Creole, Portuguese, Ukrainian and Russian.

Progressive Care’s services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. It offers value-added services at no additional charge including prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, and customized packaging solutions. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options.

Progressive Care enhances patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Progressive Care’s patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and adherence, and capture important information regarding safety and effectiveness of the medications that it dispenses.

Progressive Care offers data management and reporting services to support health care organizations. The ClearMetrX offerings include data management and Third-Party Administration (“TPA”) services for 340B covered entities, pharmacy data analytics, and programs to manage HEDIS Quality Measures including Medication Adherence.

It also provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, Progressive Care acts as a pass through for third-party payor reimbursements on prescription claims adjudicated on behalf of each 340B covered entity and receive a dispensing fee per prescription.

For its long-term care (“LTC”) customers, Progressive Care provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products using a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. It also provides computerized maintenance of patient prescription histories, third-party billing and consultant pharmacist services.

Merger Sub

Progressive Care LLC is a Nevada limited liability company and a direct wholly owned subsidiary of NextPlat. Merger Sub was formed on April 9, 2024. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The Merger Agreement

On April 12, 2024, NextPlat, Merger Sub, and Progressive Care entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination, as summarized below.

Pursuant to the terms of the Merger Agreement, a business combination between NextPlat and Progressive Care will be effected through the merger of Progressive Care with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of NextPlat.

Consideration to Be Received in the Business Combination

If the Business Combination is completed, immediately prior to the Effective Time, each share of Progressive Care Series B Convertible Preferred Stock that is issued and outstanding will automatically be converted into 500 shares of Progressive Care Common Stock. Then, at the Effective Time:

a)

each share of Progressive Care Common Stock that is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into 1.4865 shares of NextPlat Common Stock, which exchange ratio was determined by dividing (i) $2.20, or the Progressive Care Per Share Value, by (ii) $1.48, or the NextPlat Per Share Value;

b)	each share of Progressive Care Capital Stock held in the treasury of Progressive Care will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

c)

each Progressive Care Option that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into an option to purchase shares of NextPlat Common Stock, and (x) each Converted Option will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Option immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Progressive Care Option immediately before the Effective Time by (2) 1.4865;

d)

each outstanding Progressive Care Convertible Note and all accrued and unpaid interest will be converted into the right to receive a number of shares of NextPlat Common Stock determined in accordance with the terms of the applicable Progressive Care Convertible Note;

e)

each Progressive Care Warrant that remains outstanding and unexercised immediately prior to the Effective Time will automatically be converted into a warrant to purchase shares of NextPlat Common Stock determined in accordance with the terms of such Progressive Care Warrant with each Assumed Warrant having and being subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Progressive Care Warrant immediately before the Effective Time, except that (x) each Assumed Warrant will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Warrant immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Assumed Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Assumed Warrant immediately before the Effective Time by (2) 1.4865; and

f)

each Progressive Care RSU that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into a restricted stock unit in respect of shares of NextPlat Common Stock with each Converted RSU having and being subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Progressive Care RSU immediately before the Effective Time, except that such Converted RSU will be in respect of a number of shares of NextPlat Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Progressive Care Common Stock subject to the Progressive Care RSU immediately before the Effective Time and (y) 1.4865.

The Progressive Care Per Share Value was determined based upon the Steen appraisal. The NextPlat Per Share Value was determined based upon the daily volume weighted average price of the NextPlat Common Stock for the 20-trading day period ended on the day immediately preceding the date of the Merger Agreement.

Any shares of NextPlat Common Stock issuable to NextPlat in respect of its shares of Progressive Care Common Stock will be cancelled immediately upon issuance.

Conditions to Closing

The obligations of NextPlat and Progressive Care to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the approval of the NextPlat Stockholders, and (iii) the approval of the Progressive Care Stockholders.

In addition, the obligations of NextPlat to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Progressive Care being true and correct to the standards applicable to such representations and warranties and each of the covenants of Progressive Care having been performed or complied with in all material respects and (ii) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligations of Progressive Care to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of NextPlat being true and correct to the standards applicable to such representations and warranties and each of the covenants of NextPlat having been performed or complied with in all material respects, (ii)  a Listing of Additional Shares Notification Form with respect to the shares of NextPlat Common Stock issuable in connection with the Business Combination having been filed with Nasdaq prior to the Closing Date, and (iii) no Parent Material Adverse Effect (as defined in the Merger Agreement) having occurred.

Termination Rights

The Merger Agreement may be terminated prior to the Effective Time under certain circumstances, including, among others, (i) by mutual written consent of NextPlat and Progressive Care, (ii) by either NextPlat or Progressive Care if the Effective Time has not occurred prior to September 30, 2024, (iii) by either NextPlat or Progressive Care in the event that a governmental authority shall have issued an injunction, order, decree or ruling that has become final and non-appealable and has the effect of permanently restraining or otherwise prohibiting the Business Combination, (iv) by either NextPlat or Progressive Care if the Business Combination Proposal shall fail to receive the requisite vote for approval, (v) by NextPlat upon Progressive Care’s breach of any representation, warranty, agreement or covenant contained in the Merger Agreement, and such breach shall not be cured within 30 days following receipt by Progressive Care of written notice of such breach, or (vi) by Progressive Care upon NextPlat’s breach of any representation, warranty, agreement or covenant contained in the Merger Agreement, and such breach shall not be cured within 30 days following receipt by NextPlat of written notice of such breach.

Lock-Up Agreements

Progressive Care’s officers and directors and certain of NextPlat’s officers and directors agreed not to sell, transfer, acquire or purchase any of the securities of either Progressive Care or NextPlat during the period between execution of the Merger Agreement and the Effective Time.

Management Post-Closing

Effective as of the Closing, NextPlat’s Board of Directors will have eight directors, all of which will be designated by NextPlat. Effective as of the Effective Time, all of the directors of Progressive Care shall resign.

See “Management of the Combined Company After the Business Combination – Directors and Executive Officers” for additional information.

Ownership of the Combined Company After the Closing

The following summarizes the pro forma ownership of the NextPlat Common Stock as of July 29, 2024, assuming that the Business Combination was consummated on such date:

Stockholders	Shares	Percentage
NextPlat non-affiliate	9,446,003	36.6%
NextPlat officers, directors and 5% or greater stockholders(1)	9,527,143	36.9%
Progressive Care non-affiliate	5,192,687	20.1%
Progressive Care officers, directors and 5% or greater stockholders(2)(3)	1,641,067	6.4%
Total	25,806,900	100.0%

(1)

Excluding 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

(2)	Excluding the Merger Consideration to be paid to NextPlat in respect of its shares of Progressive Care Common Stock, which Merger Consideration will be cancelled immediately upon issuance at closing.
(3)

Including 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this joint proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of NextPlat’s Directors and Officers in the Business Combination

In considering the recommendation of NextPlat’s board of directors to vote in favor of the Business Combination Proposal, NextPlat Stockholders should be aware that, aside from their interests as stockholders, NextPlat’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other NextPlat Stockholders and Warrant holders generally. NextPlat’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination Proposal. NextPlat Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests may have influenced NextPlat’s directors in approving the Business Combination and making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this joint proxy statement/prospectus. You should also read the section entitled “The Business Combination — Interests of NextPlat’s Directors and Officers in the Business Combination.”

Interests of Progressive Care’s Directors and Officers in the Business Combination

In considering the recommendation of the Progressive Care Board to vote in favor of the Business Combination Proposal, Progressive Care Stockholders should be aware that, aside from their interests as stockholders, Progressive Care’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other Progressive Care Stockholders and Progressive Care Securityholders generally. Progressive Care’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Progressive Care Stockholders that they approve and adopt the Merger Agreement and the Business Combination. Progressive Care Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

Jervis Hough and Anthony Armas, members of the Progressive Care Board, could potentially be appointed as directors of NextPlat in connection with the completion of the Business Combination (though the Merger Agreement does not provide for this).

These interests may have influenced Progressive Care’s directors in approving the Merger Agreement and the Business Combination and making their recommendation that the Progressive Care Stockholders adopt and approve of the Merger Agreement and the Business Combination. You should also read the section entitled “The Business Combination Proposal — Interests of Progressive Care’s Directors and Officers in the Business Combination.”

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations” in this joint proxy statement/prospectus.

Matters to be Voted On at the Annual Meeting

At the Annual Meeting, NextPlat’s Stockholders will be asked to consider and vote on the following proposals:

●

To approve and adopt the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and the Business Combination. This proposal is referred to as the Business Combination Proposal.

●

To approve, for purposes of complying with Nasdaq Listing Rules 5635(a), the issuance of more than 20% of the issued and outstanding shares of NextPlat Common Stock in connection with the Business Combination. This proposal is referred to as the Nasdaq Proposal.

●

To elect eight nominees to the NextPlat Board, each to serve until the next annual meeting of the stockholders of NextPlat or until such person’s successor is elected and qualified. This proposal is referred to as the Election of Directors Proposal.

●

To ratify the appointment of RBSM LLP as NextPlat’s independent registered public accounting firm to audit financial statements for the fiscal year ending December 31, 2024. This proposal is referred to as the Appointment of Independent Registered Public Accounting Firm Proposal.

●	To approve, on an advisory basis, the compensation of NextPlat’s named executive officers. This proposal is referred to as the Compensation of Named Executives Proposal.
●

To approve the adjournment of the Annual Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event NextPlat does not receive the requisite stockholder vote to approve the proposals. This proposal is called the NextPlat Adjournment Proposal.

Matters to be Voted On at the Progressive Care Special Meeting

At the Special Meeting, Progressive Care’s stockholders will be asked to consider and vote on the following proposal:

●

To approve and adopt the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and the Business Combination. This proposal is referred to as the Business Combination Proposal.

Appraisal Rights and Dissenters’ Rights

Under Section 92A.390 of the NRS, holders of NextPlat Common Stock will not have dissenters’ or appraisal rights in connection with the Business Combination.

If the Business Combination is completed, Progressive Care Stockholders who do not vote “FOR” the Business Combination Proposal are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein. The provisions of the DGCL law governing appraisal rights are complex, and you should study them carefully if you wish to exercise your appraisal rights. A copy of Section 262 of the DGCL is attached hereto as Annex C. For a more detailed discussion of appraisal rights under the DGCL, please see the section of this joint proxy statement/prospectus entitled “The Business Combination Proposal – Appraisal and Dissenters’ Rights.”

Anticipated Accounting Treatment

The Business Combination will involve the acquisition of a consolidated subsidiary, and as such it will be accounted for as an equity transaction with no recognition of gain or loss in accordance with GAAP.

Date, Time and Place of Meetings

The Annual Meeting of stockholders of NextPlat will be held at 11:00 a.m., Eastern Time, on September 13, 2024, or such other date and time to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The Annual Meeting will be completely virtual. There will be no physical meeting location and the Annual Meeting will only be conducted via live webcast at the following address  www.virtualshareholdermeeting.com/NXPL2024.

The Special Meeting of stockholders of Progressive Care will be held at 10:00 a.m., Eastern Time, on September 13, 2024, or such other date and time to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Business Combination Proposal. The Special Meeting will be completely virtual. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: https://www.virtualshareholdermeeting.com/RXMD2024SM.

NextPlat Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Annual Meeting if you owned shares of NextPlat Common Stock at the close of business on July 29, 2024, which is the record date for the Annual Meeting. You are entitled to one vote for each share of NextPlat Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 18,973,146 shares of NextPlat Common Stock outstanding.

Holders of the Warrants are not entitled to vote at the Annual Meeting.

Progressive Care Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Progressive Care Common Stock or Progressive Care Series B Preferred Stock at the close of business on July 29, 2024, which is the record date for the Special Meeting. Progressive Care Stockholders are entitled to one vote for each share of Progressive Care Common Stock, and 500 votes for each share of Progressive Care Series B Preferred Stock, that they owned as of the close of business on the record date. If your shares are held in the names of banks, brokers, nominees or other fiduciaries, or in “street name,” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 6,300,731 shares of Progressive Care Common Stock and 3,000 shares of Progressive Care Series B Preferred Stock outstanding.

The Progressive Care Options, Progressive Care Warrants and Progressive Care RSUs do not entitle their holders to vote at the Special Meeting.

Proxy Solicitation

Proxies may be solicited by mail. In addition, our directors, our executive officers and certain of our employees may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding our proxy materials to beneficial owners.

Quorum

A quorum of NextPlat Stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of NextPlat Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy.

As of the record date for the Annual Meeting, 18,973,146 shares would be required to achieve a quorum.

A quorum of Progressive Care Stockholders holding a majority of the voting power of the issued and outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock, voting as a single class, entitled to vote at the Special Meeting and represented in person or by proxy, is necessary to hold a valid meeting.

Recommendations of the NextPlat Special Committee

After careful consideration, NextPlat’s Special Committee recommends that NextPlat Stockholders vote “FOR” the Business Combination Proposal being submitted to a vote of the NextPlat Stockholders at the Annual Meeting. For a description of the NextPlat Special Committee’s reasons for the approval of the Business Combination and the recommendation of the NextPlat Special Committee, see the section entitled “The Business Combination—The NextPlat Special Committee’s Reasons for the Approval of the Business Combination.”

Recommendations of the NextPlat Board

After careful consideration, NextPlat’s Board recommends that NextPlat Stockholders vote “FOR” the Business Combination Proposal being submitted to a vote of the NextPlat Stockholders at the Annual Meeting.

Recommendations of the Progressive Care Special Committee

After careful consideration, the Progressive Care Special Committee recommended that Progressive Care Stockholders vote to approve the Merger Agreement and the Business Combination. For a description of the Progressive Care Special Committee’s reasons for the approval of the Merger Agreement and the Business Combination and the recommendation of the Progressive Care Special Committee, see the section entitled “The Business Combination—The Progressive Care Special Committee’s Reasons for the Approval of the Business Combination.”

Recommendations of the Progressive Care Board

After careful consideration, the Progressive Care Board recommended that Progressive Care Stockholders vote to approve the Merger Agreement and the Business Combination.

Summary Risk Factors

Risks Related to NextPlat’s Business

Risks Related to Our Business Generally

●	We have a history of net losses, and we are uncertain about our future profitability.
●

Supply chain and shipping disruptions have resulted in shipping delays, a significant increase in shipping costs, and could increase product costs and result in lost sales, which may have a material adverse effect on our business, operating results and financial condition.

●	Our dependence on key suppliers puts us at risk of interruptions in the availability of our products, which could reduce our revenue and adversely affect the results of operations.
●	Unfavorable global economic conditions have in the past and could in the future adversely affect our business, financial condition or results of operations.
●	We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.
●

Sustained investment in our business, strategic acquisitions and investments, as well as our focus on long-term performance, and on maintaining the health of our new e-commerce ecosystem, may negatively affect our margins and our net income, if any.

●	The concentration of ownership by our principal stockholders may result in control by such stockholders of the composition of our board of directors.
●

We will become subject to a broad range of laws and regulations, and future laws and regulations may impose additional requirements and other obligations that could materially and adversely affect our business, financial condition and results of operations, as well as the trading prices of our securities.

●

If we are successful in implementing our business strategy we will generate and process a large amount of data, including personal data, and the improper use or disclosure of data could result in regulatory investigations and penalties, and harm our reputation and have a material adverse effect on the trading prices of our securities, our business and our prospects.

Risks Related to Our e-Commerce Business

●	Our sales may be impacted should there be a disruption of service to our Amazon or Alibaba online storefronts.
●	Creating and maintaining a trusted status of our online marketing presence or ecosystem will be critical to our viability and growth.
●	Any termination or material change in our relationship with Amazon or Alibaba could have a material adverse effect on our business, financial condition, results of operations and prospects.
●	We may not be able to maintain and improve our online marketing.
●	We face challenges in expanding our international and cross-border businesses and operations.
●	We are heavily reliant on the services of certain executive officers and the departure or loss of any of these officers could disrupt our business.
●

A significant portion of our revenues are from sales of products on Amazon and any limitation or restriction, temporarily or otherwise, to sell on Amazon’s platform could have a material adverse impact to our business, results of operations, financial condition and prospects.

●

If logistics service providers used by our merchants fail to provide reliable logistics services, our business and prospects, as well as our financial condition and results of operations, may be materially and adversely affected.

●	Our e-commerce platforms could be disrupted by network interruptions.
●

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect personal, confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

●	Non-compliance with, or changes in, the legal and regulatory environment in the countries in which we operate could increase our costs or reduce our net operating revenues.
●	Tightening of tax compliance efforts that affect our merchants could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial conditions and results of operations.
●	Uncertainties with respect to China’s PRC legal system could adversely affect us.
●	Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our securities.
●	Fluctuations in exchange rates could have a material and adverse effect on the results of operations and the value of your investment.
●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

Risks Related to Our Healthcare Business

●	We derive a significant portion of our sales from prescription drug sales reimbursed by pharmacy benefit management companies.
●	Efforts to reduce reimbursement levels and alter health care financing practices could adversely affect our businesses.
●

A slowdown in the frequency and rate of the introduction of new prescription drugs as well as generic alternatives to brand name prescription products could adversely affect our business, financial position, and results of operations.

●	Uncertainty regarding the impact of Medicare Part D may adversely affect our business, financial position and our results of operations.
●	Unexpected safety or efficacy concerns may arise from pharmaceutical products.
●

Prescription volumes may decline, and our net revenues and ability to generate earnings may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

●	Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.
●	Changes in industry pricing benchmarks could adversely affect our business, financial position and results of operations.
●	The industries in which we operate are extremely competitive and competition could adversely affect our business, financial position and results of operations.

●	Existing and new government legislative and regulatory action could adversely affect our business, financial position and results of operations.
●	Changes in the health care regulatory environment may adversely affect our business.
●	Efforts to reform the U.S. health care system may adversely affect our financial performance.
●

If we are found to be in violation of Medicaid and Medicare reimbursement regulations, we could become subject to retroactive adjustments and recoupment, or exclusion from the Medicaid, Medicare programs, and pharmacy benefit managers (“PBM”) networks.

●	Our industry is subject to extensive government regulation, and noncompliance by us or our suppliers could harm our business.
●	Our operating results are affected by the health of the economy in general and the markets we serve.
●	If the products and services that we offer fail to meet customer needs, our sales may be affected.
●	We are highly dependent on one supplier for our products, and a loss of that supplier may adversely impact our ability to sell products to our customers.
●	We derive a significant portion of our revenues from a small number of customers and a loss of one or both of those customers would have a material adverse impact on our business.
●	Our ability to grow our business may be constrained by our inability to find suitable new pharmacy locations at acceptable prices.
●	Our ability to grow our business may be constrained by our inability to obtain adequate permits and licensing for new locations, business lines, and market territories.
●

Product liability, product recall or personal injury issues could damage our reputation and have a significant adverse effect on our businesses, operating results, cash flows and/or financial condition.

●

If we are not able to market our services effectively to clinics, their affiliated healthcare providers and prescription drug providers, we may not be able to grow our patient base as rapidly as we have anticipated.

●	A disruption in our telephone system or our computer system could harm our business.

Risks Related to the Pharmacy Industry

●	There is substantial competition in our industry, and we may not be able to compete successfully.
●	If demand for our products and services is reduced, our business and ability to grow would be harmed.
●

Our revenues could be adversely affected if new drugs or combination therapies are developed and prescribed to our patients that have a reimbursement rate less than that of the current drug therapies our patients receive.

●	If our credit terms with vendors become unfavorable or our relationship with them is terminated, our business could be adversely affected.

Risks Relating to Our Data Management Services

●

Competition with some customers, or decisions by customers to perform internally some of the same solutions or services that we offer, could harm our business, results of operations or financial condition.

●

If our solutions do not interoperate with our customers’ or their vendors’ networks and infrastructures, or if customers or their vendors implement new system updates that are incompatible with our solutions, sales of those solutions could be adversely affected.

●	Our ability to generate revenue could suffer if we do not continue to update and improve existing solutions and develop new ones.
●

There are increased risks of performance problems and breaches during times when we are making significant changes to our solutions or systems we use to provide our solutions. In addition, changes to our solutions or systems, including cost savings initiatives, may cost more than anticipated, may not provide the benefits expected, may take longer than anticipated to develop and implement or may increase the risk of performance problems.

●	Breaches and failures of our IT systems and the security measures protecting them, and the sensitive information we transmit, use and store, expose us to potential liability and reputational harm.
●

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

●	If we are unable to successfully execute on cross-selling opportunities of our solutions the growth of our business and financial performance could be harmed.
●

We rely on internet infrastructure, bandwidth providers, other third parties and our own systems in providing certain of our solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could negatively impact our relationships with customers, adversely affecting our brand and our business.

Risks Related to NextPlat and the Business Combination

●	NextPlat’s ability to successfully operate the business after consummation of the Business Combination will be largely dependent upon the efforts of certain key personnel of NextPlat.
●

The historical financial results of NextPlat and the unaudited pro forma combined financial information included in this joint proxy statement/prospectus may not be indicative of what NextPlat’s actual financial position or results of operations would have been had the Business Combination occurred as of the dates presented or will be in the future.

●	NextPlat will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance activities.
●

Following the completion of the Business Combination we may still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

●

There can be no assurance that the NextPlat Common Stock will continue to be listed on Nasdaq following the Closing, or that NextPlat will be able to comply with the continued listing standards of Nasdaq.

●	A market for NextPlat’s securities may not continue, which would adversely affect the liquidity and price of its securities.
●

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about NextPlat, its business, or its market, or if they change their recommendations regarding NextPlat Common Stock adversely, then the price and trading volume of NextPlat Common Stock could decline.

●	NextPlat is subject to business uncertainties and contractual restrictions while the Business Combination is pending.

SELECTED HISTORICAL FINANCIAL DATA OF NEXTPLAT

The following table contains summary historical financial data as of and for the year ended December 31, 2023, and as of and for the year ended December 31, 2022. The statements of operations data for the year ended December 31, 2023 and the year ended December 31, 2022, and the balance sheet data as of December 31, 2023 and December 31, 2022, are derived from the audited financial statements of NextPlat, which are included elsewhere in this joint proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections of this joint proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NextPlat” and “Information About NextPlat” and in its financial statements and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/prospectus.

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Statements of Operations Data (in thousands):
Revenues	$37,756	$11,710
Cost of revenue	26,445	9,221
Gross profit	11,311	2,489
Operating expenses	34,539	9,692
Total other (income) expense	(937)	132
Income taxes	(28)	(87)
Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	11,352	—
Equity in affiliate	(1,440)	(1,739)
Net loss	$(12,407)	$(9,161)
Balance Sheets Data (in thousands):
Total current assets	$43,638	$21,183
Total other assets	16,842	6,215
Total assets	64,469	28,644
Total current liabilities	14,237	2,062
Total long term liabilities	2,145	806
Equity attributable to NextPlat Corp stockholders	32,184	25,776
Equity attributable to noncontrolling interests	15,903	—
Total Liabilities and Equity	$64,469	$28,644
Statements of Cash Flows Data (in thousands):
Net cash used in operating activities	$(3,596)	$(3,602)
Net cash provided by (used in) investing activities	5,199	(7,716)
Net cash provided by financing activities	5,860	13,011
Effect of exchange rate on cash	(47)	(70)
Net increase in cash	7,416	1,623
Cash beginning of year	18,891	17,268
Cash end of year	$26,307	$18,891

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROGRESSIVE CARE

The following table contains summary historical financial data as of December 31, 2023, as of and for the six months ended December 31, 2023, and the six months ended June 30, 2023, and as of and for the year ended December 31, 2022. The statements of operations data for the six months ended December 31, 2023, the six months ended June 30, 2023 and the year ended December 31, 2022, and the balance sheet data as of December 31, 2023 and December 31, 2022, are derived from the audited financial statements of Progressive Care, which are included elsewhere in this joint proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections of this joint proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Progressive Care” and “Information About Progressive Care” and in its financial statements, and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/prospectus.

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Statements of Operations Data (in thousands):
Revenues	$26,779	$22,948	$40,602
Cost of sales	18,323	16,242	30,899
Gross profit	8,456	6,706	9,703
Operating expenses	23,114	6,067	12,282
Total other income (expense)	10	(5,406)	(3,324)
Provision for income taxes	—	—	(1)
Net loss	$(14,648)	$(4,767)	$(5,904)

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Balance Sheets Data (in thousands):
Total current assets	$21,483	$13,378
Total long term assets	18,901	4,637
Total assets	40,384	18,015
Total current liabilities	12,491	7,845
Total long term liabilities	1,329	2,552
Total stockholders’ equity	26,564	7,618
Total liabilities and stockholders’ equity	$40,384	$18,015

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Statements of Cash Flows Data (in thousands):
Net cash provided by operating activities	$724	$150	$669
Net cash used in investing activities	(538)	(231)	(184)
Net cash provided by financing activities	357	690	4,846
Net increase in cash	543	609	5,331
Cash at beginning of period	7,352	6,743	1,412
Cash at end of period	$7,895	$7,352	$6,743

RISK FACTORS

You should consider carefully all of the risks described below, together with the other information contained in this joint proxy statement/prospectus, before they decide whether to vote or instruct your vote to be cast to approve the proposals described in this joint proxy statement/prospectus. The risk factors in this section describe the material risks to NextPlat’s and Progressive Care’s business, prospects, results of operations, financial condition or cash flows that will continue to be material risks to the Combined Company from and after the Effective Time, and should be considered carefully. In addition, these factors constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995 and could cause our actual results to differ materially from those projected in any forward-looking statements (as defined in such act) made in this joint proxy statement/prospectus. You should not place undue reliance on any such forward-looking statements.

Risks Related to NextPlat’s Business

Risks Related to Our Business Generally

We have a history of net losses, and we are uncertain about our future profitability.

We have incurred significant net losses since our inception. For the years ended December 31, 2023, and 2022, we have incurred net losses of approximately $12.4 million, and $9.2 million, respectively. As of December 31, 2023, we had an accumulated deficit of approximately $34.9 million. If our revenue grows more slowly than currently anticipated, or if operating expenses are higher than expected, we may be unable to consistently achieve profitability, our financial condition will suffer, and the value of NextPlat Common Stock could decline. Even if we are successful in increasing our sales, we may incur losses in the foreseeable future as we continue to develop and market our products. If sales revenue from any of our current products or any additional products that we develop in the future is insufficient, or if our product development is delayed, we may be unable to achieve profitability and, in the event we are unable to secure financing for prolonged periods of time, we may need to temporarily cease operations and, possibly, shut them down altogether. Furthermore, even if we can achieve profitability, we may be unable to sustain or increase such profitability on a quarterly or annual basis, which would adversely impact our financial condition and significantly reduce the value of NextPlat Common Stock.

Events outside of our control, including those relating to public health crises, supply-chain disruptions, geopolitical conflicts, including acts of war, and inflation, could negatively affect us and our results of operations and financial condition.

Periods of market volatility have occurred and could continue to occur in response to pandemics or other events outside of our control. These types of events may adversely affect operating results for us. In addition to these developments having adverse consequences for us and our portfolio companies, NextPlat’s operations have been, and could continue to be, adversely impacted, including through quarantine measures, the ongoing conflict in Ukraine and the Israel-Hamas War, and travel restrictions imposed on its personnel or service providers based or temporarily located in affected countries, or any related health issues of such personnel or service providers.

Supply chain and shipping disruptions have resulted in shipping delays, a significant increase in shipping costs, and could increase product costs and result in lost sales, which may have a material adverse effect on our business, operating results and financial condition.

Supply chain disruptions, resulting from factors such as the COVID-19 pandemic, labor supply and shipping container shortages, have impacted, and may continue to impact, us and our third-party manufacturers and suppliers. These disruptions have impacted our ability to receive products from manufacturers and suppliers, to distribute our products to our customers in a cost-effective and timely manner and to meet customer demand, all of which could have an adverse effect on our financial condition and results of operations.

While we have taken steps to minimize the impact of these disruptions, there can be no assurances that further unforeseen events impacting the supply chain will not have a material adverse effect on us in the future. Additionally, the impact that supply chain disruptions have on our manufacturers and suppliers is not within our control. It is not currently possible to predict how long it will take for these supply chain disruptions to cease or ease. Prolonged supply chain disruptions impacting us and our manufacturers and suppliers could interrupt product manufacturing, increase raw material and product lead times, increase raw material and product costs, impact our ability to meet customer demand and result in lost sales, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our dependence on key suppliers puts us at risk of interruptions in the availability of our products, which could reduce our revenue and adversely affect the results of operations. In addition, increases in prices for components used in our products could adversely affect our results of operations.

We require the timely delivery of products provided by our suppliers, some of which are custom made, to ensure our ongoing sales revenue is not adversely affected. For reasons of quality assurance, cost effectiveness or availability, we procure certain products from a single or limited number of suppliers. We generally acquire such products through purchase orders placed in the ordinary course of business, and as a result we may not have a significant inventory of these products and generally do not have any guaranteed or contractual supply arrangements with many of these suppliers. Our reliance on these suppliers subjects us to risks that could harm our business, including, but not limited to, difficulty locating and qualifying alternative suppliers and limited control over pricing, availability, quality and delivery schedules. Suppliers of products may decide, or be required, for reasons beyond our control, to cease supplying materials and components to us or to raise their prices. Shortages of materials, quality control problems, production capacity constraints or delays by our suppliers could negatively affect our ability to meet our production requirements and result in increased prices for affected products. We may also face delays, yield issues and quality control problems if we are required to locate and secure new sources of supply. Any material shortage, constraint or delay may result in delays in shipments of our products, which could materially adversely affect the results of operations. Increases in prices for materials and components used in our products could also materially adversely affect our results of operations.

Unfavorable global economic conditions have in the past and could in the future adversely affect our business, financial condition or results of operations.

Our results of operations have in the past and could in the future be adversely affected by general conditions in the global economy and in the global financial markets. Key national economies, including the United States, have been affected from time to time by economic downturns or recessions, government shutdowns, supply chain constraints, heightened and fluctuating inflation and interest rates, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. For example, while we do not have activities in Russia and Ukraine or Gaza and Israel, the ongoing conflicts and any further escalation of geopolitical tensions related to these conflicts, including the imposition of sanctions by the United States and other countries, has and could result in, among other things, supply disruptions, fluctuations in foreign exchange rates, increased probability of a recession and increased volatility in financial markets. In addition, in the past, U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Any of these disruptions could adversely affect our businesses, results of operations and financial condition.

A deterioration in the global economy and financial markets could result in a variety of risks to our business. In addition, we will be subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. Fluctuations in currency exchange rates may therefore have an impact on our results as expressed in U.S. dollars. For example, inflation rates, particularly in the United States and UK, have seen increased levels compared to recent history. Elevated inflation may result in further currency fluctuations, increased operating costs (including our labor costs), reduced liquidity, and limitations on our ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets and geopolitics, may have the effect of further increasing economic uncertainty and heightening these risks. In addition, fluctuating interest rates or a general economic downturn or recession could reduce our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy, supply disruptions or international trade disputes could also strain our third-party suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current and future economic climate and financial market conditions could adversely impact our business. Moreover, the turmoil in the banking system, such as the turmoil seen in early 2023 with the appointment of the FDIC as a receiver for several U.S. banks, may increase market volatility. Due to these and other macroeconomic factors, many observers believe there is a risk of a recession occurring in the United States, and perhaps in other major global economies. These developments may adversely affect our business, financial condition and results of operations.

Currency exchange rate fluctuations may affect the results of operations.

To the extent that we are successful in broadening the reach of our online e-commerce marketing into other countries we will have transactions denominated in an increasing number and variety of currencies. We will be subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. Fluctuations in currency exchange rates may therefore have an impact on our results as expressed in U.S. dollars. There can be no assurance that currency exchange rate fluctuations will not adversely affect the results of operations, financial condition and cash flows. While the use of currency hedging instruments may provide us with protection from adverse fluctuations in currency exchange rates, by utilizing these instruments we potentially forego the benefits that might result from favorable fluctuations in currency exchange rates.

We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.

Growing and operating our business will require significant cash outlays, liquidity reserves and capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing products. As of December 31, 2023, we had cash on hand of approximately $26.3 million. If cash on hand, cash generated from operations, and the net proceeds from prior offerings are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financing. To the extent that we raise additional capital through the sale of additional equity or convertible securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or considering specific strategic considerations. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or product candidate development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, operating results and prospects and cause the price of the NextPlat Common Stock to decline.

Sustained investment in our business, strategic acquisitions and investments, as well as our focus on long-term performance, and on maintaining the health of our new e-commerce ecosystem, may negatively affect our margins and our net income, if any.

We will continue to increase our spending and investments in our business, including in organic development and growth of new businesses, strategic acquisitions and other initiatives. Investments in our business include:

●

expanding and enhancing our core e-commerce offerings, including our marketplaces and new formats and features, our logistics network and capacities, our merchandising and supply chain capabilities, consumer services business, and international businesses;

●	supporting our merchants, acquiring and retaining users and enhancing consumer experience and user engagement;
●	strengthening and expanding various facilities and increasing our employee headcount;
●	researching and developing new technologies, including digital assets, and improving our technological infrastructure; and cloud computing capacity; and
●	incubating new business initiatives.

Although we believe these investments are crucial to our viability and future growth, they will have the effect of increasing our costs and lowering our margins and profit, and this effect may be significant in the short term and potentially over longer periods.

We intend to make strategic investments, acquisitions and joint ventures to further strengthen our business. We may make strategic investments, acquisitions and joint ventures in a range of areas either directly related to one or more of our businesses, or related to the infrastructure, technology, services or products that support our businesses and marketing platforms. Our strategic investments, acquisitions and joint ventures may adversely affect our financial results, at least in the short term. As a result of business or financial underperformance, regulatory scrutiny or compliance reasons, we may need to divest interests in, or terminate business cooperation with, businesses and entities in which we have invested capital and other resources, which may adversely affect our financial results, ability to conduct investments in similar businesses, reputation and growth prospects, as well as the trading prices of our securities. There can be no assurance that we will be able to grow our acquired or invested businesses, or realize returns, benefits of synergies and growth opportunities we expect in connection with these investments and acquisitions.

Failure to maintain or improve our technological infrastructure could harm our business and prospects.

We are in the process of upgrading our platforms to provide increased scale, improved performance, additional capacity and additional built-in functionality, including functionality related to security. Adopting new products and maintaining and upgrading our technology infrastructure require significant investments of time and resources. Any failure to maintain and improve our technology infrastructure could result in unanticipated system disruptions, slower response times, impaired user experience and delays in reporting accurate operating and financial information. If we experience problems with the functionality and effectiveness of our software, interfaces or platforms, or are unable to maintain and continuously improve our technology infrastructure to handle our business needs, our business, financial condition, results of operations and prospects, as well as our reputation and brand, could be materially and adversely affected.

In addition, our technology infrastructure and services incorporate third-party developed software, systems and technologies, as well as hardware purchased or commissioned from third-party and overseas suppliers. As our technology infrastructure and services expand and become increasingly complex, we face increasingly serious risks to the performance and security of our technology infrastructure and services that may be caused by these third-party developed components, including risks relating to incompatibilities with these components, service failures or delays or difficulties in integrating back-end procedures on hardware and software. We also need to continuously enhance our existing technology. Otherwise, we face the risk of our technology infrastructure becoming unstable and susceptible to security breaches. This instability or susceptibility could create serious challenges to the security and uninterrupted operation of our platforms and services, which would materially and adversely affect our business and reputation.

Product development is a long, expensive and uncertain process.

The development of our own branded range of satellite tracking devices is a costly, complex and time-consuming process, and the investment in product development often involves a long wait until a return, if any, is achieved on such investment. Investments in new technology and processes are inherently speculative. We have experienced numerous setbacks and delays in our research and development efforts and may encounter further obstacles in the course of the development of additional technologies and products. We may not be able to overcome these obstacles or may have to expend significant additional funds and time. Technical obstacles and challenges we encounter in our research and development process may result in delays in or abandonment of product commercialization, may substantially increase the costs of development, and may negatively affect our results of operations.

Concentration of ownership by our principal stockholders, executive officers and directors may result in control by such stockholders of the composition of our board of directors.

As of July 29, 2024, our existing principal stockholders, executive officers, directors and their affiliates own approximately 55.1% of the outstanding shares of NextPlat Common Stock. In addition, such parties may acquire additional control by purchasing stock that we may issue in connection with our future fundraising efforts. As a result, these stockholders may now and in the future be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Successful technical development of our products does not guarantee successful commercialization.

We may successfully complete the technical development for one or all our product development programs, but still fail to develop a commercially successful product for several reasons, including among others the following:

●	failure to obtain the required regulatory approvals for their use;
●	prohibitive production costs;
●	competing products;
●	lack of innovation of the product;
●	ineffective distribution and marketing;
●	failure to gain market acceptance;
●	lack of sufficient cooperation from our partners; and
●	demonstrations of the products not aligning with or meeting customer needs.

Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities. Upon demonstration, our satellite ground stations, and tracking devices may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than us. Moreover, competing products may prevent us from gaining wide market acceptance of our products. Significant revenue from new product investments may not be achieved for a number of years, if at all.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2023 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors or as executive officers.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that we infringe the proprietary rights of any third party but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third-party technology, we would have to pay royalties, which may significantly reduce any profit on our products or may be prohibitively expensive and prevent us from continuing to use that technology. In addition, any such litigation, even if without merit, could be expensive and disruptive to our ability to generate revenue or enter new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing, to pay substantial damages to our end users to discontinue their use of or replace infringing technology sold to them with non-infringing technology, or to cease production of such products altogether.

We may not be able to protect our intellectual property rights.

We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. If we resort to litigation to enforce our intellectual property rights, this litigation could result in substantial costs and a diversion of our managerial and financial resources.

There can be no assurance that we will prevail in any litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information, and our inability to maintain the confidentiality of that information, due to unauthorized disclosure or use, or other event, could have a material adverse effect on our business.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. We seek to protect our proprietary processes, in part, by entering into confidentiality agreements with our employees, consultants, advisors, contractors and collaborators. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, advisors, contractors, and collaborators might intentionally or inadvertently disclose our trade secret information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, or misappropriation of our intellectual property by third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

We will become subject to a broad range of laws and regulations, and future laws and regulations may impose additional requirements and other obligations that could materially and adversely affect our business, financial condition and results of operations, as well as the trading prices of our securities.

The industries in which we plan to operate, including online and mobile commerce, digital media, and entertainment and other online content offerings, as well as certain important business processes, including those that may be deemed as relating to payment and settlement of funds, are highly regulated. Government authorities across the globe are likely to continue to issue new laws, rules and regulations and enhance enforcement of existing laws, rules and regulations in these industries. They have imposed, and may continue to impose, requirements or restrictions relating to, among other things, the provision of certain regulated products or services through platforms, new and additional licenses, permits and approvals, renewals and amendments of licenses, or governance or ownership structures, on us or certain of our businesses and our users. Failure to obtain and maintain such required licenses or approvals may materially and adversely affect our business.

If we are successful in implementing our business strategy we will generate and process a large amount of data, including personal data, and the improper use or disclosure of data could result in regulatory investigations and penalties, and harm our reputation and have a material adverse effect on the trading prices of our securities, our business and our prospects.

If we are successful in implementing our business strategy, we will generate and process a large amount of data. Our privacy policies concerning the collection, use and disclosure of personal data are posted on our platforms. We face risks inherent in handling and protecting large volumes of data, especially consumer data. We face several challenges relating to data from transactions and other activities on our platforms, including:

●	protecting the data in and hosted on our system, including against attacks on our system or unauthorized use by outside parties or fraudulent behavior or improper use by our employees;
●

addressing concerns, challenges, negative publicity and litigation related to data privacy, collection, use and actual or perceived sharing for promotional and other purposes (including sharing among our own businesses, with business partners or regulators, and concerns among the public about the alleged discriminatory treatment adopted by Internet platforms based on user profile), safety, security and other factors that may arise from our existing businesses or new businesses and technologies, such as new forms of data (for example, biometric data, location information and other demographic information); and

●

complying with applicable laws, rules and regulations relating to the collection (from users and other third-party systems or sources), use, storage, transfer, disclosure and security of personal data, including requests from data subjects and regulatory and government authorities.

Our business is subject to complex and evolving domestic and international laws and regulations regarding privacy and data protection. These laws and regulations can be complex and stringent, and many are subject to change and uncertain interpretation, which could result in claims, changes to our data and other business practices, regulatory investigations, penalties, increased cost of operations, or declines in user growth or engagement, or otherwise affect our business.

Regulatory authorities around the world have implemented and are considering further legislative and regulatory proposals concerning data protection. New laws and regulations that govern new areas of data protection or impose more stringent requirements may be introduced in jurisdictions where we may conduct business or may expand into. It is possible that existing or newly- introduced laws and regulations, or their interpretation, application or enforcement, could significantly affect the value of our data, force us to change our data and other business practices and cause us to incur significant compliance costs.

As we further expand our operations into international markets, we will be subject to additional laws in other jurisdictions where we operate and where our consumers, users, merchants, customers and other participants are located. The laws, rules and regulations of other jurisdictions may be more comprehensive, detailed and nuanced in their scope, and may impose requirements and penalties that conflict with, or are more stringent than, those to which we are currently subject. In addition, these laws, rules and regulations may restrict the transfer of data across jurisdictions, which could impose additional and substantial operational, administrative and compliance burdens on us, and may also restrict our business activities and expansion plans, as well as impede our data-driven business strategies. Complying with laws and regulations for an increasing number of jurisdictions could require significant resources and costs.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

We develop and sell products where insurance or indemnification may not be available, including:

●	Designing and developing products using advanced and unproven technologies in intelligence and homeland security applications that are intended to operate in high demand, high risk situations; and
●	Designing and developing products to collect, distribute and analyze various types of information.

Failure of certain of our products could result in loss of life or property damage. Certain products may raise questions with respect to issues of privacy rights, civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues. Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances but not in others. We are not able to maintain insurance to protect against all operational risks and uncertainties. Substantial claims resulting from an accident, failure of our product, or liability arising from our products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm our financial condition, cash flows, and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

For the year ended December 31, 2023, approximately 51.6% of our revenues are from sales of products on Amazon and any limitation or restriction, temporarily or otherwise, to sell on Amazon’s platform could have a material adverse impact to our business, results of operations, financial condition, and prospects.

Approximately 51.6% of our products are sold on Amazon and are subject to Amazon’s terms of service and various other Amazon seller policies that apply to third parties selling products on Amazon’s marketplace. Amazon’s terms of service provide, among other things, that it may terminate or suspend its agreement with any seller or any of its services being provided to a seller at any time and for any reason. In addition, if Amazon determines that any seller’s actions or performance, including ours, may result in violations of its terms or policies, or create other risks to Amazon or to third parties, then Amazon may in its sole discretion withhold any payments owed for as long as Amazon determines any related risk to Amazon or to third parties persist. Further, if Amazon determines that any seller’s, including our, accounts have been used to engage in deceptive, fraudulent or illegal activity, or that such accounts have repeatedly violated its policies, then Amazon may in its sole discretion permanently withhold any payments owed. In addition, Amazon in its sole discretion may suspend a seller account and product listings if Amazon determines that a seller has engaged in conduct that violates any of its policies. Any limitation or restriction on our ability to sell on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects. We also rely on services provided by Amazon’s fulfillment platform which provides expedited shipping to the consumer, an important aspect in the buying decision for consumers. Any inability to market our products for sale with delivery could have a material impact on our business, results of operations, financial condition and prospects. Failure to remain compliant with the fulfillment practices on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects.

Risks Related to Our e-Commerce Business

Our sales may be impacted should there be a disruption of service to our Amazon or Alibaba online storefronts.

NextPlat’s Amazon online marketplaces represented approximately 51.6% and 54.3% of total sales for the years ended December 31, 2023, and 2022, respectively. In July 2021 we commenced sales through the Alibaba storefront. These marketplaces will represent a significant portion of our sales in the foreseeable future. Should there be a disruption of Amazon or Alibaba services or our ability to maintain storefronts with Amazon or Alibaba, our sales will likely decrease, and we would have to seek other distribution methods to sell our products online, which may be costly. In addition, if and to the extent the cost structure of the Amazon marketplace listing changes, such an increase could have a material adverse effect on NextPlat’s sales through this platform.

Creating and maintaining a trusted status of our online marketing presence or ecosystem will be critical to our viability and growth, and any failure to do so could severely damage our reputation, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Any loss of trust in our online presence could harm our reputation, and could result in consumers, merchants, brands, retailers, intellectual property holders and other participants reducing their levels of activity, which could materially reduce our revenue and profitability, if any. Our ability to maintain trust in our online capabilities will be based in large part upon:

●	the quality, value and functionality of products and services offered;
●	the reliability and integrity of our company and our e-commerce websites, as well as of the merchants,
●	software developers, logistics providers, service providers, intellectual property holders and other participants in our ecosystem;
●	our commitment to high levels of service;
●	the safety, security and integrity of the data on our systems, and those of other participants on our e-commerce websites;
●	the strength of our measures to protect consumers and intellectual property rights owners; and
●	our ability to provide reliable and trusted payment and escrow services through our arrangements with third party service providers.

Our current plans contemplate that we will expand our online marketing presence primarily via the Alibaba ecosystem. Any termination or material change in our relationship with Amazon or Alibaba could have a material adverse effect on our business, financial condition, results of operations and prospects.

Any termination or material change in our relationship with Amazon or Alibaba could have a material adverse effect on our business, financial condition, results of operations and prospects. We expect that Alibaba will represent one of our primary online marketing channels. Any adverse development in our relationship with these online markets could result in an immediate and significant adverse impact in our online marketing presence, revenues, operating results and financial condition. It could also result in a loss of trust by consumers, merchants, brands, retailers, intellectual property holders and other participants reducing their levels of activity, which could further materially reduce our revenues and profitability, if any.

We may not be able to maintain or grow our revenue or our business.

Our revenue growth also depends on our ability to grow our core businesses, newly developed businesses, as well as businesses that we may acquire or which we may consolidate. We are exploring and will continue to explore in the future new business initiatives, including in industries and markets in which we have limited or no experience, as well as new business models, that may be untested. Developing new businesses, initiatives and models requires significant investments of time and resources, and may present new and difficult technological, operational and compliance challenges. Particularly in the e-commerce space, we face various challenges while facilitating the convergence of online and offline retail and digitalization of offline business operations. Many of these challenges may be specific to business areas with which we do not have sufficient experience. Also, as we grow our direct sales businesses, we face new and increased risks, such as risks relating to inventory procurement and management, including failure to stock sufficient inventory to meet demands or additional costs or write-offs resulting from overstocking, supply chain management, accounts receivable and related potential impairment charges, as well as new and heightened regulatory requirements and increased liabilities to which we are subject as operators of direct sales businesses, including those relating to consumer protection, customs and permits and licenses, and allegations of unfair business practices. Failure to adequately address these and other risks and challenges relating to our direct sales business may harm our relationship with customers and consumers, adversely affect our business and results of operations and subject us to regulatory scrutiny or liabilities. We may encounter difficulties or setbacks in the execution of various growth strategies, and those strategies may not generate the returns we expect within the timeframe we anticipate, or at all. In addition, our overall revenue growth may slow, or our revenues may decline for other reasons, including increasing customer acquisition costs, increasing competition, disruptions to the global economy from pandemics, natural disasters or other events, as well as changes in the geopolitical landscape, government policies or general economic conditions. As our revenue grows to a higher base level, our revenue growth rate may slow in the future.

If we are unable to compete effectively, our business, financial condition and results of operations would be materially and adversely affected.

We face intense competition from established Internet companies, as well as from global and regional e-commerce players. These areas of our business are subject to rapid market change, the introduction of new business models, and the entry of new and well-funded competitors. Increased investments made and lower prices offered by our competitors may require us to divert significant managerial, financial and human resources to remain competitive, and ultimately may reduce our market share and negatively impact the profitability of our business.

Our ability to compete depends on several factors, some of which may be beyond our control, including alliances, acquisitions or consolidations within our industries that may result in stronger competitors, technological advances, shifts in customer preferences and changes in the regulatory environment in the markets we operate. Existing and new competitors may leverage their established platforms or market positions, or introduce innovative business models or technologies, to launch highly engaging content, products or services that may attract a large user base and achieve rapid growth, which may make it more challenging for us to acquire new customers and materially and adversely affect our business expansion and results of operations.

If we are not able to compete effectively, the level of economic activity and user engagement in our ecosystem may decrease and our market share and profitability may be negatively affected, which could materially and adversely affect our business, financial condition and results of operations, as well as our reputation and brand.

We may not be able to maintain and improve our online marketing, which could negatively affect our business and prospects.

Our ability to maintain a healthy and vibrant ecosystem among consumers, merchants, brands, retailers, Intellectual Property holders and other participants is critical to our success. The extent to which we are able to create, maintain and strengthen these market channels depends on our ability to:

●	offer secure and open e-commerce websites for all participants and balance the interests of these participants;
●	provide a wide range of high-quality product offerings to consumers;
●	attract and retain a wide range of consumers, merchants, brands and retailers;
●	provide effective technologies, infrastructure and services that meet the evolving needs of consumers, merchants, brands, retailers and other ecosystem participants;
●	arrange secure and trusted payment settlement services;
●	address user concerns with respect to data security and privacy;
●	improve our logistics data and coordinate fulfillment and delivery services with logistics service providers;
●	attract and retain third-party service providers that are able to provide quality services on commercially reasonable terms to our merchants, brands, retailers and other ecosystem participants;
●	maintain the quality of our customer service; and
●	continue adapting to the changing demands of the market.

In addition, changes we make to our current operations to enhance and improve our online presence or to comply with regulatory requirements may be viewed positively from one participant group’s perspective, such as consumers, but may have negative effects from another group’s perspective, such as merchants. If we fail to balance the interests of all participants in our ecosystem, consumers, merchants, brands, retailers and other participants may spend less time, mind share and resources on our platforms and may conduct fewer transactions or use alternative platforms, any of which could result in a material decrease in our revenue and net income.

If we are not able to continue to innovate or if we fail to adapt to changes in our various industries, our business, financial condition and results of operations would be materially and adversely affected.

The e-commerce business is subject to rapidly changing technology, evolving industry standards, new mobile apps and protocols, new products and services, new media and entertainment content – including user-generated content – and changing user demands and trends. Furthermore, our domestic and international competitors are continuously developing innovations in personalized search and recommendation, online shopping and marketing, communications, social networking, entertainment, logistics and other services, to enhance user experience. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plans. Our failure to innovate and adapt to these changes and developments in a timely manner could have a material adverse effect on our business, financial condition and results of operations. Even if we timely innovate and adopt changes in our strategies and plans, we may nevertheless fail to realize the anticipated benefits of these changes or even generate lower levels of revenue as a result.

Our failure to manage the significant management, operational and financial challenges involved in growing our business and operations could harm us.

If we are successful in implementing our plans, our business will become increasingly complex as the scale, diversity and geographic coverage of our business and our workforce continue to expand through both organic growth and acquisitions. This expansion will place a significant strain on our management, operational and financial resources. The challenges involved in expanding our businesses require our employees to handle new and expanded responsibilities and duties. If our employees fail to adapt to the expansion or if we are unsuccessful in hiring, training, managing and integrating new employees or retraining and expanding the roles of our existing employees, our business, financial condition and results of operations may be materially harmed. Moreover, our current and planned staffing, systems, policies, procedures and controls may not be adequate to support our future operations. To effectively manage continuing expansion and growth of our operations and workforce, we will need to continue to improve our personnel management, transaction processing, operational and financial systems, policies, procedures and controls, which could be particularly challenging as we acquire new operations with different and incompatible systems in new industries or geographic areas. These efforts will require significant managerial, financial and human resources. There can be no assurance that we will be able to effectively manage our growth or to implement all these systems, policies, procedures and control measures successfully. If we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

We face risks relating to our acquisitions, investments and alliances.

We expect to evaluate and consider a wide array of potential strategic transactions as part of our overall business strategy, including business combinations, acquisitions of businesses, technologies, services, products and other assets, as well as strategic investments, joint ventures, licenses and alliances. At any given time, we may be engaged in discussing or negotiating a range of these types of transactions. These transactions involve significant challenges and risks, including:

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difficulties in, and significant and unanticipated additional costs and expenses resulting from, integrating into our business the large number of personnel, operations, products, services, technology, internal controls and financial reporting of the businesses we acquire;

●	disruption of our ongoing business, distraction of and significant time and attention required from our management and employees and increases in our expenses;
●	departure of skilled professionals and proven management teams of acquired businesses, as well as the loss of established client relationships of those businesses we invest in or acquire;
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for investments over which we may not obtain management and operational control, we may lack influence over the controlling partners or shareholders, or may not have aligned interests with those of our partners or other shareholders;

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additional or conflicting regulatory requirements, heightened restrictions on and scrutiny of investments, acquisitions and foreign ownership in other jurisdictions, on national security grounds or for other reasons, regulatory requirements such as filings and approvals under the anti-monopoly and competition laws, rules and regulations, the risk that acquisitions or investments may fail to close, due to political and regulatory challenges or protectionist policies, as well as related compliance and publicity risks;

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actual or alleged misconduct, unscrupulous business practices or non-compliance by us or any company we acquire or invest in or by its affiliates or current or former employees, whether before, during or after our acquisition or investments;

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difficulties in identifying and selecting appropriate targets and strategic partners, including potential loss of opportunities for strategic transactions with competitors of our investee companies and strategic partners; and

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difficulties in conducting sufficient and effective due diligence on potential targets and unforeseen or hidden liabilities or additional incidences of non-compliance, operating losses, costs and expenses that may adversely affect us following our acquisitions or investments or other strategic transactions.

These and other risks could lead to negative publicity, increased regulatory scrutiny, litigation, government inquiries, investigations, actions or penalties against us and the companies we invest in or acquire on the ground of non-compliance with regulatory requirements, or even against our other businesses, and may force us to incur significant additional expenses and allocate significant management and human resources to rectify or improve these companies’ corporate governance standards, disclosure controls and procedures or internal controls and systems. As a result, we may experience significant difficulties and uncertainties carrying out investments and acquisitions, and our growth strategy, reputation and/or the trading prices of our securities may be materially and adversely affected.

We face challenges in expanding our international and cross-border businesses and operations.

In addition to risks that generally apply to our acquisitions and investments, we face risks associated with expanding into an increasing number of markets where we have limited or no experience, we may be less well-known or have fewer local resources and we may need to localize our business practices, culture and operations. We also face protectionist or national security policies that could, among other things, hinder our ability to execute our business strategies and put us at a competitive disadvantage relative to domestic companies in other jurisdictions.

In addition, compliance with cross-border e-commerce tax laws that apply to our businesses will also affect a number of our businesses, increase our compliance costs and subject us to additional risks. Failure to manage these risks and challenges could negatively affect our ability to expand our international and cross-border businesses and operations as well as materially and adversely affect our business, financial condition and results of operations.

We are heavily reliant on Charles Fernandez, our Executive Chairman and Chief Executive Officer, and the departure or loss of Mr. Fernandez could disrupt our business.

NextPlat depends heavily on the continued efforts of Charles Fernandez, our Executive Chairman and Chief Executive Officer. Mr. Fernandez’s services are essential to NextPlat’s strategic vision and would be difficult to replace. The departure or loss of Mr. Fernandez, or the inability to timely hire and retain a qualified replacement, could negatively impact the Company’s ability to manage its business.

We are heavily reliant on David Phipps, our President and Chief Executive Officer of Global Operations and a director, and the departure or loss of David Phipps could disrupt our business.

NextPlat depends heavily on the continued efforts of David Phipps, our President and Chief Executive Officer of Global Operations and a director. Mr. Phipps is the founder of Global Telesat Communications LTD and is essential to NextPlat’s day-to-day operations and would be difficult to replace. The departure or loss of Mr. Phipps, or the inability to timely hire and retain a qualified replacement, could negatively impact NextPlat’s ability to manage its business.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed with specific qualifications and on acceptable terms or to retain good relationships with our partners might impede our ability to continue to develop, commercialize and sell our products. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

We depend on key management as well as experienced and capable personnel generally, and any failure to attract, motivate and retain our staff could severely hinder our ability to maintain and grow our business.

Our future success is significantly dependent upon the continued service of our key executives and other key employees, particularly in new business areas we are expanding into. If we lose the services of any member of management or key personnel, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff.

As our business develops and evolves, it may become difficult for us to continue to retain our employees. A number of our employees, including many members of management, may choose to pursue other opportunities outside of us. If we are unable to motivate or retain these employees, our business may be severely disrupted, and our prospects could suffer.

The size and scope of our ecosystem also requires us to hire and retain a wide range of capable and experienced personnel who can adapt to a dynamic, competitive and challenging business environment. We will need to continue to attract and retain experienced and capable personnel at all levels, including members of management, as we expand our business and operations. Our various incentive initiatives may not be sufficient to retain our management and employees. Demand for talent in our industry is intense, and the availability of suitable and qualified candidates is limited. Competing demand for qualified personnel could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, there can be no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

Failure to deal effectively with fraudulent or illegal activities by our employees, business partners or service providers would harm our business.

Illegal, fraudulent, corrupt or collusive activities or misconduct, whether actual or perceived, by our employees could subject us to liability or negative publicity, which could severely damage our brand and reputation. We will implement internal controls and policies with regard to the review and approval of merchant accounts, interactions with business partners and government officials, account management, sales activities, data security and other relevant matters. However, there can be no assurance that our controls and policies will prevent fraud, corrupt or illegal activity or misconduct by our employees or that similar incidents will not occur in the future. As we expand our operations, in particular our businesses that provide services to governments and public institutions, we are subject to additional internal control and compliance requirements relating to corrupt and other illegal practices by our employees, and we may also be held liable for misconduct by our business partners and service providers. Failure to comply or ensure our employees, business partners and service providers to comply with these requirements, whether alleged or actual, could subject us to regulatory investigations and liabilities, which would materially and adversely affect our business operations, customer relationships, reputation and the trading price of our securities.

If the logistics service providers used by our merchants fail to provide reliable logistics services, our business and prospects, as well as our financial condition and results of operations, may be materially and adversely affected.

Interruptions to or failures in logistics services could prevent the timely or proper delivery of products to consumers, which would negatively impact on our competitive position as well as harm the reputation of our ecosystem and the businesses we operate. These interruptions or failures may be due to events that are beyond the control of any of these logistics service providers, such as inclement weather, natural disasters, the COVID-19 pandemic, other pandemics or epidemics, accidents, transportation disruptions, including special or temporary restrictions or closings of facilities or transportation networks due to regulatory or political reasons, or labor unrest or shortages. These logistics services could also be affected or interrupted by business disputes, industry consolidation, insolvency or government shutdowns. The merchants in our ecosystem may not be able to find alternative logistics service providers to provide logistics services in a timely and reliable manner, or at all. If the products sold by merchants in our ecosystem are not delivered in proper condition, on a timely basis or at shipping rates that are commercially acceptable to marketplace participants, our business and prospects, as well as our financial condition and results of operations could be materially and adversely affected.

Failure to deal effectively with any fraud perpetrated and fictitious transactions conducted in our ecosystem, and other sources of customer dissatisfaction, would harm our business.

Although we are implementing various measures to detect and reduce the occurrence of fraudulent activities in connection with other businesses we operate, there can be no assurance that these measures will be effective in combating fraudulent transactions or improving overall satisfaction among our consumers, merchants and other participants. Additional measures that we take to address fraud could also negatively affect the attractiveness of our marketplaces and other businesses we operate to consumers or merchants. In addition, merchants in our marketplaces contribute to a fund to provide consumer protection guarantees. If our merchants do not perform their obligations under these programs, we may use funds that have been deposited by merchants in a consumer protection fund to compensate consumers. If the amounts in the fund are not sufficient, we may choose to compensate consumers for losses, although currently we are not legally obligated to do so. If, as a result of regulatory developments, we are required to compensate consumers, we will incur additional expenses. Although we have recourse against our merchants for any amounts we incur, there can be no assurance that we would be able to collect these amounts from our merchants.

Government authorities, industry watchdog organizations or other third parties may issue reports or engage in other forms of public communications concerning alleged fraudulent or deceptive conduct on our platforms. Negative publicity and user sentiment generated as a result of these reports or allegations could severely diminish consumer confidence in and use of our services, reduce our ability to attract new or retain current merchants, consumers and other participants, damage our reputation, result in shareholder or other litigation, diminish the value of our brand, and materially and adversely affect our business, financial condition and results of operations.

Our e-commerce platforms could be disrupted by network interruptions.

Our e-commerce platforms depend on the efficient and uninterrupted operation of our computer and communications systems. System interruptions and delays may prevent us from efficiently processing the large volume of transactions on our marketplaces and other businesses we operate.

Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our facilities, including power outages, system failures, telecommunications delays or failures, construction accidents, break-ins to IT systems, computer viruses or human errors, could result in delays in or temporary outages of our platforms or services, loss of our, consumers’ and customers’ data and business interruption for us and our customers. Any of these events could damage our reputation, significantly disrupt our operations and the operations of the participants in our ecosystem and subject us to liability, heightened regulatory scrutiny and increased costs, which could materially and adversely affect our business, financial condition and results of operations.

Natural disasters or terrorist attacks could have an adverse effect on our business.

Natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect personal, confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

Our cybersecurity measures may not detect, prevent or control all attempts to compromise our systems or risks to our systems, including distributed denial-of-service attacks, viruses, Trojan horses, malicious software, break-ins, phishing attacks, third-party manipulation, security breaches, employee misconduct or negligence or other attacks, risks, data leakage and similar disruptions that may jeopardize the security of data stored in and transmitted by our systems or that we otherwise maintain. Breaches or failures of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of user information, or denial-of-service or other interruptions to our business operations. In addition, breaches or failures of the systems and cybersecurity measures of our third-party service providers could also result in unauthorized access to our data and user information. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Moreover, if the security of domain names is compromised, we will be unable to use the domain names in our business operations, which could materially and adversely affect our business operations, reputation and brand image. If we fail to implement adequate encryption of data transmitted through the networks of the telecommunications and Internet operators we rely upon, there is a risk that telecommunications and Internet operators or their business partners may misappropriate our data, which could materially and adversely affect our business operations and reputation.

Non-compliance with, or changes in, the legal and regulatory environment in the countries in which we operate could increase our costs or reduce our net operating revenues.

Our business is subject to various laws and regulations in the US and in the countries throughout the world in which we do business, including laws and regulations relating to commerce, intellectual property, trade, environmental, health and safety, commerce and contracts, privacy and communications, consumer protection, web services, tax, and state corporate laws and securities laws; and specifically in the communications equipment industry, many of which are still evolving and could be interpreted in ways that could harm our business. There is no assurance that we will be completely effective in ensuring our compliance with all applicable laws and regulations. Changes in applicable laws or regulations or evolving interpretations thereof, including increased government regulations, may result in increased compliance costs, capital expenditures and other financial obligations for us and could affect our profitability or impede the production or distribution of our products, which could affect our net operating revenues.

Tightening of tax compliance efforts that affect our merchants could materially and adversely affect our business, financial condition and results of operations.

Tax legislation relating to the ecosystem is still developing. Governments may promulgate or strengthen the implementation of tax regulations that impose obligations on e-commerce companies, which could increase the costs to consumers and merchants and make our platforms less competitive in these jurisdictions. Governments may require e-commerce companies to assist in the enforcement of tax registration requirements and the collection of taxes with respect to the revenue or profit generated by merchants from transactions conducted on their platforms. We may also be requested by tax authorities to supply information about our merchants, such as transaction records and bank account information, and assist in the enforcement of other tax regulations, including the payment and withholding obligations against our merchants. As a result of more stringent tax compliance requirements and liabilities, we may lose existing merchants and potential merchants might not be willing to open storefronts on our marketplaces, which could in turn negatively affect us. Stricter tax enforcement by tax authorities may also reduce the activities by merchants on our platforms and result in liability to us. Any heightened tax law enforcement against participants in our marketing platforms (including imposition of reporting or withholding obligations on operators of marketplaces with respect to VAT of merchants and stricter tax enforcement against merchants generally) could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the products and services sold through our platforms.

Government authorities place high importance on consumer protection. Moreover, as part of our growth strategy, we expect to increase our focus on food, food delivery, food supplements and beverages, mother care, cosmetics, baby care, pharmaceutical and healthcare products and services, as well as electronics products, both as a platform operator and as part of our directly operated business. We have also invested in companies involved in these sectors. These activities could pose increasing challenges to our internal control and compliance systems and procedures, including our control over and management of third-party service personnel, and expose us to substantial increasing liability, negative publicity and reputational damage arising from consumer complaints, harms to personal health or safety or accidents involving products or services offered through our platforms or provided by us.

Operators of e-commerce platforms are subject to certain provisions of consumer protection laws even where the operator is not the merchant of the product or service purchased by the consumer. In addition, if we do not take appropriate remedial action against merchants or service providers for actions, they engage in that we know, or should have known, would infringe upon the rights and interests of consumers, we may be held jointly liable for infringement alongside the merchant or service provider.

We may also face increasing scrutiny from consumer protection regulators and activists, as well as increasingly become a target for litigation, in the United States, Europe and other jurisdictions.

Consumer complaints and associated negative publicity could materially and adversely harm our reputation and affect our business expansion. Claims brought against us under consumer protection laws, even if unsuccessful, could result in significant expenditure of funds and diversion of management time and resources, which could materially and adversely affect our business operations, net income and profitability.

Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”), and other similar anti-bribery and anti-corruption laws of other countries in which we operate.

We have conducted and have ongoing business operations in international locations, and may in the future initiate business operations in additional countries other than the U.S. Our business activities may be subject to the FCPA, the UK Bribery Act and other similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is regulated and therefore involves interaction with public officials, including officials of non-U.S. governments. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

Our reputation, our brand and our business may be harmed by aggressive marketing and communications strategies of our competitors.

Due to intense competition in our industry, we have been and may be the target of incomplete, inaccurate and false statements and complaints about us and our products and services that could damage our reputation and brand and materially deter consumers and customers from spending in our ecosystem. In addition, competitors have used, and may continue to use, methods such as lodging complaints with regulators, initiating frivolous and nuisance lawsuits, and other forms of attack litigation and “lawfare” that attempt to harm our reputation and brand, hinder our operations, force us to expend resources on responding to and defending against these claims, and otherwise gain a competitive advantage over us by means of litigious and accusatory behavior. Our ability to respond on share price-sensitive information to our competitors’ misleading marketing efforts, including lawfare, may be limited during our self-imposed quiet periods around quarter ends consistent with our internal policies or due to legal prohibitions on permissible public communications by us during certain other periods.

Risks Related to Doing Business in China

We contemplate that our business expansion, if successful, will result in an increase in the business we do in China. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial conditions and results of operations.

Currently we do not have operations in the Peoples Republic of China (“PRC” or “China”). However, as our e-commerce business expands, we expect to market our products and services in China, and perhaps establish operations in China at a future time, all of which would expose our business, prospects, financial condition and results of operations to an increasingly significant extent to political, economic and social conditions in China generally.

The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned or controlled by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and in various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

The growth rate of the Chinese economy has gradually slowed since 2010. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

China’s legal system is a civil law system based on written statutes, where prior court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties. Although we have taken measures to comply with the laws and regulations applicable to our business operations and to avoid conducting any non-compliant activities under these laws and regulations, the PRC governmental authorities may promulgate new laws and regulations regulating our business. Moreover, developments in our industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies. As a result, we may be required by the regulators to upgrade the licenses or permits we may obtain, to obtain additional licenses, permits, approvals, to complete additional filings or registrations for the services we provide, or to modify our business practices. Any failure to upgrade, obtain or maintain such licenses, permits, filings or approvals or requirement to modify our business practices may subject us to various penalties, including, among others, the confiscation of revenues and imposition of fines. We cannot assure you that our business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn may limit or restrict us, and could materially and adversely affect our business and operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered and could materially and adversely affect our business and the results of operations.

Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability regarding our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our securities.

We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States) also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our securities to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Fluctuations in exchange rates could have a material and adverse effect on the results of our operations and the value of your investment.

The conversion of Renminbi, the official currency of China, into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of our securities. For example, to the extent that we need to convert Renminbi we receive in payment for products and services into U.S. dollars to pay our operating expenses, depreciation of Renminbi against the U.S. dollar would have an adverse effect on the amount of the U.S. dollars we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities.

In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into other currencies, such as the U.S. dollar. As a result, fluctuations in exchange rates may have a material adverse effect on the value of NextPlat Common Stock.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Approval from or registration with appropriate government authorities or delegated banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient currency to satisfy our US or PRC currency demands, our operations could be adversely affected.

Risks Related to Our Securities

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

We are authorized to issue an aggregate of 50,000,000 shares of common stock and 3,333,333 shares of “blank check” preferred stock. In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may issue additional shares of NextPlat Common Stock or other securities that are convertible into or exercisable for NextPlat Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of NextPlat Common Stock may create downward pressure on the trading price of the NextPlat Common Stock.

You will experience future dilution because of future equity offerings.

We may in the future offer additional shares of NextPlat Common Stock or other securities convertible into or exchangeable for NextPlat Common Stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of NextPlat Common Stock or other securities convertible into shares of NextPlat Common Stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to our current stockholders.

We do not anticipate paying dividends on the NextPlat Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on NextPlat Common Stock, and we do not anticipate such a declaration or payment in the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, NextPlat Stockholders will not receive any funds absent a sale of their shares of NextPlat Common Stock. If we do not pay dividends, the NextPlat Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The ability of our Board of Directors to issue additional stock may prevent or make certain transactions more difficult, including a sale or merger of the Company.

NextPlat’s Board of Directors is authorized to issue up to 3,333,333 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control of NextPlat. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of NextPlat by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

The NextPlat Common Stock and Warrants are thinly traded and there can be no assurance that a more active public market will ever develop. Failure to develop or maintain an active trading market could negatively affect the value of the NextPlat Common Stock and make it difficult or impossible for you to sell your shares.

The NextPlat Common Stock and Warrants are listed on Nasdaq but there can be no assurance that an active trading market will develop for the NextPlat Common Stock and Warrants. Should we fail to satisfy the Nasdaq continued listing standards, the trading price of the NextPlat Common Stock could suffer and the trading market for the NextPlat Common Stock and Warrants may be less liquid, and the price of the NextPlat Common Stock and the Warrants may be subject to increased volatility, making it difficult or impossible to sell shares of NextPlat Common Stock and Warrants.

The provisions of the Warrants could discourage the acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire NextPlat. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of the NextPlat Common Stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of the NextPlat Common Stock and would impair your ability to sell or purchase NextPlat Common Stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow the NextPlat Common Stock to become listed again, stabilize the market price or improve the liquidity of the NextPlat Common Stock, prevent the NextPlat Common Stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

Our stock price may be volatile.

The market price of the NextPlat Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	conversions from preferred stock to NextPlat Common Stock;
●	sales of NextPlat Common Stock and preferred stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments; and
●	economic and other external factors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of companies. These market fluctuations may also materially and adversely affect the market price of the NextPlat Common Stock.

Offers or availability for sale of a substantial number of shares of NextPlat Common Stock may cause the price of the NextPlat Common Stock to decline.

If NextPlat stockholders sell substantial amounts of NextPlat Common Stock in the public market, including upon the expiration of any statutory holding period under Rule 144 under the Securities Act, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of the NextPlat Common Stock could fall. The existence of an overhang, whether sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Risks Related to NextPlat’s Healthcare Business

NextPlat derives a significant portion of its sales from prescription drug sales reimbursed by pharmacy benefit management companies.

NextPlat derives a significant portion of its sales from prescription drug sales reimbursed through prescription drug plans administered by PBM companies. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates. There can be no assurance that we will continue to participate in any PBM network at any future time. If our participation in the prescription drug programs administered by one or more of the large PBM companies is restricted or terminated, we expect that its sales would be adversely affected, at least in the short-term. NextPlat or the PBM may terminate the network participation agreement at any time by way of advance notice to the other party. If we are unable to replace any such lost sales, either through an increase in other sales or through a resumption of participation in those plans, our operating results may be materially adversely affected. When we exit a pharmacy provider network and later resume network participation, there can be no assurance that we will achieve any level of business on any pace, or that all clients of the PBM sponsor of the network will choose to include us again in their pharmacy network initially or at all. In addition, in such circumstances we may incur increased marketing and other costs about initiatives to regain former patients and attract new patients covered by in-network plans.

Efforts to reduce reimbursement levels and alter health care financing practices could adversely affect our businesses.

The continued efforts of health maintenance organizations, managed care organizations, other companies, government entities, and other third-party payors to reduce prescription drug costs and pharmacy reimbursement rates may impact our profitability. Increased utilization of generic pharmaceuticals, which normally yield a higher gross profit rate than equivalent brand-named drugs, has resulted in a decrease in reimbursement payments to retail and mail order pharmacies for generic drugs through the imposition by third-party payors of generic effective rates that have caused a reduction in the generic profit rate. We expect pricing pressures from third-party payors to continue given the high and increasing costs of specialty drugs. As a result of this industry-wide pressure, we also may see profit margins on our contracts continue to compress, which may adversely affect our profitability.

PBM fees, including Direct and Indirect Remuneration (“DIR”) fees, transaction charges and network access fees, applied significant downward pressure on our profitability. DIR fees are often calculated and charged several months after adjudication of a claim, which adversely impacts our profitability. These fees lack transparency and are extremely difficult to predict and accrue. DIR fees are sometimes retroactively “clawed back” by the PBMs with little or no warning at the end of a quarter, which has a significant downward effect on our gross margins.

Retroactive contractual adjustments may be imposed on the pharmacies through execution of new contracts between pharmacy services administration organizations and PBMs with retroactive effectiveness. These contractual adjustments typically impose new lowered effective rate calculations on previously dispensed medications resulting in a PBM overpayment, which is later recouped with or without notice to the pharmacy. DIR fees and other PBM fees are generally not disclosed at adjudication and may change throughout the year. These adjustments and the resultant fees may not be predictable or avoidable and can adversely affect our revenues, cash flow, and profitability.

In addition, during the past several years, the U.S. health care industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control health care costs, including prescription drug costs, are underway at the federal and state government levels. Changing political, economic, and regulatory influences may affect health care financing and reimbursement practices. If the current health care financing and reimbursement system changes significantly, our business, financial position and results of operations could be materially adversely affected.

Quality measurement networks have a significant impact on our revenues. Quality measurement networks can be, but are not always, tied to DIR fees collected by PBMs. These networks designate specific metrics through which pharmacy performance is assessed. These metrics are disclosed along with benchmark guidance for quality or superior performance, which can lead to a return of the DIR fees by the PBMs in the form of performance bonuses. Failure to meet quality measures can result in loss of DIR fees collected and loss of PBM relationship. There is no guarantee that we will be successful in meeting quality review standards. Quality measurement networks are increasingly rigorous and can be based on comparative success against other pharmacies in the network. If other pharmacies out-perform our pharmacy or if we fail to meet quality metrics, our profitability can be adversely affected.

A slowdown in the frequency and rate of the introduction of new prescription drugs as well as generic alternatives to brand name prescription products could adversely affect our business, financial position, and results of operations.

The profitability of retail pharmacy businesses is dependent upon the utilization of prescription drug products. Generally, our pharmacies receive greater profit from generic drugs. Utilization trends are affected by the introduction of new and successful prescription pharmaceuticals as well as lower priced generic alternatives to existing brand name products. Accordingly, a slowdown in the introduction of new and successful prescription pharmaceuticals and/or generic alternatives could adversely affect our business, financial position and results of operations.

Uncertainty regarding the impact of Medicare Part D may adversely affect our business, financial position and our results of operations.

Since its inception in 2006, the Medicare drug benefit has resulted in increased utilization and decreased pharmacy gross margin rates as higher margin business, such as cash and state Medicaid customers, migrated to Medicare Part D coverage. To the extent this occurs, the adverse effects of the Medicare drug benefit may outweigh any opportunities for new business generated by the Medicare drug benefit. In addition, if the government alters Medicare program requirements or reduces funding because of the higher-than-anticipated cost to taxpayers of the Medicare drug benefit or for other reasons; or if we fail to design and maintain programs that are attractive to Medicare participants, our Medicare Part D services and the ability to expand our Medicare Part D services could be materially and adversely affected, and our business, financial position and results of operations may be adversely affected.

Unexpected safety or efficacy concerns may arise from pharmaceutical products.

Unexpected safety or efficacy concerns can arise with respect to pharmaceutical drugs dispensed at our pharmacies, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales. If we fail to or do not promptly withdraw pharmaceutical drugs upon a recall by a drug manufacturer, our business and results of operations could be negatively impacted by reversals of pharmacy billings that will result in loss of revenue.

Prescription volumes may decline, and our net revenues and ability to generate earnings may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of drugs from our pharmacies. These volumes are the basis for our net revenues. When increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability, and cash flows may decline.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or eliminate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance.

We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

Changes in industry pricing benchmarks could adversely affect our business, financial position and results of operations.

Contracts in the prescription drug industry generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price, average sales price and wholesale acquisition cost.

Recent events have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize average wholesale price as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry. In some circumstances, such changes could also impact the reimbursement that we receive from Medicare or Medicaid programs for drugs covered by such programs and from MCOs that contract with government health programs to provide prescription drug benefits.

The industries in which we operate are extremely competitive and competition could adversely affect our business, financial position and results of operations.

We operate in a highly competitive environment. As a pharmacy retailer, we compete with other drugstore chains, supermarkets, discount retailers, membership clubs, Internet companies and retail health clinics, as well as other mail order pharmacies. In that regard, many pharmacy benefits plans have implemented plan designs that mandate or provide incentives to fill maintenance medications through mail order pharmacies. To the extent this trend continues, our retail pharmacy business could be adversely affected. In addition, some of these competitors may offer services and pricing terms that we may not be willing or able to offer. Competition may also come from other sources in the future. Thus, competition could have an adverse effect on our business, financial position and results of operations.

Existing and new government legislative and regulatory action could adversely affect our business, financial position and results of operations.

The retail drugstore business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of our business, including, but not limited to: imposition of civil or criminal penalties; suspension of payments from government programs; loss of required government certifications or approvals; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; or loss of licensure. The regulations to which we are subject include, but are not limited to: the laws and regulations; accounting standards; tax laws and regulations; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; and regulations of the FDA, the U.S. Federal Trade Commission, the Drug Enforcement Administration, and the Consumer Product Safety Commission, as well as state regulatory authorities, governing the sale, advertisement and promotion of products that we sell. In that regard, our business, financial position and results of operations could be affected by one or more of the following:

●

federal and state laws and regulations governing the purchase, distribution, management, dispensing and reimbursement of prescription drugs and related services, whether at retail or mail, and applicable licensing requirements;

●	the effect of the expiration of patents covering brand name drugs and the introduction of generic products;
●	the frequency and rate of approvals by the FDA of new brand named and generic drugs, or of over-the-counter status for brand name drugs;
●	FDA regulation affecting the retail pharmacy industry;
●

rules and regulations issued pursuant to the HIPAA, and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach laws and state laws limiting the use and disclosure of prescriber information;

●	administration of the Medicare drug benefit, including legislative changes and/or CMS rulemaking and interpretation;
●	government regulation of the development, administration, review and updating of formularies and drug lists;
●	state laws and regulations establishing or changing prompt payment requirements for payments to retail pharmacies;
●	impact of network access (any willing provider) legislation on ability to manage pharmacy networks;
●	managed care reform and plan design legislation;
●	insurance licensing and other insurance regulatory requirements applicable to offering prescription drug providers (“PDP”) about the Medicare drug benefit;
●	direct regulation of pharmacies by regulatory and quasi-regulatory bodies; and
●	Federal government sequestration affecting Medicare Part B reimbursements.

Changes in the health care regulatory environment may adversely affect our business.

Future rulemaking could increase regulation of pharmacy services, result in changes to pharmacy reimbursement rates, and otherwise change the way we do business. We cannot predict the timing or impact of any future rulemaking, but any such rulemaking could have an adverse impact on our results of operations.

The sustainability of our current business model is also dependent on the availability, pricing and rules and regulations relating to the dispensing of controlled medications. Changes that affect any of these variables could greatly impact our current revenue streams as well as alter our business structure and future plans for growth and development.

Efforts to reform the U.S. health care system may adversely affect our financial performance.

Congress periodically considers proposals to reform the U.S. health care system. These proposals may increase government involvement in health care and regulation of pharmacy services, or otherwise change the way we or our clients do business. Health plan sponsors may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that the combined company would provide. We cannot predict what effect, if any, these proposals may have on its retail and pharmacy services businesses. Other legislative or market-driven changes in the health care system that we cannot anticipate could also materially adversely affect our results of operations, financial position and/or cash flow from operations.

If we are found to be in violation of Medicaid and Medicare reimbursement regulations, we could become subject to retroactive adjustments and recoupment, or exclusion from the Medicaid, Medicare programs, and PBM networks.

As a Medicaid and Medicare provider, we are subject to retroactive adjustments due to prior-year audits, reviews and investigations, government fraud and abuse initiatives, and other similar actions. Federal regulations provide for withholding payments to recoup amounts payable under the programs and, in certain circumstances, allow for exclusion from Medicaid and Medicare. We cannot offer any assurance that, pursuant to such audits, reviews, investigations, or other proceedings, we will be found to be complying in all respects with such reimbursement regulations. A determination that we are in violation of any such reimbursement regulation could result in retroactive adjustments and recoupment of payments and have a material adverse effect on our financial condition and results of operations. As a Medicaid and Medicare provider, we are also subject to routine, unscheduled audits, and if any such audit results in a negative finding, finding, we may be subject to exclusions from Medicaid, Medicare, and other PBM networks, which would adversely affect our results of operations and financial condition.

Our industry is subject to extensive government regulation, and noncompliance by us or our suppliers could harm our business.

The repackaging, marketing, sale, and purchase of medications are extensively regulated by federal and state governments. In addition, many of the brand name and controlled medications that we sell receive greater attention from law enforcement officials than medications that are most often dispensed by traditional pharmacies due to the high cost of these medications and the potential for diversion and fraud, waste, and abuse. We sell common blood pressure, statin and other common drugs, and dispense either brand name or generic drugs according to the doctor’s prescription. If we fail to, or are accused of failing to, comply with applicable laws and regulations, we could be subject to penalties that may include exclusion from the Medicare or Medicaid programs, fines, requirements to change our practices, and civil or criminal penalties, which could harm our business, financial condition, and results of operations. Any disqualification from participating in Medicare or the state Medicaid programs would significantly reduce our net sales and our ability to maintain profitability. Our business could also be harmed if the entities with which we contract or have business relationships, such as pharmaceutical manufacturers, distributors, physicians, clinics, or home health agencies are accused of violating laws or regulations.

While we believe that we are operating our business in substantial compliance with existing legal requirements material to the operation of our business, there are significant uncertainties involving the application of many of these legal requirements to our business. Changes in interpretation or enforcement policies could subject our current practices to allegations of impropriety or illegality. The applicable regulatory framework is complex and evolving, and the laws are very broad in scope. Many of the laws remain open to interpretation and have not been addressed by substantive court decisions to clarify their meaning. We are also unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to our business or the healthcare industry in general, or what effect any such legislation or regulation might have on us. Further, we cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could increase our cost of compliance with such laws or reduce our ability to remain profitable.

Federal and state investigations and enforcement actions continue to focus on the healthcare industry, scrutinizing a wide range of items such as referral and billing practices, product discount arrangements, dissemination of confidential patient information, clinical drug research trials, pharmaceutical marketing programs, and gifts for patients. It is difficult to predict how any of the laws implicated in these investigations and enforcement actions may be interpreted to apply to our business. Any future investigation may cause publicity, regardless of the eventual result of the investigation, or its underlying merits, that would cause potential patients to avoid us, reducing our net sales and profits and causing our stock price to decline.

Disruptions in the capital markets in the past have resulted in illiquidity in parts of the capital markets we serve. Our business is affected by the economy in general, including changes in consumer purchasing power, preferences and/or spending patterns. These changes could affect drug utilization trends as well as the financial health and number of covered lives of our clients, resulting in an adverse effect on our business, financial condition, results of operations and cash flows.

Unfavorable economic conditions may cause a decline in drug utilization and dampen demand for pharmaceutical drugs and durable medical equipment as well as consumer demand for sundry products sold in our retail store and our business and financial results could be adversely affected. Further, interest rate fluctuations and changes in capital market conditions may affect our ability to obtain necessary financing on acceptable terms, our ability to secure suitable store locations under acceptable terms and our ability to execute sale or lease transactions under acceptable terms.

If the products and services that we offer fail to meet customer needs, our sales may be affected.

Our products and services must satisfy the needs and desires of our customers, whose preferences may change in the future. If we misjudge either the demand for products and services we provide or our customers’ purchasing habits and tastes, we may be faced with excess inventories of some products and missed opportunities for products and services we chose not to offer. In addition, our sales may decline, or we may be required to dispose of the inventory we have obtained at lower prices. This would have a negative effect on our business and results of operations.

We are highly dependent on one supplier for our products, and a loss of that supplier may adversely impact our ability to sell products to our customers.

We obtain pharmaceutical and other products from wholesale distributors. We maintained a relationship with a primary supplier, McKesson, that accounted for 95% and 96% of pharmaceutical purchases for the years ended December 31, 2023 and 2022, respectively, and several supplementary suppliers. If that supplier was to cease supplying us with products for any reason, we would be forced to find alternative sources for our products. Despite this, we believe we would be able to readily find multiple alternative sources for our products. We may not be able to quickly or effectively replace that supplier, which may lead to delays in product availability and losses of sales, which would have a negative effect on our business, results of operations and financial condition.

We derive a significant portion of our revenues from a small number of customers and a loss of one or both of those customers would have a material adverse impact on our business.

We sell to numerous customers including various managed care organizations within both the private and public sectors. Certain healthcare payors, including Medicare Part D and the State of Florida, account for 10% or more of our consolidated net revenue in fiscal 2023 and fiscal 2022. Medicare Part D and the State of Florida Medicaid public assistance program are major customers of ours. However, both government programs function under several different healthcare payors, the concentration of which varies throughout the course of the year. To the extent we lost the business of one or more of these healthcare payors, our revenues would significantly decrease, having a material adverse effect on our business, results of operations and financial condition.

Our ability to grow our business may be constrained by our inability to find suitable new pharmacy locations at acceptable prices.

Our ability to grow our business may be constrained if suitable new pharmacy locations cannot be identified with lease terms or purchase prices that are acceptable to us. We compete with other retailers and businesses for suitable pharmacy locations. Local land use and other regulations may impact our ability to find suitable locations and influence the cost of construction. The expiration of leases at existing locations may adversely affect us if the renewal terms of those leases are unacceptable to us and we are forced to close or relocate. Furthermore, changing local demographics at existing locations may adversely affect revenue and profitability levels at those locations.

Our ability to grow our business may be constrained by our inability to obtain adequate permits and licensing for new locations, business lines, and market territories.

Our ability to grow our business may be constrained if new locations, business lines, and market territories are not permitted and licensed to conduct ordinary operations. Expansion initiatives can be delayed or even canceled due to a failure to acquire certain government agency approvals. Such delay or cancellation will have a negative impact on our business and results of operations.

Product liability, product recall or personal injury issues could damage our reputation and have a significant adverse effect on our businesses, operating results, cash flows and/or financial condition.

Should a product liability issue, recall or personal injury issue arise, inadequate product or other liability insurance coverage or our inability to maintain such insurance may result in a material adverse effect on our business and financial condition. Products that we sell could become subject to contamination, product tampering, mislabeling, recall or other damage. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we sell or services we provide.

If we are not able to market our services effectively to clinics, their affiliated healthcare providers and prescription drug providers, we may not be able to grow our patient base as rapidly as we have anticipated.

Our success depends, in part, on our ability to develop and maintain relationships with clinics and their affiliated healthcare providers because each is an important patient referral source for our business. In addition, we also must maintain and continue to establish relationships with prescription drug providers so we can continue to fill prescriptions for our dual eligible customers who receive prescription drug coverage under Medicare Part D. If we are unable to market our services effectively to these clinics, healthcare providers and prescription drug providers, or if our existing relationships with clinics and providers are terminated, our ability to grow our patient base will be harmed, which could significantly reduce our net sales and our ability to maintain profitability. Additionally, Medicare Part D regulations that strictly limit our ability to market to our current and new patients may limit our ability to maintain and grow our current patient base.

We may fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, and as a result, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in our company.

We are not currently required to comply with SEC rules implementing Section 404(b) of the Sarbanes-Oxley Act of 2002 and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC’s rules implementing Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. As an emerging growth company and a low-revenue smaller reporting company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an emerging growth company or a low-revenue smaller reporting company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event material weaknesses have been identified in our internal control over financial reporting.

To comply with the requirements of being a public company, we have undertaken and will need to undertake additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadlines imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal controls over financial reporting or we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports. As a result, the market price of the NextPlat Common Stock could be materially adversely affected.

If we fail to manage our growth or implement changes to our reporting systems effectively, our business could be harmed.

If we are unable to manage our growth effectively, we could incur losses. How we manage our growth will depend, among other things, on our ability to adapt our operational, financial and management controls, reporting systems and procedures to the demands of a larger business, including the demands of integrating our acquisitions. To manage the growth and increasing complexity of our business, we may make modifications to or replace computer and other reporting systems, including those that report on our financial results and on which we are substantially dependent. We may incur significant financial and resource costs because of any such modifications or replacements, and our business may be subject to transitional difficulties. The difficulties associated with any such implementation, and any failure or delay in the system implementation, could negatively affect our internal control over financial reporting and harm our business and results of operations. In addition, we may not be able to successfully hire, train and manage additional sales, marketing, customer support and pharmacists quickly enough to support our growth. To provide this support, we may need to open additional offices, which will result in additional burdens on our systems and resources and require additional capital expenditures.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our shareholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of the patients and physicians we serve within the health services industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

●	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

●	coordination of technology, research and development and sales and marketing functions;
●	retention of employees from the acquired company;
●	cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;
●	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our operating results in a given period;
●

liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former shareholders or other third-parties.

Our failure to address these risks or other problems encountered in connection with our future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize to the extent we anticipate or at all.

Conflicts of interest may arise between us and our directors and officers as a result of other business activities undertaken by such individuals.

We may be subject to various potential conflicts of interest because some of our directors and executive officers may be engaged in a range of business activities. In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

In addition, we may also become involved in other transactions which conflict with the interests of our directors and the officers who may from time-to-time deal with persons, firms or institutions with which we may be dealing, or which may be seeking investments similar to those we desire. The interests of these persons could conflict with our interests. In addition, from time to time, these persons may be competing with us for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws, regulations and stock market rules. In particular, in the event that such a conflict of interest arises at a meeting of our board of directors, a director who has such a conflict will abstain from voting for or against the approval of such transaction. In accordance with applicable laws, our directors are required to act honestly, in good faith and in our best interests.

A disruption in our telephone system or our computer system could harm our business.

We receive and take most prescription orders electronically, over the telephone and by facsimile. We also rely extensively upon our computer system to confirm payor information, patient eligibility and authorizations; to check on medication interactions and patient medication history; to facilitate filling and labeling prescriptions for delivery and billing; and to help with the collection of payments. Our success depends, in part, upon our ability to promptly fill and deliver complex prescription orders as well as on our ability to provide reimbursement management services for our patients and their healthcare providers. Any continuing disruption in our telephone, facsimile or computer systems could adversely affect our ability to receive and process prescription orders, make deliveries on a timely basis and receive reimbursement from our payors. This could adversely affect our relations with the patients and healthcare providers we serve and potentially result in a partial reduction in orders from, or a complete loss of, these patients.

We may fail to retain or recruit necessary personnel, and, even if we are successful, we may be unable to successfully integrate new personnel into our operations.

Our success is highly dependent on the performance of our management team and certain employees, and our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees and consultants.

We have also engaged consultants to advise us on various aspects of our business. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. While employment agreements and incentive agreements are customarily used as a primary method of retaining the services of key employees, these agreements and arrangements cannot assure the continued services of such employees. The loss of the services of any key personnel or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all.

Moreover, to execute our growth plans, we expect to hire additional executive officers and key employees. Our future performance will depend in part on our ability to successfully integrate those newly hired executive officers into our management team and our ability to develop an effective working relationship among senior management.

Risks Related to the Pharmacy Industry

There is substantial competition in our industry, and we may not be able to compete successfully.

The pharmacy industry is highly competitive and is continuing to become more competitive. All medications, supplies and services that we provide are also available from our competitors. Our current and potential competitors may include:

●	Other pharmacy distributors;
●	Specialty pharmacy divisions of wholesale drug distributors;
●	Not for profit organizations with pharmacies;
●	Hospital-based pharmacies;
●	Local infusion providers;
●	Sterile and non-sterile compounding pharmacies;
●	Other retail pharmacies;
●	Provider dispensaries;
●	Manufacturers that sell their products both to distributors and directly to clinics and physicians’ offices;
●	Hospital-based care centers and other alternate-site healthcare providers;
●	Insurance companies with proprietary pharmacy services;
●	Customers and MSO’s of ours who decide to open their own pharmacies;
●	Chain pharmacies; and
●	Mail-order pharmacies.

Many specialty patients are currently receiving prescription benefits from federally funded programs such as the Ryan White CARE Act. These payors only use non-profit providers to dispense medications to their enrollees.

Many of our competitors have substantially greater resources and marketing staffs and more established operations and infrastructure than we have. A significant factor in effective competition will be our ability to maintain and expand our relationships with patients, healthcare providers and government and private payors.

If demand for our products and services is reduced, our business and ability to grow would be harmed.

A reduction in demand for specialty medications would significantly harm our business, as we would not be able to quickly shift our business to provide medications for other diseases or disorders. Reduced demand for our products and services could be caused by several circumstances, such as:

●	A cure or vaccine for chronic care conditions;
●	The emergence of new diseases resistant to available medications;
●	Shifts to treatment regimens other than those we offer;
●	New methods of delivery of existing medications or of injectable or infusible medications that do not require our specialty pharmacy and disease management services;
●	Recalls of the medications we sell;
●	Adverse reactions caused by the medications we sell; and
●	The expiration of or challenge to the drug patents on the medications we sell.

Our revenues could be adversely affected if new drugs or combination therapies are developed and prescribed to our patients that have a reimbursement rate less than that of the current drug therapies our patients receive.

If our patients switch medications to those with lower reimbursement rates or to combination therapies, which combine multiple drugs into a single medication, our net sales could decline. Combination therapies reduce the number of total prescriptions received by our patients, resulting in reduced average revenues and a decrease in dispensing fees per patient.

If our credit terms with vendors become unfavorable or our relationship with them is terminated, our business could be adversely affected.

We depend on existing credit terms from vendors to meet our working capital needs between the times we purchased medications from vendors and when we received reimbursement or payment from third-party payors. Our ability to grow has been limited in part by our inability to negotiate favorable credit terms from our suppliers. If our position changes and we are unable to maintain adequate credit terms or sufficient financing from third-party lenders, we may become limited in our ability to continue to increase the volume of medications we need to fill prescriptions.

There are only a few wholesale distributors from which we can purchase the high cost medications we offer. If any of our vendor agreements terminate or are not renewed, we might not be able to enter a new agreement with another wholesale distributor on a timely basis or on terms favorable to us. Our inability to enter a new supply agreement may cause a shortage of the supply of medications we keep in stock, or we may be required to accept pricing and credit terms from a vendor that are less favorable to us than those we currently have.

Risks Relating to Our Data Management Services

Competition with some customers, or decisions by customers to perform internally some of the same solutions or services that we offer, could harm our business, results of operations or financial condition.

Some of our existing customers compete with us, or may do so in the future, and some customers belong to alliances that compete with us, or may do so in the future, either with respect to the solutions or services we provide to them now, or with respect to other lines of business. To the extent that customers elect to perform internally any of the business processes our solutions address, either because they believe they can provide such processes more efficiently internally or otherwise, we may lose such customers, or the volume of our business with such customers may be reduced, which could harm our business, results of operations or financial condition.

If our solutions do not interoperate with our customers’ or their vendors’ networks and infrastructures, or if customers or their vendors implement new system updates that are incompatible with our solutions, sales of those solutions could be adversely affected.

Our solutions must interoperate with our customers’ and their vendors’ existing infrastructures, which often have different specifications, rapidly evolve, utilize multiple protocol standards, and applications from multiple vendors, and contain multiple generations of products that have been added to that infrastructure over time. Some of the technologies supporting our customers and their vendors are changing rapidly and we must continue to adapt to these changes in a timely and effective manner at an acceptable cost. In addition, our customers and their vendors may implement new technologies into their existing networks and systems infrastructures that may not immediately interoperate with our solutions.

Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our services in response to changing customer and industry demands. If we encounter complications related to network configurations or settings, we may have to modify our solutions to enable them to interoperate with customers’ and their vendors’ networks and manage customers’ transactions in the manner intended.

Our ability to generate revenue could suffer if we do not continue to update and improve existing solutions and develop new ones.

We must continually improve the functionality of our existing solutions in a timely manner and introduce new and valuable healthcare IT and service solutions in order to respond to technological and regulatory developments and customer demands and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. In addition, customers may request that solutions be customized to satisfy particular security protocols, modifications, and other contractual terms in excess of industry norms and standard configurations. We may not be successful in responding to technological and regulatory developments or changing customer needs. In addition, these regulatory or customer-imposed requirements may impact the profitability of particular solutions and customer engagements. The pace of change in the markets served by us is rapid, and there are frequent new product and service introductions by competitors in their offerings. If we do not respond successfully to technological and regulatory changes, as well as evolving industry standards and customer demands, our solutions may become obsolete. Technological changes also may result in the offering of competitive solutions at lower prices than we are charging for our solutions, which could result in us losing sales unless we lower the prices we charge or provide additional efficiencies or capabilities to the customer. If we lower our prices on some of our solutions, we will need to increase margins on other solutions in order to maintain overall profitability.

There are increased risks of performance problems and breaches during times when we are making significant changes to our solutions or systems we use to provide our solutions. In addition, changes to our solutions or systems, including cost savings initiatives, may cost more than anticipated, may not provide the benefits expected, may take longer than anticipated to develop and implement or may increase the risk of performance problems.

In order to respond to technological changes, such as continuing development in the areas of data analytics as well as regulatory changes and evolving security risks and industry standards, our solutions and the software and systems we use to provide our solutions must be continually updated and enhanced. We cannot be certain that errors will not arise in connection with any such changes, updates, enhancements or new versions, especially when first introduced. Even if our new, updated or enhanced solutions do not have performance problems, technical and customer service personnel may have difficulties installing them or providing any necessary training and support to customers, and customers may not follow our guidance on appropriate training, support and implementation for such new, updated or enhanced solutions. In addition, changes in technology and systems may not provide the additional functionality or other benefits that were expected.

Implementation of changes in our technology and systems may cost more or take longer than originally expected and may require more testing than initially anticipated. While new, updated or enhanced solutions will be tested before they are used in production, we cannot be sure that the testing will uncover all problems that may occur in actual use.

If significant problems occur as a result of these changes, we may fail to meet our contractual obligations to customers, which could result in claims being made against us or in the loss of customer relationships.

Breaches and failures of our IT systems and the security measures protecting them, and the sensitive information we transmit, use and store, expose us to potential liability and reputational harm.

Our business relies on sophisticated information systems to obtain, rapidly process, analyze, and manage data, affecting our ability to provide services. To the extent our IT systems are not successfully implemented or fail, our business and results of operations may be adversely affected.

Our business and results of operations may also be adversely affected if a vendor servicing our IT systems does not perform satisfactorily, or if the IT systems are interrupted or damaged by unforeseen events, including the actions of third-parties. Further, our business relies to a significant degree upon the secure transmission, use and storage of sensitive information, including protected health information and other personally identifiable information, financial information and other confidential information and data within these systems. To protect this information, we seek to implement commercially reasonable security measures and maintain information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, hosted and processed. Despite our security management efforts with respect to physical and technological infrastructure, employee training, vendor controls and contractual relationships, our infrastructure, data or other operation centers and systems used in connection with our business operations, including the internet and related systems of our vendors are vulnerable to, and from time to time experience, unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third-parties or similar disruptive problems. It is not possible to prevent all security threats to our systems and data. Techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and may be difficult to detect for long periods of time.

Because our products and services involve the storage, use and transmission of personal information of consumers, we and other industry participants have been and expect to routinely be the target of attempted cyber and other security threats by outside third-parties, including technically sophisticated and well-resourced bad actors attempting to access or steal the data we store. Vendor, insider or employee cyber and security threats also occur and are a significant concern for all companies, including us. While we maintain liability insurance coverage including coverage for errors and omissions and cyber-liability, claims may not be covered or could exceed the amount of our applicable insurance coverage, if any, or such coverage may not continue to be available on acceptable terms or in sufficient amounts.

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

We collect, process, store, share, disclose and use personal information and other data provided by patients and healthcare providers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by patients and healthcare providers could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could harm our business and operating results. In addition, from time to time, it is possible that concerns will be expressed about whether our products, services, or processes compromise the privacy of our users. Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business and operating results.

There are numerous federal, state and local laws around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent between countries and jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other user data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause consumers to lose trust in us, which could have an adverse effect on our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put consumer or dealer information at risk and could in turn harm our reputation, business and operating results.

If we are unable to successfully execute on cross-selling opportunities of our solutions the growth of our business and financial performance could be harmed.

Our ability to generate growth partly depends on our ability to cross-sell solutions to existing customers and new customers. We have identified our ability to successfully cross-sell our solutions as a key part of our business strategy and therefore one of the most significant factors influencing growth. We may not be successful in cross-selling our solutions because customers may find additional solutions unnecessary, unattractive or cost-ineffective. Failure to sell additional solutions to existing and new customers could negatively affect our ability to grow our business.

We rely on internet infrastructure, bandwidth providers, other third parties and our own systems in providing certain of our solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the internet and other telecommunications services by third parties. This includes maintenance of a reliable network connection with the necessary speed, data capacity and security for providing reliable internet access and services and reliable telephone and facsimile services. As a result, our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information technology, emerging cybersecurity risks and threats, evolving industry and regulatory standards and changing preferences of our customers.

Our solutions are designed to operate without interruption in accordance with our service level commitments. However, we have experienced limited interruptions in these systems in the past, including server failures that temporarily slow down the performance of our solutions, and we may experience more significant interruptions in the future. We rely on internal systems as well as vendors, including bandwidth and telecommunications equipment providers, to provide our solutions. We do not maintain redundant systems or facilities for some of these services. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or other catastrophic events, could affect the security or availability of our solutions and prevent or inhibit the ability of our customers to access our solutions.

If a catastrophic event were to occur with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could result in substantial costs to remedy those problems or negatively impact our relationship with our partners, our business, results of operations and financial condition. To operate without interruption, both we and our vendors must guard against:

●	damage from fire, power loss, tornado and other natural disasters;
●	telecommunications failures;
●	software and hardware errors, failures and crashes;
●	security breaches, computer viruses and similar disruptive problems; and
●	other potential interruptions.

Any disruption in the network access, telecommunications or co-location services provided by vendors, or any failure of or by vendors’ systems or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

THE BUSINESS COMBINATION PROPOSAL

NextPlat and Progressive Care are asking their stockholders to approve and adopt the Merger Agreement and the Business Combination. NextPlat Stockholders and Progressive Care Securityholders should carefully read this joint proxy statement/prospectus in its entirety, including the subsection below titled “- The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge NextPlat Stockholders and Progressive Care Stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.

General

On April 12, 2024, NextPlat, Merger Sub, and Progressive Care entered into the Merger Agreement, pursuant to which Progressive Care will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of NextPlat.

The NextPlat Special Committee and Board have (i) approved and declared advisable the Merger Agreement and the Business Combination and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of NextPlat. The Progressive Care Special Committee and the Progressive Care Board have (i) approved and declared advisable the Merger Agreement and the Business Combination, (ii) recommended that the Merger Agreement and the Business Combination be submitted to the Progressive Care Stockholders for approval and adoption, and (iii) recommended that the Progressive Care Stockholders approve the approval and adoption of the Merger Agreement and the Business Combination.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Merger Agreement contains representations and warranties that NextPlat and Merger Sub, on the one hand, and Progressive Care, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about NextPlat or Progressive Care, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between NextPlat and Merger Sub, and Progressive Care, and are modified by the disclosure schedules.

Merger Consideration

If the Business Combination is completed, immediately prior to the Effective Time, each share of Progressive Care Series B Convertible Preferred Stock that is issued and outstanding will automatically be converted into 500 shares of Progressive Care Common Stock. Then, at the Effective Time:

a)

each share of Progressive Care Common Stock that is issued and outstanding immediately prior to the Effective Time, other than shares held by a Progressive Care Stockholder that has perfected their appraisal rights under Section 262 of the DGCL and has not withdrawn or lost such rights, will be cancelled and converted into 1.4865 shares of NextPlat Common Stock;

b)	each share of Progressive Care Capital Stock held in the treasury of Progressive Care will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;
c)

each Progressive Care Option that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into an option to purchase shares of NextPlat Common Stock, and (x) each Converted Option will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Option immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Progressive Care Option immediately before the Effective Time by (2) 1.4865;

d)

each outstanding Progressive Care Convertible Note and all accrued and unpaid interest will be converted into the right to receive a number of shares of NextPlat Common Stock determined in accordance with the terms of the applicable Progressive Care Convertible Note;

e)

each Progressive Care Warrant that remains outstanding and unexercised immediately prior to the Effective Time will automatically be converted into a warrant to purchase shares of NextPlat Common Stock determined in accordance with the terms of such Progressive Care Warrant with each Assumed Warrant having and being subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Progressive Care Warrant immediately before the Effective Time, except that (x) each Assumed Warrant will be exercisable for that number of shares of NextPlat Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Progressive Care Common Stock subject to the Progressive Care Warrant immediately before the Effective Time and (2) 1.4865; and (y) the per share exercise price for each share of NextPlat Common Stock issuable upon exercise of the Assumed Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Progressive Care Common Stock of such Assumed Warrant immediately before the Effective Time by (2) 1.4865; and

f)

each Progressive Care RSU that is outstanding immediately prior to the Effective Time will be assumed by NextPlat and converted into a restricted stock unit in respect of shares of NextPlat Common Stock with each Converted RSU having and being subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Progressive Care RSU immediately before the Effective Time, except that such Converted RSU will be in respect of a number of shares of NextPlat Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Progressive Care Common Stock subject to the Progressive Care RSU immediately before the Effective Time and (y) 1.4865.

The Progressive Care Per Share Value was determined based upon an appraisal performed by an independent valuation firm retained by the Special Committee in connection with the negotiation of the Merger Agreement. The NextPlat Per Share Value was determined based upon the daily volume weighted average price of the NextPlat Common Stock for the 20-trading day period ended on April 11, 2024 (the day immediately preceding the date of the Merger Agreement).

NextPlat intends to cancel any shares of NextPlat Common Stock issuable to NextPlat in respect of its shares of Progressive Care Common Stock immediately upon issuance.

Conditions to Closing

The obligations of NextPlat, Merger Sub and Progressive Care to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the requisite approvals of NextPlat’s Stockholders, and (iii) the requisite approval of Progressive Care’s stockholders.

In addition, the obligations of NextPlat and Merger Sub to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of Progressive Care being true and correct to the standards applicable to such representations and warranties and each of the covenants of Progressive Care having been performed or complied with in all material respects and (ii) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligations of Progressive Care to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of NextPlat being true and correct to the standards applicable to such representations and warranties and each of the covenants of NextPlat having been performed or complied with in all material respects, (ii) a Listing of Additional Shares Notification Form with respect to the shares of NextPlat Common Stock issuable in connection with the Business Combination having been filed with Nasdaq prior to the Closing Date, and (iii) no Parent Material Adverse Effect (as defined in the Merger Agreement) having occurred.

Conduct of Business Pending the Closing

Each of NextPlat and Progressive Care agreed that between the date of the Merger Agreement through the earlier of the Effective Time or the termination of the Merger Agreement (the “Interim Period”), it will conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve intact in all material respects its business organization, keep available the services of its current officers and employees and preserve in all material respects its relationships with customers, suppliers and others with whom it has significant business relations, and in that regard, not to take specific actions as set forth in the Merger Agreement, in each case except as otherwise expressly contemplated by the Merger Agreement, as set forth in disclosure schedules to the Merger Agreement, as required by applicable law, or as consented to by the other in writing (which consent will not be unreasonably conditioned, withheld or delayed).

Additional Agreements of the Parties

Each of NextPlat, Merger Sub and Progressive Care made certain additional agreements pursuant to the Merger Agreement, including, among others, the following:

●

NextPlat and Progressive Care agreed to, as soon as practicable after the date of the Merger Agreement, use commercially reasonable efforts to jointly prepare the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and to cause the registration statement to comply in all material respects with all applicable legal requirements when filed with the SEC, and NextPlat agreed to use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible.

●

Each of NextPlat and Progressive Care agreed to use its reasonable best efforts to ensure that the information it supplied for inclusion in the registration statement and this joint proxy statement/prospectus did not contain an untrue statement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading at the time that (i) the registration statement was declared effective, (ii) this joint proxy statement/prospectus (or any amendment or supplement thereto) is first mailed to NextPlat Stockholders and Progressive Care Stockholders, and (iii) the time of the Annual Meeting and the Special Meeting.

●

Each of NextPlat and Progressive Care agreed to promptly, but in no event more than 45 days after the date on which this joint proxy statement/prospectus was mailed to its stockholders, call and hold a meeting of its stockholders for the purpose of voting on the approval and adoption of the Merger Agreement and the Business Combination and such other proposals as they mutually determine to be necessary or appropriate in order to effect the Business Combination.

●

Each of NextPlat and Progressive Care agreed to promptly and no later than 10 business days after the date of the Merger Agreement make any required filing or application under applicable antitrust laws, including under the HSR Act, to provide any additional information or material that may be reasonably requested thereunder, and to take all other actions necessary, proper or advisable to cause the expiration or termination of applicable waiting periods thereunder.

●

Each of the parties agreed not to take any action that could reasonably be expected to prevent or impede the merger of Progressive Care with and into Merger Sub from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). If Progressive Care seeks a tax opinion from its tax advisor regarding the Intended Tax Treatment or the SEC requests or requires such a tax opinion, each party agreed to use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

●	NextPlat and Progressive Care agreed that each will pay one-half of any transfer taxes incurred in connection with the Business Combination.
●

Each of NextPlat and Progressive Care agreed, during the Interim Period, to the extent permitted by applicable law to, and to cause each of its subsidiaries, to (i) provide to the other and its representatives reasonable access at reasonable times upon prior notice to its and its subsidiaries’ officers, employees, agents, properties, offices, other facilities, and books and records and (ii) furnish promptly to the other such information concerning its and its subsidiaries’ business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its representatives may reasonably request.

●

NextPlat agreed to use its reasonable best efforts to cause a Listing of Additional Shares Notification Form to be filed with Nasdaq with respect to the NextPlat Common Stock to be issued in connection with the Business Combination prior to the Closing in accordance with Nasdaq’s requirements and to, during the Interim Period, keep the NextPlat Common Stock and the Warrants listed on the Nasdaq Capital Market.

●

Progressive Care agreed to use its reasonable best efforts to cause the consummation, effective prior to the Closing, of the conversion of all Progressive Care Convertible Notes outstanding as of immediately prior to the Closing.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Effective Time including, but not limited to, (i) by mutual written consent of NextPlat and Progressive Care, (ii) by either NextPlat or Progressive Care if the Effective Time has not occurred prior to September 30, 2024, unless such party is in breach or violation of the Merger Agreement and such breach or violation is the principal cause of the failure of a closing condition to be satisfied on or prior to September 30, 2024, (iii) by NextPlat, on the one hand, or Progressive Care, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other as set forth in the Merger Agreement, in each case, such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within 30 days following receipt of written notice of such breach, provided that the party seeking to terminate has not waived such breach and is not then in material breach of its own representations, warranties, covenants or agreements under the Merger Agreement, (iv) by either NextPlat or Progressive Care if a meeting of NextPlat’s Stockholders is held to vote on the Required Proposals and the NextPlat Stockholders do not approve the Required Proposals, and (v) by either NextPlat or Progressive Care in the event that a governmental authority shall have issued an injunction, order, decree or ruling that has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination.

Lock-Up Agreements

Prior to the execution of the Merger Agreement, Progressive Care’s officers and directors and certain of NextPlat’s officers and directors entered into lock-up agreements with Progressive Care, pursuant to which each of them agreed not to sell, transfer, acquire or purchase any of the securities of either Progressive Care or NextPlat during the Interim Period.

Management Post-Closing

The Merger Agreement provides that as of the Effective Time, all of the directors of Progressive Care shall resign. The Merger Agreement does not address the makeup of the NextPlat Board or the officers of the Surviving Corporation, but we expect that the members of the NextPlat Board after the Effective Time will be as set forth in the section entitled “Management of the Combined Company After the Business Combination - Directors and Executive Officers.”

Ownership of the Combined Company After the Closing

The following summarizes the pro forma ownership of the NextPlat Common Stock as of July 29, 2024, assuming that the Business Combination was consummated on such date:

Stockholders	Shares	Percentage
NextPlat non-affiliate	9,446,003	36.6%
NextPlat officers, directors and 5% or greater stockholders(1)	9,527,143	36.9%
Progressive Care non-affiliate	5,192,687	20.1%
Progressive Care officers, directors and 5% or greater stockholders(2)(3)	1,641,067	6.4%
Total	25,806,900	100.0%

(1) Excluding 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

(2) Excluding the Merger Consideration to be paid to NextPlat in respect of its shares of Progressive Care Common Stock, which Merger Consideration will be cancelled immediately upon issuance at closing.

(3) Including 714,182 shares of NextPlat Common Stock to be issued to Mr. Fernandez in connection with the Merger in respect of his shares of Progressive Care Common Stock and 638,522 shares of NextPlat Common Stock to be issued to Mr. Baretto in connection with the Merger in respect of his shares of Progressive Care Common Stock.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this joint proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of NextPlat’s Directors and Officers in the Business Combination

In considering the recommendation of NextPlat’s Board of Directors to vote in favor of the Business Combination Proposal, NextPlat Stockholders should be aware that, aside from their interests as stockholders, NextPlat’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrant holders generally. NextPlat’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. NextPlat Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include, among other things:

●

NextPlat’s Executive Chairman and Chief Executive Officer, Charles M. Fernandez, serves as the Chairman of the Progressive Care Board and Chief Executive Officer of Progressive Care and beneficially owns 637,648 shares of Progressive Care Common Stock representing approximately 9.9% of the voting power of the issued and outstanding shares of Progressive Care Capital Stock;

●

Rodney Barreto, a member of the NextPlat Board, serves as the Vice Chairman of the Progressive Care Board and beneficially owns 555,309 shares of Progressive Care Common Stock representing approximately 8.6% of the voting power of the issued and outstanding shares of Progressive Care’s Capital Stock;

●	Cecile Munnik serves as Chief Financial Officer of both NextPlat and Progressive Care; and
●	Robert Bedwell serves as Chief Compliance Officer of NextPlat and Director of Administrative Services of Progressive Care.

These interests may have influenced NextPlat’s directors in approving the Business Combination and making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this joint proxy statement/prospectus.

Interests of Progressive Care’s Directors and Officers in the Business Combination

In considering the recommendation of the Progressive Care Board to vote in favor of the Business Combination Proposal, Progressive Care Securityholders should be aware that, aside from their interests as stockholders, Progressive Care’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other Progressive Care Stockholders and Progressive Care Securityholders generally. Progressive Care’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to stockholders that they approve and adopt the Merger Agreement and the Business Combination. Progressive Care Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include, among other things:

●

Progressive Care’s Chairman and Chief Executive Officer, Charles M. Fernandez, serves as the Executive Chairman and Chief Executive Officer of NextPlat and owns 5,925,047 shares of NextPlat Common Stock representing approximately 28.1% of the issued and outstanding shares of NextPlat Common Stock.

●

Progressive Care’s Vice Chairman, Rodney Barreto, serves as a member of the NextPlat Board and beneficially owns 2,686,799 shares of NextPlat Common Stock representing approximately 13.4% of the issued and outstanding shares of NextPlat Common Stock.

●	Cecile Munnik serves as Chief Financial Officer of both NextPlat and Progressive Care.
●	Robert Bedwell serves as Chief Compliance Officer of NextPlat and Director of Administrative Services of Progressive Care.
●

Certain of Progressive Care’s directors could potentially be appointed as directors of NextPlat at some point after the Business Combination is completed (though the Merger Agreement does not provide for this).

●

Some of Progressive Care’s officers and directors have fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity.

These interests may have influenced Progressive Care’s directors in approving the Merger Agreement and the Business Combination and making their recommendation to Progressive Care Stockholders to vote in favor of the approval and adoption of the Merger Agreement and the Business Combination.

Background of the Business Combination

The following is a brief description of the background of the transaction and negotiations between NextPlat and Progressive Care that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation, event or transaction among the parties to the Merger Agreement or their representatives.

Chronology of Transactions

On August 30, 2022, NextPlat and Progressive Care entered into a Securities Purchase Agreement (the “September SPA”), pursuant to which, on September 2, 2022, NextPlat purchased a non-controlling interest in Progressive Care with a view to enhancing NextPlat’s product and services offerings. In addition, on September 2, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto and certain other purchasers (collectively, the “NextPlat Investors”) purchased from Iliad Research and Trading, L.P. (“Iliad”) a Secured Convertible Promissory Note, dated March 6, 2019, made by Progressive Care to Iliad (the “Note”). The accrued and unpaid principal and interest under the Note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 million, of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each (the “Note Purchase”). Upon completion of the Note Purchase, the NextPlat Investors entered into a Debt Modification Agreement with Progressive Care pursuant to which the Note was amended and restated with modified terms, including (i) a modified conversion price of $4.00 per share of Progressive Care Common Stock (after giving effect to the Progressive Care reverse stock split described below), (ii) a mandatory conversion upon the later to occur of (a) the completion of the reverse stock split, and (b) the listing of the Progressive Care Common Stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange, (iii) the interest rate under the Note was reduced from 10% to 5% per annum, (iv) the maturity date of the Note was extended to May 31, 2027, and (v) the NextPlat Investors were given the right, exercisable at any time, to redeem all or any portion of the Note (the “A&R Note”). In consideration of the concessions in the Debt Modification Agreement, Progressive Care issued 105,000 shares of Progressive Care Common Stock to the NextPlat Investors, of which NextPlat, Charles M. Fernandez and Rodney Barreto received 45,653, 18,261, and 18,261 shares, respectively, in each case after giving effect to the 1-for-200 reverse stock split enacted by Progressive Care on December 30, 2022.

On September 13, 2022, Progressive Care appointed Charles M. Fernandez as Chairman of the Progressive Care Board and Rodney Barreto as the Vice Chairman of the Progressive Care Board.

On November 11, 2022, the Progressive Care Board appointed Charles M. Fernandez as the Chief Executive Officer of Progressive Care.

On November 16, 2022, NextPlat and Progressive Care entered into a Securities Purchase Agreement (the “Debenture Purchase Agreement”), pursuant to which NextPlat agreed to purchase, from time to time during the three year term of Debenture Purchase Agreement up to an aggregate of $10.0 million of secured convertible debentures from Progressive Care (the “Debentures”). Pursuant to the Debenture Purchase Agreement, all purchases of the Debentures would be made at NextPlat’s sole election and the proceeds from each purchase would be used by Progressive Care only as approved by the NextPlat Board. As of the date of this joint proxy statement/prospectus, no Debentures have been purchased pursuant to the Debenture Purchase Agreement.

On May 5, 2023, NextPlat and Progressive Care entered into a Securities Purchase Agreement (the “May SPA”), pursuant to which, on May 9, 2023, NextPlat purchased 455,000 newly issued units from Progressive Care (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consisted of one share of Progressive Care Common Stock and a warrant to purchase one share of Progressive Care Common Stock (the “PIPE Warrants”). The PIPE Warrants had a three-year term and were immediately exercisable at $2.20 per share.

Simultaneous with the closing of the Unit Purchase on May 9, 2023, Progressive Care entered into a Debt Conversion Agreement (the “DCA”) with the NextPlat Investors relating to the A&R Note. Pursuant to the DCA, the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest under the A&R Note to Progressive Care Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of Progressive Care Common Stock issued pursuant to the Debt Conversion, NextPlat received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. In addition, each of the NextPlat Investors also received a warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock they received upon conversion of the A&R Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and were immediately exercisable at $2.20 per share of Progressive Care Common Stock. In addition, Progressive Care issued 330,000 warrants to certain existing Progressive Care investors to induce them to approve the Unit Purchase (the “Inducement Warrants”). Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively. The Inducement Warrants have a three-year term and were immediately exercisable at $2.20 per share.

On July 1, 2023, NextPlat, along with Messrs. Fernandez and Barreto, exercised certain Progressive Care Warrants (the “RXMD Warrants”) and were issued shares of Progressive Care Common Stock. NextPlat exercised RXMD Warrants on a cashless basis and was issued 402,269 shares of Progressive Care Common Stock. NextPlat also exercised RXMD Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 shares of Progressive Care Common Stock. Mr. Fernandez exercised RXMD Warrants on a cashless basis and was issued 211,470 shares of Progressive Care Common Stock. Mr. Barreto exercised RXMD Warrants on a cashless basis and was issued 130,571 shares of Progressive Care Common Stock. At the time of exercise, all of the above RXMD Warrants were in-the-money. After the exercise of the RXMD Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 53% of the voting power of the issued and outstanding shares of Progressive Care Capital Stock.

Also, on June 30, 2023, NextPlat entered into a voting agreement with Messrs. Fernandez and Barreto whereby Messrs. Fernandez and Barreto agreed that, at any annual or special meeting of Progressive Care Stockholders, and whenever the holders of Progressive Care Capital Stock act by written consent, they will vote all of their shares of Progressive Care Common Stock (including any new shares of Progressive Care Common Stock acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care Common Stock and equivalents. The voting agreement is irrevocable and perpetual in term. As a result of the warrant exercises and the entry into the voting agreement, NextPlat concluded that there was a change in control in Progressive Care with NextPlat having the right to control more than 50% of the voting interests in Progressive Care. Beginning on July 1, 2023, NextPlat changed the accounting method for its investment in Progressive Care, which prior to July 1, 2023 had been accounted for as an equity method investment to consolidation under the voting interest model in Financial Accounting Standards Board (“FASB”) ASC Topic 805. Therefore, Progressive Care became a consolidated subsidiary of NextPlat on July 1, 2023.

On November 6, 2023, management of NextPlat and Progressive Care held a meeting with NextPlat’s legal counsel, ArentFox Schiff LLP, and Progressive Care’s counsel, Lucosky Brookman LLP, to discuss a transaction to result in Progressive Care becoming a wholly owned subsidiary of NextPlat. At the meeting, Mr. Fernandez directed NextPlat’s securities legal counsel to draft a proposed merger agreement and a timeline for completion of a merger transaction, including scheduling stockholder meetings for both companies to approve the proposed transaction. During the meeting, legal counsel advised that given the overlap in the board directors and management between NextPlat and Progressive Care, it would be advisable for the boards of directors of each company to form a Special Committee of their respective boards to negotiate the transaction.

Chronology of NextPlat Board and Special Committee Activities Leading to the Signing of the Merger Agreement

On December 1, 2023, NextPlat's counsel circulated an initial draft of the Merger Agreement to members of NextPlat’s and Progressive Care’s management and Progressive Care’s counsel for comment and review. The initial draft Merger Agreement outlined the general terms of the transaction, including representations, warranties and conditions to closing, but contained placeholders regarding the methodology to be used to calculate merger consideration to be paid to Progressive Care Stockholders.

On December 27, 2023, Progressive Care’s counsel provided comments to the draft Merger Agreement.

On January 5, 2024, the NextPlat Board approved by unanimous written consent, a resolution establishing the NextPlat Special Committee to:

●	evaluate the advisability and fairness of the Business Combination to NextPlat and its stockholders (including the unaffiliated stockholders of NextPlat);

●	review and participate in the negotiation of the terms and conditions of the Business Combination, including the terms and conditions of any definitive agreements relating to the Business Combination;

●	if deemed appropriate, make a recommendation to the NextPlat Board and, if deemed appropriate, to the stockholders of NextPlat concerning the Business Combination or any alternatives thereto;

●	authorize the execution of definitive transaction documents;

●	engage or retain, at the expense of NextPlat, legal counsel, financial advisors, a fairness opinion provider, and/or other advisors (of any nature) as the committee may deem appropriate; and

●	review and participate in the filing and/or making of public statements, including press releases and applicable securities law filings, relative to the Business Combination and related matters.

The members of the NextPlat Special Committee are Louis Cusimano, Hector Delgado and Maria Cristina Fernandez, with Ms. Fernandez serving as chair of the committee. Each of Messrs. Cusimano and Delgado and Ms. Fernandez are independent directors.

On January 10, 2024, a draft of the Merger Agreement was provided to the NextPlat Special Committee and a meeting of the NextPlat Special Committee was convened on January 15, 2024 to discuss the Merger Agreement. At this meeting, the NextPlat Special Committee members reviewed and discussed the draft Merger Agreement and discussed its terms, including possible methodologies for calculating merger consideration to be provided to Progressive Care Stockholders.

On January 15, 2024, the NextPlat Special Committee held a meeting to discuss the progress of the negotiations on the Merger Agreement and to discuss the Progressive Care valuation engagement to determine the exchange ratio in the Merger Agreement. During that meeting, the NextPlat Special Committee members discussed the scope of a valuation of NextPlat and the potential of entering into a valuation engagement with Steen Valuation Group (“Steen”), the valuation firm selected by the Progressive Care Special Committee in connection with its evaluation of the fair value of the Merger Consideration. In its engagement letter with the Progressive Care Special Committee, Steen indicated that it could also perform a valuation of NextPlat and stated that it saw no potential conflicts in doing so. NextPlat management confirmed with its legal counsel that there would be no conflicts in having the same valuation firm perform valuations of both companies. The NextPlat Special Committee members approved entering into a valuation engagement with Steen.

On March 11, 2024, NextPlat signed an engagement letter with Steen to perform a valuation of NextPlat in connection with the proposed Business Combination.

On March 26, 2024, NextPlat's management informed the NextPlat Special Committee that the valuation performed by Steen was inconclusive as to the value of NextPlat due to the lack of cash flow projections for a sufficient period of time. Therefore, the NextPlat Special Committee directed Steen to discontinue and disengage from the valuation engagement. The NextPlat Special Committee and NextPlat management worked together to utilize an alternative methodology to determine the NextPlat per share value for the exchange ratio and ultimately concluded that the per share value to be attributed to the NextPlat Common Stock comprising the Merger Consideration should be based on the daily volume weighted average price of the NextPlat Common Stock for the 20-trading day period ended on the trading day immediately preceding the date of the Merger Agreement.

On March 29, 2024,  Steen issued a valuation report to the Progressive Care Special Committee setting forth a range for the fair market value of a share of Progressive Care Common Stock of $2.00 to $2.20 per share.  A copy of the valuation report was provided to the NextPlat Special Committee on April 1, 2024. At the direction of the NextPlat Special Committee, a revised draft of the Merger Agreement was prepared reflecting an exchange ratio for the calculation of the Merger Consideration based on the upper end of the range for the value of a share of Progressive Care Common Stock identified by Steen and the 20-day volume weighted average price of the NextPlat Common Stock.

From March 30, 2024 to April 12, 2024, the NextPlat Special Committee and the Progressive Care Special Committee and their respective counsels negotiated final changes to the Merger Agreement.

On April 12, 2024, the NextPlat Special Committee approved the Merger Agreement, which was then ratified by the full NextPlat Board on the same date. Thereafter, on April 12, 2024, NextPlat, Merger Sub, and Progressive Care entered into the Merger Agreement.

Chronology of Progressive Care Board and Special Committee Activities Leading to the Signing of the Merger Agreement

On November 6, 2023, Mr. Fernandez met with members of Progressive Care’s management including Cecile Munnik, Chief Financial Officer, and Pamela Roberts, Chief Operating Officer, to discuss NextPlat’s current plans for Progressive Care and to negotiate certain terms of a merger agreement.

On December 6, 2023, Mr. Fernandez called a meeting of the Progressive Care Board to discuss a potential business combination with NextPlat and to enter into a merger agreement. After the discussion, the Progressive Care Board members approved Mr. Fernandez’s request to pursue and negotiate a merger agreement with NextPlat. The Progressive Care Board agreed to form a new committee, titled the Special Merger Committee (the “Progressive Care Special Committee”), to represent the Progressive Care Board and stockholders in the merger agreement discussions. The Progressive Care Special Committee is composed of three independent members of the Progressive Care Board, who were appointed to the Progressive Care Special Committee on January 5, 2024.

On January 16, 2024, the Progressive Care Special Committee held its first meeting to discuss the prospective merger with NextPlat. At that meeting, the Progressive Care Special Committee members reviewed the draft Merger Agreement and discussed its terms, as well as holding a substantial discussion of what would constitute fair consideration for the Progressive Care Securityholders. The Progressive Care Special Committee members concluded that the fairness of any merger consideration could not be determined without an independent assessment of the fair value of Progressive Care and the Progressive Care Special Committee determined that it should engage a valuation specialist to undertake an evaluation of Progressive Care’s fair value. The Progressive Care Special Committee chairman, Jervis Hough, indicated that he would identify potential valuation firms to perform the fair value assessment. The Progressive Care Special Committee also instructed its counsel to conduct an in-depth legal review of NextPlat’s governance documents, material contracts, employment practices, and other matters.

On March 11, 2024, Mr. Hough presented an engagement letter from Steen to perform a fair value assessment of the Progressive Care Common Stock. Mr. Hough and the Progressive Care Special Committee members evaluated Steen’s past work with other companies and its credentials and were satisfied as to the ability of Steen to perform the engagement and approved the engagement. The engagement letter was signed by Mr. Hough on March 11, 2024. Progressive Care's management prepared a virtual data room that contained all of the information that was requested by Steen to perform the valuation engagement.

On March 29, 2024, Steen completed its valuation work and presented its valuation report for the Progressive Care Common Stock to the Progressive Care Special Committee. Following extensive discussion, including with counsel, the Progressive Care Special Committee held a meeting on April 10, 2024, to discuss the valuation report with respect to the Progressive Care Common Stock and ultimately determined, in reliance on such valuation report, that using the per share value in such report to be included in the exchange ratio in the Merger Agreement was fair to and in the best interests of Progressive Care and its stockholders.

The Progressive Care Board reviewed and accepted the recommendations and determinations of the Progressive Care Special Committee and, on April 12, 2024, by unanimous written consent, approved the Merger Agreement and the Business Combination.

On April 12, 2024, NextPlat, Merger Sub, and Progressive Care entered into the Merger Agreement.

The NextPlat Special Committee's Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the NextPlat Special Committee, in evaluating the Business Combination, consulted with NextPlat’s management and financial and legal advisors. In reaching the unanimous decision to approve the Merger Agreement and the Business Combination, the NextPlat Special Committee considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, the NextPlat Special Committee did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the NextPlat Special Committee may have given different weight to different factors.

The explanation of the reasons for the approval by the NextPlat Special Committee, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the NextPlat Special Committee considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Potential for Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

●	Potential Conflicts of Interest. The directors and officers of NextPlat may have certain conflicts of interest as described in the section above entitled “Interests of NextPlat’s Directors and Officers in the Business Combination.”

●	Other Risks. Various other risks associated with the Business Combination, the business of NextPlat and the business of Progressive care described under the section titled “Risk Factors.”

After extensive review, the NextPlat Special Committee concluded that the potential benefits that it expects NextPlat and its stockholders to realize as a result of the Business Combination, including the potential savings and reduction in administrative time to be realized by NextPlat and its management team from the Business Combination, outweigh the potential risks associated with the Business Combination particularly when balanced against the fact that Progressive Care is already a consolidated subsidiary of NextPlat. Accordingly, the NextPlat Special Committee recommends that NextPlat Stockholders vote “FOR” the Business Combination Proposal being submitted to a vote of the NextPlat Stockholders at the Annual Meeting.

The Progressive Care Special Committee's Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the Progressive Care Special Committee, in evaluating the Business Combination, consulted with Progressive Care’s financial and legal advisors. In reaching the unanimous decision to approve the Merger Agreement and the Business Combination, the Progressive Care Special Committee considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, the Progressive Care Special Committee did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Progressive Care Special Committee may have given different weight to different factors.

The explanation of the reasons for the approval by the Progressive Care Special Committee, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Progressive Care Special Committee considered the findings of the Valuation Report (defined and described below) and related discussions with advisors, which led the Progressive Care Special Committee to conclude that the terms of the Business Combination were favorable to the stockholders of Progressive Care in light of the greater liquidity offered by shares of NextPlat, listed on a senior securities exchange, and in the context of Progressive Care’s overall circumstances, including, without limitation: (i) costs associated with SEC reporting and economies that would result from consolidating such processes with NextPlat’s SEC reporting; (ii) difficulty in raising capital; and (iii) challenges in uplisting directly to The Nasdaq Capital Market.

Before reaching its decision, the Progressive Care Special Committee considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Potential for Benefits not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●

Potential Benefit of Alternative Opportunities. The risk that alternative opportunities, including uplisting Progressive Care to The Nasdaq Capital Market, could potentially bring greater benefit to Progressive Care than the Business Combination.

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

●

Potential Conflicts of Interest. The directors and officers of Progressive Care may have certain conflicts of interest as described in the section above “Interests of Progressive Care’s Directors and Officers in the Business Combination.”

●	Other Risks. Various other risks associated with the Business Combination, the business of Progressive Care and the business of NextPlat described under the section titled “Risk Factors.”

After extensive review, the Progressive Care Special Committee concluded that the potential benefits that it expects Progressive Care and its stockholders to realize as a result of the Business Combination, including the potential savings and reduction in administrative time to be realized by Progressive Care and its management team from the Business Combination, outweigh the potential risks associated with the Business Combination particularly when balanced against the fact that Progressive Care is already a consolidated subsidiary of NextPlat. Accordingly, Progressive Care’s Special Committee recommends that Progressive Care Stockholders vote “FOR” the Merger Agreement and the Business Combination being submitted to a vote of the Progressive Care Stockholders.

Valuation Report

The Progressive Care Special Committee engaged Steen to perform the valuation of the Progressive Care Common Stock. Steen delivered a valuation report to the Progressive Care Special Committee as of March 27, 2024, as well as the rationale supporting its conclusion (the “Valuation Report”).

Qualifications of Steen

Steen, headquartered in Winston-Salem, North Carolina, was formed by Brian Steen, who has over 25 years of experience valuing closely held and public companies. Prior to forming Steen Valuation Group, Mr. Steen was a leader in the valuation group of a top 20 accounting firm. In addition, Mr. Steen has experience as a senior credit analyst, commercial lender, and investment portfolio manager.

Prior Relationship with Steen

Steen had no prior relationship with Progressive Care or NextPlat and did not receive any compensation from Progressive Care or NextPlat other than payment by Progressive Care for the valuation services rendered. The fees paid to Steen were not contingent upon the consummation of the Business Combination.

Determination of the Merger Consideration

The Progressive Care Special Committee and the NextPlat Special Committee, each represented by independent counsel, negotiated and determined the amount of merger consideration to be paid. The merger consideration amount was determined based on the Progressive Care Special Committee’s internal evaluation, and while Steen was engaged to provide the report as a supporting document, Steen did not determine or recommend a specific consideration amount to be paid upon execution of the Business Combination.

The Progressive Care Special Committee instructed Steen to provide a report analyzing the value of Progressive Care Common Stock. The Progressive Care Special Committee limited Steen’s scope of work to determining the valuation of Progressive Care Common Stock and did not authorize Steen to evaluate factors beyond those pertinent to assessing the value of Progressive Care Common Stock. The NextPlat Special Committee did not provide any instructions or impose limitations related to the valuation performed by Steen.

Summary of the Valuation Report

Steen was engaged to estimate the fair market value of a share of Progressive Care Common Stock as of March 27, 2024 (the “Valuation Date”). The fair market value standard was based on the International Glossary of Business Valuation Terms and the U.S. Internal Revenue Service’s Revenue Ruling 59-60. The scope of work was an appraisal, as defined by the American Society of Appraisers (“ASA”) Business Valuation Standards.

In forming its opinion, Steen considered the ASA Business Valuation Standards and Revenue Ruling 59‐60 factors as they related to the value of a share of Progressive Care Common Stock.  Steen did not assume any hypothetical conditions or subsequent events.  In arriving at its conclusion, Steen considered the current and expected risks and outlook for the economy, the industry, and Progressive Care.  Steen also considered the asset, income, and market approaches.  Each method and the selection criteria are described in the following table:

Approach	Definition
Asset Approach

The asset-based approach is a general manner of estimating the value of a business using one or more methods based on a summation of the value of the assets, net of liabilities.  The assets and liabilities are valued using either the market, income, or cost approach.

Selection Criteria

In this valuation, the asset approach was considered but not utilized in estimating the value of Progressive Care Common Stock because value of Progressive Care Common Stock is based upon future earnings rather than the value of the assets.

Income Approach	The income approach is a general manner of estimating the value of an asset, business, or investment using one or more methods that convert expected economic income into a preset amount.
Selection Criteria	The income approach was considered and relied upon in estimating the value because the value of Progressive Care Common Stock is dependent upon the future earnings and resulting dividends.
Market Approach

The market approach is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities or intangible assets that have been sold.

Selection Criteria

The market approach was considered in estimating the value of Progressive Care Common Stock.

Progressive Care Common Stock is publicly traded; therefore, Steen considered its trading price to estimate the value of a share of Progressive Care Common Stock as of the Valuation Date.

Steen was able to find public companies that participate in the same industry as Progressive Care.  While Steen did not use the trading multiples of such other public companies to estimate the value of a share of Progressive Care Common Stock due to a lack of comparability, Steen did use such multiples in comparison to the multiples implied by the other methods as a reference point.

Steen was unable to utilize the market transaction method due to the lack of transactions involving comparable companies. The market transaction method estimates the value of a business by application of multiples derived from one or more transactions of controlling interests in companies engaged in the same or similar lines of business as the subject business.

Income Approach

The International Valuation Glossary for Business Valuation defines the income approach as follows:

A general manner of estimating the value of an asset, business, or investment using one or more methods that convert expected Economic Income into a present amount.

The Discounted Future Cash Flow was utilized based on projected cash flows that were discounted using the weighted average cost of capital ("WACC"). The cash flow was estimated based on assumptions provided by management, including projected earnings, taxes, capital expenditures, working capital, and net operating loss carry-forward benefits. The WACC was estimated based on market returns and inputs from the following market participants.

The components of the WACC are discussed below.

Cost of Equity:  The cost of equity calculation is shown below:

1.	Risk Free Rate – The risk-free rate is the 20-year Treasury bond rate as of the Valuation Date and presented in a Federal Reserve statistical release.

2.

Equity Risk Premium (ERP) – The ERP represents the historical equity risk premium based upon the S&P 500 average annual return for the 1928 through 2022 period and 20-year Treasury Bond average annual return (reconstructed) for the same time frame.

3.	Beta - Beta calculated based upon 60 months of monthly stock prices relative to the S&P 500 (Rite Aid Corp was excluded due to a negative calculated unlevered Beta).

4.	Size Premium—The 2022 unadjusted size premium is based on public companies in decile 10, the smallest public companies.

Cost of Debt:

The cost of debt was estimated based on Moody's seasoned Baa corporate bond yield. The after-tax cost of debt is provided below:

Capital Structure:

The debt percentage was estimated based on the median for the selected public companies.

Weighted Average Cost of Capital:

The weighted average cost of capital was estimated based on the cost of equity as shown below:

Based upon the above cash flow and rate of return assumptions, the discounted future cash flow calculation results in an aggregate equity value of $4.4 million, excluding cash:

Including cash, the indicated aggregate and per-share value of Progressive Care Common Stock are shown below:

Market Approach: Prior Transaction Method

The Internal Valuation Glossary - Business Valuation defines the Prior Transaction Method as follows:

a method within the Market Approach that uses previous transactions involving the subject business as an indicator of value. Also known as subject company transaction method or recent transaction method.

Progressive Care Common Stock is publicly traded; therefore, the trading price can be an indication of its value.  While Progressive Care Common Stock is thinly traded with an average daily trading volume of approximately 2,000 shares, however, the stock trades enough to be considered as an indication of value.  The volume-weighted trading price (“VWAP”) is $2.30 and the trading price over the month prior to the Valuation Date is shown below:

Market Approach: Guideline Public Company Method

The Internal Valuation Glossary - Business Valuation defines the Guideline Public Company method as follows:

A method within the market approach whereby the value of a business is estimated by application of Multiples derived from market prices of securities of publicly traded companies that are engaged in the same or similar lines of business as the subject business.

The public companies described in the Income Approach section were not considered sufficiently comparable to Progressive Care to apply the multiples directly to Progressive Care’s financial results to arrive at a value.  CVS, Rite Aid and Walgreens all have retail operations, have operations in a larger geography and have operations in other healthcare areas.  Also, Sunlink has a number of healthcare facilities. Progressive Care does not have retail locations or healthcare facilities and is more focused on long-term care, specialty and retail pharmacy, and pharmacy service agreements with healthcare providers.

Therefore, the trading multiples for the public companies were used as a benchmark compared to the implied multiples based on the values derived from the other methods.  These calculations are shown below, followed by comparisons to the public company multiples.

As is shown in the tables below, the implied multiples reflect a premium to the public companies, which appears reasonable due to the lack of retail locations and healthcare facilities and the specialized nature of the business.

Enterprise value to revenue multiples

As shown in the graphs below, the implied enterprise value to trailing 12-month revenue multiples are between 0.23 times and 0.26 times trailing 12-month revenues and forward 12 months revenues. The multiples reflect a premium to Rite Aid and Walgreens, but a significant discount to CVS multiples.  Sunlink multiples were not available for the next twelve months.

In the tables below:

•	"Implied EV" means implied enterprise value;
•	"TTM Revenue" means trailing 12-month revenue; and
•	"NTM Revenue" means revenue over the next 12 months.

Enterprise value to EBITDA multiples

As shown in the graphs below, the implied multiples are between 7.5 times and 8.4 times trailing 12-month EBITDA and 12.8 times and 14.3 times forward 12-month EBITDA. The trailing 12-month multiple reflects a discount to Rite Aid and Walgreens but a significant discount to CVS multiples.  The implied multiples reflect a premium to the next 12 multiples for the public comparable. Sunlink multiples were not available.

Conclusion

Based upon the analysis and procedures described in this report, the value of a share of Progressive Care Common Stock as of the Valuation Date is estimated to range from $2.00 to $2.20.

Material Tax Consequences of the Business Combination

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations” in this joint proxy statement/prospectus.

Appraisal Rights and Dissenters’ Rights

NextPlat

Under Section 92A.390 of the NRS, holders of NextPlat Common Stock will not have dissenters’ or appraisal rights in connection with the Business Combination.

Progressive Care

General

If the Business Combination is completed, Progressive Care stockholders of record and beneficial owners who do not vote in favor of the Business Combination Proposal, who continuously hold such shares as of immediately before and through the effective date of the Business Combination and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Business Combination under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Progressive Care stockholders of record or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this discussion of appraisal rights to a “Progressive Care stockholder” are to the record holders of Progressive Care Common Stock unless otherwise noted herein. All such references to a “beneficial owner” mean a person or entity who is the beneficial owner of shares of Progressive Care Common Stock held either in voting trust or by a broker, bank or other nominee on behalf of such person or entity unless otherwise expressly noted herein. If you hold your shares of Progressive Care Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Any Progressive Care stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly follow the procedures required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the Special Meeting, the corporation, in this case Progressive Care, must notify not less than 20 days before the meeting each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes Progressive Care’s notice to its stockholders that appraisal rights are available in connection with the Business Combination, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex C. In connection with the Business Combination, any stockholder of record or beneficial owner of Progressive Care Common Stock who wishes to exercise appraisal rights, or who wishes to preserve their right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of such appraisal rights. A Progressive Care stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the consideration in the Business Combination described in the Merger Agreement and elsewhere in this joint proxy statement/prospectus (without interest). Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of Progressive Care Common Stock, Progressive Care believes that if a Progressive Care stockholder or beneficial owner considers exercising such rights, they should seek the advice of legal counsel.

How to Exercise and Perfect Your Appraisal Rights

Progressive Care stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Progressive Care Common Stock must do all of the following:

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deliver to Progressive Care a written demand for appraisal before the vote on the Business Combination Proposal at the Special Meeting, which written demand must reasonably inform Progressive Care of the identity of the Progressive Care stockholder or beneficial owner and that the Progressive Care stockholder or beneficial owner intends to demand appraisal of their shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Business Combination Proposal. Voting “AGAINST” or failing to vote “FOR” the Business Combination Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

●

not vote in favor of, or abstain from voting on, the Business Combination Proposal (if a Progressive Care stockholder) or, if a beneficial owner, not instruct their broker, bank or other nominee to vote their share(s) in favor of the Business Combination Proposal or instruct their nominee record holder to abstain from voting on the Business Combination Proposal;

●

continuously hold or beneficially own, as applicable, the shares of Progressive Care Common Stock from the date of making the demand through the effective date of the Business Combination (a Progressive Care stockholder or beneficial owner will lose appraisal rights if the Progressive Care stockholder or beneficial owner of transfers the shares before the effective date); and

●

file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Business Combination. While Section 262 of the DGCL provides that the Surviving Corporation may file such petition, the Surviving Corporation is under no obligation to and has no intention of doing so.

Written Demand

The demand for appraisal made by a Progressive Care stockholder or beneficial owner must be executed by or on behalf of the Progressive Care stockholder or beneficial owner, as applicable.

In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of the shares of Progressive Care Common Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Progressive Care Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.

All written demands for appraisal should be addressed to the Progressive Care at 400 Ansin Blvd., Suite A, Hallandale Beach, Florida 33009, Attn: Chief Financial Officer.

Withdrawal of Appraisal

At any time within 60 days after the effective date of the Business Combination, any Progressive Care stockholder or beneficial owner who has delivered a written demand to Progressive Care and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration to be paid to Progressive Care Stockholders in connection with the Business Combination by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and an acceptance of the such consideration. Any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any Progressive Care stockholder or beneficial owner without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any Progressive Care stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration provided for in the Merger Agreement within 60 days after the effective date. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal and to accept the consideration provided for in the Business Combination Agreement when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the Progressive Care stockholder or beneficial owner will be entitled to receive only the appraised value determined in any such appraisal proceeding.

Notice by the Surviving Corporation

Within 10 days after the effective date of the Business Combination, the Surviving Corporation will notify each Progressive Care stockholder and beneficial owner who has complied with Section 262 of the DGCL, and who has not voted in favor of the Business Combination Proposal, of the date on which the Business Combination became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Business Combination, the Surviving Corporation or any Progressive Care stockholder or beneficial owner who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served the Surviving Corporation in the case of a petition filed by a Progressive Care stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all Progressive Care stockholders or beneficial owners entitled to appraisal rights who did not vote their shares in favor of the Business Combination Proposal and properly demanded appraisal of such shares. The Surviving Corporation is under no obligation to and has no present intention to file a petition and Progressive Care stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Progressive Care Common Stock. Accordingly, any Progressive Care stockholder or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Progressive Care Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a Progressive Care stockholder or beneficial owner to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the Progressive Care stockholder’s or beneficial owner’s previous written demand for appraisal.

If a petition for an appraisal is timely filed by a Progressive Care stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list, which is referred to as the “verified list,” containing the names and addresses of all Progressive Care stockholders or beneficial owners who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and the Progressive Care stockholders or beneficial owners shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Court of Chancery. The Surviving Corporation will pay the costs of such notices.

After notice has been given to the Progressive Care stockholders and beneficial owners as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those Progressive Care stockholders or beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the Progressive Care stockholders or beneficial owners who have demanded an appraisal for their shares and who hold shares of Progressive Care Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; if any Progressive Care stockholder or beneficial owner fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Progressive Care stockholder or beneficial owner.

Determination of Fair Value

After the Court of Chancery determines the Progressive Care stockholders and beneficial owners that are entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares of Progressive Care Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the Court of Chancery’s entry of judgment in the proceedings, however, the Surviving Corporation may pay to each Progressive Care stockholder and beneficial owner entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the Surviving Corporation or by any Progressive Care stockholder or beneficial owner entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of Progressive Care stockholders and beneficial owners entitled to an appraisal. Any Progressive Care stockholder or beneficial owner whose name appears on the verified list and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if required, may participate fully in all proceedings until it is finally determined that such Progressive Care stockholder or beneficial owner is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Progressive Care Common Stock, together with interest, if any, by the Surviving Corporation to Progressive Care stockholders or beneficial owners entitled thereto.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a Progressive Care stockholder or beneficial owner whose name appears on the verified list, the Court of Chancery may also order all or a portion of the expenses incurred by a Progressive Care stockholder or beneficial owner in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.

Any Progressive Care stockholder or beneficial owner who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time. If any stockholder who demands appraisal of shares of Progressive Care Common Stock under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal with respect to such shares, such shares will be deemed to have been converted at the Effective Time into the right to receive the consideration provided pursuant to the Business Combination Agreement, without interest, upon the terms and conditions set forth therein

If no petition for appraisal is filed within 120 days after the effective date of the Business Combination, or if a Progressive Care stockholder or beneficial owner votes for approval of the Business Combination Proposal or effectively withdraws his, her or its demand for appraisal, then the right of that Progressive Care stockholder or beneficial owner to appraisal will cease and that Progressive Care stockholder or beneficial owner will be entitled to receive the consideration for his, her or its shares of Progressive Care Common Stock provided for in the Business Combination Agreement. A holder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his, her or its demand for appraisal and acceptance of the Business Combination, except that any such attempt to withdraw made more than 60 days after the effective date of the Business Combination will require the written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, any Progressive Care stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw their demand for appraisal and to accept the terms offered upon the Business Combination within 60 days after the effective date of the Business Combination.

Progressive Care stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their respective shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the Business Combination Agreement if they did not seek appraisal of their respective shares. Progressive Care stockholders and beneficial owners who perfect their appraisal rights and who do not subsequently effectively withdraw or otherwise lose their appraisal rights will not be entitled to any consideration under the Business Combination Agreement.

Anticipated Accounting Treatment

On June 30, 2023, NextPlat entered into a voting agreement with Messrs. Fernandez and Barreto pursuant to which Messrs. Fernandez and Barreto agreed to vote all of their shares of Progressive Care Common Stock (whether owned directly or indirectly) in the same manner that NextPlat votes its shares of Progressive Care Common Stock at any annual or special meeting of Progressive Care Stockholders, and whenever the holders of Progressive Care Common Stock act by written consent. The voting agreement has a perpetual term. On July 1, 2023, each of NextPlat, Charles M. Fernandez, and Rodney Barreto exercised Progressive Care Warrants and were issued shares of Progressive Care Common Stock. After these warrant exercises, the aggregate number of shares of Progressive Care Common Stock owned by NextPlat, Mr. Fernandez, and Mr. Barreto represented 53% of the issued and outstanding shares of Progressive Care Common Stock.

As a result of the warrant exercises and the entry into the voting agreement, NextPlat concluded that there was a change in control of Progressive Care by NextPlat under the voting interest model in GAAP. As of July 1, 2023, NextPlat had the right to control more than 50% of the voting interests in Progressive Care through the warrant exercises and voting agreement.  Therefore, under GAAP, beginning on July 1, 2023, NextPlat changed its accounting method for its investment in Progressive Care from the equity method to the consolidation method.

The Business Combination will involve the acquisition of a consolidated subsidiary, and as such it will be accounted for as an equity transaction with no recognition of gain or loss in accordance with GAAP.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the Business Combination to U.S. Holders (as defined below) of Progressive Care Common Stock. The summary is based upon the Internal Revenue Code, applicable U.S. Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the Business Combination under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. Holders of Progressive Care Common Stock that hold their Progressive Care Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Progressive Care Common Stock in light of their individual circumstances or to holders of Progressive Care Common Stock that are subject to special rules, such as non-U.S. Holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Progressive Care Common Stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates or certain former citizens or long-term residents of the United States; and holders who acquired their shares of Progressive Care Common Stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Progressive Care Common Stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the Business Combination to them.

The parties intend for the Business Combination to be treated as a “reorganization” for U.S. federal income tax purposes. Neither NextPlat nor Progressive Care has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the Business Combination, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The actual tax consequences of the Business Combination to you may be complex and will depend upon your specific situation and upon factors that are not within the control of NextPlat or Progressive Care. You should consult with your own tax advisor as to the tax consequences of the Business Combination in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following discussion summarizes the material U.S. federal income tax consequences of the Business Combination to U.S. Holders, assuming the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Consequences of the Business Combination for U.S. Holders of Progressive Care Common Stock. Except as discussed below in “—Cash in Lieu of Fractional Shares of NextPlat Common Stock,” a U.S. Holder of Progressive Care Common Stock will generally not recognize any gain or loss as a result of the Business Combination. Pursuant to the Business Combination, a U.S. Holder of Progressive Care Common Stock will receive shares of NextPlat Common Stock in exchange for its shares of Progressive Care Common Stock. Generally, a U.S. Holder’s aggregate tax basis in the NextPlat Common Stock received by such U.S. Holder in the Business Combination in exchange for its Progressive Care Common Stock, including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of NextPlat Common Stock,” will equal such U.S. Holder’s aggregate tax basis in the Progressive Care Common Stock surrendered in the Business Combination. The holding period for the shares of NextPlat Common Stock received in the Business Combination, including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of NextPlat Common Stock,” generally will include the holding period for the shares of Progressive Care Common Stock exchanged therefor.

Cash in Lieu of Fractional Shares of NextPlat Common Stock. A U.S. Holder who receives cash instead of a fractional share of NextPlat Common Stock will be treated as having received the fractional share of NextPlat Common Stock pursuant to the Business Combination and then as having exchanged the fractional share of NextPlat Common Stock for cash in a redemption by NextPlat. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. Holder and (ii) the portion of the basis of the shares of Progressive Care Common Stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Progressive Care Common Stock exchanged by such U.S. Holder is greater than one year as of the effective time of the Business Combination.

Medicare Tax on Unearned Income. A U.S. Holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the Business Combination.

Backup Withholding and Information Reporting. Payments of cash instead of a fractional share of NextPlat Common Stock to a U.S. Holder of Progressive Care Common Stock pursuant to the Business Combination may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to NextPlat or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. Holder of Progressive Care Common Stock, as a result of having received NextPlat Common Stock in the Business Combination, will be required to retain records pertaining to the Business Combination. In addition, each U.S. Holder of Progressive Care Common Stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth the fair market value and such holder’s basis in the Progressive Care Common Stock surrendered in the Business Combination. A “significant holder” is a holder of Progressive Care Common Stock who, immediately before the Business Combination, owned at least 5% of the vote or value of the outstanding stock of Progressive Care or securities of Progressive Care with a basis for federal income taxes of at least $1 million.

Tax Implications to Non-U.S. Shareholders. For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of Progressive Care Common Stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. The rules governing the U.S. federal income taxation of non-U.S. Holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. Holder recognizes in connection with receiving cash instead of a fractional share of NextPlat Common Stock generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States, or (ii) in the case of a non- U.S. Holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. Holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. Holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. Holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

If any gain a non-U.S. Holder recognizes on the receipt of cash instead of a fractional share of NextPlat Common Stock in the Business Combination is effectively connected with the conduct of such trade or business, then the gain will be subject to U.S. federal income tax at graduated rates for non-U.S. Holders other than corporations and the flat corporate rate (currently 21%) for non-U.S. Holders that are corporations (including, if applicable, special lower rates that may be applicable to certain gain and dividends). If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the non-U.S. Holder’s country of residence, any effectively connected gain or dividend income would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States. To claim exemption from withholding for any effectively connected dividend or gain, the non-U.S. Holder must certify its qualification, which can be done by providing Form W-8ECI. In addition, non-U.S. Holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty), referenced above, on their effectively connected earnings and profits for the taxable year, which would include such gain.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Business Combination. Tax matters are very complicated, and the tax consequences of the Business Combination to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you as a result of the Business Combination.

NEXTPLAT’S BUSINESS

NextPlat is a global e-commerce and healthcare company. Our e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. Our healthcare business is focused on improving the lives of patients with complex chronic diseases through a patient and provider engagement and their partnerships with payors, pharmaceutical manufacturers, and distributors, offering a broad range of solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

Unless the context requires otherwise, in this section of this joint proxy statement/prospectus references to the “Company” refer to NextPlat and its wholly owned subsidiaries.

Segments

We operate in two segments: our e-Commerce Business and our Healthcare Business.

Our e-Commerce Business

Leveraging the e-commerce experience of our management team and our existing e-commerce platforms, the Company has embarked upon the rollout of a state-of-the-art e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue, which we expect will become the focus of the Company’s business in the future. Historically, the business of NextPlat has been the provision of a comprehensive array of Satellite Industry communication services, and related equipment sales. As detailed in "Online Storefronts and E-Commerce Platforms" below, the Company operates two main e-commerce websites as well as 25 third-party e-commerce storefronts on platforms such as Alibaba, Amazon, OnBuy, and Walmart. These e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. We are actively pursuing distribution, marketing and license arrangements and joint ventures with companies that could distribute their products through our e-commerce platform. We may also seek to joint venture with or purchase part or all of businesses that manufacture or distribute products, particularly those that we believe we could market through our e-commerce platform, as well as business that could enhance our e-commerce platform.

Communications Products and Services

Through our legacy Global Telesat Communications Ltd and Orbital Satcom Corp business units, we provide Mobile Satellite Services (“MSS”) solutions to fulfill the growing global demand for satellite-enabled voice, data, personnel and asset tracking, Machine-to-Machine (M2M) and Internet of Things (IoT) connectivity services. We provide these solutions for businesses, governments, military, humanitarian organizations, and individual users, enabling them to communicate, connect to the internet, track and monitor remote assets and lone workers, or request SOS assistance via satellite from almost anywhere in the world, even in the most remote and hostile of environments. As we proceed to grow and enhance our e-commerce business and product offerings, we will consider whether we should retain our Global Telesat Communications Ltd and Orbital Satcom Corp business units, or whether we should sell or spin them off.

We provide voice, data communications, IoT and M2M services via Geostationary and Low Earth Orbit (“LEO”) satellite constellations and offer reliable connectivity in areas where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where terrestrial networks are not operational, for example due to political conflicts and natural or man-made disasters.

We have expertise and long-term experience in providing tracking and monitoring services via satellite, specifically through the Globalstar Low Earth Orbit satellite network. We own unique network infrastructure devices, known as appliqués, which are in various Globalstar ground stations around the world and provide the signal receipt and processing technology that enables and powers the Globalstar simplex data service. Our ownership of these appliqués provides us with competitive access to the global simplex data service which addresses the market demand for a small and cost-effective solution for sending data, such as geographic coordinates, from assets or individuals in remote locations to a central monitoring station and is used in numerous applications such as tracking vehicles, asset shipments, livestock, and monitoring unattended remote assets. In addition, we also provide tracking and monitoring solutions using Automatic Identification System (AIS), 2G-5G, Push-to-Talk and two-way radio technology.

We generate revenue from both the provision of services and the sale of equipment. Higher margin recurring service revenue from the sale of monthly, annual, and prepaid airtime or messaging plans has historically represented an increasing proportion of our revenue, and we expect that trend to continue as we introduce new products requiring associated airtime or messaging plans.

We provide our products and services directly to end users and reseller networks located both in the United States and internationally through our subsidiaries, U.S. based Orbital Satcom Corp (“Orbital Satcom”) and U.K. based Global Telesat Communications Limited (“GTC”). We have a physical presence in the United States and the United Kingdom, as well as an ecommerce storefront presence in 18 countries across 5 continents. We have a diverse geographical customer base having provided solutions to more than 50,000 customers located in more than 165 countries across most every continent in the world.

MSS Products

Our MSS products rely on satellite networks for voice, data and tracking connectivity and thus are not reliant on cell towers or other local infrastructure. As a result, our MSS solutions are suitable for recreational travelers and adventurers, government and military users, and corporations and individuals wishing to communicate or connect to the internet from remote locations, or in the event of an emergency such as a power outage, following a hurricane or other natural disaster during which regular cell phone, telephone and internet service may not be available.

Our satellite communications products enable users to make voice calls, send and receive text messages and emails, and transmit GPS location coordinates from virtually anywhere on the planet, no matter how remote the location and regardless of the availability of local communication infrastructure. Our range of satellite data products allows users around the world to connect to the internet, stream live video, and communicate via voice and data applications.

We are a provider of GPS enabled emergency locator distress beacons that can save lives, on land and at sea. Our distress beacons enable essential communication between our customers and search and rescue organizations during emergency situations and pinpoint locational information to Search and Rescue services, essential during an emergency.

We provide a wide range of satellite tracking devices used to monitor the location, movements, and history of almost anything that moves. We specialize in offering satellite tracking services through the Globalstar satellite network and have supplied tens of thousands of tracking devices which are used around the world to locate lone workers, track shipping containers, livestock, vehicles, and vessels along with many other types of assets.

The first product launched by the Company, SolarTrack, is a compact, lightweight, IoT tracking device powered by the sun and operating on one of the most modern satellite networks in the world. It is designed for tracking and monitoring anything that moves, or any remote asset used outdoors, almost anywhere in the world and we anticipate strong demand from customers looking for a low cost, low maintenance tracking device to monitor remote assets.

Mapping and Tracking Portal

Our advanced subscription-based mapping and tracking portal, GTCTrack, is available for use by registered customers who pay a monthly fee to access it. This mapping portal provides a universal and hardware-agnostic, cloud-based data visualization and management platform that allows managers to track, command, and control assets in near-real-time. Asset location reports including position, speed, altitude, heading and past location and movement history reports for a wide range of tracking devices and other products sold by us are available through GTCTrack.

Online Storefronts and E-Commerce Platforms

We operate two e-commerce websites offering a range of MSS products and solutions through our subsidiaries, Orbital Satcom, which targets customers in North and South America, and GTC, which targets customers in the UK, EU, Middle East, Asia and the rest of the world. These websites produce sales and attract enquiries from customers and potential customers from all around the world. Over the long term, we plan to develop additional country-specific websites to target customers in South America, Asia and Europe where we anticipate there will be substantial further demand for our products.

In addition to our two main e-commerce websites, we make portable satellite voice, data and tracking solutions easier to find and buy online through our various third-party e-commerce storefronts such as Alibaba, Amazon, OnBuy and Walmart. We currently operate 25 storefronts across various countries on 5 continents. We have invested in personnel to translate our listings correctly in the different countries we are represented in and intend to regularly improve and increase our listings on all e-commerce sites. We currently have more than 10,000 product listings on all third-party sites and invest significantly in inventory to hold at Amazon’s various fulfillment centers around the world to ensure that orders are shipped to customers as quickly as possible. The products include handheld satellite phones, personal and asset tracking devices, portable high-speed broadband terminals, and satellite Wi-Fi hotspots. Our Amazon online marketplaces represented approximately 51.6% and 54.3% of total sales for the years ended December 31, 2023, and 2022, respectively and we anticipate that these marketplaces will continue to represent a significant portion of our sales for the foreseeable future. Our e-commerce storefronts enable us to attract a significantly diversified level of sales from all over the world, ensuring we are not overly reliant on any single market or sector for our sales revenue. Furthermore, many products we sell require subscription-based services which allow us to increase our recurring revenue airtime sales.

With consumer behavior drastically changing because of COVID-19, e-commerce traffic witnessed double-digit gains in 2021 and 2020, respectively, as stores closed, and shoppers used digital options. This significant change in consumer shopping habits resulted in a substantial increase of U.S., EU and U.K. consumers electing to shop online. Starting in 2021, senior management of the Company invested in a comprehensive systems upgrade project with the goal of building a state-of-the-art e-commerce platform. This implementation is substantially complete, and the Company is collaborating with businesses to optimize their ability to sell their goods online, domestically, and internationally, enabling customers and partners to optimize their e-commerce presence and revenue.

Industry and Market of our e-Commerce Operations Business

We compete in the mobile satellite products and services sector of the global communications industry. The products and airtime that we sell are intended to meet users’ needs for connectivity in all locations where existing terrestrial wireline and wireless communications networks do not exist, do not provide sufficient coverage, or are impaired. Government organizations, including military and intelligence agencies and disaster response agencies, non-governmental organizations and industrial operations and support teams depend on mobile voice and data satellite communications products and services on a regular basis. Businesses with global operations require reliable communications services when operating in remote locations around the world. Mobile satellite services users span many sectors, including emergency services, maritime, aviation, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction, and transportation, among others. We believe many of our customers view satellite communications products and services as critical to their daily operations.

There is we believe a fast growing, multi-billion-dollar global market for a small and cost-effective solution for receiving and processing mobile voice and data communications from remote locations used in applications such as tracking vehicles or asset shipments, monitoring unattended remote assets or mobile security. Over the past two decades, the global mobile satellite services market has experienced significant growth. Increasingly, better-tailored, improved-technology products and services are creating new channels of demand for mobile satellite services. Growth in demand for mobile satellite voice services is driven by the declining cost of these services, the diminishing size and lower costs of the devices, as well as heightened demand by governments, businesses and individuals for ubiquitous global voice and data coverage. We believe our solutions are ideally suited for industries such as maritime, aviation, government/military, emergency/humanitarian services, mining, forestry, oil and gas, heavy equipment, transportation and utilities, as well as recreational users. We do not tailor our products and services to different types of customers as in our experience military, non-profit, government and recreational users tend to purchase the same types of products and services.

Competition to our e-Commerce Operations Business

The global satellite communications industry is highly competitive. In certain regions, such as North America, we currently face substantial competition from other service providers that offer a range of mobile and fixed communications options. In other regions, such as the UK and EU, we have a strong presence and are one of the leading providers of satellite communicators, emergency locator beacons and satellite tracking devices. We compete primarily on the basis of coverage, quality, portability, pricing and in the case of our e-commerce storefronts, availability of services and products.

The competitors for our satellite telecommunications services and products are other resellers of leading satellite networks such as Iridium, Inmarsat, Thuraya and Globalstar, some of which are also our suppliers. We expect the competition for our satellite telecommunications services and our satellite tracking and monitoring services to increase significantly as market demand accelerates.

We believe that we are well positioned to compete for the satellite telecommunications services business largely on a cost basis and our global e-commerce presence, which makes products more accessible to buy as compared to more traditional methods of purchasing e.g., bricks and mortar storefronts.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Our global presence enables us to compete in various markets around the world, with our multi-lingual personnel allowing us to respond to global customer inquiries with 24/7/365 customer support.
●	Our significant expertise in global e-commerce sales allows us to maintain a competitive advantage over traditional methods of purchase through “brick and mortar” stores.
●	Our significant levels of inventory stored in fulfillment centers around the world enable us to quickly secure customer orders against competitors who may not hold available inventory.
●	Economies of scale of a leading provider of MSS product allows us to offer competitive prices for our products.
●	Long-term contracts and experience with Globalstar allow us to compete competitively on satellite tracking opportunities.
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A diverse customer base with no single customer representing more than 3.0% of our annual gross sales revenue, and no single country representing more than 33% of our gross annual sales revenue as of December 31, 2023. This diversification reasonably permits the Company not to rely on any single customer, or group of customers, on any single product line, or any specific geographic area. Our Amazon sales represent the majority of our sales effort in the last 24 months.

Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Increased product offerings - we are constantly increasing our product lines and offerings and will continue to do so in the future.
●	Marketplace expansion – We intend to open new global e-commerce storefronts around the world to develop sales in new markets.
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Government sourced revenue - We intend to target US government/GSA sales which have not historically represented a significant part of our sales revenue. We will also recruit experienced government sales professionals to assist with this plan. We plan to become an approved seller on the US Government’s GSA Schedule, which gives federal, and in some cases state and local buyers, access to a great number of commercial products and services at negotiated ceiling prices. Schedule purchases represent approximately 21% of overall federal procurement spending.

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Product innovation - We will continue to launch our own innovative branded products, such as our SolarTrack solar powered satellite tracking device, to differentiate us and gain a competitive edge over other MSS suppliers.

●	Future acquisitions - We will seek suitable acquisition opportunities to further increase our scale, expand sales and access new markets and sectors.
●	E-Commerce Platforms - Expanding beyond our current global network of online storefronts serving thousands of consumers, enterprises, and governments.

Our Healthcare Operations Business

Our healthcare operations, which are run through our subsidiary, Progressive Care Inc. and its wholly-owned subsidiaries, offers personalized healthcare services and technology that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. Pharmco provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management. Through Pharmco, LLC doing business as Pharmcorx (“Pharmco 901”) and Pharmcorx LTC, Touchpoint RX, LLC doing business as PharmcoRx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” historically or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”) we also offer certain disease testing and vaccinations.

We offer services in a variety of languages, including English, Spanish, French, Creole, Portuguese, Ukrainian and Russian.

Our services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. We offer value-added services at no additional charge including prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, and customized packaging solutions. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options.

Products and Services

We enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and adherence, and capture important information regarding safety and effectiveness of the medications that we dispense.

Pharmco is rated by pharmacy benefit managers (“PBMs”) based on its ability to adequately supply chronic care medications to patients during a measurement period. This score is then compared to the scores of other pharmacies in the network at which point a relative rating is issued. For the year ended December 31, 2023, per EQuIPP®, a performance information management tool that provides standardized, benchmarked data to help shape strategies and guide medication-related performance improvement, our performance score was Five Stars, ranking our pharmacy among the top pharmacies in the U.S. Primary care physicians may refer patients to pharmacies that have high performance scores, though patients retain the right to have their prescriptions dispensed by a network of pharmacies of their choice.

Through our wholly owned subsidiary, ClearMetrX, we offer data management and reporting services to support health care organizations. There are substantial restrictions in federal and state laws on the use and sharing of patient data and ClearMetrX is in compliance with such laws. The ClearMetrX offerings include data management and Third-Party Administration services for 340B covered entities, pharmacy data analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

Pharmco also provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass through for third-party payor reimbursements on prescription claims adjudicated on behalf of each 340B covered entity and receive a dispensing fee per prescription. These dispensing fees vary by the 340B covered entity and the level of service provided by us.

For our long-term care (“LTC”) customers, Pharmco provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products. Pharmco utilizes a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. Pharmco is equipped for various types of unit-of-dose packaging options to meet the needs of LTC patients and retail customers. Pharmco uses the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. Pharmco also provides computerized maintenance of patient prescription histories, third-party billing and consultant pharmacist services. Pharmco’s consultant pharmacist services consist primarily of evaluation of monthly patient drug therapy and monitoring the LTC institution’s drug distribution system.

Medication therapy management involves review and adjustment of prescribed drug therapies to improve patient health outcomes for patients with multiple prescriptions. This process includes several activities such as performing patient assessments, creating medication treatment plans, monitoring the effectiveness of and adherence to prescribed therapies, and delivering documentation of these services to the patient’s physician to coordinate comprehensive care.

Distribution Methods

We currently deliver prescriptions throughout Florida and ship medications to residents in those states where we hold non-resident pharmacy licenses. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We can dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco subsidiaries are full-service retail specialty services pharmacies that offer same-day free delivery within Florida.

Industry and Market of our Healthcare Operations Business

Pharmacy operations

The retail pharmacy and pharmaceutical wholesale industries are highly competitive and dynamic and have experienced consolidation and an evolving competitive landscape in recent years. Prescription drugs play a significant role in healthcare, constituting a first line of treatment for many medical conditions. New and innovative drugs will improve quality of life and control healthcare costs. In light of accelerating usage of mail order and delivery-based services, both before and after the global COVID-19 pandemic, we believe the market for personalized and convenient care access is increasing. We have provided same-day and next-day home delivery services since the beginning of our operations. We are well positioned in Florida to gain additional market share among a broad demographic of patients due to our high-performance scores and value-added services. Additionally, we value opportunities that create strategic partnerships, acquire synergistic operations and expand current operations to round out pharmacy capabilities which could potentially include, but are not limited to, specialty medications, sterile compounding, and mail-order.

Data management services

The latest trend in healthcare is to use data to improve patient outcomes and quality of life – a practice known as “Applied Health Analytics.” “Data analytics” refers to the practice of aggregating large data sets and analyzing them to draw important insights and recommendations. This process is increasingly aided by new software and technology that facilitates the examination of large volumes of data to detect hidden information.

A key objective within organizations with access to large data collections is to harness the most relevant data and use it to optimize decision making. ClearMetrX developed the 340MetrX platform that retrieves dispensing pharmacy data to provide physicians and 340B covered entities with valuable and insightful reports and analytics to manage their operations.

We also serve the following key constituents, to benefit our patients:

Physicians and Health Systems: Our team works with physician offices to manage prior-authorization and other requirements of managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. We provide risk evaluation services, implement risk mitigation strategies, and collect patient adherence data to provide physicians and health systems with enhanced visibility. Our tools and processes improve physician performance metrics which in turn results in enhanced profitability of the physicians’ practices.

Payors: We manage prescription regimens for chronically ill populations and help payors, including health insurance plans and PBMs, reduce costs through patient care management, reduction in readmission rates, decreased acute care spending for chronic care conditions, formulary compliance, and implementation of lowest cost-effective alternative therapies.

Virtual Healthcare Services and Healthcare Technologies

Virtual healthcare services, or Telehealth, is a growing segment of the healthcare sector. It involves remotely exchanging patient data between locations for the purposes of obtaining assistance in monitoring and diagnosing. Telehealth allows the healthcare practitioner to easily offer their services on consultation, care management, diagnosis, and self-management services using information and communication technologies. These services are being offered through various modes of delivery, such as on-premises, web-based, and cloud-based delivery. A growing population over the age of 65, the increase in the number of chronic diseases, and a rise in demand for home monitoring devices are the major drivers which are likely to aid the growth of the telehealth market.

In the current environment, healthcare information is increasingly fragmented with numerous electronic healthcare record platforms, virtual care systems, pharmacy software, and data silos and transmitters which lack fundamental integration. Healthcare stakeholders are often at odds about proper care techniques and this lack of alignment increases burdens on providers and patients alike and is associated with decreasing satisfaction with healthcare services and negative health outcomes.

Growth Strategy

We plan to grow our healthcare operations business by executing on the following key growth strategies:

Data Management Services. We believe that data management for frontline and independent providers, 340B covered entities, and pharmacies will have increasing importance as health systems evolve to become virtual and digitized. Increasing focus on performance, margins, and quality, means that our models and platforms will have strategic value through our roots in day-to-day care management. Data management services will become an increasing driver of growth and development for us with its higher margins and diverse monetization pathways.

Invest in Sales and Marketing. We are based in South Florida and will continue to grow our dispensing operations throughout the state, and there are opportunities to expand geographically throughout the rest of the country. Our data management services and health IT services can be used by customers across the U.S. and we expect to continue to invest in sales and marketing efforts for these services.

Selectively Pursue Growth Through Strategic Acquisitions. We believe the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. We plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services, and technologies with the goal of preserving our culture, optimizing patient outcomes, enhancing value to other constituents, and building long-term value for our shareholders.

Competition to our Healthcare Operations Business

Competitive Strengths

We believe we are well positioned to continue to increase our market share based on the following competitive strengths:

Adding value to all constituents. The value we deliver to all constituents is based upon our thousands of daily patient interactions. We help patients adhere to complicated medication therapies, process refills, manage any side effects, and manage any insurance concerns ensuring that they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens, including dosing and frequency.

Performance. Pharmacies are measured against their peers to improve quality of patient care. We have dedicated staff to track performance metrics, ensuring high comparative adherence rates. Across the population, an average 50% of patients are adherent to prescribed medication protocols. We believe our high adherence rates are due to, among other things, our model of proactive patient engagement, direct communication with and connections to healthcare stakeholders, our patient training and education, patient behavior analysis and medication coaching, compliance packaging, tracking timing of refills, free home delivery, and language support. We also help identify third-party funding support programs to help cover expensive out-of-pocket costs.

Clinically trained operational professionals. Our licensed pharmacists and technicians have been trained on our patient care model and data management tools to conduct a full healthcare evaluation. These healthcare professionals not only dispense medications, but also analyze patients’ needs, behaviors, lifestyles, healthcare services providers, and payor resources to optimize the medication therapies received. Our staff conducts this full healthcare evaluation while also communicating necessary care information to authorized providers and caregivers before medications are dispensed, which differentiates our pharmacy operations from our competitors’ models.

Lean and nimble operational strategy. Healthcare is an industry where best practices are continuously evolving. With increasing emphasis on reducing healthcare costs which puts pressure on gross margins, we have identified new trends and opportunities pivoting to business processes better suited to future environments. Additionally, we have focused on diversifying our revenue streams within the pharmacy industry to identify complementary and associated revenue opportunities to keep the operation one step ahead of market forces.

Diversity and cultural awareness. We represent the fabric of the community from which we originate. Our employees consist of diverse faiths, races, ethnic origins, and sexual orientations. This provides us with the unique ability to speak the language that our patients and providers speak. It has also allowed us to be innovative in our approach to healthcare by leveraging the broad perspectives of our team to challenge our methodologies and be responsive to the unique needs of our patients, clients, and customers.

Competitive Positions and Methods of Competition

We compete with national and independent retail drug stores, supermarkets, convenience stores, mail order prescription providers, discount merchandisers, membership clubs, health clinics, provider dispensaries, and internet pharmacies. Competition is based on several factors including store location and convenience, customer service and satisfaction, product selection and variety, and price. Our primary competitive advantages lie in providing personalized service to the patients and facility operators, selectively adding labor saving and compliance enhancing processes and carrying inventory to provide rapid delivery of all pharmaceutical needs, free home delivery services, and data management and analytics.

In the United States, the provision of healthcare services of any kind is highly competitive. Our ability to recruit qualified personnel, attract new institutional and retail clients, and expand the reach of our pharmacy operations relies on our ability to quickly adapt to changing societal attitudes, market pressure, and government regulation.

We face substantial competition within the pharmaceutical healthcare services industry and in the past year have seen even more consolidation. We expect to see this trend continue in the coming year and it is uncertain what effect, if any, these consolidations will have on us or the industry. The industry includes several large, well-capitalized companies with nationwide operations and capabilities in the specialty services and PBM services arenas, such as CVS Caremark, Express Scripts, Humana, Walgreens, Optum, MedImpact Healthcare Systems and many smaller organizations that typically operate on a local or regional basis. In the Specialty Pharmacy Services segment, we compete with several national and regional specialty pharmacy companies that have substantial financial resources and which also provide products and services to the chronically ill, such as CVS Caremark, Express Scripts, Humana, Optum and Walgreens.

Some of our pharmacy service competitors are under common control with, or are owned by, pharmaceutical wholesalers and distributors or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. Some of our primary competitors, such as Omnicare and Walgreens, have a substantially larger market share than our existing market share. Moreover, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. Because of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Regulatory Matters

Government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, and the termination of any contracts, or the inability to bid on future contracts. We intend our Orbital Satcom subsidiary to become qualified as a government contractor. Our products may also be subject to regulation by the National Telecommunications and Information Administration and the Federal Communications Commission that regulate wireless communications.

Government approval is necessary to open any new pharmacy or other health services location.

Effect of Existing or Probable Governmental Regulations

As a participant in the healthcare industry, our operations and relationships are subject to federal and state laws and regulations and enforcement by federal and state governmental agencies. Various federal and state laws and regulations govern the purchase, dispensing or distribution, and management of prescription drugs and related services we provide and may affect us. We believe that we are in substantial compliance with all legal requirements material to our operations.

We conduct ongoing educational programs to inform employees regarding compliance with relevant laws and regulations and maintain a formal reporting procedure to disclose possible violations of these laws and regulations to the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services.

Professional Licensure. Pharmacists, pharmacy technicians and certain other health care professionals employed by us are required to be individually licensed or certified under applicable state law. We perform searches in criminal, federal and state exclusion lists, and other background checks on employees and are required under state licensure to ensure that our employees possess all necessary licenses and certifications. We believe that our employees comply in all material respects with applicable licensure laws.

State laws require that each pharmacy location be licensed as an in-state or non-resident pharmacy to dispense pharmaceuticals in that state. State controlled substance laws require registration and compliance with state pharmacy licensure, registration or permit standards promulgated by the state’s pharmacy licensing authority. Such standards often address the qualification of an applicant’s personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually or biennial according to state laws. We believe that our pharmacies’ present and future locations comply with all state licensing laws applicable to these businesses. If our pharmacy locations become subject to additional licensure requirements, are unable to maintain their required licenses or if states place burdensome restrictions or limitations on pharmacies, our ability to operate in the state would be limited, which could have an adverse impact on our business.

Other Laws Affecting Pharmacy Operations. We are subject to federal and state statutes and regulations governing the operation of pharmacies, repackaging of drug products, wholesale distribution, dispensing of controlled substances, medical waste disposal, and clinical trials. Federal and state statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal and state-controlled substance laws require us to register our pharmacies with the U.S. Drug Enforcement Administration (“DEA”) and to comply with security, record keeping, inventory control, labeling standards and other requirements to dispense controlled substances.

Food, Drug and Cosmetic Act. Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements if they are not adulterated or misbranded and are dispensed in accordance with, and pursuant to, a valid prescription. We believe that we comply in all material respects with all applicable requirements.

Anti-Kickback Laws. Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, bona fide employment arrangements, group purchasing and personal services arrangements), the federal “anti-kickback” law prohibits the knowing and willful offer or payment of any remuneration to induce the referral of an individual or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for in whole or in part by Medicare, Medicaid or other government-funded healthcare programs (including both traditional Medicaid fee-for-service programs as well as Medicaid managed care programs). Violation of the federal anti-kickback statute could subject us to criminal and/or civil penalties including suspension or exclusion from Medicare and Medicaid programs and other government-funded healthcare programs for not less than five years, or the imposition of civil monetary penalties. Exclusion from any of these programs or sanctions of civil monetary penalties could have a material adverse impact on our operations and financial condition.

The federal anti-kickback law has been interpreted broadly by courts, the OIG of the U.S. Department of Health and Human Services (“HHS”), and other administrative bodies. Because of the broad scope of those statutes, federal regulations establish certain safe harbors from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests held by a person or entity, and certain properly disclosed payments made by vendors to group purchasing organizations, as well as for other transactions or relationships. Nonetheless, a practice that does not fall within a safe harbor is not necessarily unlawful but may be subject to scrutiny and challenge. In the absence of an applicable exception or safe harbor, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain “product conversion” or “switching” programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Anti-kickback laws have been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies about such programs.

Several states also have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than federal law. Management understands the importance of anti-kickback laws and has helped structure our operations in a manner believed to be compliant with these laws.

The Stark Laws. The federal self-referral law, commonly known as the “Stark Law,” prohibits physicians from referring Medicare or Medicaid patients for “designated health services” (which include, among other things, outpatient prescription drugs, durable medical equipment and supplies and home health services) to an entity with which the physician, or an immediate family member of the physician, has a direct or indirect financial relationship, unless the financial relationship is structured to meet an applicable exception. Several states have enacted laws similar to the Stark Law. These state laws may cover all, not just Medicare and Medicaid, patients and exceptions or safe harbors may vary from the Stark Law and vary significantly from state to state. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. Possible penalties for violation of the Stark Law include denial of payment, refund of amounts collected in violation of the statute, civil monetary penalties, and program exclusion. Noncompliance with the Stark Law could adversely affect our financial results and operations.

Statutes Prohibiting False Claims and Fraudulent Billing Activities. A range of federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the federal False Claims Act (the “False Claims Act”), which imposes civil penalties for knowingly making or causing to be made false claims to secure a reimbursement from government-sponsored programs, such as Medicare and Medicaid. Investigations or actions commenced under the False Claims Act may be brought either by the government or by private individuals on behalf of the government, through a “whistleblower” or “qui tam” action. The False Claims Act authorizes the payment of a portion of any recovery to the individual suing. Such actions are initially required to be filed under seal pending their review by the Department of Justice. If the government intervenes in the lawsuit and prevails, the whistleblower (or plaintiff filing the initial complaint) may share with the federal government in any settlement or judgment. If the government does not intervene in the lawsuit, the whistleblower plaintiff may pursue the action independently. The False Claims Act generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in many claims, as each individual claim could be deemed to be a separate violation of the False Claims Act.

Some states also have enacted statutes like the False Claims Act which may include criminal penalties, substantial fines, and treble damages. In recent years, federal and state governments have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Under Section 1909 of the Social Security Act, if a state false claim act meets certain requirements as determined by the OIG in consultation with the U.S. Attorney General, the state is entitled to an increase of ten percentage points in the state medical assistance percentage with respect to any amounts recovered under a state action brought under such a law. Some of the larger states in terms of population that have had the OIG review such laws include California, Florida, Illinois, Indiana, Massachusetts, Michigan, Nevada, Tennessee and Texas. We operate in several of these states and submit claims for Medicaid reimbursement to the respective state Medicaid agency. This legislation has led to increased auditing activities by state healthcare regulators. As such, we have been the subject of an increased number of audits. While we believe that we are following Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators would agree with the methodology employed by us in billing for our products and services and a material disagreement between us and these governmental agencies on the way we provide products or services could have a material adverse effect on our business and operations, our financial position, and our results of operations.

The False Claims Act also has been used by the federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the federal anti-kickback statute and the Stark Law. Such actions are not based on a contention that an entity has submitted claims that are facially invalid. Instead, such actions are based on the theory that when an entity submits a claim, it either expressly or impliedly certifies that it has provided the underlying services in compliance with applicable laws, and therefore that services provided and billed for during an anti-kickback statute or Stark Law violation result in false claims, even if such claims are billed accurately for appropriate and medically necessary services. The availability of the False Claims Act to enforce alleged fraud and abuse violations has increased the potential for such actions to be brought, and which often are costly and time-consuming to defend.

Confidentiality and Privacy. Most of our activities involve the receipt, use and disclosure of confidential medical, pharmacy or other health-related information concerning individual members, including the disclosure of the confidential information to the member’s health benefit plan.

On April 14, 2003, the final regulations issued by HHS, regarding the privacy of individually identifiable health information (the “Privacy Regulations”) pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) took effect. The Privacy Regulations are designed to protect the medical information of a healthcare patient or health plan enrollee that could be used to identify the individual.

The requirements imposed by the Privacy Regulations, the Transactions Standards, and the Security Standards are extensive and can require substantial cost and effort to assess and implement. We have taken and will continue to take steps that we believe are reasonable to ensure that our policies and procedures are following the Privacy Regulations, the Transactions Standards, and the Security Standards. The requirements imposed by HIPAA have increased our burden and costs of regulatory compliance, altered our reporting to Plan Sponsors and reduced the amount of information we can use or disclose if members do not authorize such uses or disclosures.

Medicare Part D. The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. The Centers for Medicare & Medicaid Services (“CMS”) imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.

Any Willing Provider Statutes and Narrow Networks. Any Willing Provider (“AWP”) statutes are laws that require health insurance carriers to permit providers to join those networks so long as the provider is willing to accept the terms and conditions of that carrier’s plan. Numerous states have some form of AWP law, though nearly all prohibit insurance carriers from limiting membership within their provider networks based on geography or other characteristics. The laws in each state addressing the legality of narrow networks vary widely. Some laws address plans only while other laws address non-insurers, like a PBM. Some laws address all types of health benefits while other laws only address a single type of benefit, like pharmacy. The risk to a pharmacy would be in those states that do not have an applicable AWP statute, a provider can be excluded from a narrow network.

While the offering of narrow and preferred networks is common across the country, there have been many lawsuits challenging the use of these type of arrangements due to the fact that they exclude certain providers from participating. The outcome of the challenges has varied, primarily based upon the interpretation of the state laws under which the challenges are made. This is an evolving area of law. Given the intense scrutiny of drug pricing and arrangements, and the ongoing lawsuits that are being filed in response to narrow networks, there remains risk in developing narrow networks, which will vary by state, depending on each state’s laws and legal precedent. Additionally, state laws are subject to change at any time, resulting in uncertainty for pharmacy operations in a given state.

Health Reform Legislation. Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act (“ACA”), as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Health Reform Laws”), which enacted a number of significant healthcare reforms. There have been executive, judicial, and Congressional challenges to certain aspects of the Health Reform Laws. For instance, the Tax Cuts and Jobs Act of 2017 included a provision that repealed the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Further, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (the “IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the ACA and our business.

Costs and Effects of Compliance with Environmental Laws

Not applicable.

Employees

As of December 31, 2023, we had 142 full-time employees and 24 part-time employees.

Sources and Availability of Components and Raw Materials

Certain materials and equipment for our products are custom-made for those products and are dependent upon either a single or limited number of suppliers. A supplier failure could cause delays in product delivery if another supplier cannot be found promptly, or if the quality of such replacement supplier’s components is inferior or unacceptable. As a result of COVID-19 and related supply chain constraints, we have experienced shortages in inventory due to manufacturing and logistical issues.

We obtain pharmaceutical and other products from wholesale drug distributors. We have maintained a relationship with a primary supplier that accounted for 98% of pharmaceutical purchases for the six months ended December 31, 2023, and several supplementary suppliers. Our primary supplier for the years ended December 31, 2023 was McKesson. The loss of a supplier could adversely affect our business if alternate sources of drug supply are unavailable. We believe that our relationships with our suppliers, overall, are good, and that there are alternative suppliers in the marketplace.

Our Risks and History of Losses

Our ability to achieve our mission and execute our strategies is subject to certain challenges, risks and uncertainties, including, among others:

●	Our ability to obtain sufficient funding to expand our business and respond to business opportunities
●	Our ability to acquire new customers or retain existing customers in a cost-effective manner
●	Our ability to successfully improve our production efficiencies and economies of scale
●	Our ability to manage our supply chain to continue to satisfy our future operation needs
●	Our ability to retain our market share in our industry

We have incurred net losses since our inception. For the years ended December 31, 2023, and 2022, we have incurred net losses of approximately $12.4 million and $9.2 million, respectively. As of December 31, 2023, we had an accumulated deficit of approximately $34.9 million. We expect to incur additional losses prior to recording sufficient revenue from our operations as a result of the costs associated with expanding and seeking additional sources of revenue to our current revenue base.

Corporate Information

Our headquarters and principal executive offices are located at 3250 Mary St., Suite 410, Coconut Grove, FL 33133. Our telephone number is (305) 560-5355, and our corporate website is www.nextplat.com.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet site that contains annual, quarterly and current reports, proxy and information statements and other information that we (together with other issuers) file electronically. The SEC’s Internet site is www.sec.gov. We make available free of charge on or through our website our annual, quarterly and current reports and amendments to those reports as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC.

The contents of our website or any other website are not incorporated by reference into this joint proxy statement/prospectus.

MANAGEMENT OF NEXTPLAT

Directors and Executive Officers

Unless the context requires otherwise, in this section of this joint proxy statement/prospectus references to the “Company” refer to NextPlat and its wholly owned subsidiaries.

The following table sets forth the names and ages of all of our directors and executive officers as of July 29, 2024. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position
Charles M. Fernandez	63	Executive Chairman, Chief Executive Officer, Director
Cecile Munnik	47	Chief Financial Officer
Robert Bedwell	66	Chief Compliance Officer
David Phipps	58	President and Chief Executive Officer of Global Operations, Director
Douglas S. Ellenoff	64	Vice Chairman and Chief Business Development Strategist, Director
Rodney Barreto	67	Director
Hector Delgado	56	Director
Kendall W. Carpenter	68	Director
Louis Cusimano	78	Director
John E. Miller	83	Director
Maria Cristina Fernandez	58	Director

Set forth below is biographical information about each of the individuals named in the tables above:

Charles M. Fernandez, Executive Chairman, Chief Executive Officer, Director

Mr. Fernandez has served as Executive Chairman of the Company since May 28, 2021 and Chief Executive Officer of the Company since June 2, 2021. Prior to joining the Company Mr. Fernandez was a co-founder and the Chairman of Kempstar (a large-scale marketer of energy and agricultural commodities) from November 2015 through June 2020; a member of the Supervisory Board of Smartrac (a RFID products and IoT solutions) from January 2019 through March 2020; Chief Executive Officer of eApeiron Solutions (a brand protection and e-commerce company) from June 2016 through December 2018; served as the founder and Chief Investment Officer of Barnstar Funds, LP (a fund established in 2012 for investment in special situations across the capital markets) from October 2012 through March 2016; and co-founder and Chairman of Lakeview Health Systems, LLC (a private pay, specialized hospital company) from December 2003 through December 2012. Mr. Fernandez was chosen to serve as a director of the Company based on his 30 years’ experience identifying profitable start-up and dislocation opportunities, building significant value and executing both private and public exit strategies.

Cecile Munnik, Chief Financial Officer

Ms. Munnik has served as Chief Financial Officer of the Company since November 14, 2022. Ms. Munnik also serves as Chief Financial Officer of Progressive Care, a position she has held since October 2020. Ms. Munnik has over 15 years of accounting and finance experience, and has served in finance and accounting leadership positions for companies and business units with annual revenues ranging from $100 million to $3 billion. Prior to joining Progressive Care, Ms. Munnik served as Director of Asset Management at Unified Women’s Healthcare, a single-specialty management services organization to support Ob-Gyn practices from November 2018 through April 2020. She joined The Service Companies as Director of Finance in May 2017 through October 2018. Prior to The Service Companies, she worked at Lennox International for eleven years. She joined Lennox in June 2006 as Sr. Internal Auditor and left in May 2017 as Manager of Financial Planning and Analysis. Ms. Munnik has a bachelor’s degree in accounting from the University of Pretoria (South Africa) and is a Certified Public Accountant (CPA) and Chartered Accountant (CA). She serves on the board of Damascus Road Partners, which is a group of social enterprise investors who invest charitable capital to sustainably address human suffering.

Robert Bedwell, Chief Compliance Officer

Mr. Bedwell has served as Chief Compliance Officer of the Company since November 7, 2022. Mr. Bedwell also serves as Director of Administrative Services at Progressive Care, a position he has held since October 2020, where he works on contractual, legal, and compliance matters, and previously served as their Controller from January 2017 until September 2020. From 2011 to 2016, Mr. Bedwell served as an Audit Partner or Director at several national and regional public accounting firms. Mr. Bedwell has also been a national speaker and instructor on numerous topics for Surgent Professional Education, the Florida Institute of Certified Public Accountants, and the American Institute of Certified Public Accountants. Mr. Bedwell holds a bachelor’s degree in Accounting and Finance from Upsala College in East Orange, New Jersey, and a Masters in Accounting from Florida Atlantic University. Mr. Bedwell is also a Certified Public Accountant.

David Phipps, President and Chief Executive Officer of Global Operations and Director

Mr. Phipps has served as Chief Executive Officer of Global Operations since June 2, 2021, and as Director since February 24, 2015. Mr. Phipps has also served as Managing Director of the Company’s wholly owned UK subsidiary, Global Telesat Communications LTD (“GTC”), since 2008. Mr. Phipps previously served as Chairman of the Board from February 24, 2015 until June 2, 2021, and Chief Executive Officer from February 25, 2015 until June 2, 2021. Mr. Phipps has over twenty years of experience in the communications industry, during which time he has overseen acquisitions, mergers and capital raising activities. Mr. Phipps also has 35 years of experience in investment management, finance, and operational roles at several private and public companies. We believe Mr. Phipps is well-qualified to serve as President and Chief Executive Officer of Global Operations and Director of the Company based on his depth of knowledge and experience in the communications industry.

Douglas S. Ellenoff, Vice Chairman and Chief Business Development Strategist and Director

Mr. Ellenoff has served as Vice Chairman and Chief Business Development Strategist of the Company since August 24, 2021. Mr. Ellenoff is a partner at Ellenoff Grossman & Schole LLP, a law firm based in New York City with more than 120 professionals, which he founded in 1992. Mr. Ellenoff’s practice is concentrated in corporate and securities, with a focus in business transactions, mergers and acquisitions, and corporate financings. Mr. Ellenoff has represented companies in connection with their initial public offerings, secondary public offerings, PIPEs, crowdfunding, regulatory compliance, as well as strategic initiatives and general corporate governance matters. Mr. Ellenoff has also served as Managing Member at ESQVest LLP, a venture capital firm that invests in early-stage legal technology companies, since its founding in 2014. We believe Mr. Ellenoff is well-qualified to serve as Vice Chairman and Chief Business Development Strategist of the Company based on his broad experience in capital markets and corporate governance matters.

Rodney Barreto, Director

Mr. Barreto has served on the Board of Directors since January 20, 2022. He is currently President and Chief Executive Officer of the Barreto Group and of Barreto Hospitality, which he founded in 1988 and 2020, respectively. The Barreto Group is a diversified company specializing in corporate and public affairs consulting, real estate investment, and development. Barreto Hospitality is the food, beverage, and hospitality arm of the Barreto Group boasting fine dining and entertainment venues across South Florida. Mr. Barreto is also a partner of Capital City Consulting Miami, LLC, a leading public affairs and governmental consulting firm in the State of Florida. Capital City Consulting develops and manages effective corporate and public affairs strategies designed to achieve specific business results for its clients. Mr. Barreto has also been the Chief Executive Officer of Barreto Capital, LLC, a private money lender, since November 2018. Mr. Barreto is also the Chairman of the Miami Super Bowl Host Committee, which he has chaired a record three times in the years 2007, 2010, and 2020. The perennial Chairman, Mr. Barreto also serves as Chairman of the Florida Fish and Wildlife Conservation Commission having been appointed by three Florida Governors, namely Governor Jeb Bush, Governor Charlie Crist, and current Florida Governor Ron DeSantis. We believe Mr. Barreto is well-qualified to serve as a director of the Company based on his significant leadership and entrepreneurial experience.

Hector Delgado, Director

Mr. Delgado has served on the NextPlat Board since May 27, 2015. Lieutenant Commander Delgado is a retired United States Navy SEAL, with over 29 years of active and reserve service. In 2006, he was mobilized with SEAL Team THREE for a combat tour in Ramadi, Iraq, receiving a Navy Commendation Medal with Combat “V”. He has served with SEAL Teams TWO, THREE, FOUR, EIGHTEEN and Special Operations Command Central and South. His tours of duty have included the Middle East, Europe, Africa and South America. Mr. Delgado has a wealth of expertise that has been refined not only in a military environment, but also extensively in the governmental sector, where he has been responsible for budgets, training, and logistics for thousands of people. He has trained thousands of students in the use of weapons, demolition, physical security and executive protection. Mr. Delgado is also a retired Special Agent with Homeland Security Investigations (HSI), Palm Beach County, Florida. Throughout his career, Special Agent Delgado served in a number of positions including being a member of the Joint Terrorism Task Force (JTTF), Miami field office. Over the past 15 years Mr. Delgado has conducted Active Shooter Response Training seminars around the country and is recognized as an expert in this field. He has served on Governor DeSantis’s Committee on Public Safety during the Governor’s transition. Mr. Delgado is also a successful entrepreneur and patent holder, having started, managed, and sold numerous enterprises. He is co-founder of ASR Alert Systems, a newly developed technology designed to drastically enhance response time of law enforcement and victims in an active shooter event. The ASR Threat Alert System simultaneously alerts law enforcement, end users of the system, 911-disptach, and nearest trauma hospitals within seconds. Mr. Delgado’s core values of honesty, integrity, and generosity are what have helped propel him to his current success. These same qualities inspire him to give back to the communities in which he resides. He mentors teenagers who make career decisions to enlist in the military and he sits on the Naval Academy selection board on behalf of Senator Marco Rubio. As a member of the Board of Directors of the National Navy SEAL Museum, Mr. Delgado plays an instrumental role in the Museum’s continued growth and development.

Kendall W. Carpenter, Director

Ms. Carpenter has served on the NextPlat Board since May 28, 2021. From 2006 to 2019, Ms. Carpenter was Chief Financial Officer, Executive Vice-President, Secretary, and Treasurer of ComSovereign Holding Corp. (COMS) and its predecessor entities, a Nasdaq company in the aviation industry, where she was responsible for SEC compliance and reporting, accounting, audit, banking, HR and benefits, payroll, corporate administration, board governance, legal, contracts, and risk management. Ms. Carpenter holds a bachelor’s degree in Accounting from Oklahoma State University, and a Certified Public Accountant (CPA) license (inactive) in the State of Oklahoma. Ms. Carpenter is also a Certified Management Accountant (CMA) and Chartered Global Management Accountant (CGMA). We believe Ms. Carpenter is well-qualified to serve as a director of the Company based on her leadership positions in public companies, as well as her expertise in compliance and finance.

Louis Cusimano, Director

Mr. Cusimano has served on the NextPlat Board since May 28, 2021. Mr. Cusimano’s dual career with the Federal Aviation Administration (FAA) and the United States Air Force Reserve (USAF) spanned three decades of continuous service. Prior to retiring from the FAA in May 2003, Mr. Cusimano was a Senior Executive and Deputy Director of the FAA’s Flight Standards Service. In this role, Mr. Cusimano maintained close and continuous liaison with representatives of Congress, the aviation industry, the general public, all air carriers, the national military establishment, other federal agencies, foreign flight operations, and airworthiness authorities. Mr. Cusimano also served as “Acting Director” and Division Manager of the Air Transportation Division and Certification and Surveillance Division at the FAA. Mr. Cusimano also had a parallel career as an Air Force officer and pilot for 30 years. Mr. Cusimano attained the rank of full colonel, and retired as Wing Commander, 459th Airlift Wing. Mr. Cusimano was a senior ranking officer in charge of over 1,400 reservists and nine C-141B/C strategic airlift aircraft, which conducted world-wide combat airlift and airlift support missions for the Air Mobility Command. Mr. Cusimano is a highly decorated officer and retired with honors on June 1, 2000. Mr. Cusimano holds an airline transport pilot certificate, flight engineer certificate, and flight instructor certificate with fixed wing, rotorcraft, and instrument instructor ratings. Mr. Cusimano is also a certified A&P Mechanic with Inspector Authorization authority. Mr. Cusimano earned a bachelor’s degree in Experimental Psychology from Hofstra University in 1969 and completed National Security Management School in 1987. Mr. Cusimano has held top secret clearances at the FAA and with the Air Force. Mr. Cusimano is certified as an ISO-9000:2000 Auditor with the International Register of Certificated Auditors. We believe Mr. Cusimano is well-qualified to serve as a director of the Company based on his more than 35 years of experience in government and professional roles.

John E. Miller, Director

Mr. Miller has served on the NextPlat Board since May 28, 2021. Mr. Miller has served as the owner/consultant at Miller Analytics, LLC since September 2007. From December 2017 to November 2019, Mr. Miller served as a member of the board of directors of Drone Aviation Holding Corp. Prior to this, Mr. Miller served over 34 years in the US Army. Commissioned as an Infantry Officer, he served in line units, staff positions, and Army Schools, and attained the title of Lieutenant General before retiring. Mr. Miller had multiple assignments at the US Army Command and General Staff College, where he taught Tactics and Wargaming Instructor and served as the Deputy Commandant, and later Commandant. Mr. Miller holds a bachelor’s degree in Mathematics from Missouri State University and a master’s degree in Operations Research from Georgia Tech. Mr. Miller is also a graduate of the Army Command and General Staff College and the Army War College. Mr. Miller attended Executive Development programs at Yale University, the Menninger Foundation and Leadership at the Peak in Denver, CO. We believe Mr. Miller is well-qualified to serve as a director of the Company based on his leadership, knowledge of, and relationships in aerospace industries, as well as his familiarity with the military and governmental agencies.

Maria Cristina Fernandez, Director

Ms. Fernandez has served on the NextPlat Board of Directors since September 28, 2022. Ms. Fernandez has extensive experience in achieving growth with new technologies, and motivating teams and customers in challenging business environments. She also has extensive international experience leading global and regional teams in the US, Latin America and Asia. Prior to joining NextPlat, Ms. Fernandez served as the Executive Vice President and Chief Operating Officer of eApeiron Solutions from May 2016 to July 2019. Before that, Ms. Fernandez served as the Global Vice President/General Manager of Xerox Corporation’s Continuous Feed Inkjet Business, from July 2015 to May 2016.

No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Delinquent Section 16(a) Reports

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, the Company believes that each of the following reporting persons failed to timely file a Section 16(a) report during the fiscal year ended December 31, 2023:

Name	Number of Late Reports	Number of Transactions that were Not Reported on a Timely Basis
Charles M. Fernandez	4	5
Kendall W. Carpenter	1	1
Maria Cristina Fernandez	1	1
Louis Cusimano	1	1
Hector Delgado	1	1

GOVERNANCE OF NEXTPLAT

In this section of this joint proxy statement/prospectus, references to the “Company” refer to NextPlat and its wholly owned subsidiaries.

The NextPlat Board

The NextPlat Board oversees the business affairs of NextPlat and monitors the performance of management. Pursuant to NextPlat's Bylaws, the NextPlat Board shall consist of no less than one director. The NextPlat Board had two meetings in 2023. In addition, members of the NextPlat Board discussed various business matters informally on numerous occasions throughout 2023 and acted by written consent in lieu of formal meetings four times. We believe that such interaction between the NextPlat Board and management provided proper oversight of NextPlat. Each incumbent director attended at least 75% of the total number of meetings of the NextPlat Board and committee meetings of which such director was a member (held during the period for which such director was in office).

The NextPlat Board is currently comprised of nine members, six of whom are independent directors per Nasdaq rules.

Director Independence

The rules of Nasdaq (the “Nasdaq Rules”) require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of the NextPlat Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that the NextPlat Board must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation NextPlat pays to the director and any affiliations with NextPlat.

The NextPlat Board undertook a review of the composition of the NextPlat Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the NextPlat Board has determined that each of the NextPlat directors, with the exception of David Phipps, Douglas Ellenoff and Charles M. Fernandez, is independent as defined under the Nasdaq Rules.

Board Committees

The NextPlat Board has established a Nominating Committee, an Audit Committee and a Compensation Committee. The NextPlat Board has adopted and approved a charter for each of these standing committees.

Audit Committee. The members of the Audit Committee of the NextPlat Board are Rodney Barreto, Maria Cristina Fernandez, and Louis Cusimano. Each member of the Audit Committee is independent as defined by the Nasdaq Rules. Rodney Barreto is the Chairperson of the Audit Committee. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and Nasdaq Rules for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least one member of the Audit Committee, Rodney Barreto, is an “audit committee financial expert” as defined in the SEC’s rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm. During 2023, the Audit Committee had four meetings.

Nominating Committee. The members of the Nominating Committee of the NextPlat Board are Maria Cristina Fernandez, Louis Cusimano, and Rodney Barreto. Maria Cristina Fernandez is the Chairperson of the Nominating Committee. Each member of the Nominating Committee is independent as defined by Nasdaq Rules. The primary functions and responsibilities of the Nominating Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures. During 2023, the Nominating Committee had one meeting.

Compensation Committee. The members of the Compensation Committee of the NextPlat Board are Hector Delgado, Louis Cusimano, and John Miller. Hector Delgado is the Chairperson of the Compensation Committee. Each member of the Compensation Committee is independent as defined by Nasdaq Rules. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board of Directors with respect to the annual compensation for our Chief Executive Officer. The Compensation Committee also is responsible for reviewing and making recommendations to the Board of Directors the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption and administers the Company’s equity incentive plans. The Compensation Committee is responsible for reviewing director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board. During 2023, the Compensation Committee had three meetings and acted by written consent three times.

NextPlat's Chief Executive Officer reviews the performance of NextPlat's other executive officers (other than himself) and, based on that review, the Chief Executive Officer makes recommendations to the Compensation Committee about the compensation of executive officers (other than himself). The Chief Executive Officer does not participate in any deliberations or approvals by the Board or the Compensation Committee with respect to his own compensation.

Board Member Attendance at Annual Meetings

NextPlat does not have a formal policy regarding director attendance at annual meetings, however, all of the NextPlat directors are invited to the annual meeting and all of the NextPlat directors at the time attended NextPlat's prior annual meeting.

Board Leadership Structure and Role in Risk Oversight

Mr. Fernandez is NextPlat's Chief Executive Officer, Executive Chairman, and a director. The NextPlat Board believes that Mr. Fernandez is best situated to serve as Executive Chairman because he will be the director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Hector Delgado, NextPlat's Lead Independent Director, brings experience, oversight, and expertise from outside the company and from a variety of industries, while the Chief Executive Officer brings extensive experience and expertise specifically related to the company’s business. The NextPlat Board believes the current combined role of Executive Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential to effective governance.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The NextPlat Board believes the current combined role of Executive Chairman and Chief Executive Officer, combined with having a lead independent director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

The NextPlat Board is primarily responsible for overseeing NextPlat's risk management processes. The NextPlat Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding NextPlat’s assessment of risks. The NextPlat Board focuses on the most significant risks facing NextPlat and its general risk management strategy, and also ensures that risks undertaken by NextPlat are consistent with the board’s appetite for risk. While the NextPlat Board oversees NextPlat’s risk management, management is responsible for day-to-day risk management processes. NextPlat believes this division of responsibilities is the most effective approach for addressing the risks facing NextPlat and that the NextPlat Board leadership structure supports this approach.

Hector Delgado serves as the Lead Independent Director of our Board. As Lead Independent Director, Mr. Delgado is responsible for, among other things:

●	providing leadership to the independent directors;
●	leading executive sessions of the NextPlat Board’s independent directors;
●	serving as the principal liaison between the Chairman of the NextPlat Board and the independent directors;
●	advising the NextPlat Board on matters were there may be an actual or perceived conflict of interest;
●	approving all information sent to the NextPlat Board and approving the agendas for all board meetings; and
●	perform functions incidental or related to the foregoing.

The NextPlat Board believes that by maintaining a Lead Independent Director position, it has designed a governance structure that best advances NextPlat's objectives, while maintaining proper checks and balances on senior management, and providing the independent members of the NextPlat Board with open and transparent communication regarding our strategic planning activities.

NextPlat's management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The NextPlat Board views its role as one of oversight. The NextPlat Board focuses on understanding management’s risk management systems, the effectiveness of those systems, and the way in which management proactively manages risks. In addition, the NextPlat Board utilizes the Nominating Committee, the Audit Committee, and the Compensation Committee to manage risks that arise under each committee’s area of focus.

Nomination of Director Candidates

NextPlat receives suggestions for potential director nominees from many sources, including members of the NextPlat Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a NextPlat Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting NextPlat, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on NextPlat matters. The Nominating Committee of the NextPlat Board does not have a formal policy regarding the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills, and expertise to make a significant contribution to the NextPlat Board, to NextPlat and its stockholders. Candidates whose evaluations are favorable are recommended by the Nominating Committee to the full NextPlat Board for consideration. The full NextPlat Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

A stockholder wishing to nominate a candidate for election to the NextPlat Board at any annual meeting at which the Board has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. The submission must be received at our principal executive offices 120 days prior to the anniversary date of the mailing date of our previous year’s proxy statement so as to permit the Board time to evaluate the qualifications of the nominee.

NextPlat has not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.

Stockholder Communications with Directors

Persons wishing to write to the NextPlat Board, or to a specified director or committee of the NextPlat Board, should send correspondence to NextPlat's Corporate Secretary at NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, Florida 33133. Electronic submissions of stockholder correspondence will not be accepted.

The NextPlat Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the NextPlat Board or to the affairs of NextPlat. Any correspondence received that is addressed generically to the NextPlat Board will be forwarded to the Chairman of the NextPlat Board.

Code of Ethics

The NextPlat Board has adopted a Code of Business Conduct and Ethics that is applicable to NextPlat and to all our directors and officers and persons performing similar functions, including our principal executive officer and principal financial officer. A copy of NextPlat’s Code of Business Conduct and Ethics may be obtained on NextPlat's website at www.nextplat.com. NextPlat intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

COMPENSATION OF NEXTPLAT DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to NextPlat's named executive officers (as defined in Item 402(m)(2) of Regulation S-K) for the fiscal years ended December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total ($)
Charles M. Fernandez Chief Executive Officer and Chairman (3)(4)	2023	$468,000	$286,000	$1,931,000	$490,000	$—	$—	$99,000	$3,274,000
	2022	$350,000	$36,000	$1,755,000	$248,000	$—	$—	$73,000	$2,462,000

David Phipps President of NextPlat and Chief Executive Officer of Global Operations. Former* Chief Executive Officer and Chairman of NextPlat (3)(5)	2023	$350,000	$36,000	$—	—	$—	$—	$16,000	$402,000
	2022	$355,000	$36,000	$—	—	$—	$—	$15,000	$406,000

Douglas Ellenoff Vice Chairman and Chief Business Development Strategist (6)	2023	$—	$—	$137,000	$619,000	$—	$—	$—	$756,000
	2022	$—	$—	$107,000	$486,000	$—	$—	$—	$593,000

*For information regarding NextPlat’s current executive officers is provided above in the section entitled “Management of NextPlat - Directors and Executive Officers.”

(1)

On October 7, 2021, on the approval and recommendation of the Compensation Committee of the NextPlat Board, the NextPlat Board approved a plan to make bonus payments of $3,000 per month (each, a “Monthly Bonus”) to each of Mr. Fernandez and Mr. Phipps. The Monthly Bonus payments were approved in recognition of Messrs. Fernandez’s and Phipps’ contributions to the company. The Monthly Bonus payments will renew on a quarterly basis until terminated by the NextPlat Board upon 30 days’ prior notice to Messrs. Fernandez and Phipps.

(2)

Amounts shown in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value calculated in accordance with FASB ASC 718 for the respective fiscal year with respect to stock options granted to our named executive officers. Amounts reflect NextPlat's accounting for these option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of these option grants were calculated at the grant date using the Black-Scholes option pricing model. The assumptions used for the valuations are set forth in Note 20 – Stock-Based Compensation of NextPlat's audited financial statements included elsewhere in this joint proxy statement/prospectus. Pursuant to SEC rules, NextPlat disregarded the estimates of forfeitures related to service-based vesting conditions.

(3)	Categories and values of compensation reported in “All Other Compensation” are set forth in the following table:

Name	Year	Health Insurance Coverage ($)	Automobile Allowance ($)	Allowance Towards Professional Fees ($)	Allowance Towards Travel Fees ($)	Board of Director Compensation ($)	Total ($)
Charles M. Fernandez	2023	$67,000	$12,000	$10,000	$10,000	$—	$99,000
	2022	$51,000	$12,000	$10,000	$—	$—	$73,000
David Phipps	2023	$4,000	$12,000	$—	$—	$—	$16,000
	2022	$3,000	$12,000	$—	$—	$—	$15,000
Douglas Ellenoff	2023	$—	$—	$—	$—	$—	$—
	2022	$—	$—	$—	$—	$—	$—

(4)

Mr. Fernandez has served as NextPlat’s Executive Chairman since May 28, 2021 and its Chief Executive Officer since June 5, 2021. Mr. Phipps served as the President of NextPlat since February 19, 2015 and as a member of the NextPlat Board since February 24, 2015, and Chairman of the NextPlat Board from February 24, 2015 until May 23, 2021 and Chief Executive Officer of NextPlat from February 25, 2015 to June 5, 2021.

Mr. Fernandez received the following equity awards in 2023:

●	Award of 39,000 shares of restricted NextPlat Common Stock on February 28, 2023. All shares were fully vested and issued on the grant date.
●	Award of 325,000 shares of restricted NextPlat Common Stock on April 3, 2023. All shares were fully vested and issued on the grant date.
●

Award of options to purchase 200,000 shares of NextPlat Common Stock on April 14, 2023 at an exercise price of $2.45 per share.  The option has a five year term and was fully vested upon the grant date.

Mr. Fernandez received the following equity awards in 2022:

●	Award of 116,000 shares of restricted NextPlat Common Stock under NextPlat's 2021 Incentive Award Plan (the "2021 Plan"). All shares were fully vested and issued on September 20, 2022.
●

Award of an option under the 2021 Plan to buy 70,000 shares of NextPlat Common Stock at an exercise price of $2.13 per share. The option fully vested on July 1, 2022. The option has a term of 10 years.

(5)	Mr. Fernandez received an additional cash bonus of $250,000 in 2023.
(6)	Mr. Ellenoff received the following equity awards pursuant to his employment agreement, dated August 24, 2021, by and between NextPlat and Mr. Ellenoff (the “Ellenoff Employment Agreement”),

●

Under the terms of the Ellenoff Employment Agreement, Mr. Ellenoff was awarded, in lieu of cash compensation: (i) a restricted stock award of 100,000 shares of NextPlat Common Stock, 40,000 of which were issued on September 9, 2021, and vested immediately, with an additional 20,000 shares of restricted stock to be issued and to vest on each of August 24, 2022, August 24, 2023 and August 24, 2024, provided Mr. Ellenoff continues to serve on the NextPlat Board at any time during the year in which the restricted stock is to vest, (ii) options to purchase a total of 1,500,000 shares of NextPlat Common Stock, 300,000 of which were vested immediately, 150,000 of which will vest on each of the next three annual anniversaries of the commencement of his employment, and the remaining 750,000 of which will vest at the rate of 250,000 per year on each of the first three anniversaries of the commencement of his employment if during each such year Mr. Ellenoff introduces NextPlat to 12 or more potential Business Transactions (as defined in the Ellenoff Employment Agreement and which transactions need not be consummated); provided that NextPlat’s Chief Executive Officer may, in his sole discretion, waive the vesting requirement in any given year. Such options will have an exercise price of $5.35 per share and will terminate five years after they vest. These equity awards to Mr. Ellenoff were material to induce Mr. Ellenoff to enter into the Ellenoff Employment Agreement and were issued outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635I(4)).

Narrative to Summary Compensation Table

Annual Base Salary

The terms of Mr. Phipps’ compensation are set forth in his Employment Agreement, dated June 5, 2021, which was effective June 2, 2021 (as amended, the “2021 Phipps Agreement”), which sets Mr. Phipps’ annual base compensation at $350,000. The terms of Mr. Fernandez’s compensation are set forth in his employment agreement, which sets Mr. Fernandez’s annual base compensation at $525,000. The terms of Mr. Ellenoff’s compensation are set forth in the Ellenoff Employment Agreement, which provides for equity compensation in lieu of a base cash compensation arrangement. These employment agreements are described below under the section titled “- Employment Agreements.”

For the years ended December 31, 2023 and 2022, NextPlat recorded stock-based compensation of  approximately $5.4 million and $3.0 million, respectively.

Long-Term Incentives

2018 Incentive Plan

On June 14, 2018, the NextPlat Board approved the 2018 Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to provide a means for NextPlat to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to NextPlat by linking their interests in NextPlat’s success with those of NextPlat and the NextPlat Stockholders. An award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to NextPlat or any Related Company (as defined in the 2018 Plan) that are not in connection with the offer and sale of NextPlat’s securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for NextPlat’s securities. The 2018 Plan is administered by the NextPlat Board or its Compensation Committee and may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. The 2018 Plan provides that up to a maximum of 13,333 shares of NextPlat Common Stock (subject to adjustment) are available for issuance under the 2018 Plan. Subject to earlier termination in accordance with the terms of the 2018 Plan and the instrument evidencing the option, the maximum term of an incentive stock option shall not exceed ten years, and in the case of an incentive stock option granted to a Ten Percent Stockholder (as defined in the 2018 Plan), shall not exceed five years. Any portion of an option that is not vested and exercisable on the date of a plan participant’s Termination of Service (as defined in the 2018 Plan) shall expire on such date. In the event of a Change in Control (as defined in the 2018 Plan); all outstanding awards, other than performance shares and performance units, shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, immediately prior to the Change in Control and shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction (as defined in the 2018 Plan), such awards shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, only if and to the extent such awards are not converted, assumed or replaced by the Successor Company (as defined in the 2018 Plan).

Amended and Restated 2020 Equity Incentive Plan

On August 21, 2020, the NextPlat Board approved and adopted NextPlat’s 2020 Equity Incentive Plan (the “2020 Plan”) in order to provide a means for NextPlat to continue to attract, motivate and retain management, key employees, directors and consultants. On December 31, 2021, the NextPlat Board approved and adopted an amendment that increased the number of shares available for issuance under the 2020 Plan from 450,000 shares to 800,000 shares of the NextPlat Common Stock. On August 10, 2021, the NextPlat Board further amended the 2020 Plan and adopted and approved an Amended and Restated 2020 Equity Incentive Plan (the “A&R 2020 Plan”), in order to, among other things: (i) clarify that the exercise price of stock options will be set at “Fair Market Value,” and (ii) make conforming revision to reflect the 1-for-5 reverse split that was effective on May 28, 2021. The A&R 2020 Plan was approved by NextPlat’s stockholders on December 16, 2021.

The A&R 2020 Plan provides for discretionary awards of, among others, stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the A&R 2020 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the A&R 2020 Plan. All employees, directors, and consultants of NextPlat and its subsidiaries are eligible to receive awards under the A&R 2020 Plan.

The A&R 2020 Plan is administered by the “Committee” which is defined in the A&R 2020 Plan as the Compensation Committee of the NextPlat Board or such other committee as may be designated by the NextPlat Board from time to time to administer the Plan, or, if no such committee has been designated at the time of any grants, it shall mean the NextPlat Board.

The number of shares of NextPlat Common Stock that may be issued under the A&R 2020 Plan is 800,000. Shares issuable under the A&R 2020 Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the A&R 2020 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the A&R 2020 Plan. The number of shares of NextPlat Common Stock issuable under the A&R 2020 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the A&R 2020 Plan. No award granted under the A&R 2020 Plan may be transferred, except by will, the laws of descent and distribution.

The maximum number of shares subject to Awards granted under the A&R 2020 Plan or otherwise during any one calendar year to any director for service on the NextPlat Board (other than to Mr. Phipps and NextPlat’s CEO and President, if serving on the NextPlat Board, to whom no annual limit is applicable), taken together with any cash fees paid by NextPlat to such director during such calendar year for service on the Board, will not exceed $100,000 in total value (calculating the value of any such Awards based on the grant date fair value or such value as determined by the NextPlat Board, at its discretion, of such Awards for financial reporting purposes).

The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule. The NextPlat Board may terminate, suspend or amend the A&R 2020 Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed. Notwithstanding the foregoing, neither the A&R 2020 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. No awards may be granted under the A&R 2020 Plan on or after the tenth anniversary of the effective date of the A&R 2020 Plan.

2021 Incentive Award Plan

The NextPlat Board approved and adopted the 2021 Plan subject to stockholder approval, on August 10, 2021. The 2021 Plan was approved by NextPlat’s stockholders on December 16, 2021.

The purpose of the 2021 Plan is to enhance NextPlat’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to NextPlat and its subsidiaries by providing these individuals with equity ownership opportunities.

The number of shares initially available for issuance under awards granted pursuant to the 2021 Plan is 768,819 shares of NextPlat Common Stock. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (i) an amount such that the resulting sum is equal to 12% of the aggregate number of shares of NextPlat Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of NextPlat Common Stock as is determined by the NextPlat Board. Shares of NextPlat Common Stock issued under the 2021 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. If an award under the 2021 Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, any shares subject to such award will, as applicable, become or again be available for new grants under the 2021 Plan.

All employees, directors, and consultants of NextPlat and its subsidiaries are eligible to receive awards under the 2021 Plan. As of December 31, 2023, 18 individuals are eligible to receive awards under the 2021 Plan.

The 2021 Plan is generally administered by the NextPlat Board, which may delegate its duties and responsibilities to committees of the NextPlat Board and or officers of NextPlat (referred to collectively as the “plan administrator”). The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2021 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Incentive Award Plan.

The 2021 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs; restricted stock; dividend equivalents; restricted stock units, or RSUs; stock appreciation rights, or SARs; and other stock or cash-based awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Other Stock or Cash Based Awards may be granted to participants, including awards entitling participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the 2021 Plan. The plan administrator will determine the terms and conditions of other stock or cash-based awards.

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator.

In connection with certain transactions and events affecting the NextPlat Common Stock, including a change in control (as defined in the 2021 Plan), or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2021 Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the 2021 Plan.

Equity Awards

The following table sets forth certain information concerning equity awards for NextPlat's named executive officers at December 31, 2023. The market values of the Stock Awards reported in this table are calculated based on the closing market price of the NextPlat Common Stock on Nasdaq on December 29, 2023, which was $1.65 per share.

Outstanding Equity Awards At Fiscal Year-End
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)		Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested ($)

Charles M. Fernandez	75,000		—		—	$3.81	12/16/2031
								200,000	(1)	$330,000	—	$—
	70,000		—		—	$2.13	7/1/2032	—		$—
	200,000		—		—	$2.45	4/14/2028	—		$—
	345,000				—			200,000		$330,000	—	—

David Phipps
	889		—		—	$112.5	12/15/2026	—		$—	—	$—
	444		—		—	$112.5	5/25/2027	—		$—	—	$—
	300,000		—		—	$1.25	12/30/2030	—		$—	—	$—
	301,333		—		—			—		—	—	—

Douglas Ellenoff	450,000	(1)	800,000	(1)	—	$5.35	8/23/2026
								20,000	(1)	$33,000	—	$—
	450,000		800,000		—			40,000		$33,000	—	—

(1)	Options granted outside of NextPlat’s 2018, 2020 and 2021 Equity Awards Plan.

Employment Agreements

Phipps Employment Agreements

Phipps June 2018 Employment Agreement

On June 14, 2018, NextPlat entered into a two-year Employment Agreement (“2018 Phipps Agreement”) with Mr. Phipps, with an automatic one-year extension. Under the terms of the 2018 Phipps Agreement, Mr. Phipps served as NextPlat’s Chief Executive Officer and President and received an annual base salary equal to the sum of $170,000 and £48,000 paid through our operating subsidiary, GTC. For the years ended December 31, 2019 and 2018, the £48,000 equivalent to USD is $61,293 and $62,219 and the yearly conversion rate is 1.276933 and 1.296229, respectively. The 2018 Phipps Agreement provided for a performance bonus based on exceeding NextPlat's annual revenue goals and on NextPlat's ability to attract new investment. The 2018 Phipps Agreement also provided for medical plan coverage, an auto allowance, paid vacation, and discretionary stock grants and option awards. In the event of termination without cause, termination as a result of a change in control, or resignation with good reason (as defined in the 2018 Phipps Agreement), Mr. Phipps was entitled to a severance equal to twice his base salary, the immediate vesting of all unvested options, and other benefits. As described below, the 2018 Phipps Agreement terminated in accordance with its terms on June 14, 2020, and Mr. Phipps and NextPlat subsequently entered into a new employment agreement.

On March 13, 2020, NextPlat and David Phipps executed a waiver of the provisions in his employment agreement requiring prior written notice of non-renewal to the other party. As a result, his employment terms with NextPlat were not automatically extended as set forth in his employment agreement and the agreement terminated as of June 14, 2020. After a series of monthly extensions Mr. Phipps’ employment agreement was replaced with a new employment agreement on March 11, 2021. As described in more detail below, on June 5, 2021, NextPlat entered into a new three-year employment agreement with Mr. Phipps (the “2021 Phipps Employment Agreement”) that was effective as of June 2, 2021 and that replaced his existing employment agreement. The 2021 Phipps Employment Agreement set Mr. Phipps’ annual base compensation at $350,000.

Phipps June 2021 Employment Agreement

On June 5, 2021, NextPlat entered into a new three-year employment agreement with Mr. Phipps, the that was effective as of June 2, 2021, also referred to herein as the 2021 Phipps Employment Agreement. Under the terms of the 2021 Phipps Employment Agreement, Mr. Phipps will serve as the serve as President of NextPlat and NextPlat's Chief Executive Officer of Global Operations. The term will be automatically extended for additional one-year terms thereafter unless terminated by NextPlat or Mr. Phipps by written notice. Mr. Phipps’ annual base compensation under the 2021 Phipps Employment Agreement is an aggregate of $350,000. NextPlat may increase (but not decrease) his compensation during its term. In addition, Mr. Phipps will be entitled to receive an annual cash bonus if NextPlat meets or exceeds criteria adopted by the Compensation Committee of the NextPlat Board. Mr. Phipps is also entitled to participate in any other executive compensation plans adopted by the NextPlat Board and is eligible for such grants of awards under stock option or other equity incentive plans as the Compensation Committee of the NextPlat Board may from time to time determine (the “Share Awards”). Share Awards will be subject to the applicable Plan terms and conditions, provided, however, that Share Awards will be subject to any additional terms and conditions as are provided therein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the equity incentive plan. NextPlat is required to pay or to reimburse Mr. Phipps for all reasonable out-of-pocket expenses actually incurred or paid by Mr. Phipps in the course of his employment, consistent with NextPlat’s policy. Mr. Phipps will be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as NextPlat provides to its senior employees. The 2021 Phipps Agreement may be terminated based on death or disability of Mr. Phipps, for cause or without good reason, for cause or with good reason, and as a result of the change of control of NextPlat. The 2021 Phipps Agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc. On August 7, 2021, the 2021 Phipps Agreement was amended in order to, among other things, (i) increase Mr. Phipps’ compensation to include a car allowance of $1,000 a month and (ii) clarify Mr. Phipps position to be President of NextPlat and NextPlat's Chief Executive Officer of Global Operations.

Fernandez Employment Agreements

Fernandez May 2021 Employment Agreement

On May 23, 2021, NextPlat entered into a three year Employment Agreement (the “May Agreement”) with Mr. Fernandez to serve as Chairman of the Board. Such agreement includes provision for automatic one year extensions. Under the terms of May Agreement, Mr. Fernandez’s employment commenced on May 28, 2021. As compensation for services under the May Agreement, Mr. Fernandez was to receive, in monthly installments during the term, the sum of $12,000 per month. Mr. Fernandez was also entitled to such cash bonus opportunity and equity compensation arrangements as the Compensation Committee may determine following the effectiveness of this registration statement. The May Agreement also provided for NextPlat to reimburse Mr. Fernandez for any and all premium payments made by him to obtain and continue in full force and effect throughout the entire period of employment for personal catastrophe and disability insurance coverages. Such insurance was to have premium limits not to exceed 100% of Mr. Fernandez’s Base Salary per annum. In addition, Mr. Fernandez was entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as NextPlat provides to its senior executives. Under the May Agreement, NextPlat was also obligated to reimburse Mr. Fernandez for up to $10,000 per year related to Mr. Fernandez’s business and personal travel and/or that of his immediate family members, as well as up to $10,000 per year for professional fees incurred by Mr. Fernandez, whether in connection with Mr. Fernandez’s association with NextPlat or otherwise. In connection to the June Offering, which is described above, NextPlat granted Mr. Fernandez an award of restricted stock with a grant date fair value equal to $3,000,000 determined at the per unit offering price of $5.00 per unit (the “RSA”), which RSA will vest 1/3 at each of the three anniversaries of the grant date. Notwithstanding the vesting schedule, full vesting will occur upon a Change in Control, as that term is defined in the RSA. NextPlat, at its sole expense, is obligated to register the reoffer and resale by Mr. Fernandez of the securities granted to Employee pursuant to the RSA.

Fernandez June 2021 Employment Agreement

On June 2, 2021, NextPlat entered into a new employment agreement (the “June Agreement”) with Charles M. Fernandez, with an initial term of five years effective on May 28, 2021. The June Agreement replaced the May Agreement. Under the June Agreement, Mr. Fernandez will serve as the Chairman of the NextPlat Board and Chief Executive Officer of NextPlat. The June Agreement will be automatically extended for additional one-year terms unless terminated by NextPlat or Mr. Fernandez by written notice. Mr. Fernandez’s annual base compensation under the June Agreement is $350,000 per year, which was increased to $525,000 per year in April 2023. The Company may increase (but not decrease) his compensation during the June Agreement’s term. In addition, Mr. Fernandez is entitled to receive an annual cash bonus if NextPlat meets or exceeds criteria adopted by the Compensation Committee of the NextPlat Board. Mr. Fernandez is also entitled to participate in any other executive compensation plans adopted by the NextPlat Board and is eligible for such grants of Share Awards. Share Awards will be subject to the applicable Plan terms and conditions, provided, however, that Share Awards will be subject to any additional terms and conditions as are provided therein or in any award certificate(s), which will supersede any conflicting provisions governing Share Awards provided under the equity incentive plan. NextPlat is required to pay or to reimburse Mr. Fernandez for all reasonable out-of-pocket expenses actually incurred or paid by Mr. Fernandez in the course of his employment, consistent with NextPlat’s policy.

Mr. Fernandez will also be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as NextPlat provides to its senior employees. The June Agreement may be terminated based on death or disability of Mr. Fernandez, for cause or without good reason, for cause or with good reason, as a result of the change of control of NextPlat and at the option of Mr. Fernandez with or without cause. The June Agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

NextPlat will also reimburse Mr. Fernandez for any and all premium payments made by him to obtain and continue personal catastrophe and disability insurance coverages for himself, which policy will have policy limits not to exceed 100% of his base salary per annum at any given time. In addition, NextPlat will pay for any and all travel-related expenses incurred by Mr. Fernandez and/or his immediate family members, not to exceed $10,000.00 per fiscal year, regardless of whether or not such expenses are incurred by Mr. Fernandez in connection with services or duties to be performed by him as an employee of NextPlat. NextPlat will also pay for any and all fees and costs incurred by Mr. Fernandez in connection with professional services provided to him, not to exceed $10,000 per year, including, without limitation, services provided to NextPlat by attorneys, accountants, financial planners and the like, regardless of whether or not such services are provided to Mr. Fernandez in connection with his employment with NextPlat.

In addition, the June Agreement (which repeats, but not duplicates, a grant of restricted stock made under the May Agreement), Mr. Fernandez received an award of restricted stock with a grant date fair value equal to $3,000,000 determined at the per unit offering price in the June Offering ($5 per Unit) (the “RSA”), which RSA will vest 1/3 at each of the three anniversaries of the grant date. The Grant Date for the RSA is May 28, 2021, as determined pursuant to the May Agreement. Notwithstanding the vesting schedule, full vesting will occur upon a Change in Control, as that term is defined in the Restricted Stock Agreement pursuant to which the RSA was made (the “May Restricted Stock Agreement”). NextPlat at its sole expense is obligated to register for reoffer and resale by Mr. Fernandez, the securities granted to him pursuant to the May Restricted Stock Agreement.

If Mr. Fernandez’s employment is terminated for any reason at any time by NextPlat prior to the full vesting of the RSA without “Cause” (as that term is defined in the June Agreement), the RSA will vest and Mr. Fernandez will receive all right, title and interest in the balance of the securities granted to him in the RSA.

During the term of the June Agreement and so long as Mr. Fernandez is employed NextPlat, he may nominate two directors to the NextPlat Board. The appointment of these directors to the NextPlat Board is subject to approval by the NextPlat Board.

On August 7, 2021, the June Agreement was amended in order to, among other things, increase Mr. Fernandez’s compensation by (i) providing for medical plan coverage for Mr. Fernandez and his family at the expense of NextPlat, and (ii) providing for an auto allowance $1,000 per month.

Ellenoff Employment Agreement

On August 24, 2021, Douglas S. Ellenoff was appointed to the positions of Chief Business Development Strategist and Vice Chairman of the NextPlat Board. The appointment was made on the approval and recommendation of the Nominating Committee of the NextPlat Board. Mr. Ellenoff was not appointed to any committees of the NextPlat Board.

In connection with Mr. Ellenoff’s appointment to the position of Chief Business Development Strategist of NextPlat, Mr. Ellenoff and NextPlat entered into a three-year Employment Agreement, dated August 24, 2021. Under the Ellenoff Agreement, which sets forth the terms of his employment, including with regard to compensation. Mr. Ellenoff will be nominated and renominated to serve on the NextPlat Board during the term of the agreement. Under the terms of the Ellenoff Employment Agreement, Mr. Ellenoff will receive, in lieu of cash compensation: (i) a restricted stock award of 100,000 shares of NextPlat Common Stock, 40,000 of which were issued within 5 business days of the execution of the Ellenoff Employment Agreement and vested immediately, and the remaining 60,000 of which will be issued and vest at the rate of 20,000 shares at the end of each of the next three annual anniversaries of his employment, provided that Mr. Ellenoff serves on the Board at any time during such year; and (ii) options to purchase a total of 1,500,000 shares of NextPlat Common Stock, 300,000 of which were issued within 5 business days of the execution of the Ellenoff Employment Agreement and vested immediately, 150,000 of which will vest on each of the next three annual anniversaries of the commencement of his employment, and the remaining 750,000 of which will vest at the rate of 250,000 per year on each of the first three anniversaries of the commencement of his employment if during each such year Mr. Ellenoff introduces NextPlat to 12 or more potential Business Transactions (as defined in the Ellenoff Employment Agreement and which transactions need not be consummated); provided that NextPlat Chief Executive Officer may, in his sole discretion, waive the vesting requirement in any given year. Such options have an exercise price of $5.35 per share and will terminate five years after they vest. These equity awards to Mr. Ellenoff were material to induce Mr. Ellenoff to enter into the Ellenoff Employment Agreement and were issued outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)).

Potential Payments Upon Termination or Change-in-Control

In the event of a termination of Mr. Fernandez’s or Mr. Phipps’ (the “Subject Employees”) employment as a result of his death or Total Disability (as defined in the respective employment agreement) the Subject Employee or his estate or beneficiaries, as applicable, will be entitled to the following severance benefits: (i) continued provision for a period of 12 months following the Subject Employee’s death or Total Disability of benefits under NextPlat benefit plans extended by NextPlat to its senior employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned prior to the date of termination in connection with any bonus plan to which the Subject Employee was a participant as of the date of death or Total Disability.

In the event of a termination of a Subject Employee’s employment due to the expiration of the term of the respective employment agreement, and where NextPlat offered to renew the term of employment and the Subject Employee chooses not to continue in the employ of NextPlat, the Subject Employee will not be entitled to any severance benefits.

Upon termination of employment by the Subject Employee for “good reason” (as defined in the respective employment agreement) or if NextPlat tenders a non-renewal notice to the Subject Employee without “Cause” (as defined in the respective employment agreement), then the Subject Employee will be entitled to the following severance benefits: (i) a cash payment, based on the current scale of the Subject Employee’s base salary, equal to six months of base salary; (ii) continued provision for a period of 12 months after the date of termination of the benefits under NextPlat’s benefit plans extended by NextPlat y to its senior employees; (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Subject Employee was a participant as of the date of the Subject Employee’s termination of employment; and (iv) any options or restricted stock will be immediately vested upon termination of Subject Employee’s employment.

Upon termination of the Subject Employee’s employment at the Subject Employee’s option (without good reason) or by NextPlat for “Cause,” then the Subject Employee will be entitled to the following benefits: (i) continued provision, for a period of one (1) month after the date of the Subject Employee’s termination of employment, of benefits under NextPlat’s benefit plans extended to the Employee at the time of termination and (ii) any conversion rights available under NextPlat’s benefit plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

In addition, notwithstanding the vesting schedule set forth in May Restricted Stock Agreement, full vesting of Mr. Fernandez’s RSA will occur upon a Change in Control, as that term is defined in the May Restricted Stock Agreement pursuant to which the RSA was made. If Mr. Fernandez’s employment is terminated for any reason at any time by NextPlat prior to the full vesting of the RSA without “Cause” (as that term is defined in the June Agreement), the RSA will vest and Mr. Fernandez will receive all right, title and interest in the balance of the securities granted to him in the RSA.

In the event of a termination of Mr. Ellenoff’s employment as a result of his death, his Total Disability (as defined in the Ellenoff Employment Agreement), the expiration of the initial term of the Ellenoff Employment Agreement, Mr. Ellenoff’s resignation for any reason or no reason (upon 30 days prior written notice), or for “Cause” (as defined in the Ellenoff Employment Agreement), then, in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Mr. Ellenoff or his estate or beneficiaries, as applicable, will be entitled to receive any RSAs and options earned and/or vested through the such date, but all other RSAs and options shall immediately terminate. Upon termination of Mr. Ellenoff’s employment (as defined in the Ellenoff Employment Agreement), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Mr. Ellenoff will be entitled to receive any RSAs and options provided for under the Ellenoff Employment Agreement; any RSAs and Options that previously had not been vested will immediately vest, and any RSAs or Options contemplated by the Ellenoff Employment Agreement that had not yet been issued to Mr. Ellenoff will be promptly issued by NextPlat.

Director Compensation

The 2023 director compensation packages consists of a cash retainer of $48,000 for each non-employee director of NextPlat, plus an equity award of options to  purchase 20,000 shares of common stock to each non-employee Director (“2023 Equity Awards”). The 2023 Equity Awards were fully vested on the grant date.

The table below sets forth the compensation earned by NextPlat's non-employee directors for service on the NextPlat Board during the year ended December 31, 2023. Compensation paid to Charles M. Fernandez, NextPlat's Executive Chairman, Chief Executive Officer, and Director, David Phipps, NextPlat's President and Chief Executive Officer of Global Operations, and Director, and Douglas S. Ellenoff, NextPlat's Vice Chairman and Chief Business Development Strategist for their service on the NextPlat Board is set forth in Summary Compensation Table for named executive officers.

Director	Fees earned or paid in cash	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All Other Compensation	Total
John E. Miller	$48,000	$—	$48,000	$—	$—	$—	$96,000
Louis Cusimano	$48,000	$—	$48,000	$—	$—	$—	$96,000
Hector Delgado	$48,000	$—	$48,000	$—	$—	$—	$96,000
Kendall W. Carpenter	$48,000	$—	$48,000	$—	$—	$—	$96,000
Rodney Barreto	$48,000	$235,000	$—	$—	$—	$—	$283,000
Maria Cristina Fernandez	$38,500	$—	$61,500	$—	$—	$5,000	$105,000

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, NextPlat is providing the following information about the relationship between executive compensation and certain financial performance of NextPlat. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how NextPlat or the Compensation Committee of the NextPlat Board view the link between NextPlat’s performance and its named executive officers' ("NEOs") pay.

Year	Summary compensation table total for Principal Executive Officer (“PEO”)(1)	Compensation actually paid to PEO(2)	Average summary compensation table for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers	Value of initial fixed $100 investment based on Total shareholder return:	Net income (loss)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$3,274,000	$1,159,000	$579,000	$(729,000)	$30.75	$(12,407,000)
2022	$2,462,000	$1,364,000	$499,000	$202,000	$48.75	$(9,161,000)
2021	$1,270,000	$3,899,000	$1,345,000	$3,450,000	$125.00	$(8,108,000)

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Charles M. Fernandez (NextPlat's Executive Chairman and Chief Executive Officer) for each corresponding year in the “Total” Column of the Summary Compensation Table. Refer to “Compensation of NextPlat Directors and Executive Officers - Executive Officer Compensation – Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Fernandez, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Fernandez during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Fernandez’s total compensation to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Totals for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually paid to PEO ($)
2023	3,274,000	(2,421,000)	305,000	1,158,000
2022	2,462,000	(2,003,000)	905,000	1,364,000
2021	1,270,000	(1,006,000)	3,636,000	3,900,000

(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Fair Value or Total Compensation ($)	Total Equity Award Adjustment ($)
2023	-	(436,000)	1,071,000	(330,000)	-	-	305,000
2022	-	35,000	427,000	443,000	-	-	905,000
2021	2,630,000	-	1,006,000	-	-	-	3,636,000

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for NextPlat’s named executive officers as a group (excluding Mr. Fernandez) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Fernandez) included for purposes of calculating the average amounts in each applicable year are as follows: for 2023, 2022 and 2021, Mr. Phipps and Mr. Ellenoff.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NextPlat named executive officers as a group (excluding Mr. Fernandez), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Fernandez) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Fernandez) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Totals for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Compensation Actually paid to Non-PEO NEOs ($)
2023	579,000	(378,000)	(930,000)	(792,000)
2022	499,000	(297,000)	-	202,000
2021	1,345,000	(1,108,000)	3,213,000	3,450,000

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Fair Value or Total Compensation ($)	Total Equity Award Adjustment ($)
2023	-	(303,000)	-	(346,000)	(281,000)	-	(930,000)
2022	-	-	-	-	-	-	-
2021	2,105,000	-	1,108,000	-	-	-	3,213,000

(5) Cumulative total shareholder return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between NextPlat’s share price at the end and the beginning of the measurement period by NextPlat’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2021, 2022 or 2023.

(6) The dollar amounts reported represent the amount of net income (loss) reflected in NextPlat's consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, NextPlat is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table on compensation actually paid (CAP) and each of TSR and net loss.

NextPlat does not utilize TSR and net loss in its executive compensation program. However, NextPlat does utilize several other performance measures to align executive compensation with its performance. As described in more detail above in the section entitled “- Employment Agreements,” part of the compensation NextPlat's PEO and NEOs are eligible to receive consists of performance-based cash bonuses that are designed to provide appropriate incentives to NextPlat's executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, NextPlat views restricted stock and stock options, which are an integral part of its executive compensation program, as related to company performance although not directly tied to TSR, because they provide value only if the market price of the NextPlat Common Stock increases, and if the executive officer continues in NextPlat's employment over the vesting period. These restricted stock and stock option awards strongly align NextPlat's executive officers’ interests with those of NextPlat's stockholders by providing a continuing financial incentive to maximize long-term value for NextPlat's stockholders and by encouraging NextPlat's executive officers to continue in our employment for the long-term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEXTPLAT

Unless otherwise indicated, or the context otherwise requires, references in this section to the “Company” and “we,” “our,” “us” and similar terms refer to NextPlat before the Business Combination.

This discussion should be read in conjunction with the audited financial statements of NextPlat included elsewhere in this joint proxy statement/prospectus.

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto contained elsewhere in this joint proxy statement/prospectus. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Business acquisition of Progressive Care Inc.

On August 30, 2022, NextPlat entered into the September SPA with Progressive Care, under which NextPlat, its Executive Chairman and Chief Executive Officer, Charles M. Fernandez, board member, Rodney Barreto, and certain other investors invested an aggregate of $8.3 million into Progressive Care.  In connection with the September SPA, NextPlat purchased 3,000 newly issued units of Progressive Care valued at $6.0 million, with each unit comprised of one share of Progressive Care Series B Convertible Preferred Stock and a Progressive Care Warrant to purchase one share of Progressive Care Series B Convertible Preferred Stock at an exercise price of $2,000 per share. The warrants may also be exercised, in whole or in part, by means of a cashless exercise.  Also, pursuant to the September SPA, Messrs. Fernandez and Barreto were nominated for election to the Progressive Care Board.

In addition, as previously discussed, on August 30, 2022 the NextPlat Investors purchased from Iliad a Secured Convertible Promissory Note made by Progressive Care to Iliad. The accrued and unpaid principal and interest under the Note at the time of the purchase was approximately $2.8 million. Upon the completion of the purchase of the Note, the NextPlat Investors and Progressive Care entered into the Debt Modification Agreement, pursuant to which the Note was amended and restated with modified terms.  As consideration for their entry into the Debt Modification Agreement, Progressive Care issued 105,000 shares of Progressive Care Common Stock to the NextPlat Investors.

On September 13, 2022, the Progressive Care Board appointed Charles M. Fernandez as Chairman of the Board and Rodney Barreto as the Vice Chairman of the Progressive Care Board. In connection with these appointments, Alan Jay Weisberg, Progressive Care’s current Chairman and Chief Executive Officer, was appointed to serve as a Vice Chairman. On September 12, 2022, two of Progressive Care’s Directors, Birute Norkute and Oleg Firer, resigned as directors. On October 7, 2022, the Progressive Care Board unanimously voted to approve the appointment of Pedro Rodriguez, MD to the Progressive Care Board.  Dr. Rodriguez was nominated to the Progressive Care Board by NextPlat.

On November 11, 2022, Mr. Weisberg resigned from his positions as Progressive Care’s Chief Executive Officer and co-Vice-Chairman of the Progressive Care Board.  On the same date, the Progressive Care Board appointed Mr. Fernandez to serve as the new Chief Executive Officer effective immediately.

On December 29, 2022, Progressive Care filed a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Delaware that effected the 1-for-200 reverse stock split and the corresponding reduction in the number of shares of Progressive Care Common Stock that Progressive Care is authorized to issue to 100 million, both of which were approved by the Progressive Care Board and the Progressive Care Stockholders.

On May 9, 2023, pursuant to the May SPA, NextPlat purchased 455,000 Units from Progressive Care at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million. Each Unit consisted of one share of Progressive Care Common Stock and one PIPE Warrant to purchase one share of Progressive Care Common Stock at an exercise price of $2.20 per share. The PIPE Warrants have a three-year term and were immediately exercisable. Progressive Care received cash proceeds of $880,000 from the Unit Purchase, net of placement agent commission of $70,000 and legal fees of $50,000.

Simultaneous with the closing of the Unit Purchase on May 9, 2023, Progressive Care and the NextPlat Investors entered into the DCA, pursuant to which the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest under the A&R Note to Progressive Care Common Stock at a conversion price of $2.20 per share. Of the total 1,312,379 shares of Progressive Care Common Stock issued pursuant to the Debt Conversion, NextPlat received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. In addition, each of the NextPlat Investors also received Conversion Warrant to purchase shares of Progressive Care Common Stock. In addition, Progressive Care issued 330,000 Inducement Warrants to certain existing Progressive Care investors to induce them to approve the Unit Purchase. Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively.

On July 1, 2023, NextPlat exercised RXMD Warrants and was issued 632,269 shares of Progressive Care Common Stock,  Mr. Fernandez exercised RXMD Warrants and was issued 211,470 shares of Progressive Care Common Stock, and Mr. Barreto exercised RXMD Warrants and was issued 130,571 shares of Progressive Care Common Stock. After the exercise of the RXMD Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 53% of the issued and outstanding shares of Progressive Care Common Stock.

Also, on June 30, 2023, NextPlat entered into a voting agreement with Messrs. Fernandez and Barreto whereby Messrs. Fernandez and Barreto agreed that at any annual or special meeting of the Progressive Care Stockholders, and whenever the holders of Progressive Care Common Stock act by written consent, they will vote all of the shares of Progressive Care Common Stock (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care Common Stock. The voting agreement is irrevocable and perpetual in term.

As a result of the Progressive Care Warrant exercises and the entry into the voting agreement, NextPlat concluded that there was a change in control of Progressive Care. As of July 1, 2023, NextPlat has the right to control more than 50% of the voting interests in Progressive Care. Beginning on July 1, 2023, NextPlat changed the accounting method for its investment in Progressive Care, which prior to July 1, 2023 had been accounted for as an equity method investment to consolidation under the voting interest model in FASB ASC Topic 805. Starting on July 1, 2023, Progressive Care became a consolidated subsidiary of NextPlat.

e-Commerce Operations:

Leveraging the e-commerce experience of the Company’s management team and the Company’s existing e-commerce platforms, the Company has embarked upon the rollout of a state-of-the-art e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue, which we expect will become the focus of the Company’s business in the future. Historically, the business of NextPlat has been the provision of a comprehensive array of Satellite Industry communication services, and related equipment sales. The Company operates two main e-commerce websites as well as 25 third-party e-commerce storefronts such as Alibaba, Amazon and Walmart. These e-Commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. NextPlat has announced its intention to broaden its e-commerce platform and is implementing comprehensive systems upgrades to support this initiative.

e-Commerce transaction volumes at the Company’s owned and operated websites in the UK and Unites States continued to grow throughout the third quarter setting monthly performance records.

Healthcare Operations:

Progressive Care, through its wholly owned subsidiaries, currently owns and operates five pharmacies, which generate most of its pharmacy revenues, which is derived from dispensing medications to their patients. Progressive Care also provides patient health risk reviews and free same-day delivery.

Progressive Care provides TPA (“Third Party Administration”), data management, COVID-19 related diagnostics and vaccinations, prescription pharmaceuticals, compounded medications, telepharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management.  Progressive Care are focused on improving the lives of patients with complex chronic diseases through a patient and provider engagement and their partnerships with payors, pharmaceutical manufacturers, and distributors. Progressive Care offer a broad range of solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

Progressive Care’s pharmacies also provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, Progressive Care’s pharmacies act as a pass-through for reimbursements on prescription claims adjudicated on behalf of the 340B covered entities in exchange for a dispensing fee per prescription. These fees vary by the covered entity and the level of services provided by Progressive Care.

Progressive Care’s focus is on complex chronic diseases that generally require multiyear or lifelong therapy, which drives recurring revenue and sustainable growth. Progressive Care’s pharmacy services revenue growth is from expanding their services, new drugs coming to market, new indications for existing drugs, volume growth with current clients, and additions of new customers due to their focus on higher patient engagement, benefit of free delivery to the patient, and clinical expertise. The pharmacies also expanded revenue growth through the signing of new contract pharmacy service and data management contracts with 340B covered entities.

Progressive Care provides data management and TPA services for 340B covered entities, pharmacy analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. ClearMetrX provides data access, and actionable insights that providers and support organizations can use to improve their practice and patient care. ClearMetrX's TPA services include management of wholesale accounts, patient eligibility with regard to the 340B drug program, development and review of 340B policies and procedures, and management of receivables.

Distribution of Our Products Through Alibaba

On July 13, 2021, we announced that our Global Telesat Communications (“GTC”) unit entered into an agreement with Alibaba.com, the B2B (Business-to-Business) e-commerce website owned and operated by Alibaba Group Holding Limited, also known as Alibaba Group (NYSE: BABA; HKEX: 9988), a Chinese multinational technology company specializing in e-commerce, retail, internet, and technology. GTC is a Gold-level Supplier on Alibaba.com, the world’s largest Business-to-Business (B2B) e-commerce website. Under the agreement, GTC significantly expanded its 24/7/365 e-commerce presence with the launch of its latest global storefront on Alibaba.com on which it offers a range of satellite IoT and connectivity products. These include our specialized satellite tracking products, some of which operate using the Company’s many ground station-based network processors and can be used to track and monitor the location of cars, trucks, trailers, boats, containers, animals, and other remote assets. Although we currently have a limited range of products available through the Alibaba storefront due to supply chain constrictions, we plan to ultimately have up to 500 products and connectivity services available on Alibaba.com. The agreement will continue on a year-to-year basis.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, estimated asset lives, impairments and bad debts. These estimates and assumptions are affected by management’s applications of accounting policies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, grouped by our activities, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. For additional information, see Item 8 of Part II, “Financial Statements and Supplementary Data – Note 3 – Summary of Significant Accounting Policies.”

Revenue Recognition and Unearned Revenue

e-Commerce Operations:

The Company recognizes revenue from satellite services when earned, as services are rendered or delivered to customers. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty. Historically, the Company has not incurred significant expenses for warranties. Equipment sales which have been prepaid, before the goods are shipped are recorded as contract liabilities and once shipped is recognized as revenue. The Company also records as contract liabilities, certain annual plans for airtime, which are paid in advance. Once airtime services are incurred, they are recognized as revenue. Unbilled revenue is recognized for airtime plans whereby the customer is invoiced for its data usage the following month after services are incurred.

The Company’s customers generally purchase a combination of our products and services as part of a multiple element arrangement. The Company’s assessment of which revenue recognition guidance is appropriate to account for each element in an arrangement can involve significant judgment. This assessment has a significant impact on the amount and timing of revenue recognition.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Healthcare Operations:

We recognize product sales from prescriptions dispensed to patients (customers) at the time the drugs are physically delivered to a customer or when a customer picks up their prescription, which is the point in time when control transfers to the customer. 340B dispensing fees are a component of 340B contract revenue, which are recognized at the time the drugs are received by the patient, by either delivery or customer pick up. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customer’s insurance provider.

We accrue an estimate of PBM fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

We record unearned revenue for prescriptions that are filled but not yet delivered at period-end. Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Prescription revenues exceeded 80% of total revenue for all periods presented.

We recognize revenue from TPA services as we satisfy the services under the TPA contract with a 340B covered entity. TPA services provided to covered entities include consulting services, accounting and reconciliation of contract pharmacy billings, and various compliance services.

We recognize COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation. (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issues to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expanded the scope of ASC 718, Compensation - Stock Compensation, which previously only included share-based payments issued to employees, to also includes share-based payments issues to non-employees for goods and services. Consequently, the accounting for share-based payment to non-employees and employees will be substantially aligned. This standard became effective for the financial statements issues by public companies for the annual and interim periods beginning after December 15, 2018. Management adopted this standard on January 1, 2019.

The Company estimated the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of the fair value using the option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of over the value assigned to net tangible and identifiable intangible assets. Progressive Care, which is our Healthcare Operations, is considered to be the reporting unit for goodwill. We perform the required annual impairment tests of goodwill at the end of each fiscal year on our reporting unit. To determine the fair value of the reporting unit, we use a discounted cash flow model with market-based support as our valuation technique to measure the fair value for our reporting unit. The discounted cash flow model uses five-to-ten-year forecasted cash flows plus a terminal value based on a multiple of earnings or by capitalizing the last period’s cash flows using a perpetual growth rate. Our significant assumptions in the discounted cash flow models include, but are not limited to: the weighted average cost of capital (“WACC”), revenue growth rates, including perpetual revenue growth rates, and operating margin percentages of the reporting unit's business. We consider the current market conditions when determining assumptions. The total forecasted cash flows are discounted based on ranges included in assumptions regarding our WACC. Lastly, we reconcile the aggregate fair values of our reporting units to our market capitalization, which include a reasonable control premium based on market conditions. The use of estimates and the development of assumptions results in uncertainties around forecasted cash flows.

A change in any of these estimates and assumptions used in the annual test, a degradation in the overall markets served by these reporting units, among other factors, could have a negative material impact to the fair value of the reporting units and could result in a future impairment charge. There can be no assurance that our future goodwill impairment testing will not result in a charge to earnings. This impairment charge could have a negative material impact on our results of operations.

Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are assessed annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired.

Use of Estimates

In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, assumptions used to calculate stock-based compensation, fair value of net assets acquired in the business combination with Progressive Care Inc. common stock and options issued for services, net realizable value of accounts receivables the useful lives of property and equipment and intangible assets, the estimate of the fair value of the lease liability and related right of use assets, PBM fee estimates, and the estimates of the valuation allowance on deferred tax assets and corporate income taxes.

Effect of Exchange Rate on Results

The Company’s reporting currency is U.S. Dollars. The accounts of one of the Company’s subsidiaries, GTC, is maintained using the appropriate local currency, Great British Pound, as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

The results of operations for the year ended December 31, 2023 include results of operations for the Progressive Care subsidiary for the period from the date of acquisition, July 1, 2023, to December 31, 2023.

Results of Operations

Results of Operations for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 (in thousands):

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)	$ Change	% Change
Revenue, net	$17,493	$2,876	$14,617	508%
Cost of revenue	12,683	2,255	10,428	462%
Gross profit	4,810	621	4,189	675%
Operating expenses	6,652	1,859	4,793	258%
Loss before other (income) expense	(1,842)	(1,238)	(604)	49%
Other income	(168)	(83)	(85)	102%
Loss before income taxes	(1,674)	(1,155)	(519)	45%
Income taxes	(27)	—	(27)	—%
Loss before equity method investment	(1,701)	(1,155)	(546)	47%
Equity in net loss of affiliate	—	(32)	32	(100)%
Net income (loss)	(1,701)	(1,187)	(514)	43%
Net loss attributable to non-controlling interest	220	—	220	—%
Net loss attributable to NextPlat Corp.	$(1,481)	$(1,187)	$(294)	25%

For the three months ended March 31, 2024 and 2023, NextPlat recognized overall revenue from operations of approximately $17.5 million and $2.9 million, respectively, an overall increase of approximately $14.6 million for the three months ended March 31, 2024, when compared to the three months ended March 31, 2023. The increase in revenue was primarily attributable to an increase of approximately $14.6 million from the healthcare operations as a result of the Progressive Care acquisition on July 1, 2023.

Gross profit margins increased from approximately 21.6% for the three months ended March 31, 2023, to 27.5% for the three months ended March 31, 2024. The increase in gross profit margins during the first quarter of 2024 compared to the same period in 2023, was primarily attributable to the healthcare operations as a result of the Progressive Care acquisition on July 1, 2023.

Loss before other (income) expense increased by approximately $0.6 million for the three months ended March 31, 2024, when compared to the  three months ended March 31, 2023, as a result of the increase in gross profit of approximately $4.2 million, partially offset by the increase in operating expenses of approximately $4.8 million. See detailed discussion below.

Revenue

Our revenues were as follows (in thousands):

	Three Months Ended March 31,
	2024		2023
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Sales of products, net:
Pharmacy prescription and other revenue, net of PBM fees	$11,324	65%	$—	—%	$11,324	100%
e-Commerce revenue	2,865	16%	2,876	100%	(11)	—%
Sub total	14,189	81%	2,876	100%	11,313	393%
Revenues from services:
Pharmacy 340B contract revenue	3,304	19%	—	—%	3,304	100%

Revenues, net	$17,493	100%	$2,876	100%	$14,617	508%

Sales for the three months ended March 31, 2024, consisted primarily of e-commerce sales of satellite phones, tracking devices, accessories, airtime plans, and pharmacy prescription, and 340B contract revenues. For the three months ended March 31, 2024, overall revenues were approximately $17.5 million compared to $2.9 million of revenues for the three months ended March 31, 2023, an increase in of approximately $14.6 million or 508.2%.

Total e-commerce revenues were approximately $2.9 million for both three months ended March 31, 2024 and 2023.

Total pharmacy prescription and 340B contract revenues were approximately $14.6 million for the three months ended March 31, 2024 as a result of the Progressive Care acquisition on July 1, 2023. The pharmacy filled approximately 134,000 prescriptions for the three months ended March 31, 2024

Operating Expenses.

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)	$ Change	% Change
Selling, general and administrative	$2,005	$788	$1,217	154%
Salaries, wages and payroll taxes	2,624	588	2,036	346%
Impairment loss	132	—	132	100%
Professional fees	985	321	664	207%
Depreciation and amortization	906	162	744	459%
Operating expenses	$6,652	$1,859	$4,793	258%

Total operating expenses for the three months ended March 31, 2024, were approximately $6.7 million, an increase of approximately $4.8 million on or 257.8%, from total operating expenses for the three months ended March 31, 2023, of approximately $1.9 million. Factors contributing to the increase are described below.

Selling, general and administrative (“SG&A”) expenses were approximately $2.0 million and $0.8 million for the three months ended March 31, 2024 and 2023, respectively, an increase of approximately $1.2 million or 154.4%. The increase for the three months ended March 31, 2024, was mainly attributable to the increase in stock-based compensation of approximately $0.4 million, other operating expenses as it relates to the e-commerce operations of approximately $0.4 million, and approximately $0.4 million as it relates to operating expenses of the healthcare operations as a result of the Progressive Care acquisition on July 1, 2023.

Salaries, wages and payroll taxes were approximately $2.6 million and $0.6 million for the three months ended March 31, 2024 and 2023, respectively, an increase of approximately $2.0 million or 346.3%. The increase was mainly attributable to the healthcare operations as a result of the Progressive Care acquisition as of July 1, 2023, of approximately $2.1 million, partially offset by a decrease in e-commerce salaries and wages of approximately $0.1 million.

Professional fees were approximately $1.0 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively, an increase of approximately $664,000 or 206.9%. The increase was mainly attributable to legal and consulting fees as it relates to the healthcare operations as a result of the Progressive Care acquisition as of July 1, 2023, of approximately $0.4 million, and legal and consulting fees associated with the e-commerce business of approximately $0.2 million.

Depreciation and amortization expenses were approximately $0.9 million and $0.2 million for the three months ended March 31, 2024 and 2023, respectively, an increase of approximately $0.7 million or 459.3%. The increase was mainly attributable to depreciation and amortization as it relates to the healthcare operations from the Progressive Care acquisition on July 1, 2023, of approximately $0.7 million.

Total Other Income.

Our total other income increased by approximately $0.1 million for the three months ended March 31, 2024 when compared to same period in 2023, and was mainly due to interest received, which was partially offset by unfavorable impact of fluctuations in foreign exchange rates.

Equity Method Investment.

For the three months ended March 31, 2023, NextPlat recorded a net loss in the equity of Progressive Care, approximately $32,000 of which was accounted for as an equity method investment. Effective July 1, 2023, Progressive Care became a consolidated subsidiary of NextPlat, which resulted in a change in the accounting treatment from equity method to consolidation.

Net Loss.

NextPlat recorded net losses of approximately $1.7 million and $1.2 million for the three months ended March 31, 2024 and 2023, respectively. The increase was a result of the factors described above.

Comprehensive Loss.

NextPlat recorded comprehensive losses for foreign currency translation adjustments of approximately $27,000 and $23,000 for the three months ended March 31, 2024 and 2023, respectively.  The change was primarily attributed to exchange rate variances.

Results of Operations for the fiscal years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenue, net	$37,756	$11,710	$26,046	222%
Cost of revenue	26,445	9,221	17,224	187%
Gross profit	11,311	2,489	8,822	354%
Operating expenses	34,539	9,692	24,847	256%
Loss before other (income) expense	(23,228)	(7,203)	(16,025)	222%
Other expense	(937)	132	(1,069)	(810)%
Loss before income taxes and equity in net loss of affiliate	(22,291)	(7,335)	(14,956)	204%
Income taxes	(28)	(87)	59	nm %
Loss before equity in net loss of affiliate	(22,319)	(7,422)	(14,897)	201%
Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	11,352	—	11,352	100%
Equity in net loss of affiliate	(1,440)	(1,739)	299	(17)%
Net loss	(12,407)	(9,161)	(3,246)	35%
Net loss attributable to noncontrolling interest	8,629	—	8,629	100%
Net loss attributable to NextPlat Corp	$(3,778)	$(9,161)	$5,383	(59)%

nm = not meaningful

For the twelve months ended December 31, 2023 and 2022, we recognized overall revenue from operations of approximately $37.8 million and $11.7 million, respectively, an overall increase of approximately $26.0 million for the twelve months ended December 31, 2023, when compared to the same period in 2022. The increase in revenue was primarily attributable and increase in healthcare operations of approximately $26.8 million as a result of the Progressive Care acquisition on July 1, 2023, and offset by a decrease in e-commerce revenue of approximately $0.7 million.

Gross profit margins increased from approximately 21.3% for the twelve months ended December 31, 2022, to 30.0% for the twelve months ended December 31, 2023. The increase in gross profit margins during 2023 compared to 2022 was primarily attributable to the healthcare operations as a result of the Progressive Care acquisition on July 1, 2023.

Loss before other (income) expense increased by approximately $16.0 million for the twelve months ended December 31, 2023, when compared to the twelve months ended December 31, 2022, as a result of the increase in gross profit of approximately $8.8 million, offset by the increase in operating expenses of approximately $24.8 million, which is mainly attributable to the goodwill impairment charge of approximately $13.9 million during 2023. See detailed discussion below.

Revenue

Our revenues were as follows (in thousands):

	Year Ended December 31,
	2023		2022
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Sales of products, net:
Pharmacy prescription and other revenue, net of PBM fees	$21,412	57%	$—	—%	$21,412	100%
e-Commerce revenue	10,977	29%	11,710	100%	(733)	(6)%
Sub total	32,389	86%	11,710	100%	20,679	177%
Revenues from services:
Pharmacy 340B contract revenue	5,367	14%	—	—%	5,367	100%

Revenues, net	$37,756	100%	$11,710	100%	26,046	222%

Sales for the twelve months ended December 31, 2023, consisted primarily of e-commerce sales of satellite phones, tracking devices, accessories, airtime plans, and pharmacy prescription, and 340B contract revenues. For the twelve months ended December 31, 2023, overall revenues were approximately $37.8 million compared to $11.7 million of revenues for the twelve months ended December 31, 2022, an increase in of approximately $26.0 million or 222.4%.

Total e-commerce revenues were approximately $11.0 million for the twelve months ended December 31, 2023, as compared to $11.7 million for the twelve months ended December 31, 2022, a decrease of approximately $0.7 million or 6.3%. The decrease was due to non-recurring revenue of approximately $1.2 million as a result of the war in the Ukraine in 2022 versus 2023, government-imposed regulations in Germany resulting in delays selling products in the German market of approximately $1.5 million, and offset by growth in other markets of approximately $2.0 million.

Total pharmacy prescription and 340B contract revenues were approximately $26.8 million for the six months ended December 31, 2023 as a result of the Progressive Care acquisition on July 1, 2023. The pharmacy filled approximately 251,000 prescriptions for the six months ended December 31, 2023.

Operating Expenses.

Our operating expenses were as follows (in thousands):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Selling, general and administrative	$9,910	$5,085	$4,825	95%
Salaries, wages and payroll taxes	6,643	2,565	4,078	159%
Goodwill impairment	13,895	—	13,895	100%
Professional fees	1,981	1,552	429	28%
Depreciation and amortization	2,110	490	1,620	331%
Operating expenses	$34,539	$9,692	$24,847	256%

Total operating expenses for the twelve months ended December 31, 2023, were approximately $34.5 million, an increase of approximately $24.8 million on or 256.4%, from total operating expenses for the twelve months ended December 31, 2022, of approximately $9.7 million. Factors contributing to the increase are described below.

SG&A expenses were approximately $9.9 million and $5.1 million for twelve months ended December 31, 2023 and 2022, respectively, an increase of approximately $4.8 million or 94.9%. The increase for the twelve months ended December 31, 2023, was mainly attributable to the increase in stock-based compensation of approximately $2.4 million, other operating expenses as it relates to the e-commerce operations of approximately $0.5 million, and approximately $1.9 million as it relates to operating expenses of the healthcare operations as a result of the Progressive Care acquisition on July 1, 2023.

Salaries, wages and payroll taxes were approximately $6.6 million and $2.6 million for twelve months ended December 31, 2023 and 2022, respectively, an increase of approximately $4.1 million or 159.0%. The increase was mainly attributable to the healthcare operations as a result of the Progressive Care acquisition as of July 1, 2023, of approximately $4.0 million and an increase in e-commerce salaries and wages of approximately $0.1 million.

The Company recorded a goodwill impairment charge of approximately $13.9 million for the twelve months ended December 31, 2023. We recorded goodwill of approximately $14.6 million as a result of the Progressive Care consolidation on July 1, 2023, net of the change in valuation allowance attributable to the business combination, and was assigned to our Pharmacy Operations segment. On December 31, 2023, we performed our annual goodwill impairment test by reporting unit to evaluate the carrying amount of goodwill as compared to its fair value. Based on the impairment test, it was determined the carrying amount of goodwill as of December 31, 2023 exceeded its fair value resulting in the Company recording an impairment charge of approximately $13.9 million for the year ended December 31, 2023, and was recorded to the Pharmacy Operations reporting segment. The remaining carry amount of goodwill as of December 31, 2023 was approximately $0.7 million and was allocated to the Pharmacy Operations reporting segment. See Note 14 - Goodwill and Intangible Assets, net, to the Company’s audited financial statements included elsewhere in this joint proxy statement/prospectus.

Professional fees were approximately $2.0 million and $1.6 million for the twelve months ended December 31, 2023 and 2022, respectively, an increase of approximately $0.4 million or 27.6%. The increase was mainly attributable to legal and consulting fees as it relates to the healthcare operations as a result of the Progressive Care acquisition as of July 1, 2023, of approximately $0.4 million. Professional fees associated with our e-commerce operations remained flat year over year.

Depreciation and amortization expenses were approximately $2.1 million and $0.5 million for the twelve months ended December 31, 2023 and 2022, respectively, an increase of approximately $1.6 million or 330.6%. The increase was mainly attributable to depreciation and amortization as it relates to the healthcare operations from the Progressive Care acquisition on July 1, 2023, of approximately $1.4 million.

Total Other Expense.

Our total other expense increased by approximately $1.1 million for the twelve months ended December 31, 2023 when compared to same period in 2022, and was mainly due to interest received of approximately $599,000, favorable impact of fluctuations in foreign exchange rates of approximately $236,000, management fees earned of approximately $115,000, and write off of aged liabilities associated with discontinued operations of approximately $201,000

Equity Method Investment.

We recorded a net gain in equity of Progressive Care of approximately $11.4 million for the twelve months ended December 31, 2023, as a result of a change in the accounting treatment from equity method to consolidation as of July 1, 2023. For the six months ended June 30, 2023, we recorded a net loss in the equity of Progressive Care of approximately $1.4 million which was accounted for as an equity method investment. For the twelve months ended December 31, 2022 we recorded a net loss in the equity of our affiliate, Progressive Care, of approximately $1.7 million, accounted for an equity method investment. See Note 15 – Equity Method Investment, to the Company’s audited financial statements included elsewhere in this joint proxy statement/prospectus.

Net Loss.

We recorded net losses of approximately $12.4 million and $9.2 million for the twelve months ended December 31, 2023 and 2022, respectively. The increase was a result of the factors described above.

Comprehensive Income.

We recorded comprehensive (gains) losses for foreign currency translation adjustments of approximately ($107,000) and $129,000 for the twelve months ended December 31, 2023 and 2022, respectively. The change was primarily attributed to exchange rate variances.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. As of March 31, 2024, NextPlat had a cash balance of approximately $23.5 million. Our working capital was approximately $29.4 million at March 31, 2024.

Our current assets at March 31, 2024 increased 3.9% from December 31, 2023 primarily due to the Progressive Care consolidation as of July 1, 2023.

Our current liabilities at March 31, 2024 increased approximately $1.7 million from December 31, 2023 primarily due to Progressive Care consolidation as of July 1, 2023.

As of the date of NextPlat’s Quarterly Report for the period ended March 31, 2024, NextPlat’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

The following table summarizes our cash flows (in thousands):

	For the Three Months Ended March 31,
	2024	2023
Net change in cash from:
Operating activities	$(2,685)	$(2,067)
Investing activities	(63)	(69)
Financing activities	(1)	(13)
Effect of exchange rate on cash	(32)	(23)
Change in cash	(2,781)	(2,172)
Cash at end of period	$23,526	$16,719

As of  December 31, 2023, we had a cash balance of approximately $26.3 million. Our working capital was approximately $29.4 million at December 31, 2023.

Our current assets at December 31, 2023 increased 106.0% from December 31, 2022 primarily due to cash received during capital raise in April 2023 and Progressive Care consolidation as of July 1, 2023.

Our current liabilities at December 31, 2023 increased approximately $12.2 million from December 31, 2022 primarily due to Progressive Care consolidation as of July 1, 2023.

As of the date that we filed our Annual Report on Form 10-K for the year ended December 31, 2023, with the SEC, the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

	For the Year Ended December 31,
	2023	2022
	(in thousands)	(in thousands)
Net change in cash from:
Operating activities	$(3,596)	$(3,602)
Investing activities	5,199	(7,716)
Financing activities	5,860	13,011
Effect of exchange rate on cash	(47)	(70)
Change in cash	7,416	1,623
Cash at end of period	$26,307	$18,891

Cash Flow from Operating Activities

Net cash flows used by operating activities totaled approximately $2.7 million and $2.1 million for the three months ended March 31, 2024 and 2023, respectively, and changed by approximately $0.6 million period over period. The unfavorable change of approximately $0.6 million was primarily attributable to the following:

●	unfavorable change in net loss of approximately $0.5 million;
●

favorable change in other non-cash items of approximately $1.3 million and include stock-based compensation, amortization, depreciation, impairment loss, and loss in equity of equity method investment;

●

unfavorable change in operating assets of approximately $3.1 million and mainly a result of increased accounts receivable and inventory due to the acquisitions of Progressive Care as of July 1, 2023; and

●	favorable change in operating liabilities of approximately $1.7 million and mainly a result of increased accounts payable due to the acquisition of Progressive Care as of July 1, 2023.

Net cash flows used by operating activities totaled approximately $3.6 million for each of the twelve months ended December 31, 2023 and 2022. The following changes netted out to no net change in net cash flows used by operating activities:

●	unfavorable change in net loss of approximately $3.3 million;
●

favorable change in other non-cash items of approximately $6.6 million and include stock-based compensation, amortization, depreciation, loss in equity of equity method investment, and gain in equity method investment;

●

unfavorable change in operating assets of approximately $5.7 million and mainly a result of increased accounts receivable and inventory due to the acquisitions of Progressive Care as of July 1, 2023; and

●	favorable change in operating liabilities of approximately $2.3 million and mainly a result of increased accounts payable due to the acquisition of Progressive Care as of July 1, 2023.

Cash Flow from Investing Activities

Net cash flows used in investing activities were approximately $0.1 million for both three months ended March 31, 2024 and 2023. The cash outflow in 2024 and 2023 was attributable to the purchase of vehicles and equipment.

Net cash flows provided by (used in) investing activities were approximately $5.2 million and ($7.7 million) for the twelve months ended December 31, 2023 and 2022, respectively, and changed by approximately $12.9 million period over period. The favorable change of approximately $12.9 million was primarily attributable to the following:

●	cash acquired in the acquisition of Progressive Care of approximately $7.4 million;
●	non-recurring capital contributions of approximately $5.5 million to equity method investee, Progressive Care (approximately $1.5 million in 2023 vs. $7.0 million in 2022); and
●	fixed asset additions of approximately $0.1 million.

Cash Flow from Financing Activities

Net cash flows used in financing activities were approximately $1,000 and $13,000 for the three months ended March 31, 2024 and 2023, respectively, and changed by approximately $12,000 period over period. The cash used in financing activities during the three months ended March 31, 2024 and 2023 was primarily attributable to the repayment of notes payable, partially offset by capital contributions received.

Net cash flows provided by financing activities were approximately $5.9 million and $13.0 million for the twelve months ended December 31, 2023 and 2022, respectively, and changed by approximately $7.2 million period over period. The cash provided by financing activities during the twelve months ended December 31, 2023 and 2022 was primarily attributable to proceeds from capital raises during those periods offset by payments on loans.

Recent Financing Activities

January 2022 Private Placement of NextPlat Common Stock

On December 31, 2021, after markets closed, a securities purchase agreement (the “Purchase Agreement”) was circulated to, and signatures were received from, certain institutional and accredited investors (the “December Investors”) in connection with the sale in a private placement by the Company of 2,229,950 shares of NextPlat Common Stock (the “December Offering”). On January 2, 2022, the Company delivered to December Investors a fully executed Purchase Agreement, which was dated December 31, 2021. The purchase price for the NextPlat Common Stock sold in the December Offering was $3.24 per share, the closing transaction price reported by Nasdaq on December 31, 2021.

The closing of the December Offering occurred on January 5, 2022. The Company received gross proceeds from the sale of the NextPlat Common Stock in the December Offering of approximately $7.2 million. The Company intends to use the proceeds from the December Offering for general corporate purposes, including potential acquisitions and joint ventures. Approximately 73% of funds raised in the December Offering were secured from existing shareholders and from the members of the Company’s senior management and Board of Directors.

In connection with the December Offering, the Company entered into a registration rights agreement with the December Investors (the “Registration Rights Agreement”), pursuant to which, among other things, the Company prepared and filed with the SEC a registration statement to register for resale the shares of the NextPlat Common Stock sold in the Offering.

The shares of NextPlat Common Stock offered and sold in the December Offering were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

The terms of the transaction disclosed above, including the provisions of the Purchase Agreement and Registration Rights Agreement, were approved by the Board of Directors and because some of the securities were offered and sold to officers and directors of the Company, such terms were separately reviewed and approved by the Audit Committee of the Board of Directors.

December 2022 Private Placement of NextPlat Common Stock

On December 9, 2022, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the sale by the Company in a private placement of 4,575,429 units, each unit comprising (i) one share of NextPlat Common Stock, and (ii) one warrant to purchase one share of NextPlat Common Stock. The offering price of the units was $1.75 per unit. The warrants included in the units are exercisable at a price of $1.75 per share and expire three years from the date of issuance.

The offering closed on December 14, 2022, and the Company received gross proceeds of approximately $8.0 million for the units. The Company intends to use the proceeds from the offering for working capital needs, potential acquisitions, joint ventures, and ongoing business transition activities.

In connection with the offering, the Company entered into a registration rights agreement, pursuant to which, among other things, the Company prepared and filed with the SEC a registration statement to register for resale the shares of NextPlat Common Stock sold in the offering and the shares of NextPlat Common Stock underlying the Warrants.

The securities offered and sold in the December Offering were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

The terms of the transaction disclosed above, including the provisions of the securities purchase agreement and registration rights agreement, were approved by the Board of Directors and because some of the securities were offered and sold to officers and directors of the Company, such terms were separately reviewed and approved by the Audit Committee of the Board of Directors.

April 2023 Private Placement of NextPlat Common Stock

On April 5, 2023, the Company entered into a securities purchase agreement with an accredited investor (the “Investor”) for the sale by the Company in a private placement of 3,428,571 shares of NextPlat Common Stock. The offering price of the NextPlat Common Stock was $1.75 per share, the closing price of the NextPlat Common Stock on April 4, 2023. On April 11, 2023, the private placement closed. Upon the closing of the private placement, the Company received gross proceeds of approximately $6.0 million. The Company sold the NextPlat Common Stock to the Investor in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Investor represented that it is acquiring the NextPlat Common Stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the NextPlat Common Stock has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

INFORMATION ABOUT PROGRESSIVE CARE

Introduction

Progressive Care was incorporated under the laws of the state of Delaware on October 31, 2006 under the name Progressive Training, Inc. Progressive Care changed its name to Progressive Care Inc. in connection with a merger with Progressive Care Inc. on November 23, 2010. Progressive Care, through its wholly-owned subsidiaries, Pharmco, LLC doing business as Pharmcorx (“Pharmco 901”) and Pharmcorx LTC, Touchpoint RX, LLC doing business as PharmcoRx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” historically or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc (“ClearMetrX”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. Pharmco provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management. Pharmco also offers certain disease testing and vaccinations.

Progressive Care offers services in a variety of languages, including English, Spanish, French, Creole, Portuguese, Ukrainian and Russian.

Progressive Care’s services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. Progressive Care offers value-added services at no additional charge including prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, and customized packaging solutions. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options.

Products and Services

Progressive Care enhances patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Progressive Care’s patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and adherence, and capture important information regarding safety and effectiveness of the medications that Progressive Care dispenses.

Pharmco is rated by pharmacy benefit managers based on its ability to adequately supply chronic care medications to patients during a measurement period. This score is then compared to the scores of other pharmacies in the network at which point a relative rating is issued. For the year ended December 31, 2023, per EQuIPP®, a performance information management tool that provides standardized, benchmarked data to help shape strategies and guide medication-related performance improvement, Progressive Care’s performance score was Five Stars, ranking Progressive Care’s pharmacy among the top pharmacies in the U.S. Primary care physicians may refer patients to pharmacies that have high performance scores, though patients retain the right to have their prescriptions dispensed by a network of pharmacies of their choice.

Through Progressive Care’s wholly owned subsidiary, ClearMetrX, Progressive Care offers data management and reporting services to support health care organizations. There are substantial restrictions in federal and state laws on the use and sharing of patient data and ClearMetrX is in compliance with such laws. The ClearMetrX offerings include data management and Third-Party Administration (“TPA”) services for 340B covered entities, pharmacy data analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. Progressive Care provides data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

Pharmco also provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, Progressive Care acts as a pass through for third-party payor reimbursements on prescription claims adjudicated on behalf of each 340B covered entity and receive a dispensing fee per prescription. These dispensing fees vary by the 340B covered entity and the level of service provided by Progressive.

For Progressive Care’s long-term care (“LTC”) customers, Pharmco provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products. Pharmco utilizes a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. Pharmco is equipped for various types of unit-of-dose packaging options to meet the needs of LTC patients and retail customers. Pharmco uses the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. Pharmco also provides computerized maintenance of patient prescription histories, third-party billing and consultant pharmacist services. Pharmco’s consultant pharmacist services consist primarily of evaluation of monthly patient drug therapy and monitoring the LTC institution’s drug distribution system.

Medication therapy management involves review and adjustment of prescribed drug therapies to improve patient health outcomes for patients with multiple prescriptions. This process includes several activities such as performing patient assessments, creating medication treatment plans, monitoring the effectiveness of and adherence to prescribed therapies, and delivering documentation of these services to the patient’s physician to coordinate comprehensive care.

Distribution Methods

Progressive Care currently delivers prescriptions throughout Florida and ship medications to residents in those states where Progressive Care holds non-resident pharmacy licenses. Progressive Care currently holds Florida Community Pharmacy Permits at all Florida pharmacy locations and the Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. Progressive can dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco subsidiaries are full-service retail specialty services pharmacies that offer same-day free delivery within Florida.

Industry Overview and Market Opportunities

Pharmacy operations

The retail pharmacy and pharmaceutical wholesale industries are highly competitive and dynamic and have experienced consolidation and an evolving competitive landscape in recent years. Prescription drugs play a significant role in healthcare, constituting a first line of treatment for many medical conditions. New and innovative drugs will improve quality of life and control healthcare costs. In light of accelerating usage of mail order and delivery-based services, both before and after the global COVID-19 pandemic, Progressive Care believes the market for personalized and convenient care access is increasing. Progressive Care has provided same-day and next-day home delivery services since the beginning of its operations. Progressive is well positioned in Florida to gain additional market share among a broad demographic of patients due to its high-performance scores and value-added services. Additionally, Progressive Care values opportunities that create strategic partnerships, acquire synergistic operations and expand current operations to round out pharmacy capabilities which could potentially include, but are not limited to, specialty medications, sterile compounding, and mail-order.

Data management services

The latest trend in healthcare is to use data to improve patient outcomes and quality of life – a practice known as “Applied Health Analytics”. “Data analytics” refers to the practice of aggregating large data sets and analyzing them to draw important insights and recommendations. This process is increasingly aided by new software and technology that facilitates the examination of large volumes of data to detect hidden information.

A key objective within organizations with access to large data collections is to harness the most relevant data and use it to optimize decision making. ClearMetrX developed the 340MetrX platform that retrieves dispensing pharmacy data to provide physicians and 340B covered entities with valuable and insightful reports and analytics to manage their operations.

Progressive Care also serves the following key constituents, to benefit Progressive Care’s patients:

Physicians and Health Systems: Progressive Care’s team works with physician offices to manage prior-authorization and other requirements of managed care organization requirements, such as denial and appeal process, to ensure that complicated administrative tasks do not impair the delivery of quality patient care. Progressive Care provides risk evaluation services, implement risk mitigation strategies, and collects patient adherence data to provide physicians and health systems with enhanced visibility. Progressive Care’s tools and processes improve physician performance metrics, which in turn results in enhanced profitability of the physicians’ practices.

Payors: Progressive Care manages prescription regimens for chronically ill populations and help payors, including health insurance plans and PBMs, reduced costs through patient care management, reduction in readmission rates, decreased acute care spending for chronic care conditions, formulary compliance, and implementation of lowest cost-effective alternative therapies.

Virtual healthcare services and healthcare technologies

Virtual healthcare services, or Telehealth, is a growing segment of the healthcare sector. It involves remotely exchanging patient data between locations for the purposes of obtaining assistance in monitoring and diagnosing. Telehealth allows the healthcare practitioner to easily offer their services on consultation, care management, diagnosis, and self-management services using information and communication technologies. These services are being offered through various modes of delivery, such as on-premises, web-based, and cloud-based delivery. A growing population over the age of 65, the increase in the number of chronic diseases, and a rise in demand for home monitoring devices are the major drivers which are likely to aid the growth of the telehealth market.

In the current environment, healthcare information is increasingly fragmented with numerous electronic healthcare record platforms, virtual care systems, pharmacy software, and data silos and transmitters which lack fundamental integration. Healthcare stakeholders are often at odds about proper care techniques and this lack of alignment increases burdens on providers and patients alike and is associated with decreasing satisfaction with healthcare services and negative health outcomes.

Growth Strategy

Progressive Care plans to grow its business by continuing to execute on the following key growth strategies:

Data Management Services. Progressive Care believes that data management for frontline and independent providers, 340B covered entities, and pharmacies will have increasing importance as health systems evolve to become virtual and digitized. Increasing focus on performance, margins, and quality, means that Progressive Care’s models and platforms will have strategic value through its roots in day-to-day care management. Data management services will become an increasing driver of growth and development for Progressive Care with its higher margins and diverse monetization pathways.

Invest in Sales and Marketing. Progressive Care is based in South Florida and will continue to grow its dispensing operations throughout the state, and there are opportunities to expand geographically throughout the rest of the country. Progressive Care’s data management services and health IT services can be used by customers across the U.S. and Progressive Care expects to continue to invest in sales and marketing efforts for these services.

Selectively Pursue Growth Through Strategic Acquisitions. Progressive Care believes that the specialty pharmacy industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While Progressive Care will continue to focus on growing its business organically, Progressive Care believes it can opportunistically enhance its competitive position through complementary acquisitions in both existing and new markets. Progressive Care plans to selectively evaluate potential acquisition opportunities in other therapeutic categories, services, and technologies with the goal of preserving its culture, optimizing patient outcomes, enhancing value to other constituents, and building long-term value for the Progressive Care Stockholders.

Competitive Business Conditions, Competitive Positions and Methods of Competition

Competitive Strengths

Progressive Care believes it is well positioned to continue to increase its market share based on the following competitive strengths:

Adding value to all constituents. The value that Progressive Care delivers to all constituents is based upon its thousands of daily patient interactions. Progressive Care helps patients adhere to complicated medication therapies, process refills, manage any side effects, and manage any insurance concerns ensuring that they get the best standard of care. The clinical efficacy of drug therapies, especially for acute and chronic conditions, is typically enhanced when patients precisely follow the prescribed treatment regimens, including dosing and frequency.

Performance. Pharmacies are measured against their peers to improve quality of patient care. Progressive Care has dedicated staff to track performance metrics, ensuring high comparative adherence rates. Across the population, an average 50% of patients are adherent to prescribed medication protocols. Progressive Care believes its high adherence rates are due to, among other things, its model of proactive patient engagement, direct communication with and connections to healthcare stakeholders, its patient training and education, patient behavior analysis and medication coaching, compliance packaging, tracking timing of refills, free home delivery, and language support. Progressive Care also helps identify third-party funding support programs to help cover expensive out-of-pocket costs.

Clinically trained operational professionals. Progressive Care’s licensed pharmacists and technicians have been trained on its patient care model and data management tools to conduct a full healthcare evaluation. These healthcare professionals not only dispense medications, but also analyze patients’ needs, behaviors, lifestyles, healthcare services providers, and payor resources to optimize the medication therapies received. Progressive Care’s staff conducts this full healthcare evaluation while also communicating necessary care information to authorized providers and caregivers before medications are dispensed, which differentiates Progressive Care’s pharmacy operations from its competitors’ models.

Lean and nimble operational strategy. Healthcare is an industry where best practices are continuously evolving. With increasing emphasis on reducing healthcare costs which puts pressure on gross margins, Progressive Care has identified new trends and opportunities pivoting to business processes better suited to future environments. Additionally, Progressive Care has focused on diversifying its revenue streams within the pharmacy industry to identify complementary and associated revenue opportunities to keep the operation one step ahead of market forces.

Diversity and cultural awareness. Progressive Care represents the fabric of the community from which it originates. Progressive Care’s employees consist of diverse faiths, races, ethnic origins, and sexual orientations. This provides Progressive Care with the unique ability to speak the language that its patients and providers speak. It has also allowed Progressive Care to be innovative in its approach to healthcare by leveraging the broad perspectives of its team to challenge its methodologies and be responsive to the unique needs of its patients, clients, and customers.

Competitive Positions and Methods of Competition

Progressive Care competes with national and independent retail drug stores, supermarkets, convenience stores, mail order prescription providers, discount merchandisers, membership clubs, health clinics, provider dispensaries, and internet pharmacies. Competition is based on several factors including store location and convenience, customer service and satisfaction, product selection and variety, and price. Progressive Care’s primary competitive advantages lies in providing personalized service to the patients and facility operators, selectively adding labor saving and compliance enhancing processes and carrying inventory to provide rapid delivery of all pharmaceutical needs, free home delivery services, and data management and analytics.

In the United States, the provision of healthcare services of any kind is highly competitive. Progressive Care’s ability to recruit qualified personnel, attract new institutional and retail clients, and expand the reach of Progressive Care’s pharmacy operations relies on its ability to quickly adapt to changing societal attitudes, market pressure, and government regulation.

Progressive Care faces substantial competition within the pharmaceutical healthcare services industry and in the past year have seen even more consolidation. Progressive Care expect to see this trend continue in the coming year and it is uncertain what effect, if any, these consolidations will have on Progressive Care or the industry. The industry includes several large, well-capitalized companies with nationwide operations and capabilities in the specialty services and PBM services arenas, such as CVS Caremark, Express Scripts, Humana, Walgreens, Optum, MedImpact Healthcare Systems and many smaller organizations that typically operate on a local or regional basis. In the Specialty Pharmacy Services segment, Progressive Care competes with several national and regional specialty pharmacy companies that have substantial financial resources and which also provide products and services to the chronically ill, such as CVS Caremark, Express Scripts, Humana, Optum and Walgreens.

Some of Progressive Care’s pharmacy service competitors are under common control with, or are owned by, pharmaceutical wholesalers and distributors or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. Some of Progressive Care’s primary competitors, such as Omnicare and Walgreens, have a substantially larger market share than its existing market share. Moreover, some of Progressive Care’s competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to Progressive Care. Because of such advantageous pricing, Progressive Care may be less price competitive than some of these competitors with respect to certain pharmaceutical products.

Suppliers

Progressive Care obtains pharmaceutical and other products from wholesale drug distributors. Progressive Care has maintained a relationship with a primary supplier that accounted for 98% and 95% of pharmaceutical purchases for the years ended December 31, 2023 and 2022, respectively, and several supplementary suppliers. Progressive Care’s primary supplier for the years ended December 31, 2023 and 2022 was McKesson. The loss of a supplier could adversely affect Progressive Care’s business if alternate sources of drug supply are unavailable. Progressive Care believes that its relationships with its suppliers, overall, are good, and that there are alternative suppliers in the marketplace.

Dependence On One or a Few Major Customers

Progressive Care sells to numerous customers including various managed care organizations within both the private and public sectors. Certain healthcare payors account for up to 85% and 56% of Progressive Care’s consolidated net revenue for the years ended December 31, 2023 and 2022, respectively. Medicare Part D and the State of Florida Medicaid public assistance program are major sources of revenue. However, both government programs are privatized and are managed under several different healthcare payors, the concentration of which varies throughout the course of the year. Many of these healthcare payors have contracted agreements with Progressive Care’s pharmacies for annual terms that have options to automatically renew annually. Progressive Care depends on these healthcare payors and a loss of one or more would have a major impact on the business. Progressive Care or the healthcare payor may terminate the network participation agreement at any time by way of advance notice to the other party.

Patents and Trademarks

Progressive Care currently has no registered patents or trademarks that it either owns or leases.

Governmental Approval

Government approval is necessary to open any new pharmacy or other health services location.

Effect of Existing or Probable Governmental Regulations

As a participant in the healthcare industry, Progressive Care’s operations and relationships are subject to federal and state laws and regulations and enforcement by federal and state governmental agencies. Various federal and state laws and regulations govern the purchase, dispensing or distribution, and management of prescription drugs and related services we provide and may affect Progressive Care. Progressive Care believes that it is in substantial compliance with all legal requirements material to its operations.

Progressive Care conducts ongoing educational programs to inform employees regarding compliance with relevant laws and regulations and maintain a formal reporting procedure to disclose possible violations of these laws and regulations to the OIG of HHS.

Professional Licensure. Pharmacists, pharmacy technicians and certain other health care professionals employed by Progressive Care are required to be individually licensed or certified under applicable state law. Progressive Care performs searches in criminal, federal and state exclusion lists, and other background checks on employees and is required under state licensure to ensure that its employees possess all necessary licenses and certifications. Progressive Care believes that its employees comply in all material respects with applicable licensure laws.

State laws require that each pharmacy location be licensed as an in-state or non-resident pharmacy to dispense pharmaceuticals in that state. State controlled substance laws require registration and compliance with state pharmacy licensure, registration or permit standards promulgated by the state’s pharmacy licensing authority. Such standards often address the qualification of an applicant’s personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually or biennial according to state laws. Progressive Care believes that its pharmacies’ present and future locations comply with all state licensing laws applicable to these businesses. If Progressive Care’s pharmacy locations become subject to additional licensure requirements, are unable to maintain their required licenses or if states place burdensome restrictions or limitations on pharmacies, Progressive Care’s ability to operate in the state would be limited, which could have an adverse impact on its business.

Other Laws Affecting Pharmacy Operations. Progressive Care is subject to federal and state statutes and regulations governing the operation of pharmacies, repackaging of drug products, wholesale distribution, dispensing of controlled substances, medical waste disposal, and clinical trials. Federal and state statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal and state-controlled substance laws require Progressive Care to register its pharmacies with the DEA and to comply with security, record keeping, inventory control, labeling standards and other requirements to dispense controlled substances.

Food, Drug and Cosmetic Act. Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements if they are not adulterated or misbranded and are dispensed in accordance with, and pursuant to, a valid prescription. Progressive Care believes that it complies in all material respects with all applicable requirements.

Anti-Kickback Laws. Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, bona fide employment arrangements, group purchasing and personal services arrangements), the federal “anti-kickback” law prohibits the knowing and willful offer or payment of any remuneration to induce the referral of an individual or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for in whole or in part by Medicare, Medicaid or other government-funded healthcare programs (including both traditional Medicaid fee-for-service programs as well as Medicaid managed care programs). Violation of the federal anti-kickback statute could subject Progressive Care to criminal and/or civil penalties including suspension or exclusion from Medicare and Medicaid programs and other government-funded healthcare programs for not less than five years, or the imposition of civil monetary penalties. Exclusion from any of these programs or sanctions of civil monetary penalties could have a material adverse impact on Progressive Care’s operations and financial condition.

The federal anti-kickback law has been interpreted broadly by courts, the OIG, and other administrative bodies. Because of the broad scope of those statutes, federal regulations establish certain safe harbors from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests held by a person or entity, and certain properly disclosed payments made by vendors to group purchasing organizations, as well as for other transactions or relationships. Nonetheless, a practice that does not fall within a safe harbor is not necessarily unlawful but may be subject to scrutiny and challenge. In the absence of an applicable exception or safe harbor, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain “product conversion” or “switching” programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Anti-kickback laws have been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies about such programs.

Several states also have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than federal law. Management understands the importance of anti-kickback laws and has helped structure Progressive Care’s operations in a manner believed to be compliant with these laws.

The Stark Laws. The federal self-referral law, commonly known as the “Stark Law,” prohibits physicians from referring Medicare or Medicaid patients for “designated health services” (which include, among other things, outpatient prescription drugs, durable medical equipment and supplies and home health services) to an entity with which the physician, or an immediate family member of the physician, has a direct or indirect financial relationship, unless the financial relationship is structured to meet an applicable exception. Several states have enacted laws similar to the Stark Law. These state laws may cover all, not just Medicare and Medicaid, patients and exceptions or safe harbors may vary from the Stark Law and vary significantly from state to state. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. Possible penalties for violation of the Stark Law include denial of payment, refund of amounts collected in violation of the statute, civil monetary penalties, and program exclusion. Noncompliance with the Stark Law could adversely affect Progressive Care’s financial results and operations.

Statutes Prohibiting False Claims and Fraudulent Billing Activities. A range of federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the False Claims Act, which imposes civil penalties for knowingly making or causing to be made false claims to secure a reimbursement from government-sponsored programs, such as Medicare and Medicaid. Investigations or actions commenced under the False Claims Act may be brought either by the government or by private individuals on behalf of the government, through a “whistleblower” or “qui tam” action. The False Claims Act authorizes the payment of a portion of any recovery to the individual suing. Such actions are initially required to be filed under seal pending their review by the Department of Justice. If the government intervenes in the lawsuit and prevails, the whistleblower (or plaintiff filing the initial complaint) may share with the federal government in any settlement or judgment. If the government does not intervene in the lawsuit, the whistleblower plaintiff may pursue the action independently. The False Claims Act generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in many claims, as each individual claim could be deemed to be a separate violation of the False Claims Act.

Some states also have enacted statutes like the False Claims Act that may include criminal penalties, substantial fines, and treble damages. In recent years, federal and state governments have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Under Section 1909 of the Social Security Act, if a state false claim act meets certain requirements as determined by the OIG in consultation with the U.S. Attorney General, the state is entitled to an increase of ten percentage points in the state medical assistance percentage with respect to any amounts recovered under a state action brought under such a law. Some of the larger states in terms of population that have had the OIG review such laws include California, Florida, Illinois, Indiana, Massachusetts, Michigan, Nevada, Tennessee and Texas. Progressive Care operates in several of these states and submit claims for Medicaid reimbursement to the respective state Medicaid agency. This legislation has led to increased auditing activities by state healthcare regulators. As such, Progressive Care has been the subject of an increased number of audits. While Progressive Care believes that it is following Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators would agree with the methodology employed by Progressive Care in billing for Progressive Care’s products and services and a material disagreement between Progressive Care and these governmental agencies on the way Progressive Care provides products or services could have a material adverse effect on its business and operations, its financial position, and its results of operations.

The False Claims Act also has been used by the federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the federal anti-kickback statute and the Stark Law. Such actions are not based on a contention that an entity has submitted claims that are facially invalid. Instead, such actions are based on the theory that when an entity submits a claim, it either expressly or impliedly certifies that it has provided the underlying services in compliance with applicable laws, and therefore that services provided and billed for during an anti-kickback statute or Stark Law violation result in false claims, even if such claims are billed accurately for appropriate and medically necessary services. The availability of the False Claims Act to enforce alleged fraud and abuse violations has increased the potential for such actions to be brought, and which often are costly and time-consuming to defend.

Confidentiality and Privacy. Most of Progressive Care’s activities involve the receipt, use and disclosure of confidential medical, pharmacy or other health-related information concerning individual members, including the disclosure of the confidential information to the member’s health benefit plan.

On April 14, 2003, the final regulations issued by HHS, regarding the Privacy Regulations pursuant to HIPAA took effect. The Privacy Regulations are designed to protect the medical information of a healthcare patient or health plan enrollee that could be used to identify the individual.

The requirements imposed by the Privacy Regulations, the Transactions Standards, and the Security Standards are extensive and can require substantial cost and effort to assess and implement. Progressive Care has taken and will continue to take steps that it believes are reasonable to ensure that its policies and procedures are in compliance with the Privacy Regulations, the Transactions Standards, and the Security Standards. The requirements imposed by HIPAA have increased Progressive Care’s burden and costs of regulatory compliance, altered its reporting to Plan Sponsors and reduced the amount of information that Progressive Care can use or disclose if members do not authorize such uses or disclosures.

Medicare Part D. The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing, and claims processing. CMS imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.

Any Willing Provider Statutes and Narrow Networks. AWP statutes are laws that require health insurance carriers to permit providers to join those networks so long as the provider is willing to accept the terms and conditions of that carrier’s plan. Numerous states have some form of AWP law, though nearly all prohibit insurance carriers from limiting membership within their provider networks based on geography or other characteristics. The laws in each state addressing the legality of narrow networks vary widely. Some laws address plans only while other laws address non-insurers, like a PBM. Some laws address all types of health benefits while other laws only address a single type of benefit, like pharmacy. The risk to a pharmacy would be in those states that do not have an applicable AWP statute, a provider can be excluded from a narrow network.

While the offering of narrow and preferred networks is common across the country, there have been many lawsuits challenging the use of these type of arrangements due to the fact that they exclude certain providers from participating. The outcome of the challenges has varied, primarily based upon the interpretation of the state laws under which the challenges are made. This is an evolving area of law. Given the intense scrutiny of drug pricing and arrangements, and the ongoing lawsuits that are being filed in response to narrow networks, there remains risk in developing narrow networks, which will vary by state, depending on each state’s laws and legal precedent. Additionally, state laws are subject to change at any time, resulting in uncertainty for pharmacy operations in a given state.

Health Reform Legislation. Congress passed major health reform legislation, including the ACA, as amended by the Health Reform Laws, which enacted a number of significant healthcare reforms. There have been executive, judicial, and Congressional challenges to certain aspects of the Health Reform Laws. For instance, the Tax Cuts and Jobs Act of 2017 included a provision that repealed the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Further, on August 16, 2022, President Biden signed the IRA into law, which, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the ACA and Progressive Care’s business.

Employees

As of December 31, 2023, Progressive Care had 143 total employees, none of which are subject to a collective bargaining agreement. Approximately 120 of these employees are employed full-time. Progressive Care considers its relationship with its employees to be good.

Properties

Pharmco 901

During 2020, Pharmco 901 purchased an approximately 11,000 sq. ft. facility at 400 Ansin Blvd, Bay A, Hallandale, Florida. The monthly mortgage payment is approximately $12,000.

Pharmco 1002

Pharmco 1002 rents pharmacy space at 3208 2nd Avenue North, Bays 2, 3 and 4, Palm Springs, FL 33461. The original lease expired in March 2021 and automatically renewed for an additional 48 months through February 2025. The lease agreement calls for monthly payments of approximately $4,300, with an escalating payment schedule each year thereafter.

Pharmco 1103

Pharmco 1003 rents pharmacy space at 1160 South Semoran Blvd, Suites D, E, F, Orlando, Florida. The lease was entered into and commenced on August 1, 2020 with a 66-month term and expires on February 1, 2026. The lease agreement calls for monthly payments beginning February 1, 2021 of $4,310, with an escalating payment schedule each year thereafter.

Pharmco 1204

Pharmco 1204’s Davie location moved to North Miami Beach, Florida during August 2021. Pharmco 1204 rents approximately 2,200 square feet of retail and pharmacy space. The lease is for five years and commenced on September 1, 2021. The lease agreement calls for monthly payments of approximately $5,200, with an escalating payment schedule each year thereafter.

Progressive Care

Progressive Care’s administrative offices have been located at the 400 Ansin Blvd. building since its acquisition.

Progressive Care believes that its existing office facilities are adequate for current and presently foreseeable operations. In general, its properties are well maintained and are being utilized for their intended purposes.

Legal Proceedings

From time to time Progressive Care may be subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against Progressive Care could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect Progressive Care's reputation, even if resolved in its favor.

On May 3, 2022, a complaint was filed by the Plaintiff Positive Health Alliance, Inc. (“PHA”) against Progressive Care’s wholly-owned subsidiary Pharmco in the U.S. Circuit Court of Miami Dade, Florida, alleging that Pharmco failed to pay amounts due and owing to PHA under the parties’ contract for discounted prescription drugs. PHA is seeking judgment against Pharmco for compensatory damages in the amount of $407,504, plus attorneys’ fees and costs. PHA and Pharmco entered into a settlement agreement on July 1, 2022, pursuant to which Pharmco paid to PHA the total amount of $407,504 in 13 installment payments. The complaint was dismissed with prejudice on July 8, 2022. The last installment payment was paid during the third quarter of 2023 and no balance remained outstanding as of December 31, 2023. The balance outstanding was approximately $280,000 as of December 31, 2022 (recorded in accounts payable and accrued liabilities).

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation earned by or paid to Progressive Care’s executive officers who will continue as executive officers of the Combined Company, for services provided for the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)		Options Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles M. Fernandez (4)	2023	87,692	(5)	10,000	1,017,362	(6)	525,858	(7)	—	—	14,500	(8)	1,655,411
Chairman of the Board of Directors and Chief Executive Officer	2022	—		—	123,043	(9)	321,683	(10)	—	—	7,000	(8)	451,726
Cecile Munnik	2023	180,000		15,200	—		—		—	—	12,822	(11)	208,022
Chief Financial Officer	2022	180,000		45,100	—		160,357	(12)	—	—	6,000	(13)	391,457
Pamela Roberts	2023	171,346		10,300	—		—		—	—	9,000	(15)	190,646
Chief Operating Officer	2022	146,151	(14)	6,275	—		—		—	—	9,000	(15)	161,426

(1)	Includes amounts paid and/or accrued.
(2)	Stock awards are fully vested at grant and the amounts shown represent the aggregate grant date fair value calculated in accordance with FASB ASC 718.
(3)	Amounts shown represent the fair market value of awards and do not necessarily correspond to the actual values that may be realized.
(4)	Mr. Fernandez joined Progressive Care as CEO on November 11, 2022.
(5)	Mr. Fernandez began taking an annual salary of $120,000 in April 2023.
(6)	Includes 228,240 shares issued pursuant to the Debt Modification Agreement and 211,470 shares issued pursuant to warrants exercised on July 1, 2023.
(7)	Includes 94,322 unexercised stock options issued pursuant to a Stock Option Agreement that accelerated vesting due to a change in control on July 1, 2023.
(8)	Fees paid to Mr. Fernandez as Chairman of the Board of Directors.
(9)	Includes 18,261 shares issued pursuant to the Debt Modification Agreement.
(10)	Includes 62,881 unexercised vested stock options issued pursuant to a Stock Option Agreement.
(11)	Includes $5,675 for health benefits and $7,147 for travel allowance.
(12)	Includes 25,000 unexercised stock options issued pursuant to an Amended Employment Agreement.
(13)	Includes $5,400 for health benefits and $600 for travel allowance.
(14)	Dr. Roberts was appointed Chief Operating Officer on May 1, 2023. Prior to appointment, Dr. Roberts was an employee of Progressive Care.
(15)	Health benefits

Compensation Components

Salary. Progressive Care compensates its executive officers for their service by payment of salary, which is set in each of the named executive officer’s employment agreement discussed below.

Discretionary Bonuses. The Progressive Care Board has the authority and discretion to award performance-based compensation to Progressive Care’s executives if it determined that a particular executive has exceeded his or her objectives and goals or made a unique contribution to us during the year, or other circumstances warrant.

Stock Awards. Stock awards are determined by the Progressive Care Board based on numerous factors, some of which include responsibilities incumbent with the role of each executive and tenure with Progressive Care.

Employment Agreements

Employment Agreement by and between Cecile Munnik and Progressive Care

Progressive Care and certain of its subsidiaries entered into an amended and restated employment agreement with Ms. Munnik dated as of November 22, 2021 pursuant to which Ms. Munnik serves as the Chief Financial Officer of Progressive Care. The initial term of the employment agreement is three years and shall automatically renew for successive one-year periods unless either Progressive Care or Ms. Munnik provide the other party with written notice of non-renewal at least 60 days before the end of each term. Progressive Care agreed to pay Ms. Munnik a base annual salary of $180,000. Ms. Munnik will receive options to purchase up to 25,000 shares of Progressive Care Common Stock upon a qualified offering pursuant to the provisions of an option agreement and is eligible for a cash incentive bonus in an amount to be approved by the Progressive Care Board. The employment agreement contains covenants restricting Ms. Munnik’s ability to compete with Progressive Care, and to solicit its customers or employees, for a period of 12 months following termination of her employment, as well as covenants with respect to the protection of Progressive Care’s confidential information. The employment agreement also requires Progressive Care to indemnify Ms. Munnik against certain claims made against her arising from services she provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of six months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to six months. To be eligible for severance payments, Ms. Munnik must have entered into a full and complete general release of any and all claims against Progressive Care and related persons and entities.

In November 2022, the Progressive Care Board approved an amendment to the Amended and Restated Employment Agreement between Progressive Care and Ms. Munnik, pursuant to which Progressive Care agreed that Ms. Munnik may provide up to approximately 30% of her time on a weekly basis to provide services to NextPlat and receive compensation from NextPlat. Ms. Munnik will continue to serve Progressive Care faithfully and to the best of her ability and shall devote her full time, attention, and energies to the business of Progressive Care during customary business hours. Ms. Munnik shall receive a bonus in the amount of $30,000 immediately and receive options to purchase 25,000 shares under the Stock Option Award Agreement, which options vested immediately.

On June 29, 2023, Progressive Care entered into Amendment #2 to the Amended and Restated Employment Agreement between Progressive Care and Cecile Munnik, pursuant to which the date on which Ms. Munnik will become a full-time employee of NextPlat was extended for an additional year, until July 1, 2024. Ms. Munnik may continue to provide up to approximately 30% of her time on a weekly basis to provide services to NextPlat and receive compensation from NextPlat until June 30, 2024, but will otherwise devote her full time, attention, and energies to the business of Progressive Care during customary business hours.

Outstanding Equity Awards

The following table sets forth information concerning the outstanding option awards at December 31, 2023 by Progressive Care’s executive officers:

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Charles M. Fernandez	157,203	—	—	$2.20	09/13/2032
Cecile Munnik	25,000	—	—	$5.80	11/22/2031

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PROGRESSIVE CARE

Unless otherwise indicated, or the context otherwise requires, references in this section to the “Company,” “we,” “our,” “us” and similar terms refer to Progressive Care before the Business Combination.

Note on Financial Presentation

In connection with the change in control on July 1, 2023, the application of push-down accounting created a new basis of accounting for all assets and liabilities based on their fair value at the date of acquisition. As a result, our financial position, results of operations, and cash flows subsequent to the acquisition on July 1, 2023 have been segregated to indicate pre-acquisition and post-acquisition periods. The pre-acquisition period through June 30, 2023 is referred to as the “Predecessor.” The post-acquisition period, July 1, 2023 and forward, includes the impact of push-down accounting and is referred to as the “Successor.” See – Note 4. Business Combination Without Transfer of Consideration, of our audited financial statements.

The information contained below should be read in conjunction with our historical consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus.

Overview

Progressive Care is a personalized healthcare services and technology company that provides prescription pharmaceutical and risk and data management services to healthcare organizations and providers.

We currently own and operate five pharmacies, which generate most of our pharmacy revenues, which is derived from dispensing medications to our patients. We also provide patient health risk reviews and free same-day delivery.

We provide TPA, data management, COVID-19 related diagnostics and vaccinations, prescription pharmaceuticals, compounded medications, telepharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management. We are focused on improving lives of patients with complex chronic diseases through a patient and provider engagement and our partnerships with payors, pharmaceutical manufacturers and distributors. We offer a broad range of solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

Pharmco provides contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass-through for reimbursements on prescription claims adjudicated on behalf of the 340B covered entities in exchange for a dispensing fee per prescription. These fees vary by the covered entity and the level of service provided by us.

Our focus is on complex chronic diseases that generally require multiyear or lifelong therapy, which drives recurring revenue and sustainable growth. Our pharmacy services revenue growth is from expanding our services, new drugs coming to market, new indications for existing drugs, volume growth with current clients, and addition of new customers due to our focus on higher patient engagement, benefit of free delivery to the patient, and clinical expertise. We also expanded revenue growth through the signing of new contract pharmacy service and data management contracts with 340B covered entities.

ClearMetrX includes data management and TPA services for 340B covered entities, pharmacy analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access, and actionable insights that providers and support organizations can use to improve their practice and patient care. The Company’s TPA services include management of wholesale accounts, patient eligibility with regard to the 340B drug program, development and review of 340B policies and procedures, and management of receivables.

Our 340MetrX platform provides 340B covered entities with data insights to effectively operate and maximize the benefits of the 340B program. The platform allows program administrators to manage, in real time, data related to revenue, virtual inventory, drug replenishment and reconciliation, detailed prescription history analysis, customized ordering data with major wholesalers, patient information, drug prescribing trends, and customized financial breakdowns. The 340MetrX software enhances services currently provided to 340B covered entities by complementing in-house 340B experts with a reporting platform aiming to maximize the limited resources in the 340B space through identification and validation of claims. 340MetrX allows our data analytics processes to be more efficient, giving our team the ability to seamlessly manage data for a much greater number of 340B covered entities in Florida, with potential to be scaled nationwide.

Recent Developments

Contract Renewal

We received notice that one of our third-party payors had declined to renew its agreement with one of the Company’s pharmacy locations (the “Contract”). The Contract had previously been set to renew as of February 24, 2023. On January 19, 2023, the Company reached an agreement with the third-party payor to extend the Contract term until April 24, 2023 to facilitate continued negotiations with respect to extending the term of the Contract. On February 28, 2023, the Company and such third-party payor entered into an agreement pursuant to which the Contract will continue on its terms, subject to the Company maintaining compliance with certain required procedures. During 2023, we have remained compliant with the required procedures.

Resignation and Engagement of Independent Registered Public Accounting Firm

On March 7, 2023, the Company was advised by Daszkal Bolton, LLP (“Daszkal”), the Company’s former independent registered public accounting firm, that Daszkal completed a business combination agreement with CohnReznick LLP (“CohnReznick”). As a result of this transaction, Daszkal resigned as the Company’s independent registered public accounting firm following the filing of our 2022 Annual Report on Form 10-K.

On April 21, 2023, following approval of the Audit Committee of the Progressive Care Board, the Company engaged CohnReznick as the Company’s independent registered public accounting firm for the year ended December 31, 2023, and interim periods, effective immediately.

Chief Operating Officer Resignation and Appointment

On April 29, 2023, Mrs. Birute Norkute resigned from her position as Chief Operating Officer (“COO”) of the Company, effective May 1, 2023. Mrs. Norkute will remain engaged with the Company as Operations Manager (“OM”). There has been no modifications of Mrs. Norkute’s compensation or benefits in connection with the change of Mrs. Norkute’s position from COO to OM. On September 21, 2023, Mrs. Norkute resigned from the OM position. Severance in the amount of approximately $75,000 was paid over six months from the effective date of the resignation.

Effective May 1, 2023, Dr. Pamela Roberts was appointed as COO of the Company. Prior to her appointment as COO, Dr. Roberts served as the Company’s Director of Pharmacy and Pharmacist in Charge. In connection with such appointment, Dr. Roberts has entered into an employment agreement that increased her base salary to $180,000 in addition to certain other benefits.

NextPlat Transaction

On May 9, 2023, pursuant to the May SPA, NextPlat purchased 455,000 Units at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million. Each Unit consists of one share of Progressive Care Common Stock and a PIPE Warrant to purchase one share of Progressive Care Common Stock at an exercise price of $2.20 per share. The PIPE Warrants have a three-year term and were immediately exercisable. Progressive Care intends to use the net proceeds from the Unit Purchase for its working capital needs. Progressive Care received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000, pursuant to NextPlat’s purchase of the Units.

Simultaneous with the closing of the Unit Purchase, Progressive Care entered into the DCA with the NextPlat Investors relating to the A&R Note. Pursuant to the DCA, the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest under the A&R Note to Progressive Care Common Stock at a conversion price of $2.20 per share. Of the total 1,312,379 shares of Progressive Care Common Stock issued upon conversion of the A&R Note pursuant to the DCA, NextPlat received 570,599 shares; Charles M. Fernandez, Progressive Care's Chairman and Chief Executive Officer, received 228,240 shares; and Rodney Barreto, the Vice-Chairman of the Progressive Care Board, received 228,240 shares. In addition, each of the NextPlat Investors also received a warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock they received upon conversion of the A&R Note. The Conversion Warrants have a three-year term and were immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Progressive Care Common Stock.

At the same time, Progressive Care and NextPlat entered into a First Amendment (the “Amendment”) to the Debenture Purchase Agreement. Under the Debenture Purchase Agreement, Progressive Care agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10 million of secured convertible debentures from Progressive Care. Pursuant to the Amendment, NextPlat and Progressive Care agreed to amend the Debenture Purchase Agreement and the form of Debenture attached as an exhibit thereto to have a conversion price of $2.20 per share. At present, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Dawson James Securities, Inc. (the “Placement Agent”) served as placement agent for the Unit Purchase. In consideration for the Placement Agent’s services, Progressive Care issued to the Placement Agent and its affiliates warrants to purchase 91,000 shares of Progressive Care Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have a five-year term, and are exercisable as of December 2023. Each Placement Agent Warrant is exercisable at $2.20 per share of Progressive Care Common Stock.

In addition, Progressive Care issued 330,000 warrants, with a fair value on the date of issuance of approximately $0.7 million, to certain existing Progressive Care investors to induce them to approve the Unit Purchase. Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively. The Inducement Warrants have a three-year term and were immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Progressive Care Common Stock.

Change in Control

On June 30, 2023, NextPlat, Charles M. Fernandez, and Rodney Barreto entered into a voting agreement whereby Messrs. Fernandez and Barreto agreed that at any annual or special meeting of the Progressive Care Stockholders, they will vote all of the shares of Progressive Care Common Stock that they own in the same manner that NextPlat votes its shares of Progressive Care Common Stock and equivalents. On July 1, 2023, NextPlat, Messrs. Fernandez and Barreto exercised Progressive Care Warrants and were issued shares of Progressive Care Common Stock. After the exercise of the warrants, NextPlat, and Messrs. Fernandez and Barreto collectively owned 53% of the issued and outstanding shares of Progressive Care Common Stock. Collectively, the exercise of the warrants and the entry into the voting agreement constituted a change in control in Progressive Care whereby NextPlat was deemed the accounting acquirer. As a result of the change in control, NextPlat was deemed the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and elected to apply push-down accounting. The application of push-down accounting created a new basis of accounting for all assets and liabilities based on their fair value at the date of acquisition, with few exceptions permissible under GAAP. As a result, the Company’s financial position, results of operations, and cash flows subsequent to the acquisition on July 1, 2023 have been segregated to indicate pre-acquisition and post-acquisition periods. The pre-acquisition period through June 30, 2023 is referred to as the “Predecessor Company.” The post-acquisition period, July 1, 2023 and forward, includes the impact of push-down accounting and is referred to as the “Successor Company.”

Director Appointments

Effective July 17, 2023, upon their respective entry into a Director Agreement (the “Agreement”) with the Company, the Company appointed Elizabeth Alcaine and Anthony Armas as directors of the Company pursuant to the approval of the Nominating and Corporate Governance Committee of the Progressive Care Board. Pursuant to the Agreement and upon its execution, Ms. Alcaine and Mr. Armas were each issued $50,000 in shares of Progressive Care Common Stock. Annually, after execution of the Agreement and subject to continued service on the Progressive Care Board, Ms. Alcaine and Mr. Armas will each be issued the number of shares of Progressive Care Common Stock equivalent to $50,000 as determined based on the average closing price on the three trading days immediately preceding the last day of such anniversary date.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to residual values, estimated asset lives, impairments and bad debts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, grouped by our activities, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. For additional information, see Note 3 – Summary of Significant Accounting Policies, to our audited financial statements included elsewhere in this joint proxy statement/prospectus.

Revenue Recognition. We recognize product sales from prescriptions dispensed to patients (customers) at the time the drugs are physically delivered to a customer or when a customer picks up their prescription, which is the point in time when control transfers to the customer. 340B dispensing fees are a component of 340B contract revenue, which are recognized at the time the drugs are received by the patient, by either delivery or customer pick up. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customer’s insurance provider.

We accrue an estimate of PBM fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Prescription revenues exceeded 80% of total revenue for all periods presented.

We recognize revenue from TPA services as we satisfy the performance obligations under the TPA contract with a 340B covered entity. TPA services provided to covered entities include consulting services, accounting and reconciliation of contract pharmacy billings, and various compliance services. The covered entity simultaneously receives and consumes benefits as we perform services under the TPA contract. These services are capable of being distinct from one another, e.g., the covered entity may receive benefit from each separate service, but in the context of a TPA contract, these qualify as a series of distinct services. We provide a significant service of integrating the services into a combined output that benefits the covered entity, that benefit being ensuring compliance by the covered entity with 340B regulations. Therefore, we consider the combined services to be a single performance obligation in each TPA contract.

As stated in the TPA agreements, we receive a fixed percentage which is applied to the gross pharmacy service billings over the contract period. The gross pharmacy service billings are estimated based on the number of prescriptions filled by the Pharmacy Service contractor multiplied by the reimbursement rates set by the insurance providers. We invoice the covered entities for TPA services on a semi-monthly basis and collections are within 24-45 days of invoicing.

ASC 606 provides a practical expedient wherein an entity may recognize revenue in the amount to which it has a right to invoice a customer if the entity has a right to consideration from the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date. This expedient could be available, for example, for a service contract in which an entity bills a fixed amount for each hour of service provided. We believe that this practical expedient applies to our TPA contracts and we have elected this method in measuring revenue over the TPA contract term.

We recognize COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

Accounts Receivable. Accounts receivable consist of amounts due from third-party medical insurance carriers, pharmacy benefit management companies, patients and credit card processors. Management periodically reviews the accounts receivable to assess collectability and estimates potential uncollectible accounts. Accounts receivable are written off after collection efforts have been completed in accordance with our policies. The uncollectible accounts allowance reduces the carrying value of the account receivable.

Inventories. Inventories are located at our five pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out (FIFO) cost or net realizable value. Our inventories are maintained on a periodic basis through the performance of physical inventory counts. Our cost of sales is recorded based upon the quantity of prescription drugs dispensed for each prescription filled by our pharmacies and the corresponding unit cost of each drug.

Inventories are comprised of brand and generic pharmaceutical drugs. Our pharmacies maintain a wide variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness. Schedule II drugs, considered narcotics by the DEA, are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet. Schedule III and Schedule IV drugs are less addictive and are not regulated. The cost in acquiring Schedule II drugs is higher than Schedule III and IV drugs.

Goodwill. We perform the required annual impairment tests of goodwill at the end of each fiscal year on our two reporting units. To determine the fair value of these reporting units, we use a discounted cash flow model with market-based support as our valuation technique to measure the fair value for our reporting units. The discounted cash flow model uses five-to-ten-year forecasted cash flows plus a terminal value based on a multiple of earnings or by capitalizing the last period’s cash flows using a perpetual growth rate. Our significant assumptions in the discounted cash flow models include, but are not limited to, the weighted average cost of capital (“WACC”), revenue growth rates, including perpetual revenue growth rates, and operating margin percentages of the reporting unit’s business. We consider the current market conditions when determining assumptions. The total forecasted cash flows are discounted based on ranges included in assumptions regarding our WACC. Lastly, we reconcile the aggregate fair values of our reporting units to our market capitalization, which include a reasonable control premium based on market conditions. The use of estimates and the development of assumptions results in uncertainties around forecasted cash flows.

A change in any of these estimates and assumptions used in the annual test, a degradation in the overall markets served by these reporting units, among other factors, could have a negative material impact to the fair value of the reporting units and could result in a future impairment charge. There can be no assurance that our future goodwill impairment testing will not result in a charge to earnings. This impairment charge could have a negative material impact on our results of operations.

Off-Balance Sheet Arrangements. We do not have any unconsolidated special purpose entities and, we do not have significant exposure to any off-balance sheet arrangements.

Recent Accounting Pronouncements

The most recent adopted and to be adopted accounting pronouncements are described in Note 3 in the Notes to our Consolidated Financial Statements included in this joint proxy statement/prospectus.

Results of Operations

Three months ended March 31, 2024 compared to the three months ended March 31, 2023

The following table summarizes our results of operations (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	$ Change	% Change
Total revenues, net	$14,628	$11,392	$3,236	28%
Total cost of revenue	10,623	8,245	2,378	29%
Total gross profit	4,005	3,147	858	27%
Operating expenses	4,402	3,133	1,269	41%
(Loss) income from operations	(397)	14	(411)	(2936)%
Other income (expense)	25	(144)	169	(117)%
Loss before income taxes	(372)	(130)	(242)	186%
Provision for income taxes	—	—	—	—
Net loss attributable to common shareholders	$(372)	$(130)	$(242)	186%

Progressive Care recognized overall revenue from operations of approximately $14.6 million and $11.4 million during the three months ended March 31, 2024 and 2023, respectively, an overall increase of approximately $3.2 million, or 28%. The increase in revenue for the 2024 period was primarily attributable to an increase in prescription revenue, net of PBM fees of approximately $1.6 million and an increase in 340B contract revenue of approximately $1.7 million, which was offset by a decrease in COVID-19 testing revenue of approximately $45,000, when compared to the prior year period.

Overall gross profit margins decreased from 28% for the three months ended March 31, 2023 to 27% for the three months ended March 31, 2024. The increase in gross profit of approximately $0.9 million, which was primarily attributable to a favorable increase in reimbursement rates per prescription of approximately $1.0 million, was offset by (i) the unfavorable increase in drug cost per prescription of approximately $1.9 million, (ii) a favorable increase in pharmacy prescription volume of approximately $0.1 million, and (iii) a favorable increase in 340B contract revenue of approximately $1.7 million. The unfavorable significant increase in drug cost per prescription negatively impacted our overall gross profit margin.

Loss from operations was approximately $0.4 million for the three months ended March 31, 2024, compared to income from operations of approximately $14,000 for the three months ended March 31, 2023, a decrease of approximately $0.4 million primarily attributable to the increase in operating expenses, partially offset by the increase in gross profits. See below for further explanation relating to the increase in operating expenses.

Revenue

Our revenues were as follows (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Sales of products, net
Prescription revenue, net of PBM fees	$11,324	77%	$9,771	86%	$1,553	16%
COVID-19 testing revenue	—	—%	45	—%	(45)	(100)%
Subtotal	11,324	77%	9,816	86%	1,508	15%
Revenues from services:
340B contract revenue	3,304	23%	1,576	14%	1,728	110%
Revenues, net	$14,628	100%	$11,392	100%	$3,236	28%

We filled approximately 134,000 and 120,000 prescriptions during the three months ended March 31, 2024 and 2023, respectively, resulting in a favorable impact on prescription revenue of approximately $0.6 million. Revenue per prescription filled was also favorably impacted by the increase of reimbursement rates per prescription of approximately $1.0 million, when compared to the prior year period.

Dispensing fees and TPA revenue earned on our 340B contracts for the three months ended March 31, 2024 and 2023 were approximately $3.3 million and $1.6 million, respectively, an increase of approximately $1.7 million for the 2024 period. The increase in 340B contract revenue was attributable to an increase in our existing 340B contracts of approximately $0.8 million and an increase in new 340B contract revenue of approximately $0.9 million.

Operating Expenses

Our operating expenses increased by approximately $1.3 million, or 41%, for the three months ended March 31, 2024, as compared to the prior year period. The increase was primarily attributable to the following:

●         approximately $0.7 million increase in the amortization of newly identifiable intangible assets as a result of the push-down accounting;

●         approximately $0.5 million increase in salaries and wages due to a combination of performance-based salary adjustments and additional headcount, net of attrition due to normal employee turnover;

●         approximately $0.1 million of impairment loss related to the write-down of a right-of-use asset; and

●         approximately $0.1 million increase in computer expenses.

During the three months ended March 31, 2024, the right-of-use asset impairment was a result of taking the leased equipment out of service and not returning to service in the future.

Other Income (Expense)

Other income increased by approximately $0.2 million for the three months ended March 31, 2024, as compared to the prior year period, primarily attributable to the decrease in interest expense as a result of the decrease in notes payable.

Net Loss

We had a net loss of approximately $0.4 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively. The increase in net loss was primarily attributable to the decrease in operating income.

Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, stock-based compensation, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by the Progressive Care Board and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all the amounts associated with our results of operations as determined in accordance with GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not include:

●

depreciation expense from property and equipment or amortization expense from intangible assets (and although they are non-cash charges, the assets being depreciated/amortized will often have to be replaced in the future);

●	interest expense on our debt and capital leases or interest income we earn on cash;

●	the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

●	change in fair value of derivatives;

●	certain expenses associated with our acquisition activities; or

●	the impact of stock-based compensation or other matters we do not consider to be indicative of our ongoing operations.

Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss attributable to us and our financial results presented in accordance with GAAP.

The table below presents a reconciliation of the most directly comparable GAAP measure, net loss attributable to us, to Adjusted EBITDA for the periods indicated below (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net loss	$(372)	$(130)
Interest expense	16	150
Depreciation and amortization expense	776	64
Consolidated adjusted EBITDA	$420	$84

Fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022

Our results of operations as reported in our consolidated financial statements for the periods six months ended December 31, 2023 (“Successor”), six months ended June 30, 2023 (“Predecessor”), and the year ended December 31, 2022 (“Predecessor”) are in accordance with GAAP. Although GAAP requires that we report on our results for the Successor and Predecessor periods separately, management views our operating results for the combined year ended December 31, 2023 by combining the results of the Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. We believe the key performance indicators such as operating revenues and expenses for the Successor period combined with the Predecessor period provide more meaningful comparisons to other periods and are useful in understanding operational trends.

The following table summarizes our results of operations (in thousands):

	Successor	Predecessor		Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	$ Change	% Change
Total revenues, net	$26,779	$22,948	$49,727	$40,602	$9,125	22%
Total cost of revenue	18,323	16,242	34,565	30,899	3,666	12%
Total gross profit	8,456	6,706	15,162	9,703	5,459	56%
Operating expenses	23,114	6,067	29,181	12,282	16,899	138%
(Loss) income from operations	(14,658)	639	(14,019)	(2,579)	(11,440)	444%
Other income (expense)	10	(5,406)	(5,396)	(3,324)	(2,072)	62%
Loss before income taxes	(14,648)	(4,767)	(19,415)	(5,903)	(13,512)	229%
Provision for income taxes	—	—	—	(1)	1	(100)%
Net loss	(14,648)	(4,767)	(19,415)	(5,904)	(13,511)	229%
Series A Preferred Stock dividend associated with induced conversion	—	—	—	(541)	541	(100)%
Net loss attributable to common shareholders	$(14,648)	$(4,767)	$(19,415)	$(6,445)	$(12,970)	201%

We recognized overall revenue from operations of approximately $49.7 million and $40.6 million during the years ended December 31, 2023 and 2022, respectively, an overall increase of approximately $9.1 million, or 22.5%. The increase in revenue was primarily attributable to an increase in prescription revenue, net of PBM fees of approximately $5.8 million, and an increase in 340B contract revenue of approximately $5.2 million, which was offset by a decrease in COVID-19 testing revenue of approximately $1.9 million, when compared to the prior year.

Gross profit margins increased from 24% for the year ended December 31, 2022, to 30% for the year ended December 31, 2023. The increase in gross profit margins during 2023, compared to the prior year, was primarily attributable to the increase in 340B contract revenue, which has higher margins than revenue generated from pharmacy operations.

Loss from operations increased by approximately $11.4 million for the year ended December 31, 2023, when compared to the year ended December 31, 2022, as a result of the increase in operating expenses of approximately $16.9 million, partially offset by the increase in gross profit of approximately $5.5 million. The increase in operating expenses was primarily due to the recognition of approximately $13.9 million of goodwill impairment - see below for further discussion.

Revenue

Our revenues were as follows (in thousands):

	Successor	Predecessor			Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2023		Year Ended December 31, 2022
	Dollars	Dollars	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Sales of products, net
Prescription revenue, net of PBM fees	$21,481	$19,219	$40,700	82%	$34,894	86%	$5,806	17%
COVID-19 testing revenue	7	54	61	—%	1,915	5%	(1,854)	(97)%
Other revenue	8	5	13	—%	3	—%	10	333%
Subtotal	21,496	19,278	40,774	82%	36,812	91%	3,962	11%
Revenues from services:
340B contract revenue	5,283	3,670	8,953	18%	3,790	9%	5,163	136%
Revenues, net	$26,779	$22,948	$49,727	100%	$40,602	100%	$9,125	22%

We filled approximately 489,000 and 463,000 prescriptions during the years ended December 31, 2023 and 2022, respectively, a 6% year-over-year increase in the number of prescriptions filled.

Dispensing fee and TPA revenue earned on our 340B contracts for the years ended December 31, 2023 and 2022 were approximately $9.0 million and $3.8 million, respectively, an increase of approximately $5.2 million. The increase in 340B contract revenue was attributable to an increase in revenues under our existing 340B contracts of approximately $4.4 million and new 340B contract revenue of approximately $0.8 million.

COVID-19 testing revenue decreased by approximately $1.9 million for the year ended December 31, 2023, when compared to the prior year, due to the Company recording record COVID-19 testing revenue in the first quarter of 2022 as the country was dealing with the Delta and Omicron outbreak during that period. Since the first quarter of 2022, the demand for COVID-19 testing has decreased as the need for testing has decreased as it relates to travel and business continuity. It is difficult to predict whether these conditions will be recurring. We are well-positioned to react if another COVID-19 outbreak occurs as we have built a reputation of being a reliable partner for COVID-19 testing solutions. We have built reputable relationships with well-known media productions companies and these relationships may provide us with recurring COVID-19 testing revenue.

Operating Expenses

Our operating expenses increased by approximately $16.9 million, or 137.6%, for the year ended December 31, 2023, as compared to 2022. The increase was primarily attributable to increases of approximately $13.9 million for goodwill impairment, $1.4 million in salaries and wages, $1.3 million in the amortization of newly identifiable intangible assets as a result of the push-down accounting and $0.3 million related to a settlement of a pharmacy claims audit in the ordinary course of business.

Goodwill increased by approximately $13.2 million as a result of the change in control on July 1, 2023, net of the change in valuation allowance attributable to the business combination. At December 31, 2023, we performed our annual goodwill impairment test by reporting unit to evaluate the carrying amount of goodwill as compared to its fair value. Based on the impairment test, it was determined the carrying amount of goodwill as of December 31, 2023 exceeded its fair value resulting in the Company recording an impairment charge of approximately $13.9 million for the year ended December 31, 2023, recorded to the Pharmacy Operations reporting segment. The remaining carry amount of goodwill as of December 31, 2023 was approximately $0.7 million and was allocated to the TPA reporting segment. Refer to Note 12. Goodwill and Intangible Assets, in our audited financial statements included elsewhere in this joint proxy statement/prospectus for additional details on the impairment charges, valuation methodologies, and inputs used in the fair value measurements.

Other Income (Expense)

Other expense increased by approximately $2.1 million for the year ended December 31, 2023, as compared to 2022. Other expense of approximately $5.4 million in 2023 was primarily attributable to the debt conversion expense of approximately $5.2 million. Other expense of approximately $3.3 million in 2022 was attributable to the NextPlat transaction-related expenses and losses, including the changes in fair value of derivative liabilities, day one losses on issuance of units and debt modification, and abandoned offering costs, offset by gains on debt settlement and grant revenue.

Net Loss

We had a net loss of approximately $19.4 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively. The increase in net loss was primarily attributable to the goodwill impairment recognized in 2023, partially offset by the NextPlat transaction-related expenses and losses recognized in the prior year.

Non-GAAP Financial Measures

The table below presents a reconciliation of the most directly comparable GAAP measure, net (loss) income attributable to us, to Adjusted EBITDA for the periods indicated below (in thousands):

	Successor	Predecessor		Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Net loss	$(14,648)	$(4,767)	$(19,415)	$(5,904)
Interest expense	54	215	269	798
Change in fair value of derivative liability	—	—	—	3,323
Provision for income taxes	—	—	—	1
Depreciation and amortization expense	1,463	137	1,600	209
Debt conversion expense	—	5,206	5,206	—
Goodwill impairment	13,895	—	13,895	—
Consolidated adjusted EBITDA	$764	$791	$1,555	$(1,573)

Liquidity and Capital Resources

Cash Flows

The following table summarizes our cash flows for the three month periods ended March 31, 2024 and March 31, 2023 (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net change in cash from:
Operating activities	$(2,277)	$827
Investing activities	(23)	(17)
Financing activities	(51)	(101)
Change in cash	(2,351)	709
Cash at end of period	$5,544	$7,452

Net cash used in operating activities totaled approximately $2.3 million for the three months ended March 31, 2024, compared to net cash provided by operating activities of approximately $0.8 million for the same period in 2023. Operational cash flows decreased primarily due to the timing difference of accounts payable to our 340B covered entities and receiving the reimbursements related to those 340B claims. The payments that were due to the covered entities at the end of the first quarter of 2024 were paid on the last business day of the quarter, while the collections of reimbursements for the 340B claims were not received until the first business day of the second quarter of 2024.

Net cash used in investing activities was approximately $23,000 and $17,000 for the three months ended March 31, 2024 and 2023, respectively. The cash outflow in 2024 was attributable to the purchase of a new car for our fleet. The cash outflow in 2023 was attributable to the purchase of pharmacy equipment.

Net cash used in financing activities was approximately $0.1 million for both the three months ended March 31, 2024 and 2023, due to the payments made on notes payable and finance leases.

The following table summarizes our cash flows for the periods indicated (in thousands):

	Successor	Predecessor		Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Net change in cash from:
Operating activities	$724	$150	$874	$669
Investing activities	(538)	(231)	(769)	(184)
Financing activities	357	690	1,047	4,846
Change in cash	543	609	1,152	5,331
Cash at end of period	$7,895	$7,352	$7,895	$6,743

Net cash provided by operating activities totaled approximately $0.9 million and $0.7 million for the years ended December 31, 2023 and 2022, respectively. Operational cash flows increased due to the reduced payment terms in our 340B contracts, an increase in accounts receivable related to 340B contracts, an increase in inventory, and the recognition of debt conversion expense, partially offset by the change in fair value of derivative liability recorded in the prior year period.

Net cash used in investing activities was approximately $0.8 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively. The cash outflow in 2023 was attributable to investment in our fleet and purchase of pharmacy equipment. The cash outflow in 2022 was attributable to the payments made for developing internal use software, offset by proceeds from disposal of property and equipment.

Net cash provided by financing activities was approximately $1.0 million and $4.8 million for the years ended December 31, 2023 and 2022, respectively. The cash inflow in 2023 was attributable to the $1.0 million net cash proceeds from the May 2023 PIPE transaction and $0.5 million cash proceeds from warrants exercised, partially offset by payments made on notes payable. In September 2022, approximately $5.4 million net proceeds were received from issuing preferred stock in a capital raise from NextPlat, which was offset by payments for debt discount and issuance costs as a result of debt modification of the Note and entering into a new debt agreement with the NextPlat Investors.

Liquidity and Capital Resources

We have an accumulated deficit of approximately $34.8 million and $34.4 million as of March 31, 2024 and December 31, 2023, respectively. We have spent, and expect to continue to spend, additional amounts in connection with implementing our business strategy.

For the three months ended March 31, 2024, we had a net loss of approximately $0.4 million and a decrease in net cash position of approximately $2.4 million. The Company’s cash position was approximately $5.5 million as of March 31, 2024.

On May 5, 2023, the Company and NextPlat entered into the Amendment (to Debenture Purchase Agreement. Under the Debenture Purchase Agreement, we agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10 million of secured convertible debentures from the Company. Pursuant to the Amendment, NextPlat and the Company agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. As of the date that our consolidated financial statements for the quarter ended March 31, 2024, were issued, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Management believes that the above transactions, along with our present cash position and the cash we expect to generate from operating activities, will allow us to operate and meet our obligations for at least 12 months from the issuance date of these consolidated financial statements.

We have an accumulated deficit of approximately $34.4 million and $15.0 million as of December 31, 2023 and 2022, respectively. We have spent, and expect to continue to spend, additional amounts in connection with implementing our business strategy.

For the year ended December 31, 2023, we had a net loss of approximately $19.4 million and net cash provided by operating activities of approximately $0.9 million. The Company’s cash position was approximately $7.9 million as of December 31, 2023.

Related Party Transactions

Successor Company

During the six months ended December 31, 2023, the Successor Company paid $0.1 million to NextPlat as management fees in accordance with the amended Management Services Agreement (the “Management Agreement”) dated May 1, 2023.

On July 1, 2023, NextPlat, Charles M. Fernandez, and Rodney Barreto exercised Progressive Care Warrants and were issued shares of Progressive Care Common Stock. NextPlat exercised Progressive Care Warrants on a cashless basis and was issued 402,269 shares of Progressive Care Common Stock. NextPlat also exercised Progressive Care Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 shares of Progressive Care Common Stock. Mr. Fernandez exercised Progressive Care Warrants on a cashless basis and was issued 211,470 shares of Progressive Care Common Stock. Mr. Barreto exercised Progressive Care Warrants on a cashless basis and was issued 130,571 shares of Progressive Care Common Stock.

Predecessor Company

On August 30, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto, and certain other purchasers purchased the Note. The accrued and unpaid principal and interest under the Note at the time of the purchase was approximately $2.8 million. In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with the Predecessor Company. In consideration of the concessions in the Debt Modification Agreement, the Predecessor Company issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, and Messrs. Fernandez and Barreto received 45,653, 18,261, and 18,261 shares, respectively.

On February 1, 2023, the Predecessor Company entered into the Management Agreement with NextPlat to provide certain management and administrative services to the Predecessor Company for a $25,000 per month fee. On May 1, 2023, the Management Agreement was amended to update the fee to $20,000 per month. During the six months ended June 30, 2023, the Predecessor Company paid $0.1 million to NextPlat as management fees.

On May 5, 2023, the Predecessor Company entered into the May SPA with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 Units at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million. Each Unit consists of one share of Progressive Care Common Stock and one PIPE Warrant to purchase a share of Progressive Care Common Stock.

On May 9, 2023, pursuant to the DCA, NextPlat received 570,599 shares of Progressive Care Common Stock, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. To induce the approval of the debt conversion pursuant to the DCA, Messrs. Fernandez and Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively. In addition, NextPlat and Messrs. Fernandez and Barreto also received a Progressive Care Warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock they received upon conversion of the Note.

Unaudited Pro Forma Condensed Combined Statement of Operations

NextPlat Corp and Progressive Care, Inc.

Three months ended March 31, 2024

(in thousands, except per share data)

	Nextplat Corp	Progressive Care, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined

Sale of products	$14,120	$11,255	$(11,255)	A	$14,120
Revenues from services	3,373	3,373	(3,373)	A	3,373
Revenues, net	17,493	14,628	(14,628)		17,493

Cost of products	12,620	10,560	(10,560)	A	12,620
Cost of services	63	63	(63)	A	63
Cost of sales	12,683	10,623	(10,623)		12,683

Gross profit	4,810	4,005	(4,005)		4,810

Operating expenses:
Selling, general and administrative	2,005	900	(900)	A	2,005
Salaries, wages and payroll taxes	2,624	2,116	(2,116)	A	2,624
Impairment loss	132	132	(132)	A	132
Professional fees	985	478	(478)	A	985
Depreciation and amortization	906	776	(776)	A	906
Total operating expenses	6,652	4,402	(4,402)		6,652

(Loss) before other expenses and income taxes	(1,842)	(397)	397		(1,842)

Other (income) expense:
Interest expense	21	16	(16)	A	21
Interest earned	(215)	(40)	40	A	(215)
Gain on sale or disposal of property and equipment	—	(1)	1	A	—
Foreign currency exchange rate variance	26	—	—	A	26
Other income	—	—	—	A	—
Total other (income) expense	(168)	(25)	25		(168)

Loss before income taxes	(1,674)	(372)	372		(1,674)

Income taxes	(27)	—	—		(27)
Net loss	$(1,701)	$(372)	$372		$(1,701)

Basic and diluted weighted average loss per common share					$(0.07)

Weighted average number of common shares outstanding during the period – basic and diluted					25,468

Unaudited Pro Forma Condensed Combined Statement of Operations

NextPlat Corp and Progressive Care, Inc.

Year ended December 31, 2023

(in thousands, except per share data)

	Nextplat Corp	Progressive Care, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined

Sale of products	$32,389	$19,193	$—		$51,582
Revenues from services	5,367	3,755	—		9,122
Revenues, net	37,756	22,948	—		60,704

Cost of products	26,313	16,132	—		42,445
Cost of services	132	110	—		242
Cost of sales	26,445	16,242	—		42,687

Gross profit	11,311	6,706	—		18,017

Operating expenses:
Selling, general and administrative	9,910	1,582	(115)	B	11,377
Salaries, wages and payroll taxes	6,643	3,300	—		9,943
Goodwill impairment	13,895	—	—		13,895
Professional fees	1,981	1,048	—		3,029
Depreciation and amortization	2,110	137	1,336	C	3,583
Total operating expenses	34,539	6,067	1,221		41,827

(Loss) before other expenses and income taxes	(23,228)	639	(1,221)		(23,810)

Other (income) expense:
Interest expense	79	215	—		294
Interest earned	(620)	(12)	—		(632)
Debt conversion expense	—	5,206	—		5,206
Asset write-off	28	—	—		28
Gain on sale or disposal of property and equipment	—	(3)	—		(3)
Other income	(317)	—	115	B	(202)
Foreign currency exchange rate variance	(107)	—	—		(107)
Total other (income) expense	(937)	5,406	115		4,584

Loss before income taxes	(22,291)	(4,767)	(1,336)		(28,394)

Income taxes	(28)	—	—		(28)
Loss before equity method investment	(22,319)	(4,767)	(1,336)		(28,422)

Gain on equity method investment	11,352	—	—		11,352
Equity in net loss of affiliate	(1,440)	—	1,440	D	—
Net loss	$(12,407)	$(4,767)	$104		$(17,070)

Basic and diluted weighted average loss per common share					$(0.76)

Weighted average number of common shares outstanding during the period – basic and diluted					22,475

Unaudited Pro Forma Condensed Combined Statement of Operations

NextPlat Corp and Progressive Care, Inc.

Year ended December 31, 2022

(in thousands, except per share data)

	Nextplat Corp	Progressive Care, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined

Sale of products	$11,710	$36,608	$—		$48,318
Revenues from services	—	3,994	—		3,994
Revenues, net	11,710	40,602	—		52,312

Cost of products	9,221	30,656	—		39,877
Cost of services	—	243	—		243
Cost of sales	9,221	30,899	—		40,120

Gross profit	2,489	9,703	—		12,192

Operating expenses:
Selling, general and administrative	5,085	5,027	—		10,112
Salaries, wages and payroll taxes	2,565	5,843	—		8,408
Professional fees	1,552	1,203	—		2,755
Depreciation and amortization	490	209	2,672	C	3,371
Total operating expenses	9,692	12,282	2,672		24,646

(Loss) before other expenses and income taxes	(7,203)	(2,579)	(2,672)		(12,454)

Other (income) expense:
Interest expense	24	(798)	—		(774)
Interest earned	(21)	85	—		64
Foreign currency exchange rate variance	129	—	—		129
Change in fair value of derivative liabilities	—	(3,323)	—		(3,323)
Gain on debt extinguishment	—	953	—		953
Grant revenue	—	2,079	—		2,079
Other finance costs	—	(147)	—		(147)
Abandoned offering costs	—	(635)	—		(635)
Day one loss on issuance of units	—	(1,026)	—		(1,026)
Day one loss on debt modification	—	(524)	—		(524)
Gain on sale or disposal of property and equipment	—	12	—		12
Total other (income) expense	132	(3,324)	—		(3,192)

Loss before income taxes	(7,335)	(5,903)	(2,672)		(15,910)

Income taxes	(87)	(1)	—		(88)
Loss before equity method investment	(7,422)	(5,904)	(2,672)		(15,998)

Equity in net loss of affiliate	(1,739)	—	1,739	D	—
Net income (loss)	$(9,161)	$(5,904)	$(933)		$(15,998)

Basic and diluted weighted average loss per common share					$(1.15)

Weighted average number of common shares outstanding during the period – basic and diluted					13,890

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements (the “Pro Forma Statements”) present the pro forma combined results of operations of the combined company based upon the historical consolidated financial statements of NextPlat and the historical consolidated financial statements of Progressive Care, after giving effect to the Business Combination and adjustments described in these footnotes, and are intended to reflect the impact of the Business Combination on NextPlat.

On August 30, 2022, NextPlat and Progressive Care entered into the September SPA, under which NextPlat, its Executive Chairman and Chief Executive Officer, Charles M. Fernandez, board member, Rodney Barreto, and certain other investors invested an aggregate of $8.3 million in Progressive Care.  In connection with the September SPA, NextPlat purchased 3,000 newly issued Units of Progressive Care valued at $6 million, with each Unit comprised of one share of Progressive Care’s Series B Convertible Preferred Stock and one Progressive Care Warrant to purchase a share of Series B Convertible Preferred Stock at an exercise price of $2,000.  The Progressive Care Warrants may also be exercised, in whole or in part, by means of a cashless exercise.  The Series B Convertible Preferred Stock has a stated value of $2,000 per share and each Series B Preferred Stock share has the equivalent voting rights of 500 shares of Progressive Care Common Stock (after giving effect to the reverse stock split described below).  Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of Progressive Care Common Stock shares determined by dividing the stated value by the conversion price, which is $4.00 (after giving effect to the Reverse Stock Split described below).

In addition, on August 30, 2022, NextPlat and the NextPlat Investors entered into the Debt Modification Agreement wherein the terms of the existing Note originally held by a third party note holder and sold to the NextPlat Investors were modified. The NextPlat Investors purchased the Note as part of a Confidential Note Purchase and Release Agreement between the former note holder and the NextPlat Investors. As of the date of the September SPA, the aggregate amount of principal and interest outstanding on the Note was approximately $2.8 million. As part of the Debt Modification Agreement, various terms of the Note were modified, among them, the conversion price for the Note was modified to a fixed price of $4.00 per share of Progressive Care Common Stock (after giving effect to the reverse stock split described below).  In addition, the Note was modified to provide for mandatory conversion upon the later to occur of (i) the completion of Progressive Care’s reverse stock split, and (b) the listing of the Progressive Care Common Stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange. Also, pursuant to the September SPA, Messrs. Fernandez and Barreto were nominated for election to the Progressive Care Board.

On September 13, 2022, the Progressive Care Board appointed Charles M. Fernandez as Chairman of the Progressive Care Board and Rodney Barreto as the Vice Chairman of the Progressive Care Board. In connection with these appointments, Alan Jay Weisberg, Progressive Care’s current Chairman and Chief Executive Officer, was appointed to serve as a Vice Chairman of the Progressive Care Board. On September 12, 2022, two of Progressive Care’s Directors, Birute Norkute and Oleg Firer, resigned as Directors. On October 7, 2022, the Progressive Care Board unanimously voted to approve the appointment of Pedro Rodriguez, MD to the Progressive Care Board.  Dr. Rodriguez was nominated to the Progressive Care Board by NextPlat.

On November 11, 2022, Mr. Weisberg resigned from his positions as Progressive Care’s Chief Executive Officer and co-Vice-Chairman of the Progressive Care Board.  On the same date, the Progressive Care Board appointed Mr. Fernandez to serve as the new Chief Executive Officer of Progressive Care effective immediately.

On December 29, 2022, Progressive Care filed a Certificate of Amendment to Articles of Incorporation (the “Amendment to Articles”) with the Secretary of State of the State of Delaware. Pursuant to the Amendment to Articles, each 200 shares of Progressive Care Common Stock outstanding was converted into one share of Progressive Care Common Stock (the “Reverse Stock Split”) and the number of shares of Progressive Care Common Stock that Progressive Care is authorized to issue was reduced to 100 million (the “Reduction in Authorized Stock”). The Reverse Stock Split and the Reduction in Authorized Stock were approved by the Progressive Care Board and the Progressive Care Stockholders.

On May 5, 2023, NextPlat entered into the May SPA with Progressive Care, pursuant to which, on May 9, 2023, NextPlat purchased 455,000 newly issued Units from Progressive Care at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million. Each Unit consisted of one share of Progressive Care Common Stock and a PIPE Warrant to purchase one share of Progressive Care Common Stock. The PIPE Warrants have a three-year term and are immediately exercisable at $2.20 per share. Progressive Care received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000.

Simultaneous with the closing of the Unit Purchase, Progressive Care entered into the DCA with the NextPlat Investors relating to the A&R Note. Pursuant to the DCA, the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest under the A&R Note to shares of Progressive Care Common Stock at a conversion price of $2.20 per share. Of the total 1,312,379 shares of Progressive Care Common Stock that Progressive Care issued pursuant to the Debt Conversion, NextPlat received 570,599 shares, Charles M. Fernandez, Progressive Care's Chairman and Chief Executive Officer, received 228,240 shares, and Rodney Barreto, the Vice-Chairman of the Progressive Care Board, received 228,240 shares. In addition, each of the NextPlat Investors also received a warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock that they received upon conversion of the A&R Note. The Conversion Warrants have a three-year term and are immediately exercisable at $2.20 per share of Progressive Care Common Stock. In addition, Progressive Care issued 330,000 warrants to certain existing Progressive Care investors to induce them to approve the Unit Purchase. Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively. The Inducement Warrants have a three-year term and are immediately exercisable at $2.20 per share of Progressive Care Common Stock.

On July 1, 2023, NextPlat, along with Messrs. Fernandez and Barreto, exercised Progressive Care Warrants and were issued shares of Progressive Care Common Stock. NextPlat exercised Progressive Care Warrants on a cashless basis and was issued 402,269 shares of Progressive Care Common Stock. NextPlat also exercised Progressive Care Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 shares of Progressive Care Common Stock. Mr. Fernandez exercised Progressive Care Warrants on a cashless basis and was issued 211,470 shares of Progressive Care Common Stock. Mr. Barreto exercised Progressive Care Warrants on a cashless basis and was issued 130,571 shares of Progressive Care Common Stock shares. After the exercise of the Progressive Care Warrants, NextPlat, Messrs. Fernandez and Barreto collectively owned approximately 53% of the Progressive Care Common Stock. As of June 30, 2023, prior to the exercise of the Progressive Care Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 46% of the Progressive Care Common Stock.

Also, on June 30, 2023, NextPlat, along with Messrs. Fernandez and Barreto, entered into a voting agreement whereby Messrs. Fernandez and Barreto agreed that at any annual or special meeting of Progressive Care Stockholders, and whenever the holders of Progressive Care Common Stock act by written consent, they will vote all of the shares of Progressive Care Common Stock (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care Common Stock and equivalents. The voting agreement is irrevocable and perpetual in term.

As a result of the Progressive Care Warrant exercises and the entry into the voting agreement, NextPlat concluded that there was a change in control in Progressive Care under the voting interest model in GAAP (the “Acquisition”). As of July 1, 2023, NextPlat has the right to control more than 50% of the voting interest in Progressive Care through the concurrent Progressive Care Warrant exercises and voting agreement noted above.

As a result of the Acquisition, Progressive Care became a wholly-owned subsidiary of NextPlat.

The accompanying Pro Forma Statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs that may result from the integration of NextPlat’s and Progressive Care’s operations. The accompanying Pro Forma Statements have been adjusted to reflect adjustments to NextPlat’s historical consolidated financial information that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) to reclassify certain Progressive Care items to conform to NextPlat’s presentation. The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the Business Combination as if it had been completed on January 1, 2022.

Note 2. Pro Forma Adjustments

The pro forma adjustments are based on NextPlat’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Statement of Operations Adjustments

A.	The eliminate Progressive Care results as it is 100% consolidated in NextPlat.
B.	To eliminate intercompany management service income and expenses.
C.	To record step-up amortization of intangible assets for the Predecessor period of Progressive Care to reflect a full year of amortization related to the transaction.
D.	To record elimination of NextPlat equity in net loss of affiliate (Progressive Care).

MANAGEMENT OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s Board of Directors will consist of eight members.

Directors and Executive Officers

The following table sets forth the names and ages of the anticipated directors and executive officers of the Combined Company following the Business Combination.

Name	Age	Position
Charles M. Fernandez	63	Executive Chairman, Chief Executive Officer, Director
Cecile Munnik	47	Chief Financial Officer
Robert Bedwell	66	Chief Compliance Officer
David Phipps	58	President and Chief Executive Officer of Global Operations, Director
Douglas S. Ellenoff	64	Vice Chairman and Chief Business Development Strategist, Director
Rodney Barreto	67	Director
Hector Delgado	56	Director
Jervis Bennet Hough	48	Director
Louis Cusimano	78	Director
Anthony Armas	34	Director

Set forth below is biographical information about each of the individuals named in the table above:

Charles M. Fernandez, Executive Chairman, Chief Executive Officer, Director

Mr. Fernandez has served as Executive Chairman of NextPlat since May 28, 2021 and Chief Executive Officer of NextPlat since June 2, 2021 and as the Chairman of the Progressive Care Board since September 2022 and as Chief Executive Officer of Progressive Care since November 2022. Previously, Mr. Fernandez was a co-founder and the Chairman of Kempstar (a large-scale marketer of energy and agricultural commodities) from November 2015 through June 2020; a member of the Supervisory Board of Smartrac (a RFID products and IoT solutions) from January 2019 through March 2020; Chief Executive Officer of eApeiron Solutions (a brand protection and e-commerce company) from June 2016 through December 2018; served as the founder and Chief Investment Officer of Barnstar Funds, LP (a fund established in 2012 for investment in special situations across the capital markets) from October 2012 through March 2016; and co-founder and Chairman of Lakeview Health Systems, LLC (a private pay, specialized hospital company) from December 2003 through December 2012. Mr. Fernandez was chosen to serve as a director of the Combined Company based on his 30 years’ experience identifying profitable start-up and dislocation opportunities, building significant value and executing both private and public exit strategies.

Cecile Munnik, Chief Financial Officer

Ms. Munnik has served as Chief Financial Officer of NextPlat since November 14, 2022 and as Chief Financial Officer of Progressive Care since October 2020. Ms. Munnik has over 15 years of accounting and finance experience, and has served in finance and accounting leadership positions for companies and business units with annual revenues ranging from $100 million to $3 billion. Prior to joining Progressive Care, Ms. Munnik served as Director of Asset Management at Unified Women’s Healthcare, a single-specialty management services organization to support Ob-Gyn practices from November 2018 through April 2020. She joined The Service Companies as Director of Finance in May 2017 through October 2018. Prior to The Service Companies, she worked at Lennox International for eleven years. She joined Lennox in June 2006 as Sr. Internal Auditor and left in May 2017 as Manager of Financial Planning and Analysis. Ms. Munnik has a bachelor’s degree in accounting from the University of Pretoria (South Africa) and is a Certified Public Accountant (CPA) and Chartered Accountant (CA). She serves on the board of Damascus Road Partners, which is a group of social enterprise investors who invest charitable capital to sustainably address human suffering.

Robert Bedwell, Chief Compliance Officer

Mr. Bedwell has served as Chief Compliance Officer of NextPlat since November 7, 2022. Mr. Bedwell also serves as Director of Administrative Services at Progressive Care, a position he has held since October 2020, where he works on contractual, legal, and compliance matters, and previously served as their Controller from January 2017 until September 2020. From 2011 to 2016, Mr. Bedwell served as an Audit Partner or Director at several national and regional public accounting firms. Mr. Bedwell has also been a national speaker and instructor on numerous topics for Surgent Professional Education, the Florida Institute of Certified Public Accountants, and the American Institute of Certified Public Accountants. Mr. Bedwell holds a bachelor’s degree in Accounting and Finance from Upsala College in East Orange, New Jersey, and a Masters in Accounting from Florida Atlantic University. Mr. Bedwell is also a Certified Public Accountant.

David Phipps, President and Chief Executive Officer of Global Operations and Director

Mr. Phipps has served as Chief Executive Officer of Global Operations of NextPlat since June 2, 2021, and as Director of  NextPlat since February 24, 2015. Mr. Phipps has also served as Managing Director of NextPlat’s wholly owned subsidiary, GTC, since 2008. Mr. Phipps previously served as Chairman of the NextPlat Board from February 24, 2015 until June 2, 2021, and NextPlat’s Chief Executive Officer from February 25, 2015 until June 2, 2021. Mr. Phipps has over 20 years of experience in the communications industry, during which time he has overseen acquisitions, mergers and capital raising activities. Mr. Phipps also has 35 years of experience in investment management, finance, and operational roles at several private and public companies. We believe that Mr. Phipps is well-qualified to serve as President and Chief Executive Officer of Global Operations and Director of the Combined Company based on his depth of knowledge and experience in the communications industry.

Douglas S. Ellenoff, Vice Chairman and Chief Business Development Strategist and Director

Mr. Ellenoff has served as Vice Chairman and Chief Business Development Strategist of NextPlat since August 24, 2021. Mr. Ellenoff is a partner at Ellenoff Grossman & Schole LLP, a law firm based in New York City with more than 120 professionals, which he founded in 1992. Mr. Ellenoff’s practice is concentrated in corporate and securities, with a focus in business transactions, mergers and acquisitions, and corporate financings. Mr. Ellenoff has represented companies in connection with their initial public offerings, secondary public offerings, PIPEs, crowdfunding, regulatory compliance, as well as strategic initiatives and general corporate governance matters. Mr. Ellenoff has also served as Managing Member at ESQVest LLP, a venture capital firm that invests in early-stage legal technology companies, since its founding in 2014. We believe that Mr. Ellenoff is well-qualified to serve as Vice Chairman and Chief Business Development Strategist of the Combined Company based on his broad experience in capital markets and corporate governance matters.

Rodney Barreto, Director

Mr. Barreto has served on the NextPlat Board since January 20, 2022. He is currently President and Chief Executive Officer of the Barreto Group and of Barreto Hospitality, which he founded in 1988 and 2020, respectively. The Barreto Group is a diversified company specializing in corporate and public affairs consulting, real estate investment, and development. Barreto Hospitality is the food, beverage, and hospitality arm of the Barreto Group boasting fine dining and entertainment venues across South Florida. Mr. Barreto is also a partner of Capital City Consulting Miami, LLC, a leading public affairs and governmental consulting firm in the State of Florida. Capital City Consulting develops and manages effective corporate and public affairs strategies designed to achieve specific business results for its clients. Mr. Barreto is also the Chief Executive Officer of Barreto Capital, LLC, a private money lender, since November 2018. Mr. Barreto is also the Chairman of the Miami Super Bowl Host Committee, which he has chaired a record three times in the years 2007, 2010, and 2020. The perennial Chairman, Mr. Barreto also serves as Chairman of the Florida Fish and Wildlife Conservation Commission having been appointed by three Florida Governors, namely Governor Jeb Bush, Governor Charlie Crist, and current Florida Governor Ron DeSantis. We believe that Mr. Barreto is well-qualified to serve as a director of the Combined Company based on his significant leadership and entrepreneurial experience.

Hector Delgado, Director

Mr. Delgado has served on the NextPlat Board since May 27, 2015. Lieutenant Commander Delgado is a retired United States Navy SEAL, with over 29 years of active and reserve service. In 2006, he was mobilized with SEAL Team THREE for a combat tour in Ramadi, Iraq, receiving a Navy Commendation Medal with Combat “V”. He has served with SEAL Teams TWO, THREE, FOUR, EIGHTEEN and Special Operations Command Central and South. His tours of duty have included the Middle East, Europe, Africa and South America. Mr. Delgado has a wealth of expertise that has been refined not only in a military environment, but also extensively in the governmental sector, where he has been responsible for budgets, training, and logistics for thousands of people. He has trained thousands of students in the use of weapons, demolition, physical security and executive protection. Mr. Delgado is also a retired Special Agent with Homeland Security Investigations (HSI), Palm Beach County, Florida. Throughout his career, Special Agent Delgado served in a number of positions including being a member of the Joint Terrorism Task Force (JTTF), Miami field office. Over the past fifteen years Mr. Delgado has conducted Active Shooter Response Training seminars around the country and is recognized as an expert in this field. He has served on Governor DeSantis’s Committee on Public Safety during the Governor’s transition. Mr. Delgado is also a successful entrepreneur and patent holder, having started, managed, and sold numerous enterprises. He is co-founder of ASR Alert Systems, a newly developed technology designed to drastically enhance response time of law enforcement and victims in an active shooter event. The ASR Threat Alert System simultaneously alerts law enforcement, end users of the system, 911-disptach, and nearest trauma hospitals within seconds. Mr. Delgado’s core values of honesty, integrity, and generosity are what have helped propel him to his current success. These same qualities inspire him to give back to the communities in which he resides. He mentors teenagers who make career decisions to enlist in the military and he sits on the Naval Academy selection board on behalf of Senator Marco Rubio. As a member of the Board of Directors of the National Navy SEAL Museum, Mr. Delgado plays an instrumental role in the Museum’s continued growth and development. We believe that Mr. Delgado is well-qualified to serve as a director of the Combined Company based on his significant leadership and entrepreneurial experience.

Jervis Bennet Hough, Director

Mr. Hough has served as a Director of Progressive Care since August 2017. Mr. Hough has worked in the capital markets and financial services industry in various compliance and management capacities. His regulatory background provides valuable perspective when assisting firms in the development and implementation of managerial plans and developing business. Mr. Hough currently serves at the nation’s oldest African-American Investment Banking Firm Blaylock Van, LLC as Chief Operations Officer and Chief Compliance Officer. Prior to Blaylock, Mr. Hough served as Chief Compliance Officer for IFS Securities, Inc from 2014 to 2018. Prior to 2014, Mr. Hough has also served in several executive positions at various companies including: President at Fund America Securities; CEO and COO at J&C Global Securities; and CEO and President at Capital & Credit International Inc. Having begun his career with the Financial Industry Regulatory Authority (FINRA), Mr. Hough has gone on to amass experience is various sectors of the industry including corporate investment and public finance. Mr. Hough holds a B.S. Degree in Economics and an M.S. Degree in Agricultural and Applied Economics from Clemson University. He has earned the Certified Securities Compliance Professional Certification from the National Society of Compliance Professionals. Mr. Hough holds the Series 7, 24, 53, 63, 79, and 99 licenses from FINRA (Financial Industrial Regulatory Authority). Mr. Hough is a Founding Board Member of the Georgia Crowdfunding Association and Past Board Member of the U.S.A. Jamaica Chamber of Commerce. We believe that Mr. Hough is well-qualified to serve as a director of the Combined Company based on his significant compliance, management, leadership and entrepreneurial experience.

Louis Cusimano, Director

Mr. Cusimano has served on the NextPlat Board since May 28, 2021. Mr. Cusimano’s dual career with the Federal Aviation Administration (FAA) and the United States Air Force Reserve (USAF) spanned three decades of continuous service. Prior to retiring from the FAA in May 2003, Mr. Cusimano was a Senior Executive and Deputy Director of the FAA’s Flight Standards Service. In this role, Mr. Cusimano maintained close and continuous liaison with representatives of Congress, the aviation industry, the general public, all air carriers, the national military establishment, other federal agencies, foreign flight operations, and airworthiness authorities. Mr. Cusimano also served as “Acting Director” and Division Manager of the Air Transportation Division and Certification and Surveillance Division at the FAA. Mr. Cusimano also had a parallel career as an Air Force officer and pilot for 30 years. Mr. Cusimano attained the rank of full colonel, and retired as Wing Commander, 459th Airlift Wing. Mr. Cusimano was a senior ranking officer in charge of over 1,400 reservists and nine C-141B/C strategic airlift aircraft, which conducted world-wide combat airlift and airlift support missions for the Air Mobility Command. Mr. Cusimano is a highly decorated officer and retired with honors on June 1, 2000. Mr. Cusimano holds an airline transport pilot certificate, flight engineer certificate, and flight instructor certificate with fixed wing, rotorcraft, and instrument instructor ratings. Mr. Cusimano is also a certified A&P Mechanic with Inspector Authorization authority. Mr. Cusimano earned a bachelor’s degree in Experimental Psychology from Hofstra University in 1969 and completed National Security Management School in 1987. Mr. Cusimano has held top secret clearances at the FAA and with the Air Force. Mr. Cusimano is certified as an ISO-9000:2000 Auditor with the International Register of Certificated Auditors. We believe that Mr. Cusimano is well-qualified to serve as a director of the Combined Company based on his more than thirty-five years of experience in government and professional roles.

Anthony Armas, Director

Mr. Armas was appointed as a Director of Progressive Care in July 2023. Mr. Armas combines over 10 years of experience in the healthcare industry following seven years of healthcare administration and management. Mr. Armas is currently the Chief Executive Officer of One Innovation Labs, a dietary ingredient manufacturer and delivery technology company, and served as Executive Vice President from 2019 to 2021. Mr. Armas also currently serves as a member of the board of The Leadership Learning Center at St. John Bosco Church. He has an undergraduate degree and an MBA from Florida International University. Mr. Armas was selected as a nominee to be appointed to the Combined Company's Board because of his vast experience in the healthcare industry.

No anticipated director or executive officer of the Combined Company is related to any other anticipated director or executive officer of the Combined Company or its expected subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which any such person is to be elected as director.

Director Independence

The Combined Company’s board of directors will consist of eight directors, of which a majority will be “independent” as defined under Nasdaq rules , which is defined generally as a person other than an executive officer or employee of the Combined Company who does not have a relationship that, in the opinion of the Combined Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Charles M. Fernandez, David Phipps, and Douglas S. Ellenoff, will not qualify as independent directors due to their expected employment as executive officers of the Combined Company.

Audit Committee

The Audit Committee of the Combined Company’s board of directors following the Business Combination will consist of Rodney Barreto, Maria Cristina Fernandez, and Louis Cusimano, each of whom, we believe, will qualify as independent directors and who are “financially literate” as defined under the Nasdaq listing standards. Rodney Barreto will serve as chairman of the Audit Committee. We expect that the Combined Company’s board of directors will determine that Rodney Barreto qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC. The Audit Committee’s duties will be specified in Audit Committee Charter. Following the Business Combination, we expect that NextPlat's existing Audit Committee Charter will remain in place for the Combined Company.

Compensation Committee

Following the Business Combination, the Compensation Committee of the Combined Company's board of directors will consist of Hector Delgado, Louis Cusimano, and Anthony Armas, each of whom, we believe, will qualify as an independent director. Hector Delgado will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in the Compensation Committee Charter. Following the Business Combination, we expect that NextPlat's existing Compensation Committee Charter will remain in place for the Combined Company.

Nominating and Corporate Governance Committee

Following the Business Combination, the Nominating and Corporate Governance Committee of the board of directors of the Combined Company will consist of Maria Cristina Fernandez, Louis Cusimano, and Rodney Barreto, each of whom, we believe, will qualify as an independent director under Nasdaq’s listing standards. Maria Cristina Fernandez will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be responsible for overseeing the selection of persons to be nominated to serve on the board of directors of the Combined Company. The guidelines for selecting nominees for director of the Combined Company will be specified in the Nominating and Corporate Governance Committee Charter. Following the Business Combination, we expect that NextPlat's existing Nominating and Corporate Governance Committee Charter will remain in place for the Combined Company.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we expect that the NextPlat Code of Business Conduct and Ethics will remain in place for the Combined Company. A copy of NextPlat’s Code of Business Conduct and Ethics may be obtained on our website at www.nextplat.com.

If the Combined Company amends or grants a waiver of one or more of the provisions of the Code of Ethics, the Combined Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEXTPLAT

The following table sets forth information, as of July 29, 2024, regarding beneficial ownership of NextPlat Common Stock by:

●	each of our directors;
●	each of our named executive officers;
●	all directors and executive officers as a group; and
●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the shares of NextPlat Common Stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name and Address of Beneficial Owner (1)	Number of Shares (2)		Percent of Class(2)
Directors and Named Officers:
Charles M. Fernandez†+	5,925,047	(3)	28.1%
Douglas S. Ellenoff†+	875,000	(4)	4.4%
David Phipps†+	751,621	(5)	3.9%
Kendall Carpenter†	40,000		*
Louis Cusimano†	55,433		*
Hector Delgado†	54,710	(6)	*
John Miller†	48,000		*
Rodney Barreto†	2,686,799	(7)	13.4%
Maria Cristina Fernandez†	40,000	(8)	*
Directors and current Executive Officers as a Group	10,476,610		44.9%

Greater than 5% Stockholders: (9)
Frost Gamma Investment Trust (10)	3,428,571	(11)	18.1%
Robert D. Keyser, Jr. (12)	1,790,174	(13)	9.0%

* Indicates beneficial ownership of less than 1% of the outstanding NextPlat Common Stock

†Director

+ Executive Officer

(1)	Unless otherwise indicated in the footnotes, the address of the beneficial owners is c/o NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, Florida 33133.
(2)

A person is deemed to be the beneficial owner of securities that can be acquired by him or her within 60 days from July 29, 2024 upon the exercise of options, warrants or other convertible securities. Percentage is based on 18,973,146 shares of NextPlat Common Stock outstanding as of July 29, 2024.

(3)

Represents (i) 3,852,667 shares of NextPlat Common stock, including 2,303,214 shares of NextPlat Common Stock held by eAperion Partners, LLC, (ii) options to purchase 345,000 shares of NextPlat Common Stock that are currently exercisable, (iii) Warrants to purchase 1,685,714 shares of NextPlat Common Stock that are currently exercisable, including 1,085,714 Warrants owned by eAperion Partners, LLC, (iv) 25,000 shares of NextPlat Common Stock owned by Mr. Fernandez's spouse, which may be deemed to be beneficially owned by Mr. Fernandez, and (v) options to purchase up to 16,666 shares of NextPlat Common Stock owned by Mr. Fernandez's spouse, which may be deemed to be beneficially owned by Mr. Fernandez. Does not include options to purchase 8,333 shares of NextPlat Common Stock granted to Mr. Fernandez's spouse on April 7, 2023 that vest on April 7, 2025. Mr. Fernandez is the owner and manager of eApeiron Partners, LLC.

(4)

Represents (i) 125,000 shares of NextPlat Common Stock, including 20,000 shares of NextPlat Common Stock that vest on August 24, 2024 and (ii) options to purchase 750,000 shares of NextPlat Common Stock, of which 600,000 are currently exercisable and 150,000 vest on August 24,2024.

(5)

Represents (i) 421,788 shares of NextPlat Common Stock, (ii) options to purchase 301,333 shares of NextPlat Common Stock that are currently exercisable, and (iii) warrants to purchase 28,500 shares of NextPlat Common Stock that are currently exercisable.

(6)	Represents (i) 24,599 shares of NextPlat Common Stock, and (ii) options to purchase 30,111 shares of NextPlat Common Stock that are currently exercisable.
(7)

Represents (i) 1,601,085 shares of NextPlat Common Stock and (ii) warrants to purchase 1,085,714 shares of NextPlat Common Stock that are currently exercisable. Includes shares of NextPlat Common Stock and Warrants held indirectly through RLB Market Investments, LLC. Mr. Barreto is owner and manager of RLB Market Investments, LLC.

(8)	Includes options to purchase 40,000 shares of NextPlat Common Stock that are immediately exercisable.
(9)

Based on the contents of statements filed with the SEC by our stockholders, we do not believe that any stockholders other than Messrs. Fernandez, Barreto, Frost, and Keyser are beneficial owners of more than 5% of the NextPlat Common Stock.

(10)	The address of the beneficial owners is c/o Gamma Investment Trust, 4400 Biscayne Blvd, Suite 1500, Miami, Florida 33137.
(11)	Represents 3,428,571 shares of NextPlat Common Stock.
(12)	The address of the beneficial owners is 1515 N. Federal Highway, #300, Boca Raton, Florida 33432.
(13)

Represents (i) 157,161 shares of NextPlat Common Stock held directly by Robert D. Keyser, Jr., (ii) 528,344 shares of NextPlat Common Stock held by Sixth Borough Capital Fund, LP, (iii) 150,000 shares of NextPlat Common Stock held by Ark Financial Services Inc, (iv) 65,245 shares of NextPlat Common Stock held by Auxol Capital, LLC, and (v) Warrants to purchase 889,424 shares of NextPlat Common Stock that are currently exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PROGRESSIVE CARE

The following table sets forth, as of July 29, 2024, the number of and percent of Progressive Care Common Stock beneficially owned by: (i) each of Progressive Care’s directors; (ii) each of Progressive Care’s named executive officers; (iii) Progressive Care’s directors and executive officers as a group, without naming them; and (iv) persons or groups known by Progressive Care to own beneficially 5% or more of our voting securities.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from July 29, 2024, upon the exercise of options, warrants or other convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that convertible securities that are held by that beneficial owner, but not those held by any other person, and which are exercisable within 60 days of July 29, 2024, have been exercised and converted. Unless specified below, the address for each of the individuals below is 400 Ansin Blvd, Suite A, Hallandale Beach, Florida 33009.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially	Percent of Class	Series B Preferred Stock Owned Beneficially	Percent of Class
Directors and Named Officers:
Charles M. Fernandez, Chairman of the Board of Directors and Chief Executive Officer (1)	637,648	9.9%	—	—
Rodney Barreto, Vice Chairman of the Board of Directors (2)	555,309	8.6%	—	—
Cecile Munnik, Chief Financial Officer (3)	30,000	*	—	—
Pamela Roberts, PharmD, Chief Operating Officers	3,522	*	—	—
Jervis Bennett Hough, Director (4)	85,890	1.4%	—	—
Joseph Ziegler, Director	63,049	1.0%	—	—
Pedro Rodriguez, M.D., Director	46,667	*	—	—
Elizabeth Alcaine, Director (5)	40,744	*	—	—
Anthony Almas, Director (6)	40,744	*	—	—
All directors and officers as a group (9 persons)	1,503,573	22.4%	—	—
Greater than 5% Stockholders:
NextPlat Corp. (7) 3250 Mary St., Suite 410, Coconut Grove, FL 33133	4,703,520	60.3%	3,000	100%
Dawson James Securities, Inc. (8) 1515 N. Federal Hwy., Suite 300, Boca Raton, FL 33432	471,500	7.0%	—	—
Sixth Borough Capital Fund, L.P. (9) 1515 N. Federal Highway, Suite 300, Boca Raton, FL 33432	474,741	7.3%	—	—
Armen Karapetyan (10) 3742 NE 208th ST, Aventura, FL 33180	350,846	5.5%	—	—

*Less than 1% of the outstanding shares of Progressive Care Common Stock.

(1)	Includes vested stock options to acquire 157,203 shares of common stock. Also includes shares of Progressive Care Common Stock issued to eAperion Partners, LLC, of which Mr. Fernandez is the owner.
(2)

 Includes vested stock options to acquire 125,762 shares of Progressive Care Common Stock. Also includes shares of Progressive Care Common Stock issued to RLB Market Investments, LLC, of which Mr. Barreto is the owner.

(3)	Includes vested stock options to acquire 25,000 shares of Progressive Care Common Stock.
(4)	Includes 27,933 shares of Progressive Care Common Stock to be issued per Director Agreement.
(5)	Includes 31,847 shares of Progressive Care Common Stock to be issued per Director Agreement.
(6)	Includes 31,847 shares of Progressive Care Common Stock to be issued per Director Agreement.
(7)

 Includes (i) 3,000 shares of Progressive Care Series B Preferred Stock convertible into 1,500,000 shares of Progressive Care Common Stock underlying a Progressive Care Warrant and (ii) 3,000 shares of Progressive Care Series B Preferred Stock convertible into 1,500,000 shares of Progressive Care Common Stock.

(8)	Includes 471,500 shares of Progressive Care Common Stock underlying a Progressive Care Warrant.
(9)	Includes 228,240 shares of Progressive Care Common Stock underlying a Progressive Care Warrant.
(10)	Includes 90,000 shares of Progressive Care Common Stock underlying a Progressive Care Warrant.

There are no arrangements known to Progressive Care, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of Progressive Care.

DESCRIPTION OF NEXTPLAT SECURITIES

As a result of the Business Combination, Progressive Care Stockholders who receive NextPlat Common Stock in the Business Combination will become NextPlat Stockholders. Your rights as NextPlat Stockholders will be governed by the laws of the State of Nevada and NextPlat’s articles of incorporation. The following description of the material terms of NextPlat’s capital stock, including NextPlat Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge Progressive Care Stockholders to read the applicable provisions of Nevada law and NextPlat’s articles of incorporation carefully and in their entirety because they describe your rights as a holder of NextPlat Common Stock.

Overview

The following description of NextPlat Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the complete text of the Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”). We encourage you to read the Articles of Incorporation, the Bylaws and the applicable provisions of the NRS for additional information.

Common Stock

Rights and Preferences

The rights, preferences and privileges of holders of NextPlat Common Stock, including those described below, are subject to, and may be adversely affected by, the rights of the holders of any series of NextPlat preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. The holders of NextPlat Common Stock have no preemptive, subscription, redemption or conversion rights.

Voting Rights

The holders of NextPlat Common Stock are entitled to one vote per share. The Articles of Incorporation does not provide for cumulative voting.

Dividends

The holders of NextPlat Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

Liquidation Rights

Upon liquidation, dissolution or winding-up, the holders of NextPlat Common Stock are entitled to share ratably in all assets that are legally available for distribution.

Fully Paid and Nonassessable

All outstanding shares of NextPlat Common Stock are fully paid and non-assessable.

Listing

The NextPlat Common stock is listed on the Nasdaq Capital Market under the symbol, “NXPL.”

COMPARISON OF STOCKHOLDER RIGHTS

The following table sets forth a summary of the principal differences between the Progressive Care Stockholders’ rights under Progressive Care’s current certificate of incorporation and NextPlat’s Stockholder’s rights under its the Articles of Incorporation.

Progressive Care	NextPlat

Name
Progressive Care’s current name is “Progressive Care Inc.”	NextPlat’s current name is “NextPlat Corp”

Purpose

The Progressive Care Charter provides that the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL, other than the banking business, the trust company business, or the practice of a profession.

The Articles of Incorporation provides that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

Authorized Capital Stock

The Progressive Care Charter authorizes the issuance of up to 110,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of common stock; and 10,000,000 shares of Preferred Stock.

The Articles of Incorporation authorizes the issuance of up to 53,333,333 shares, par value $0.0001 per share, consisting of: 50,000,000 shares of NextPlat Common Stock; and 3,333,333 shares of preferred stock.

Voting

Pursuant to the DGCL, the holders of Progressive Care Common Stock have one vote for each share held. Pursuant to the Certificate of Designations, Preferences and Rights of the Progressive Care Series B Convertible Preferred Stock, each share of Progressive Care Series B Convertible Preferred Stock provides the holder thereof with voting rights equal to 500 shares of Progressive Care Common Stock. The Progressive Care Common Stock and the Progressive Care Series B Preferred Stock vote together as a single class.

The Bylaws provide that, except as otherwise expressly provided by law, each stockholder is entitled to one vote for each share it holds.

Rights of Preferred Stock

The Progressive Care Charter provides the Progressive Care Board with the authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Progressive Care Board providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Progressive Care entitled to vote generally in the election of directors, voting together as a single class, and a separate vote of the holders of the Progressive Care Series B Preferred Stock.

The Articles of Incorporation provides the NextPlat Board with the authority to prescribe the classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock. If more than one class or series of preferred stock is authorized, the resolution of the NextPlat Board authorizing such stock must prescribe a distinguishing designation for each class and series. The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of preferred stock must be described in the resolution of the NextPlat Board before the issuance of that class or series.

Number and Qualification of Directors

The bylaws of Progressive Care provide that the number of directors shall be no less than three and no more than seven.

The Bylaws provide that the authorized number of directors shall be at least one and shall be fixed from time to time by action of the stockholders, or the NextPlat Board, or if the number is not fixed, it shall be one.

Structure of the Board; Election of Directors

The bylaws of Progressive Care provide that directors are elected annually.

The Bylaws provide that directors are elected at each annual meeting of stockholders to replace those directors whose terms expire at such annual meeting. Each elected director serves until the next annual meeting of stockholders, except in the event of his or her death, resignation, removal, or the earlier termination of his or her term in office. Directors are elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote.

Removal of Directors

The bylaws of Progressive Care provide that any director may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of Progressive Care.

The Bylaws provide that any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Supermajority Voting Provisions

None.	None.

Cumulative Voting

The bylaws of Progressive Care provide that there is no cumulative voting in the election of directors.	Neither the Articles of Incorporation nor the Bylaws provide for cumulative voting.

Vacancies on the Board of Directors

The bylaws of Progressive Care provide that vacancies on the Progressive Care Board may be filled by a majority vote of the remaining directors, even if less than a quorum, and any director so chosen shall hold office until his successor has been elected and qualified or until his resignation or removal.

The Bylaws provide that any vacancy may be filled by the vote of a majority of the remaining directors then in office, although not less than a quorum, or by the sole remaining director.

Special Meeting of the Board of Directors

Special meetings of the Progressive Care Board may be called for any purpose permitted under Delaware law by the President or by the Secretary upon the written request of a majority of the members of the Progressive Care Board.

Special meetings may be called by the Chairperson, the Vice-Chairperson, the President, or a majority of the directors in office.

Amendment of Bylaws

The bylaws of Progressive Care provide that they may be altered, amended or repealed by the Progressive Care Board or the Progressive Care Stockholders.	The Bylaws provide that the NextPlat Board and the stockholders shall have the power to adopt, amend, alter, or repeal the bylaws.

Quorum

The bylaws of Progressive Care provide that the presence, in person or by proxy, of the holders of record of a majority in voting power of all outstanding shares of capital stock of Progressive Care entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

The Bylaws provide that there must be a majority of the shares issued and outstanding to constitute a quorum. If a quorum shall not be present, the stockholders present shall have the power to adjourn any meeting until a quorum shall be present.

Stockholder Action by Written Consent

The bylaws of Progressive Care provide that any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Bylaws provide that any action required or permitted to be taken at any annual or special stockholders meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Electronic transmission consenting to an action is deemed to be written, signed, and dated for the purpose of stockholder action by written consent.

Special Stockholder Meetings

The bylaws of Progressive Care provide that special meetings of stockholders may be called only by the Progressive Care Board or by the President; the stockholders have no right to call a special meeting.

The Bylaws provide that a special meeting may be called by the NextPlat Board or by any officer instructed by the directors to call the meeting.

Notice of Stockholders Meetings

The bylaws of Progressive Care provide that, except as required by law, written notice of each stockholders’ meeting stating the place, date, and time of the meeting and, if a special meeting, the purpose for which the meeting is called, shall be given to each stockholder entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting. Except as otherwise required by law, notice of any adjourned meeting of stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

The Bylaws provide that notice of each stockholder meeting must state the date, time, place, if any, and hour, the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at each meeting, and, in case of a special meeting, the purpose or purposes for which the meeting was called. The notice of an annual meeting shall state the meeting is called for the election of directors and the transaction of other business that may properly come before the meeting, and shall (if any other action which could be taken at a special meeting will be taken at the annual meeting) the purpose or purposes. Such notices of special meetings must be given at least 10 but not more than 60 days before the date of the meeting. If a meeting is adjourned, notice does not have to be given if the time, place, and means of remote communications are announced at the meeting the adjournment is taken. If the adjournment is for more than 30 days or if a new record date is fixed for the adjourned meeting, notice must be given to each stockholder of record entitled to vote at the meeting.

Stockholder Nominations of Persons for Election of Directors

None.	None.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)

None.	None.

Limitation of Liability of Directors and Officers

The Progressive Care Charter provides that no director shall be personally liable to Progressive Care or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, that a director violated his duty of loyalty to Progressive Care or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation provides that individual liability of any director or officer shall be eliminated to the fullest extent permitted by the NRS. Any repeal or modification of Article VI of the Articles of Incorporation will be prospective and will not adversely affect any limitation of liability for officers or directors for acts or omissions prior to the repeal or modification. The Bylaws provide that directors or officers shall not be liable to NextPlat or its stockholders for breach of fiduciary duties as director or officer, except: acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or the payment of dividends in violation of Section 78.3900 of the NRS.

Indemnification of Directors, Officers, Employees and Agents

Pursuant to the bylaws of Progressive Care, Progressive Care shall indemnify its directors, officers and employees to the fullest extent allowed by law. It is within the discretion of the Progressive Care Board whether to advance any funds in advance of the disposition of any action, suit or proceeding.

The Articles of Incorporation provides that NextPlat shall indemnify its officers and directors to the full extent permitted by the laws of the State of Nevada. The corporation may also indemnify any person serving at the request of NextPlat as a director or officer of another corporation or as NextPlat’s representative in a partnership, joint venture, trust, or other enterprise. Expenses (including attorneys’ fees) shall be paid as they are incurred and in advance of final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the indemnified party to repay all amounts so advanced if the indemnified party is determined to be not entitled to be indemnified for such expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NextPlat Related Person Transactions

Employees Related to Mr. Phipps. For the year ended December 31, 2023 and 2022, NextPlat employed two individuals related to Mr. Phipps who earned gross wages totaling approximately $78,000 and $56,000, respectively.

Employee related to Mr. Fernandez. On July 12, 2022, NextPlat hired Lauren Sturges Fernandez, the spouse of Mr. Fernandez, as Manager of Digital Assets. Mrs. Fernandez is an at-will employee with an annual salary of $95,000. On September 22, 2022, Mrs. Fernandez’s title was changed to Chief of Staff and Special Assistant to the Chairman of the NextPlat Board, though her salary remained the same. Previously Mrs. Fernandez was a consultant and earned compensation for her services of $10,995 for the year ended December 31, 2022. In April 2023, Mrs. Fernandez’s annual salary increased to $125,000, which was approved by the NextPlat Board. On April 7, 2023, Ms. Sturges Fernandez was awarded (i) 25,000 fully vested shares of restricted NextPlat Common Stock under the 2021 Plan, and (ii) options to purchase 25,000 shares of NextPlat Common Stock at an exercise price of $1.98 per share. The options have a five-year term.  One third of the options were fully vested on the award date and the remaining options vest on the first and second anniversary of the award date.

Progressive Care. Following the consummation of NextPlat’s investment in Progressive Care on September 2, 2022, NextPlat’s Chairman and Chief Executive Officer, Charles M. Fernandez, and member of the NextPlat Board, Rodney Barreto, were appointed to the Progressive Care Board, with Mr. Fernandez appointed to serve as Chairman of the Progressive Care Board and Mr. Barreto appointed to serve as a Vice Chairman of the Progressive Care Board. On November 11, 2022, the Progressive Care Board elected Mr. Fernandez as the Chief Executive Officer of Progressive Care.

In addition, on August 30, 2022, the NextPlat Investors purchased from Iliad the Note made by Progressive Care to Iliad. The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 million, of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each. Upon completion of the Note Purchase, the NextPlat Investors entered into a Debt Modification Agreement with Progressive Care pursuant to which the Note was amended and restated with modified terms, as previously described. In consideration of the concessions in the Debt Modification Agreement, Progressive Care issued 105,000 shares of Progressive Care Common Stock to the NextPlat Investors, of which NextPlat, Charles M. Fernandez and Rodney Barreto received 45,653, 18,261, and 18,261 shares, respectively, in each case after giving effect to a 1-for-200 reverse stock split enacted by Progressive Care in December 2022.

On May 9, 2023, pursuant to the May SPA, NextPlat purchased 455,000 Units from Progressive Care at a price of $2.20 per Unit, or an aggregate purchase price of $1.0 million. Each Unit consisted of one share of Progressive Care Common Stock and one PIPE Warrant to purchase one share of Progressive Care Common Stock. The PIPE Warrants have a three-year term and are immediately exercisable at $2.20 per share. Progressive Care received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000.

Simultaneous with the closing of the Unit Purchase on May 9, 2023, Progressive Care entered into the DCA, pursuant to which the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest under the A&R Note to Progressive Care Common Stock at a conversion price of $2.20 per share. Of the total 1,312,379 shares of Progressive Care Common Stock issued pursuant to the Debt Conversion, NextPlat received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. In addition, each of the NextPlat Investors also received a Conversion Warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock that they received upon conversion of the A&R Note, which The Conversion Warrants have a three-year term and were immediately exercisable at $2.20 per share. In addition, Progressive Care issued 330,000 Inducement Warrants to certain existing Progressive Care investors. Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. The Inducement Warrants have a three-year term and were immediately exercisable at $2.20 per share.

On July 1, 2023, NextPlat and Messrs. Fernandez and Barreto, exercised RXMD Warrants and were issued 632,269, 211,470, and. 130,571 shares, respectively, of Progressive Care Common Stock. After the exercise of the RXMD Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 53% of the outstanding shares of Progressive Care Capital Stock.

Also, on June 30, 2023, NextPlat entered into a voting agreement with Messrs. Fernandez and Barreto whereby Messrs. Fernandez and Barreto agreed that at any annual or special meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care Common Stock act by written consent, they will vote all of their shares of Progressive Care Common Stock (including any shares of Progressive Care Common Stock acquired after the date of the voting agreement or through the conversion of securities convertible into shares of Progressive Care Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care Common Stock and equivalents. The voting agreement is irrevocable and perpetual in term.

January 2022 Offering. NextPlat received gross proceeds of approximately $7.2 million from the sale shares of NextPlat Common Stock in an offering that closed on January 5, 2022. Approximately 73% of funds raised in the offering were secured from existing NextPlat Stockholders and from members of NextPlat’s senior management and the NextPlat Board. The following table represents the related party investments in the January 2022 offering:

Investor	Position held at NextPlat	Shares of NextPlat Common Stock Purchased	Aggregate Purchase Price
Charles M. Fernandez	Executive Chairman and Chief Executive Officer	679,013	$2,200,002
David Phipps	Director and President of Orbsat, Chief Executive Officer of Global Operations	46,297	$150,002
Douglas Ellenoff Shares are deemed to be indirectly beneficially owned through Sabrina Allan, Mr. Ellenoff’s wife. Mr. Ellenoff has the power to vote and dispose of the shares.	Vice Chairman and Chief Business Development Strategist	46,297	$150,002
Louis Cusimano	Director	15,433	$50,003
Paul R. Thomson	Senior Vice President – Mergers, Acquisitions and Special Projects	15,433	$50,003

On January 20, 2022, NextPlat appointed Rodney Barreto, to the NextPlat Board. Mr. Barreto was a participant of the January offering and purchased 370,701 shares of NextPlat Common Stock for $3.24 per share or approximately $1.2 million. Mr. Barreto’s investment represented 17% of the total.

December 2022 Offering. On December 14, 2022, NextPlat closed a private placement for the sale of 4,575,429 units, each unit consisting of (i) one share of NextPlat Common Stock, and (ii) one warrant to purchase one share of NextPlat Common Stock. The offering price of the units was $1.75 per unit. The warrants included in the units are exercisable at a price of $1.75 per share and expire three years from the date of issuance. Related party investment represented 48% of the approximately $8.0 million of the funds raised. The following table represents the related party investments in the December 2022 offering:

Investor	Position held at NextPlat	Shares of Common Stock Purchased	Warrants to purchase Common Stock	Aggregate Purchase Price
eAperion Partners LLC, principal Charles M. Fernandez	Executive Chairman and Chief Executive Officer	1,085,714	1,085,714	$1,900,000
David Phipps	Director and President of NextPlat. Chief Executive Officer of Global Operations	28,500	28,500	$49,875
RLB Market Investments LLC, principal, Rodney Barreto	Director	1,085,714	1,085,714	$1,900,000

Next Borough Capital Management, LLC. On July 7, 2023, NextPlat entered into an unsecured promissory note agreement with Next Borough Capital Management, LLC (“the Borrower”), whereby NextPlat loaned $250,000 to the Borrower.  The note bears interest at an annual rate of 7%.  The outstanding principal balance of the note plus all accrued unpaid interest is due and payable on July 7, 2024, the maturity date. Each of NextPlat, Charles M. Fernandez, Robert D. Keyser, Jr., eAperion Partners, LLC and a revocable trust of Rodney Barreto are members of the Borrower.

Policies and Procedures for Related Party Transactions

The Audit Committee of the NextPlat Board was responsible for reviewing, approving and overseeing any transaction between NextPlat and a related person. The Audit Committee’s responsibility includes, but is not limited to, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant and (i) the amount involved exceeds the lesser of $120,000 or 1% of the average of NextPlat’s total assets as of the end of last two completed fiscal years, and (ii) a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the NextPlat Common Stock, or an immediate family member of any of those persons.

Director Independence

The Nasdaq Rules require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of the NextPlat Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that the NextPlat Board must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation that NextPlat pays to the director and any affiliations with NextPlat.

The NextPlat Board undertook a review of the composition of the NextPlat Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the NextPlat Board has determined that each of NextPlat's directors, with the exception of David Phipps, Douglas Ellenoff and Charles M. Fernandez, are independent as defined under the Nasdaq Rules.

Progressive Care Related Party Transactions

On August 30, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto, and certain other purchasers purchased the Note. The accrued and unpaid principal and interest under the Note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 million of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each. In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with Progressive Care. In consideration of the concessions in the Debt Modification Agreement, Progressive Care issued 105,000 shares of Progressive Care Common Stock to the purchasers of the Note, of which NextPlat, and Messrs. Fernandez and Barreto received 45,653, 18,261, and 18,261 shares, respectively.

On May 5, 2023, Progressive Care entered into the May SPA with NextPlat, pursuant to which, on May 9, 2023, NextPlat purchased 455,000 Units at a price per Unit of $2.20, for an aggregate purchase price of $1.0 million. Each Unit consists of one share of Progressive Care Common Stock and one PIPE Warrant to purchase one share of Progressive Care Common Stock. The PIPE Warrants have a three-year term and were immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Progressive Care Common Stock. On May 9, 2023, Progressive Care received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000.

Simultaneous with the closing of the Unit Purchase, Progressive Care entered into the DCA with the NextPlat Investors. Pursuant to the DCA, the NextPlat Investors agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest on the A&R Note to Progressive Care Common Stock at a conversion price of $2.20 per share. Of the total 1,312,379 shares of Progressive Care Common Stock issued upon conversion of the A&R Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, Progressive Care’s Chairman and Chief Executive Officer, received 228,240 shares, and Rodney Barreto, Progressive Care’s Vice-Chairman of the Board of Directors, received 228,240 shares. In addition, each of the NextPlat Investors also received a warrant to purchase one share of Progressive Care Common Stock for each share of Progressive Care Common Stock they received upon conversion of the A&R Note. The Conversion Warrants have a three-year term, and were immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Progressive Care Common Stock.

At the same time, Progressive Care and NextPlat entered into the Amendment to the Debenture Purchase Agreement. Under the Debenture Purchase Agreement, Progressive Care agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term thereof, up to an aggregate of $10 million of secured convertible debentures from Progressive Care. Pursuant to the Amendment, NextPlat and Progressive Care agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. At present, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

In addition, Progressive Care issued 330,000 Inducement Warrants to certain existing investors of Progressive Care to induce them to approve the Unit Purchase . Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Progressive Care Common Stock, respectively. The Inducement Warrants have a three-year term and were immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Progressive Care Common Stock.

Policies and Procedures for Transactions with Related Persons

Progressive Care’s Chief Executive Officer and Chief Financial Officer are responsible for reviewing and assessing the relevance of proposed relationships and transactions with related parties and ratify agreements for execution on Progressive Care’s behalf. Progressive Care does not currently have a formal policy with respect to approval of transactions with related persons.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEXTPLAT’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted NextPlat Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of NextPlat at the time of, or at any time during the three months preceding, a sale and (ii) NextPlat is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as NextPlat was required to file reports) preceding the sale.

Persons who have beneficially owned restricted NextPlat Common Stock shares for at least six months but who are affiliates of NextPlat at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of NextPlat Common Stock then outstanding; or
•	the average weekly reported trading volume of NextPlat Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of NextPlat under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about NextPlat.

TRADING MARKET AND DIVIDENDS

NextPlat

Market Price of NextPlat Securities

NextPlat Common Stock is listed on the Nasdaq Capital Market under the symbol “NXPL.” The closing price of NextPlat Common Stock on April 11, 2024, the last trading day prior to the public announcement of the Business Combination, was $1.50 per share, and the closing price of NextPlat Common Stock on July 29, 2024, the record date for the Annual Meeting, was $1.20 per share, as reported on the Nasdaq Capital Market. Because the market price of NextPlat Common Stock is subject to fluctuation, the market value of the shares of NextPlat Common Stock that Progressive Care Stockholders will be entitled to receive in the Business Combination may increase or decrease.

Holders

As of July 29, 2024, the record date for the Annual Meeting, there were 480 holders of record for shares of NextPlat Common Stock. This number does not include stockholders for whom shares were held in “street name.”

Dividends

NextPlat has not paid any cash dividends on the NextPlat Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

LEGAL MATTERS

The validity of the securities to be issued pursuant to the Merger Agreement will be passed upon by ArentFox Schiff LLP.

EXPERTS

The consolidated financial statements of NextPlat for the years ended December 31, 2023 and 2022, appearing in this joint proxy statement/prospectus have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report herein. The financial statements of NextPlat are included in this joint proxy statement/prospectus in reliance on RBSM LLP's report, given on their authority as experts in accounting and auditing.

CohnReznick LLP, independent registered public accounting firm, has audited the financial statements of Progressive Care Inc. and Subsidiaries as of December 31, 2023 (Successor), and for the period from July 1, 2023 through December 31, 2023 (Successor), and the period from January 1, 2023 through June 30, 2023 (Predecessor), as set forth in their report included herein. The financial statements of Progressive Care Inc. and Subsidiaries are included in this joint proxy statement/prospectus in reliance on CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.

Daszkal Bolton LLP, independent registered public accounting firm, has audited the consolidated financial statements of Progressive Care Inc. as of December 31, 2022, and for the year ended December 31, 2022, as set forth in their report included herein. The financial statements of Progressive Care Inc. and Subsidiaries are included in this joint proxy statement/prospectus in reliance on Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of any proxy statement or annual report, as applicable. Upon written or oral request, we will deliver a separate copy of this joint proxy statement/prospectus to any stockholder at a shared address to which a single copy of this joint proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this joint proxy statement/prospectus may likewise request that we deliver single copies of any proxy statement or annual report in the future. Stockholders may notify us of their requests by writing to NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, FL, Attention: Corporate Secretary.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), a stockholder who intends to present a proposal at our next annual meeting of stockholders (the “2025 Annual Meeting”) and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than the close of business on April 8, 2025, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted to our executive offices located at 3520 Mary St., Suite 410, Coconut Grove, FL 33133, Attn: Secretary.

In order for proposals of stockholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address before the close of business on June 22, 2025.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

WHERE YOU CAN FIND MORE INFORMATION

Each of NextPlat and Progressive Care must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, NextPlat and Progressive Care each files annual, quarterly, and current reports, proxy statements (NextPlat only), and other information with the SEC. You can read NextPlat’s and Progressive Care’s SEC filings, including this joint proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Annual Meeting, please contact:

Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net

If you are a stockholder of NextPlat and would like to request documents, please do so by September 2, 2024, in order to receive them before the Annual Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this joint proxy statement/prospectus relating to NextPlat has been supplied by NextPlat, and all such information relating to Progressive Care has been supplied by Progressive Care. Information provided by either the NextPlat or Progressive Care does not constitute any representation, estimate or projection of any other party.

This document is a joint proxy statement of NextPlat and Progressive Care for the Annual Meeting and Special Meeting. NextPlat and Progressive Care have not authorized anyone to give any information or make any representation about the Business Combination, NextPlat, or Progressive Care that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

NEXTPLAT CORP AND SUBSIDIARIES

Consolidated Financial Statements as of and for the Fiscal Year ended December 31, 2023 and 2022

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Financial Statements (unaudited) as of and for the Three Months ended March 31, 2024 and 2023

Consolidated Financial Statements as of and for the Fiscal Year ended December 31, 2023 and 2022

The unaudited condensed consolidated financial statements of NextPlat Corp, (“NextPlat,” the “Company,” “we,” or “our”), for the three months ended March 31, 2024 and for comparable periods in the prior year are included below. The financial statements should be read in conjunction with the notes to financial statements that follow.

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par data)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$23,526	$26,307
Accounts receivable, net	12,928	8,923
Receivables - other, net	2,068	1,846
Inventory, net	5,610	5,135
Unbilled revenue	185	189
VAT receivable	357	342
Prepaid expenses	404	640
Notes receivable due from related party	260	256
Total Current Assets	45,338	43,638

Property and equipment, net	3,846	3,989

Goodwill	731	731
Intangible assets, net	13,725	14,423
Operating right of use assets, net	1,303	1,566
Finance right-of-use assets, net	18	22
Deposits	39	39
Prepaid expenses, net of current portion	61	61
Total Other Assets	15,877	16,842
Total Assets	$65,061	$64,469

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$14,893	$13,176
Contract liabilities	140	42
Notes payable	233	312
Due to related party	42	18
Operating lease liabilities	532	532
Finance lease liabilities	20	18
Income taxes payable	90	139
Total Current Liabilities	15,950	14,237

Long Term Liabilities:
Notes payable, net of current portion	1,165	1,211
Operating lease liabilities, net of current portion	853	929
Finance lease liabilities, net of current portion	—	5
Total Liabilities	17,968	16,382

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 18,724,596 and 18,724,596 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	2	2
Additional paid-in capital	67,717	67,170
Accumulated deficit	(36,406)	(34,925)
Accumulated other comprehensive loss	(90)	(63)
Equity attributable to NextPlat Corp stockholders	31,223	32,184
Equity attributable to non-controlling interests	15,870	15,903
Total Equity	47,093	48,087

Total Liabilities and Equity	$65,061	$64,469

See accompanying notes to condensed consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
Sales of products, net	$14,120	$2,876
Revenues from services	3,373	—
Revenue, net	17,493	2,876

Cost of products	12,620	2,255
Cost of services	63	—
Cost of revenue	12,683	2,255

Gross profit	4,810	621

Operating expenses:
Selling, general and administrative	2,005	788
Salaries, wages and payroll taxes	2,624	588
Impairment loss	132	—
Professional fees	985	321
Depreciation and amortization	906	162
Total operating expenses	6,652	1,859

Loss before other (income) expense	(1,842)	(1,238)

Other (income) expense:
Interest expense	21	5
Interest earned	(215)	(10)
Other income	—	(50)
Foreign currency exchange rate variance	26	(28)
Total other income	(168)	(83)

Loss before income taxes and equity in net loss of affiliate	(1,674)	(1,155)

Income taxes	(27)	—
Loss before equity in net loss of affiliate	(1,701)	(1,155)

Equity in net loss of affiliate	-	(32)
Net loss	(1,701)	(1,187)

Net loss attributable to non-controlling interest	220	—
Net loss attributable to NextPlat Corp	$(1,481)	$(1,187)

Comprehensive income (loss):
Net loss	$(1,701)	$(1,187)
Foreign currency loss	(27)	(23)
Comprehensive loss	$(1,728)	$(1,210)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,481)	$(1,187)
Weighted number of common shares outstanding – basic and diluted	18,725	14,415

Loss per share - basic and diluted	$(0.08)	$(0.08)

See the accompanying notes to condensed consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except per share data)

(Unaudited)

For the Three Months Ended March 31, 2024

	Common Stock
	$0.0001 Par Value
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Equity NextPlat Corp	Non-controlling Interests	Total Equity
Balance, December 31, 2023	18,725	$2	$67,170	$(34,925)	$(63)	$32,184	$15,903	$48,087
Stock-based compensation in connection with options granted	—	—	160	—	—	160	—	160
Stock-based compensation in connection with restricted stock awards	—	—	387	—	—	387	65	452
Capital contribution of non-controlling interests	—	—	—	—	—	—	122	122
Comprehensive loss	—	—	—	—	(27)	(27)	—	(27)
Net Loss	—	—	—	(1,481)	—	(1,481)	(220)	(1,701)
Balance, March 31, 2024	18,725	$2	$67,717	$(36,406)	$(90)	$31,223	$15,870	$47,093

For the Three Months Ended March 31, 2023

	Common Stock
	$0.0001 Par Value
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Equity NextPlat Corp	Non-Controlling Interests	Total Equity
Balance, December 31, 2022	14,402	1	$56,963.00	$(31,147)	$(41)	$25,776	$—	$25,776
Issuance of common related to restricted stock award	39	—	61	—	—	61	—	61
Comprehensive loss	—	—	—	—	(23)	(23)	—	(23)
Net loss	—	—	—	(1,187)	—	(1,187)	—	(1,187)
Balance, March 31, 2023	14,441	$1	$57,024	$(32,334)	$(64)	$24,627	$—	$24,627

See accompanying notes to condensed consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED

(In thousands)

	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,701)	$(1,187)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	203	155
Change in provision for doubtful accounts	2	—
Amortization of intangible assets	698	6
Amortization of right-of-use assets - operating leases	129	49
Amortization of right-of-use assets - finance leases	5	—
Equity in net loss of affiliate	—	32
Stock-based compensation	612	243
Impairment loss	132	—
Gain on sale or disposal of property and equipment	(1)	—
Change in operating assets and liabilities:
Accounts receivable	(4,230)	(572)
Inventory	(475)	(877)
Unbilled revenue	4	142
Prepaid expense	236	(32)
Notes receivable	(4)	—
VAT receivable	(15)	(76)
Accounts payable and accrued expenses	1,745	94
Operating lease liabilities	(74)	(43)
Income taxes payable	(49)	2
Contract liabilities	98	(3)
Net cash used in operating activities	(2,685)	(2,067)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(64)	(69)
Proceeds from sale or disposal of property and equipment	1	—
Net cash used in investing activities	(63)	(69)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable, related party, net	23	(2)
Capital contribution	122	—
Payments on finance lease liabilities	(5)	—
Repayments of notes payable	(141)	(11)
Net cash used in financing activities	(1)	(13)

Effect of exchange rate on cash	(32)	(23)

Net decrease in cash	(2,781)	(2,172)
Cash beginning of period	26,307	18,891
Cash end of period	$23,526	$16,719

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for
Interest	$170	$4
Income tax	$74	$—

See the accompanying notes to condensed consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Unless the context requires otherwise, references to the “Company”, “we”, “us”, “our”, “our Company”, or “our business” refer to NextPlat Corp and its subsidiaries.

Note 1. Organization and Nature of Operations.

           The term “Company” refers to NextPlat Corp and its wholly, majority owned and controlled subsidiaries, except where the context requires otherwise or where otherwise indicated.

NextPlat Corp:

NextPlat Corp, a Nevada corporation (the “Company”, “NextPlat”, “we”), formerly Orbsat Corp was incorporated in 1997. The Company operates two main e-commerce websites as well as 25 third-party e-commerce storefronts on platforms such as Alibaba, Amazon and Walmart. These e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. NextPlat has announced its intention to broaden its e-commerce platform and is implementing a comprehensive system upgrade to support this initiative. The Company has also begun the design and development of a next generation platform for digital assets built for Web3 (an internet service built using decentralized blockchains). This new platform (“NextPlat Digital”) is currently in the design and development phase and will enable the use of a range of digital assets, such as non-fungible tokens (“NFTs”), in e-commerce and in community-building activities. In addition, we provide a comprehensive array of Satellite Industry communication services and related equipment sales.

Our wholly-owned subsidiary, Global Telesat Communications Limited (“GTC”), was formed under the laws of England and Wales in 2008. On February 19, 2015, we entered into a share exchange agreement with GTC and all of the holders of the outstanding equity of GTC pursuant to which we acquired all of the outstanding equity in GTC.

Our wholly-owned subsidiary, Orbital Satcom Corp. (“Orbital Satcom”), a Nevada corporation, was formed on November 14, 2014.

On June 22, 2022, NextPlat B.V. (“NXPLBV”) was formed in Amsterdam, Netherlands, as a wholly owned subsidiary of NextPlat Corp. Presently, NXPLBV does not have any active operations

Progressive Care Inc.:

Progressive Care Inc. (“Progressive Care”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Pharmco 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive Care. Pharmco 901 was acquired by Progressive on October 21, 2010. Progressive currently delivers prescriptions to Florida’s diverse population and ships medications to patients in states where they hold non-resident pharmacy licenses as well. Progressive currently holds Florida Community Pharmacy Permits at all Florida pharmacy locations and the Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. Progressive is able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Miami-Dade County, Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics has had no operating activity to date.

Florida Sunshine Brands, LLC:

Florida Sunshine Brands, LLC (“Florida Sunshine”) is a Florida limited liability company and incorporated December 6, 2023. Florida Sunshine operates under an operating agreement between Nextplat, with a 51% ownership, and Outer Brands FS, LLC, with a 49% ownership.  Florida Sunshine's main objective is to source and sell vitamins and nutritional supplements.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2. Basis of Presentation and Principles of Consolidation

The accompanying Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistent in all material respects with those applied in the 2023 Form 10-K, for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all information and footnotes normally included in annual consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the 2023 Form 10-K. In the opinion of management, the Condensed Consolidated Financial Statements contain all adjustments (consisting principally of normal recurring accruals) necessary for a fair presentation of the condensed consolidated balance sheets, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows for such interim periods presented. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

Business acquisition of Progressive Care, Inc.

          On July 1, 2023, the Company, Charles M. Fernandez, Executive Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Director of the Company, exercised common stock purchase warrants and were issued common stock shares by Progressive Care. After the exercise of the common stock purchase warrants, the Company and Messrs. Fernandez and Barreto collectively owned 53% of Progressive Care’s voting common stock. At the time of exercise, all of the above common stock purchase warrants were in-the-money. Also on July 1, 2023, the Company and Messrs. Fernandez and Barreto entered into a voting agreement whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the common stock shares (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its common stock and equivalents. The voting agreement is irrevocable and perpetual in term.

The exercise of the stock options, along with the entry into the voting agreement, resulted in a change in control of Progressive Care under the voting interest model in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combination, and was accounted for as a business acquisition. Therefore, Progressive Care became a consolidated subsidiary of the Company on July 1, 2023. The Company previously accounted for its equity interest in Progressive Care as an equity method investment.

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, assumptions used to calculate stock-based compensation, fair value of net assets acquired in the business combination with Progressive Care. common stock and options issued for services, net realizable value of accounts receivables and other receivables, the useful lives of property and equipment and intangible assets, the estimate of the fair value of the lease liability and related right of use assets, pharmacy benefit manager ("PBM") fee estimates, and the estimates of the valuation allowance on deferred tax assets.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3. Summary of Significant Accounting Policies

The significant accounting policies of the Company were described in Note 1 to the Audited Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2023. There have been no material changes to the Company’s significant accounting policies for the three months ended March 31, 2024.

Cash

The Company places its cash with high credit quality financial institutions. The Company’s account at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. All cash amounts in excess of $250,000, approximately $1.0 million, are unsecured. The Company has a deposit placement agreement for Insured Cash Sweep Service (“ICS”). This service is a secure, and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement will mitigate its credit risk as it relates to uninsured FDIC amounts in excess of $250,000.

Foreign Currency Translation

The Company’s reporting currency is U.S. Dollars. The accounts of one of the Company’s subsidiaries, GTC, is maintained using the appropriate local currency, Great British Pound, as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the condensed consolidated statements of comprehensive loss.

The relevant translation rates are as follows: for the three months ended March 31, 2024, closing rate at $1.28 US$: GBP, quarterly average rate at $1.27 US$: GBP, for the three months ended March 31, 2023, closing rate at $1.23 US$: GBP, quarterly average rate at $1.22 US$: GBP, for the year ended December 31, 2023 closing rate at 1.27 US$: GBP, yearly average rate at 1.24 US$: GBP.

Unearned Revenue

Contract liabilities are shown separately in the condensed consolidated balance sheets as current liabilities. At March 31, 2024 and December 31, 2023, we had contract liabilities of approximately $140,000 and $42,000, respectively.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Direct and Indirect Remuneration (“DIR”) Fees

Progressive Care reports DIR fees as a reduction of revenue on the accompanying Consolidated Statements of Operations. DIR fees are fees charged by PBMs to pharmacies for network participation as well as periodic reimbursement reconciliations. The Company accrues an estimate of PBM fees, including DIR fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known. Through December 31, 2023, for some PBMs, DIR fees were charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company two to three months after the end of the trimester (e.g., DIR fees for January – April 20xx claims were clawback by these PBMs in July – August 20xx). As of December 31, 2023, DIR fees that were not collected at the time of claim settlement, the Company recorded an accrued liability for estimated DIR fees that are expected to be collected by the PBMs by the end of the second quarter of 2024. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM. Effective January 1, 2024, all PBMs began charging DIR fees at the time of the settlement of a pharmacy claim.

Recent Accounting Pronouncements

Accounting Pronouncements Issued but not yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. ASU 2023-07 is required to be adopted for annual periods beginning after December 15, 2023, and interim period within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the standard in its interim reporting beginning with Q1-2025, and the Company will adopt the standard in its annual reporting for the year ending December 31, 2024. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements but will enhance our current disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosure” (“ASU 2023-09”), which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. ASU 2023-09 is required to be adopted for annual periods beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2025. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to be relevant or have a material impact on the condensed consolidated financial statements upon adoption.

Subsequent Events

The Company has evaluated subsequent events through May 15, 2024, the date the condensed consolidated financial statements were available to be issued. See Note 21 for subsequent events that require disclosure in the condensed consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 4. Fair Value

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●

Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying Condensed Consolidated Balance Sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximated fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases (Level 2 inputs).

Identifiable Intangible Assets

The initial recognition of the Progressive Care's identifiable intangible assets, resulting from the acquisition on July 1, 2023 and the application of push-down accounting, were measured using Level 3 inputs. The fair value at the date of acquisition was approximately $14.7 million.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5. Revenue

e-Commerce revenue:

The Company recognizes revenue from satellite services when earned, as services are rendered or delivered to customers. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty. Historically, the Company has not incurred significant expenses for warranties. Equipment sales which have been prepaid, before the goods are shipped are recorded as contract liabilities and once shipped and accepted by the customer is recognized as revenue. The Company also records as contract liabilities, certain annual plans for airtime, which are paid in advance. Once airtime services are incurred, they are recognized as revenue. Unbilled revenue is recognized for airtime plans whereby the customer is invoiced for its data usage the following month after services are incurred.

Healthcare revenue:

The Company recognizes pharmacy revenue and 340B contract revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company accrues an estimate of pharmacy benefit manager (“PBM”) fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The Company recognizes COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

        The following table disaggregates net revenues by categories (in thousands):

	Three Months Ended March 31,
	2024	2023
Sales of products, net:
Pharmacy prescription and other revenue, net of PBM fees	$11,324	$—
e-Commerce revenue	2,865	2,876
Sub total	14,189	2,876
Revenues from services:
Pharmacy 340B contract revenue	3,304	—

Revenues, net	$17,493	$2,876

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 6. Loss per Share

Net income (loss) per common share is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. In periods where the Company has a net loss, all dilutive securities are excluded.

The components of basic and diluted EPS were as follows (in thousands, except per share data).

	Three Months Ended March 31,
	2024	2023
Net loss attributable to NextPlat Corp common shareholders	$(1,481)	$(1,187)

Basic weighted average common shares outstanding	18,725	14,415
Potentially dilutive common shares	—	—

Diluted weighted average common shares outstanding	18,725	14,415

Weighted average loss per common share - basic and diluted	$(0.08)	$(0.08)

Potentially dilutive common shares excluded from the calculation of diluted weighted average loss per common share:
Stock options	105	100
	105	100

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 7. Accounts Receivable

              At March 31, 2024 and December 31, 2023, accounts receivable consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Gross accounts receivable – trade	$13,202	$9,195
Less: allowance for doubtful accounts	(274)	(272)
Accounts receivable – trade, net	$12,928	$8,923

The Company increased the allowance for credit losses in the amount of approximately $2,000 and $0 for the three months ended March 31, 2024 and 2023, respectively.

Accounts receivable – trade, net for the Company as of January 1, 2023 and March 31, 2023 were approximately $0.4 million and $1.0 million, respectively.

Note 8. Inventory

At March 31, 2024 and December 31, 2023, inventory consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Finished goods	$5,670	$5,195
Less reserve for obsolete inventory	(60)	(60)
Total	$5,610	$5,135

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9. VAT Receivable

On January 1, 2021, VAT rules relating to imports and exports between the UK and EU changed as a result of the UK’s departure from the EU. As of March 31, 2024 and December 31, 2023, the Company recorded a receivable in the amount of approximately $357,000 and $342,000, respectively, for amounts available to reclaim against the tax liability from UK and EU countries.

Note 10. Prepaid Expenses

Prepaid expenses current and long term amounted to approximately $404,000 and $61,000, respectively at March 31, 2024, as compared to $640,000 and $61,000, respectively at December 31, 2023. Prepaid expenses include prepayments in cash for accounting fees, public company expenses, insurance, which are being amortized over the terms of their respective agreements, as well as cost associated with certain contract liabilities. The current portion consists of costs paid for future services which will occur within a year.

Note 11. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Building	$2,116	$2,116
Vehicles	585	595
Office furniture and fixtures	543	527
Land	184	184
Leasehold improvements	167	124
Computer equipment	117	117
Rental equipment	63	60
Appliques	2,160	2,160
Website development	611	587
Construction in progress	—	22
Property and equipment gross	6,546	6,492
Less: accumulated depreciation	(2,700)	(2,503)
Property and equipment, net	$3,846	$3,989

Depreciation expense was approximately $203,000 and $155,000 for the three months ended March 31, 2024 and 2023, respectively.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 12. Intangible Assets, net

Intangible assets, net consisted of the following (in thousands):

	March 31, 2024
	(Unaudited)
	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$8,130	$(1,219)	$6,911
Trade names	4,700	(353)	4,347
Developed technology	2,880	(432)	2,448
Customer Contracts	250	(231)	19
Total intangible assets	$15,960	$(2,235)	$13,725

	December 31, 2023
	(Audited)
	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$8,130	$(807)	$7,323
Trade names	4,700	(224)	4,476
Developed technology	2,880	(281)	2,599
Customer Contracts	250	(225)	25
Total intangible assets	$15,960	$(1,537)	$14,423

Amortization of customer contracts is included in depreciation and amortization in the accompanying Condensed Consolidated Statements of Comprehensive Income (Loss). For the three months ended March 31, 2024 and 2023, the Company recognized amortization expense of approximately $0.7 million and $0.01 million, respectively. Future amortization of intangible assets is as follows:

Year	Amount
2024 (remaining nine months)	$2,023
2025	2,672
2026	2,672
2027	2,672
2028	1,571
Thereafter	2,115
Total	$13,725

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 13. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Accounts payable	$13,978	$12,142
Accrued wages and payroll liabilities	378	200
Accrued PBM fees	366	571
Customer deposits payable	54	76
Accrued other liabilities	117	187
Total	$14,893	$13,176

Note 14. Notes Payable

Notes payable consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
A. Mortgage note payable - commercial bank - collateralized	$1,118	$1,140
B. Note payable - uncollateralized	25	25
C. Notes payable - collateralized	229	255
Insurance premiums financing	26	103
Subtotal	1,398	1,523
Less: current portion of notes payable	(233)	(312)
Long-term portion of notes payable	$1,165	$1,211

(A) Mortgage Note Payable – collateralized

In 2018, Progressive Care closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(B) Note Payable – Uncollateralized

As of March 31, 2024 the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(C) Notes Payable – Collateralized

On July 16, 2020 (the “Issue Date”), GTC, entered into a Coronavirus Interruption Loan Agreement (“Debenture”) by and among the Company and HSBC UK Bank PLC (the “Lender”) for an amount of £250,000, or USD $338,343 at an exchange rate of GBP: USD of 1.3533720. The Debenture bears interest beginning July 16, 2021, at a rate of 4.0% per annum over the Bank of England Base Rate (0.1% as of July 16, 2020), payable monthly on the outstanding principal amount of the Debenture. The Debenture has a term of 6 years from the date of drawdown, July 15, 2026, the “Maturity Date”. The first repayment of £4,166.67 (exclusive of interest) was made 13 month(s) after July 16, 2020. Voluntary prepayments are allowed with 5 business days’ written notice and the amount of the prepayment is equal to 10% or more of the limit or, if less, the balance of the debenture. The Debenture is secured by all GTC’s assets as well as a guarantee by the UK government. The proceeds from the Debenture were used for general corporate and working capital purposes. The Debenture includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, the Debenture becomes payable upon demand.

In April 2021, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $30,000. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding as of March 31, 2024 and December 31, 2023 on the note payable was approximately $5,000 and $6,500, respectively.

In July 2022, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $90,000. The terms of the promissory note payable require 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $70,000 and $74,000 as of March 31, 2024 and December 31, 2023, respectively.

In September 2022, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount of approximately $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $7,000 and $10,000 as of March 31, 2024 and December 31, 2023, respectively.

Principal outstanding as of March 31, 2024, is expected to be repayable as follows (in thousands):

Year	Amount
2024 (remaining nine months)	$187
2025	215
2026	119
2027	124
2028	753
Thereafter	—
Total	$1,398

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 15. Equity

Preferred Stock

We have authorized 3,333,333 shares of $0.0001 par value of preferred stock. No preferred stock was outstanding for any year presented. As of March 31, 2024, there were no shares of preferred stock issued and outstanding.

Common Stock

We have authorized 50,000,000 shares of $0.0001 par value common stock. As of March 31, 2024, 18,724,596 shares of common stock were issued and outstanding.

Listing on the Nasdaq Capital Market

Our common stock and warrants have been trading on the Nasdaq Capital Market under the symbols “NXPL” and “NXPLW,” respectively, since January 21, 2022. Prior to January 21, 2022, our common stock and warrants were traded on the Nasdaq Capital Market under the symbols “OSAT” and “OSATW,” respectively.

April 2023 Private Placement of Common Stock

On April 5, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) for the sale by the Company in a private placement of 3,428,571 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The offering price of the Common Stock was $1.75 per share, the closing price of the Common Stock on April 4, 2023. On April 11, 2023, the Private Placement closed. Upon the closing of the Private Placement, the Company received gross proceeds of approximately $6.0 million. The Company sold the Common Stock to the Investor in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Investor represented that it is acquiring the Common Stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Common Stock has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

For the three months ended March 31, 2024 and 2023, stock-based compensation expense recognized in selling, general and administrative expenses was approximately $0.6 million and $0.2 million, respectively. There were no income tax benefits recognized from stock-based compensation during the three months ended March 31, 2024 and 2023 due to cumulative losses and valuation allowances.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 16. Related Party Transactions

On July 12, 2022, the Company hired Lauren Sturges Fernandez, the spouse of Mr. Fernandez, as Manager of Digital Assets. Mrs. Fernandez is an at-will employee with an annual salary of $95,000. On September 22, 2022, Mrs. Fernandez’s title was changed to Chief of Staff and Special Assistant to the Chairman of the Board, with no change to her salary. Previously Mrs. Fernandez was a consultant and earned compensation for her services of $10,995 for the year ended December 31, 2022. In April 2023, Mrs. Fernandez’s annual salary increased to $125,000, which was approved by the Board of Directors.

Progressive Care Inc. Following the consummation of the Company’s investment in Progressive Care Inc. on September 2, 2022, our Chairman and Chief Executive Officer, Charles M. Fernandez, and our board member, Rodney Barreto, were appointed to Progressive Care’s Board of Directors, with Mr. Fernandez appointed to serve as Chairman of Progressive Care’s Board of Directors and Mr. Barreto appointed to serve as a Vice Chairman of Progressive Care’s Board of Directors. On November 11, 2022, the Progressive Care board of directors elected Mr. Fernandez as the Chief Executive Officer of Progressive Care. In addition, on September 2, 2022, NextPlat, Messrs. Fernandez and Barreto and certain other purchasers purchased from Iliad Research and Trading, L.P. (“Iliad”) a Secured Convertible Promissory Note, dated March 6, 2019, made by Progressive Care to Iliad (the “Note”). The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 Million of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each (the “Note Purchase”). In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with Progressive Care. In consideration of the concessions in the Debt Modification Agreement, Progressive Care issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, Charles Fernandez and Rodney Barreto, received 45,653, 18,261, and 18,261 shares, respectively, in each case after giving effect to a 1-for-200 reverse stock split enacted by Progressive Care on December 30, 2022.

On February 1, 2023, the Company entered into a Management Services Agreement with Progressive Care Inc. (“Progressive Care”) to provide certain management and administrative services to Progressive Care for a $25,000 per month fee. During May 2023 the management fee was reduced to $20,000 per month. During the three months ended March 31, 2023, the Company received approximately $50,000 from Progressive Care as management fees. The management fees in the amount of approximately $60,000 for the three months ended March 31, 2024 are eliminated as a result of the Progressive Care consolidation as of July 1, 2023.

On May 5, 2023, the Company entered into an Securities Purchase Agreement ("SPA") with Progressive Care Inc., pursuant to which the Company agreed to purchase 455,000 newly issued Units of securities from Progressive Care at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, Common Stock and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”)

On May 9, 2023, pursuant to the Debt Conversion Agreement ("DCA"), the Company received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. To induce the approval of the debt conversion pursuant to the DCA, Messrs. Fernandez and Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. In addition, the Company and Messrs. Fernandez and Barreto also received a common stock purchase warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note.

On July 1, 2023, the Company, Charles M. Fernandez, and Rodney Barreto exercised common stock purchase warrants and were issued common stock shares by Progressive Care (the "RXMD Warrants"). The Company exercised common stock purchase warrants on a cashless basis and was issued 402,269 common stock shares. The Company also exercised common stock purchase warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. Mr. Fernandez exercised common stock purchase warrants on a cashless basis and was issued 211,470 common stock shares. Mr. Barreto exercised common stock purchase warrants on a cashless basis and was issued 130,571 common stock shares. After the exercise of the RXMD Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 53% of Progressive Care’s voting common stock.

Also, on July 1, 2023, NextPlat and Messrs. Fernandez and Barreto, entered into a voting agreement whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the shares of Progressive Care common stock (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care common stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care common stock. The voting agreement is irrevocable and perpetual in term.

Next Borough Capital Fund, LP. On July 7, 2023, the Company entered into an unsecured promissory note agreement with Next Borough Capital Management, LLC (“the Borrower”), whereby the Company loaned $250,000 to the Borrower.  The note bears interest at an annual rate of 7%.  The outstanding principal balance of the note plus all accrued unpaid interest is due and payable on July 7, 2024, the Maturity Date. Each of the Company, Charles M. Fernandez, Robert D. Keyser, Jr., eAperion Partners, LLC and a revocable trust of Rodney Barreto are members of the Borrower.  The balance outstanding on the note as of March 31, 2024 and December 31, 2023 was approximately $260,000 and $256,000, respectively. The note is recorded in Notes Receivable Due From Related Party on the Balance Sheets.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 17. Commitments and Contingencies

Litigation

On June 22, 2021, Thomas Seifert’s employment as the Company’s Chief Financial Officer was terminated for cause. Mr. Seifert asserts that the termination was not for cause and that he is owed compensation payable under his June 2, 2021 employment agreement. The Company’s position is that Mr. Seifert is not owed any additional compensation relating to his prior service with the Company or arising under any employment agreement. The Company and Mr. Seifert are currently engaged in litigation over the matter of his employment and termination. The Company believes it has adequate defenses to Mr. Seifert’s claims and has asserted affirmative claims for relief against Mr. Seifert including, but not limited to, breach of the employment agreement, breach of his fiduciary duties, fraud in the inducement in connection with the employment agreement, fraudulent misrepresentation, and constructive fraud. A detailed recitation of the Company’s factual allegations supporting these claims can be found in the Company’s Second Amended Complaint, filed June 21, 2022. The Company does not expect to seek substantial monetary relief in the litigation. This dispute is pending before the District Court for the Southern District of Florida under Case No. 1:21-cv-22436-DPG.

On July 5, 2022, Mr. Seifert moved to dismiss NextPlat’s Second Amended Complaint, and filed a Counterclaim against the Company and its Chief Executive Officer, Charles M. Fernandez. In his Counterclaim, Mr. Seifert seeks legal remedies in connection with the Company’s June 22, 2021, termination of his employment. Mr. Seifert also claims Retaliatory Discharge under Florida’s Private Whistleblower Act, Defamation, and Negligent Misrepresentation.

A jury trial is set to occur during the trial court's two-week trial calendar, starting August 21, 2024.

From time to time, the Company may become involved in litigation relating to claims arising out of our operations in the normal course of business. The Company is not currently involved in any pending legal proceeding or litigation, and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which the Company is a party or to which any of the Company’s properties is subject, which would reasonably be likely to have a material adverse effect on the Company’s business, financial condition and operating results.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 18. Leases

The Company has entered into a number of lease arrangements under which the Company is the lessee. These leases are classified as operating leases. In addition, the Company has elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year. The following is a summary of the Company’s lease arrangements.

Finance Lease Agreements

In May 2018, Progressive Care entered into a finance lease obligation to purchase pharmacy equipment with a cost of approximately $115,000. The terms of the lease agreement require monthly payments of $1,678 plus applicable tax over 84 months ending March 2025 including interest at the rate of 6%.

Operating Lease Agreements

Right of use ("ROU") assets for operating leases are periodically reduced by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of March 31, 2024 and December 31, 2023, we have recognized impairment losses for ROU assets of approximately $132,000 and $0, respectively.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the re-measurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

On December 2, 2021, Nextplat entered into a 62-month lease for 4,141 square feet of office space in Florida ("Florida lease"), for $186,345 annually. The rent increases 3% annually. The lease commenced upon occupancy on June 13, 2022, and will expire on August 31, 2027. The Florida lease does not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Variable expenses generally represent the Company’s share of the landlord’s operating expenses.

For our facilities in Poole, England, we rent office and warehouse space of approximately 2,660 square feet for £30,000 annually or approximately USD $37,107, based on a yearly average exchange rate of 1.24 GBP: USD. The Poole lease was renewed on October 6, 2022, and expired October 31, 2023 and renewed for an additional twelve months.

Progressive Care entered into a lease agreement for its Orlando pharmacy in August 2020. The term of the lease is 66 months with a termination date of February 2026. The lease agreement calls for monthly payments that began in February 2021, of $4,310, with an escalating payment schedule each year thereafter.

Progressive Care leases its North Miami Beach pharmacy location under an operating lease agreement with a lease commencement date in September 2021. The term of the lease is 60 months with a termination date in August 2026. The lease calls for monthly payments of $5,237, with an escalating payment schedule each year thereafter.

Progressive Care also leases its Palm Beach County pharmacy locations under operating lease agreements expiring in February 2025.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 19.  Reportable Segments

The Company has two reportable segments: (i) e-Commerce Operations, which involves acquiring and leasing, primarily an e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue, and other related businesses and (ii) Healthcare Operations, which provides TPA, data management, COVID-19 related diagnostics and vaccinations, prescription pharmaceuticals, compounded medications, telepharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management.

The Company evaluates the performance of each of the segments based on profit or loss after general and administrative expenses. While the Company believes there are synergies between the two business segments, the segments are managed separately because each requires different business strategies.

The following tables present a summary of the reportable segments (in thousands):

For the Three Months Ended March 31, 2024	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Pharmacy prescription and other revenue, net of PBM fees	$—	$11,324	$—	$11,324
e-Commerce revenue	2,865	—	—	2,865
Pharmacy 340B contract revenue	—	3,304	—	3,304
Revenues, net	$2,865	$14,628	$—	$17,493

Expenses:
Cost of revenue	2,060	10,623	—	12,683
Selling, general and administrative	1,166	899	(60)	2,005
Salaries, wages and payroll taxes	508	2,116	—	2,624
Impairment loss	—	132	—	132
Professional fees	507	478	—	985
Depreciation and amortization	130	776	—	906
	4,371	15,024	(60)	19,335
Loss before other (income) expense	(1,506)	(396)	60	(1,842)
Other (expense) income	(203)	(25)	(60)	(168)
Loss before income taxes	(1,303)	(371)	—	(1,674)
Income taxes	(27)	—	—	(27)
Net loss	$(1,330)	$(371)	$—	$(1,701)

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

For the Three Months Ended March 31, 2023	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Pharmacy prescription and other revenue, net of PBM fees	$—	$—	$—	$—
e-Commerce revenue	2,876	—	—	2,876
Pharmacy 340B contract revenue	—	—	—	—
Revenues, net	$2,876	$—	$—	$2,876

Expenses:
Cost of revenue	2,255	—	—	2,255
Selling, general and administrative	788	—	—	788
Salaries, wages and payroll taxes	588	—	—	588
Professional fees	321	—	—	321
Depreciation and amortization	162	—	—	162
	4,114	—	—	4,114
Loss before other (income) expense	(1,238)	—	—	(1,238)
Other (expense) income	(83)	—	—	(83)
Loss before income taxes	(1,155)	—	—	(1,155)
Income taxes	—	—	—	—
Loss before equity method investment	(1,155)	—	—	(1,155)
Equity in net loss of affiliate	(32)	—	—	(32)
Net loss	$(1,187)	$—	$—	$(1,187)

	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Total assets as of March 31, 2024	$40,342	$41,398	$(16,679)	$65,061

Total assets as of December 31, 2023	$40,764	$40,384	$(16,679)	$64,469

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 20. Concentrations

e-Commerce operations concentrations:

Customers:

Sales to customers through Amazon accounted for 39.9% and 57.2% of the Company’s revenues during the three months ended March 31, 2024 and 2023, respectively. No other customer accounted for 10% or more of the Company’s revenues for either period.

Suppliers:

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchases for the three months ended March 31, 2024 and 2023 (in thousands, unaudited).

	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
Globalstar Europe	$213	10.2%	$—	—%
Garmin	$301	14.3%	$594	20.9%
Iridium Satellite	$270	27.2%	$—	—%

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Geographic:

The following table sets forth revenue as to each geographic location, for the  (in thousands, unaudited):

	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023

Europe	$1,430	49.9%	$2,063	71.7%
North America	523	18.3%	586	20.4%
South America	23	0.8%	9	0.3%
Asia and Pacific	413	14.4%	159	5.5%
Africa	476	16.6%	59	2.1%
	$2,865	100%	$2,876	100%

Healthcare operations concentrations:

Suppliers:

Progressive Care had significant concentrations with one vendor. The purchases from this significant vendor were 98% of total vendor purchases for the three months ended March 31, 2024.

Customers:

Progressive Care s trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse Progressive Care.

Progressive Care derives a significant portion of sales from prescription drug sales reimbursed through prescription drug plans administered by pharmacy benefit managers (“PBM”) companies. Prescription reimbursements from our three most significant PBMs were as follows:

Three Months Ended March 31, 2024
A	33%
B	21%
C	16%

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 21. Subsequent Events

Acquisition of Outfitter Satellite

On March 25, 2024, the Company entered into a Stock Purchase Agreement with James T. McKinley (“Seller”), pursuant to which the Company agreed to purchase all of the issued and outstanding shares of common stock of Outfitter Satellite, Inc. (“Outfitter”) in an all-cash transaction for an aggregate purchase price of $760,000.00, subject to certain adjustments (the “Aggregate Consideration”).

The closing of the transaction occurred on April 1, 2024

At the closing, $660,000.00 of the Aggregate Consideration was paid to Mr. McKinley with the remaining $100,000.00 to be paid upon delivery of Outfitter’s audited financial statements for the 2022 and 2023 fiscal years.

Outfitter provides consumers, commercial and government customers, with advanced satellite-based connectivity solutions from leading brands, including Iridium, Inmarsat and Globalstar.

RXMD Merger

On April 12, 2024, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Progressive Care, and Progressive Care LLC, a Nevada limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, The Company, Progressive Care and Merger Sub will enter into a business combination transaction pursuant to which Progressive Care will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity of the Merger.

On April 9, 2024, Progressive Care entered into lock-up agreements with each of its directors and executive officers: Pamela Roberts, Jervis Bennet Hough, Pedro Rodriguez, Joseph Ziegler, Anthony Armas, and Elizabeth Alcaine (the “Company Lock-Up Agreements”). Additionally, separate lock-up agreements were established between Progressive Care and the following directors and executive officers of NextPlat: David Phipps, Douglas Ellenoff, Robert Bedwell, Hector Delgado, Kendall Carpenter, Louis Cusimano, John E. Miller, and Maria Cristina Fernandez (the “Parent Lock-Up Agreements”). Notably, individuals serving roles in both the Progressive Care and NextPlat, such as Charles M. Fernandez, Cecile Munnik, and Rodney Barreto, were covered by a single lock-up agreement with Progressive Care relating to each of their shares in both Progressive Care and NextPlat (the “Hybrid Lock-Up Agreements”, together with the Company Lock-Up Agreements and Parent Lock-Up Agreements, the "Lock-Up Agreements"). All Lock-Up Agreements prohibit the aforementioned stockholders from selling, transferring, acquiring or purchasing any of the securities of either Progressive Care or NextPlat during the period between the signing of the Merger Agreement and the closing of the Merger. Notwithstanding the Lock-Up Agreements, the directors of Progressive Care will continue to receive any shares of Progressive Care Common Stock payable to such director as compensation pursuant to the terms of his or her director services agreement. There are no family relationships between Maria Cristina Fernandez and Charles M. Fernandez.

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

NextPlat Corp and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of NextPlat Corp and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill and Other Intangibles arising from the acquisition of Progressive Care, Inc. (“RXMD”) – Refer to Notes 2, 3, 4 and 14 to the consolidated financial statements

Critical Audit Matter Description

As disclosed in Note 3, Goodwill arises in connection with acquisitions. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired is recorded as goodwill. As disclosed in Note 4, on July 1, 2023, the Company gained voting control of RXMD and therefore, became a consolidated subsidiary of the Company on July 1, 2023. Auditing the accounting for the acquisition was complex due to the significant estimation uncertainty in determining the fair values of identified intangible assets, which consisted of Trade Names, Development Technology, Pharmacy Records and Goodwill.

The principal considerations for our determination that performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions required a high degree of auditor judgment and an increased effort, including the need to involve a fair value specialist.

How the Critical Audit Matter Was Addressed in the Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others:

●

Utilizing personnel with specialized knowledge and skill in valuation to assist in; i) assessing the appropriateness of the valuation methodology for the intangible assets, ii) evaluating the reasonableness of the growth rates, percent of revenues derived and discount rate used in the income approach, iii) evaluating the reasonableness of the assumptions and estimates used in the valuation methodologies.

●	Evaluate the reasonableness of management’s significant estimates.
●

Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the fair value approach and (ii) the reasonableness of significant assumptions and estimates.

●	Reviewed and assessed the appropriateness of adjustments to Goodwill, Other Intangibles and other Assets and Liabilities acquired based on changes to their estimated fair values.

Goodwill and Other Intangibles Impairment Assessments – RXMD acquisition – Refer to Notes 3 and 14 to the consolidated financial statements

Critical Audit Matter Description

As described in Note 14 to the consolidated financial statements, the Company’s goodwill balance was approximately $731,000 as of December 31, 2023. The Company also has amortizable identifiable intangible assets of approximately $14,423,000, and are related to the RXMD Healthcare Operations reporting unit. Management tests these assets annually for impairment or more frequently when potential impairment triggering events are present. Goodwill is tested for impairment by comparing the estimated fair value of a reporting unit to its carrying value.

The principal considerations for our determination that performing procedures relating to the goodwill and intangible asset impairment assessments of the RXMD Healthcare Operations reporting unit is a critical audit matter because (i) the significant, subjective and complex judgments used by management when determining the fair value estimates of the reporting units; (ii) the high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating the significant assumptions used in management’s fair value estimates; and (iii) the audit effort involved in the use of professionals with specialized skill and knowledge including a valuation expert.

How the Critical Audit Matter Was Addressed in the Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements.

●

These procedures included, among others, (i) testing management’s process for determining the fair value estimates of the RXMD Healthcare Operations reporting unit; (ii) testing the completeness and accuracy of the underlying data used in the fair value approach; and (iii) evaluating the reasonableness of the significant assumptions used by management related to market multiples, peer group and comparable transaction selection and selection of relevant financial matrices for concluding the fair value of reporting unit and future levels of revenue growth.

●

Evaluating management’s assumptions related to the future levels of revenue growth involved evaluating whether the assumptions were reasonable considering (i) current and past performance of the reporting units; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

●

Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the fair value approaches and (ii) the reasonableness of significant assumptions of relevant financial matrices for concluding the fair value of reporting unit and future levels of revenue growth.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

New York, NY
April 11, 2024 PCAOB ID Number 587

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par data)

	December 31,
	2023	2022
ASSETS
Current Assets
Cash	$26,307	$18,891
Accounts receivable, net	8,923	384
Receivables - other, net	1,846	—
Inventory, net	5,135	1,287
Unbilled revenue	189	142
VAT receivable	342	433
Prepaid expenses	640	46
Notes receivable due from related party	256	—
Total Current Assets	43,638	21,183

Property and equipment, net	3,989	1,246

Goodwill	731	—
Intangible assets, net	14,423	50
Operating right of use assets, net	1,566	855
Finance right-of-use assets, net	22	—
Equity method investment	—	5,261
Deposits	39	—
Prepaid expenses, net of current portion	61	49
Total Other Assets	16,842	6,215
Total Assets	$64,469	$28,644

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$13,176	$1,523
Contract liabilities	42	36
Notes payable	312	60
Due to related party	18	28
Operating lease liabilities	532	209
Finance lease liabilities	18	—
Income taxes payable	139	94
Liabilities from discontinued operations	—	112
Total Current Liabilities	14,237	2,062

Long Term Liabilities:
Notes payable, net of current portion	1,211	156
Operating lease liabilities, net of current portion	929	650
Finance lease liabilities, net of current portion	5	—
Total Liabilities	16,382	2,868

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 18,724,596 and 14,402,025 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	2	1
Additional paid-in capital	67,170	56,963
Accumulated deficit	(34,925)	(31,147)
Accumulated other comprehensive loss	(63)	(41)
Equity attributable to NextPlat Corp stockholders	32,184	25,776
Equity attributable to noncontrolling interests	15,903	—
Total Equity	48,087	25,776

Total Liabilities and Equity	$64,469	$28,644

See accompanying notes to consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per shares data)

	For the Years Ended
	December 31,
	2023	2022
Sales of products, net	$32,389	$11,710
Revenues from services	5,367	—
Revenue, net	37,756	11,710

Cost of products	26,313	9,221
Cost of services	132	—
Cost of revenue	26,445	9,221

Gross profit	11,311	2,489

Operating expenses:
Selling, general and administrative	9,910	5,085
Salaries, wages and payroll taxes	6,643	2,565
Goodwill impairment	13,895	—
Professional fees	1,981	1,552
Depreciation and amortization	2,110	490
Total operating expenses	34,539	9,692

Loss before other (income) expense	(23,228)	(7,203)

Other (income) expense:
Interest expense	79	24
Interest earned	(620)	(21)
Asset write-off	28	—
Other income	(317)	—
Foreign currency exchange rate variance	(107)	129
Total other (income) expense	(937)	132

Loss before income taxes and equity in net loss of affiliate	(22,291)	(7,335)

Income taxes	(28)	(87)
Loss before equity in net loss of affiliate	(22,319)	(7,422)

Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	11,352	—
Equity in net loss of affiliate	(1,440)	(1,739)
Net loss	(12,407)	(9,161)

Net loss attributable to noncontrolling interest	8,629	—
Net loss attributable to NextPlat Corp	$(3,778)	$(9,161)

Comprehensive loss:
Net loss	$(12,407)	$(9,161)
Foreign currency loss	(22)	(44)
Comprehensive loss	$(12,429)	$(9,205)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,778)	$(9,161)
Weighted number of common shares outstanding – basic	17,494	9,592
Weighted number of common shares outstanding – diluted	17,494	9,592

Basic loss per share	$(0.22)	$(0.96)
Diluted loss per share	$(0.22)	$(0.96)

See accompanying notes to consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED December 31, 2023 AND 2022

(In thousands)

	Common Stock
	$0.0001 Par Value
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Comprehensive Income (Loss)	Stockholders’ Equity NextPlat Corp	Noncontrolling Interests	Total Equity
Balance, December 31, 2021	7,053	$1	$39,513	$(21,986)	$3	$17,531	$—	$17,531
Issuance of common stock related to January offering	2,230	—	7,005	—	—	7,005	—	7,005
Issuance of common stock related to December offering	4,575	—	7,472	—	—	7,472	—	7,472
Stock-based compensation in connection with restricted stock awards	544	—	2,151	—	—	2,151	—	2,151
Stock-based compensation in connection with options granted	—	—	822	—	—	822	—	822
Comprehensive loss	—	—	—	—	(44)	(44)	—	(44)
Net loss	—	—	—	(9,161)	—	(9,161)	—	(9,161)
Balance, December 31, 2022	14,402	$1	$56,963	$(31,147)	$(41)	$25,776	$—	$25,776
Issuance of common stock related to April offering	3,429	1	5,999	—	—	6,000	—	6,000
Issuance of common stock related to exercise of warrants	105	—	184	—	—	184	—	184
Issuance of common stock related to restricted stock award	789	—	2,468	—	—	2,468	300	2,768
Stock-based compensation in connection with options granted	—	—	1,524	—	—	1,524	1,052	2,576
Stock-based compensation in connection with warrants granted	—	—	32	—	—	32	—	32
Acquisition of subsidiary and noncontrolling interests	—	—	—	—	—	—	23,180	23,180
Comprehensive income	—	—	—	—	(22)	(22)	—	(22)
Net loss	—	—	—	(3,778)	—	(3,778)	(8,629)	(12,407)
Balance, December 31, 2023	18,725	$2	$67,170	$(34,925)	$(63)	$32,184	$15,903	$48,087

See accompanying notes to consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,407)	$(9,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	758	465
Change in provision for doubtful accounts	47	—
Amortization of intangible assets	1,337	25
Amortization of right-of-use assets - operating leases	417	106
Amortization of right-of-use assets - finance leases	15	—
Write-off of digital assets	28	43
Goodwill impairment	13,895	—
Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	(11,352)	—
Equity in net loss of affiliate	1,440	1,739
Stock-based compensation	5,376	2,974
Change in operating assets and liabilities:
Accounts receivable	(3,449)	(34)
Inventory	(2,217)	(267)
Unbilled revenue	(47)	(41)
Prepaid expense	22	52
Notes receivable	(256)	—
Other assets	—	49
VAT receivable	91	59
Accounts payable and accrued expenses	3,231	453
Operating lease liabilities	(464)	(101)
Income taxes payable	45	37
Contract liabilities	6	—
Liabilities from discontinued operations	(112)	—
Net cash used in operating activities	(3,596)	(3,602)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(647)	(716)
Cash acquired in acquisition of subsidiary	7,352	—
Capital contributions to equity method investee	(1,506)	(7,000)
Net cash provided by (used in) investing activities	5,199	(7,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of note payable, related party, net	(10)	(7)
Issuance of common stock for PIPE transaction	6,000	13,832
Payment of stock issuance costs	—	(754)
Proceeds from exercise of warrants	184	—
Payments on finance lease liabilities	(15)	—
Repayments of notes payable	(299)	(60)
Net cash provided by financing activities	5,860	13,011

Effect of exchange rate on cash	(47)	(70)

Net increase in cash	7,416	1,623
Cash beginning of year	18,891	17,268
Cash end of year	$26,307	$18,891

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$531	$11
Income tax	$—	$10
Supplemental schedule of non-cash investing and financing activities:
Business combination without transfer of consideration	$39,859	$—

See accompanying notes to consolidated financial statements

NEXTPLAT CORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operations.

The term “Company” refers to NextPlat Corp and its wholly, majority owned and controlled subsidiaries, except where the context requires otherwise or where otherwise indicated.

NextPlat Corp:

NextPlat Corp, a Nevada corporation (the “Company”, “NextPlat”, “we”), formerly Orbsat Corp was incorporated in 1997. The Company operates two main e-commerce websites as well as 25 third-party e-commerce storefronts on platforms such as Alibaba, Amazon and Walmart. These e-commerce venues form an effective global network serving thousands of consumers, enterprises, and governments. NextPlat has announced its intention to broaden its e-commerce platform and is implementing a comprehensive system upgrade to support this initiative. We provide a comprehensive array of Satellite Industry communication services and related equipment sales.

Our wholly-owned subsidiary, Global Telesat Communications Limited (“GTC”), was formed under the laws of England and Wales in 2008. On February 19, 2015, we entered into a share exchange agreement with GTC and all of the holders of the outstanding equity of GTC pursuant to which we acquired all of the outstanding equity in GTC.

Our wholly-owned subsidiary, Orbital Satcom Corp. (“Orbital Satcom”), a Nevada corporation, was formed on November 14, 2014.

On June 22, 2022, NextPlat B.V. (“NXPLBV”) was formed in Amsterdam, Netherlands, as a wholly owned subsidiary of NextPlat Corp. Presently, NXPLBV does not have any active operations

Progressive Care Inc.:

Progressive Care Inc. (“Progressive Care”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

Pharmco 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive Care. Pharmco 901 was acquired by Progressive on October 21, 2010. Progressive currently delivers prescriptions to Florida’s diverse population and ships medications to patients in states where they hold non-resident pharmacy licenses as well. Progressive currently holds Florida Community Pharmacy Permits at all Florida pharmacy locations and the Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. Progressive is able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Miami-Dade County, Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics has had no operating activity to date.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 2. Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared by management in accordance with general accepted accounting principles in the United States of America (“U.S. GAAP”) and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Business acquisition of Progressive Care, Inc.

On July 1, 2023, the Company, Charles M. Fernandez, Executive Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Director of the Company, exercised common stock purchase warrants issued by Progressive Care (the “RXMD Warrants”) and were issued shares of Progressive Care common stock. After the exercise of the RXMD Warrants, the Company and Messrs. Fernandez and Barreto collectively owned 53% of Progressive Care’s voting common stock. At the time of exercise, all of the above RXMD Warrants were in-the-money. Also on July 1, 2023, the Company entered into a voting agreement with Messrs. Fernandez and Barreto whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of their shares of Progressive Care common stock (including any new shares of Progressive Care common stock acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care common stock) that they own, directly or indirectly, in the same manner that NextPlat votes its Progressive Care common stock and equivalents. The voting agreement is irrevocable and perpetual in term.

The exercise of the stock options, along with the entry into the voting agreement, resulted in a change in control of Progressive Care under the voting interest model in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combination, and was accounted for as a business acquisition. Therefore, Progressive Care became a consolidated subsidiary of the Company on July 1, 2023. The Company previously accounted for its equity interest in Progressive Care as an equity method investment.

The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, assumptions used to calculate stock-based compensation, fair value of net assets acquired in the business combination with Progressive Care. common stock and options issued for services, net realizable value of accounts receivables the useful lives of property and equipment and intangible assets, the estimate of the fair value of the lease liability and related right of use assets, pharmacy benefit manager ("PBM") fee estimates, and the estimates of the valuation allowance on deferred tax assets and corporate income taxes.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 3. Summary of Significant Accounting Policies

The significant accounting policies of the Company are described below the fiscal year ended December 31, 2023. Progressive Care became a consolidated subsidiary of the Company on July 1, 2023 and as a result the Company has incorporated certain significant accounting policies of Progressive Care for the year ended December 31, 2023.

Discontinued Operations

The Company’s former operations were developing and manufacturing products and services, which reduce fuel costs, save power and energy and protect the environment. The products and services were made available for sale into markets in the public and private sectors. In December 2009, the Company discontinued these operations and disposed of certain of its subsidiaries.

The remaining liabilities for discontinued operations are presented in the consolidated balance sheets under the caption “Liabilities from discontinued operation” and relates to the discontinued operations of developing and manufacturing of energy saving and fuel-efficient products and services. The carrying amounts of the major classes of these liabilities as of December 31, 2023, and 2022 are summarized as follows (in thousands):

	December 31, 2023	December 31, 2022
Assets of discontinued operations	$—	$—
Liabilities
Accounts payables and accrued expenses	$—	$(112)
Liabilities from discontinued operations	$—	$(112)

Liquidity

January 2022 Private Placement of Common Stock

On December 31, 2021, after markets closed, a securities purchase agreement (the “Purchase Agreement”) was circulated to, and signatures were received from, certain institutional and accredited investors (the “December Investors”) in connection with the sale in a private placement by the Company of 2,229,950 shares of the Company’s common stock (the “December Offering”). On January 2, 2022, the Company delivered to December Investors a fully executed Purchase Agreement, which was dated December 31, 2021. The purchase price for the common stock sold in the December Offering was $3.24 per share, the closing transaction price reported by Nasdaq on December 31, 2021.

The closing of the December Offering occurred on January 5, 2022. The Company received gross proceeds from the sale of the common stock in the December Offering of approximately $7.2 million.

December 2022 Private Placement of Common Stock

On December 9, 2022, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the sale by the Company in a private placement of 4,575,429 units, each unit comprising (i) one share of the Company’s common stock, and (ii) one warrant to purchase one share of common stock. The offering price of the units was $1.75 per unit. The warrants included in the units are exercisable at a price of $1.75 per share and expire three years from the date of issuance.

On December 9, 2022, the Company entered into placement agency agreement (the “Placement Agency Agreement”) with Dawson James Securities, Inc. (“Dawson James”). The Company has agreed to pay Dawson James a placement agent fee of 6% of the gross proceeds received in the private placement and 3% on all proceeds from officers and directors including any directed orders from the Company. As additional compensation under the Placement Agency Agreement, the Company will issue Dawson James warrants (the “Placement Agent Warrants”) to purchase up to 549,051 shares of Common Stock with an exercise price of $1.75 per share. The Placement Agent Warrants are exercisable at any time and from time to time during the three-year period commencing on the six-month anniversary of the closing date. The Company reimbursed Dawson for up to $100,000 for its legal and due diligence expenses.

The offering closed on December 14, 2022, and the Company received gross proceeds of approximately $8.0 million for the units.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

April 2023 Private Placement of Common Stock

On April 5, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) for the sale by the Company in a private placement of 3,428,571 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The offering price of the Common Stock was $1.75 per share, the closing price of the Common Stock on April 4, 2023. On April 11, 2023, the Private Placement closed. Upon the closing of the Private Placement, the Company received gross proceeds of approximately $6.0 million. The Company sold the Common Stock to the Investor in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

As of the date of this report, the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the Company’s existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

Cash and Cash Equivalents

The Company places its cash with high credit quality financial institutions. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. All cash amounts in excess of $250,000, approximately $3.1 million, are unsecured. In April 2023, the Company entered into a deposit placement agreement for Insured Cash Sweep Service (“ICS”). This service is a secure, and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement will mitigate its credit risk as it relates to uninsured FDIC amounts in excess of $250,000.

Accounts Receivable and Allowance for Doubtful Accounts

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are offset against sales and relieved from accounts receivable, after all means of collection have been exhausted and the potential for recovery is considered remote.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Progressive Care trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers (“PBMs”) and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. Progressive Care records an allowance for doubtful accounts for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Progressive Care reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are valued at the lower of cost or net realizable value, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Prepaid Expenses

Prepaid expenses current and long term amounted to approximately $640,000 and $61,000, respectively for the year ended December 31, 2023, as compared to $46,000 and $49,000 for the year ended December 31, 2022. Prepaid expenses include prepayments in cash for accounting fees, which are being amortized over the terms of their respective agreements, as well as cost associated with certain contract liabilities. The current portion consists of costs paid for future services which will occur within a year.

Investments

The Company applies the equity method of accounting to investments when it has significant influence, but not controlling interest, in the investee. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. The carrying value of our equity method investment is reported as “equity method investment” on the consolidated balance sheets. The Company’s equity method investment is reported at cost and adjusted each period for the Company’s share of the investee’s income or loss and dividend paid, if any. The Company’s proportionate share of the net loss resulting from these investments is reported under the line item captioned “equity in net loss of affiliate” in the consolidated statements of operations and comprehensive loss. Note 15 contains additional information on the equity method investment.

The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. Management reviewed the underlying net assets of the investee as of December 31, 2023 and determined that the Company’s proportionate economic interest in the investee indicate that the investments were not impaired.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency Translation

The Company’s reporting currency is U.S. Dollars. The accounts of one of the Company’s subsidiaries, GTC, is maintained using the appropriate local currency, Great British Pound, as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

The relevant translation rates are as follows: for the year ended December 31, 2023, closing rate at $1.27 US$: GBP, yearly average rate at $1.24 US$: GBP, for the year ended December 31, 2022 closing rate at $1.21 US$: GBP, yearly average rate at $1.24 US$: GBP.

Revenue Recognition and Unearned Revenue

In accordance with ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient, which is to (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The amendments of this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There was no impact as a result of adopting this ASU on the financial statements and related disclosures. Based on the terms and conditions of the product arrangements, the Company believes that its products and services can be accounted for separately as its products and services have value to the Company’s customers on a stand-alone basis. When a transaction involves more than one product or service, revenue is allocated to each deliverable based on its relative fair value; otherwise, revenue is recognized as products are delivered or as services are provided over the term of the customer contract.

e-Commerce Operations:

The Company recognizes revenue from satellite services when earned, as services are rendered or delivered to customers. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty. Historically, the Company has not incurred significant expenses for warranties. Equipment sales which have been prepaid, before the goods are shipped are recorded as contract liabilities and once shipped is recognized as revenue. The Company also records as contract liabilities, certain annual plans for airtime, which are paid in advance. Once airtime services are incurred, they are recognized as revenue. Unbilled revenue is recognized for airtime plans whereby the customer is invoiced for its data usage the following month after services are incurred.

The Company’s customers generally purchase a combination of our products and services as part of a multiple element arrangement. The Company’s assessment of which revenue recognition guidance is appropriate to account for each element in an arrangement can involve significant judgment. This assessment has a significant impact on the amount and timing of revenue recognition.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Contract liabilities are shown separately in the consolidated balance sheets as current liabilities. At December 31, 2023, we had contract liabilities of approximately  $42,000. At December 31, 2022, we had contract liabilities of approximately $36,000.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Healthcare Operations:

The Company provides prescription pharmaceuticals, COVID-19 related diagnostics and vaccinations, TPA services, and contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of the contracted pharmacy services for 340B covered entities, the Company acts as a pass-through for reimbursements on prescription claims adjudicated on behalf of the 340B covered entities in exchange for a dispensing fee per prescription.

The Company recognizes product sales from prescriptions dispensed to patients (customers) at the time the drugs are physically delivered to a customer or when a customer picks up their prescription, which is the point in time when control transfers to the customer. 340B dispensing fees are a component of 340B contract revenue, which are recognized at the time the drugs are received by the patient, by either delivery or customer pick up. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customer’s insurance provider. The Company is the agent in all of the 340B pharmacy dispensing service agreements transactions with 340B covered entities and not the principal in the transactions. Thus, the Company only recognizes its net fee for the prescription dispensing transactions and not the gross billing and cost of goods sold for the drugs dispensed.

The Company accrues an estimate of PBM fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

DIR fees are fees charged by PBMs to pharmacies for network participation as well as periodic reimbursement reconciliations. For some PBMs, DIR fees are charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company two to three months after the end of the trimester (e.g., DIR fees for January – April 2023 claims were clawback by these PBMs in July – August 2023). For DIR fees that are not collected at the time of claim settlement, the Company records an accrued liability at each reporting date for estimated DIR fees that are expected to be collected by the PBMs in a future period. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal.

The Company recognizes revenue from TPA services as it satisfies the performance obligations under the TPA contract with a 340B covered entity. TPA services provided to covered entities include consulting services, accounting and reconciliation of contract pharmacy billings, and various compliance services. The covered entity simultaneously receives and consumes benefits as the Company performs services under the TPA contract. These services are capable of being distinct from one another, e.g., the covered entity may receive benefit from each separate service, but in the context of a TPA contract, the services are not distinct with the context of the TPA contract. Instead, the Company provides a significant service of integrating the services into a combined output that benefits the covered entity. Therefore, the Company considers the combined services to be a single performance obligation in each TPA contract.

For each TPA contract, the Company recognizes revenue by measuring the progress toward complete satisfaction of each performance obligation. The Company uses various observable output methods in measuring progress toward satisfaction of each performance obligation, most notably gross billings under each contract.

ASC 606 provides a practical expedient wherein an entity may recognize revenue in the amount to which it has a right to invoice a customer if the entity has a right to consideration from the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date. This expedient could be available, for example, for a service contract in which an entity bills a fixed amount for each hour of service provided. The Company believes that this practical expedient applies to its TPA contracts and we have elected this method in measuring revenue over the TPA contract term.

The Company recognizes COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cost of Product Sales and Services

Cost of sales consists primarily of materials, airtime and overhead costs incurred internally and amounts incurred to contract manufacturers to produce our products, airtime and other implementation costs incurred to install our products and train customer personnel, and customer service and third-party original equipment manufacturer costs to provide continuing support to our customers. There are certain costs which are deferred and recorded as prepaids, until such revenue is recognized. Refer to revenue recognition above as to what constitutes deferred revenue.

Shipping and handling costs are included as a component of costs of product sales in the Company’s consolidated statements of operations because the Company includes in revenue the related costs that the Company bills its customers.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was approximately $188,000 and $93,000 for the years ended December 31, 2023 and 2022, respectively.

Intangible Assets

Acquired intangible assets with finite lives other than goodwill are amortized over their useful lives. For intangible assets acquired in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Intangible assets subject to amortization represent the fair value of pharmacy records, tradenames and customer contracts acquired, and capitalized software development costs. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews its identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of those assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment losses, if any.

Pharmacy records and developed software are amortized over 5 years. Tradenames and customer contracts are amortized over 10 years. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred. The Company uses a measurement period following the acquisition date to gather information that existed as of the acquisition date that is needed to determine the fair value of the assets acquired, liabilities assumed and equity interests. The measurement period ends once all information is obtained, but no later than one year from the acquisition date

Goodwill

Goodwill represents the excess of the purchase price over the value assigned to net tangible and identifiable intangible assets. Progressive Care, which is our Healthcare Operations, is considered to be the reporting unit for goodwill. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are assessed annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the property and equipment, and accumulated depreciation accounts until they are removed from service. When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

The estimated useful lives of property and equipment are generally as follows:

Years
Building	40
Building improvements	Remaining life of the building
Leasehold improvements	Lessor of the estimated useful life or life of the lease
Office furniture and fixtures	4-5
Computer equipment	3-4
Rental equipment	4
Vehicles	3-5
Appliques	10
Website development	2

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Depreciation expense for the years ended December 31, 2023, and 2022 was approximately $758,000 and $465,000, respectively.

Impairment of Long-lived Assets

The Company reviews its long-lived assets, comprised of property and equipment, right-of-use assets, and intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and consider market participants in accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates the long-lived assets of the reporting units for impairment at the lowest asset group level for which individual cash flows can be identified. When evaluating long-lived assets for potential impairment, the carrying amount of the asset group is compared to the estimated future undiscounted cash flows. The impairment loss calculation compares the carrying amount of the assets to the fair value based on estimated discounted future cash flows. If required, an impairment loss is recorded for that portion of the asset’s carrying value in excess of fair value. As of December 31, 2023, there were no indications that the carrying amounts of our long-lived assets exceeded their respective fair values. The Company did not consider it necessary to record any impairment charges during the years ended December 31, 2023 and December 31, 2022, respectively.

Fair Value of Financial Instruments

Derivatives are required to be recorded on the balance sheet at fair value. These derivatives, including embedded derivatives in the Company’s structured borrowings, are separately valued and accounted for on the Company’s balance sheet. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with the accounting guidance. The carrying amounts reported in the balance sheet for cash, accounts payable, accrued expenses, and notes payable approximate their estimated fair market values based on the short-term maturity of the instruments.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company estimated the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of the fair value using the option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation. (Topic 718). This update was intended to reduce cost and complexity and to improve financial reporting for share-based payments issues to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expanded the scope of ASC 718, Compensation - Stock Compensation, which previously only included share-based payments issued to employees, to include share-based payments issues to non-employees for goods and services. Consequently, the accounting for share-based payment to non-employees and employees will be substantially aligned. This standard became effective for the financial statements issues by public companies for the annual and interim periods beginning after December 15, 2018. Management adopted this standard on January 1, 2019.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement,” which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, we determine if an arrangement contains a lease at inception based on whether or not the Company has the right to control the asset during the contract period and other facts and circumstances. Arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the years ended December 31, 2023 and 2022, there were no expenditures on research and development.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity. For the Company, comprehensive income (loss) for the years ended December 31, 2023 and 2022 included net income (loss) and unrealized income (losses) from foreign currency translation adjustments.

Earnings per Common Share

Net income (loss) per common share is calculated in accordance with ASC Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. In periods where the Company has a net loss, all dilutive securities are excluded.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Related Party Transactions

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party, (see Note 25).

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In August 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-04, “Liabilities (Topic 405) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 121”, to amend and add various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Bulletin No. 121.

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statement (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, to amend various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 120, among other things. The Company adopted this conforming guidance upon issuance and the adoption had no material impact on our consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which introduces an impairment model based on expected, rather than incurred, losses. Additionally, it requires expanded disclosures regarding (a) credit risk inherent in a portfolio and how management monitors the portfolio’s credit quality; (b) management’s estimate of expected credit losses; and (c) changes in estimates of expected credit losses that have taken place during the period. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This ASU clarifies receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” This ASU clarifies various scoping and other issues arising from ASU 2016-13. In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments.” This ASU improves the Codification and amends the interaction of Topic 842 and Topic 326. ASU 2016-13 and related amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. On an ongoing basis, the Company will contemplate forward-looking economic conditions in recording lifetime expected credit losses for the Company’s financial assets measured at cost.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Accounting Pronouncements Issued but not yet Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosure” (“ASU 2023-09”), which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. ASU 2023-09 is required to be adopted for annual periods beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2025. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. ASU 2023-07 is required to be adopted for annual periods beginning after December 15, 2023, and interim period within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2024. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 4. Acquisition

On July 1, 2023, the Company, along with Messrs. Fernandez and Barreto, exercised common stock purchase warrants issued by Progressive Care (“RXMD Warrants”) and were issued shares of Progressive Care common stock. The Company exercised RXMD Warrants on a cashless basis and was issued 402,269 shares of Progressive Care common stock. The Company also exercised RXMD Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 shares of Progressive Care common stock. Mr. Fernandez exercised RXMD Warrants on a cashless basis and was issued 211,470 shares of Progressive Care common stock. Mr. Barreto exercised RXMD Warrants on a cashless basis and was issued 130,571 shares of Progressive Care common stock. At the time of exercise, all of the above RXMD Warrants were in-the-money. After the exercise of the RXMD Warrants, the Company and Messrs. Fernandez and Barreto collectively owned approximately 53% of Progressive Care’s voting common stock.

Also, on July 1, 2023, the Company entered into a voting agreement with Messrs. Fernandez and Barreto, whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the shares of Progressive Care common stock (including any new shares of Progressive Care common stock acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care common stock) that they own, directly or indirectly, in the same manner that the Company votes its shares of Progressive Care common stock and equivalents. The voting agreement is irrevocable and perpetual in term.

As a result of the RXMD Warrant exercises and the entry into the voting agreement, the Company concluded that there was a change in control in Progressive Care. As of July 1, 2023, NextPlat has the right to control more than 50% of the voting interests in Progressive Care through the concurrent common stock purchase warrant exercises and voting agreement noted above. Beginning on July 1, 2023, the Company changed the accounting method for its investment in Progressive Care, which prior to July 1, 2023 had been accounted for as an equity method investment to consolidation under the voting interest model in FASB ASC Topic 805. Therefore, Progressive Care became a consolidated subsidiary of the Company on July 1, 2023.

Progressive Care contributed revenues of approximately $26.8 million and a net loss of approximately $14.7 million to the Company for the period from July 1, 2023 to December 31, 2023. The following unaudited pro forma summary presents consolidated information of NextPlat Corp as if the business combination had occurred on January 1, 2023 (in thousands).

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(Unaudited)	(Unaudited)
Revenue	$60,704	$52,312

Earnings	$(15,854)	$(13,867)

The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the consideration transferred to acquire a controlling interest in Progressive Care and the amounts of identified assets acquired and liabilities assumed at the acquisition date, as well as the fair value of the noncontrolling interest in Progressive Care at the acquisition date (in thousands):

Purchase Price Allocation
Total purchase consideration	$16,679
Fair value of non-controlling interest	23,180
Total consideration	$39,859

Identifiable net assets acquired:
Cash	$7,352
Accounts receivable, net	6,478
Accounts receivable, other	506
Inventory	1,631
Prepaid expenses	220
Property and equipment, net	2,883
Right of use assets, net	405
Intangible assets, net:
Trade name	4,700
Development technology	2,880
Pharmacy records	8,130
Deposits	39
Accounts payable and accrued expenses	(8,231)
Notes payable and accrued interest - current portion	(149)
Lease liabilities - current portion	(208)
Notes payable - long term	(1,173)
Lease liabilities - long term	(230)
Deferred tax liability (1)	—
Net assets acquired	$25,233

Goodwill	$14,626

(1) Under federal tax law, previously unidentified finite lived intangible assets recognized from a business combination have no tax basis and therefore are not amortized for tax purposes. This tax position created a book/tax basis difference that was previously not recognized at July 1, 2023, the date of the business combination transaction. Therefore, an approximate $4.0 million deferred tax liability measurement period adjustment was recorded at December 31, 2023 as a result of the book/tax basis difference for the finite lived intangible assets. In addition the Company determined that the acquired deferred tax liability could be utilized to offset preexisting deferred tax assets. Therefore, in accordance with ASC 805-740-45-2, the Company released the deferred tax asset valuation allowance as a reduction to goodwill in the amount of approximately $4.0 million during the measurement period.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The total consideration is based on the fair value of the Company’s common stock outstanding at July 1, 2023, which was 7,662,343 total implied shares outstanding and a fair market value of $4.45 per share, plus the fair value of warrants and options outstanding at July 1, 2023 of approximately $5.8 million. Total implied shares outstanding at July 1, 2023 consisted of 6,162,343 common shares outstanding and 1,500,000 Preferred Stock, Series B as converted on July 1, 2023.

As a result of NextPlat obtaining control over Progressive Care, NextPlat’s previously held equity interest in Progressive Care was remeasured to fair value, resulting in a gain of approximately $11.4 million , which has been recognized in the line item “Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition” on the condensed consolidated statements of comprehensive income (loss).

The fair value of the noncontrolling interest of  approximately $23.2 million and the fair value of the previously held equity interest of approximately $16.7 million in Progressive Care were estimated by applying a market approach and an income approach, respectively. These fair value measurements of the noncontrolling interest and the previously held equity interest are based on significant inputs not observable in the market, and thus represent Level 3 measurements. The fair value estimates for the noncontrolling interest and the previously held equity interest are based on (1) an assumed discount rate range of 10% to 11%, (2) an assumed terminal value based on long-term sustainable growth rates of 3.0%,(3) assumed financial multiples of reporting entities deemed to be similar to Progressive Care, and (4) assumed adjustments because of the lack of control or lack of marketability, as relevant, that market participants would consider when estimating the fair value of the noncontrolling interest and the previously held equity interest in Progressive Care.

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after NextPlat’s acquisition of a controlling interest in Progressive Care. The goodwill is not deductible for tax purposes.

The initial recognition of the Progressive Care's identifiable intangible assets, resulting from the acquisition on July 1, 2023 and the application of push-down accounting, were measured using Level 3 inputs. The fair value at the date of acquisition was approximately $15.7 million.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5. Fair Value

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●

Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying Condensed Consolidated Balance Sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximated fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases (Level 2 inputs).

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 6. Revenue

e-Commerce revenue:

The Company recognizes revenue from satellite services when earned, as services are rendered or delivered to customers. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty. Historically, the Company has not incurred significant expenses for warranties. Equipment sales which have been prepaid, before the goods are shipped are recorded as contract liabilities and once shipped and accepted by the customer is recognized as revenue. The Company also records as contract liabilities, certain annual plans for airtime, which are paid in advance. Once airtime services are incurred, they are recognized as revenue. Unbilled revenue is recognized for airtime plans whereby the customer is invoiced for its data usage the following month after services are incurred.

Healthcare revenue:

The Company recognizes pharmacy revenue and 340B contract revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company accrues an estimate of pharmacy benefit manager (“PBM”) fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The Company recognizes COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

      The following table disaggregates net revenues by categories (in thousands):

	For the Twelve Months Ended December 31, 2023
	e-Commerce Operations	Healthcare Operations	Total
Sales of products, net
Prescription revenue, net of PBM fees	$—	$21,412	$21,412
e-Commerce revenue	10,977	—	10,977
Subtotal	10,977	21,412	32,389
Revenues from services:
Pharmacy 340B contract revenue	—	5,367	5,367
Revenues, net	$10,977	$26,779	$37,756

	For the Twelve Months Ended December 31, 2022
	e-Commerce Operations	Healthcare Operations	Total
Sales of products, net
Prescription revenue, net of PBM fees	$—	$—	$—
e-Commerce revenue	11,710	—	11,710
Subtotal	11,710	—	11,710
Revenues from services:
Pharmacy 340B contract revenue	—	—	—
Revenues, net	$11,710	$—	$11,710

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 7. Earnings (Loss) per Share

Net income (loss) per common share is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. In periods where the Company has a net loss, all dilutive securities are excluded. The components of basic and diluted EPS were as follows (in thousands, except per share data):

	Year Ended December 31,
	2023	2022
Net loss attributable to NextPlat Corp common shareholders	$(3,778)	$(9,161)

Basic weighted average common shares outstanding	17,494	9,592
Potentially dilutive common shares	—	—

Diluted weighted average common shares outstanding	17,494	9,592

Basic weighted average earnings (loss) per common share	$(0.22)	$(0.96)
Diluted weighted average earnings (loss) per common share	$(0.22)	$(0.96)

Potentially dilutive common shares excluded from the calculation of diluted weighted average loss per common share:
Stock options	136	265
Common stock purchase warrants	675	1,403
	811	1,668

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 8. Accounts Receivable

At December 31, 2023 and 2022, accounts receivable consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
Gross accounts receivable – trade	$9,195	$384
Less: allowance for doubtful accounts	(272)	—
Accounts receivable – trade, net	$8,923	$384

Bad debt expense was approximately $47,000 and $0 for the twelve months ended December 31, 2023 and 2022, respectively.

The increase in accounts receivable was attributable to the consolidation of Progressive Care at July 1, 2023.

Note 9. Accounts Receivable - Other, net

At December 31, 2023 and 2022, accounts receivable - other, net consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
Performance bonuses	$1,602	$—
Customers	192	—
Other	52	—
	$1,846	$—

Performance bonuses, paid annually by PBMs, are estimated based on historical pharmacy performance and prior payments received. Other receivables are loans to employees.

The increase in accounts receivable - other was attributable to the consolidation of Progressive Care at July 1, 2023.

Note 10. Inventory

At December 31, 2023 and 2022, inventories consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Finished goods	$5,195	$1,287
Less reserve for obsolete inventory	(60)	—
Total	$5,135	$1,287

The increase in inventory was attributable to the consolidation of Progressive Care as of July 1, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 11. VAT Receivable

On January 1, 2021, VAT rules relating to imports and exports between the UK and EU changed as a result of the UK’s departure from the EU. As of  December 31, 2023 and 2022, the Company recorded a receivable in the amount of approximately $342,000 and $433,000, respectively, for amounts available to reclaim against the tax liability from UK and EU countries.

Note 12. Prepaid Expenses

Prepaid expenses current and long term amounted to approximately $640,000 and $61,000, respectively at December 31, 2023, as compared to $46,000 and $49,000, respectively at December 31, 2022. Prepaid expenses include prepayments in cash for accounting fees, public company expenses, insurance, which are being amortized over the terms of their respective agreements, as well as cost associated with certain contract liabilities. The current portion consists of costs paid for future services which will occur within a year.

The increase in prepaid expenses was attributable to the consolidation of Progressive Care as of July 1, 2023.

Note 13. Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Building	$2,116	$—
Vehicles	595	—
Office furniture and fixtures	527	128
Land	184	—
Leasehold improvements	124	48
Computer equipment	117	72
Rental equipment	60	38
Appliques	2,160	2,160
Website development	587	665
Construction in progress	22	—
Property and equipment gross	6,492	3,111
Less: accumulated depreciation	(2,503)	(1,865)
Property and equipment, net	$3,989	$1,246

Depreciation expense was approximately $758,000 and $465,000 for the twelve months ended December 31, 2023 and 2022, respectively.

The increase in property and equipment was attributable to the consolidation of Progressive Care as of July 1, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 14. Goodwill and Intangible Assets, net

Goodwill

The following table reflects changes in the carrying amount of goodwill during the periods presented by reportable segments (in thousands):

	e-Commerce Operations	Healthcare Operations	Total
Balances as of December 31, 2021
Goodwill	$—	$—	$—
Accumulated impairment losses	—	—	—
Goodwill, net as of December 31, 2021	—	—	—

Changes in Goodwill during the year ended December 31, 2022:
Goodwill acquired	—	—	—
Impairment losses	—	—	—

Balances as of December 31, 2022
Goodwill	—	—	—
Accumulated impairment losses	—	—	—
Goodwill, net as of December 31, 2022	—	—	—

Changes in Goodwill during the year ended December 31, 2023:
Goodwill acquired	—	14,626	14,626
Impairment losses	—	(13,895)	(13,895)

Balances as of December 31, 2023
Goodwill	—	14,626	14,626
Accumulated impairment losses	—	(13,895)	(13,895)
Goodwill, net as of December 31, 2023	$—	$731	$731

1.	Increase related to book tax difference of intangible assets arising from the business combination without transfer of consideration.

The initial recognition of goodwill resulting from the acquisition of Progressive Care on July 1, 2023. The Company performed an annual impairment test for goodwill as of December 31, 2023.

The Company performed an annual impairment test as of December 31, 2023, for our healthcare operations reporting segments. The fair value of each reporting unit was estimated using the income valuation approach. The income approach applied a fair value methodology to each reporting unit based on discounted cash flows. The various inputs to this fair value model are considered Level 3. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internally-developed forecasts of revenue and profitability, estimation of the long-term rate of growth for the business, estimation of the useful life over which cash flows will occur, and determination of the weighted average cost of capital, which is risk-adjusted to reflect the specific risk profile of the reporting unit being tested. The weighted average cost of capital used in the impairment test ranged from 11% to 13.5%.

As a result of the 2023 annual impairment test, the Company concluded that the carrying amount of the Pharmacy Operations reporting unit goodwill exceeded its fair value by 95% and recorded a non-cash goodwill impairment charge of approximately $13.9 million for the year ended December 31, 2023. This was included in goodwill impairment charge on the Consolidated Statements of Operations for the year ended December 31, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Assets

Intangible assets, net consisted of the following (in thousands):

	December 31, 2023
	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$8,130	$(807)	$7,323
Trade names	4,700	(224)	4,476
Developed technology	2,880	(281)	2,599
Customer Contracts	250	(225)	25
Total intangible assets	$15,960	$(1,537)	$14,423

	December 31, 2022
	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$—	$—	$—
Trade names	—	—	—
Developed technology	—	—	—
Customer Contracts	250	(200)	50
Total intangible assets	$250	$(200)	$50

Amortization of pharmacy records, trade names, developed technology, and customer contracts is included in depreciation and amortization in the accompanying Consolidated Statements of Comprehensive Income Loss. For the twelve months ended December 31, 2023 and 2022, the Company recognized amortization expense of approximately $1.3 million and $25,000, respectively. Future amortization of intangible assets is as follows (in thousands):

Amount
2024	$2,721
2025	2,672
2026	2,672
2027	2,672
2028	1,571
Thereafter	2,115
Total	$14,423

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 15. Equity Method Investment

On August 30, 2022, NextPlat entered into a Securities Purchase Agreement (the “SPA”) between NextPlat and Progressive Care, under which NextPlat, its Executive Chairman and Chief Executive Officer, Charles M. Fernandez, board member, Rodney Barreto, and certain other investors invested an aggregate of $8.3 million into Progressive Care. In connection with the SPA, NextPlat purchased 3,000 newly issued Units of Progressive Care valued at $6 million, with each Unit comprised of one share of Progressive Care’s Series B Convertible Preferred Stock, $0.001 par value, and one Investor Warrant to purchase a share of Progressive Care Series B Convertible Preferred Stock at an exercise price of $2,000  The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise.  The Progressive Care Series B Convertible Preferred Stock has a stated value of $2,000 per share and each share has the equivalent voting rights of 500 shares of Progressive Care common stock (after giving effect to the Reverse Stock Split described below).  Each share of  Progressive Care Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of  Progressive Care common stock determined by dividing the stated value by the conversion price which is $4.00 (after giving effect to the Reverse Stock Split described below). Also, pursuant to the SPA, Messrs. Fernandez and Barreto were nominated for election to Progressive Care’s Board of Directors.

In addition, on August 30, 2022, NextPlat Corp, Messrs. Fernandez and Barreto, and certain other investors (collectively, the “NextPlat Investors”) entered into a Modification Agreement wherein the terms were modified for an existing Secured Convertible Promissory Note (the “Note”) originally held by a third party note holder and sold to the NextPlat Investors.  The NextPlat Investors purchased the Note as part of a Confidential Note Purchase and Release Agreement between the former note holder and the NextPlat Investors.  As of the date of the SPA, the aggregate amount of principal and interest outstanding on the Note was approximately $2.8 million. As part of the Modification Agreement, various terms of the Note were modified, among them, the Conversion Price for the Note was modified to a fixed price of $4.00 per share of common stock (after giving effect to the Reverse Stock Split described below).  In addition, the Note was modified to provide for mandatory conversion upon the later to occur of (a) the completion of the Company’s reverse stock split, and (b) the listing of the Company’s common stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

On September 13, 2022, the Progressive Care Board of Directors appointed Charles M. Fernandez as Chairman of the Board of Directors and Rodney Barreto as the Vice Chairman of the Board of Directors. In connection with these appointments, Alan Jay Weisberg, Progressive Care’s current Chairman and Chief Executive Officer, was appointed to serve as a Vice Chairman. On September 12, 2022, two of Progressive Care’s Directors, Birute Norkute and Oleg Firer, resigned as Directors. On October 7, 2022, the Progressive Care Board of Directors unanimously voted to approve the appointment of Pedro Rodriguez, MD to the Board. Dr. Rodriguez was nominated to the Progressive Care Board by NextPlat.

On November 11, 2022, Mr. Weisberg resigned from his positions as Progressive Care’s Chief Executive Officer and co-Vice-Chairman of the Board of Directors. On the same date, the Board appointed Mr. Fernandez to serve as the new Chief Executive Officer immediately.

On December 29, 2022, Progressive Care filed a Certificate of Amendment to Articles of Incorporation (the “Amendment to Articles”) with the Secretary of State of the State of Delaware. Pursuant to the Amendment to Articles, each 200 shares of Progressive Care’s common stock outstanding was converted into one share of common stock (the “Reverse Stock Split”) and the number of shares of common stock that Progressive Care is authorized to issue was reduced to 100 million (the “Reduction in Authorized Stock”). The Reverse Stock Split and the Reduction in Authorized Stock were approved by the Progressive Care Board of Directors and the shareholders.

On May 5, 2023, NextPlat entered into a Securities Purchase Agreement (the “SPA”) with Progressive Care, pursuant to which the Company purchased 455,000 newly issued units of securities from Progressive Care (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1 million (the “Unit Purchase”). Each Unit consisted of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term and are immediately exercisable at $2.20 per share of Common Stock. On May 9, 2023, NextPlat and Progressive Care closed the transactions contemplated in the SPA.

Simultaneous with the closing of the Unit Purchase on May 9, 2023, Progressive Care entered into a Debt Conversion Agreement (the “DCA”) with NextPlat and the other holders (the “Holders”) of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by Progressive Care in the original face amount of approximately $2.8 million (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share. NextPlat received 570,599 shares issued upon conversion of the Note. In addition, NextPlat received a warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and are immediately exercisable at $2.20 per share of Common Stock.

At the same time, Progressive Care and NextPlat entered into a First Amendment (the “Amendment”) to that certain Securities Purchase Agreement dated November 16, 2022 (the “Debenture Purchase Agreement”). Under the Debenture Purchase Agreement, Progressive Care agreed to issue, and NextPlat Corp agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10 million of secured convertible debentures from Progressive Care (the “Debentures”). Pursuant to the Amendment, NextPlat and Progressive Care agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. At present, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

As a result of the common stock purchase warrant exercises and the entry into the voting agreement as described in Note 4, NextPlat concluded that there was a change in control in Progressive Care. As of July 1, 2023, NextPlat has the right to control more than 50% of the voting interests in Progressive Care through the concurrent common stock purchase warrant exercises and voting agreement. Beginning on July 1, 2023, the Company changed the accounting method for its investment in Progressive Care, which prior to July 1, 2023 had been accounted for as an equity method investment, to consolidation under the voting interest model in FASB ASC Topic 805. Therefore, Progressive Care became a consolidated subsidiary of the Company on July 1, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following summarizes the Company’s consolidated balance sheet description equity method investment as follows as of December 31, 2023 (in thousands):

Carrying Amount
December 31, 2022, beginning balance	$5,261
Investment in Progressive Care Inc. and Subsidiaries	1,506
Gain on equity method investment	11,352
Portion of loss from Progressive Care, Inc. and Subsidiaries	(1,604)
Depreciation expense due to cost basis difference (1)	(49)
Interest earned from convertible note receivable	21
Interest earned from amortization of premium on convertible note receivable	199
Elimination of intercompany interest earned	(7)
Change in accounting method as of July 1, 2023	(16,679)
December 31, 2023, carrying amount	$—

The following summarizes the Company’s consolidated statements of operations and comprehensive loss description equity in net loss of affiliate for the year ended December 31, 2023 as follows (in thousands):

For the Year Ended December 31, 2023
Portion of loss from Progressive Care, Inc. and Subsidiaries	$(1,604)
Depreciation expense due to cost basis difference (1)	(49)
Interest earned from convertible note receivable	21
Interest earned from amortization of premium on convertible note receivable	199
Elimination of intercompany interest earned	(7)
Equity in net loss of affiliate	$(1,440)

(1)	NextPlat records depreciation expense on its estimated cost basis difference which is subject to change

Note 16. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Accounts payable	$12,142	$1,200
Accrued wages and payroll liabilities	200	23
Accrued PBM fees	571	—
Customer deposits payable	76	86
Accrued legal fees	—	85
Pre-merger accrued other liabilities	—	88
Accrued other liabilities	187	41
Total	$13,176	$1,523

The increase in accounts payable and accrued expenses was attributable to the consolidation of Progressive Care at July 1, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 17. Notes Payable

Notes payable consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
A. Mortgage note payable - commercial bank - collateralized	$1,140	$—
B. Note payable - uncollateralized	25	—
C. Notes payable - collateralized	255	216
Insurance premiums financing	103	—
Subtotal	1,523	216
Less: current portion of notes payable	(312)	(60)
Long-term portion of notes payable	$1,211	$156

(A) Mortgage Note Payable – collateralized

In 2018, Progressive Care closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(B) Note Payable – Uncollateralized

As of December 31, 2023 the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(C) Notes Payable – Collateralized

On July 16, 2020 (the “Issue Date”), GTC, entered into a Coronavirus Interruption Loan Agreement (“Debenture”) by and among the Company and HSBC UK Bank PLC (the “Lender”) for an amount of £250,000, or USD $338,343 at an exchange rate of GBP: USD of 1.3533720. The Debenture bears interest beginning July 16, 2021, at a rate of 4.0% per annum over the Bank of England Base Rate (0.1% as of July 16, 2020), payable monthly on the outstanding principal amount of the Debenture. The Debenture has a term of 6 years from the date of drawdown, July 15, 2026, the “Maturity Date”. The first repayment of £4,166.67 (exclusive of interest) was made 13 month(s) after July 16, 2020. Voluntary prepayments are allowed with 5 business days’ written notice and the amount of the prepayment is equal to 10% or more of the limit or, if less, the balance of the debenture. The Debenture is secured by all GTC’s assets as well as a guarantee by the UK government. The proceeds from the Debenture were used for general corporate and working capital purposes. The Debenture includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, the Debenture becomes payable upon demand. The balance outstanding as of  December 31, 2023 on the note payable was approximately $165,000.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In April 2021, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $30,000. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding as of  December 31, 2023 on the note payable was approximately $6,000.

In July 2022, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $90,000. The terms of the promissory note payable require 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $74,000 as of  December 31, 2023.

In September 2022, Progressive Care entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount of approximately $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $10,000 as of December 31, 2023.

Principal outstanding as of December 31, 2023, is expected to be repayable as follows (in thousands):

Year	Amount
2024	$312
2025	215
2026	119
2027	124
2028	753
Thereafter	—
Total	$1,523

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 18. Equity

Preferred Stock

We have authorized 3,333,333 shares of $0.0001 par value of preferred stock. No preferred stock was outstanding for any year presented.

Common Stock

We have authorized 50,000,000 shares of $0.0001 par value common stock. As of December 31, 2023 and 2022, 18,724,596 and 14,402,025 shares, respectively, were issued and outstanding.

Capital Structure

On May 28, 2021, the Company effected a reverse stock split of its common stock at a ratio of 1-for-5 (the “Reverse Split”). No fractional shares of common stock were issued as a result of the Reverse Split. Stockholders of record who were otherwise entitled to receive a fractional share received a whole share. The conversion or exercise prices of Company’s issued and outstanding convertible securities, stock options and warrants were adjusted accordingly. All information presented, assumes a 1-for-5 reverse stock split of Company’s outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth have been adjusted to give effect to such assumed reverse stock split.

Listing on the Nasdaq Capital Market

Our common stock and warrants have been trading on the Nasdaq Capital Market under the symbols “NXPL” and “NXPLW,” respectively, since January 21, 2022. Prior to January 21, 2022, our common stock and warrants were traded on the Nasdaq Capital Market under the symbols “OSAT” and “OSATW,” respectively.

April 2023 Private Placement of Common Stock

On April 5, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) for the sale by the Company in a private placement of 3,428,571 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The offering price of the Common Stock was $1.75 per share, the closing price of the Common Stock on April 4, 2023. On April 11, 2023, the Private Placement closed. Upon the closing of the Private Placement, the Company received gross proceeds of approximately $6.0 million. The Company sold the Common Stock to the Investor in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Investor represented that it is acquiring the Common Stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Common Stock has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 2022 Private Placement of Common Stock (“December Offering”)

On December 9, 2022, the Company entered into a securities purchase agreement with certain institutional and accredited investors for the sale by the Company in a private placement of 4,575,429 units, each unit comprising (i) one share of the Company’s common stock, and (ii) one warrant to purchase one share of common stock. The offering price of the units was $1.75 per unit. The warrants included in the units are exercisable at a price of $1.75 per share and expire three years from the date of issuance.

The offering closed on December 14, 2022, and the Company received gross proceeds of approximately $8.0 million for the units. The Company intends to use the proceeds from the offering for working capital needs, potential acquisitions, joint ventures, and ongoing business transition activities.

On December 9, 2022, the Company entered into placement agency agreement (the “Placement Agency Agreement”) with Dawson James Securities, Inc. (“Dawson James”) pursuant to which Dawson James agreed to serve as lead or managing placement agent on a best efforts, agency basis in connection with the private placement of the Units. The Company has agreed to pay Dawson James a placement agent fee of 6% of the gross proceeds received in the private placement and 3% on all proceeds from officers and directors including any directed orders from the Company. As additional compensation under the Placement Agency Agreement, the Company will issue Dawson James warrants (the “Placement Agent Warrants”) to purchase up to 549,051 shares of Common Stock with an exercise price of $1.75 per share. The Placement Agent Warrants are exercisable at any time and from time to time during the three-year period commencing on the six month anniversary of the closing date.

January 2022 Private Placement of Common Stock (“January Offering”)

On January 2, 2022, the Company finalized and closed a securities purchase agreement (the “Purchase Agreement”) in connection with the sale in a private placement by the Company of 2,229,950 shares of the Company’s common stock The purchase price for the common stock sold in the offering was $3.24 per share.

The Company received gross proceeds from the sale of the common stock of $7,225,038. Legal and registration fees amounted to $220,000, resulting in net proceeds of approximately $7.0 million. Prior to the private placement close, proceeds of approximately $1.4 million, were received and recorded as a stock subscription payable, for the year ended December 31, 2022. The Company intended to use the proceeds from the offering for general corporate purposes, including potential acquisitions and joint ventures. Approximately 73% of funds raised were secured from existing shareholders and from the members of the Company’s senior management and Board of Directors.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 19. Warrants

Underwriter Warrants

In addition to, but separate from, the registered warrants included in the units sold in the June Offering, the Company issued 144,000 warrants to Maxim Group LLC, the underwriter (the “Underwriter Warrants”) in connection with the June Offering. The Underwriter Warrants expire five years from the effective date of the June Offering and are exercisable at a per share price equal to $5.50 per share, or 110% of the public offering price per unit in the June Offering.

As of December 31, 2023 and 2022, there were 144,000 and 144,000 Underwriter Warrants issued and outstanding, respectively.

Placement Agent Warrants

On December 9, 2022, pursuant to the December Offering, the Company issued warrants to purchase 4,575,429 shares of common stock in an offering, at an exercise price of $1.75 and a term of 3 years.

In addition to, but separate from, the unregistered warrants included in the units sold in the December Offering, the Company issued 549,051 warrants to purchase shares of Common Stock with an exercise price of $1.75 per share, to its Placement Agent Dawson James Securities Inc. The Placement Agent Warrants are exercisable at any time and from time to time during the three-year period commencing on the six-month anniversary of the closing date.

As of December 31, 2023 and 2022, there were 549,051 and 549,051 Placement Agent Warrants issued and outstanding, respectively.

Stock Based Compensation Warrants

For the year ended December 31, 2023, the Company granted warrants as stock based compensations valued at approximately $1.60 per warrant, using a Black-Scholes option pricing model with the following assumptions: stock price of $1.60 per share (based on closing price of the Company’s common stock on the date of grant), volatility of 507%, expected term of 3 years and a risk free interest rate of 4.47%. As of December 31, 2023 and 2022, there were 20,000 and 0 Stock Based Compensation Warrants issued and outstanding, respectively.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the status of the Company’s total outstanding warrants and changes during the year ended December 31, 2023 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2022	2,530,092	$5.00	4.42
Granted	5,124,480	$1.75	3.05
Exercised	—	$—	—
Forfeited	—	$—	—
Cancelled	—	$—	—
Balance outstanding and exercisable at December 31, 2022	7,654,572	$2.83	3.15

Balance at January 1, 2023	7,654,572	$2.83	3.15
Granted	20,000	$1.65	3.00
Exercised	(105,000)	$1.75	—
Forfeited	—	$—	—
Cancelled	—	$—	—
Balance outstanding and exercisable at December 31, 2023	7,569,572	$2.85	2.15

As of December 31, 2023, and December 31, 2022, there were 7,569,572 and 7,654,572 warrants outstanding, respectively.

As of December 31, 2022, the Company had registered warrants of 2,386,092 of the 7,654,572 warrants issued and outstanding.

As of December 31, 2023, the Company had registered warrants of 2,386,092 of the 7,569,572 warrants issued and outstanding.

The Company determined that the warrants do not meet the definition of liability under FASB ASC Topic 480 and therefore classified the warrants as equity instruments.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 20. Stock-Based compensation

For the years ended December 31, 2023 and 2022, stock-based compensation expense recognized in SG&A expenses was approximately $5.4 million and $3.0 million, respectively.

Stock Award Plans

The Company maintains stock incentive plans to attract, motivate and retain management, key employees, directors, and consultants. These plans provide for discretionary awards of, among others, stock options, stock awards, stock unit awards, and stock appreciation rights to participants (collectively, share-based awards).

Restricted Stock Awards

The following table summarizes our restricted stock awards activity:

	Number of Units	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2021	867,500	$4.20
Granted	136,000	$2.72
Vested	(543,500)	$3.78
Forfeited	—	$—
Outstanding as of December 31, 2022	460,000	$4.32
Granted	559,000	$1.65
Vested	(794,000)	$2.42
Forfeited	—	$—
Outstanding as of December 31, 2023	225,000	$4.33

As of December 31, 2022, there was approximately $2.3 million of net unrecognized compensation cost related to unvested stock-based compensation to be recognized over the remaining weighted average period of 1.40 years.

As of December 31, 2023, there was approximately $1.1 million of net unrecognized compensation cost related to unvested stock-based compensation to be recognized over the remaining weighted average period of 1.58 years.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Stock Options

Stock options outstanding at December 31, 2023 and 2022, as disclosed in the below table, have approximately ($4.4 million) and ($6.1 million) of intrinsic value, respectively.

A summary of the status of the Company’s outstanding stock options and changes during the years ended December 31, 2023 and 2022, is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2022	2,179,892	$4.54	$2.44	5.93
Granted	190,000	$1.92	$1.43	6.85
Exercised	—	$—	$—	—
Cancelled	(250,000)	$5.35	$—	—
Expired	(191)	$—	$—	—
Balance outstanding at December 31, 2022	2,119,701	$4.16	$2.25	5.23

Options exercisable at December 31, 2022	1,259,701	$3.51	$1.68	6.25

Balance at January 1, 2023	2,119,701	$4.16	$2.25	5.23
Granted	395,000	$2.37	$2.37	4.06
Exercised	—	$—	$—	—
Cancelled	(266,284)	$5.88	$—	—
Expired	(3,084)	$—	$—	—
Balance outstanding at December 31, 2023	2,245,333	$3.63	$2.88	4.26

Options exercisable at December 31, 2023	1,771,997	$3.31	$2.86	4.63

For the year ended December 31, 2022, the Company granted 190,000 stock options valued at approximately $1.10 - $1.92 per option, using a Black-Scholes option pricing model with the following assumptions: stock price of $1.71 - $2.20 per share (based on closing price of the Company’s common stock on the date of grant), volatility of 75% - 100%, expected term of 5 to 10 years and a risk free interest rate of 2.66% to 4.39%.

For the year ended December 31, 2023, the Company granted 395,000 stock options valued at approximately $1.98-$2.64 per option, using a Black-Scholes option pricing model with the following assumptions: stock price of $1.98-$2.64 per share (based on closing price of the Company’s common stock on the date of grant), volatility of 502%-504%, expected term of 2-5 years, and a risk free interest rate of 3.31%-3.71%.

As of December 31, 2022, there was approximately $1.4 million of net unrecognized compensation cost related to unvested stock options to be recognized over the remaining weighted average period of  3.73 years.

As of December 31, 2023, there was approximately $1.4 million of net unrecognized compensation cost related to unvested stock options to be recognized over the remaining weighted average period of 2.88 years.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 21. Income Taxes

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The tax reform bill that Congress voted to approve December 20, 2017, also known as the “Tax Cuts and Jobs Act”, made sweeping modifications to the Internal Revenue Code, including a much lower corporate tax rate, changes to credits and deductions, and a move to a territorial system for corporations that have overseas earnings. The act replaced the prior-law graduated corporate tax rate, which taxed income over $10.0 million at 35%, with a flat rate of 21%. Due to the continuing loss position of the Company, such changes should not be material.

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited as to the amount that could be utilized each year, or possibly eliminated, based on the Code. The Company has also, not completed its review of NOL’s pertaining to years the Company was known as “Silver Horn Mining Ltd.” and “Great West Resources, Inc.”, which may not be available due to IRC Section 382 and because of a change in business line that may eliminate NOL’s associated with ““Silver Horn Mining Ltd.” and “Great West Resources, Inc.” The company has also not reviewed the impact relating to “Recent Events” for its IRC Section 382 possible NOL’s limitation.

The components of earnings before income taxes for the years ended December 31, 2023 and 2022 were as follows (in thousands):

	Year Ended
	December 31,
	2023	2022
Net loss after loss in equity method investment and before income taxes:
Domestic	$(12,672)	$(9,436)
Foreign	293	362
	$(12,379)	$(9,074)

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Income tax provision (benefit) consists of the following for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended
	December 31,
	2023	2022
Income tax (benefit) provision:
Current
Federal	$(11)	$—
State	—	—
Foreign	39	87
Total current	28	87
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred	—	—
Total income tax (benefit) provision	$28	$87

The Company’s wholly owned subsidiary, GTC, is a United Kingdom (“UK”) Limited Company and files tax returns in the UK. Its estimated tax liability for December 31, 2023 and 2022 is approximately $60,000 and $87,000, respectively.

Progressive Care's estimated tax liability for December 31, 2023 is approximately $0.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of the income tax provision (benefit) by applying the statutory United States federal income tax rate to income (loss) before income taxes is as follows (in thousands):

	Year Ended December 31,
	2023	2022

Federal income tax (benefit) provision at statutory rate	$(2,655)	$(1,984)
State tax expense net of federal tax benefit	—	(411)
State tax expense federal impact	—	45
Provision true-up adjustments	(488)	—
State rate change adjustment	—	(214)
Foreign taxes at rate different than US Taxes	60	87
Net operating loss deduction	(310)	—
Permanent differences	(22)	—
Other true-ups	99	106
Change in valuation allowance	3,344	2,458
Income tax (benefit) provision	$28	$87

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset is as follows (in thousands):

	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryforward	$8,016	$3,658
Property plant and equipment and intangibles asset	327	130
Equity method investment loss	806	441
Other tax carry-overs	613	—
Reserves and allowances	85	—
Stock-based compensation	3,861	1,949
Total deferred tax assets	$13,708	$6,178

Deferred tax liabilities:
Book basis of intangible assets in excess of tax basis	$3,650	$—
Total deferred tax liabilities	$3,650	$—

Net deferred tax asset before valuation allowance	$10,058	$6,178
Less: valuation allowance	(10,058)	(6,178)
Net deferred tax asset	$—	$—

Nextplat Corp's net operating loss carryforward increased from approximately $14.8 million at December 31, 2022 to $17.8 million at December 31, 2023. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2023 and 2022, due to the uncertainty of realizing the deferred income tax assets. The change in the valuation allowance for 2023 was approximately $2.2 million. Out of the approximately $17.8 million net operating losses carry forward, approximately $2.9 million will begin to expire in 2036 and approximately $14.9 million will have an indefinite life.

Progressive Care's net operating loss carryforward decreased from approximately $14.4 million at December 31, 2022 to $14.1 million at December 31, 2023. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2023 and 2022, due to the uncertainty of realizing the deferred income tax assets. The change in the valuation allowance for 2023 was an increase of approximately $1.7 million, exclusive of the approximate $4.0 million reversal of the valuation allowance attributable to the business combination. Out of the approximately $13.8 million net operating losses carry forward, approximately $2.8 million will begin to expire in 2032 and approximately $11.0 million will have an indefinite life.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Internal Revenue Code includes a provision, referred to as Global Intangible Low-Taxed Income (“GILTI”), which provides for a 10.5% tax on certain income of controlled foreign corporations. We have elected to account for GILTI as a period cost if and when occurred, rather than recognizing deferred taxes for basis differences expected to reverse.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. U.S. federal income tax returns for 2020 and after remain open to examination. We and our subsidiaries are also subject to income tax in multiple states and foreign jurisdictions. Generally, foreign income tax returns after 2019 remain open to examination. No income tax returns are currently under examination. As of December 31, 2023 and 2022, the Company does not have any unrecognized tax benefits, and continues to monitor its current and prior tax positions for any changes. The Company recognizes penalties and interest related to unrecognized tax benefits as income tax expense. For the years ended December 31, 2023 and 2022, there were no penalties or interest recorded in income tax expense.

Note 22. Leases

The Company has entered into a number of lease arrangements under which the Company is the lessee. These leases are classified as operating leases. In addition, the Company has elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year. The following is a summary of the Company’s lease arrangements.

Finance Lease Agreements

In May 2018, Progressive Care entered into a finance lease obligation to purchase pharmacy equipment with a cost of approximately $115,000. The terms of the lease agreement require monthly payments of approximately $1,700 plus applicable tax over 84 months ending March 2025 including interest at the rate of 6%.

In December 2020, Progressive Care entered into an interest-free finance lease obligation to purchase computer servers with a cost of approximately $51,000. The terms of the lease agreement require monthly payments of approximately $1,400 plus applicable tax over 36 months ending November 2023.

Operating Lease Agreements

On December 2, 2021, Nextplat entered into a 62-month lease for 4,141 square feet of office space in Florida ("Florida lease"), for approximately $186,000 annually. The rent increases 3% annually. The lease commenced upon occupancy on June 13, 2022, and will expire on August 31, 2027. The Florida lease does not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For our facilities in Poole, England, we rent office and warehouse space of approximately 2,660 square feet for £30,000 annually or approximately USD $37,100, based on a yearly average exchange rate of 1.24 GBP: USD. The Poole lease was renewed on October 6, 2022, and expired October 31, 2023 and renewed for an additional twelve months.

Progressive Care entered into a lease agreement for its Orlando pharmacy in August 2020. The term of the lease is 66 months with a termination date of February 2026. The lease agreement calls for monthly payments that began in February 2021, of $4,310, with an escalating payment schedule each year thereafter.

Progressive Care leases its North Miami Beach pharmacy location under an operating lease agreement with a lease commencement date in September 2021. The term of the lease is 60 months with a termination date in August 2026. The lease calls for monthly payments of $5,237, with an escalating payment schedule each year thereafter.

Progressive Care also leases its Palm Beach County pharmacy locations under operating lease agreements expiring in February 2024.

During June 2023 Nextplat entered into a 36-months lease to lease twenty-five (25) hours in a Phenom 300 aircraft, for approximately $200,650 annually. The rent increases 3% annually. The lease commenced on June 7, 2023, and will expire on June 6, 2026.

Variable expenses generally represent the Company’s share of the landlord’s operating expenses.

Right of use assets for operating leases are periodically reduced by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of  December 31, 2023 and 2022, we have not recognized any impairment losses for our ROU assets.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the re-measurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We recognized lease costs associated with all leases as follows (in thousands):

	For the Year Ended December 31,
	2023	2022
Operating lease cost:
Fixed rent expense	$427	$101
Variable rent expense	111	—
Finance lease cost:
Amortization of right-of-use assets	15	—
Interest expense	1	—
Total Lease Costs	$554	$101

Supplemental cash flow information related to leases was as follows (in thousand):

	For the Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$464	$101
Financing cash flows from finance leases	15	—
Total cash paid for lease liabilities	$479	$101

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental balance sheet information related to leases was as follows (in thousands):

	December 31, 2023	December 31, 2022
Operating leases:
Operating lease right-of-use assets, net	$1,566	$855

Operating lease liabilities:
Current portion	532	209
Long-term portion	929	650
	$1,461	$859

Weighted average remaining lease term (years)	2.96	5.50
Weighted average discount rate	4.65%	3.75%

Finance leases:
Finance lease right-of-use assets, net	22	$—

Finance lease liabilities:
Current portion	18	—
Long-term portion	5	—
	$23	$—

Weighted average remaining lease term (years)	1.25	—
Weighted average discount rate	6.00%	—

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future minimum lease payments are as follows (in thousands):

Years Ending December 31,	Finance Lease	Operating Lease	Total Future Lease Commitments
2024	$19	$582	$601
2025	5	580	585
2026	—	262	262
2027	—	121	121
Total lease payments to be paid	24	1,545	1,569
Less: future interest expense	(1)	(84)	(85)
Lease liabilities	23	1,461	1,484
Less: current maturities	(18)	(532)	(550)
Long-term portion of lease liabilities	$5	$929	$934

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 23.  Reportable Segments

The Company has two reportable segments: (i) e-Commerce Operations, which involves acquiring and leasing, primarily an e-commerce platform to collaborate with businesses to optimize their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue, and other related businesses and (ii) Healthcare Operations, which provides TPA, data management, COVID-19 related diagnostics and vaccinations, prescription pharmaceuticals, compounded medications, telepharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program, and health practice risk management.

The Company evaluates the performance of each of the segments based on profit or loss after general and administrative expenses. While the Company believes there are synergies between the two business segments, the segments are managed separately because each requires different business strategies.

The following tables present a summary of the reportable segments (in thousands):

For the Twelve Months Ended December 31, 2023	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Pharmacy prescription and other revenue, net of PBM fees	$—	$21,412	$—	$21,412
e-Commerce revenue	10,977	—	—	10,977
Pharmacy 340B contract revenue	—	5,367	—	5,367
Revenues, net	$10,977	$26,779	$—	$37,756

Expenses:
Cost of revenue	8,122	18,323	—	26,445
Selling, general and administrative	6,633	3,277	—	9,910
Salaries, wages and payroll taxes	2,670	3,973	—	6,643
Goodwill impairment	—	13,895	—	13,895
Professional fees	1,595	506	(120)	1,981
Depreciation and amortization	647	1,463	—	2,110
Total expenses	19,667	41,437	(120)	60,984
Loss before other (income) expense	$(8,690)	$(14,658)	$120	$(23,228)

For the Twelve Months Ended December 31, 2022	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Pharmacy prescription and other revenue, net of PBM fees	$—	$—	$—	$—
e-Commerce revenue	11,710	—	—	11,710
Pharmacy 340B contract revenue	—	—	—	—
Revenues, net	$11,710	$—	$—	$11,710

Expenses:
Cost of revenue	9,221	—	—	9,221
Selling, general and administrative	5,085	—	—	5,085
Salaries, wages and payroll taxes	2,565	—	—	2,565
Professional fees	1,552	—	—	1,552
Depreciation and amortization	490	—	—	490
Total expenses	18,913	—	—	18,913
Loss before other (income) expense	$(7,203)	$—	$—	$(7,203)

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	e-Commerce Operations	Healthcare Operations	Eliminations	Total
Total assets as of December 31, 2023	$40,764	$40,384	$(16,679)	$64,469

Total assets as of December 31, 2022	$28,644	$—	$—	$28,644

Capital expenditures for the year ended December 31, 2023 were approximately  $109,000 for e-Commerce Operations and $538,000 for Healthcare Operations.

Note 24. Commitments and Contingencies

Litigation

On June 22, 2021, Thomas Seifert’s employment as the Company’s Chief Financial Officer was terminated for cause. Mr. Seifert asserts that the termination was not for cause and that he is owed compensation payable under his June 2, 2021 employment agreement. The Company’s position is that Mr. Seifert is not owed any additional compensation relating to his prior service with the Company or arising under any employment agreement. The Company and Mr. Seifert are currently engaged in litigation over the matter of his employment and termination. The Company believes it has adequate defenses to Mr. Seifert’s claims and has asserted affirmative claims for relief against Mr. Seifert including, but not limited to, breach of the employment agreement, breach of his fiduciary duties, fraud in the inducement in connection with the employment agreement, fraudulent misrepresentation, and constructive fraud. A detailed recitation of the Company’s factual allegations supporting these claims can be found in the Company’s Second Amended Complaint, filed June 21, 2022. The Company does not expect to seek substantial monetary relief in the litigation. This dispute is pending before the District Court for the Southern District of Florida under Case No. 1:21-cv-22436-DPG.

On July 5, 2022, Mr. Seifert moved to dismiss NextPlat’s Second Amended Complaint, and filed a Counterclaim against the Company and its Chief Executive Officer, Charles M. Fernandez. In his Counterclaim, Mr. Seifert seeks legal remedies in connection with the Company’s June 22, 2021, termination of his employment. Mr. Seifert also claims Retaliatory Discharge under Florida’s Private Whistleblower Act, Defamation, and Negligent Misrepresentation.

A jury trial is set to occur during the trial court's two-week trial calendar, starting August 21, 2024.

From time to time, the Company may become involved in litigation relating to claims arising out of our operations in the normal course of business. The Company is not currently involved in any pending legal proceeding or litigation, and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which the Company is a party or to which any of the Company’s properties is subject, which would reasonably be likely to have a material adverse effect on the Company’s business, financial condition and operating results.

Note 25. Related Party Transactions

As of December 31, 2023, the accounts payable due to related party includes amounts due to David Phipps. Total related party payments due as of December 31, 2023 and December 31, 2022 are $8,000 and $720 respectively. Those related party payables are non-interest bearing and due on demand.

The Company uses an American Express account for Orbital Satcom Corp and an American Express account for GTC, both in the name of David Phipps who personally guarantees the balance owed.

For the year ended December 31, 2023 and 2022, the Company employed two individuals related to Mr. Phipps with gross wages totaling approximately $78,000 and $56,000, respectively.

On July 12, 2022, the Company hired Lauren Sturges Fernandez, the spouse of Mr. Fernandez, as Manager of Digital Assets. Mrs. Fernandez is an at-will employee with an annual salary of $95,000. On September 22, 2022, Mrs. Fernandez’s title was changed to Chief of Staff and Special Assistant to the Chairman of the Board, with no change to her salary. Previously Mrs. Fernandez was a consultant and earned compensation for her services of $10,995 for the year ended December 31, 2022. In April 2023, Mrs. Fernandez’s annual salary increased to $125,000, which was approved by the Board of Directors.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

January Offering. The Company received gross proceeds from the sale of the Common Stock in the January Offering of approximately $7.2 million, which closed on January 5, 2022. Approximately 73% of funds raised in the Offering were secured from existing shareholders, and from members of the Company’s senior management and Board of Directors. The following table represents the related party investment:

Investor	Position held at NextPlat	Shares of Common Stock Purchased	Aggregate Purchase Price
Charles M. Fernandez	Executive Chairman and Chief Executive Officer	679,013	$2,200,002
David Phipps	Director and President of Orbsat. Chief Executive Officer of Global Operations	46,297	$150,002
Douglas Ellenoff	Vice Chairman and Chief Business Development Strategist	46,297	$150,002
Shares are deemed to be indirectly beneficially owned through Sabrina Allan, Mr. Ellenoff’s wife.
Mr. Ellenoff has the power to vote and dispose of the shares.
Louis Cusimano	Director	15,433	$50,003
Paul R. Thomson	Senior Vice President – Mergers, Acquisitions and Special Projects	15,433	$50,003

On January 20, 2022, the Company appointed Rodney Barreto, to its Board. Mr. Barreto was a participant of the January offering and purchased 370,701 shares of common stock for $3.24 per share or approximately $1.2 million. Mr. Barreto’s investment represented 17% of the total.

Progressive Care Inc. Following the consummation of the Company’s investment in Progressive Care Inc. on September 2, 2022, our Chairman and Chief Executive Officer, Charles M. Fernandez, and our board member, Rodney Barreto, were appointed to Progressive Care’s Board of Directors, with Mr. Fernandez appointed to serve as Chairman of Progressive Care’s Board of Directors and Mr. Barreto appointed to serve as a Vice Chairman of Progressive Care’s Board of Directors. On November 11, 2022, the Progressive Care board of directors elected Mr. Fernandez as the Chief Executive Officer of Progressive Care. In addition, on September 2, 2022, NextPlat, Messrs. Fernandez and Barreto and certain other purchasers purchased from Iliad Research and Trading, L.P. (“Iliad”) a Secured Convertible Promissory Note, dated March 6, 2019, made by Progressive Care to Iliad (the “Note”). The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 Million of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each (the “Note Purchase”). In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with Progressive Care. In consideration of the concessions in the Debt Modification Agreement, Progressive Care issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, Charles Fernandez and Rodney Barreto, received 45,653, 18,261, and 18,261 shares, respectively, in each case after giving effect to a 1-for-200 reverse stock split enacted by Progressive Care on December 30, 2022.

On February 1, 2023, the Company entered into a Management Services Agreement with Progressive Care Inc. (“Progressive Care”) to provide certain management and administrative services to Progressive Care for a $25,000 per month fee. During May 2023 the management fee was reduced to $20,000 per month. During the twelve months ended December 31, 2023 , the Company received $235,000 from Progressive Care as management fees. The management fees in the amount of $120,000 for the six months ended December 31, 2023 are eliminated as a result of the Progressive Care consolidation as of July 1, 2023.

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On May 5, 2023, the Company entered into an SPA with Progressive Care Inc., pursuant to which the Company agreed to purchase 455,000 newly issued Units of securities from Progressive Care at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, Common Stock and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”).

On May 9, 2023, pursuant to the DCA, the Company received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. To induce the approval of the debt conversion pursuant to the DCA, Messrs. Fernandez and Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. In addition, the Company and Messrs. Fernandez and Barreto also received a common stock purchase warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note.

On July 1, 2023, the Company, Charles M. Fernandez, and Rodney Barreto exercised common stock purchase warrants and were issued common stock shares by Progressive Care (the "RXMD Warrants"). The Company exercised common stock purchase warrants on a cashless basis and was issued 402,269 common stock shares. The Company also exercised common stock purchase warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. Mr. Fernandez exercised common stock purchase warrants on a cashless basis and was issued 211,470 common stock shares. Mr. Barreto exercised common stock purchase warrants on a cashless basis and was issued 130,571 common stock shares. After the exercise of the RXMD Warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 53% of Progressive Care’s voting common stock.

Also, on July 1, 2023, NextPlat and Messrs. Fernandez and Barreto, entered into a voting agreement whereby at any annual or special shareholders meeting of Progressive Care’s stockholders, and whenever the holders of Progressive Care’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the shares of Progressive Care common stock (including any new shares acquired after the date of the voting agreement or acquired through the conversion of securities convertible into Progressive Care common stock) that they own, directly or indirectly, in the same manner that NextPlat votes its shares of Progressive Care common stock. The voting agreement is irrevocable and perpetual in term.

Next Borough Capital Fund, LP. On July 7, 2023, the Company entered into an unsecured promissory note agreement with Next Borough Capital Management, LLC (“the Borrower”), whereby the Company loaned $250,000 to the Borrower.  The note bears interest at an annual rate of 7%.  The outstanding principal balance of the note plus all accrued unpaid interest is due and payable on July 7, 2024, the Maturity Date. Each of the Company, Charles M. Fernandez, Robert D. Keyser, Jr., eAperion Partners, LLC and a revocable trust of Rodney Barreto are members of the Borrower.  The balance outstanding on the note as of December 31, 2023 was approximately $256,000. The note is recorded in Notes Receivable Due From Related Party on the Balance Sheets.

December Offering. On December 14, 2022, the Company closed a private placement for the sale of 4,575,429 units (each, a “Unit”), each Unit consisting of (i) one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and (ii) one warrant to purchase one share of Common Stock (each, a “Warrant”). The offering price of the Units was $1.75 per Unit. The Warrants included in the Units are exercisable at a price of $1.75 per share and expire three years from the date of issuance. Related party investment represented 48%, of the approximately $8.0 million of the funds raised.

Investor	Position held at NextPlat	Shares of Common Stock Purchased	Warrants to purchase Common Stock	Aggregate Purchase Price
eAperion Partners LLC, principal Charles M. Fernandez	Executive Chairman and Chief Executive Officer	1,085,714	1,085,714	$1,900,000
David Phipps	Director and President of NextPlat. Chief Executive Officer of Global Operations	28,500	28,500	$49,875
RLB Market Investments LLC, principal, Rodney Barreto	Director	1,085,714	1,085,714	$1,900,000

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 26. Concentrations

e-Commerce operations concentrations:

Customers:

Amazon accounted for 51.6% and 54.3% of the Company’s revenues during the years ended December 31, 2023 and 2022, respectively. No other customer accounted for 10% or more of the Company’s revenues for either period.

Suppliers:

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchases for the years ended December 31, 2023 and 2022 (in thousands):

	December 31, 2023		December 31, 2022
Garmin	$1,921	22.4%	$1,821	20.9%
Globalstar Europe	$958	11.2%	$635	7.3%
Network Innovations	$935	10.7%	$980	11.2%
Iridium Satellite	$913	10.9%	$—	—%
Satcom Global	$761	8.9%	$744	8.5%

Geographic:

The following table sets forth revenue as to each geographic location, for the years ended December 31, 2023 and 2022(in thousands):

	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
Europe	$6,687	60.9%	$8,617	73.7%
North America	2,575	23.4%	2,152	18.3%
South America	62	0.6%	45	0.4%
Asia and Pacific	1,510	13.8%	760	6.5%
Africa	143	1.3%	136	1.1%
	$10,977	100.0%	$11,710	100.0%

NEXTPLAT CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Healthcare operations concentrations:

Suppliers:

Progressive Care had significant concentrations with one vendor. The purchases from this significant vendor were approximately 99.0% of total vendor purchases for the six months ended December 31, 2023.

Customers:

Progressive Care s trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse Progressive Care.

Progressive Care generated reimbursements from three significant PBMs for the six months ended December 31, 2023:

2023
A	31%
B	29%
C	14%

Note 27. Subsequent Events

On March 25, 2024, the Company entered into a Stock Purchase Agreement with James T. McKinley to purchase all of the issued and outstanding shares of common stock of Outfitter Satellite, Inc., a Tennessee corporation ("Outfitter"), for aggregate consideration of $760,000 subject to adjustment (the "Outfitter Acquisition"). The closing of the Outfitter Acquisition occurred on April 1, 2024. Outfitter provides consumers, commercial and government customers, with advanced satellite-based connectivity solutions from leading brands, including Iridium, Inmarsat and Globalstar.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except shares and par data)

(Unaudited)

	Successor
	March 31, 2024	December 31, 2023
Assets
Current Assets
Cash	$5,544	$7,895
Accounts receivable – trade, net	12,253	8,339
Receivables - other, net	2,068	1,846
Inventory, net	3,385	3,069
Prepaid expenses	185	334
Total Current Assets	23,435	21,483
Property and equipment, net	3,220	3,284
Other Assets
Goodwill	731	731
Intangible assets, net	13,706	14,398
Operating right-of-use assets, net	249	427
Finance right-of-use assets, net	18	22
Deposits	39	39
Total Other Assets	14,743	15,617
Total Assets	$41,398	$40,384
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$13,555	$12,158
Notes payable	144	145
Operating lease liabilities	159	170
Finance lease liabilities	20	18
Total Current Liabilities	13,878	12,491
Long-term Liabilities
Notes payable, net of current portion	1,081	1,110
Operating lease liabilities, net of current portion	182	214
Finance lease liabilities, net of current portion	—	5
Total Liabilities	15,141	13,820

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred Stock, Series A ($0.001 par value, 51 shares authorized and designated; 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	—	—
Preferred Stock, Series B ($0.0001 par value, 100,000 shares authorized and designated; 3,000 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	—	—
Common stock ($0.0001 par value, 100,000,000 shares authorized; 6,240,731 and 6,222,781 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	67	67
Additional paid-in capital	60,951	60,886
Accumulated deficit	(34,761)	(34,389)
Total Stockholders’ Equity	26,257	26,564
Total Liabilities and Stockholders’ Equity	$41,398	$40,384

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Sales of products, net	$11,255	$9,794
Revenues from services	3,373	1,598
Revenues, net	14,628	11,392

Costs of products	10,560	8,196
Costs of services	63	49
Costs of revenue	10,623	8,245

Gross profit	4,005	3,147

Operating expenses
Salaries and wages	2,116	1,598
Professional fees	478	774
Depreciation and amortization	776	64
Selling, general, and administrative	900	697
Impairment loss	132	—
Total operating expenses	4,402	3,133

(Loss) income from operations	(397)	14

Other income (expense):
Gain on sale or disposal of property and equipment	1	—
Interest income	40	6
Interest expense	(16)	(150)
Total other income (expense)	25	(144)
Loss before income taxes	(372)	(130)
Provision for income taxes	-	—
Net loss attributable to common shareholders	$(372)	$(130)

Basic and diluted weighted average loss per common share	$(0.06)	$(0.04)

Weighted average number of common shares outstanding during the period – basic and diluted	6,240	3,356

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands)

(Unaudited)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional		Total
	$0.001 Par Value		$0.0001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2023 (Successor)	—	$—	3	$—	6,223	$67	$60,886	$(34,389)	$26,564
Stock-based compensation	—	—	—	—	18	—	65	—	65
Net loss for the three months ended March 31, 2024	—	—	—	—	—	—	—	(372)	(372)
Balance at March 31, 2024 (Successor)	—	$—	3	$—	6,241	$67	$60,951	$(34,761)	$26,257

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Additional		Total
	$0.001 Par Value		$0.0001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance December 31, 2022 (Predecessor)	—	$—	3	$—	3,347	$67	$22,525	$(14,974)	$7,618
Stock-based compensation	—	—	—	—	11	—	50	—	50
Net loss for the three months ended March 31, 2023	—	—	—	—	—	—	—	(130)	(130)
Balance March 31, 2023 (Predecessor)	—	$—	3	$—	3,358	$67	$22,575	$(15,104)	$7,538

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash flows from operating activities:
Net loss	$(372)	$(130)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	79	44
Change in provision for doubtful accounts	2	9
Amortization of debt issuance costs and debt discounts	—	96
Stock-based compensation	65	60
Amortization of right-of-use assets - finance leases	5	8
Amortization of right-of-use assets - operating leases	44	36
Change in accrued interest on notes payable	—	34
Amortization of intangible assets	692	12
Gain on sale or disposal of property and equipment	(1)	—
Impairment loss	132	—
Changes in operating assets and liabilities:
Accounts receivable	(4,138)	(378)
Grant receivable	—	(277)
Inventory	(316)	(550)
Prepaid expenses	149	19
Deposits	—	(1)
Accounts payable and accrued liabilities	1,423	1,885
Operating lease liabilities	(41)	(40)
Net cash (used in) provided by operating activities	(2,277)	827

Cash flows from investing activities:
Purchase of property and equipment	(24)	(17)
Proceeds from sale or disposal of property and equipment	1	—
Net cash used in investing activities	(23)	(17)

Cash flows from financing activities:
Payments on notes payable	(46)	(91)
Payments on finance lease liabilities	(5)	(10)
Net cash used in financing activities	(51)	(101)

(Decrease) increase in cash	(2,351)	709
Cash at beginning of period	7,895	6,743
Cash at end of period	$5,544	$7,452

Supplemental disclosures of cash flow information:
Cash paid for interest	$16	$19
Cash paid for income taxes	$—	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

March 31, 2024

(Unaudited)

Unless the context requires otherwise, references to the “Company,” “we,” “us,” “our,” “our Company,” or “our business” refer to Progressive Care Inc. and its subsidiaries.

Note 1. Organization and Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”) is a personalized healthcare services company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

Pharmco 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. Pharmco 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship medications to patients in states where we hold non-resident pharmacy licenses as well. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Miami-Dade County, Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics has had no operating activity to date.

We have organized our operations into two reportable segments: Pharmacy Operations and TPA. See “Note 15. Reportable Segments.”

On June 30, 2023, NextPlat Corp (“NextPlat”), Charles M. Fernandez, Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Vice-Chairman of the Company, entered into a voting agreement whereby at any annual or special shareholders meeting of the Company’s stockholders Messrs. Fernandez and Barreto agreed to vote all of the common stock shares that they own in the same manner that NextPlat votes its Common Stock and equivalents. On July 1, 2023, NextPlat and Messrs. Fernandez and Barreto exercised common stock purchase warrants and were issued 632,269, 211,470, and 130,571 common stock shares, respectively, by the Company. After the exercise of the common stock purchase warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned 53% of the Company’s voting common stock. Collectively, the exercise of the common stock purchase warrants and the entry into the voting agreement constituted a change in control in Progressive Care. As a result of the change in control, NextPlat was deemed the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations and elected to apply push-down accounting. The application of push-down accounting created a new basis of accounting for all assets and liabilities based on their fair value at the date of acquisition, with few exceptions permissible under GAAP. As a result, the Company’s financial position, results of operations, and cash flows subsequent to the acquisition on July 1, 2023 have been segregated to indicate pre-acquisition and post-acquisition periods. The pre-acquisition period through June 30, 2023 is referred to as the “Predecessor Company”. The post-acquisition period, July 1, 2023 and forward, includes the impact of push-down accounting and is referred to as the “Successor Company”.

Note 2. Basis of Presentation and Principles of Consolidation

The accompanying Unaudited Condensed Consolidated Financial Statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) on a basis consistent with reporting interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. The year-end balance sheet data presented for comparative purposes was derived from audited consolidated financial statements.

Interim results are not necessarily indicative of the results that may be expected for the full year. Accordingly, they do not include all information and footnotes normally included in annual consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the 2023 Form 10-K. In the opinion of management, the Unaudited Condensed Consolidated Financial Statements contain all adjustments (consisting principally of normal recurring accruals) necessary for a fair presentation of the condensed consolidated balance sheets, statements of operations, statements of stockholders’ equity and statements of cash flows for such interim periods presented.

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Certain 2023 financial information has been reclassified to conform to the 2024 presentation. Such reclassifications do not impact the Company’s previously reported financial position or net income (loss). On the Condensed Consolidated Statements of Operations, Revenues, net, Costs of revenue, and Operating expenses have been disaggregated for the three months ended March 31, 2023.

Note 3. Summary of Significant Accounting Policies

The significant accounting policies of the Company were described in Note 3 to the Audited Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2023. There have been no material changes to the Company’s significant accounting policies for the three months ended March 31, 2024.

Cash

The Company maintains its cash in bank deposit accounts at several financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”) and at times may exceed federally insured limits of $250,000. The Company had approximately $0.5 million that was uninsured as of March 31, 2024. In July 2023, the Company entered into a deposit placement agreement for Insured Cash Sweep Services (“ICS”). This service is a secure and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement will mitigate its credit risk as it relates to uninsured FDIC amounts in excess of $250,000.

Concentrations

Suppliers:

The Company had significant concentrations with one vendor. The purchases from this significant vendor were 98% and 96% of total vendor purchases for the three months ended March 31, 2024 (Successor period) and the three months ended March 31, 2023 (Predecessor period), respectively.

Customers:

The Company derives a significant portion of sales from prescription drug sales reimbursed through prescription drug plans administered by pharmacy benefit managers (“PBM”) companies. Prescription reimbursements from our three most significant PBMs were as follows:

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
A	33%	—
B	21%	1%
C	16%	53%

Direct and Indirect Remuneration (“DIR”) Fees

DIR fees are fees charged by PBMs to pharmacies for network participation as well as periodic reimbursement reconciliations. The Company accrues an estimate of PBM fees, including DIR fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known. Through December 31, 2023, for some PBMs, DIR fees were charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company two to three months after the end of the trimester (e.g., DIR fees for January – April 20xx claims were clawback by these PBMs in July – August 20xx). As of December 31, 2023, DIR fees that were not collected at the time of claim settlement, the Company recorded an accrued liability for estimated DIR fees that are expected to be collected by the PBMs by the end of the second quarter of 2024. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM. Effective January 1, 2024, all PBMs began charging DIR fees at the time of the settlement of a pharmacy claim.

Recently Adopted Accounting Standards

None.

Accounting Pronouncements Issued but not yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. ASU 2023-07 is required to be adopted for annual periods beginning after December 15, 2023, and interim period within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt the standard in its interim reporting beginning with Q1-2025, and the Company will adopt the standard in its annual reporting for the year ending December 31, 2024. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements but will enhance our current disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosure” (“ASU 2023-09”), which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. ASU 2023-09 is required to be adopted for annual periods beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2025. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

Subsequent Events

Merger Agreement

On April 12, 2024, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with NextPlat Corp, a Nevada corporation (“Parent”) and Progressive Care LLC, a Nevada limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”), with Merger Sub being the surviving entity of the Merger.

The Merger Agreement and the transactions contemplated thereby were negotiated and approved by a Special Committee comprised of three of the Company’s independent directors, each of whom does not have an interest in such transaction. The Merger Agreement was also approved by a special committee of Parent’s board of directors, which was affirmed by the entirety of Parent’s board of directors, as well as the sole member of Merger Sub.

Lock-Up Agreements

On April 9, 2024, the Company entered into lock-up agreements with each of its directors and executive officers (the “Company Lock-Up Agreements”). Additionally, separate lock-up agreements were established between the Company and the directors and executive officers of Parent (the “Parent Lock-Up Agreements”). Notably, individuals serving roles in both the Company and Parent, such as Charles M. Fernandez, Cecile Munnik, and Rodney Barreto, were covered by a single lock-up agreement with the Company relating to each of their shares in both the Company and Parent (the “Hybrid Lock-Up Agreements”, together with the Company Lock-Up Agreements and Parent Lock-Up Agreements, the “Lock-Up Agreements”). All Lock-Up Agreements prohibit the aforementioned stockholders from selling, transferring, acquiring or purchasing any of the securities of either the Company or Parent during the Interim Period. Notwithstanding the Lock-Up Agreements, the directors of the Company will continue to receive shares of the Company common stock payable to such director as compensation pursuant to the terms of his or her director services agreement.

Note 4. Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●

Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying Condensed Consolidated Balance Sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximated fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases (Level 2 inputs).

Fair Value Measurement on a Nonrecurring Basis

Common Stock Purchase Warrants

As of March 31, 2024, the Company had common stock purchase warrants classified as Level 3 equity instruments. The fair value of the common stock purchase warrants on the date of issuance was approximately $4.6 million. The Company used the Monte Carlo simulation model for valuation of the common stock purchase warrants. Key inputs into the Monte Carlo simulation model were as follows at the valuation date: risk-free interest rate: 3.5%-3.7%; expected term: 3-5.6 years; expected volatility: 93%-102%; exercise price: $2.20. For additional information on the initial issuance and subsequent exercise of the common stock purchase warrants, see also “Note 13. Stockholder’s Equity, Common Stock and Common Stock Purchase Warrants.”

Note 5. Revenue

The following table disaggregates net revenues by categories (in thousands):

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Sales of products, net
Prescription revenue, net of PBM fees	$11,324	$9,771
COVID-19 testing revenue	—	45
Subtotal	11,324	9,816
Revenues from services:
340B contract revenue	3,304	1,576
Revenues, net	$14,628	$11,392

Note 6. Earnings (Loss) per Share

Basic earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of common shares outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted earnings per share gives effect to all potentially dilutive shares of common stock outstanding during the year including common stock purchase warrants and stock options, using the treasury stock method, and convertible debt, using the if converted method. Diluted earnings per share excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The components of basic and diluted EPS were as follows (in thousands, except per share data). For all periods presented, the Company incurred a net loss causing inclusion of any potentially dilutive securities to have an anti-dilutive effect, resulting in diluted loss per common share and basic loss per common share being equivalent.

	Successor	Predecessor
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net loss attributable to common shareholders	$(372)	$(130)

Basic weighted average common shares outstanding	6,240	3,356
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	6,240	3,356

Basic weighted average loss per common share	$(0.06)	$(0.04)
Diluted weighted average loss per common share	$(0.06)	$(0.04)

Potentially dilutive common shares excluded from the calculation of diluted weighted average loss per common share:
Common stock purchase warrants	102,468	60,152
Stock options	59,623	151,937
	162,091	212,089

Note 7. Accounts Receivable – Trade, net

Accounts receivable consisted of the following (in thousands):

	Successor
	March 31, 2024	December 31, 2023
Gross accounts receivable – trade	$12,527	$8,611
Less: allowance for credit losses	(274)	(272)
Accounts receivable – trade, net	$12,253	$8,339

The Successor Company increased the allowance for credit losses in the amount of approximately $2,000 for the three months ended March 31, 2024. The Predecessor Company increased the allowance of credit losses in the amount of approximately $9,000 for the three months ended March 31, 2023.

Accounts receivable – trade, net for the Predecessor Company as of January 1, 2023 and March 31, 2023 were approximately $3.4 million and $4.3 million, respectively.

Note 8. Receivables – Other, net

Receivables – Other, net consisted of the following (in thousands):

	Successor
	March 31, 2024	December 31, 2023
Performance bonuses	$1,859	$1,602
Customers	179	192
Other	30	52
	$2,068	$1,846

Performance bonuses, paid annually by PBMs, are estimated based on historical pharmacy performance and prior payments received. Other receivables are loans to employees.

Note 9. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

		Successor
	Estimated Useful Life	March 31, 2024	December 31, 2023
Building	40 years	$2,116	$2,116
Vehicles	3 - 5 years	585	595
Furniture and equipment	5 years	388	388
Land	---	184	184
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease	119	76
Computer equipment	3 years	39	39
Construction in progress	---	—	22
Total		3,431	3,420
Less: accumulated depreciation		(211)	(136)
Property and equipment, net		$3,220	$3,284

Depreciation expense for the Successor Company was approximately $79,000 for the three months ended March 31, 2024. Depreciation expense for the Predecessor Company was approximately $44,000 for the three months ended March 31, 2023.

Note 10. Goodwill and Intangible Assets

Goodwill

Goodwill was approximately $0.7 million as of March 31, 2024 and December 31, 2023 (Successor periods), and was allocated to the TPA reporting segment. There were no changes in the carrying amount of goodwill during the three months ended March 31, 2024.

Intangible Assets

Intangible assets consisted of the following (in thousands):

	Successor
	March 31, 2024			December 31, 2023
	Gross amount	Accumulated amortization	Net Amount	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$8,130	$(1,219)	$6,911	$8,130	$(807)	$7,323
Tradenames	4,700	(353)	4,347	4,700	(224)	4,476
Developed technology	2,880	(432)	2,448	2,880	(281)	2,599
Total intangible assets	$15,710	$(2,004)	$13,706	$15,710	$(1,312)	$14,398

Amortization of intangible assets for the Successor Company was approximately $0.7 million for the three months ended March 31, 2024. Amortization of intangible assets for the Predecessor Company was approximately $12,000 for the three months ended March 31, 2023.

The following table represents the total estimated future amortization of intangible assets for the five succeeding years and thereafter as of March 31, 2024 (in thousands):

Successor
Year	Amount
2024 (remaining nine months)	$2,004
2025	2,672
2026	2,672
2027	2,672
2028	1,571
Thereafter	2,115
Total	$13,706

Note 11. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following (in thousands):

	Successor
	March 31, 2024	December 31, 2023
Accounts payable – trade	$12,752	$11,256
Accrued payroll and payroll taxes	356	167
Accrued PBM fees	366	571
Other accrued liabilities	81	164
Total	$13,555	$12,158

Note 12. Notes Payable

Notes payable consisted of the following (in thousands):

	Successor
	March 31, 2024	December 31, 2023
A. Mortgage note payable - commercial bank - collateralized	$1,118	$1,140
B. Note payable - uncollateralized	25	25
C. Notes payable - collateralized	82	90
Subtotal	1,225	1,255
Less: current portion of notes payable	(144)	(145)
Long-term portion of notes payable	$1,081	$1,110

The corresponding notes payable above are more fully discussed below:

(A) Mortgage Note Payable – collateralized

In 2018, Pharmco 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(B) Note Payable – Uncollateralized

As of March 31, 2024 and December 31, 2023, the uncollateralized note payable represents a noninterest-bearing loan that is due on demand from an investor.

(C) Notes Payable – Collateralized

In April 2021, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $30,000. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding as of March 31, 2024 and December 31, 2023 on the note payable was approximately $5,000 and $6,000, respectively.

In July 2022, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $90,000. The terms of the promissory note payable require 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $70,000 and $74,000 as of March 31, 2024 and December 31, 2023, respectively. The promissory note is secured by equipment with a net book value of approximately $68,000 and $71,000 as of March 31, 2024 and December 31, 2023, respectively.

In September 2022, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount of approximately $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $7,000 and $10,000 as of March 31, 2024 and December 31, 2023, respectively. The promissory note is secured by the vehicle with a net book value of approximately $17,000 and $18,000 as of March 31, 2024 and December 31, 2023, respectively.

Principal outstanding as of March 31, 2024, is expected to be repayable as follows (in thousands):

Successor
Year	Amount
2024 (remaining nine months)	$115
2025	114
2026	119
2027	124
2028	753
Total	$1,225

Interest expense on these notes payable for the Successor Company was approximately $16,000 for the three months ended March 31, 2024. Interest expense on notes payable, exclusive of debt discount and debt issue cost amortization, for the Predecessor Company was approximately $51,000 for the three months ended March 31, 2023.

Note 13. Stockholders’ Equity

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. As of March 31, 2024 and December 31, 2023, 51 shares are designated as Series A Preferred Stock, par value $0.001 per share, 100,000 shares are designated as Series B Preferred Stock, par value $0.0001 per share, and 9,899,949 shares are undesignated preferred shares, par value $0.0001 per share.

Series A Preferred Stock - Predecessor Company

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

In July 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. In October 2020, the preferred shares were transferred to a trust whose beneficiary is related to the employee. In August 2022, the Company entered into a Share Exchange Agreement with the trust in which the 51 shares of the Company’s Series A Preferred Stock were acquired from the trust and cancelled in exchange for the issuance of 127,564 shares of the Company’s common stock.

Series B Convertible Preferred Stock - Predecessor Company

On August 30, 2022, the  Company entered into a Securities Purchase Agreement with NextPlat wherein the Company sold 3,000 units, generating gross proceeds of $6.0 million. Each unit is made up of one share of Series B Convertible Preferred Stock, $0.0001 par value, and Investor Warrants. Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share and each Preferred Stock share has the equivalent voting rights of 500 common stock shares. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Company’s common stock determined by dividing the stated value by the conversion price which is $4.00. The Company incurred offering costs associated with the transaction of approximately $1.0 million.

The Series B Convertible Preferred Stock ranks senior to our common stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The shares of Series B Convertible Preferred Stock shall have a liquidation preference to all other classes of stock of the Company in the amount of $2,000 per share. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company (i) $2,000 per share plus (ii) the same amount that a holder of common stock would receive if the Series B Convertible Preferred Stock were fully converted to common stock which amounts shall be paid pari passu with all holders of common stock.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

Common Stock and Common Stock Purchase Warrants

On May 5, 2023, the Predecessor Company entered into a Securities Purchase Agreement with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 newly issued units of securities from the Predecessor Company (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term and will be immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Common Stock. The Predecessor Company received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000. The Company accounted for the PIPE Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the PIPE Warrants was approximately $1.0 million. On July 1, 2023, NextPlat exercised the PIPE Warrants on a cashless basis and was issued 230,056 common stock shares.

Also on May 5, 2023, the Predecessor Company entered into a Debt Conversion Agreement (“DCA”) with NextPlat and the other Holders of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by the Predecessor Company in the original face amount of approximately $2.8 million (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to modify and convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest to common stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of common stock issued upon conversion of the Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, the Company’s Chairman and Chief Executive Officer, received 228,240 shares, and Rodney Barreto, the Company’s Vice-Chairman of the Board of Directors, received 228,240 shares. In addition, each of the Holders also received a common stock purchase warrant to purchase one share of common stock for each share of common stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and will be immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Conversion Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Conversion Warrants was approximately $2.7 million. On July 1, 2023, NextPlat and Messrs. Fernandez and Barreto exercised the Conversion Warrants. NextPlat exercised 230,000 Conversion Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. NextPlat exercised the remaining 340,599 Conversion Warrants on a cashless basis and was issued 172,213 common stock shares. Messrs. Fernandez and Barreto exercised the Conversion Warrants on a cashless basis and were each issued 115,402 common stock shares. As of March 31, 2024, the fair value of the remaining Conversion Warrants was approximately $0.6 million.

At the same time as the SPA and DCA, the Predecessor Company and NextPlat entered into the Debenture Purchase Agreement. Under the Debenture Purchase Agreement, the Predecessor Company agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10.0 million of Debentures to NextPlat. Pursuant to the Amendment, NextPlat and the Predecessor Company agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. As of March 31, 2024, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Dawson James Securities, Inc. (the “Placement Agent”) served as placement agent for the Unit Purchase. In consideration for the Placement Agent’s services, the Predecessor Company issued to the Placement Agent and its affiliates warrants to purchase 91,000 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have a five-year term and will be exercisable in December 2023. Each Placement Agent Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Placement Agent Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Placement Agent Warrants was approximately $0.2 million.

In addition, the Predecessor Company issued 330,000 warrants to certain existing Progressive Care investors to induce them to approve the transaction contemplated by the SPA (the “Inducement Warrants”). Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. The Inducement Warrants have a three-year term and will be immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Inducement Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Inducement Warrants was approximately $0.7 million. On July 1, 2023, Messrs. Fernandez and Barreto exercised the Inducement Warrants on a cashless basis and were issued 96,068 and 15,169 common stock shares, respectively. As of March 31, 2024, the fair value of the remaining Inducement Warrants was approximately $0.2 million.

Note 14. Stock-Based Compensation

Stock-based compensation is recorded in selling, general, and administrative expenses in the Unaudited Condensed Consolidated Statement of Operations. The Successor Company recorded total stock-based compensation expense of approximately $65,000 for the three months ended March 31, 2024. The Predecessor Company recorded total stock-based compensation expense of approximately $60,000 for the three months ended March 31, 2023. There were no income tax benefits recognized from stock-based compensation during the respective periods due to cumulative losses and valuation allowances.

Note 15. Reportable Segments

The Company has two reportable segments: (i) Pharmacy Operations, which provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, COVID-19 related diagnostics and vaccinations, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, and contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program and (ii) Third-Party Administration, which provides data management and reporting services to support health care organizations. Operating expenses are reflected in the segment in which the costs are incurred.

Corporate includes certain assets and expenses related to corporate functions that are not specifically attributable to an individual reportable segment, such as legal, public company expenses, tax compliance and senior executive staff.

The Company evaluates the performance of each of the segments based on income (loss) from operations. While the Company believes there are synergies between the two business segments, the segments are managed separately because each requires different business strategies.

The accounting policies used to determine the results of the operating segments are the same as those utilized for the Consolidated Financial Statements as a whole. There are no inter-segment sales or transfers.

The following tables present a summary of net income (loss) of the reportable segments (in thousands):

	Successor
	Three Months Ended March 31, 2024
	Pharmacy Operations	Third-Party Administration	Corporate	Total Consolidated
Sales of products, net	$11,255	$—	$—	$11,255
Revenues from services	2,840	533	—	3,373
Revenues, net	14,095	533	—	14,628

Costs of products	10,560	—	—	10,560
Costs of services	—	63	—	63
Costs of revenue	10,560	63	—	10,623

Gross profit	3,535	470	—	4,005

Operating expenses:
Salaries and wages	1,901	33	182	2,116
Professional fees	4	81	393	478
Depreciation and amortization	615	156	5	776
Selling, general, and administrative	770	7	123	900
Impairment loss (1)	132	—	—	132
Total operating expenses	3,422	277	703	4,402
Income (loss) from operations	113	193	(703)	(397)
Other (expense) income	(14)	—	39	25
Income (loss) before income taxes	99	193	(664)	(372)
Provision for income taxes	—	—	—	—
Net income (loss)	$99	$193	$(664)	$(372)

(1) Pharmacy Operations impairment losses during the three months ended March 31, 2024 was related to the write-down of a right-of-use asset as a result of taking the leased equipment out of service and not returning to service in the future.

	Predecessor
	Three Months Ended March 31, 2023
	Pharmacy Operations	Third-Party Administration	Corporate	Total Consolidated
Sales of products, net	$9,794	$—	$—	$9,794
Revenues from services	1,081	517	—	1,598
Revenues, net	10,875	517	—	11,392

Costs of products	8,196	—	—	8,196
Costs of services	—	49	—	49
Costs of revenue	8,196	49	—	8,245

Gross profit	2,679	468	—	3,147

Operating expenses:
Salaries and wages	1,445	33	120	1,598
Professional fees	383	96	295	774
Depreciation and amortization	60	4	—	64
Selling, general, and administrative	588	4	105	697
Total operating expenses	2,476	137	520	3,133
Income (loss) from operations	203	331	(520)	14
Other expense	(13)	—	(132)	(144)
Income (loss) before income taxes	190	331	(652)	(130)
Provision for income taxes	—	—	—	—
Net income (loss)	$190	$331	$(652)	$(130)

	Pharmacy Operations	Third-Party Administration	Corporate	Eliminations (1)	Total Consolidated
Total Assets as of March 31, 2024 (Successor)	$39,439	$4,733	$—	$(2,774)	$41,398
Total Assets as of December 31, 2023 (Successor)	$38,516	$4,573	$69	$(2,774)	$40,384

(1) Eliminations consist of investments in subsidiaries between the Pharmacy Operations segment and Corporate.

Capital expenditures for the Pharmacy Operations reporting segment were approximately $0.1 million for the three months ended March 31, 2024 (Successor period). Capital expenditures for the Pharmacy Operations reporting segment were approximately $17,000 for the three months ended March 31, 2023 (Predecessor period). There were no capital expenditures for the TPA reporting segment during the three months ended March 31, 2024 (Successor period) and the three months ended March 31, 2023 (Predecessor period).

Note 16. Related Party Transactions

Successor Company

During the three months ended March 31, 2024, the Successor Company paid $60,000 to NextPlat as management fees in accordance with the amended Management Services Agreement (the “Management Agreement”) dated May 1, 2023.

Predecessor Company

On February 1, 2023, the Predecessor Company entered into the Management Agreement with NextPlat Corp to provide certain management and administrative services to the Predecessor Company for $25,000 per month fee. On May 1, 2023, the Management Agreement was amended to update the fee to $20,000 per month. During the three months ended March 31, 2023, the Predecessor Company paid $50,000 to NextPlat as management fees.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Progressive Care Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Progressive Care Inc. and Subsidiaries (the “Company”) as of December 31, 2023 (Successor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from July 1, 2023 through December 31, 2023 (Successor) and the period from January 1, 2023 through June 30, 2023 (Predecessor), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 (Successor) and the results of its operations and its cash flows for the period from July 1, 2023 through December 31, 2023 (Successor) and the period from January 1, 2023 through June 30, 2023 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Revision to 2022 consolidated financial statements

We have also audited the 2022 segment information included in Notes 12 and 19 to the consolidated financial statements. In our opinion, such segment information is appropriate and has been prepared on a consistent basis with the 2023 segment information. We were not engaged to audit, review, or apply any procedures to the 2022 consolidated financial statements of the Company other than with respect to the segment information and, accordingly, we do not express an opinion or any other form of assurance on the 2022 consolidated financial statements taken as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as the Company’s auditor since 2023.

New York, New York

April 10, 2024

Report of Independent Registered Public Accounting Firm

Board of Directors

Stockholders of Progressive Care Inc.

Opinion on the Financial Statements

We have audited, before the inclusion of segment information included in Notes 12 (Goodwill and Intangible Assets) and 19 (Reportable Segments), the accompanying consolidated balance sheet of Progressive Care, Inc. (the “Company”) at December 31, 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, before the inclusion of segment information included in Notes 12 (Goodwill and Intangible Assets) and 19 (Reportable Segments), the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessments

As described in Note 3 to the consolidated financial statements, the Company’s goodwill balance was approximately $1.4 million at December 31, 2022. Management tests goodwill for impairment by performing an initial qualitative assessment (and quantitative assessment, if necessary), at least annually, or more frequently if an indication of impairment exists. Management’s goodwill impairment assessment and testing is performed during the fourth quarter of each year by comparing the estimated fair value of an associated reporting unit at December 31, 2022 to its carrying value.

The principal considerations for our determination that performing procedures relating to qualitative goodwill impairment testing is a critical audit matter are there was significant judgment by management when developing the fair value measurement of any reporting units where qualitative test was performed and there was a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence relating to management’s analysis.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s qualitative goodwill impairment test, including controls over the valuation of any reporting units for which a qualitative test was performed. Evaluating whether the assumptions used by management was reasonable considering (i) the current and past performing of the reporting unit, (ii) the consistency with external market and industry data, and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit.

Valuation of Derivative Liabilities

As described Note 3 and 10 to the consolidated financial statements, the Company determined that the conversion features of its convertible notes in conjunction with financing arrangements required to be accounted for as derivative liabilities. The derivative liabilities are recorded at fair value when issued and subsequently re-measured to fair value each reporting period. The Company utilized the Monte Carlo Simulation Model (“model”) to determine the fair value of the derivative liabilities, which uses certain assumptions related to exercise price, term, expected volatility, and risk-free interest rate.

We determined the assessment of the fair values of the derivative liabilities as a critical audit matter due to the significant judgements used by the Company in determining the fair value of the derivative liabilities. Auditing the valuation of the derivative liabilities involved a high degree of auditor judgement and specialized skills and knowledge were needed.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing management’s process for developing the fair value measurement, evaluating the appropriateness of the model used by the Company to value the derivative liabilities, testing the reasonableness of the assumptions used by the Company in the model including exercise price, term, expected volatility, and risk-free interest rate and testing the accuracy and completeness of data used by the Company in developing the assumptions use in the model.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor from 2020 to 2023.

Boca Raton, Florida

March 30, 2023

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except shares and par data)

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash	$7,895	$6,743
Accounts receivable – trade, net	8,339	3,672
Receivables - other, net	1,846	2,030
Inventory, net	3,069	688
Prepaid expenses	334	245
Total Current Assets	21,483	13,378
Property and equipment, net	3,284	2,583
Other Assets
Goodwill	731	1,388
Intangible assets, net	14,398	127
Operating right-of-use assets, net	427	446
Finance right-of-use assets, net	22	54
Deposits	39	39
Total Other Assets	15,617	2,054
Total Assets	$40,384	$18,015
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$12,158	$7,384
Notes payable	145	227
Operating lease liabilities	170	200
Finance lease liabilities	18	34
Total Current Liabilities	12,491	7,845
Long-term Liabilities
Notes payable, net of current portion	1,110	2,249
Operating lease liabilities, net of current portion	214	279
Finance lease liabilities, net of current portion	5	24
Total Liabilities	13,820	10,397

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred Stock, Series A ($0.001 par value, 51 shares authorized and designated; 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively)	—	—
Preferred Stock, Series B ($0.0001 par value, 100,000 shares authorized and designated; 3,000 issued and outstanding as of December 31, 2023 and 2022, respectively)	—	—
Common stock ($0.0001 par value, 100,000,000 shares authorized; 6,222,781 and 3,347,440 issued and outstanding as of December 31, 2023 and 2022, respectively)	67	67
Additional paid-in capital	60,886	22,525
Accumulated deficit	(34,389)	(14,974)
Total Stockholders’ Equity	26,564	7,618
Total Liabilities and Stockholders’ Equity	$40,384	$18,015

See accompanying notes to consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Sales of products, net	$21,412	$19,193	$36,608
Revenues from services	5,367	3,755	3,994
Revenues, net	26,779	22,948	40,602

Costs of products	18,191	16,132	30,656
Costs of services	132	110	243
Costs of revenue	18,323	16,242	30,899

Gross profit	8,456	6,706	9,703

Operating expenses:
Salaries and wages	3,973	3,300	5,843
Professional fees	506	1,048	1,203
Depreciation and amortization	1,463	137	209
Selling, general, and administrative	3,277	1,582	5,027
Goodwill impairment	13,895	—	—
Total operating expenses	23,114	6,067	12,282

(Loss) income from operations	(14,658)	639	(2,579)

Other income (expense):
Change in fair value of derivative liabilities	—	—	(3,323)
Gain on debt extinguishment	—	—	953
Grant revenue	—	—	2,079
Debt conversion expense	—	(5,206)	—
Other finance costs	—	—	(147)
Abandoned offering costs	—	—	(635)
Day one loss on issuance of units	—	—	(1,026)
Day one loss on debt modification	—	—	(524)
Gain on sale or disposal of property and equipment	—	3	12
Interest income	64	12	85
Interest expense	(54)	(215)	(798)
Total other income (expense)	10	(5,406)	(3,324)
Loss before income taxes	(14,648)	(4,767)	(5,903)
Provision for income taxes	—	—	(1)
Net loss	(14,648)	(4,767)	(5,904)
Series A Preferred Stock dividend associated with induced conversion	—	—	(541)
Net loss attributable to common shareholders	$(14,648)	$(4,767)	$(6,445)

Basic and diluted weighted average loss per common share	$(2.36)	$(1.22)	$(2.21)

Weighted average number of common shares outstanding during the period – basic and diluted	6,196	3,896	2,912

See accompanying notes to consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Preferred Series A		Preferred Series B		Common Stock		Additional
	$0.001 Par Value		$0.001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2021 (Predecessor)	—	$—	—	$—	2,724	$54	$8,862	$(8,529)	388
Issuance of common stock for services	—	—	—	—	141	3	677	—	680
Stock-based compensation	—	—	—	—	249	5	1,180	—	1,185
Issuance of common stock for debt modification agreement	—	—	—	—	105	2	460	—	462
Issuance of common stock in exchange for redemption and cancellation of Series A Preferred Stock	—	—	—	—	128	3	538	—	541
Series A Preferred Stock dividend associated with induced conversion	—	—	—	—	—	—	—	(541)	(541)
Issuance of Series B Preferred Stock from securities purchase agreement	—	—	3	—	—	—	—	—	—
Reclassification of debt and equity contracts	—	—	—	—	—	—	10,109	—	10,109
Stock options granted during the period	—	—	—	—	—	—	698	—	698
Net loss	—	—	—	—	—	—	—	(5,904)	(5,904)
Balance at December 31, 2022 (Predecessor)	—	—	3	—	3,347	67	22,524	(14,974)	7,618
Stock-based compensation	—	—	—	—	73	—	250	—	250
Issuance of common stock for PIPE transaction	—	—	—	—	455	—	880	—	880
Issuance of common stock for debt conversion	—	—	—	—	1,313	—	6,400	—	6,400
Net loss for the six months ended June 30, 2023	—	—	—	—	—	—	—	(4,767)	(4,767)
Balance at June 30, 2023 (Predecessor)	—	$—	3	$—	5,188	$67	$30,054	$(19,741)	$10,381

Issuance of common stock for warrants exercised on July 1, 2023	—	—	—	—	974	—	506	—	506
Balance at July 1, 2023 (Successor)	—	$—	3	$—	6,162	$67	$59,568	$(19,741)	$39,894
Stock-based compensation	—	—	—	—	61	—	1,353	—	1,353
Cost associated with issuance of common stock for PIPE transaction	—	—	—	—	—	—	(35)	—	(35)
Net loss for six months ended December 31, 2023	—	—	—	—	—	—	—	(14,648)	(14,648)
Balance at December 31, 2023 (Successor)	—	$—	3	$—	6,223	$67	$60,886	$(34,389)	$26,564

See accompanying notes to the consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Cash flows from operating activities:
Net loss	$(14,648)	$(4,767)	$(5,904)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	136	96	142
Change in provision for credit losses	47	21	(3)
Stock-based compensation	1,353	250	1,905
Amortization of debt issuance costs and debt discounts	—	128	417
Gain on debt extinguishment	—	—	(953)
Debt conversion expense	—	5,206	—
Other financing costs	—	—	148
Day one loss on issuance of units	—	—	1,026
Day one loss on debt modification	—	—	524
Amortization of right-of-use assets - finance leases	15	17	32
Amortization of right-of-use assets - operating leases	102	78	177
Change in fair value of derivative liability	—	—	3,323
Change in accrued interest on notes payable	—	47	321
Amortization of intangible assets	1,312	24	36
Gain on sale or disposal of property and equipment	—	(3)	(12)
Goodwill impairment	13,895	—	—
Changes in operating assets and liabilities, net of effects of business combination without transfer of consideration:
Accounts receivable	(3,755)	(1,100)	(1,466)
Grant receivable	—	277	(1,637)
Inventory	(1,438)	(918)	437
Prepaid expenses	(144)	26	696
Deposits	—	(1)	—
Accounts payable and accrued liabilities	3,932	850	1,620
Operating lease liabilities	(83)	(81)	(160)
Net cash provided by operating activities	724	150	669

Cash flows from investing activities:
Purchase of property and equipment	(538)	(234)	(186)
Proceeds from sale or disposal of property and equipment	—	3	12
Purchase of intangible assets	—	—	(10)
Net cash used in investing activities	(538)	(231)	(184)

Cash flows from financing activities:
Proceeds from warrants exercised	506	—	—
Proceeds from issuance of preferred stock allocated to derivative liabilities	—	—	6,000
Payment of stock issuance costs	—	—	(579)
Payment of debt discount and debt issuance costs	—	—	(222)
Payments on notes payable	(99)	(173)	(313)
Payments on finance lease liabilities	(15)	(17)	(40)
Issuance of common stock for PIPE transaction	—	1,000	—
Payment of stock issuance costs	(35)	(120)	—
Net cash provided by financing activities	357	690	4,846

Increase in cash	543	609	5,331
Cash at beginning of period	7,352	6,743	1,412
Cash at end of period	$7,895	$7,352	$6,743

Supplemental disclosures of cash flow information:
Cash paid for interest	$33	$37	$104
Cash paid for income taxes	$—	$—	$1

Supplemental schedule of non-cash investing and financing activities:
Business combination without transfer of consideration	$39,895	$—	$—
Debt conversion of long-term notes payable and accrued interest, net of unamortized debt discount and debt issuance costs	$—	$1,195	$—
Issuance of common stock and common stock purchase warrants for debt conversion	$—	$6,400	$—
Debt extension fees and other financing costs added to note principal	$—	$—	$484
Issuance of common stock for services rendered	$—	$—	$680
Insurance premiums financed through issuance of note payable	$—	$—	$128
Equipment purchase financed through issuance of note payable	$—	$—	$115

See accompanying notes to the consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Unless the context requires otherwise, references to the “Company,” “we,” “us,” “our,” “our Company,” or “our business” in these consolidated financial statements on Form 10-K refer to Progressive Care Inc. and its subsidiaries.

Note 1. Organization and Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”), is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

Pharmco 901 was formed on November 29, 2005 as a Florida limited liability company and is a 100% owned subsidiary of Progressive. Pharmco 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship medications to patients in states where we hold non-resident pharmacy licenses as well. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Miami-Dade County, Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics had no operating activity to date.

We have organized our operations into two reportable segments: Pharmacy Operations and TPA. See “Note 19. Reportable Segments.”

On June 30, 2023, NextPlat Corp (“NextPlat”), Charles M. Fernandez, Chairman and Chief Executive Officer of the Company, and Rodney Barreto, Vice-Chairman of the Company, entered into a voting agreement whereby at any annual or special shareholders meeting of the Company’s stockholders Messrs. Fernandez and Barreto agreed to vote all of the common stock shares that they own in the same manner that NextPlat votes its Common Stock and equivalents. On July 1, 2023, NextPlat and Messrs. Fernandez and Barreto exercised common stock purchase warrants and were issued 632,269, 211,470, and 130,571 common stock shares, respectively, by the Company. After the exercise of the common stock purchase warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned 53% of the Company’s voting common stock. Collectively, the exercise of the common stock purchase warrants and the entry into the voting agreement constituted a change in control in Progressive Care. As a result of the change in control, NextPlat was deemed the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations and elected to apply push-down accounting. The application of push-down accounting created a new basis of accounting for all assets and liabilities based on their fair value at the date of acquisition, with few exceptions permissible under GAAP. As a result, the Company’s financial position, results of operations, and cash flows subsequent to the acquisition on July 1, 2023 have been segregated to indicate pre-acquisition and post-acquisition periods. The pre-acquisition period through June 30, 2023 is referred to as the “Predecessor Company”. The post-acquisition period, July 1, 2023 and forward, includes the impact of push-down accounting and is referred to as the “Successor Company”.

Note 2. Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Note 3. Summary of Significant Accounting Policies

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of such extended transition period.

Use of Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to residual values, estimated asset lives, impairments and credit losses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Reclassifications

Certain reclassifications have been made to the 2022 financial statement presentation to conform to the 2023 presentation. On the Consolidated Statements of Operations, Revenues, net, Costs of revenue, and Operating expenses have been disaggregated. Such reclassifications do not impact the Company’s previously reported financial position or net loss.

Segment Reporting

The Company evaluated segment reporting in accordance with ASC 280, Segment Reporting, and concluded that the Company is comprised of two operating segments. This conclusion is based on the discrete operating results regularly reviewed by the chief operating decision maker (“CODM”) to assess the performance of the business and to make resource allocations. These two operating segments also represent our two reportable segments: (i) Pharmacy Operations and (ii) Third-Party Administration.

Cash

The Company maintains its cash in bank deposit accounts at several financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”) and at times may exceed federally insured limits of $250,000. The Company had approximately $2.7 million that was uninsured at December 31, 2023. In July 2023, the Company entered into a deposit placement agreement for Insured Cash Sweep Services (“ICS”). This service is a secure and convenient way to access FDIC protection on large deposits, earn a return, and enjoy flexibility. The Company believes that the ICS agreement reduces its credit risk as it relates to uninsured FDIC amounts in excess of $250,000.

Cash Equivalents

The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2023 and 2022.

Accounts Receivable and Allowance for Credit Losses

Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers (“PBM”) and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. The Company records an allowance for credit losses for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Company reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Risks and Uncertainties

The Company’s operations are subject to intense competition, risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Concentrations

Suppliers:

The Company had significant concentrations with one vendor. The purchases from this significant vendor were 99%, 97% and 95% of total vendor purchases for the six months ended December 31, 2023 (Successor period), the six months ended June 30, 2023 (Predecessor period), and the year ended December 31, 2022 (Predecessor period), respectively.

Customers:

The Company derives a significant portion of sales from prescription drug sales reimbursed through prescription drug plans administered by PBM companies. Prescription reimbursements from three significant PBMs were as follows:

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
A	31%	28%	—
B	29%	38%	56%
C	14%	19%	36%

Inventory

Inventory is valued on a lower of first-in, first-out (FIFO) cost or net realizable value basis. Inventory primarily consists of prescription medications, pharmacy and testing supplies, and retail items. The Company provides a valuation allowance for obsolescence and slow-moving items. The Company recorded an allowance of approximately $65,000 and $40,000 as of December 31, 2023 and 2022, respectively.

Property and Equipment

Property and equipment are recorded at cost or fair value if acquired as part of a business combination. Property and equipment are depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Expenditures for maintenance and repairs are charged to expense as incurred.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred. The Company uses a measurement period following the acquisition date to gather information that existed as of the acquisition date that is needed to determine the fair value of the assets acquired, liabilities assumed and equity interests. The measurement period ends once all information is obtained, but no later than one year from the acquisition date

Goodwill

Goodwill represents the excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but is tested for impairment annually in the fourth fiscal quarter or in interim periods if events or changes in circumstances indicate that it is more likely than not to be impaired. The Company considers the reporting units for goodwill impairment testing to be the operating segments plus an allocation of the Corporate business unit’s expenses.

Intangible Assets

Acquired intangible assets with finite lives other than goodwill are amortized over their useful lives. For intangible assets acquired in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Intangible assets subject to amortization represent the fair value of client relationships and tradenames acquired, as well as non-compete agreements to which the Company is a party and capitalized software development costs. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required.

Long-lived Asset Impairment

The Company reviews its long-lived assets, comprised of property and equipment, right-of-use assets, and intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and consider market participants in accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates the long-lived assets of the reporting units for impairment at the lowest asset group level for which individual cash flows can be identified. When evaluating long-lived assets for potential impairment, the carrying amount of the asset group is compared to the estimated future undiscounted cash flows. The impairment loss calculation compares the carrying amount of the assets to the fair value based on estimated discounted future cash flows. If required, an impairment loss is recorded for that portion of the asset’s carrying value in excess of fair value. As of December 31, 2023, there were no indications that the carrying amounts of our long-lived assets exceeded their respective fair values.

Derivative Liabilities

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 and paragraph 815-40-25 of the Financial Accounting Standard Board (“FASB”) ASC. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Consolidated Statements of Operations as other income or expense. Upon registration, conversion or exercise, as applicable, of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the Consolidated Balance Sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months after the balance sheet date.

The fair value of these derivative instruments is determined using the Monte Carlo Simulation Model.

Revenue Recognition

The Company provides prescription pharmaceuticals, COVID-19 related diagnostics and vaccinations, TPA services, and contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program. Under the terms of the contracted pharmacy services for 340B covered entities, the Company acts as a pass-through for reimbursements on prescription claims adjudicated on behalf of the 340B covered entities in exchange for a dispensing fee per prescription.

The Company recognizes product sales from prescriptions dispensed to patients (customers) at the time the drugs are physically delivered to a customer or when a customer picks up their prescription, which is the point in time when control transfers to the customer. 340B dispensing fees are a component of 340B contract revenue, which are recognized at the time the drugs are received by the patient, by either delivery or customer pick up. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customer’s insurance provider. The Company is the agent in all of the 340B pharmacy dispensing service agreements transactions with 340B covered entities and not the principal in the transactions. Thus, the Company only recognizes its net fee for the prescription dispensing transactions and not the gross billing and cost of goods sold for the drugs dispensed.

The Company accrues an estimate of PBM fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of prescription revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

DIR fees are fees charged by PBMs to pharmacies for network participation as well as periodic reimbursement reconciliations. For some PBMs, DIR fees are charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company two to three months after the end of the trimester (e.g., DIR fees for January – April 2023 claims were clawback by these PBMs in July – August 2023). For DIR fees that are not collected at the time of claim settlement, the Company records an accrued liability at each reporting date for estimated DIR fees that are expected to be collected by the PBMs in a future period. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal.

The Company recognizes revenue from TPA services as it satisfies the performance obligations under the TPA contract with a 340B covered entity. TPA services provided to covered entities include consulting services, accounting and reconciliation of contract pharmacy billings, and various compliance services. The covered entity simultaneously receives and consumes benefits as the Company performs services under the TPA contract. These services are capable of being distinct from one another, e.g., the covered entity may receive benefit from each separate service, but in the context of a TPA contract, these qualify as a series of distinct services. The Company provides a significant service of integrating the services into a combined output that benefits the covered entity, that benefit being ensuring compliance by the covered entity with 340B regulations. Therefore, the Company considers the combined services to be a single performance obligation in each TPA contract.

As stated in the TPA agreements, the Company receives a fixed percentage which is applied to the gross pharmacy service billings over the contract period. The gross pharmacy service billings are estimated based on the number of prescriptions filled by the Pharmacy Service contractor multiplied by the reimbursement rates set by the insurance providers. The Company invoices the covered entities for TPA services on a semi-monthly basis and collections are within 24-45 days of invoicing.

ASC 606 provides a practical expedient wherein an entity may recognize revenue in the amount to which it has a right to invoice a customer if the entity has a right to consideration from the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date. This expedient could be available, for example, for a service contract in which an entity bills a fixed amount for each hour of service provided. The Company believes that this practical expedient applies to its TPA contracts and we have elected this method in measuring revenue over the TPA contract term.

The Company recognizes COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

The following tables disaggregates net revenues by categories (in thousands):

	Successor
	Six Months Ended December 31, 2023
	Pharmacy Operations	Third-Party Administration	Corporate	Total
Sales of products, net
Prescription revenue, net of PBM fees	$21,481	$—	$—	$21,481
COVID-19 testing revenue	7	—	—	7
Other revenue	8	—	—	8
Subtotal	21,496	—	—	21,496
Revenues from services:
340B contract revenue	4,061	1,222	—	5,283
Revenues, net	$25,557	$1,222	$—	$26,779

	Predecessor
	Six Months Ended June 30, 2023
	Pharmacy Operations	Third-Party Administration	Corporate	Total
Sales of products, net
Prescription revenue, net of PBM fees	$19,219	$—	$—	$19,219
COVID-19 testing revenue	54	—	—	54
Other revenue	5	—	—	5
Subtotal	19,278	—	—	19,278
Revenues from services:
340B contract revenue	2,473	1,197	—	3,670
Revenues, net	$21,751	$1,197	$—	$22,948

	Predecessor
	Year Ended December 31, 2022
	Pharmacy Operations	Third-Party Administration	Corporate	Total
Sales of products, net
Prescription revenue, net of PBM fees	$34,894	$—	$—	$34,894
COVID-19 testing revenue	1,915	—	—	1,915
Other revenue	3	—	—	3
Subtotal	36,812	—	—	36,812
Revenues from services:
340B contract revenue	2,665	1,125	—	3,790
Revenues, net	$39,477	$1,125	$—	$40,602

Grant Revenue

Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Predecessor Company was eligible for refundable employee retention credits (“ERCs”) subject to certain conditions which were met during the year ended December 31, 2022. In connection with the ERCs, the Predecessor Company adopted a policy to recognize the ERCs when earned and report the amounts as grant revenue in accordance with FASB ASC 958-605. Accordingly, the Predecessor Company recorded approximately $2.1 million of grant revenue (recorded as Other income) and grant revenue receivable during the year ended December 31, 2022. The Predecessor Company received approximately $1.6 million of ERC proceeds during the year ended December 31, 2022, which were credited against grant revenue receivable. Grant revenue receivable balance at December 31, 2022 was approximately $0.3 million and recorded in Receivables – other on the Consolidated Balance Sheets. There was no grant revenue receivable balance at December 31, 2023.

Cost of Products and Services

Cost of prescription revenue is derived based upon vendor purchases relating to prescriptions sold, cost of testing supplies for tests administered to patients, and point-of-sale scanning information for non-prescription sales and is adjusted based on periodic inventories. All other costs related to revenues are expensed as incurred.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was approximately $0.1 million, $0.1 million, and $0.3 million for the six months ended December 31, 2023, the six months ended June 30, 2023, and year ended December 31, 2022, respectively.

Stock-Based Compensation

Stock-based compensation expense is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. The Company uses the Black-Scholes and Monte Carlo Simulation models to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Stock-based compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation expense is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s policy is to recognize forfeitures as they occur.

Stock Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the Consolidated Statements of Operations.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – Expenses of Offering. Offering costs generally are deferred and reclassified as a charge to additional paid-in capital upon the sale of securities. Deferred costs for an abandoned offering are expensed.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Progressive Care Inc., RXMD Therapeutics and PharmcoRx 1103 are taxed as C corporations. Pharmco 901 and Pharmco 1002 are taxed as partnerships, wherein each member is responsible for the tax liability, if any, related to its proportionate share of Pharmco 901 and Pharmco 1002’s taxable income. Progressive Care Inc. has a 100% ownership interest in Pharmco 901 and Pharmco 1002; therefore, all of Pharmco 901 and Pharmco 1002’s taxable income attributable to the period of ownership is included in Progressive Care Inc.’s taxable income.

The Company accounts for uncertainty in income taxes by recognizing a tax position in the consolidated financial statements only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company records interest and penalties related to tax uncertainties, if any, as income tax expense. Based on management’s evaluation, the Company does not believe it has any uncertain tax positions as of December 31, 2023 and 2022. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years including and prior to 2020.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding, adjusted for the dilutive effect of common stock purchase warrants and stock options, using the treasury stock method, and convertible debt, using the if converted method. See Note 7 for more information on the computation of EPS.

Recently Adopted Accounting Standards

In August 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-04, “Liabilities (Topic 405) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 121”, to amend and add various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Bulletin No. 121. The Company adopted this conforming guidance upon issuance and the adoption had no material impact on our consolidated financial statements and related disclosures.

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statement (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, to amend various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 120, among other things. The Company adopted this conforming guidance upon issuance and the adoption had no material impact on our consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which introduces an impairment model based on expected, rather than incurred, losses. Additionally, it requires expanded disclosures regarding (a) credit risk inherent in a portfolio and how management monitors the portfolio’s credit quality; (b) management’s estimate of expected credit losses; and (c) changes in estimates of expected credit losses that have taken place during the period. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This ASU clarifies receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” This ASU clarifies various scoping and other issues arising from ASU 2016-13. In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments.” This ASU improves the Codification and amends the interaction of Topic 842 and Topic 326. ASU 2016-13 and related amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this guidance effective January 1, 2023 and the adoption had no material impact on our consolidated financial statements and related disclosures.

Accounting Pronouncements Issued but not yet Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740)—Improvements to Income Tax Disclosure” (“ASU 2023-09”), which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. ASU 2023-09 is required to be adopted for annual periods beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2025. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. ASU 2023-07 is required to be adopted for annual periods beginning after December 15, 2023, and interim period within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2024. The Company expects that the adoption of the standard will not have a material impact on our consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

Note 4. Business Combination Without Transfer of Consideration

As referenced in Note 1, the Company has applied push-down accounting to its financial statements. Due to the change in control, the Company remeasured its assets and liabilities as of the acquisition date, July 1, 2023, to be recognized at their estimated fair values. The assets and liabilities were measured at estimated fair values primarily using Level 3 inputs. Estimates of fair value represent management's best estimate which require a complex series of judgments about future events and uncertainties. Third-party valuation specialists were engaged to assist in the valuation of these assets and liabilities. The fair values of the Company’s current assets and current liabilities were assumed to approximate their carrying values. The estimated fair values of the Company’s identifiable intangible assets consist of trade name, developed technology, and pharmacy records. The fair values of trade name and developed technology were estimated by applying an income approach, specifically a relief from royalty method. The fair value of pharmacy records was estimated by applying a market approach. The estimated fair value of the Company’s building and land, included in property and equipment, net, was estimated by applying a sales comparison approach while vehicles, furniture and equipment, leasehold improvements and fixtures, and computer equipment were assumed to approximate their carrying value. These fair value measurements are based on significant inputs not observable in the market, and thus represent Level 3 measurements - see Note 6. Goodwill was recorded as the excess of the estimated enterprise value over the sum of the fair value amounts allocated to the Company’s assets and liabilities. The goodwill is not deductible for tax purposes.

The following table summarizes the allocation of the fair value of the consideration to the assets and liabilities of the Company on July 1, 2023. The total consideration is based on the fair value of the Company’s common stock outstanding at July 1, 2023, which was 7,662,343 total implied shares outstanding and a fair market value of $4.45 per share, plus the fair value of warrants and options outstanding at July 1, 2023 of approximately $5.8 million. Total implied shares outstanding at July 1, 2023 consisted of 6,162,343 common shares outstanding and 1,500,000 Preferred Stock, Series B as converted on July 1, 2023.

(in thousands)
Total consideration	$39,895

Fair value of identifiable net assets:
Cash	7,352
Accounts receivable	6,478
Receivables - other	506
Inventory	1,631
Prepaid expenses	220
Property and equipment	2,883
Right-of-use assets	405
Intangible assets:
Trade name[1]	4,700
Developed technology[2]	2,880
Pharmacy records[2]	8,130
Deposits	39
Accounts payable and accrued expenses	(8,195)
Notes payable and accrued interest - current portion	(149)
Lease liabilities - current portion	(208)
Notes payable - long-term	(1,173)
Lease liabilities - long-term	(230)
Deferred tax liability[3]	—
Total fair value of net assets	$25,269

Goodwill	$14,626

(1) 10 year amortization period

(2) 5 year amortization period

(3) Under federal tax law, previously unidentified finite lived intangible assets recognized from a business combination have no tax basis and therefore are not amortized for tax purposes. This tax position created a book/tax basis difference that was previously not recognized at July 1, 2023, the date of the business combination transaction. Therefore, an approximate $4.0 million deferred tax liability measurement period adjustment was recorded at December 31, 2023 as a result of the book/tax basis difference for the finite lived intangible assets. In addition the Company determined that the acquired deferred tax liability could be utilized to offset preexisting deferred tax assets. Therefore, in accordance with ASC 805-740-45-2, the Company released the deferred tax asset valuation allowance as a reduction to goodwill in the amount of approximately $4.0 million during the measurement period.

Note 5. Liquidity and Going Concern Consideration

The Company has sustained recurring operating losses. At December 31, 2023, the Company had an accumulated deficit of approximately $34.4 million. For the six months ended December 31, 2023, the Company had a net loss of approximately $14.6 million and cash provided by operating activities of approximately $0.7 million. For the six months ended June 30, 2023, the Company had a net loss of approximately $4.8 million and cash provided by operating activities of approximately $0.2 million. The Company expects to continue to incur losses for at least the next 12 months from the date these financial statements are available.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and other commitments in the normal course of business.

On May 5, 2023, the Company and NextPlat entered into a First Amendment (the “Amendment”) to that certain Securities Purchase Agreement dated November 16, 2022 (the “Debenture Purchase Agreement”). Under the Debenture Purchase Agreement, we agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10.0 million of secured convertible debentures from NextPlat (the “Debentures”). Pursuant to the Amendment, NextPlat and the Company agreed to amend the Debenture Purchase Agreement and the form of Debenture attached as an exhibit thereto to have a conversion price of $2.20 per share. As of April 10, 2024, the date the Audited Consolidated Financial Statements were issued, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Management believes that our present cash position and the cash we expect to generate from operating activities are sufficient to allow the Company to continue as a going concern for at least 12 months from the issuance date of these consolidated financial statements. The Company also has availability for additional funding under the Debenture Purchase Agreement if needed.

Note 6. Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●	Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying consolidated balance sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximated fair value due to the Company’s incremental borrowing rate and the duration of the leases (Level 2 inputs).

Fair Value Measurements on a Recurring Basis

The following table is a roll forward of the opening and closing balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Derivative Liabilities
Balance at January 1, 2022	$222
Changes in fair value	3,322
New derivatives	8,042
Transfers out	(11,586)
Balance at December 31, 2022	$—

Changes in fair value of derivative liabilities for the year ended December 31, 2022 (Predecessor period) were included in net loss for the year.

Fair Value Measurement on a Nonrecurring Basis

Common Stock Purchase Warrants

As of December 31, 2023, the Company had common stock purchase warrants classified as Level 3 equity instruments. The fair value of the common stock purchase warrants on the date of issuance was approximately $4.6 million. The Company used the Monte Carlo simulation model for valuation of the common stock purchase warrants. Key inputs into the Monte Carlo simulation model were as follows at the valuation date: risk-free interest rate: 3.5%-3.7%; expected term: 3-5.6 years; expected volatility: 93%-102%; exercise price: $2.20. For additional information on the initial issuance and subsequent exercise of the common stock purchase warrants, see also “Note 16. Stockholder’s Equity, Common Stock and Common Stock Purchase Warrants.”

Note 7. Earnings (Loss) per Share

Basic earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of common shares outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted earnings per share gives effect to all potentially dilutive shares of common stock outstanding during the year including common stock purchase warrants and stock options, using the treasury stock method, and convertible debt, using the if converted method. Diluted earnings per share excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The components of basic and diluted EPS were as follows (in thousands, except per share data). For all periods presented, the Company incurred a net loss causing inclusion of any potentially dilutive securities to have an anti-dilutive effect, resulting in diluted loss per common share and basic loss per common share being equivalent.

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Net loss attributable to common shareholders	$(14,648)	$(4,767)	$(6,445)

Basic weighted average common shares outstanding	6,196	3,896	2,912
Potentially dilutive common shares	—	—	—
Diluted weighted average common shares outstanding	6,196	3,896	2,912

Basic weighted average loss per common share	$(2.36)	$(1.22)	$(2.21)
Diluted weighted average loss per common share	$(2.36)	$(1.22)	$(2.21)

Potentially dilutive common shares excluded from the calculation of diluted weighted average loss per common share:
Common stock purchase warrants	388	1,155	577
Stock options	140	136	192
Convertible debt	—	—	709
	528	1,291	1,478

Note 8. Private Placement Transaction and Warrant Liabilities - Predecessor Company

On August 30, 2022, the Predecessor Company entered into a Securities Purchase Agreement (“SPA”) with NextPlat wherein the Predecessor Company received gross proceeds of $6.0 million through the sale of 3,000 units. Each unit is made up of one share of Series B Convertible Preferred Stock, $0.001 par value, and one redeemable warrant (“the Investor Warrants”). Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Predecessor Company’s common stock determined by dividing the stated value by the conversion price of $4.00. The Predecessor Company incurred total offering costs associated with the transaction of approximately $1.0 million, which approximately $0.6 million in offering costs were withheld from the gross proceeds and approximately $0.4 million in stock issued for service rendered and derivative liabilities associated with the offering.

In conjunction with the Private Placement Transaction, the Predecessor Company also entered into a Debt Modification Agreement with NextPlat. The Predecessor Company also issued placement agent warrants with substantively similar terms as the Investor Warrants. The placement agent warrants are exercisable into 380,500 shares of the Company’s common stock at an exercise price per common stock share of $4.00. The placement agent warrants may be exercised at any time at the option of the Placement Agent and expire on September 2, 2027. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, pursuant to the terms and conditions of the Purchase Agreement, then the placement agent warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise.

As the time of issuance, the Predecessor Company determined that the warrants did not meet the definition of a liability under FASB ASC Topic 480. However, they did meet the definition of a derivative under FASB ASC Topic 815 because at the time the warrants were issued, the Predecessor Company had insufficient common stock shares to settle the warrants when considering all other commitments that may require the issuance of common stock shares. The Predecessor Company determined that the fair value of the warrants on their issuance date of August 30, 2022 was approximately $6.1 million and elected to classify the preferred stock shares and warrants as liabilities. On December 29, 2022, the Predecessor Company effected a 1-for-200 reverse stock split of our common stock. As a result of the reverse stock split, the warrants were reclassified from liabilities to equity. The Predecessor Company recorded a loss of approximately $2.4 million from the change in fair value of the derivative warrant liability on its Consolidated Statements of Operations for the year ended December 31, 2022.

The Predecessor Company’s warrants were valued on the applicable dates using the Monte Carlo Simulation Model. Significant inputs into this technique at measurement dates are as follows:

	August 30, 2022 (1)	December 29, 2022 (2)

Fair market value of the Company’s stock (3)	$4.40	$6.00
Exercise price	$4.00	$4.00
Stock price	$4.00	$4.00
Term (4) (in years)	5	5
Expected life (5) (in years)	5	5
Volatility	90.0%	90.0%
Risk-free interest rate (6)	3.3%	4.0%
Warrants measurement input	3.3%	4.0%

(1)	Date of issuance
(2)	Measurement date prior to reverse stock split
(3)	The fair value of the stock was determined by using the Predecessor Company’s closing stock price as reflected in the OTC Markets.
(4)	The term is the contractual remaining term.
(5)	The expected life is the contractual term of the warrants.
(6)	The risk-free rates used for inputs represent the yields on the valuation date with periods consistent with the contractual remaining term.

During the year ended December 31, 2022, the Predecessor Company incurred a day one loss of approximately $1.0 million because the Predecessor Company had insufficient authorized common stock shares to settle the warrants.

In connection with the Private Placement Transaction, the Predecessor Company entered into a registration rights agreement with NextPlat pursuant to which, among other things, the Predecessor Company agreed to prepare and file with the SEC a resale registration statement to register the shares of the Predecessor Company’s common stock to be issued upon conversion of the Series B Convertible Preferred Stock, the NextPlat Convertible Note, and Warrants.

On February 3, 2023, the Predecessor Company filed with the SEC a Request for Withdrawal of Registration Statement on Form S-1.

Note 9. Accounts Receivable – Trade, net

Accounts receivable – trade, net consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Gross accounts receivable – trade	$8,611	$3,876
Less: allowance for credit losses	(272)	(204)
Accounts receivable – trade, net	$8,339	$3,672

The Successor Company increased the allowance for credit losses in the amount of approximately $47,000 for the six months ended December 31, 2023. The Predecessor Company increased (recovered) the allowance for credit losses in the amount of approximately $21,000 and ($3,000) for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.

Changes in the allowance for credit losses were as follows (in thousands):

	Balance at Beginning of Period	Additions Charged (Credited) to Expense	Net Deductions (Recoveries)	Balance at End of Period
Year ended December 31, 2022 (Predecessor)
Accounts receivable, allowance for credit losses	$207	$(3)	$—	$204
Six months ended June 30, 2023 (Predecessor)
Accounts receivable, allowance for credit losses	$204	$21	$—	$225
Six months ended December 31, 2023 (Successor)
Accounts receivable, allowance for credit losses	$225	$47	$—	$272

Note 10. Receivables - Other, net

Receivables – Other, net consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Performance bonuses	$1,602	$1,224
Customers	192	—
Other	52	278
Covered entities	—	25
Vendor credits	—	503
	$1,846	$2,030

Receivables from covered entities represent the cost of inventory replenishments related to 340B contracts. Vendor credit receivables are timing differences of physical inventory returned to the vendor and the Company receiving the credit. Performance bonuses, paid annually by PBMs, are estimated based on historical pharmacy performance and prior payments received. Other receivables are loans to employees.

Note 11. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

		Successor	Predecessor
	Estimated Useful Life	December 31, 2023	December 31, 2022
Building	40 years	$2,116	$1,651
Vehicles	3 - 5 years	595	252
Furniture and equipment	5 years	388	424
Land	---	184	184
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease	76	277
Computer equipment	3 years	39	101
Construction in progress	---	22	—
Building improvements	Remaining life of the building	—	513
Total		3,420	3,402
Less: accumulated depreciation		(136)	(819)
Property and equipment, net		$3,284	$2,583

As of July 1, 2023, building, building improvements, and land were revalued at fair value as a result of the application of push-down accounting - see “Note 4. Business Combination Without Transfer of Consideration”.

Depreciation expense for the Successor Company was approximately $136,000 for the six months ended December 31, 2023. Depreciation expense for the Predecessor Company was approximately $96,000 and $142,000 for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

Note 12. Goodwill and Intangible Assets

Goodwill

The Company performed the required annual impairment analysis of goodwill at December 31, 2023 on its two reporting units and identified the sustained decrease in the Company’s share price as a triggering event that it is more likely than not that the carrying amount of goodwill exceed its fair value. To determine the fair value of these reporting units, the Company uses a discounted cash flow model with market-based support as its valuation technique to measure the fair value for its reporting units. The discounted cash flow model uses five-to-ten-year forecasted cash flows plus a terminal value based on a multiple of earnings or by capitalizing the last period’s cash flows using a perpetual growth rate. The Company’s significant assumptions in the discounted cash flow models include, but are not limited to: the weighted average cost of capital (“WACC”), revenue growth rates, including perpetual revenue growth rates, corporate overhead allocations, and operating margin percentages of the reporting unit's business. The Company considered the current market conditions when determining its assumptions. The total forecasted cash flows were discounted based on a range between 11% to 13.5%, which included assumptions regarding the Company’s WACC. Lastly, the Company reconciled the aggregate fair values of its reporting units to its market capitalization, which included a reasonable control premium based on market conditions. The use of estimates and the development of assumptions results in uncertainties around forecasted cash flows.

A change in any of these estimates and assumptions used in the impairment test, a degradation in the overall markets served by these reporting units, among other factors, could have a negative material impact to the fair value of the reporting units and could result in a future impairment charge. There can be no assurance that the Company’s future goodwill impairment testing will not result in a charge to earnings. This impairment charge could have a negative material impact on the Company’s results of operations.

As a result of the December 31, 2023 annual impairment test, the Company concluded that the carrying amount of the Pharmacy Operations reporting unit goodwill exceeded its fair value by 100% and recorded a non-cash goodwill impairment charge of approximately $13.9 million for the six months ended December 31, 2023 (Successor period). The carrying amount of the TPA reporting unit goodwill did not exceed its fair value, therefore no impairment charge was recorded for the six months ended December 31, 2023 (Successor period). The remaining carry amount of goodwill as of December 31, 2023 was approximately $0.7 million and was allocated to the TPA reporting segment.

The following table reflects changes in the carrying amount of goodwill during the periods presented by reportable segments (in thousands):

	Pharmacy Operations	Third-Party Administration	Total
Balances as of December 31, 2021 (Predecessor)
Goodwill	$1,388	$—	$1,388
Accumulated impairment losses	—	—	—
Goodwill, net as of December 31, 2021 (Predecessor)	1,388	—	1,388

Changes in Goodwill during the year ended December 31, 2022:
Goodwill acquired	—	—	—
Impairment losses	—	—	—

Balances as of December 31, 2022 (Predecessor)
Goodwill	1,388	—	1,388
Accumulated impairment losses	—	—	—
Goodwill, net as of December 31, 2022 (Predecessor)	1,388	—	1,388

Changes in Goodwill during the six months ended June 30, 2023 (Predecessor):
Goodwill acquired	—	—	—
Impairment losses	—	—	—

Balances as of June 30, 2023 (Predecessor)
Goodwill	1,388	—	1,388
Accumulated impairment losses	—	—	—
Goodwill net as of June 30, 2023 (Predecessor)	1,388	—	1,388

Changes in Goodwill during the six months ended December 31, 2023 (Successor):
Goodwill acquired	13,895	731	14,626
Impairment losses	(13,895)	—	(13,895)

Balance as of December 31, 2023 (Successor)
Goodwill	13,895	731	14,626
Accumulated impairment losses	(13,895)	—	(13,895)
Goodwill, net as of December 31, 2023 (Successor)	$—	$731	$731

Intangible Assets

Intangible assets consisted of the following (in thousands):

	Successor			Predecessor
	December 31, 2023			December 31, 2022
	Gross amount	Accumulated amortization	Net Amount	Gross amount	Accumulated amortization	Net Amount
Pharmacy records	$8,130	$(807)	$7,323	$263	$(263)	$—
Tradenames	4,700	(224)	4,476	362	(362)	—
Developed technology	2,880	(281)	2,599	—		—
Software	—	—	—	86	(4)	82
Non-compete agreements	—	—	—	166	(121)	45
Website	—	—	—	68	(68)	—
Total intangible assets	$15,710	$(1,312)	$14,398	$945	$(818)	$127

As of July 1, 2023, intangible assets were revalued at fair value as a result of the application of push-down accounting. See “Note 4. Business Combination Without Transfer of Consideration” for a summary of amounts recognized for each major class of asset and liabilities, after application of push-down accounting.

Amortization of intangible assets for the Successor Company was approximately $1.3 million for the six months ended December 31, 2023. Amortization of intangible assets for the Predecessor Company was approximately $24,000 and $36,000 for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. There were no impairment charges related to intangible assets during the six months ended December 31, 2023 (Successor period), the six months ended June 30, 2023 and the year ended December 31, 2022 (Predecessor periods).

The following table represents the total estimated future amortization of intangible assets for the five succeeding years and thereafter as of December 31, 2023 (in thousands):

Successor
Year	Amount
2024	$2,696
2025	2,672
2026	2,672
2027	2,672
2028	1,571
Thereafter	2,115
Total	$14,398

Note 13. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Accounts payable – trade	$11,256	$6,517
Accrued payroll and payroll taxes	167	229
Accrued PBM fees	571	501
Other accrued liabilities	164	137
Total	$12,158	$7,384

Note 14. Notes Payable

Notes payable consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
A. Convertible note payable and accrued interest - collateralized	$—	$2,838
B. Mortgage note payable - commercial bank - collateralized	1,140	1,226
C. Note payable - uncollateralized	25	25
D. Notes payable - collateralized	90	137
Insurance premiums financing	—	70
Subtotal	1,255	4,296
Less: unamortized debt discount	—	(1,820)
Total	1,255	2,476
Less: current portion of notes payable	(145)	(227)
Long-term portion of notes payable	$1,110	$2,249

The corresponding notes payable above are more fully discussed below:

(A) Convertible Notes Payable – collateralized

Iliad Research and Trading, L.P.

On March 6, 2019 (Predecessor period), Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”) in the amount of $3,310,000 (“the Iliad Research note”). The Iliad Research note accrued interest at the rate of 10% per annum and was convertible into shares of common stock ($0.0001 par value per share) based on the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. Through a series of extensions entered into, the maturity date was extended to May 15, 2023, at which time all unpaid principal and accrued and unpaid interest were due. The Iliad Research note was acquired as part of the Confidential Note Purchase and Release Agreement entered into between Iliad Research and the NextPlat investors, and the terms of the Iliad Research note were modified as part of the Debt Modification Agreement between the Company and the NextPlat investors.

The provisions of the Iliad Research note contained a weekly volume limitation on the number of shares common stock received from note conversions that can be sold (“Volume Limitation”). In the event of Volume Limitation breach, the Outstanding Balance of the Iliad Research note was reduced by an amount equal to such Excess Sales (the “Outstanding Balance Reduction”). During the year ended December 31, 2021 (Predecessor period), the volume of sales of Conversion Shares exceeded the Volume Limitation, which resulted in an Outstanding Balance Reduction in the amount of $180,000.

On December 14, 2021 (Predecessor period), Progressive Care filed a demand (“the Company Demand”) with Iliad Research that alleged breaches of the Volume Limitation provisions of the Iliad Research note, as well as a previous note agreement with an affiliate of Iliad Research, Chicago Venture Partners, LP (“CVP”), (“the CVP note”). The CVP Note previously had been paid off in 2020. On January 7, 2022 (Predecessor period), in response to the Company Demand, Iliad Research and CVP filed a complaint with the Third Judicial District Court of Salt Lake County, State of Utah, as well as an Arbitration Notice pursuant to the CVP and Iliad Research Purchase Agreements.

On January 20, 2022 (Predecessor period), Progressive Care entered into an agreement with Iliad Research and CVP (“the Settlement Agreement”), in which (1) the maturity date of the Iliad Research note was extended to May 15, 2022, for which the Predecessor Company paid an extension fee in the amount of approximately $46,000, (2) the outstanding balance of the Iliad Research note was increased by $100,000 because the Iliad Research note was not repaid by February 16, 2022, (3) the balance of the Iliad Research note was reduced by $180,000 (recorded in 2021) as settlement of the alleged breaches of the Volume Limitation provisions of the Iliad Research note, (4) CVP paid $175,000 to Progressive Care as settlement of the alleged breaches of the Volume Limitation provisions of the CVP note, and (5) Iliad Research and its affiliated entities agreed not to sell any shares of Progressive Care or submit any Redemption Notices for a stated time period (“Standstill Period”). The $180,000 debt reduction and $175,000 received were accounted for as gains on debt extinguishment, the $100,000 was accounted for as interest expense and the $46,000 extension fee was recorded as other finance costs.

During the second quarter of 2022, the Predecessor Company and Iliad Research entered into a series of agreements to (i) extend the Standstill Period to July 15, 2022, and (ii) extend the maturity date of the Iliad Research note to May 15, 2023. The fees paid to extend the Standstill Period of approximately $101,000 were recorded as other finance costs. The fees to modify the terms to extend the maturity date in the amount of approximately $237,000 were added to the outstanding note balance, resulting in the recognition of a loss on debt extinguishment.

The outstanding balance on the Iliad Research note was approximately $2,144,000 at December 31, 2021 (Predecessor period), inclusive of accrued interest in the amount of approximately $833,000. On August 30, 2022, the Iliad Research note was purchased by the NextPlat investors.

The conversion features embedded within the Iliad Research note represented an embedded derivative. Accordingly, the embedded conversion right was bifurcated from the debt host and accounted for as a derivative liability and remeasured to fair value each reporting period. Fair value was determined using a Monte Carlo simulation model. For the year ended December 31, 2022, the Predecessor Company recorded in earnings a change in fair value of the derivative liability in the amount of approximately $914,000. Upon the entrance into the Debt Modification Agreement with the NextPlat investors on August 30, 2022 (Predecessor period), the outstanding fair value of the derivative liability of $1,477,400 million was written off and included in gain on debt extinguishment for the year ended December 31, 2022 (Predecessor period).

Debt Issuance Costs, Debt Discount, and Investment Length Premium Associated with the Iliad Research Note

Debt issuance costs consisted of fees incurred through securing financing from Iliad Research on March 6, 2019 (Predecessor period). Debt discount consisted of the discount recorded upon recognition of the derivative liability upon issuance of the first and second tranches. Investment length premium was calculated at a 5% premium on the outstanding balance when the note was still outstanding at (a) 18 months from the effective date, (b) 24 months from the effective date, and (c) 30 months from the effective date.

Debt issuance costs, debt discount and investment length premium were amortized to interest expense over the term of the related debt using the straight-line method. Total amortization expense for the year ended December 31, 2022 was approximately $286,000 (Predecessor period).

NextPlat Investors

In August 2022, the Predecessor Company entered into the Modification Agreement with the NextPlat investors wherein the terms were modified for an existing Secured Convertible Promissory Note originally held by Iliad Research (the “Note”) and sold to the NextPlat investors (the “NextPlat Investors Note”). The NextPlat investors purchased the Note as part of a Confidential Note Purchase and Release Agreement between Iliad Research and the NextPlat investors. As of the date of the SPA, the aggregate amount of principal and interest outstanding on the NextPlat Investors Note was approximately $2.8 million. As part of the Modification Agreement, the NextPlat investors agreed to modify the following terms of the NextPlat Investors Note:

1.	The Maturity Date was extended to August 31, 2027.
2.	The Outstanding Balance bore interest at the simple annual rate of five percent (5%) per annum.
3.	The Predecessor Company was prohibited from prepaying the Note.
4.	The Conversion Price for the Note was modified to a fixed price of $4.00 per share of common stock.
5.

The Note provided for mandatory conversion upon the later to occur of (a) the completion of the Predecessor Company’s reverse stock split, or (b) the listing of the Company’s common stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

The outstanding balance on the NextPlat Investors Note was approximately $2.8 million at December 31, 2022, inclusive of accrued interest in the amount of approximately $47,000 at December 31, 2022 (Predecessor period). The Note is reported net of a debt discount of approximately $1.8 million at December 31, 2022 (Predecessor period).

On May 5, 2023, the Predecessor Company entered into a Debt Conversion Agreement (the “DCA”) with NextPlat and the other holders (the “Holders”) of the Amended and Restated Secured Convertible Promissory Note. Pursuant to the DCA, NextPlat and the Holders agreed to modify and convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”) for a total of 1,312,379 shares. Additionally, the Predecessor Company issued 330,000 common stock purchase warrants to certain existing Progressive Care investors to induce them to approve the Debt Conversion (the “Inducement Warrants”). The Inducement Warrants were recorded at fair value of approximately $0.7 million as equity instruments. The Debt Conversion was recorded using inducement accounting and resulted in a total debt conversion expense of approximately $5.2 million for the six months ended June 30, 2023. Debt conversion expense consisted of debt issuance costs and debt discount of approximately $1.7 million, the fair value of the common stock purchase warrants issued of approximately $4.6 million, partially offset by the loss from inducement accounting of approximately $1.1 million.

Embedded Derivative Liability - Predecessor Company

The Company identified an embedded derivative feature in the NextPlat Investors Note and concluded that it required bifurcation and liability classification as a derivative liability. The fair value of the embedded derivative at the issuance date of the Note (August 30, 2022) was approximately $2.0 million. The Company recorded a gain of approximately $284,000 from the change in the fair value of the derivative liability in its Consolidated Statements of Operations for the year ended December 31, 2022. As a result of the common stock reverse stock split on December 29, 2022, the derivative liability was reclassified to equity.

Debt Issuance Costs and Debt Discount Associated with the NextPlat Investors Note - Predecessor Company

Debt issuance costs consisted of fees incurred from the Placement Agent and Investment Advisor associated with the NextPlat Investors Debt Modification Agreement. Debt discount consisted of the discount recorded from the issuance of approximately 105,000 shares of common stock to the NextPlat Investors as consideration for the Debt Modification Agreement.

Debt issuance costs and debt discount were amortized to interest expense over the term of the related debt using the straight-line method. There was no amortization expense for debt issuance costs and debt discount for the six months ended December 31, 2023 (Successor period). Total amortization expense for the six months ended June 30, 2023 and the year ended December 31, 2022 were approximately $128,000 and $131,000, respectively (Predecessor period).

As a result of the Debt Conversion, the remaining balance of debt issuance costs and debt discount of approximately $1.7 million at the date of the Debt Conversion was written off and recognized as part of debt conversion expense for the six months ended June 30, 2023 on the Consolidated Statements of Operations.

(B) Mortgage Note Payable – collateralized

In 2018, Pharmco 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(C) Note Payable – Uncollateralized

As of December 31, 2023 and 2022, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D) Notes Payable – Collateralized

In September 2019, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of approximately $85,000. The terms of the promissory note payable required 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was due and paid in full during the third quarter of 2023 and no balance remains as of December 31, 2023. The balance outstanding on the note payable as of December 31, 2022 was approximately $16,000 and the promissory note was secured by equipment with a net book value of approximately $16,000 as of December 31, 2022.

In April 2021, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $30,000. During 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding as of December 31, 2023 and 2022 on the note payable was approximately $6,000 and $9,000, respectively. The remaining equipment was written off during 2021.

In July 2022, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $90,000. The terms of the promissory note payable require 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $74,000 and $90,000 as of December 31, 2023 and 2022, respectively. The promissory note is secured by equipment with a net book value of approximately $71,000 and $84,000 as of December 31, 2023 and 2022, respectively.

In September 2022, the Predecessor Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount of approximately $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $10,000 and $22,000 as of December 31, 2023 and 2022, respectively. The promissory note is secured by the vehicle with a net book value of approximately $18,000 and $23,000 as of December 31, 2023 and 2022, respectively.

Principal outstanding as of December 31, 2023, is expected to be repaid as follows (in thousands):

Successor
Year	Amount
2024	$145
2025	114
2026	119
2027	124
2028	753
Total	$1,255

Interest expense on these notes payable for the Successor Company was approximately $29,000 for the six months ended December 31, 2023. Interest expense on notes payable, exclusive of debt discount and debt issue cost amortization, for the Predecessor Company was approximately $0.1 million and $0.3 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.

Note 15. Lease Obligations

The Company has entered into a number of lease arrangements under which the Company is the lessee. Three of the leases are classified as finance leases and four of the leases are classified as operating leases. In addition, the Company has elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year or less and short-term leases of equipment used in our pharmacy locations. The following is a summary of the Company’s lease arrangements.

Finance Leases

In May 2018, the Company entered into a finance lease obligation to purchase pharmacy equipment with a cost of approximately $115,000. The terms of the lease agreement require monthly payments of $1,678 plus applicable tax over 84 months ending March 2025, including interest at the rate of 6%. The finance lease obligation is secured by equipment with a net book value of approximately $22,000 and $38,000 as of December 31, 2023 and 2022, respectively.

In December 2020, the Company entered into an interest-free finance lease obligation to purchase computer servers with a cost of approximately $51,000. The terms of the lease agreement require monthly payments of $1,411 plus applicable tax over 36 months, of which the lease expired in November 2023. The finance lease obligation was secured by equipment.

Operating Leases

The Company entered into a lease agreement for its Orlando pharmacy in August 2020. The term of the lease is 66 months with a termination date of February 2026. The lease agreement calls for monthly payments, that began in February 2021, of $4,310, with an escalating payment schedule each year thereafter.

The Company leases its North Miami Beach pharmacy location under an operating lease agreement with a lease commencement date in September 2021. The term of the lease is 60 months with a termination date in August 2026. The lease calls for monthly payments of $5,237, with an escalating payment schedule each year thereafter.

The Company also leases its Palm Beach County pharmacy locations under operating lease agreements expiring in February 2025.

The Company entered into a lease agreement for pharmacy equipment in October 2022. The term of the lease is 24 months with a termination date of October 2025. The lease calls for monthly payments, that began in November 2023, of $3,250.

The Company recognized lease costs associated with all leases as follows (in thousands):

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Operating lease cost:
Fixed rent expense	$93	$76	$150
Variable rent expense	20	21	42
Finance lease cost:
Amortization of right-of-use assets	15	17	32
Interest expense	1	1	3
Total lease costs	$129	$115	$227

Supplemental cash flow information related to leases was as follows (in thousands):

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$83	$81	$160
Financing cash flows from finance leases	15	17	40
Total cash paid for lease liabilities	$98	$98	$200

Supplemental balance sheet information related to leases was as follows (in thousands, except lease term and discount rate):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Operating leases:
Operating lease right-of-use assets, net	$427	$446

Operating lease liabilities:
Current portion	170	200
Long-term portion	214	279

Weighted average remaining lease term (years)	2.24	3.11
Weighted average discount rate	4.8%	4.8%

Finance leases:
Finance lease right-of-use assets, net	22	54

Finance lease liabilities:
Current portion	18	34
Long-term portion	5	24

Weighted average remaining lease term (years)	1.25	1.89
Weighted average discount rate	6.0%	4.4%

Future maturities of lease liabilities as of December 31, 2023 were as follows (in thousands):

Year	Finance Lease	Operating Lease	Total Future Lease Commitments
2024	$20	$183	$203
2025	4	167	171
2026	—	53	53
Total lease payments to be paid	24	403	427
Less: future interest expense	(1)	(19)	(20)
Lease liabilities	23	384	407
Less: current maturities	(18)	(170)	(188)
Long-term portion of lease liabilities	$5	$214	$219

Note 16. Stockholders’ Equity

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. As of December 31, 2023 and 2022, 51 shares are designated as Series A Preferred Stock, par value $0.001 per share, 100,000 shares are designated as Series B Preferred Stock, par value $0.0001 per share, and 9,900,000 shares are undesignated preferred shares, par value $0.0001 per share.

Series A Preferred Stock - Predecessor Company

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

In July 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. In October 2020, the preferred shares were transferred to a trust whose beneficiary is related to the employee. In August 2022, the Company entered into a Share Exchange Agreement with the trust in which the 51 shares of the Company’s Series A Preferred Stock were acquired from the trust and cancelled in exchange for the issuance of 127,564 shares of the Company’s common stock. As a result of the exchange the Company recorded a preferred stock dividend associated with the transaction of approximately $541,000 during the year ended December 31, 2022.

Series B Convertible Preferred Stock - Predecessor Company

On August 30, 2022, the  Company entered into a SPA with NextPlat wherein the Company sold 3,000 units, generating gross proceeds of $6.0 million. Each unit is made up of one share of Series B Convertible Preferred Stock, $0.001 par value, and Investor Warrants. Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share and each Preferred Stock share has the equivalent voting rights of 500 common stock shares. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Company’s common stock determined by dividing the stated value by the conversion price which is $4.00. The Company incurred offering costs associated with the transaction of approximately $1.0 million.

The Series B Convertible Preferred Stock ranks senior to our common stock as to distribution of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The shares of Series B Convertible Preferred Stock shall have a liquidation preference to all other classes of stock of the Company in the amount of $2,000 per share. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company (i) $2,000 per share plus (ii) the same amount that a holder of common stock would receive if the Series B Convertible Preferred Stock were fully converted to common stock which amounts shall be paid pari passu with all holders of common stock.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

Common Stock and Common Stock Purchase Warrants

On December 29, 2022, the Predecessor Company effected a 1-for-200 reverse stock split of common stock and the number of shares of common stock authorized to issue was reduced to 100 million. All fiscal year 2022 common stock share information has been retrospectively adjusted to reflect the reverse stock split.

On May 5, 2023, the Predecessor Company entered into an SPA with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 newly issued units of securities from the Predecessor Company (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term and will be immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Common Stock. The Predecessor Company received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000. The Company accounted for the PIPE Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the PIPE Warrants was approximately $1.0 million. On July 1, 2023, NextPlat exercised the PIPE Warrants on a cashless basis and was issued 230,056 common stock shares.

Also on May 5, 2023, the Predecessor Company entered into a DCA with NextPlat and the other Holders of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by the Predecessor Company in the original face amount of approximately $2.8 million (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to modify and convert the total approximately $2.9 million of outstanding principal and accrued and unpaid interest to common stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of common stock issued upon conversion of the Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, the Company’s Chairman and Chief Executive Officer, received 228,240 shares, and Rodney Barreto, the Company’s Vice-Chairman of the Board of Directors, received 228,240 shares. In addition, each of the Holders also received a common stock purchase warrant to purchase one share of common stock for each share of common stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and will be immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Conversion Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Conversion Warrants was approximately $2.7 million. On July 1, 2023, NextPlat and Messrs. Fernandez and Barreto exercised the Conversion Warrants. NextPlat exercised 230,000 Conversion Warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. NextPlat exercised the remaining 340,599 Conversion Warrants on a cashless basis and was issued 172,213 common stock shares. Messrs. Fernandez and Barreto exercised the Conversion Warrants on a cashless basis and were each issued 115,402 common stock shares. As of December 31, 2023, the fair value of the remaining Conversion Warrants was approximately $0.6 million.

At the same time as the SPA and DCA, the Predecessor Company and NextPlat entered into the Debenture Purchase Agreement. Under the Debenture Purchase Agreement, the Predecessor Company agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10.0 million of Debentures to NextPlat. Pursuant to the Amendment, NextPlat and the Predecessor Company agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. As of December 31, 2023, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Dawson James Securities, Inc. (the “Placement Agent”) served as placement agent for the Unit Purchase. In consideration for the Placement Agent’s services, the Predecessor Company issued to the Placement Agent and its affiliates warrants to purchase 91,000 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have a five-year term and will be exercisable in December 2023. Each Placement Agent Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Placement Agent Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Placement Agent Warrants was approximately $0.2 million.

In addition, the Predecessor Company issued 330,000 warrants to certain existing Progressive Care investors to induce them to approve the transaction contemplated by the SPA (the “Inducement Warrants”). Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. The Inducement Warrants have a three-year term and will be immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Inducement Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Inducement Warrants was approximately $0.7 million. On July 1, 2023, Messrs. Fernandez and Barreto exercised the Inducement Warrants on a cashless basis and were issued 96,068 and 15,169 common stock shares, respectively. As of December 31, 2023, the fair value of the remaining Inducement Warrants was approximately $0.2 million.

Note 17. Stock-Based Compensation

Stock-based compensation is recorded in selling, general, and administrative expenses in the Consolidated Statement of Operations. The Successor Company recorded total stock-based compensation expense of approximately $1.4 million for the six months ended December 31, 2023, relating to shares of common stock issued and accelerated vesting of stock options to directors for services provided. The Predecessor Company recorded total stock-based compensation expense of approximately $0.3 million and $1.9 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, relating to shares of common stock issued to directors for services provided. There were no income tax benefits recognized from stock-based compensation during the respective periods due to cumulative losses and valuation allowances.

Stock Award Plan

The Company maintains stock incentive plans to attract, motivate, and retain management, key employees, directors, and consultants. These plans provide for discretionary awards in the form of either restricted stock units (“RSUs”) or stock options.

Restricted Stock Units

During the six months ended December 31, 2023, the Successor Company granted 60,438 RSUs as stock-based compensation. During the six months ended June 30, 2023 and the year ended December 31, 2022, the Predecessor Company granted 73,214 and 249,907, respectively, RSUs as stock-based compensation. The fair value of the RSUs equaled the stock price at the grant date and the RSUs vested upon issuance.

Stock Options

The following table summarizes our stock options activity (in thousands, except for weighted average exercise price and weighted average remaining contractual life):

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)
Balance outstanding at January 1, 2022 (Predecessor)	—	$—	$—	—
Granted	322	$2.65	$5.93	9.44
Exercised	—	$—	$—	—
Forfeited	—	$—	$—	—
Cancelled	—	$—	$—	—
Balance outstanding at December 31, 2022 (Predecessor)	322	$2.65	$5.93	9.44
Granted	—	$—	$—	—
Exercised	—	$—	$—	—
Forfeited	—	$—	$—	—
Cancelled	—	$—	$—	—
Balance outstanding at June 30, 2023 (Predecessor)	322	$2.65	$5.93	8.94

Balance outstanding at July 1, 2023 (Successor)	322	$2.65	$5.93	8.94
Granted	—	$—	$—	—
Exercised	—	$—	$—	—
Forfeited	—	$—	$—	—
Cancelled	—	$—	$—	—
Balance outstanding at December 31, 2023 (Successor)	322	$2.65	$5.93	8.44

Options exercisable at December 31, 2023	322	$2.65	$5.93	8.44

As a result of the change in control on July 1, 2023, 188,643 stock options accelerated vesting and approximately $1.1 million was recognized as stock-based compensation. There was no unrecognized compensation cost related to nonvested stock options granted as all stock options granted were fully vested as of December 31, 2023.

The fair value of option awards was estimated on the date of grant using the Monte Carlo simulation model. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grants.

The fair value of options granted during 2022 was determined using the following weighted-average assumptions as of grant date.

Risk-free interest rate	3.5%
Expected term (in years)	10
Expected stock price volatility	120%
Dividend yield	0%

Note 18. Income Taxes

Income tax provision consisted of the following (in thousands):

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Current:
Federal	$—	$—	$—
State	—	—	—
Total current	—	—	—
Deferred:
Federal	—	—	—
State	—	—	1
Total deferred	—	—	1
Total income tax provision	$—	$—	$1

The following is a reconciliation of the federal income tax expense at the statutory rate of 21% for the periods presented to the effective income tax expense (in thousands):

	Successor	Predecessor
	Six Months Ended December 31, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Federal income tax provision (benefit) at statutory rate	$(3,076)	$(1,001)	$(1,240)
Permanent differences	2,855	1,135	(374)
Net operating loss deduction	(310)	—	—
Provision true-up adjustments	(488)	(753)	—
Change in valuation allowance	1,139	607	1,615
Other	(120)	12	—
Income tax provision	$—	$—	$1

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset is as follows:

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryforward	$3,580	$3,315
Property and equipment and intangible assets	155	44
Other tax carry-overs	613	—
Stock-based compensation	893	569
Reserves and allowances	85	38
Total deferred tax assets	5,326	3,966

Deferred tax liabilities:
Book basis of intangible assets in excess of tax basis	3,650	54
Total deferred tax liabilities	3,650	54

Net deferred tax asset before valuation allowance	1,676	3,912
Less: valuation allowance	(1,676)	(3,912)
Net deferred tax asset	$—	$—

The net operating loss carryforward decreased from approximately $14.4 million at December 31, 2022 to $14.1 million at December 31, 2023. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2023 and 2022, due to the uncertainty of realizing the deferred income tax assets. The change in the valuation allowance for 2023 was an increase of approximately $1.7 million, exclusive of the approximate $4.0 million reversal of the valuation allowance attributable to the business combination. Out of the approximately $13.8 million net operating losses carry forward, approximately $2.8 million will begin to expire in 2032 and approximately $11.0 million will have an indefinite life.

Note 19. Reportable Segments

The Company has two reportable segments: (i) Pharmacy Operations, which provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, COVID-19 related diagnostics and vaccinations, anti-retroviral medications, medication therapy management, the supply of prescription medications to long-term care facilities, medication adherence packaging, and contracted pharmacy services for 340B covered entities under the 340B Drug Discount Pricing Program and (ii) Third-Party Administration, which provides data management and reporting services to support health care organizations. Operating expenses are reflected in the segment in which the costs are incurred.

Corporate includes certain assets and expenses related to corporate functions that are not specifically attributable to an individual reportable segment, such as legal, public company expenses, tax compliance and senior executive staff.

The Company evaluates the performance of each of the segments based on income (loss) from operations. While the Company believes there are synergies between the two business segments, the segments are managed separately because each requires different business strategies.

The accounting policies used to determine the results of the operating segments are the same as those utilized for the Consolidated Financial Statements as a whole. There are no inter-segment sales or transfers.

The following tables present a summary of income (loss) from operations of the reportable segments (in thousands):

	Successor
	Six Months Ended December 31, 2023
	Pharmacy Operations	Third-Party Administration	Corporate	Total Consolidated
Sales of products, net	$21,412	$—	$—	$21,412
Revenues from services	4,145	1,222	—	5,367
Revenues, net	25,557	1,222	—	26,779

Costs of products	18,191	—	—	18,191
Costs of services	—	132	—	132
Costs of revenue	18,191	132	—	18,323

Gross profit	7,366	1,090	—	8,456

Operating expenses:
Salaries and wages	3,551	71	351	3,973
Professional fees	2	121	383	506
Depreciation and amortization	1,165	290	8	1,463
Selling, general, and administrative	1,383	17	1,877	3,277
Goodwill impairment	13,895	—	—	13,895
Total operating expenses	19,996	499	2,619	23,114

Income (loss) from operations	(12,630)	591	(2,619)	(14,658)

Other (expense) income	(33)	—	43	10
(Loss) income before income taxes	(12,663)	591	(2,576)	(14,648)
Provision for income taxes	—	—	—	—
Net (loss) income	$(12,663)	$591	$(2,576)	$(14,648)

	Predecessor
	Six Months Ended June 30, 2023
	Pharmacy Operations	Third-Party Administration	Corporate	Total Consolidated
Sales of products, net	$19,193	$—	$—	$19,193
Revenues from services	2,558	1,197	—	3,755
Revenues, net	21,751	1,197	—	22,948

Costs of products	16,132	—	—	16,132
Costs of services	—	110	—	110
Costs of revenue	16,132	110	—	16,242

Gross profit	5,619	1,087	—	6,706

Operating expenses:
Salaries and wages	2,972	52	276	3,300
Professional fees	389	156	503	1,048
Depreciation and amortization	123	9	5	137
Selling, general, and administrative	1,226	8	348	1,582
Total operating expenses	4,710	225	1,132	6,067

Income (loss) from operations	909	862	(1,132)	639

Other expense	(27)	—	(5,379)	(5,406)
Income (loss) before income taxes	882	862	(6,511)	(4,767)
Provision for income taxes	—	—	—	—
Net income (loss)	$882	$862	$(6,511)	$(4,767)

	Predecessor
	Year Ended December 31, 2022
	Pharmacy Operations	Third-Party Administration	Corporate	Total Consolidated
Sales of products, net	$36,608	$—	$—	$36,608
Revenues from services	2,869	1,125	—	3,994
Revenues, net	39,477	1,125	—	40,602

Costs of products	30,656	—	—	30,656
Costs of services	—	243	—	243
Costs of revenue	30,656	243	—	30,899

Gross profit	8,821	882	—	9,703

Operating expenses:
Salaries and wages	4,712	44	1,087	5,843
Professional fees	384	131	688	1,203
Depreciation and amortization	205	4	—	209
Selling, general, and administrative	2,967	18	2,042	5,027
Total operating expenses	8,268	197	3,817	12,282

Income (loss) from operations	553	685	(3,817)	(2,579)

Other income (expense)	2,106	—	(5,430)	(3,324)
Income (loss) before income taxes	2,659	685	(9,247)	(5,903)
Provision for income taxes	(1)	—	—	(1)
Net income (loss)	$2,658	$685	$(9,247)	$(5,904)

Total assets by segment were as follows (in thousands):

	Pharmacy Operations	Third-Party Administration	Corporate	Eliminations (1)	Total Consolidated
Total Assets as of December 31, 2023 (Successor)	$38,516	$4,573	$69	$(2,774)	$40,384
Total Assets as of December 31, 2022 (Predecessor)	$14,582	$2,057	$4,150	$(2,774)	$18,015

(1) Eliminations consist of investments in subsidiaries between the Pharmacy Operations segment and Corporate.

Capital expenditures for the Pharmacy Operations reporting segment were approximately $0.5 million for the six months ended December 31, 2023 (Successor period). Capital expenditures for the Pharmacy Operations reporting segment were approximately $0.2 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively (Predecessor period). There were no capital expenditures for the TPA reporting segment during the six months ended December 31, 2023 (Successor period), the six months ended June 30, 2023 and the year ended December 31, 2022 (Predecessor periods).

Note 20. Commitments and Contingencies

Legal Matters

On May 3, 2022, a complaint was filed by the Plaintiff Positive Health Alliance, Inc. (“PHA”) against Pharmco LLC in the U.S. Circuit Court of Miami Dade, Florida, alleging that defendant failed to pay amounts due and owing to PHA under the parties’ contract for discounted prescription drugs. PHA is seeking judgment against Pharmco for compensatory damages in the amount of $407,504, plus attorneys’ fees and costs. PHA and Pharmco entered into a settlement agreement on July 1, 2022, pursuant to which Pharmco paid to PHA the total amount of $407,504 in 13 installment payments. The complaint was dismissed with prejudice on July 8, 2022. The last installment payment was paid during the third quarter of 2023 and no balance remained outstanding as of December 31, 2023. The balance outstanding was approximately $280,000 as of December 31, 2022 (recorded in Accounts payable and accrued liabilities).

Note 21. Related Party Transactions

Successor Company

During the six months ended December 31, 2023, the Successor Company paid approximately $0.1 million to NextPlat as management fees in accordance with the amended Management Services Agreement (the “Management Agreement”) dated May 1, 2023.

On July 1, 2023, NextPlat, Charles M. Fernandez, and Rodney Barreto exercised common stock purchase warrants and were issued common stock shares by the Company. NextPlat exercised common stock purchase warrants on a cashless basis and was issued 402,269 common stock shares. NextPlat also exercised common stock purchase warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. Mr. Fernandez exercised common stock purchase warrants on a cashless basis and was issued 211,470 common stock shares. Mr. Barreto exercised common stock purchase warrants on a cashless basis and was issued 130,571 common stock shares.

Predecessor Company

On August 30, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto, and certain other purchasers purchased from Iliad Research a Secured Convertible Promissory Note, dated March 6, 2019, made by the Predecessor Company to Iliad (the “Note”). The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with the Predecessor Company. In consideration of the concessions in the Debt Modification Agreement, the Predecessor Company issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, Messrs. Fernandez and Barreto, received 45,653, 18,261, and 18,261 shares, respectively.

On February 1, 2023, the Predecessor Company entered into the Management Agreement with NextPlat Corp to provide certain management and administrative services to the Predecessor Company for $25,000 per month fee. On May 1, 2023, the Management Agreement was amended to update the fee to $20,000 per month. During the six months ended June 30, 2023, the Predecessor Company paid approximately $0.1 million to NextPlat as management fees.

On May 5, 2023, the Predecessor Company entered into an SPA with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 newly issued Units of securities from the Predecessor Company at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, and one common stock purchase warrant to purchase a share of common stock (the “PIPE Warrants”).

On May 9, 2023, pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. To induce the approval of the debt conversion pursuant to the DCA, Messrs. Fernandez and Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. In addition, NextPlat and Messrs. Fernandez and Barreto also received a common stock purchase warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note.

Note 22. Retirement Plan

The Company sponsors a 401(k) retirement plan (“the Plan”) covering qualified employees of Pharmco 901, Pharmco 1002 and FPRX, as defined. Employees who have been employed more than one year are eligible to participate in the Plan. There were no matching contributions for the six months ended December 31, 2023, the six months ended June 30, 2023, and the year ended December 31, 2022.

QUESTIONS AND ANSWERS ABOUT THE NEXTPLAT ANNUAL MEETING

Q:	What additional proposals will be addressed at the Annual Meeting?

A:	In addition to the Business Combination Proposal, we will address the following proposals at the Annual Meeting:

1.

Nasdaq Proposal. A proposal to approve the issuance of more than 20% of the issued and outstanding shares of NextPlat Common Stock in connection with the terms of the Merger Agreement pursuant to Nasdaq Listing Rule 5635(a).

2.

Election of Directors Proposal. A proposal to elect eight Board nominees to the NextPlat Board, each to serve until the next annual meeting of stockholders of NextPlat, or until such person’s successor is elected and qualified.

3.

Appointment of Independent Registered Public Accounting Firm Proposal. A proposal to ratify the appointment of RBSM LLP as the NextPlat’s independent registered public accounting firm for the year ending December 31, 2024.

4.	Compensation of Named Executives Proposal. A proposal to approve, on an advisory basis, the compensation of NextPlat’s named executive officers as disclosed in this joint proxy statement/prospectus.

5.	NextPlat Adjournment Proposal. A proposal to authorize the adjournment of the Annual Meeting.

6.	Other Business. Such other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Q:	What vote is required to approve each proposal?

A:

1.    Nasdaq Proposal. The affirmative vote of the majority of the issued and outstanding shares of NextPlat Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the effect of a vote “AGAINST” the Nasdaq Proposal. Broker non-votes will have no effect on the vote for the Nasdaq Proposal.

2.

Election of Directors Proposal. The affirmative vote of a plurality of the eligible votes cast, and as such, the eight nominees who receive the greatest number of “FOR” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “FOR” votes than any other nominee for the same director’s seat. Broker non-votes and “Withhold” votes will have no effect on the Election of Directors Proposal.

3.

Appointment of Independent Registered Public Accounting Firm Proposal. The affirmative vote of the majority of the shares of NextPlat Common Stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting. An abstention will have the effect of a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote for this proposal.

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4.

Compensation of Named Executives Proposal. The affirmative vote of at least the majority of the shares of NextPlat Common Stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting. An abstention will have the effect of a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote for this proposal.

5.

NextPlat Adjournment Proposal. The affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting. An abstention will have the effect of a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote for this proposal.

6.

Other Business. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on routine matters. However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes”, properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal but will be counted in determining whether there is a quorum present.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will take place virtually on September 13, 2024, at 11:00 a.m. Eastern time.

Q:	Who may vote at the Annual Meeting?

A:

Only holders of record of NextPlat Common Stock as of the close of business on July 29, 2024 may vote at the Annual Meeting of stockholders. As of July 29, 2024, there were 18,973,146 shares of NextPlat Common Stock outstanding and entitled to vote. If you were a beneficial owner of NextPlat Common Stock record as of the record date for the meeting (i.e., you held your shares in an account at a brokerage firm, bank or other similar agent), you should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Please see “The Annual Meeting —Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Annual Meeting?

A:

Stockholders representing a majority of the shares of NextPlat Common Stock issued and outstanding as of the record date for the Annual Meeting and entitled to vote at the Annual Meeting must be present by virtual attendance or represented by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares of NextPlat Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

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Q:	What do I need to do now?

A:

We urge you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How can I vote?

A.

For NextPlat stockholders of record: If you are eligible to vote at the Annual Meeting and are a stockholder of record, you may cast your shares in any of four ways:

• by voting over the Internet using the website indicated on the enclosed proxy card;

• by telephone using the toll-free number on the enclosed proxy card;

• by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

• by attending the Annual Meeting in a virtual format and voting by virtual ballot.

For holders in street name: If your shares of NextPlat Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Business Combination Proposal, the Nasdaq Proposal and the Election of Directors Proposal are ‘‘non-routine matters,’’ your broker, bank or other nominee would not have discretionary authority to vote your shares on such proposals. If your shares of NextPlat Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this joint proxy statement/prospectus. We encourage you to authorize your broker, bank or other nominee to vote your shares "FOR" each of the proposals to be addressed at the Annual Meeting by following the instructions provided on the voting instruction form.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of NextPlat Common Stock will be voted in accordance with your instructions.

Even if you plan to attend the Annual Meeting and vote by virtual ballot, you are encouraged to vote your shares of NextPlat Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of NextPlat Common Stock by virtual ballot at the Annual Meeting even if you have previously voted by proxy.

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Q:	How many votes do I and others have?

A:

You are entitled to one vote for each share of NextPlat Common Stock that you held as of the record date for the Annual Meeting. As of the close of business on the record date, there were 18,973,146 outstanding shares of NextPlat Common Stock.

Q:	How may I participate in the virtual Annual Meeting?

A.

NextPlat will hold the Annual Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Annual Meeting physically in person. Once admitted to the Annual Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website. To vote during the Annual Meeting, you must do so by logging into www.virtualshareholdermeeting.com/NXPL2024 using the 16-digit control number included in your proxy materials.

In any case, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—whether or not you plan to attend the Annual Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Annual Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, you have the right to direct your bank or broker how to vote your shares. Please follow the instructions provided by your bank or broker to ensure your vote can be counted.

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Q:	Who can help answer my questions?

A:

If you have questions about the proposals to be presented at the Annual Meeting or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact NextPlat Corp at 3520 Mary St., Suite 410, Coconut Grove, FL, Attention: Corporate Secretary.

You may also obtain additional information about NextPlat from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will they automatically vote my shares for me?

A:

No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Certain proposals to be presented at the Annual Meeting are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals. A broker non-vote will have no effect on the Business Combination Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or other nominee?

A:

NextPlat will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the Annual Meeting. For purposes of approval, an abstention on any proposals other than the Election of Directors Proposal will have the same effect as a vote “AGAINST” such proposal.

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Q:	If I am not going to attend the Annual Meeting, should I submit my proxy instead?

A.	Yes. Whether you plan to attend the Annual Meeting virtually or not, please read the enclosed joint proxy statement/prospectus carefully and vote your shares by submitting a proxy card.

Q:	Can I change my vote after I have submitted my proxy card?

A:

You may change or revoke your previously submitted proxy at any time before the Annual Meeting or, if you attend the virtual Annual Meeting, by voting by virtual ballot at the Annual Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

• by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

• by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

• by delivering a signed revocation letter to NextPlat’s Corporate Secretary, at NextPlat’s mailing address on the first page of this joint proxy statement/prospectus before the Annual Meeting, which states that you have revoked your proxy; or

• by attending the Annual Meeting in a virtual format and voting by virtual ballot. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the Annual Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of NextPlat Common Stock represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the Annual Meeting and cannot be voted.

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Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Annual Meeting?

A:

NextPlat will pay the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, NextPlat's directors, executive officers and certain employees may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements. NextPlat will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of NextPlat Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the NextPlat Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Annual Meeting?

A:

The record date for the Annual Meeting is earlier than the date of the Annual Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of NextPlat Common Stock after the record date, but before the Annual Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Annual Meeting, but will transfer ownership of the shares and will not hold an interest in NextPlat after the Business Combination is consummated.

THE NEXTPLAT ANNUAL MEETING

General

NextPlat is furnishing this joint proxy statement/prospectus to the NextPlat Stockholders as part of the solicitation of proxies by the Board for use at the Annual Meeting of NextPlat stockholders to be held on September 13, 2024 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to our stockholders on or about August 8, 2024 in connection with the vote on the proposals. This joint proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held virtually at 11:00 a.m., Eastern Time, on September 13, 2024 and conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NXPL2024, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and NextPlat. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Annual Meeting and submit questions during the Annual Meeting via a live webcast available at www.virtualshareholdermeeting.com/NXPL2024.

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Attending the Annual Meeting

Only stockholders of record or beneficial owners of NextPlat Common Stock as of the close of business on the record date for the Annual Meeting or their duly appointed proxies are entitled to attend the Annual Meeting. You can virtually attend, and vote in the Annual Meeting by accessing a virtual live website using the Internet at www.virtualshareholdermeeting.com/NXPL2024. Please note that you will not be able to attend the Annual Meeting in person. If you are a stockholder of record, instructions on how to attend and participate online are provided on the proxy card. If you are a beneficial owner and hold your shares of NextPlat Common Stock in “street name” through a bank, broker or other nominee, you will need to contact your broker, bank or other nominee that holds your shares of NextPlat Common Stock to obtain your control number in order to vote on the Annual Meeting website.

Everyone who attends the Annual Meeting must abide by the rules for the conduct of the Annual Meeting. The rules of conduct for the Annual Meeting will be available for NextPlat stockholders that access the Annual Meeting via www.virtualshareholdermeeting.com/NXPL2024 by using the 16-digit control number included in your proxy materials. Even if you plan to attend the Annual Meeting, please submit your proxy and vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the Special Meeting. No recordings of the Annual Meeting will be permitted.

Record Date; Who is Entitled to Vote

NextPlat has fixed the close of business on July 29, 2024, as the record date for determining those NextPlat stockholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on July 29, 2024, there were 18,973,146 shares of NextPlat Common Stock issued and outstanding and entitled to vote. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

Quorum and Required Vote for Stockholder Proposals

A quorum of NextPlat stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of the shares of NextPlat Common Stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

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Approval of the Business Combination Proposal, the Nasdaq Proposal, and the NextPlat Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of NextPlat Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting or any adjournment thereof.

The Nasdaq Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. If the Nasdaq Proposal is not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Annual Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

For Stockholders of Record

If your shares of NextPlat Common Stock are held in your name by NextPlat’s transfer agent, Equity Stock Transfer, you can vote:

•

Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions. You will need the control number shown on your proxy card in order to vote.

•

Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the toll-free phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

For purposes of expediency, we encourage all stockholders to vote electronically, if possible. However, if you do not have access to a touch-tone phone or the Internet, you can vote:

•

Via Mail — If you choose to vote via mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the Annual Meeting and cannot be voted. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the NextPlat Board.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Business Combination Proposal as well as the other proposals to be addressed at the Annual Meeting.

For Beneficial Owners

If your shares of NextPlat Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Business Combination Proposal, the Nasdaq Proposal and the Election of Directors Proposal are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on such proposals. If your shares of NextPlat Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this joint proxy statement/prospectus. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the proposals to be addressed at the Annual Meeting by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Annual Meeting and vote with a proxy from your broker, bank or other nominee, it will have the effect of a vote against the Business Combination Proposal and the Nasdaq Proposal  and will not have any effect on the other proposals.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

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Revoking Your Proxy

Stockholders of record retain the power to revoke their proxy or change their vote at any time before it is voted at the Annual Meeting, even if they sign the proxy card or voting instruction card in the form accompanying this joint proxy statement/prospectus, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice specifying such revocation, to the attention of our Corporate Secretary at NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, Florida 33133, so that it is received prior to 11:59 p.m., Eastern Time, on the night before the Annual Meeting. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy signed and returned by mail prior to 11:59 p.m., Eastern Time, on the night before the Annual Meeting or by voting by virtual ballot at the Annual Meeting. Virtual attendance at the Annual Meeting will not in and of itself constitute revocation of your proxy.

If your shares of NextPlat Common Stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Any adjournment, recess or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow NextPlat stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting which was adjourned, recessed or postponed.

Other Proposed Action at the Annual Meeting

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this joint proxy statement/prospectus properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

Proxies and Proxy Solicitation Costs

NextPlat is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. NextPlat and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with this joint proxy statement/prospectus and the enclosed proxy card. NextPlat will bear the cost of solicitation.

NextPlat will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. NextPlat will reimburse them for their reasonable expenses.

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OTHER MATTERS TO BE CONSIDERED AT THE NEXTPLAT ANNUAL MEETING

THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(a). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and, due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Pursuant to the Merger Agreement, we anticipate that we will issue to the Progressive Care Securityholders as consideration in the Business Combination approximately 6,833,754 shares of NextPlat Common Stock. See the section entitled “The Business Combination Proposal - The Merger Agreement - Merger Consideration.” Because the number of shares of NextPlat Common Stock that we anticipate issuing as consideration in the Business Combination (i) will constitute more than 20% of the outstanding NextPlat Common Stock and more than 20% of outstanding voting power prior to such issuance and (ii) will result in a change of control, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, NextPlat would issue shares representing more than 20% of the outstanding shares of NextPlat Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to NextPlat stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of NextPlat. If the Nasdaq Proposal is adopted, assuming that approximately 6,833,754 shares of NextPlat Common Stock are issued to the Progressive Care Securityholders as consideration in the Business Combination, we anticipate that the Progressive Care Securityholders will hold 26.5% of the outstanding shares of NextPlat Common Stock, the current NextPlat Stockholders will hold 73.5% of the outstanding shares of NextPlat Common Stock. These percentages do not take into account any Warrants, options or other rights to purchase NextPlat Common Stock that will be outstanding following the Business Combination

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, NextPlat would be in violation of Nasdaq Listing Rule 5635(a), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

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●	reduced liquidity with respect to our securities;
●

determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the Annual Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of NextPlat Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Nasdaq Proposal.

This Proposal is conditioned on the approval of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, unless the condition is waived, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Business Combination will not occur unless we and Progressive Care waive the applicable closing condition.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

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PROPOSAL FOR ELECTION OF DIRECTORS

The NextPlat Board currently consists of nine members. The Nominating Committee nominated and the NextPlat Board approved and recommended that of the current members, each of Charles M. Fernandez, Douglas S. Ellenoff, Rodney Barreto, Louis Cusimano, Hector Delgado, and David Phipps be re-elected. In addition, the Nominating Committee nominated and the Board approved and recommended that Jervis Hough and Anthony Armas from the Progressive Care Board be elected as directors of NextPlat.

The following is a brief account of the education and business experience of Messrs. Hough and Armas during at least the past five years, indicating Mr. Hough and Armas’s principal occupation during that period.

Jervis Bennet Hough, Age 47. Mr. Hough has served as a Director since August 2017. Mr. Hough has worked in the capital markets and financial services industry in various compliance and management capacities. His regulatory background provides valuable perspective when assisting firms in the development and implementation of managerial plans and developing business. Mr. Hough currently serves at the nation’s oldest African-American Investment Banking Firm Blaylock Van, LLC as Chief Operations Officer and Chief Compliance Officer. Prior to Blaylock, Mr. Hough served as Chief Compliance Officer for IFS Securities, Inc from 2014 to 2018. Prior to 2014, Mr. Hough has also served in several executive positions at various companies including: President at Fund America Securities; CEO and COO at J&C Global Securities; and CEO and President at Capital & Credit International Inc. Having begun his career with the Financial Industry Regulatory Authority (FINRA), Mr. Hough has gone on to amass experience is various sectors of the industry including corporate investment and public finance. Mr. Hough holds a B.S. Degree in Economics and an M.S. Degree in Agricultural and Applied Economics from Clemson University. He has earned the Certified Securities Compliance Professional Certification from the National Society of Compliance Professionals. Mr. Hough holds the Series 7, 24, 53, 63, 79, and 99 licenses from FINRA (Financial Industrial Regulatory Authority). Mr. Hough is a Founding Board Member of the Georgia Crowdfunding Association and Past Board Member of the U.S.A. Jamaica Chamber of Commerce.

Anthony Armas, Age 32. Mr. Armas was appointed as a Director in July 2023. Mr. Armas combines over 10 years of experience in the healthcare industry following seven years of healthcare administration and management. Mr. Armas is currently the Chief Executive Officer of One Innovation Labs, a dietary ingredient manufacturer and delivery technology company, and served as Executive Vice President from 2019 to 2021. Mr. Armas also currently serves as a member of the board of The Leadership Learning Center at St. John Bosco Church. He has an undergraduate degree and an MBA from Florida International University. Mr. Armas was appointed to the Board because of his vast experience in the healthcare industry.

All nominees have consented to being named herein and have indicated their intention to serve as our directors, if elected. The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the named director nominees. In case any of the nominees becomes unavailable for election to the Board the persons named as proxies will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. The Board nominees, if elected, will serve until the next annual meeting of shareholders, or until each successor is duly elected and qualified.

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Biographical information for the nominees (other than Messrs. Hough and Armas) is provided above in the section entitled “Information About Directors and Executive Officers.”

Vote Required and Recommendation of the Board of Directors

A plurality of the eligible votes cast is required to elect director nominees, and as such, the eight nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the Annual Meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director’s seat. Broker non-votes and “Withhold” votes will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS.

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PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected RBSM LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. Representatives of RBSM LLP are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.

Aggregate fees for professional services rendered by RBSM LLP for their services for the fiscal years ended December 31, 2023 and 2022, respectively, were as follows:

	2023	2022
Audit Fees	$200,600	$162,500
Audit-Related Fees	7,500	10,000
Tax Fees	—	11,500
All Other Fees	35,000	50,000
Totals	$243,100	$234,000

Audit Fees

Audit fees represent the aggregate fees billed for professional services rendered by our independent accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Vote Required and Recommendation of the Board of Directors

The approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of RBSM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2023.

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal control over financial reporting and disclosure controls and procedures. RBSM LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

The Audit Committee reviewed and discussed the Company’s audited financial statements with management and RBSM LLP. The Audit Committee discussed the overall scope and plans of their audit with RBSM LLP. The Audit Committee met with RBSM LLP, with and without management (other than members of the Audit Committee) present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2023, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements as of December 31, 2023, and for the year then ended with management; (ii) discussed the matters required by Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission with RBSM LLP; (iii) received the written disclosures and the letter from RBSM LLP required by applicable requirements of the PCAOB regarding RBSM LLP’s communications with the Audit Committee regarding independence; and (iv) discussed their independence with RBSM LLP.

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Based on the review and discussions described above, the Audit Committee included the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Rodney Barreto
Louis Cusimano
Maria Cristina Fernandez

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ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this joint proxy statement/prospectus. This proposal, which is often referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the section entitled “Executive Compensation”, our executive compensation program contains elements of cash and equity-based compensation. The base salaries paid to our executive officers, including our Chief Executive Officer and Chief Financial Officer, are based on the employment agreements (as later amended) we entered into with each of them. We believe our program is designed to align the interests of our named executive officers with those of our stockholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.

The Board of Directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2024 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, including the compensation tables and any other related disclosure, is hereby APPROVED.

Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Board Recommendation

The approval of this proposal requires the affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

The Board unanimously recommends that stockholders vote “FOR” approval, on an advisory basis, of the resolution approving the compensation of the Company’s named executive officers.

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THE NEXTPLAT ADJOURNMENT PROPOSAL

The NextPlat Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Annual Meeting to a later date, if necessary in the discretion of the chairman including, if necessary to permit further solicitation of proxies if there are insufficient votes received at the time of the Annual Meeting to approve the Business Combination Proposal, the Nasdaq Proposal, the Election of Directors Proposal, the Appointment of Independent Registered Accounting Firm Proposal and the Compensation of Named Executives Proposal.

Required Vote

This NextPlat Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of NextPlat Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” the NextPlat Adjournment Proposal. The NextPlat Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE NEXTPLAT ADJOURNMENT PROPOSAL.

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GOVERNANCE OF NEXTPLAT

See the section entitled “Management of NextPlat—Governance of NextPlat.”

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

See the section entitled “Management of NextPlat—Compensation of Directors and Executive Officers.”

DELINQUENT SECTION 16(A) REPORTS

See the section entitled “Management of NextPlat—Delinquent Section 16(a) Reports.”

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Notice of Annual Stockholder Meeting, our proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023 (the Annual Report) are available online at www.nextplat.com.

A copy of our 2023 Annual Report on Form 10-K has been mailed concurrently with this joint proxy statement/prospectus to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Form 10-K. We will provide copies of these exhibits without cost upon request by eligible stockholders. Requests for copies of such exhibits should be mailed to NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, FL, Attention: Corporate Secretary.

OTHER PROPOSED ACTION

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this joint proxy statement/prospectus properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

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This year, a number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, or (2) direct your written request to NextPlat Corp, 3520 Mary St., Suite 410, Coconut Grove, FL, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written request to the address set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), a stockholder who intends to present a proposal at our next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than the close of business on April 8, 2025, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted to our executive offices located at 3520 Mary St., Suite 410, Coconut Grove, FL 33133, Attn: Secretary.

In order for proposals of stockholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address before the close of business on June 22, 2025.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors

NEXTPLAT CORP

/s/ Charles M. Fernandez
Charles M. Fernandez
Executive Chairman of the Board

Coconut Grove, Florida
August 6, 2024

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ANNEX A

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NEXTPLAT CORP,

PROGRESSIVE CARE LLC,

AND

PROGRESSIVE CARE INC.,

DATED AS OF APRIL 12, 2024

-i-

(continued)

-ii-

(continued)

-iii-

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 12, 2024 (this “Agreement”), is made by and among NextPlat Corp., a Nevada corporation (“Parent”), Progressive Care LLC, a Nevada limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Progressive Care Inc., a Delaware corporation (the “Company”). Certain terms used herein but not previously defined are defined hereinafter in ARTICLE 1.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”) at the Effective Time (defined below), with Merger Sub being the surviving entity of the Merger (Merger Sub, in its capacity as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions (defined below), and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to the stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and the Transactions;

WHEREAS, the Managing Member of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of Merger Sub and its sole member, and approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole member of Merger Sub;

WHEREAS, for U.S. federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.	Certain Definitions. For purposes of this Agreement:

“AAA” means the American Arbitration Association.

“Accounting Principles” the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Financial Statements.

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, in no event shall the Company be considered an Affiliate of any portfolio company of any investment fund affiliated with any direct or indirect equity holder of the Company.

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration payable pursuant to this Agreement to Participating Securityholders.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Annual Financial Statement” has the meaning set forth in Section 4.7(a).

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Antitrust Laws” has the meaning set forth in Section 7.11(a).

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“Blue Sky Laws” has the meaning set forth in Section 4.5(b).

“Books and Records” has the meaning set forth in Section 4.23.

“Business Data” means all business information and data, including Personal Information that is Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Group Companies.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or controlled by any Group Company.

“Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Certificates” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Awards” means Company Options, Company RSUs and shares of Company Restricted Stock granted under the Company Equity Incentive Plan (or otherwise).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 7.3(a).

“Company Bylaws” means the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company Charter” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 31, 2006, as amended, modified or supplemented from time to time.

“Company Common Stock” means the common stock of the Company, par value of $0.001 per share, designated as Common Stock in the Company Charter.

“Company Convertible Notes” means all convertible promissory notes of the Company that are outstanding immediately prior to the Closing.

“Company Disclosure Schedule” has the meaning set forth in Article 4.

“Company Equity Incentive Plan” means the Company Incentive Stock Plan, adopted in November 2020, as amended, supplemented or modified.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party that are licensed to any of the Group Companies.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes or effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, “Company Material Adverse Effect” shall not be deemed to include: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including, for the avoidance of doubt, COVID-19 and any impact of COVID-19), the implementation of any Pandemic Measures, and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Parent has requested or to which it has consented or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Company operates.

“Company Officer’s Certificate” has the meaning set forth in Section 8.2(c).

“Company Options” means all options to purchase Company Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan (or otherwise), excluding, for the avoidance of doubt, the Company Warrants and the Company RSUs.

“Company Organizational Documents” means the Company Charter and the Company Bylaws.

“Company Owned IP” means all Intellectual Property rights owned by the Group Companies.

“Company Permits” has the meaning set forth in Section 4.6(a).

“Company Per Share Value” means $2.20, which is the highest value in the range identified in the appraisal by Steen Valuation Group in that certain valuation analysis dated as of March 27, 2024 of the fair market value of the Capital Stock.

“Company Preferred Stock” means shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Company Restricted Stock” means shares of Company Common Stock that have not yet vested or are subject to forfeiture or similar conditions, underlying Company Options and Company RSUs granted under the Company Equity Incentive Plan or to any current or former director, officer or service provider.

“Company RSUs” means all restricted stock units in respect of shares of Company Common Stock that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan.

“Company SEC Documents” means all forms, reports, statements and other documents, including any exhibits and schedules thereto, filed or furnished by the Company with the SEC, together with any amendments, restatements or supplements thereto.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Awards (including Company Options, Company RSUs, and Company Restricted Stock), the Company Convertible Notes, and the Company Warrants.

“Company Service Provider” has the meaning set forth in Section 6.1(b)(vii).

“Company Stockholder Approval” has the meaning set forth in Section 4.18.

“Company Stockholder Approval Matters” has the meaning set forth in Section 7.1(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 7.1(a).

“Company Warrants” means the warrants to purchase Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Option” has the meaning set forth in Section 3.1(a)(iii).

“COVID-19” means SARS-CoV-2, including any variants thereof, COVID-19, or related or associated epidemics, pandemics or disease outbreaks.

“Data Security Requirements” has the meaning set forth in Section 4.13(l).

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned IP or Business Systems from misuse.

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Environmental Permits” has the meaning set forth in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(b)(i).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Per Share Value by (ii) the Parent Per Share Value.

“Extension Period” has the meaning set forth in Section 9.1(b).

“FTC” has the meaning set forth in Section 8.1(d).

“GAAP” has the meaning set forth in Section 4.7(a).

“Governmental Authority” has the meaning set forth in Section 4.5(b).

“Group Companies” means the Company and each of its Subsidiaries.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on or annexed, attached or affixed, actually or constructively, to any real property or any other Improvement.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof (“Copyrights”), (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.7(b).

“Interim Financial Statements Date” has the meaning set forth in Section 4.7(b).

“Interim Period” has the meaning set forth in Section 6.1(a).

“IRS” means the Internal Revenue Service of the United States.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of Charles M. Fernandez, Cecile Munnik, Pamela Roberts, and Robert Bedwell and in the case of Parent, the actual knowledge of Charles M. Fernandez, Cecile Munnik, David Phipps and Robert Bedwell.

“Law” has the meaning set forth in Section 4.5(a).

“Lease” has the meaning set forth in Section 4.12(b).

“Lease Documents” has the meaning set forth in Section 4.12(b).

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Limited Liability Company Operating Agreement” means the operating agreement of the Merger Sub, as amended, modified, or supplemented from time to time.

“Lock-Up Agreements” has the meaning set forth in Section 7.12.

“Merger” has the meaning set forth in the Recitals.

“Merger Payment Schedule” has the meaning set forth in Section 3.2(b)(i)

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Certificate of Formation” means the Certificate of Formation of Merger Sub, dated as of April 8, 2024, as amended, modified, or supplemented from time to time.

“Merger Sub Organizational Documents” means the Merger Sub Certificate of Formation and the Limited Liability Company Operating Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nonparty Affiliate” has the meaning set forth in Section 10.11.

“NRS” has the meaning set forth in the Recitals.

“Off-the-Shelf Software” means any commercially available, off-the-shelf Software that is licensed other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses) or that has license or user-fees less than $50,000.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“Ordinary Commercial Agreement” has the meaning set forth in Section 4.14(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19 or any other virus.

“Parent” has the meaning set forth in the Preamble.

“Parent Assumed Warrant” has the meaning set forth in Section 3.1(a)(v).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(a).

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, dated as of January 21, 2022, as amended, modified, or supplemented from time to time.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated as of January 24, 2014, as amended modified, or supplemented from time to time.

“Parent Common Stock” has the meaning set forth in Section 5.3(a).

“Parent Disclosure Schedule” has the meaning set forth in Article 5.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes or effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent; or (ii) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement, (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that Parent is disproportionately and adversely affected thereby as compared with other participants in the industry in which Parent operates.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and the Parent Bylaws.

“Parent Per Share Value” means $1.48, which is the daily volume weighted average price of the Parent Common Stock for the 20-Trading Day period ended on the Trading Day immediately preceding the date of this Agreement on Nasdaq as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“Parent Preferred Stock” has the meaning set forth in Section 5.3(a).

“Parent Proposals” has the meaning set forth in Section 7.1(a).

“Parent Public Warrants” has the meaning set forth in Section 5.14.

“Parent Restricted Stock” has the meaning set forth in Section 3.1(a)(i).

“Parent SEC Documents” has the meaning set forth in Section 5.7(a).

“Parent Stockholder Approval” means the approval of the Parent Proposals by an affirmative vote of the holders of the requisite number of shares of Parent Common Stock (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 7.1(a).

“Parent Warrants” has the meaning set forth in Section 5.3(a).

“Participating Securityholder” means, as of immediately prior to the Closing, each (i) holder of shares of Company Common Stock (including shares of Company Restricted Stock that have been issued) as of immediately prior to the Effective Time, (ii) holder of shares of Company Preferred Stock as of immediately prior to the Effective Time, (iii) holder of Company Warrant(s), (iv) holder of Company Option(s), and (v) holder of Company Convertible Notes.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws applicable to the Company and governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, disposal or transfer (collectively, “Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).  “Privacy/Data Security Laws” shall also include, to the extent applicable, PCI DSS.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, including those from which the Company has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Remedies Exceptions” has the meaning set forth in Section 4.4.

“Representatives” has the meaning set forth in Section 7.4(a).

“Required Parent Stockholder Approval” means the approval of those Parent Proposals identified in clauses (A) and (B) of Section 7.1(a) by the affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholders’ Meeting, assuming a quorum is present and clause (C) of Section 7.1(a) by an affirmative vote of the holders of at least a majority of the outstanding Parent Common Stock entitled to vote (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock and outstanding Company Preferred Stock voting as a single class.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Parent, the Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of Parent, (b) constituting a sale, merger, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of Parent immediately prior to such transaction do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the Surviving Company is a Subsidiary, the ultimate parent thereof.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Company, Parent or any other person means an entity of which at least 50% of the capital stock or other equity or voting securities are controlled or owned by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 9.2(a).

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental fees, assessments or charges of any kind in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security (or similar), unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs, duties, environmental, premium, real property gains, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect to such amounts thereto.

“Tax Claim” has the meaning set forth in Section 4.14(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Terminating Company Breach” has the meaning set forth in Section 9.1(a).

“Terminating Parent Breach” has the meaning set forth in Section 9.1(f).

“Trading Day” means any day on which shares of Parent Common Stock is actually traded on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents (other than those disclosed on the Company Disclosure Schedule that are not specifically contemplated by this Agreement).

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any agreement, a party’s material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of such agreement.

“Working Capital” means all current assets of the Company minus all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Outstanding Company Transaction Expenses).

1.2	Construction.

(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law).  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2

AGREEMENT AND PLAN OF MERGER

2.1       The Merger.  Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL and the NRS, at the Effective Time, the Company shall be merged with and into Merger Sub.  As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity of the Merger (provided that references to the Company for periods after the Effective Time shall include the Surviving Company).

2.2	Effective Times; Closing.

(a)   As promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with (and acceptance thereof by) the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the NRS and mutually agreed by the parties (the date and time of the filing of such Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Articles of Merger) being the “Effective Time”).

(b)   Immediately prior to such filing of the Articles of Merger in accordance with Section 2.2(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL and the NRS.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.4      Closing Deliverables.  At the Closing, the Company will deliver or cause to be delivered to Parent the executed written resignations effective as of the Effective Time of all members of the Company Board.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

3.1	Conversion of Securities.

(a)   Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding shall automatically be converted into that number of shares of Company Common Stock determined in accordance with the terms of the applicable Company Preferred Stock as set forth in the Company Organizational Documents.

(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)   each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock and the shares of Company Common Stock into which the outstanding shares of Company Preferred Stock are converted pursuant to Section 3.1(a) above) shall be canceled and converted into the number of shares of Parent Common Stock equal to the Exchange Ratio (which consideration shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, that the Per Share Merger Consideration issued to Parent for its shares of Company Common Stock shall be cancelled immediately upon issuance; provided, further, that each share of Parent Common Stock that is issued upon the conversion of Company Restricted Stock pursuant to this Section 3.1(b)(i) (“Parent Restricted Stock”) shall continue to have, and be subject to, the same terms and conditions of such share of Company Restricted Stock immediately prior to the Effective Time, including any vesting or forfeiture conditions;

(ii)   each share of Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)   each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder.  Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of the stock rights exemption under Treasury Regulations 1.409A-1(b)(5);

(iv)   each outstanding Company Convertible Note together with all accrued and unpaid interest shall be converted into the right to receive a number of shares of Parent Common Stock determined in accordance with the terms of the applicable Company Convertible Note;

(v)   each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Effective Time) shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Parent Common Stock (each, a “Parent Assumed Warrant”) determined in accordance with the terms of such Company Warrants. Each Parent Assumed Warrant will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Warrant immediately before the Effective Time, except that (x) each Parent Assumed Warrant will be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Warrant immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Parent Assumed Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Parent Assumed Warrant immediately before the Effective Time by (2) the Exchange Ratio.  At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and use commercially reasonable efforts to take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this Section 3.1(b); and

(vi)   each Company RSU that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into a restricted stock unit in respect of shares of Parent Common Stock (each, a “Converted RSU”). Each Converted RSU will have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately before the Effective Time, except that such Converted RSU will be in respect of a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company RSU immediately before the Company Merger Effective Time and (y) the Exchange Ratio.

(c)   Prior to the Effective Time and subject to the prior reasonable review and approval of Parent (which approval shall not be unreasonably withheld, delayed, or conditioned), the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 3.1(a) and Section 3.1(b) under the Company Organizational Documents, the Company Equity Incentive Plan and Company Awards (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to assume and convert such Company Award in accordance with Section 3.1(b) have been made.

3.2	Exchange of Company Securities.

(a)   Exchange Agent. Promptly following the date hereof, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Equity Stock Transfer (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into a paying and exchange agent agreement, in form and substance reasonably acceptable to Parent and the Company (the “Exchange Agent Agreement”) for the purpose of exchanging certificates for Capital Stock (collectively, the “Certificates”), if any, representing the Capital Stock and each share of Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Per Share Merger Consideration issuable in respect of such Capital Stock pursuant to Section 3.1(a) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Parent and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Parent, by also entering into the Exchange Agent Agreement in the form agreed to by Parent and the Exchange Agent) and the covenants and agreements in the Exchange Agent Agreement (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Parent, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)   Exchange Procedures.

(i)   On the Closing Date and prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 3, the number of shares of Parent Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”).

(ii)   Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay such Per Share Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement.  The Exchange Fund shall not be used for any other purpose.

(iii)   If the Merger Payment Schedule is delivered to the Exchange Agent in accordance with Section 3.2(i) on or prior to the date that is (A) at least two Business Days prior to the Closing Date, then Parent and the Company shall take reasonable steps to cause the applicable Per Share Merger Consideration to be issued to the applicable holder of Capital Stock in book-entry form as soon as reasonably practicable, but in no event more than two Business Days, following the Closing Date, or (B) less than two Business Days prior to the Closing Date, then Parent and the Company shall take all necessary actions to cause the applicable Per Share Merger Consideration to be issued to the applicable holder of Capital Stock in book-entry form within two Business Days after such delivery; provided that the Per Share Merger Consideration shall not be issued with respect to shares of Capital Stock represented by a Certificate until the applicable holder of such Capital Stock has surrendered such Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent.

(iv)   If any Per Share Merger Consideration is to be issued to a person other than the holder of Capital Stock in whose name the surrendered Certificate or the transferred shares of Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of such Per Share Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Capital Stock in book-entry form shall be properly transferred and (B) the person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a person other than the registered holder of such Certificate or share of Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(c)   No Further Rights in Capital Stock or Company Options.  The Per Share Merger Consideration issuable upon conversion of the Capital Stock (including shares of Company Restricted Stock) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Capital Stock.

(d)   Adjustments to Per Share Merger Consideration.  The Per Share Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the Participating Securityholders for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Participating Securityholder who has not theretofore complied with this Section 3.2 shall thereafter look only to Parent for such holder’s portion of the Aggregate Per Share Merger Consideration.  Any of the Aggregate Merger Consideration remaining unclaimed by Participating Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(f)   No Liability.  None of the Exchange Agent, Parent or the Surviving Company shall be liable to any Participating Securityholder for any Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)   Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Company, the Surviving Company, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients) in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding.

(h)   Fractional Shares.  No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of the Capital Stock in the Merger and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.  In lieu of any fractional share of Parent Common Stock to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Parent Common Stock, as applicable, with a fraction of 0.5 rounded up.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i)   Merger Payment Schedule.  At least two Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Merger Payment Schedule”) of beneficial ownership of Company Common Stock and the percentage allocation of the Aggregate Merger Consideration payable to each Participating Securityholder at the Closing.  The Company agrees that Parent and the Exchange Agent shall be entitled to rely conclusively on information set forth in the Merger Payment Schedule and any amounts delivered by Parent or the Exchange Agent to an applicable Participating Securityholder in accordance with the Merger Payment Schedule shall be deemed for all purposes to have been delivered to the applicable Participating Securityholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

3.3       Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of the Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

3.4	Appraisal Rights.

(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.  Shares held by any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under DGCL Section 262, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the applicable Per Share Merger Consideration, without any interest thereon.

(b)   Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) and in the Company SEC Documents (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), follows: the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1       Organization and Qualification; Subsidiaries. Each Group Company is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Company Material Adverse Effect.  Each Group Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

4.2     Certificate of Incorporation and Bylaws.  The Company has heretofore furnished to the Parent and Merger Sub complete and correct copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect.  The Company is not in violation of any of the Company Organizational Documents.

4.3	Capitalization.

(a)   The authorized capital stock of the Company consists of 110,000,000 shares of Capital Stock, consisting of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of Company Preferred Stock, including 100,000 shares of Series B Preferred Stock and 9,900,000 shares of Company Preferred Stock that remains undesignated.  As of the date hereof, there are: (i) 6,222,781 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock (Series A); and (iii) 3,000 shares of Company Preferred Stock (Series B) issued and outstanding. There are: (A) no shares of Capital Stock held in the treasury of the Company, (B) 40,000 shares of Company Common Stock subject to outstanding Company Options granted under the Company Equity Incentive Plan (or otherwise), and (C) 2,366,800 shares of Company Common Stock subject to outstanding Company Warrants. There are no Company Convertible Notes outstanding. All of the Subsidiaries of the Company are set forth on Schedule 4.3(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)   Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities (including the Company Convertible Notes previously outstanding), conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company.  As of the date hereof, except as set forth on Section 4.3(b) of the Company Disclosure Schedule, the Company is not a party to, or otherwise bound by, nor has the Company granted, any outstanding equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company.  There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company, except as set forth in Section 4.3(b) of the Company Disclosure Schedule.

(c)   Section 4.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Award, as applicable: (i) the name of the Company Award recipient; (ii) whether the Company Award was granted pursuant to the Company Equity Incentive Plan and if not, the exemption from registration under applicable securities laws upon which the Company is relying; (iii) the number of shares of the Company with respect to such Company Award that are not yet vested; (iv) the exercise or purchase price of such Company Award; (v) the date on which such Company Award was granted; and (vi) the date on which such Company Award will expire.  The Company has made available to Parent an accurate and complete copy of the Company Equity Incentive Plan and all forms of award agreements evidencing all outstanding Company Awards.  No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner not inconsistent with Section 409A of the Code.  All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)   There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e)   There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Award as a result of the Transactions, except as otherwise provided by the Company Equity Incentive Plan or the applicable award agreement thereunder, and (ii) all outstanding Capital Stock, all outstanding Company Awards have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the Organizational Documents, as applicable.

4.4      Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the NRS.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).  The Company Board has approved this Agreement and the Transactions.  To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

4.5	No Conflict; Required Filings and Consents|.

(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the NRS and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated  by Section 4.5(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices set forth on Section 4.5(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the DGCL and the NRS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.6	Permits; Compliance.

(a)   To the Company’s knowledge, each Group Company is in possession of all currently-required material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect.  The Company does not have knowledge of any suspension or cancellation of any of the Company Permits that is pending or, to the knowledge of the Company, threatened in writing.

(b)   No Group Company nor, to the Company’s knowledge, any representative or other Person acting on behalf of a Group Company, is or since January 1, 2018, has been in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2018, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by such Group Company of, or failure on the part of such Group Company to comply with, or any liability suffered or incurred by such Group Company in respect of any violation of or material noncompliance with, any Law or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by any Group Company. Since January 1, 2018, no Group Company has been threatened in writing or, to the knowledge of the Company, orally to be charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority.

4.7	Financial Statements.

(a)   The Company SEC Documents contain true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2023 and as of December 31, 2022, and the related consolidated statements of operations and cash flows of the Company for each of the years then ended, including the notes thereto (collectively, the “Annual Financial Statements”).  Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)   Except as otherwise noted therein, the Annual Financial Statements and the Interim Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities applicable to the Company with respect to the periods then ended.

(c)   Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date or in connection with the consummation of the Transactions, or (ii) obligations for future performance under any Contract to which the Company is a party.

(d)   In the past three years, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.

(e)   The Company SEC Documents contain true and complete copies of the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the nine-month period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(f)   The Company has established and maintains internal control over financial reporting (as defined in Rule 15d-15(f) under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes are in accordance with GAAP.

(g)   Except as disclosed in the Company SEC Documents, neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(h)   Since December 31, 2022, except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

4.8      Absence of Certain Changes or Events.  Since September 30, 2023 through and until the date of this Agreement, except as otherwise reflected in the Company SEC Documents, or as expressly contemplated by this Agreement, (a) each Group Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Group Company has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1(b), excluding the covenants set forth in 6.1(b)(i), (vii), (viii), (ix) or (xiii).

4.9     Absence of Litigation.  Except as disclosed in the Company SEC Documents, there are no Actions pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company.  No Group Company nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 4.9 shall not apply to Tax matters.

4.10	Employee Benefit Plans.

(a)   Set forth on Section 4.10(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of the Group Companies (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, all contributions, deferrals, premiums and benefit payments under or in connection therewith that are required to have been made as of the Closing Date have been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Group Company is or has in the past three years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company or any of its Subsidiaries have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype or volume submitter plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the applicable Group Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Group Companies, the Company has provided to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and subsequent material modifications thereto; (iii) the three most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material non-routine communications in the past three years with any Governmental Authority concerning any Company Benefit Plan matter that is still pending or for which the Company or a Subsidiary has any outstanding material Liability.

(d)   With respect to each Company Benefit Plan, for the past three years: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)   No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Group Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to a Group Company immediately after the Closing Date. No Group Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)   There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by a Group Company and no arrangement exists pursuant to which a Group Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) except as set forth on Section 4.10(g) of the Company Disclosure Schedules, no such plan provides medical or death benefits with respect to current or former employees, directors or consultants (or a beneficiary thereof) of a Group Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such beneficiary; benefits through the end of the month of termination of employment or engagement, as applicable; death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; and post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Group Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)   Except as set forth on Section 4.10(h) of the Company Disclosure Schedules, neither the execution and delivery of this agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in combination with another event) will: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit. No Group Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)   Except as set forth on Section 4.10(i) of the Company Disclosure Schedules, except to the extent (i) required by Section 4980B of the Code or similar state Law; (ii) for benefits through the end of the month of termination of employment or engagement, as applicable; (iii) for death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; or (iv) for post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan, no Group Company provides health or welfare benefits to any former or retired employee, director or consultant or is obligated to provide such benefits to any active employee, director or consultant following such employee, director or consultant’s retirement or other termination of employment or service.

(j)   There is no Company Benefit Plan subject to Section 409A of the Code. There is no Contract or plan to which any Group Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(k)   There are no actions, suits, investigations or claims pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any Liabilities, action, suit, investigation, or claim against any Company Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Company Benefit Plan or the assets thereof.

4.11	Labor and Employment Matters.

(a)   Section 4.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Group Companies as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation.  As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of each Group Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)   There are no material Actions pending or, to the knowledge of the Company, threatened against any Group Company by any of its respective current or former employees; (ii) no Group Company is, nor has any Group Company been in the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by such Group Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Group Company before the National Labor Relations Board; and (iv) to the knowledge of the Company, there has never been any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any employees of any Group Company.

(c)   Each Group Company is and has been during the past three years in material compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and is not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(d)   To the knowledge of the Company, no Group Company is delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(e)   To the knowledge of the Company, (i) no employee of any Group Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such employee of any of his or her duties or responsibilities as an officer or employee of such Group Company or (B) such Group Company’s business or operations; or (ii) no employee of any Group Company has given written notice of his or her intent to terminate his or her employment with such Group Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

(f)   To the knowledge of the Company, with regard to any individual who performs or performed services for any Group Company and who is not treated as an employee for Tax purposes by such Group Company, to the knowledge of the Company, such Group Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes.  To the knowledge of the Company, each of the employees of the Group Companies has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to such Group Company.

4.12	Real Property; Title to Assets.

(a)   Section 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of any real property (and any interest in any real property) currently owned by the Group Companies (the “Owned Real Property”), including the street address of any such Owned Real Property.  With respect to each parcel of Owned Real Property, (i) the applicable Group Company has good, valid and marketable fee simple title, free and clear of any Liens, other than Permitted Liens; and (ii) no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as set forth on Section 4.12(a) of the Company Disclosure Schedules.  No Group Company has received written notice of any contemplated condemnation, special assessment, rezoning or other Action affecting any parcel of Owned Real Property or any portion thereof.  Except for the Owned Real Property, no Group Company (nor any of their respective predecessors-in-interest) has owned any real property or any interest in any real property within the last five years. There is no Action pending or, to the knowledge of the Company, threatened in writing, against any Group Company relating to the Owned Real Property that would, if determined adversely to such Group Company, materially and adversely affect the applicable Group Company’s operations at such Real Property or such Group Company’s ability to perform its obligations under this Agreement.  No Group Company is in possession or control of any material documents with respect to the Owned Real Property, including but not limited to, with respect to the use, occupancy, and operation of the Owned Real Property, that have not been delivered to the Parent. No Group Company has granted any option or right of first refusal or first opportunity to any person to acquire, sublease or otherwise encumber any Owned Real Property or any portion thereof or any interest therein.

(b)   Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which a Group Company leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”).  True, correct and complete copies of all Lease Documents have been made available to Parent.  Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the applicable Group Company the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the applicable Group Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to such Group Company.  No Group Company has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)   All Improvements to any Owned Real Property and any Leased Real Property are in all material respects in good operating condition and repair, normal wear and tear excepted, and are adequate and suitable for the uses to which they are being put. All building systems located at or on the Owned Real Property and the Leased Real Property (including plumbing, electrical, and heating, ventilating, and air conditioning systems), are, in all material respects, in good operating condition and repair, reasonable and ordinary wear and tear excepted. No Group Company has any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service or otherwise due to inadequate maintenance or repair of any of any building systems or the buildings and structures located at or on, or comprising a part of, the Owned Real Property and Leased Real Property. No Group Company has granted any option or right of first refusal or first opportunity to any party to acquire, sublease or otherwise encumber any Owned Real Property or Leased Real Property, or any portion thereof or any interest therein.

(d)   Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Group Company to use any Leased Real Property by such party for the purposes for which it is currently being used.  To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon.

(e)   Each Group Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

4.13	Intellectual Property.

(a)   Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Group Companies: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expected expiration date if all annuities and maintenance fees are paid through the life of such Registered Intellectual Property, and registration number, patent number, or application number, and jurisdiction), (ii) material, unregistered trademarks and brand names constituting Company Owned IP, (iii) domain names and social media accounts used or held for use by the Group Companies in the conduct of their respective businesses (iv) all material Contracts to use any Company Licensed IP (other than (x) Contracts for Off-the-Shelf Software, (y) commercially available service agreements to Business Systems (other than Software), and (z) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials incorporated into the Products; and (v) any material Software or Business Systems constituting Company Owned IP that are incorporated into the Products or otherwise material to the business of the Company as currently conducted or as currently proposed to be conducted.

(b)   Except as set forth in 4.13(b) of the Company Disclosure Schedule, each Group Company owns, has valid and enforceable licenses for or otherwise has adequate rights to use all technology (including but not limited to patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, licenses, patents, patent applications, trademarks, service marks, trade and service mark registrations, trade secrets, trade names, know how, copy rights and other works of authorship, computer programs, technical data and information and other Intellectual Property that are material to its business as currently conducted or as currently proposed to be conducted or to the development, manufacture, operation and sale of any products and services sold or proposed to be sold by such Group Company, and, to the knowledge of the Company, the consummation of the Transactions will not conflict with, alter or impair any such rights. No Company IP has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of each Group Company as currently conducted or as contemplated to be conducted and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof, and the consummation of the Transactions contemplated hereby will not conflict with, alter or impair any such rights.

(c)   Other than as set forth in Section 4.13(c) of the Company Disclosure Schedule, each Group Company (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner) and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to its Company Owned IP and (ii) has the right to use, pursuant to a valid and enforceable Contract, all Company Licensed IP.  All Company Owned IP or Company Licensed IP is subsisting and valid and enforceable.  No loss or expiration of any of the Company Owned IP or exclusivity in-licensed Company IP is threatened in writing, or, to the Company’s knowledge, pending, and, to the Company’s knowledge, no loss or expiration of exclusivity in-licensed Company IP is threatened in writing or pending. The Company has complied, in all material respects, with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company, and all such agreements are in full force and effect.

(d)   Each Group Company has taken reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all persons having access thereto to execute written non-disclosure agreements. The Company has not disclosed any Trade Secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such Confidential Information.  To the knowledge of the Company, no Trade Secrets of any Group Company have been disclosed in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e)   (i) There have been no claims filed or claims threatened in writing, against any Group Company, by any person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any valid Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of each Group Company (including the Products) as currently conducted and as contemplated to be conducted has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim has been filed or threatened in writing by any Group Company against any other person; and (iv) no Group Company has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f)   To the Company’s knowledge, there is no prior art or other information that may render any Patent within the Company IP that is either (x) Company Owned IP or (y) exclusively in-licensed Company Licensed IP invalid or unenforceable or that would render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company IP that is either (x) Company Owned IP or (y) exclusively in-licensed Company Licensed IP.

(g)   No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP or, to the Company’s knowledge, any exclusively in-licensed Company Licensed IP.

(h)   All persons who have contributed, developed or conceived any Company Owned IP, material to the business of any Group Company, have executed valid and enforceable written agreements with such Group Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to such Group Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of or related to his, her or its relationship with such Group Company, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such person has unconditionally and irrevocably waived the enforcement thereof, and no such person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or any consultant who has contributed, developed or conceived of any Company Owned IP, material to the business of the Company, is or has been in violation of any term of any employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company.

(i)   No Related Party, nor any current or former partner, director, stockholder, officer or employee of any Group Company or of any Related Party will, after giving effect to the Transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by such Group Company in the conduct of the business as currently conducted and as contemplated to be conducted.

(j)   Section 4.13(j) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in connection with any Products, and for each such item of Open Source Software, the name and version number of the applicable license.

(k)   Each Group Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of such Group Company as currently conducted by such Group Company.  Each Group Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities.  To the Company’s knowledge, in the past three years, there has not been any failure with respect to any of the Business Systems that are material to the conduct of any Group Company’s business that has not been remedied or replaced in all material respects.

(l)   Each Group Company is, and during the past three years has, materially complied with (i) all Privacy/Data Security Laws, (ii) any applicable privacy or other policies of such Group Company, published on a Group Company website or otherwise made publicly available by the Group Company concerning the Processing of Personal Information, (iii) industry standards to which the Group Company is required to adhere, and (iv) all Contracts that such Group Company has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”).  Each Group Company has implemented reasonable data security safeguards that are designed to protect the security and integrity of the Business Systems and any Personal Information and that are otherwise materially consistent with the Data Security Requirements. Each Group Company’s employees and contractors receive training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components.  In the past three years, the Company has not (i) experienced any material data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements. All Processing of payment card data by or for the Company is compliant with PCI DSS.

(m)   Each Group Company (i) owns the Business Data constituting its Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which such Group Company receives and uses such Business Data prior to the Closing Date.  No Group is subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which such Group Company receives, uses and otherwise Processes such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

4.14	Taxes.

(a)   Each Group Company: (i) has duly and timely filed all Tax Returns that such Group Company is required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all respects; (ii) has  paid all Taxes that are shown as due on such Tax Returns and any other Taxes that such Group Company is required to have paid as of the date hereof; (iii) all such Tax Returns are true, correct and complete and accurate in all respects (iv) with respect to all Tax Returns filed by the Company, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes (each, a “Tax Claim”) pending or asserted, proposed or threatened in writing for a Tax period for which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved.  The unpaid Taxes of the Group Companies as of the Interim Financial Statements Date did not exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of the Company set forth in the Interim Financial Statements.

(b)   No Group Company is a party to, is bound by or does it have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes (each, an “Ordinary Commercial Agreement”).

(c)   There is no outstanding power of attorney from any Group Company authorizing anyone to act on behalf of such Group Company in connection with any Tax, Tax Return or Tax Claim relating to any Tax or Tax Return of the Company.

(d)   No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing.

(e)   Each Group Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)   No Group Company has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return.

(g)  No Group Company has any liability for the Taxes of any person (other than such Group Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(h)   Each Group Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(i)   No Group Company has any request for a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(j)   The Company has made available to Parent complete and accurate copies of the U.S. federal income Tax Returns filed by the Group Companies for the Tax year ended December 31, 2022, and each of the four Tax years prior to such Tax year.

(k)   No Group Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)   No Group Company has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)   Neither the IRS nor any other Governmental Authority has asserted in writing against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, in each case, that has not been paid or resolved in full.

(n)   There are no Liens for Taxes (other than Permitted Liens) upon any assets of any Group Company.

(o)   No Group Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)   No Group Company has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q)   No Group Company has received any written claim from a Governmental Authority in a jurisdiction in which such Group Company does not file Tax Returns stating that such Group Company is or may be subject to Tax in such jurisdiction.

(r)   For U.S. federal income Tax purposes, the Company is, and has been since its formation, classified as a corporation.

(s)   The Company, after consultation with its Tax advisors, does not have knowledge of any fact or circumstance, or has taken (or failed to take) any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.15   Environmental Matters.  Each Group Company is, and during the past three years has been in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) are contaminated with, and no Group Company has released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, no Group Company is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company is in compliance in all material respects with such Environmental Permits; and (e) the Company is not the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

4.16    Contracts.  Each material contract of a Group Company is a legal, valid and binding obligation of such Group Company and, to the knowledge of the Company, the other parties thereto, and such Group Company is not in material breach or violation of, or material default under, any such contract nor has any such contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any such contract; and (iii) no Group Company has received any written, or to the knowledge of the Company, oral claim of any material default under any such contract.

4.17	Insurance.

(a)   Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which a Group Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)   With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.18    Board Approval; Vote Required.  The Company Board, by resolutions duly adopted by a vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders.  The Requisite Approval of the approval and adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Capital Stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions.

4.19	Certain Business Practices.

(a)   In the past three years, no Group Company, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents, while acting on behalf of such Group Company, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b)   In the past three years, no Group Company, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company.

(c)   There are no, and in the past three years, there have not been any, material internal, or to the knowledge of the Company, external, investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by any Group Company, or any of its respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.20     Interested Party Transactions.  Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, and except as disclosed in the Company SEC Documents (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements), no director, officer or, to the Company’s knowledge, other Affiliate of any Group Company or any immediate family of any of the foregoing, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that such Group Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, such Group Company, any goods or services; (c) a beneficial interest in any Contract with a Group Company; or (d) any Contract with such Group Company, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.

4.21    Brokers.  Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.22	SEC Filings; Sarbanes-Oxley.

(a)   During the past three years the Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto. As of their respective filing dates, or, if amended, as of the date of such amendment was filed, the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Except as set forth in the Company SEC Documents, to the knowledge of the Company each director and executive officer of the Company has filed with the SEC on a timely basis all documents required with respect to the Company Securities required by Section 16(a) of the Exchange Act

(b)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.23     Books and Records.  The Books and Records of the Group Companies accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Group Companies in all material respects. The Books and Records of the Group Companies have been maintained, in all material respects in accordance with reasonable business practices. “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books.

4.24    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 4 (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company in connection with this Agreement (the “Parent Disclosure Schedule”) and in Parent SEC Documents (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Parent hereby represents and warrants to the Company as follows:

5.1	Corporate Organization.

(a)   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Parent Material Adverse Effect.

(b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect.

5.2    Organizational Documents.  Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents or Merger Sub Organizational Documents.

5.3	Capitalization.

(a)   The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, par value $0.0001 per share (“Parent Common Stock”), and (ii) 3,333,333 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”).  As of the date of this Agreement (i) 18,724,596 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) 7,569,572 warrants are issued and outstanding, each exercisable for one share of Parent Common Stock (the “Parent Warrants”). As of the date of this Agreement, there are no shares of Parent Preferred Stock issued and outstanding.

(b)   As of the date of this Agreement, the Parent is the sole member of Merger Sub, owning all of the issued and outstanding membership interests of Merger Sub. All outstanding membership interests of Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c)   All outstanding shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(d)   The Per Share Merger Consideration being delivered by Parent hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents.  The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)   Except for securities issued pursuant to or as permitted by this Agreement, the Parent Warrants, (i) Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent and (ii) neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.  Except for the agreements contemplated hereby, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries.  The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Remedies Exceptions. Except with respect to the Parent Organizational Documents and the Parent Warrants, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.  There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.4      Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case subject to obtainment of the Parent Stockholder Approval. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Merger, (i) the Parent Stockholder Approval and the approval by Parent, as the sole member of Merger Sub, either at a duly convened meeting of the sole member of Merger Sub or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the NRS, and (b) with respect to the issuance of Parent Common Stock, the Parent Stockholder Approval).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub, in accordance with its terms subject to the Remedies Exceptions.

5.5	No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Sub is a party or by which each of Parent or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

5.6      Compliance.  Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent and Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. This Section 5.6 shall not apply to Tax matters.

5.7	SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)   Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Documents”).  Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.  As of their respective filing dates, or, if amended, as of the date of such amendment was filed, the Parent SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.

(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents (if amended, as so amended) was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material).  Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents.  No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)   Except as and to the extent set forth in the Parent SEC Documents, neither Parent, Merger Sub, nor has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s business.

(d)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Except as disclosed in the Parent SEC Documents, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f)   Parent maintains internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.  Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in its internal control over financial reporting and any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect the ability of Parent to record, process, summarize and report financial data.  Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent.  Since December 31, 2022, there have been no material changes in Parent’s internal control over financial reporting.

(g)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)   Except as disclosed in the Parent SEC Documents, neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the internal control over financial reporting of Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Documents.  To the knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8     Absence of Certain Changes or Events.  Since December 31, 2022, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Parent has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (c) there has not been any Parent Material Adverse Effect.

5.9     Absence of Litigation.  Except as has been disclosed in the Company SEC Documents, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority.  Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

5.10	Board Approval; Vote Required.

(a)   The Parent Board, by resolutions duly adopted by a vote of the members of the Parent Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of Parent approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)   The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c)   Merger Sub, by resolutions duly adopted by written consent of its sole member and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger is fair to and in the best interests of Merger Sub and its sole member, and (ii) approved this Agreement and the Merger and declared their advisability.

(d)   The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the sole member of Merger Sub.

5.11    No Prior Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12    Brokers.  Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

5.13	Taxes.

(a)   Parent and Merger Sub (i) have duly and timely filed all Tax Returns that they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any Tax Claims pending or asserted, proposed or threatened in writing for a Tax period which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of Parent and Merger Sub as of the date of the most recent consolidated financial statements of Parent did not exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of Parent and Merger Sub set forth in such consolidated financial statements.

(b)   Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an Ordinary Commercial Agreement.

(c)   There is no outstanding power of attorney from Parent or Merger Sub authorizing anyone to act on behalf of Parent or Merger Sub in connection with any Tax, Tax Return or Tax Claim relating to any Tax or Tax Return of Parent or Merger Sub.

(d)   Neither Parent nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing outside the ordinary course of business.

(e)   Parent and Merger Sub have withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to Parent’s knowledge, have complied in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)   Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which Parent or Merger Sub was the common parent).

(g)   Neither Parent nor Merger Sub has any liability for the Taxes of any person (other than Parent and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(h)   Neither Parent nor Merger Sub has any request outstanding for a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(i)   Neither Parent nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)  Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)   Neither the IRS nor any other Governmental Authority has asserted in writing against Parent or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, in each case, that has not been paid or resolved in full.

(l)   There are no Liens for Taxes (other than Permitted Liens) upon any assets of Parent or Merger Sub.

(m)   Neither Parent nor Merger Sub has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)   Neither Parent nor Merger Sub has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)   Neither Parent nor Merger Sub has received any written claim from a Governmental Authority in a jurisdiction in which Parent or Merger Sub does not file Tax Returns stating that Parent or Merger Sub is or may be subject to Tax in such jurisdiction.

(p)   For U.S. federal income Tax purposes, (i) Parent is, and has been since its formation, classified as a corporation, and (ii) Merger Sub is, and has been since its formation, classified as a disregarded entity.

(q)   Merger Sub is, and has been since its formation, wholly owned by Parent.

(r)   Neither Parent nor Merger Sub, after consultation with their Tax advisors, is aware of any fact or circumstance, or has taken (or failed to take) any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.14    Registration and Listing.  The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market under the symbol “NXPL.”  The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Capital Market under the symbol “NXPLW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or the Parent Warrants or terminate the listing of the Parent Common Stock or the Parent Warrants on the Nasdaq Capital Market.  None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock or the Parent Warrants under the Exchange Act.

5.15    Parent’s and Merger Sub’s Investigation and Reliance.  Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub, together with expert advisors, including legal counsel, that they have engaged for such purpose.  Parent, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, Books and Records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions.  Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article 4 (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate.  Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Parent, Merger Sub, or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent, Merger Sub, or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

5.16    Exclusivity of Representations and Warranties.  Except as otherwise expressly provided in this Article 5, Parent and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Parent, Merger Sub, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

6.1	Conduct of Business by the Company Pending the Merger.

(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)   the Company shall conduct its business in the ordinary course of business; and

(ii)   the Company shall use its commercially reasonable efforts to preserve intact in all material respects the business organization of the Company, to keep available the services of the current officers and employees of the Company, and to preserve in all material respects the current relationships of the Company with customers, Suppliers and other persons with whom the Company has significant business relations.

(b)   By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Schedule, or (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)   amend or otherwise change the Company Organizational Documents or equivalent organizational documents;

(ii)   issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of Capital Stock, or any Company Options, Company Warrants, Company RSUs, convertible securities (including the Company Convertible Notes) or other rights of any kind to acquire any shares of such Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that  the exercise, settlement or vesting of any Company Awards in the ordinary course of business and issuance of securities pursuant to existing employment or similar agreements with employees, officers and directors of the Company shall not require the consent of Parent, and provided, further, that the Company shall be permitted to grant Company Awards in accordance with Section 6.1(b)(ii) of the Company Disclosure Schedule; or (B) any material assets of the Company;

(iii)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger), acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(vii)   (A) grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee or service provider of the Company that has a base salary or compensation in excess of $425,000 (each, a “Company Service Provider”), (B) enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual base compensation shall exceed $250,000, provided that such new employee receives compensation and benefits that are no more favorable than those provided to similarly situated employees of the Company, (F) terminate the employment (other than for cause) of any Company Service Provider whose individual base compensation exceeds $125,000, except that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule or, for employees whose base compensation is less than $125,000, in the ordinary course of business consistent with past practice, (2) change the title of its employees in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii)   other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule, grant any severance or termination pay to (A) any director or officer of the Company or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company;

(ix)   adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company of providing such benefits);

(x)   waive the restrictive covenant obligations of any employee of the Company;

(xiv)   materially amend or change any of the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(xiii)   fail to use reasonable efforts to prosecute, protect, enforce and maintain, material Company IP;

(xiv)   (A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material item of Company IP or other Intellectual Property used or held for use in the business of the Company, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in, each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company;

(xv)   waive, release, assign, settle or compromise any Action; or

(xvi)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding the foregoing, the Company shall not be prohibited from taking any of the foregoing actions to the extent that any of the foregoing are required by the existing terms of any of Company Securities presently outstanding, in which case, the Company may take such actions as are required to fulfill its obligations under such Company Securities. Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date.  During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

6.2	Conduct of Business by the Parent Pending the Merger.

(a)   Parent agrees that during the Interim Period, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2 of the Parent Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)   Parent shall conduct its business in the ordinary course of business; and

(ii)   Parent shall use its commercially reasonable efforts to preserve intact in all material respects the business organization of Parent, to keep available the services of the current officers and employees of Parent, and to preserve in all material respects the current relationships of Parent with customers, suppliers and other persons with whom Parent has significant business relations.

(b)   By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, or (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)   amend or otherwise change the Parent Organizational Documents;

(ii)   issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of Parent Common Stock or Parent Preferred Stock, or any Parent Options, Parent Warrants or other rights of any kind to acquire any shares of such Parent Common Stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent, provided that the exercise, settlement or vesting of any Parent Options or Restricted Stock awarded under Parent’s equity incentive plan in the ordinary course of business shall not require the consent of the Company, and provided, further, that Parent shall be permitted to grant awards under Parent’s equity incentive plan in the ordinary course of business; or (B) any material assets of the Company;

(iii)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent, acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Parent Common Stock or Parent Preferred Stock;

(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(vii)   other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule, grant any severance or termination pay to (A) any director or officer of the Company or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company;

(viii)   adopt, amend or terminate any material equity incentive plan or any Employee Benefit Plan that would be an equity incentive plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to Parent of providing such benefits);

(ix)   waive the restrictive covenant obligations of any employee of Parent;

(x)   materially amend or change any of Parent’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xi)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract of Parent or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Parent’s material rights thereunder, in each case in a manner that is adverse to Parent, taken as a whole, except in the ordinary course of business;

(xii)   waive, release, assign, settle or compromise any Action; or

(xiii)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding the foregoing, Parent shall not be prohibited from taking any of the foregoing actions to the extent that any of the foregoing are required by the existing terms of any of securities of Parent presently outstanding, in which case, Parent may take such actions as are required to fulfill its obligations under such securities. Nothing herein shall require Parent to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent.  During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Proxy Statement; Registration Statement.

(a)   As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall use commercially reasonable efforts to jointly prepare a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) to be filed by Parent with the SEC, pursuant to which the offer and sale/issuance of the shares of Parent Common Stock comprising the Aggregate Merger Consideration shall be registered under the Securities Act, which Registration Statement shall include a joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent and of the Company. Pursuant to the Proxy Statement, (i) Parent shall solicit proxies from Parent’s stockholders to vote at the special meeting of Parent’s stockholders called for the purpose of voting on the following matters (the “Parent Stockholders’ Meeting”) in favor of (A) the approval and adoption of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Merger, and (B) any approval of other proposals the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (collectively, the “Parent Proposals”) and (ii) the Company shall solicit proxies from the Company’s stockholders to vote at the special meeting of the Company’s stockholders called for the purpose of voting on the following matters (the “Company Stockholders’ Meeting”) in favor of (A) the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of the Capital Stock in accordance with the Company Organizational Documents, the Laws of the State of Delaware and the State of Nevada and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “Company Stockholder Approval Matters”), and (C) the adjournment of the Company Stockholders’ Meeting, if necessary or desirable in the reasonable determination of the Company.  Parent and the Company shall use commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (ii) keep the Registration Statement effective as long as is necessary to consummate the Transactions.  As promptly as practicable after the Registration Statement becomes effective, (i) Parent shall distribute the Proxy Statement to its stockholders, and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with Nevada Law and (ii) the Company shall distribute the Proxy Statement to the Company’s stockholders, and, pursuant thereto, shall call the Company Stockholders’ Meeting in accordance with Delaware Law.  The Company shall promptly furnish all information concerning it as may reasonably be requested by Parent in connection with such actions and the preparation of the Registration Statement.

(b)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (b), Parent will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.  Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock to be issued or issuable to the holders of Company Securities in connection with this Agreement for offer or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (b), Parent will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.

(c)   Parent shall use its reasonable best efforts to ensure that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent and the stockholders of the Company and (iii) the time of each of the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting.  If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company.  Parent shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)   The Company shall use its reasonable best efforts to ensure that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the stockholders of the Company and (iii) the time of the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.  The Company shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

7.2	Parent Stockholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)   Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 45 days after the date on which the Proxy Statement is mailed to stockholders of Parent) for the purpose of voting solely upon the Parent Proposals; provided that Parent may postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions upon the good faith determination by the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or otherwise take actions consistent with Parent’s obligations pursuant to Section 7.8 of this Agreement.  Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals.  The Parent Board shall recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include such recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the Parent Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the Parent Board Recommendation or (iii) fail to include the Parent Board Recommendation in the Proxy Statement.

(b)   Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole member of Merger Sub.

7.3	Company Stockholders’ Meeting.

(a)   The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 45 days after the date on which the Proxy Statement is mailed to stockholders of the Company) for the purpose of voting solely upon the Company Stockholder Approval Matters; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting on one or more occasions upon the good faith determination by the Company Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Company Stockholder Approval Matters. The Company shall use its reasonable best efforts to obtain the approval of the Company Stockholder Approval Matters at the Company Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Company Stockholder Approval Matters. The Company Board shall recommend to its stockholders that they approve the Company Stockholder Approval Matters (the “Company Board Recommendation”) and shall include such recommendation in the Proxy Statement.  Except as may otherwise be required by applicable Law, the Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation or (iii) fail to include the Company Board Recommendation in the Proxy Statement.

7.4	Access to Information; Confidentiality.

(a)   During the Interim Period, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the Books and Records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.9(c).  Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Prior to the Closing, without the prior written consent of the Company, neither Parent, nor any of its Representatives shall contact any payors, customers, suppliers, employees or agents of the Company.

(b)   All information obtained by the parties pursuant to this Section 7.4 shall be kept confidential.

(c)   Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure.

7.5	SEC Filings.

(a)   Each party acknowledges that: (i) the other party will be required to file quarterly and annual reports that may be required to contain information about the Transactions; and (ii) the other party will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with the Transactions.

(b)   In connection with any filing Parent or the Company makes with the SEC that requires information about the Transactions, the other party will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use its reasonable best efforts to (i) cooperate with such party, (ii) respond to questions about itself required in any filing or requested by the SEC, and (iii) provide any information requested by such party in connection with any filing with the SEC.

(c)   The Company and Parent each acknowledge that a substantial portion of the filings with the SEC and mailings to Parent’s and the Company’ stockholders with respect to the Proxy Statement shall include disclosure regarding the other party and its management, operations and financial condition. Accordingly, each party agrees to, as promptly as reasonably practical, provide the other party with such information as shall be reasonably requested for inclusion in or attachment to such filings and mailings, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

7.6       Financial Information. The Company will provide additional financial information as reasonably requested by Parent required for inclusion in any filings to be made by Parent with the SEC. If reasonably requested by Parent, the Company shall use its best efforts to cause such information to be reviewed or audited by the Company’s auditor, and if required by applicable SEC rules or regulations, the Company agrees such financial information provided by the Company will be reviewed or audited by the Company’s auditors.

7.7       Notification of Certain Matters.  The Company and Parent shall give prompt notice to one another of any event that such party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 9), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail.

7.8       Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.  If at any time after the Effective Time further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(a)   During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions.  During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications.  During the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  The parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby during the Interim Period.  No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(b)   During the Interim Period, the Company shall use its reasonable best efforts to cause the consummation, effective prior to the Closing, of the conversion of all Company Convertible Notes outstanding as of immediately prior to the Closing.

7.9	Tax Matters.

(a)   None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b)   For U.S. federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  The parties hereto shall prepare and file all Tax Returns and otherwise report the Merger consistent with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with their Tax Returns for the Tax year of the Merger, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Each party hereto shall promptly notify the other party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)   Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).  In the event (i) the Company seeks a Tax opinion from its Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor.  In the event the SEC requests or requires a Tax opinion with respect to the Merger, the Company shall use commercially reasonable efforts to cause Lucosky Brookman LLP to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company. Parent shall use reasonable best efforts to execute and deliver customary Tax representation letters to its tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, ArentFox Schiff LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment.

(d)   At or prior to the Closing, the Company shall deliver to Parent in a form reasonably acceptable to Parent a properly executed certificate, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a properly executed notice to the IRS (which shall be timely filed by Parent with the IRS following the Closing).

(e)   Any Transfer Taxes incurred in connection with the Transactions shall be borne and paid 50% by the Company and 50% by Parent. The Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon.  Any costs and expenses incurred in connection with the filing any such Tax Return shall be borne 50% by the Company and 50% by Parent).

7.10     Stock Exchange Listing.  Parent will use its reasonable best efforts to cause a Listing of Additional Shares Notification Form to be filed with Nasdaq with respect to the Parent Common Stock issued in connection with the Transactions prior to Closing in accordance with applicable listing requirements of Nasdaq.  During the Interim Period, Parent shall use its reasonable best efforts to keep the Parent Common Stock and Parent Warrants listed for trading on the Nasdaq Capital Market.

7.11	Antitrust.

(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable as promptly as reasonably practicable and no later than 10 Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act.  The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)   During the Interim Period, Parent and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to:  (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other promptly informed of any substantive communication with any Governmental Authority (and if oral provide an accurate summary of the communication) and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance and consider in good faith any edits or comments for any substantive written communication to be given by it to, and consult with each other in advance of any oral communication  and consider in good faith any comments with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials to be provided pursuant to this Section 7.11(b) may be limited to outside counsel and may be redacted (i) to remove references to the valuation of the Company, (ii) competitively sensitive information, and (iii) as necessary to comply with contractual arrangements or the Law.

(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person.  The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.12    Lock-Up Agreements. The Company, in its sole discretion, may require each stockholder of the Company and each stockholder of the Parent listed in Section 7.12 of the Company Disclosure Schedule to executed and deliver a lock-up agreement in form and substance acceptable to the Company and the Parent, prohibiting such stockholder during the Interim Period from (i) transferring, selling or otherwise disposing, or (ii) acquiring, buying or otherwise purchasing of any of the securities of the Company or the Parent, respectively, owned by it.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1     Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)   Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, and the Company Organizational Documents.

(b)   Parent Stockholders’ Approval.  The Required Parent Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the General Corporation Law of the State of Nevada, the Parent Organizational Documents and the rules and regulations of Nasdaq.

(c)   No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)   Antitrust Approvals and Waiting Periods.  All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated. For the avoidance of doubt, the receipt of a letter from the Federal Trade Commission (“FTC”) or the U.S. Department of Justice’s Antitrust Division similar to the content of the form letter announced and disclosed by the FTC on August 3, 2021 shall not be used as, or deemed to be, the basis for concluding that any closing condition is not, or will not be, satisfied for the purposes of this Section 8.1.

(e)   Governmental Consents.  All consents, approvals and authorizations set forth on Section 8.1(e) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(f)   Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

8.2       Conditions to the Obligations of Parent, Merger Sub.  The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)   Representations and Warranties.  The representations and warranties of the Company contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries) and Section 4.4 (Authority Relative to this Agreement) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.3 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect any actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) all other representations and warranties of the Company set forth in Article 4 shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)   Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)   Officer’s Certificate.  The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d)   FIRPTA Tax Certificates.  The Company shall have delivered to Parent the certificate and notice specified in Section 7.9(d).

(e)   Material Adverse Effect.  Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

8.3       Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)   Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in (i) Section 5.1 (Corporation Organization) and Section 5.4 (Authority Relative to this Agreement) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b)   Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)   Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d)   Material Adverse Effect.  Since the date hereof, there shall not have occurred any Parent Material Adverse Effect that is continuing on the Closing Date.

(e)   Stock Exchange Notification.  A Listing of Additional Shares Notification Form with respect to the shares of Parent Common Stock to be issued in connection with the Transactions shall have been filed with Nasdaq prior to the Closing Date.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1      Termination.  This Agreement may be terminated, and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a)   by mutual written consent of Parent and the Company;

(b)   by written notice from either Parent or the Company to the other if the Effective Time shall not have occurred prior to September 30, 2024 (the “Outside Date”), subject to extension as provided below; provided, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 8 on or prior to the Outside Date; and further, provided, that the Outside Date may be extended by either Parent or the Company for a period of up to three additional months (the “Extension Period”) if the Effective Time shall not have not have occurred prior to the Outside Date through no fault on that part of the party seeking to extend for the Extension Period.

(c)   by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)   by written notice from either Parent or the Company to the other if Parent Stockholders’ Meeting has been held as provided for herein and any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting;

(e)   by written notice from Parent to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) could not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.1(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Parent to the Company;

(f)   by written notice from the Company to Parent upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by Parent or Merger Sub, as applicable, the Company may not terminate this Agreement under this Section 9.1(f) for so long as Parent or Merger Sub, as applicable, continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent.

9.2	Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective affiliates, officers, directors, employees or stockholders.  The provisions of Article 10 (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

9.3     Amendment.  This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.4      Waiver.  At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger Sub pursuant hereto, and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 10

GENERAL PROVISIONS

10.1     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (with the sender having obtained electronic delivery confirmation thereof, i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Parent, or Merger Sub:

NextPlat Corp 3250 Mary Street Suite 410 Coconut Grove, Florida 33133 Attention: Maria Cristina Fernandez Email:

with a copy to:

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Attention: Ralph V. De Martino Email: ralph.demartino@afslaw.com if to the Company:

Progressive Care Inc. 400 Ansin Blvd. Suite A Hallandale Beach, Florida 33009 Attention: Jervis Bennet Hough Email:

with a copy to:

Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Woodbridge, New Jersey 08830 Attention: Scott Linsky Email: slinsky@lucbro.com Attention: Victoria Baylin Email: vbaylin@lucbro.com

10.2    Non-Survival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article 10 and any corresponding definitions set forth in Article 1.

10.3     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4    Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.5     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7     Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8    Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9    Counterparts; Electronic Delivery.  This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.10    Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11    No Recourse.  Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below).  Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEXTPLAT CORP

By:	/s/ Maria Cristina Fernandez
Name: Maria Cristina Fernandez
Title: Authorized Signatory

PROGRESSIVE CARE LLC

By:	/s/ Charles M. Fernandez
Name: Charles M Fernandez
Title: Manager

PROGRESSIVE CARE INC.

By:	/s/ Jervis Bennett Hough
Name: Jervis Bennett Hough
Title: Authorized Signatory

ANNEX B

B-1

B-2

QUESTIONS AND ANSWERS ABOUT THE PROGRESSIVE CARE SPECIAL MEETING

Q:	What additional proposal will be addressed at the Special Meeting?

A:	There will be no proposals other than the Business Combination Proposal that stockholders will be asked to vote on at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place virtually, on September 13, 2024, at 10:00 a.m.

Q:	Who may vote at the Special Meeting?

A:

Only holders of record of Progressive Care Common Stock and Progressive Care Series B Preferred Stock as of the close of business on July 29, 2024 may vote at the Special Meeting. As of July 29, 2024, there were 6,300,731 shares of Progressive Care Common Stock and 3,000 shares of Progressive Care Series B Preferred Stock outstanding and entitled to vote. Please see “The Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Special Meeting?

A:

Stockholders representing a majority of the voting power of the issued and outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock issued and outstanding as of the record date for the Special Meeting and entitled to vote at the Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. Shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present. As NextPlat and certain of its affiliates own shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock representing more than a majority of the voting power of the outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock outstanding and entitled to vote as of the record date for the Special Meeting, quorum at the Special Meeting is, as a practical matter, assured.

Q:	What do I need to do now?

A:

We ask that you read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

[Progressive Care Alternate Page]
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Q:	How can I vote?

A:

For Progressive Care stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your vote for your shares in any of four ways:

• by voting over the Internet using the website indicated on the enclosed proxy card;

• by telephone using the toll-free number on the enclosed proxy card;

• by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

• by attending the Special Meeting in a virtual format and voting by virtual ballot.

For holders in street name: If your shares of Progressive Care Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Business Combination Proposal is a "non-routine matter," your broker, bank or other nominee would not have discretionary authority to vote your shares on the Business Combination Proposal. If your shares of Progressive Care Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this joint proxy statement/prospectus. We encourage you to authorize your broker, bank or other nominee to vote your shares "FOR" the Business Combination Proposal by following the instructions provided on the voting instruction form.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Progressive Care Common Stock will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting and vote by virtual ballot, you are encouraged to vote your shares of Progressive Care Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares that you beneficially own and wish to change your vote, you may still vote your shares of Progressive Care Common Stock by virtual ballot at the Special Meeting even if you have previously voted by proxy.

[Progressive Care Alternate Page]
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Q:	How many votes do I and others have?

A:

You are entitled to one vote for each share of Progressive Care Common Stock that you held and NextPlat is entitled to 500 votes for each of the 3,000 shares of Progressive Care Series B Preferred Stock that it held, in each case as of the record date for the Special Meeting. As of the close of business on the record date, there were 6,300,731 shares of Progressive Care Common Stock and 3,000 shares of Progressive Care Series B Preferred Stock outstanding.

Q:	How may I participate in the virtual Special Meeting?

A.

Progressive Care will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website. To vote during the Special Meeting, you must do so by logging into https://www.virtualshareholdermeeting.com/RXMD2024SM using the 16-digit control number included in your proxy materials.

In any case, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—whether or not you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, you have the right to direct your bank or broker how to vote your shares. Please follow the instructions provided by your bank or broker to ensure your vote can be counted.

[Progressive Care Alternate Page]
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Q:	Who can help answer my questions?

A:

If you have questions about the proposal to be presented at the Special Meeting or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Robert Bedwell, our Director of Administrative Services at:

Progressive Care Inc.

400 Ansin Blvd., Suite A,

Hallandale Beach FL 33009

(305) 760-2053

You may also obtain additional information about Progressive Care from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will they automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner delivers a proxy card expressly indicating that it is NOT voting shares it holds of record for a beneficial owner on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

We believe that the Business Combination proposal to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to the Business Combination Proposal. A broker non-vote will have the effect of a vote “AGAINST” the Business Combination Proposal.

Q:	What if I abstain from voting?

A:

Progressive Care will count a properly executed proxy marked “ABSTAIN” with respect to the Business Combination Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:	If I am not going to attend the Special Meeting, should I submit my proxy?

A.	Yes. Whether you plan to attend the Special Meeting or not, please read this joint proxy statement/prospectus carefully, and vote your shares by submitting your proxy.

[Progressive Care Alternate Page]
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Q:	Can I change my vote after I have submitted my proxy?

A:

You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the virtual Special Meeting, by voting by virtual ballot at the Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

• by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

• by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

• by delivering a signed revocation letter to Progressive Care’s Director of Administrative Services, at Progressive Care’s mailing address on the first page of this joint proxy statement/prospectus before the Special Meeting, which states that you have revoked your proxy; or

• by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	What will happen if I submit my proxy without indicating how to vote?

A:

If you sign and return your proxy card, or submit your proxy through the internet or by telephone, without indicating how to vote on the Business Combination Proposal, the shares of Progressive Care Common Stock represented by your proxy will be voted in favor of the Business Combination Proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

[Progressive Care Alternate Page]
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Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Special Meeting?

A:

Progressive Care will pay the cost of soliciting proxies for the Special Meeting. Progressive Care will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Progressive Care Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Progressive Care Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Progressive Care Common Stock after the record date for the Special Meeting, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote those shares at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in the Combined Company after the Business Combination is consummated.

[Progressive Care Alternate Page]
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THE PROGRESSIVE CARE SPECIAL MEETING

General

Progressive Care is furnishing this joint proxy statement/prospectus to the Progressive Care Stockholders as part of the solicitation of proxies by the Progressive Care Board for use at the Special Meeting, which will be held on September 13, 2024 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to our stockholders on or about August 8, 2024 in connection with the vote on the Business Combination Proposal at the Special Meeting. This joint proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held virtually at 10:00 a.m., Eastern Time, on September 13, 2024 and conducted exclusively via live webcast at https://www.virtualshareholdermeeting.com/RXMD2024SM, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and Progressive Care. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting via a live webcast available at https://www.virtualshareholdermeeting.com/RXMD2024SM.

Attending the Special Meeting

Only stockholders of record or beneficial owners of Progressive Care Common Stock as of the close of business on the record date for the Special Meeting or their duly appointed proxies are entitled to attend the Special Meeting. You can virtually attend, and vote in the Special Meeting by accessing a virtual live website using the Internet at https://www.virtualshareholdermeeting.com/RXMD2024SM. Please note that you will not be able to attend the Special Meeting in person. If you are a stockholder of record, instructions on how to attend and participate online are provided on the proxy card. If you are a beneficial owner and hold your shares of Progressive Care Common Stock in “street name” through a bank, broker or other nominee, you will need to contact your broker, bank or other nominee that holds your shares of Progressive Care Common Stock to obtain your control number in order to vote on the Special Meeting website.

Everyone who attends the Special Meeting must abide by the rules for the conduct of the Special Meeting. The rules of conduct for the Special Meeting will be available for Progressive Care stockholders that access the Special Meeting via https://www.virtualshareholdermeeting.com/RXMD2024SM by using the 16-digit control number included in your proxy materials. Even if you plan to attend the Special Meeting, please submit your proxy and vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the Special Meeting. No recordings of the Special Meeting will be permitted.

[Progressive Care Alternate Page]
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Record Date; Who is Entitled to Vote

Progressive Care has fixed the close of business on July 29, 2024, as the record date for determining those Progressive Care Stockholders entitled to notice of and to vote at the Special Meeting. As of the close of business on July 29, 2024, there were 6,300,731 shares of Progressive Care Common Stock and 3,000 shares of Progressive Care Series B Preferred Stock issued and outstanding and entitled to vote. Each holder of shares of Progressive Care Common Stock is entitled to one vote per share on the Business Combination Proposal and NextPlat as the sole holder of shares of Progressive Care Series B Preferred Stock is entitled to 500 votes per share on the Business Combination Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

Quorum and Required Vote

A quorum of Progressive Care Stockholders holding a majority of the voting power of the issued and outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock, voting as a single class, entitled to vote at the Special Meeting and represented in person or by proxy, is necessary to hold a valid meeting. Abstentions will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock outstanding on the record date for the Special Meeting voting as a single class.

As of the record date for the Special Meeting, NextPlat owned all of the outstanding shares of Progressive Care Series B Preferred Stock. In addition, as of the record date NextPlat, together with Charles M. Fernandez, Chief Executive Officer and Executive Chairman of NextPlat and Chief Executive Officer and Chairman of the Board of Progressive Care, and Rodney Barreto, a director of NextPlat and Progressive Care, and entities owned by Messrs. Fernandez and Barreto, owned 41.5% of the outstanding shares of Progressive Care Common Stock. As a result, NextPlat and Messrs. Fernandez and Barreto (together with entities owned by them) own shares representing 52.7% of the voting power of the shares of Progressive Care Common Stock and Progressive Care Series B Preferred Stock outstanding and entitled to vote as of the record date for the Special Meeting. As a result, while none of NextPlat nor Messrs. Fernandez and Barreto have entered into a contractual obligation to vote to approve the Business Combination Proposal, we expect them to do so and, therefore, approval of the Business Combination Proposal, as well as the achievement of quorum, at the Special Meeting is, as a practical matter, assured. We are holding the Special Meeting and providing all Progressive Care Stockholders the opportunity to vote at the Special Meeting, however, in order to allow all of the Progressive Care Stockholders, including non-affiliated stockholders, to express their opinion, through their vote, on the Business Combination Proposal.

[Progressive Care Alternate Page]
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Voting Your Shares

For Stockholders of Record

If your shares of Progressive Care Common Stock are held in your name by Progressive Care’s transfer agent, ClearTrust, LLC, you can vote:

•

Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions. You will need the control number shown on your proxy card in order to vote.

•

Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the toll-free phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

For purposes of expediency, we encourage all stockholders to vote electronically, if possible. However, if you do not have access to a touch-tone phone or the Internet, you can vote:

•

Via Mail — If you choose to vote via mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Business Combination Proposal at the Special Meeting.

For Beneficial Owners

If your shares of Progressive Care Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Business Combination Proposal is a “non-routine matter,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Business Combination Proposal. If your shares of Progressive Care Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this joint proxy statement/prospectus. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” the Business Combination Proposal to be addressed at the Special Meeting by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will have the effect of a vote against the Business Combination Proposal.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

Stockholders of record retain the power to revoke their proxy or change their vote at any time before it is voted at the Special Meeting, even if they sign the proxy card or voting instruction card in the form accompanying this joint proxy statement/prospectus, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice specifying such revocation, to the attention of our Director of Administrative Services at Progressive Care Inc., 400 Ansin Blvd., Suite A, Hallandale Beach FL 33009, so that it is received prior to 11:59 p.m., Eastern Time, on the night before the Special Meeting. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy signed and returned by mail prior to 11:59 p.m., Eastern Time, on the night before the Special Meeting or by voting by virtual ballot at the Special Meeting. Virtual attendance at the Special Meeting will not in and of itself constitute revocation of your proxy.

If your shares of Progressive Care Common Stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

[Progressive Care Alternate Page]
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Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Progressive Care Common Stock, you may contact Progressive Care Inc. at 400 Ansin Blvd., Suite A, Hallandale Beach FL 33009 Attn: Chief Financial Officer.

Proxies and Proxy Solicitation Costs

Progressive Care is soliciting proxies on behalf of the Progressive Care Board. This solicitation is being made by mail, but Progressive Care and its directors, officers and employees may also solicit proxies in person, by telephone or by electronic means. Any solicitation made and information provided in such a solicitation will be consistent with this joint proxy statement/prospectus and the information on the enclosed proxy card. Progressive Care will bear the cost of solicitation.

Progressive Care will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials with respect to the Special Meeting to their principals and to obtain their authority to execute proxies and voting instructions. Progressive Care will reimburse them for their reasonable expenses.

[Progressive Care Alternate Page]
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AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is available online at www.progressivecareus.com.

OTHER PROPOSED ACTION

The Progressive Care Board does not intend to bring any other matters before the Special Meeting, nor does it know of any matters that other persons intend to bring before the Special Meeting. If, however, other matters not mentioned in this joint proxy statement/prospectus properly come before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Progressive Care Board.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

If the Business Combination is completed as currently anticipated, Progressive Care does not expect to hold an annual meeting of stockholders in 2025. If the Business Combination is not completed as anticipated, Progressive Care may hold a 2025 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who intends to present a proposal at Progressive Care’s annual meeting of stockholders, if held in 2025, and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing a reasonable time before Progressive Care begins to print and send its proxy materials in connection with such meeting, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted to our executive offices located at 400 Ansin Blvd., Suite A, Hallandale Beach, FL 33009, Attn: Secretary.

In order for proposals of stockholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals also must be received by the Secretary at the above address a reasonable time before Progressive Care begins to print and send its proxy materials in connection with such meeting.

Whether or not you expect to be present at the Special Meeting, we ask that you please sign and return the enclosed proxy card, or submit your proxy by the internet or telephone, promptly. If you are a stockholder of record and attend the Special Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors

PROGRESSIVE CARE INC.

/s/ Charles M. Fernandez
Charles M. Fernandez
Executive Chairman of the Board

Hallandale Beach, Florida
August 6, 2024

[Progressive Care Alternate Page]
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ANNEX A

A-1

ANNEX B

STEEN VALUATION GROUP | 486 N. Patterson Ave, Suite 260 Winston-Salem, NC 27101

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Valuation Conclusion Letter 1
Engagement Overview 3
Standard of Value: Fair Market Value 4
Scope 4
Considerations 4
Hypothetical Conditions 5
Subsequent Events 5
Background 6
Overview 7
Ownership 9
Financial Overview 9
Economic Overview 10
Valuation Approaches 17
Approach Selection 18
Asset Approach 18
Income Approach 18
Market Approach: Guideline Transactions Method 22
Discount for Lack of Control and Lack of Marketability 26
Control Premium 27
Discount for Lack of Marketability 28
Conclusion 29
Certifications 31
Assumptions and Limiting Conditions 33
Qualifications 35
Information Relied Upon 37
Exhibits 39

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

March 29, 2024

Progressive Care Inc.
C/O Jervis Hough
400 Ansin Blvd. Suite A
Hallandale Beach, FL. 33009

Thank you for allowing Steen Valuation Group ("SVG") to assist you with your valuation. In accordance with the engagement letter dated March 11, 2024, we have concluded the value of the Subject Interest as follows:

Companies	Progressive Care, Inc.
Scope	Appraisal
Standard of value	Fair Market Value
Valuation Date	March 27, 2024
Purpose	Potential share exchange of NXPL shares for the remaining RXMD shares (the "Exchange Transaction")
Subject Interest	100 Percent
Concluded Range	$2.00 to $2.20 per share

The appraisal was prepared in conformance with the Uniform Standards of Professional Appraisal Practice ("USPAP"). This appraisal is presented expressly and solely to estimate the fair market value of the Subject Interest for the purpose indicated above. No other use of this report is appropriate, and it should not be distributed, cited, or used in any manner other than for that specific and limited purpose. This Report is not to be used by anyone except the client, the owners, and the relevant tax authorities and for the intended purpose, without the express written consent of SVG.

This Report has been prepared by SVG and was written by and/or under the direct supervision of the individual identified in the Certification section of this report. The report sets forth the information considered, the analysis of that information, and the conclusion of value. This Report also contains the assumptions and limiting conditions that are integral to our analysis and our conclusion.

Sincerely,

Brian Steen, CFA, ASA

2

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Standard of Value: Fair Market Value

International Glossary of Business Valuation Terms: The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm's length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Revenue Ruling 59-60: Revenue Ruling 59-60 cites the definition of fair market value provided in Treasury Regulations § 20.2031-1(b) and § 25.2512-1 as the applicable standard of value. § 20.2031-1(b) of the Estate Tax Regulations and § 25.2512-1 of the Gift Tax Regulations define fair market value, in effect, as the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

Revenue Ruling 59-60 expands on this definition to state that the buyer and seller are presumed to be hypothetical buyers and sellers (as opposed to specific buyers and sellers) and are able as well as willing to trade (i.e., they have the financial wherewithal and operational control to consummate the hypothetical transaction). Court decisions frequently state in addition that the hypothetical buyer and seller are assumed to be able, as well as willing, to trade and to be well informed about the property and concerning the market for such property. Hitchner, James R. Financial Valuation (Wiley Finance)

Scope

The nature and type of the engagement must be defined. In accordance with the engagement letter, we have performed the following type and scope of work:

Appraisal: An Appraisal is the act or process of determining the value of a business, business ownership interest, security, or intangible asset. The objective of an appraisal is to express an unambiguous opinion as to the value of a business, business ownership interest, security, or intangible asset which opinion is supported by all procedures that the appraiser deems to be relevant to the valuation. An appraisal has the following qualities:

- Its conclusion of value is expressed as either a single dollar amount or a range.
- It considers all relevant information as of the appraisal date available to the appraiser at the time of performance of the valuation.
- The appraiser conducts appropriate procedures to collect and analyze all information expected to be relevant to the valuation.
- The valuation considers all conceptual approaches deemed to be relevant by the appraiser.

Considerations

In forming our opinion, we considered the following as outlined in the ASA Business Valuation Standards:

- Characteristics of the business, business ownership interest, security, or intangible asset to be valued, including rights, privileges, conditions, quantity, factors affecting control and agreements restricting sale or transfer.
- The nature, history, and outlook of the business.
- Historical financial information for the business.
- Assets and liabilities of the business.
- The nature and conditions of relevant industries that have an impact on the business.
- Economic factors affecting the business.
- Capital markets providing relevant information, e.g., available rates of return on alternative investments, relevant public stock market information and relevant merger and acquisition information.
- Prior transactions involving the subject business, or involving interests in, the securities of, or intangible assets in the subject business.
- Other information deemed by the appraiser to be relevant.

4

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

According to Revenue Ruling 59-60, certain factors should be considered in determining the value of a closely held company. In arriving at our conclusion of value, we considered the following factors, as specified in Revenue Ruling 59- 60:

- The nature of the business and the history of the enterprise from its inception.
- The economic outlook in general and the condition and outlook of the specific industry.
- The book value of the stock and the financial condition of the business.
- The earning capacity of the company.
- The dividend paying (distribution) capacity of the company.
- Whether or not the enterprise has goodwill or other intangible value.
- Sales of the stock and the size of the block of stock to be valued.
- The market price of stocks of corporations engaged in the same or a similar business having their stocks actively traded in a free and open market, either on an exchange or over the counter.
- Other special facts and circumstances in each case, which can be judged as important to the overall value.

Hypothetical Conditions

No hypothetical conditions were assumed by the appraiser, other than as specifically mentioned in the Report.

Subsequent Events

In preparing this estimate of value, we are not aware of any significant subsequent events that were or were not known or knowable as of the Valuation Date.

5

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

The Company has been well managed and consists of the following key leaders with a profile of each taken from the 10K:

Name	Title
Charles M. Fernandez	Chief Executive Officer

Mr. Fernandez has served as the Chairman of the Board since September 2022 and has served as our Chief Executive Officer since November 2022. Mr. Fernandez has over 30 years' experience in identifying profitable start-up and dislocation opportunities, building significant value, and executing exit strategies as an entrepreneur and global investor. In 2008, Charles M. Fernandez joined Fairholme Capital Management. As President, he co-managed all three Fairholme funds, and was commended for bringing in a $2.0 billion gain for shareholders. Throughout his impressive career in Media, Pharmaceuticals, Healthcare, Finance and Technology, he has participated in more than 100 significant mergers, acquisitions, and product development projects. Mr. Fernandez was the founder, Chairman, and CEO of eApeiron Solutions, LLC, a brand protection and e-commerce company in partnership with Alibaba and Eastman Kodak which was successfully sold to Smartrac, leading developer, manufacturer, and supplier of RFID and Internet of Things ("IoT") solutions, a unit of Avery Dennison Corporation.

Name	Title
Cecile Munnik	Chief Financial Officer

Ms. Munnik has served as our Chief Financial Officer since October 2020. She has over fifteen years of accounting and finance experience. She has served in finance and accounting leadership positions for companies and business units with annual revenues ranging from $100M to $3B, and demonstrated expertise in US GAAP, SEC Reporting (10-K, 10-Q), Sarbanes-Oxley, Public Accounting, Mergers & Acquisitions, Internal Controls/Process Efficiencies, ERPs, and Strategy Planning for private and public entities. Prior to joining Progressive Care, she has held several senior management positions. Ms. Munnik served as Director of Asset Management at Unified Women's Healthcare, a single-specialty management services organization to support Ob-Gyn practices from November 2018 through April 2020. She joined The Service Companies as Director of Finance in May 2017 through October 2018. Prior to The Service Companies, she worked at Lennox International for eleven years. She joined Lennox in June 2006 as Sr. Internal Auditor and left in May 2017 as Manager of Financial Planning and Analysis. Ms. Munnik has a bachelor's degree in accounting from the University of Pretoria (South Africa) and is a Certified Public Accountant (CPA) and Chartered Accountant (CA). She serves on the board of Damascus Road Partners, which is a group of social enterprise investors who invest charitable capital to sustainably address human suffering.

Name	Title
Pamela Roberts	Chief Operating Officer

Dr. Roberts was appointed as Chief Operating Officer in May 2023. Dr. Roberts is a medical professional and has 20 years of experience as a licensed pharmacist. Dr. Roberts has been the Director of Pharmacy for PharmcoRX Pharmacies for the last 6 years and is also Pharmacist In Charge for PharmcoRX location 901 for the last 11 years. She is the recipient of the 2020 PHMA Frontline Worker of the Year Award. Dr. Roberts is a licensed Pharmacist in the State of Florida and Texas. She received her Doctor of Pharmacy Degree from Hampton University in Hampton, Virginia.

<u>Ownership</u>

The common shares of the Company are owned as follows:

Owner Name	Shares	% Owned
Next Plat Corp	1,703,520	27.38%
Other beneficial owners	1,738,210	27.93%
Other non-beneficial holders	2,781,051	44.69%
Total	6,222,781	100.00%

In addition to the common share, the Company has $6 million in preferred stock that is convertible into common shares at $4 per share, or a 1.5 million shares and approximately 1.2 million in warrants and options that are not expected to be converted in the Exchange Transaction but will be exchanged for equivalent financial instruments.

9

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Economic Overview

10

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Tagnifi: Quarterly Economic Update for the 4th Quarter of 2023

As inflation descends closer to typical levels with production, job growth and capital markets performing strongly, economists continued their predictions of a soft landing for the economy to come to fruition. In light of the data suggesting that runaway inflation has finally been curtailed, the Federal Reserve foreshadowed a gradual reversal of the hawkish policy that began in March 2022.

Domestic production outperformed expectations with broad growth among the major components, especially personal spending. Job growth also exceeded expectations with sustainable gains in nonfarm payrolls. Consumer sentiment continued its rebound from June 2022's historic low as inflation worries ebbed. Investors' anticipation of easing interest rates spurred capital markets to a 4th-quarter rally in 2023.

However, the housing market remains constrained by currently elevated interest rates and limited inventory. Home sales have been slowing since early 2023, and prices in major cities continue to rise, albeit at a decelerating pace.

Notwithstanding indications of upcoming monetary policy reversal and downward revisions to projections of future target rates, FOMC members' projections of economic performance for 2024 and beyond changed little.

A multifactor indicator of economic strength, the Philadelphia Fed's coincident index[1] of economic activity in the U.S. rose 0.2% in December 2023 and 0.7% during the 4th quarter. For the quarter, coincident indexes increased in 25 states, decreased in 21 states, and remained unchanged in 4. Coincident indexes reflect unemployment, payroll employment, manufacturing hours, and wages and salaries.

Economic Highlights

- *The Philadelphia Fed's coincident index of economic activity in the U.S. rose 0.2% in December 2023 and 0.7% during the 4th quarter.*
- *The U.S. dollar index fell 3.2% during the 4th quarter of 2023 and was down 2.2% from the prior year.*
- *Real GDP grew at an annualized rate of 3.3% during the 4th quarter of 2023.*
- *The effective federal funds rate was unchanged at 5.33% during the 4th quarter, matching the 23-year high reached the prior quarter.*
- *The 1-year and 2-year annual treasury yields ended the 4th quarter at 4.79% and 4.23%, respectively. The benchmark 10-year treasury yielded 3.88% at the end of the quarter, while the 30-year treasury yielded 4.03%.*
- *The unemployment rate ended the 4th quarter at 3.7%, down slightly from the prior quarter. Nonfarm payrolls grew by 0.7 million jobs in the 4th quarter.*
- *The Consumer Price Index for all items rose 3.3% for the year ended December 2023, down from its more-than-40-year high of 8.9% in June 2022. Excluding volatile energy prices, the annual increase was 3.7%.*
- *Crude oil prices ended the 3rd quarter at $71.89 per barrel, down 20.8% from the prior quarter and 10.3% over one year.*
- *New home starts rose 7.7% during the 4th quarter to a level of 1.46 million in December. Total new home starts were up 7.6% year-over-year.*
- *The NASDAQ Composite jumped 13.6% during the 4th quarter of 2023, and the Dow Jones Industrial Average rose 12.5%. The Wilshire 5000, S&P 500, and Dow Jones Composite Average indexes increased 11.7%, 11.2%, and 10.2%, respectively, during the quarter. The Dow Jones Transportation Average was up 6.2% over the 4th quarter..*

[1] Federal Reserve Bank of Philadelphia, Coincident Economic Activity Index for the United States [USPHCI], *retrieved from FRED, Federal Reserve Bank of St. Louis;* https://fred.stlouisfed.org/series/USPHCI, *Feb 2, 2024.*

11

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Vertical IQ, Inc.: Drug Stores & Pharmacies

Industry Trends

Net Spending on Medicines Expected to Be Flat

Total net spending on medicines in 2027 is expected to be unchanged compared to 2022 as volume growth drivers will be fully offset by drivers of lower prices, including patent expiries and the effects of legislation, according to IQVIA Institute. Volume growth drivers include payer and provider consolidation, higher spending on innovative new treatment options, more patent expiries, generic biosimilar drugs available at lower prices, and increases in list prices of branded medicines. Spending in the next few years will be driven by the aging population, development of new drugs and treatments, and expansion of insurance coverage. Increased demand should benefit drug stores and pharmacies, though they will compete for customers with alternate channels and face pressure on revenues and margins due to efforts to contain healthcare costs.

Mail Order Distribution Competition

An adverse trend for drug store retailing has been the development of mail-order prescription pharmacies. Mail order pharmacies have gained market share from drugstores, as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods are perceived by employers, insurers and consumers as being less costly than traditional distribution methods and are being encouraged, and in some cases required, by managed care providers and pharmacy benefit managers that provide or administer prescription drug benefits. Mail-order prescription distribution has negatively affected sales for traditional chain drug retailers, and drug retailers can expect this negative trend to continue in the future.

Stable Market Share for Private Label Products

The price gap between private label and nationally branded drug store merchandise is narrowing, but private label market share remains steady. Private label products represent about 16% share of the drug channel, according to Private Label Manufacturers Association (PLMA) and Nielsen. The significance of this trend is magnified by the fact that a retail drug store's gross margin is generally higher on private label products. Private- label prices are typically lower than national brands, but the price gap has been shrinking and could reach a threshold where private labels lose share.

Shift From Branded to Generic Drugs

IQVIA Institute reported that generic products, including branded generics, now represent over 90% of all dispensed prescriptions in the US, up from 57% in 2004. Increased emphasis on the use of generic drug alternatives over higher-priced proprietary branded drugs by managed care providers is believed to have accelerated this growth. This trend is expected to continue with more patented drugs going off patent in the coming years. An increase in generic drug usage should bode well for drug stores and pharmacies because generic drugs have historically generated a greater gross profit margin opportunity than proprietary brand name drugs, although their lower prices reduce revenue growth. The average price of generics for Medicare-, Medicaid- and commercially-insured customers steadily dropped from 2017-2022, but the non-insured price increased over the same period.

Use of Smart Phones and Social Media

Smart phones are changing the way consumers order and manage their prescription medications. Drug store companies have developed apps for smart phones that allow users to refill prescriptions by scanning their barcodes or entering the prescription number, to transfer prescriptions, manage their loyalty card account, or view weekly circulars and compile shopping lists. Likewise, more consumers are turning to social media websites to help them make decisions about their prescription medicines.

Demand For Skilled Staff

Despite growth in demand for prescription drugs, future demand for pharmacy staff is mixed. The Bureau of Labor Statistics projects that the number of jobs for pharmacists in the US will increase 2.4% from 2021 to 2031. Jobs for pharmacy technicians are expected to increase 5% during that timeframe, while jobs for pharmacy aides are expected to decrease 2.9%. Average growth for all jobs is forecast at 5.3%.

12

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Industry Risks

Reduction in Prescription Drug Reimbursement

Sales of prescription drugs reimbursed by third party payers, including the Medicare Part D plans and state sponsored Medicaid agencies, typically represent over 95% of drug store and pharmacy prescription revenues. The continued efforts of the Federal government, health maintenance organizations, managed care organizations, pharmacy benefit management companies, and other State and local government entities to reduce prescription drug costs by lowering pharmacy reimbursement rates, as well as litigation relating to how drugs are priced, may have an increasingly negative impact on the profitability of drug stores and pharmacies. Private insurance reimbursement almost always follows the Federal government's reimbursement actions. Similar proposals to reduce reimbursement are expected in the future.

Loss of High-Volume Prescription Drugs

Two-thirds of a retail pharmacy's, and nearly all of a mail order pharmacy's revenues, are from the sale of prescription drugs. A reduction in the rate of new proprietary drug introductions, or the withdrawal of existing drugs due to safety or effectiveness, can have a negative impact on pharmacy revenues. Likewise, the expiration of a proprietary drugs' patent and the introduction of a generic equivalent can significantly reduce pharmacy revenues, although generic drugs generally have higher gross margins. Lastly, some sales of a drug that has been declared safe for self-administration by the FDA, and therefore granted over-the-counter status, will likely shift to non-pharmacy retailers and may incur margin erosion from increased price competition.

Competition from Alternate Channels

Both retail and mail order pharmacies face very strong competition. Retail pharmacies compete with other drugstore chains, independent pharmacies, supermarkets, discount retailers, membership clubs, Internet companies and retail health clinics, as well as mail order pharmacies. In particular, large discount mass merchandisers (like Walmart and Target) are rapidly growing competitors to traditional drug stores. About 30% of retail pharmacists are employed in stores other than drug stores or pharmacies. Likewise, mail order pharmacies are continuing to command a larger share of the prescription drug market. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and in some cases required, by third party pharmacy benefit managers and the managed care providers they represent. Competition in the prescription drug marketplace is expected to get more intense, with the strong industry focus on reducing prescription drug costs.

Increased Government Regulation

Prescription drug pharmacies are subject to rapidly changing and increasingly complex government regulations at the federal, state and local levels. They must conform to Medicare and Medicaid regulations; the Health Insurance Portability and Accountability Act (HIPAA); laws and regulations relating to the protection of the environment, such as the management and disposal of hazardous substances; regulations of the US Federal Trade Commission, the US Department of Health and Human Services and the Drug Enforcement Administration; state regulatory authorities, governing the sale, advertisement and promotion of products; and federal and state laws governing the practice of the profession of pharmacy. The Patient Care Act and the Health Care and Education Reconciliation Act, both enacted in 2010, had far ranging and significant impact on the pricing, distribution and reimbursement of prescription drugs.

Declining Gross Margins for PBMs

Most drug stores and mail order pharmacies who serve as Prescription Benefit Managers (PBM's) have contractual relationships with pharmaceutical manufacturers and wholesalers that provide PBM's with purchase discounts or rebates on drugs dispensed. These discounts and rebates are often dependent on the PBM meeting certain sales volume, market share or other benchmarks for the drugs. Many of the discounts and rebates are passed along to participating drug stores and pharmacies directly, or in the form of lower prices. Competitive pressures in the PBM industry, together with industry wide efforts to reduce prescription drug costs, are causing PBMs to share a larger portion of rebates and/or discounts received from pharmaceutical manufacturers with the retail participants, thereby reducing their profitability.

13

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

Company Risks

Loss of PBM Contracts or Key Clients

Retail pharmacy revenues are highly dependent on their ability to establish and maintain contractual relationships with PBM's on acceptable terms. PBM contracts are often relatively short-term agreements, usually only 2-5 years in length. Loss of a PBM contract can be devastating to a retail pharmacy. For example, Walgreen's was unable to come to agreement with the large PBM, Express Scripts, and they lost this business at the start of 2012. A new multi-year agreement was reached in late 2012, but Walgreen's suffered revenue losses estimated at $5.3 billion during the eight months that they were not part of the Express Scripts network. Likewise, mail order pharmacies often derive a significant amount of revenue from contracts with large insurance companies or employers. The loss of a large PBM client or prescription drug supply contract could have a significant impact on a mail order pharmacy's revenue and profitability.

Failure of Information Technology Systems

Drug stores or pharmacies are often critically dependent on sophisticated information technology systems and the large amount of information collected, processed, stored, and handled by these systems. These systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, vandalism, human error, or other operational disasters. If they are damaged or fail to function properly, drug stores and pharmacies may experience loss of critical data and interruptions or delays their ability to perform critical functions and incur substantial costs to repair or replace these systems.

Difficulty in Securing New Locations or Renewing Store Leases

Having the right store location is a key success criterion for any retailer. The top three retail drug chains in the US collectively have over 20,000 locations and aggressively compete with each other, as well as other drug stores and retailers, for prime new store locations. Sometimes local land use ordinances, zoning laws, or other regulations restrict the supply of suitable locations, types of stores, or influence the construction costs of new stores. The inability to renew store leases, under acceptable terms and conditions, could have an unfavorable impact on a drug stores or pharmacies growth and the profitability of their business.

Product or Dispensing Errors

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as the improper filling of prescriptions, labeling of prescriptions, adequacy of safety warnings, or the unintentional distribution of counterfeit drugs. In addition, federal and state laws require pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant to the patient's safety. Errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Private label products could also become subject to contamination, product tampering, mislabeling or other product liability, and may result in an expensive and damaging product recall. Any such product failure could cause serious damage to a drug store's or pharmacy's reputation and profitability.

Breach of Customer Privacy

Drug stores and pharmacies collect and store personal information that customers provide to purchase drugs or other products, register on web sites, and enroll in promotional programs. Sometimes confidential information is transmitted over public networks. Despite instituting safeguards for the protection of confidential information, security could be compromised and confidential customer or business information misappropriated. Loss of customer or business information could disrupt a drug store's or pharmacy's operations, damage their reputation, and expose them to claims from customers.

Industry Forecast

Sales for the US drug stores and pharmacies industry are forecast to grow at a 3.94% compounded annual rate from 2023 to 2027, slower than the growth of the overall economy.

14

Steen Valuation Group, LLC
Valuation of One Share of
Progressive Care, Inc. Common Stock
As of March 27, 2024

rates, competition from alternative distribution models, and the prescription drug industry's rate of new drug introductions.

16

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

SVG

Approach Selection

Approach	Definition
Asset Approach	The asset-based approach is a general manner of estimating the value of a business using one or more methods based on a summation of the value of the assets, net of liabilities. The assets and liabilities are valued using either the market, income, or cost approach.
Selection Criteria	In this valuation, the asset approach was considered but not utilized in estimating the value of the subject interests because value of the Subject Interest is based upon future earnings rather than the value of the assets.
Income Approach	The income approach is a general manner of estimating the value of an asset, business, or investment using one or more methods that convert expected economic income into a preset amount.
Selection Criteria	The income approach was considered and relied upon in estimating the value because the value of the Subject Interest is dependent upon the future earnings and resulting dividends.
Market Approach	The market approach is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities or intangible assets that have been sold.
Selection Criteia	The market approach was considered in estimating the value of the Subject Interests. The Company's shares are publicly traded; therefore, we considered the trading price of the shares to estimate the value of the subject interest. We were able to find comparable public companies that participate in the industry. Although we did not use the trading multiples to estimate the value of the subject interests due to the lack of comparability, we did use the multiples in comparison to the multiples implied by the other methods as a reference point. We were unable to utilize the market transaction method under the market approach due to the lack of transactions involving comparable companies.

Asset Approach

In this case, the values reflected in the financial statements were assumed to approximate fair market value, except for the intangible assets which were removed from the assets. The adjusted book value under the asset approach is $11.4 million. After deducting the liquidation preference on the preferred stock, the book value of common equity is $5.4 million, or f$0.87 per share.

		Current Price
Tangible book value	$	11,435,000
Less: preferred preferrence		(6,000,000)
Common book value	$	5,435,000
Shares		6,222,781
Market value		0.87

Income Approach

The economic income was estimated to be the cash flow generated by the company and the value of those cash flows will be estimated using the weighted average cost of capital (WACC). The estimated cash flow and the WACC calculations are discussed in the following sections.

18

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Estimated Cash Flow

The International Valuation Glossary for Business Valuation defines the Net Cash Flow to Invested Capital as follows:

> *Cash Flow available to all security holders after funding business operations, paying taxes, and making necessary capital investments.*

The key components of the cash flow calculation are described below:

Earnings before Interest Taxes Depreciation and Amortization (EBITDA): The historical EBITDA was adjusted for non-recurring and extraordinary items. Management projected earnings based on executing the Company's business plan and considering industry growth expectations. The following growth strategies were identified in the 10K:

The resulting historical and projected EBITDA for each year are shown below:

Adjusted EBITDA
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
$(2,500,000)
4.00%
3.00%
2.00%
1.00%
0.00%
-1.00%
-2.00%
-4.00%
-5.00%
-6.00%
-7.00%
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28
EBITDA

19

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

<u>Tax Rate</u>: The tax rate is based upon the corporate federal tax rate and the state tax rates.

Federal tax rate	21.00%
State tax	5.50%
Effective tax rate	25.25%

<u>Capital Expenditures</u>: The expected capital expenditures were estimated by Management to be $100,000 in 2024 and to grow with revenues in future years. The expected capital expenditures are consistent with historical expenditures, except for 2020 and 2023. According to management, the Company had extraordinary expenditures that are not expected in the future.

Capital Expenditures
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$420,000
$100,000
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28

<u>Change in Working Capital</u>: For cash flow purposes, working capital was estimated to be 2.5 percent of revenues based upon maintaining 2023 levels.

Working Capital (Debt-Free Cash Free)
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$(3,000,000)
$(4,000,000)
$(5,000,000)
4.00%
2.00%
0.00%
-2.00%
-4.00%
-6.00%
-8.00%
-10.00%
-12.00%
-14.00%
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28
Working Capital
% of revenues

<u>Long-Term Growth Rate</u>: The long-term growth rate was assumed to be 3.0 percent to factor in economic and industry growth.

20

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

SVG

Weighted Average Cost of Capital

> *A measure of a business' overall Cost of Capital in which the expected Rate of Return on each component of capital (e.g., debt, equity) is weighted at market value based upon its relative proportion of the Capital Structure.*

The calculated WACC is discussed below.

Cost of equity	
Risk free rate (1)	4.51%
Equity risk premium (2)	6.28%
Leveraged Beta (3)	0.52
	3.30%
Size premium (4)	5.02%
Subject company cost of equity	12.83%

3) Size Premium – The 2022 unadjusted size premium based up public companies in decile 10, the smallest public companies.

Cost of Debt:

The cost of debt was estimated based actual rates on the loans outstanding. The after-tax cost of debt is provided below:

Cost of debt	
Estimated pre-tax cost of debt	5.80%
Tax rate	25.25%
After-tax cost of debt	4.30%

Capital Structure:

		Capital Structure [A]		
Guideline Company	Ticker	Debt / Capital	Equity / Capital	Debt / Equity
CVS HEALTH CORP	CVS	44.83%	55.2%	81.3%
WALGREENS BOOTS ALLIANCE, INC.	WBA	50.89%	49.1%	103.6%
SUNLINK HEALTH SYSTEMS INC	SSY	0.00%	100.0%	0.0%
Min		0.0%	49.1%	0.0%
First Quartile		22.4%	52.1%	40.6%
Median		44.8%	55.2%	81.3%
Mean		31.9%	68.1%	61.6%
Third quaratile		47.9%	77.6%	92.4%
Max		50.9%	100.0%	103.6%
Selected		22.4%	77.6%	28.9%

21

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

<u>Weighted Average Cost of Capital:</u> The weighted average cost of capital was estimated based on the cost of equity as shown below:

Weighted average cost of capital		
Equity to total capital	77.59%	12.83%
Debt to total capital	22.41%	4.30%
WACC		**11.00%**

Capitalization Rate

The capitalization rate adjusts the discount rate for the long-term growth rate to convert the estimated cash flows into a value. This results in a capitalization rate of 8.0 percent.

Discounted Future Cash Flow

Discounted Future Cash Flow is a method within the Income Approach whereby expected cash flows are projected and discounted using the WACC. Based upon the above cash flow and rate of return assumptions, the discounted future cash flow calculation results in an equity value of $4.4 million, excluding cash:

Estimated value		
Discounted cash flows	$	2,860,319
Terminal value		8,133,300
Present value of net operating losses [1]		639,000
Enterprise value		11,632,619
Less: preferred preference		(6,000,000)
Less: debt		(1,255,000)
Value of equity, excluding cash	$	4,377,619
(1) We relied on an analysis prepared by Cherry Bekaert for ASC 350: Impairment: Indefinite-lived intangibles and goodwill purposes to estimate value of the net operating losses.		

Including cash, the indicated common stock value and value per share are shown below:

Common stock (less Cash	$	4,377,619
Cash		7,895,000
Common stock	$	12,272,619
Shares		6,222,781
Value per share	$	1.97

Market Approach: Prior Transaction Method

The Prior Transaction Method is defined as follows:

22

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Market Approach: Guideline Transactions Method

The Guideline Transactions Method is defined as follows:

A screen of private transactions was performed to identify transactions involving comparable companies. We were unable to find transactions involving comparable companies.

23

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Market Approach: Guideline Public Company Method

The Guideline Public Company method is defined as follows:

A screen of publicly traded companies was performed to identify comparable companies. We identified the following public companies that are in the same industry as the Company.

Company Name	Ticker	Description
CVS HEALTH CORP	CVS	CVS Health Corporation is a diversified health solutions company. It organizes its business into four reportable segments: the Health Care Benefits segment, which offers medical, pharmacy, dental, and behavioral health plans, medical management capabilities, and health information; the Pharmacy Services segment, which provides pharmacy benefit management solutions, specialty pharmacy and infusion services, clinical services, disease management services, medical spend management, and pharmacy and other administrative services; the Retail/LTC segment, which sells prescription drugs, health and wellness products, and general merchandise, provides healthcare services, medical diagnostic testing, and vaccinations, and manages long-term care pharmacies (LTC); and Corporate segment, which includes its large-case pensions and long-term care insurance products. It operates in the US, Puerto Rico, Guam, and the Virgin Islands. The firm was incorporated in Delaware on August 22, 1996. Its headquarters are located in Woonsocket, Rhode Island.
RITE AID CORP	RADCQ	Rite Aid Corporation is engaged in the management and operation of pharmacy services under the Rite Aid trade name. The firm's business is organized into Retail Pharmacy and Pharmacy Services. Its stores offer prescription drugs and a range of front-end products that include OTC (over-the-counter) medications, personal care, health and beauty, cosmetics, household items, food and beverages as well as greeting cards, seasonal merchandise and other convenience products. Its merchandise are sourced from its private brands and co-branded labels. The firm operates 4,570 stores in 31 states and in the District of Columbia. It was incorporated in 1968 and its headquarters are located in Camp Hill, Pennsylvania.
WALGREENS BOOTS ALLIANCE, INC.	WBA	Walgreens Boots Alliance, Inc. is a holding company engaged in the marketing and distribution of a range of pharmaceutical products worldwide. Its business is organized into three segments: Retail Pharmacy USA (operation of the Walgreens Co. business comprising pharmacy-led health and beauty retail offerings in 50 states, the District of Colombia, Puerto Rico and the United States Virgin Islands), Retail Pharmacy International (operation of its Alliance Boots pharmacy-led health and beauty retail businesses in approximately eight countries including UK, Thailand, Norway, Ireland, Netherlands, Mexico and Chile) and Pharmaceutical Wholesale (operation of its Alliance Healthcare brand and supply and distribution of medicines, other healthcare products and related services to 110,000 pharmacies, in 11 countries with focus on Europe). It also owns the global health and beauty product brands No7, Botanics, Liz Earle and Soap & Glory. The firm also provides services to pharmaceutical manufacturers for distribution and outsourcing of non-core activities such as contract logistics, direct deliveries to pharmacies and specialized healthcare services (homecare, medicine support, dispensing services, medicine preparation and clinical trial support). It was incorporated in 2014 and its headquarters are located in Deerfield, Illinois.
SUNLINK HEALTH SYSTEMS INC	SSY	SunLink Health Systems, Inc. is engaged in the provision of healthcare services for the US market. Its business is organized into two segments: Healthcare Facilities (operation of three community hospitals: Chestatee Regional Hospital, North Georgia Medical Center and Roy Dyer Manor Nursing Home) and Specialty Pharmacy (operates three retail pharmacies in Louisiana and delivers institutional and specialty pharmacy services and markets durable medical equipment). Its specialty pharmacy services include provision of products for infusion therapy, enteral feeding services, oncology and chemotherapy drug administration, services for cardiac, diabetes, pain management, wound care and psychiatric care, non-oral administration of pharmaceutical or biological products and complex care therapies, among others. The firm's combined facilities offer 228bed (four ICU beds, 33 surgical beds, 10 geriatric psychiatric beds, 15 GPU beds and 166 nursing facility beds. It was incorporated in 1959 and its headquarters are located in Atlanta, Georgia.

	Discounted future cash flow		Market value		Market value (VWAP)		Adjusted book value	
Common stock	$	12,272,619	$	12,383,334	$	13,665,227	$	5,435,000
Less: cash		(7,895,000)		(7,895,000)		(7,895,000)		(7,895,000)
Plus: debt		1,255,000		1,255,000		1,255,000		1,255,000
Plus: preferred debt		6,000,000		6,000,000		6,000,000		6,000,000
Enterprise value	$	11,632,619	$	11,743,334	$	13,025,227	$	4,795,000
TTM Revenues	$	49,727,000	$	49,727,000	$	49,727,000	$	49,727,000
Implied multiple		0.23x		0.24x		0.26x		0.10x
TTM Revenues	$	52,127,071	$	52,127,071	$	52,127,071	$	52,127,071
Implied multiple		0.22x		0.23x		0.25x		0.09x
TTM EBITDA	$	1,551,000	$	1,551,000	$	1,551,000	$	1,551,000
Implied multiple		7.50x		7.57x		8.40x		3.09x
NTM EBITDA	$	910,529	$	910,529	$	910,529	$	910,529
Implied multiple		12.78x		12.90x		14.31x		5.27x

24

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Enterprise value to Revenue multiples

Implied EV to TTM Revenue Multiple
Comparison to Market Comparables

Implied EV to NTM Revenue Multiple
Comparison to Market Comparables

Enterprise value to EBITDA multiples

Implied EV to TTM EBITDA Multiple
Comparison to Market Comparables

Implied EV to NTM EBITDA Multiple
Comparison to Market Comparables

25

Discount for Lack of Control and Lack of Marketability

26

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Discount for Lack of Control

The control premium or discount for lack of control reflects the benefits of a controlling ownership position or limitations inherent in a non-controlling ownership position as discussed below from Hitchner, James R. Financial Valuation (Wiley Finance):

Some examples of the actions the majority shareholder can take to reduce the return on the minority shareholder's investment are:

- *Paying excess compensation and perquisites to the majority shareholder, to his or her relatives, or to others without giving a proportionate benefit to the minority shareholder.*
- *The perks could include paying for trips, meals, autos, retirement plans, medical care, or education expenses.*
- *Paying higher compensation and expenses reduces the earnings of the corporation by distributing those funds to the majority shareholder or his or her designee.*
- *Having favorable dealings with the corporation.*
- *The majority share-holder could enter various transactions with the corporation on terms and conditions favorable to him or her. For example, the majority stockholder could:*
  - *Lease a building to the corporation at higher-than-market rates.*
  - *Borrow funds from the corporation at a lower-than-market interest rate or lend funds to the company at a higher-than-market interest rate.*
  - *Hold corporate meetings in a favorite resort location and reimburse the board of directors but not the minority shareholders for attending.*
  - *Decide to invest in certain opportunities personally rather than on behalf of the corporation.*
  - *Cause the corporation to support charities or make investments of the shareholder's choosing.*

Levels of Control: The level of control is a continuum as reflected in the below chart.

Control Interests	▲	• 100 percent interest ownership • Ownership sufficient to liquidate, merge, etc. • 51 percent operating control
Non-Controlling Interests	▼	• 50% - 50% ownership • Less than 50%, but the largest block of stock ownership • Less than 50%, but with swing vote powers • Less than 50%, but with cumulative voting powers • Pure minority interests
Source: Hitchner, James R. Financial Valuation (Wiley Finance)		

Subject Interest: The Subject Interest is a non-controlling interest in the Company. Therefore, considering a discount for lack of control is appropriate. Below is a discussion of each approach:

Income Approach: The income approach was assumed to be a non-controlling value because control adjustments were not made to the cash flows, and the inputs used to estimate the weighted average cost of capital were based upon data from non-controlling transactions. Therefore, a discount for control was not applied.

Market Approach: The market approach considered trading prices of non-controlling interests in the Company's stock and are compared to comparable public multiples that are based on non-controlling transactions. Therefore, a discount for lack of control was not applied.

27

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Discount for Lack of Marketability

In this case, a marketability discount was not applied because the impact of the potential lack of marketability due to the relatively low trading price is factored into the trading price. Also, the weighted average cost of capital includes the risk premium for the lowest decile of publicly traded stocks, which would factor in a lack of liquidity.

28

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Conclusion

Based upon the analysis and procedures described in this report, the value of the Subject Interest is estimated range from $2.00 to $2.20 as of the Valuation Date.

	Discounted future cash flow	Market value	Market value (VWAP)
Common stock	$ 12,272,619	$ 12,383,334	$ 13,665,227
Shares	6,222,781	6,222,781	6,222,781
Value per share	$ 1.97	$ 1.99	$ 2.20
Selected range	$ 2.00 -	$ 2.20	

30

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

I certify that, to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no (or the specified) present or prospective interest in the property that is the subject of this report and no (or the specified) personal interest with respect to the parties involved.
- I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

Brian Steen, CFA, ASA

32

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

- The results from this engagement are valid only for the stated purpose as of the Valuation Date.
- Financial statements and other related information provided have been accepted, without any verification, as fully and correctly reflecting the enterprise's business conditions and operating results for the respective periods, unless specifically noted. We have assumed the Company would continue to be managed in a similar manner as the past, including related party transactions will remain under similar terms.
- Public information and industry and statistical information was obtained from sources we believe to be reliable; however, we make no representation as to the accuracy or completeness of such information and will not perform any procedures to corroborate the information.
- We do not provide assurance on the achievability of the expected results because events and circumstances frequently do not occur as expected; differences between actual and expected results may be material; and achievement of the expected results is dependent on actions, plans, and assumptions of management.
- The results of this engagement assume that the current level of management expertise and effectiveness would continue to be maintained and that the character and integrity of the enterprise through any sale, reorganization, exchange, or diminution of the owners' participation would not be materially or significantly changed.
- The concluded results are for the exclusive use of our client for the sole and specific purposes and are not intended by the appraiser, and should not be construed by the reader, to be investment advice in any manner whatsoever. The results are based on information furnished by the Client and other sources.
- Although our engagement is intended to estimate the value of the Subject Interest (s), we make no representation that, or assume responsibility for, a seller or buyer's inability to obtain a purchase contract at that price. Our estimate of value represents the value between hypothetical parties and does not consider a specific investor's attitudes.
- Neither all nor any part of the contents of the Report or other work product (especially the results, the identity of any valuation specialists, or the firm with which such valuation specialists are connected, or any reference to any of their professional designations) should be disseminated to the public through advertising media, public relations, news media, sales media, mail, direct transmittal, or any other means of communication, without the prior written consent and approval of SVG.
- Future services regarding the subject matter of this engagement, including but not limited to testimony or attendance in court, shall not be required of SVG, unless previous arrangements have been made in writing.
- No change of any item in the report or other work product shall be made by anyone other than SVG, and we shall have no responsibility for any such unauthorized change.
- Unless otherwise stated, no effort will be made to determine the possible effect, if any, on the subject business due to future Federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.
- We may conduct interviews with management or their representative concerning the past, present, and prospective operating results.
- Except as noted, we have relied on the representations of the owners, management, and other third parties concerning the value and useful condition of all equipment, real estate, investments used in the business, and any other assets or liabilities, except as specifically stated to the contrary in the Report or other work product. We have not attempted to confirm the assets of the business are free and clear of liens and encumbrances or that the entity has good title to all assets.
- Our compensation is not contingent on an action or event resulting from the analyses, opinions, or calculations.
- This engagement is based on prospective financial information, estimates or opinions that represent the appraiser's view of reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurance that a particular level of income, profit, or cash flow will be achieved, that events will occur, or that a particular price will be offered or accepted.

34

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

R. Brian Steen, CFA, ASA, CEPA
President
Steen Valuation Group

Brian has over 25 years of experience valuing closely held and public companies. Prior to forming Steen Valuation Group, he was a leader in the valuation group of a top 20 accounting firm. While at his prior firm, Brian grew and managed a valuation team and was responsible for the review function for valuation issues for financial statement audits.

Brian has extensive experience preparing business valuations for estate and financial planning, serving as an expert witness in bankruptcy and litigation cases, and consulting with clients on merger and acquisition related issues. His practice specializes in valuing equity interests, intangible assets, and complex securities. He has worked with many companies across the financial institution, manufacturing, healthcare, technology, wholesale, retail, and service sectors.

Brian's past work experiences include senior credit analyst, commercial lender, and investment portfolio manager.

Professional & Civic Involvement

- American Society of Appraisers
- Chartered Financial Analyst Institute
- Exit Planning Institute
- Board member: Ronald McDonald House and Samaritan Ministries

Education

- Vanderbilt University, Masters of Business Administration
- University of Alabama, Bachelor's Degree in Finance

36

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

SVG

Sources Relied Upon

- Hitchner, James R.: Financial Valuation (Wiley Finance)
- Uniform Standards of Professional Appraisal Practice
- Vertical IQ, Inc.: Drug Stores & Pharmacies
- Tagnifi: Quarterly Economic Update. For the 4th Quarter of 2023
- Tagnifi Market Data
- BV Resources: Dealstats
- Stout DLOM Calculator
- Stout Restricted Stock Study
- American Society of Appraisers Business Valuation Standards
- Revenue Ruling 59-60
- International Glossary of Business Valuation Terms

Client Information

- Ownership documents
- Financial Statements, tax returns and other financial documents

38

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Summary of values: as of 03/27/24
Exhibit 1.1

	Discounted future cash flow	Market value	Market value (VWAP)	Adjusted book value
Common stock	$ 12,272,619	$ 12,383,334	$ 13,665,227	$ 5,435,000
Shares	6,222,781	6,222,781	6,222,781	6,222,781
Value per share	$ 1.97	$ 1.99	$ 2.20	$ 0.87
Selected range	$ 2.00 -	$ 2.20		

40

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Market price: trading prices
Exhibit 2.1

$2.90
$2.70
$2.50
$2.30
$2.10
$1.90
$1.70
$1.50
2.20
1.99
2024-02-28
2024-02-29
2024-03-01
2024-03-04
2024-03-05
2024-03-06
2024-03-07
2024-03-08
2024-03-11
2024-03-12
2024-03-13
2024-03-14
2024-03-15
2024-03-18
2024-03-19
2024-03-20
2024-03-21
2024-03-22
2024-03-25
2024-03-26
VWAP
Trading Price
Ending Price

41

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Market price: market capitalization and enterprise calculations
Exhibit 2.2

	Current Price	Current VWAP
Share price	$ 1.990	$ 2.196
Shares	6,222,781	6,222,781
Market value	$ 12,383,334	$ 13,665,227
Market value	$ 12,383,334	$ 13,665,227
Plus: preferred	6,000,000	6,000,000
Plus: interest bearing debt	1,255,000	1,255,000
Less: cash	(7,895,000)	(7,895,000)
Enterprise value	11,743,334	13,025,227

42

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Income approach: discounted future cash flow analysis as of 03/27/24
Exhibit 3.1

	Most Recent	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28	Terminal Period
Months	12	12	12	12	12	12	12
Total revenues	$ 49,727,000	$ 39,674,493	$ 54,645,267	$ 56,878,735	$ 59,048,643	$ 61,301,331	$ 63,140,371
% Growth		-20.2%	37.7%	4.1%	3.8%	3.8%	3.0%
Gross profit	15,161,000	11,185,724	14,297,997	15,056,224	15,567,278	16,161,165	16,646,000
% Margin	30.5%	28.2%	26.2%	26.5%	26.4%	26.4%	26.4%
EBITDA	1,551,000	693,014	724,644	951,776	1,197,872	1,532,533	1,578,509
% Margin	3.1%	1.7%	1.3%	1.7%	2.0%	2.5%	2.5%
Total depreciation and amortization	1,600,000	531,256	1,164,734	743,363	492,833	515,511	159,146
Taxable income	(49,000)	161,758	(440,090)	208,413	705,040	1,017,023	1,419,363
Income taxes at 25.25%	12,373	(40,844)	111,123	(52,624)	(178,023)	(256,798)	(358,389)
Net debt free income	(36,628)	120,914	(328,967)	155,789	527,017	760,224	1,060,974
% or revenue	-0.1%	0.3%	-0.6%	0.3%	0.9%	1.2%	1.7%
Total depreciation and amortization		531,256	1,164,734	743,363	492,833	515,511	159,146
Capital expenditures		(100,000)	(137,734)	(143,363)	(148,833)	(154,511)	(159,146)
Change in net working capital		(45,665)	(62,898)	(55,786)	(54,199)	(56,266)	(45,934)
Free cash flow		506,505	635,135	700,002	816,819	1,064,958	1,015,040
Total cash flow		$ 506,505	$ 635,135	$ 700,002	$ 816,819	$ 1,064,958	$ 1,015,040
Period		0.38	1.26	2.26	3.26	4.26	
Discount Factor at 11% WACC		0.9611	0.8767	0.7898	0.7115	0.6410	
Discounted cash flows	$ 2,860,319	$ 486,784	$ 556,812	$ 552,865	$ 581,196	$ 682,663	

Estimated value	
Discounted cash flows	$ 2,860,319
Terminal value	8,133,300
Present value of net operating losses [1]	639,000
Enterprise value	11,632,619
Less: preferred preference	(6,000,000)
Less: debt	(1,255,000)
Value of equity, excluding cash	$ 4,377,619

(1) We relied on an analysis prepared by Cherry Bekaert for ASC 350: Impairment: Indefinite-lived intangibles and goodwill purposes to estimate value of the net operating losses.

Terminal value calculation	
Terminal value	$ 1,015,040
Capitalization rate	8.0%
Terminal value	$ 12,687,996
Period	4.26
Present value factor	0.6410
Present value	$ 8,133,300

43

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

SVG

Progressive Care, Inc.
Income approach: cost of capital calculation
Exhibit 3.2

Cost of equity		
Risk free rate (1)	A	4.51%
Equity risk premium (2)		6.28%
Leveraged Beta (3)		0.52
	B	3.30%
Size premium (4)	C	5.02%
Subject company cost of equity	E=A+B+C+D	12.83%

Weighted average cost of capital			
Equity to total capital	G	77.59%	12.83%
Debt to total capital	H	22.41%	4.30%
Weighted average cost of capital	(G*E)+(H*F)		**11.00%**

Cost of debt		
Estimated pre-tax cost of debt		5.80%
Tax rate		25.25%
After-tax cost of debt	F	4.30%

Notes:
(1) Risk Free Rate (RFR) was selected, representing the 20-Year Treasury constant maturity rate available on 03/27/24 at the Federal Reserve Bank.
(2) Equity Risk Premium (ERP) was selected, representing the historical equity risk premium based upon the S&P 500 average annual return for the 1928 through 2022 period and 20-year Treasury Bond average annual return (reconstructed) for the same timeframe.
(3) Beta calculated based upon 60 months of monthly stock prices relative to the S&P 500.
(4) The 2022 Beta adjusted size premium based on public companies in decile 10.
(5) Based upon Moody's seasoned Baa corporate bond yield as of 03/27/24

Capital Asset Pricing Model (CAPM)

		Capital Structure [A]			Taxes [B]	Beta [C]	
Guideline Company	Ticker	Debt / Capital	Equity / Capital	Debt / Equity	Med. 5-Year Effective Tax Rate	5-Year Levered Beta	5-Year Unlevered Beta
CVS HEALTH CORP	CVS	44.83%	55.2%	81.3%	25.86%	0.52	0.32
WALGREENS BOOTS ALLIANCE, INC.	WBA	50.89%	49.1%	103.6%	33.43%	0.73	0.43
SUNLINK HEALTH SYSTEMS INC	SSY	0.00%	100.0%	0.0%	0.42%	1.37	1.37
Min		0.0%	49.1%	0.0%	0.4%	0.52	0.32
First Quartile		22.4%	52.1%	40.6%	13.1%	0.62	0.38
Median		44.8%	55.2%	81.3%	25.9%	0.73	0.43
Mean		31.9%	68.1%	61.6%	19.9%	0.87	0.71
Third quaratile		47.9%	77.6%	92.4%	29.6%	1.05	0.90
Max		50.9%	100.0%	103.6%	33.4%	1.37	1.37
Selected		22.4%	77.6%	28.9%			0.43

Selected unlevered Beta	0.43
Selected debt/equity Ratio [D]	28.9%
Selected tax rate	25.3%
Relevered Beta	0.52

44

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Income approach: EBITDA graph
Exhibit 3.3

Adjusted EBITDA
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
$(2,500,000)
4.00%
3.00%
2.00%
1.00%
0.00%
-1.00%
-2.00%
-3.00%
-4.00%
-5.00%
-6.00%
-7.00%
$(933,500)
$(1,147,000)
$(2,285,000)
$1,551,000
$910,529
$1,197,872
$1,532,533
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28
EBITDA
% of revenues

45

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Income approach: working capital
Exhibit 3.4

Working Capital (Debt-Free Cash Free)
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$(3,000,000)
$(4,000,000)
$(5,000,000)
6.00%
4.00%
2.00%
0.00%
-2.00%
-4.00%
-6.00%
-8.00%
-10.00%
-12.00%
-14.00%
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28
$1,242,000
$1,364,895
$1,474,880
$1,531,146
$(983,000)
$(4,439,000)
Working Capital
% of revenues

46

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Income approach: capital expenditures graph
Exhibit 3.5

Capital Expenditures
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$36,021
$669,611
$123,317
$185,882
$420,000
$100,000
$137,734
$143,363
$148,833
$154,511
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
12/31/26
12/31/27
12/31/28

47

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Asset approach: tangible book value per share
Exhibit 4.1

		Current Price
Tangible book value	$	11,435,000
Less: preferred preference		(6,000,000)
Common book value	$	5,435,000
Shares		6,222,781
Market value		0.87

48

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Asset approach: adjusted balance sheet as of 12/31/23
Exhibit 4.2

Period ending		12/31/23		12/31/23
Months	Footnotes	Reported	Adjustments	Adjusted
Current assets				
Cash		$ 7,895,000	$ -	$ 7,895,000
Accounts Receivabe		10,523,000	-	10,523,000
Inventory		3,069,000	-	3,069,000
Prepaid expenses		334,000	-	334,000
Total current assets		21,821,000	-	21,821,000
Fixed assets				
Property and Equipment		3,284,000	-	3,284,000
Total fixed assets		3,284,000	-	3,284,000
Net fixed assets		3,284,000	-	3,284,000
Other long term assets				
Goodwill		910,000	(910,000)	-
Intangible assets		14,398,000	(14,398,000)	-
Operating right-of-use assets		427,000	-	427,000
Finance right-of-use assets		22,000	-	22,000
Deposits		39,000	-	39,000
Total other long term assets		15,796,000	(15,308,000)	488,000
Total assets		$ 40,901,000	$(15,308,000)	$ 25,593,000
Current liabilities				
Accounts payable and accrued liabilities		$ 12,496,000	$ -	$ 12,496,000
Notes payable		145,000	-	145,000
Lease liabilities		188,000	-	188,000
Total current liabilities		12,829,000	-	12,829,000
Noncurrent liabilities				
Notes payable, net of current portion		1,110,000	-	1,110,000
Lease Libilities, net of current portion		219,000	-	219,000
Total noncurrent liabilities		1,329,000	-	1,329,000
Shareholders' equity				
Common stock		67,000	-	67,000
Additional paid-in capital		60,886,000	-	60,886,000
Accumulated deficit		(34,210,000)	(15,308,000)	(49,518,000)
Total equity		26,743,000	(15,308,000)	11,435,000
Total liabilities and stockholders equity		$ 40,901,000	$(15,308,000)	$ 25,593,000

49

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Guideline public company method: Implied multiple calculations
Exhibit 5.1

	Discounted future cash flow	Market value	Market value (VWAP)	Adjusted book value
Common stock	$ 12,272,619	$ 12,383,334	$ 13,665,227	$ 5,435,000
Less: cash	(7,895,000)	(7,895,000)	(7,895,000)	(7,895,000)
Plus: debt	1,255,000	1,255,000	1,255,000	1,255,000
Plus: preferred debt	6,000,000	6,000,000	6,000,000	6,000,000
Enterprise value	$ 11,632,619	$ 11,743,334	$ 13,025,227	$ 4,795,000
TTM Revenues	$ 49,727,000	$ 49,727,000	$ 49,727,000	$ 49,727,000
Implied multiple	0.23x	0.24x	0.26x	0.10x
NTM Revenues	$ 52,127,071	$ 52,127,071	$ 52,127,071	$ 52,127,071
Implied multiple	0.22x	0.23x	0.25x	0.09x
TTM EBITDA	$ 1,551,000	$ 1,551,000	$ 1,551,000	$ 1,551,000
Implied multiple	7.50x	7.57x	8.40x	3.09x
NTM EBITDA	$ 910,529	$ 910,529	$ 910,529	$ 910,529
Implied multiple	12.78x	12.90x	14.31x	5.27x

50

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Guideline public company method: comparison to public companies - EV to TTM revenues multiples
Exhibit 5.2

Implied EV to TTM Revenue Multiple
Comparison to Market Comparables
0.600
0.500
0.400
0.300
0.200
0.100
0.500x
0.450x
0.400x
0.350x
0.300x
0.250x
0.200x
0.150x
0.100x
0.050x
0.000x
0.50x
0.262x
0.234x
0.236x
0.20x
0.20x
0.096x
10x
SUNLINK HEALTH SYSTEMS INC
RITE AID CORP
WALGREENS BOOTS ALLIANCE, INC.
CVS HEALTH CORP
EV/Revenues
Discounted future cash flow
Market value
Market value (VWAP)
Adjusted book value

51

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Guideline public company method: comparison to public companies - EV to NTM revenues multiples
Exhibit 5.3

Implied EV to NTM Revenue Multiple
Comparison to Market Comparables
0.450
0.400
0.350
0.300
0.250
0.200
0.150
0.100
0.050
0.500x
0.450x
0.400x
0.350x
0.300x
0.250x
0.200x
0.150x
0.100x
0.050x
0.000x
0.40x
0.20x
0.20x
0.262x
0.236x
0.234x
0.096x
RITE AID CORP
WALGREENS BOOTS ALLIANCE, INC.
CVS HEALTH CORP
EV/Revenues
Discounted future cash flow
Market value
Market value (VWAP)
Adjusted book value

52

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Guideline public company method: comparison to public companies - EV to TTM EBITDA multiple
Exhibit 5.4

Implied EV to TTM EBITDA Multiple
Comparison to Market Comparables
25.000
20.000
15.000
10.000
5.000
9.20x
20.70x
7.50x
7.57x
8.40x
3.09x
CVS HEALTH CORP
RITE AID CORP
Discounted future cash flow
Market value
Market value (VWAP)
Adjusted book value
EV/Revenues

53

Steen Valuation Group, LLC
Valuation of One Share of Common Stock
Progressive Care, Inc. Common Stock
As of March 27, 2024

Progressive Care, Inc.
Guideline public company method: comparison to public companies - EV to NTM EBITDA multiple
Exhibit 5.5

Implied EV to NTM EBITDA Multiple
Comparison to Market Comparables
16.000
14.000
12.000
10.000
8.000
6.000
4.000
2.000
-
14.305x
12.776x
12.897x
11.00x
7.00x
8.40x
5.266x
RITE AID CORP
WALGREENS BOOTS ALLIANCE, INC.
CVS HEALTH CORP
EV/Revenues
Discounted future cash flow
Market value
Market value (VWAP)
Adjusted book value

54